As filed with the Securities and Exchange Commission on February 7, 2024

No. 333-274551

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESGEN ACQUISITION CORPORATION*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1601409
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5956 Sherry Lane, Suite 1400

Dallas, TX 75225

(214) 987-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea Bernatova

Chief Executive Officer

5956 Sherry Lane, Suite 1400

Dallas, TX 75225

(214) 987-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Julian J. Seiguer, P.C. Ieuan A. List Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Tel: (713) 836-3600	Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 6th Ave New York, NY 10105 Tel: (212) 370-1300	Craig T. Alcorn, Esq. Eversheds Sutherland (US) LLP 227 W Monroe St. Suite 6000 Chicago, IL 60606 Tel: (312) 858-4462	Timothy Bridgewater Sunergy Renewables, LLC 7625 Little Rd, Suite 200A New Port Richey, FL 34654 Tel: (727) 375-9375

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*

Immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus), ESGEN Acquisition Corporation (“ESGEN”) intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ESGEN’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity will be renamed following the effectiveness of the Closing (as defined in the accompanying proxy statement/prospectus).

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

ESGEN ACQUISITION CORPORATION

PROSPECTUS FOR

8,308,555 SHARES OF CLASS A COMMON STOCK,

13,800,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND 13,800,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF ESGEN ACQUISITION CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND RENAMING TO ZEO ENERGY CORP IN CONNECTION WITH THE DOMESTICATION AS DESCRIBED HEREIN)

The board of directors (the “ESGEN Board”) of ESGEN Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company with limited liability (“ESGEN,” “we,” “us” or “our”), has unanimously approved (i) the deregistration of ESGEN under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “DGCL”), pursuant to which ESGEN’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”) and (ii) that certain business combination agreement, dated as of April 19, 2023 (the “Initial Business Combination Agreement”), as amended by the First Amendment thereto, dated as of January 24, 2024 (the “First Amendment” and as the same has been or may be amended, supplemented or otherwise modified from time to time, the “Amended Business Combination Agreement”), by and among ESGEN, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), ESGEN OpCo, LLC, a Delaware limited liability company and wholly owned subsidiary of ESGEN (“OpCo”), the Sunergy equityholders set forth on the signature pages thereto (collectively, the “Sellers”), ESGEN LLC, a Delaware limited liability company (the “Sponsor”), for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (as defined in the Business Combination Agreement). The Initial Business Combination Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. In connection with the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), ESGEN will be renamed Zeo Energy Corp. and is referred to herein as “New PubCo.” References herein to the “Business Combination Agreement” refer to the Initial Business Combination Agreement prior to the date of the First Amendment and to the Amended Business Combination Agreement subsequent to the date of the First Amendment as the context may require.

Pursuant to the Business Combination Agreement, the Sellers, in connection with the Business Combination, will receive equity interests in New PubCo in the form of non-economic, voting shares of Class V common stock, par value $0.0001 per share, of New PubCo (“New PubCo Class V Common Stock”), along with corresponding economic, non-voting Class B units of OpCo (the “Exchangeable OpCo Units”). Subject to certain conditions, the Sellers may thereafter exchange their Exchangeable OpCo Units, together with the surrender for cancellation of an equal number of shares of New PubCo Class V Common Stock, for shares of Class A common stock, par value $0.0001 per share, of New PubCo (“New PubCo Class A Common Stock”) or cash. In addition to the receipt of the consideration consisting of New PubCo Class V Common Stock and Exchangeable OpCo Units, each Seller will have the right to receive certain payments from New PubCo under the Tax Receivable Agreement (as defined below). The Tax Receivable Agreement confers significant economic benefits to the TRA Holders as payments to such TRA Holders may be substantial. Further, any such payments will reduce cash that would otherwise have been available to New PubCo for other uses, some of which could have benefited the holders of New PubCo Class A Common Stock. Any such reduction could have a substantial negative impact on our liquidity. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.”

The Closing (as defined below) is subject to certain conditions, including, among other things: (i) the absence of any order, law or other legal restraint or prohibition enacted, issued or promulgated by any court of competent jurisdiction or other governmental entity of competent jurisdiction having the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination, (ii) the termination or expiration of any applicable waiting period applicable to the consummation of the Business Combination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the effectiveness of the

Registration Statement on Form S-4 (the “Registration Statement”), of which this proxy statement/prospectus forms a part, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), registering the New PubCo Class A Common Stock to be issued in connection with the Business Combination Agreement, (iv) approval by ESGEN’s shareholders of the Condition Precedent Proposals at the Special Meeting, (v) the listing of the shares of New PubCo Class A Common Stock to be issued in connection with the Business Combination immediately after the Closing on Nasdaq and New PubCo being able to satisfy any continued listing requirements of Nasdaq immediately after Closing, (vi) if the ESGEN shareholders do not approve the Redemption Limitation Amendment Proposal, ESGEN having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after any holders of Public Shares exercise their redemption rights, (vii) the members of the New PubCo Board having been elected or appointed in accordance with the Business Combination Agreement, (viii) the occurrence of the ESGEN Share Conversion, the Domestication and the Public Share Redemption, (ix) satisfaction of covenant and representation and warranty bring down conditions, and (x) the absence of a material adverse effect on the respective parties.

As used herein, “Aggregate Transaction Proceeds” means an amount equal to (i) the sum of (a) the cash proceeds from the Trust Account, net of any amounts paid to the Public Shareholders (as defined below) that exercise their redemption rights in connection with the Business Combination and (b) the unrestricted net cash aggregate proceeds of the Financing Agreements (as defined below), minus (ii) the outstanding expenses to be paid by ESGEN at the Closing with respect to expenses of ESGEN and Sunergy that are unpaid as of immediately prior to the Closing.

Concurrently with the execution of the Business Combination Agreement, ESGEN entered into a subscription agreement, dated April 19, 2023, which was subsequently amended and restated on January 24, 2024 (as amended from time to time, the “Sponsor Subscription Agreement”), with the Sponsor, pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 OpCo preferred units (and will be issued an equal number of New PubCo Class V Common Stock by ESGEN) (“Convertible OpCo Preferred Units”) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of PubCo Class V Common Stock by ESGEN) during the six months after Closing if called for by New PubCo (the “Sponsor PIPE Investment”). The Sponsor Subscription Agreement contains customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and are subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transaction contemplated by the Sponsor Subscription Agreement has not been consummated within 30 days after the date that the Business Combination Agreement may be terminated if the Closing has not occurred prior thereto, other than as a result of breach by the Sponsor or its affiliates). The Sponsor, pursuant to the Sponsor Subscription Agreement, and the other institutional and accredited investors that may enter into the Additional PIPE Agreements (as defined below) between the execution of the Business Combination Agreement and the Closing are referred to collectively as the “PIPE Investors.”

In addition to the Sponsor PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into equity financing agreements providing for the sale of additional shares of New PubCo Class A Common Stock or other equity securities of New PubCo (the “Additional PIPE Agreements” and, together with the Sponsor Subscription Agreement, the “Financing Agreements”), in form and substance reasonably acceptable to ESGEN and Sunergy, to support the transaction (such equity financing under the Financing Agreements, the “PIPE Financing”).

Upon consummation of the Business Combination, New PubCo will be organized in an “Up-C” structure. New PubCo will be the managing member of OpCo. OpCo will directly or indirectly hold substantially all of the consolidated assets and business of New PubCo, including the assets and business of Sunergy.

As described in this proxy statement/prospectus, ESGEN’s shareholders are being asked to consider and vote in the Special Meeting upon the Business Combination, the Domestication and the other proposals defined and described in this proxy statement/prospectus.

This proxy statement/prospectus covers 8,308,555 shares of New PubCo Class A Common Stock, 13,800,000 shares of New PubCo’s warrants to acquire shares of New PubCo Class A Common Stock (“New PubCo Warrants”) and 13,800,000 shares of New PubCo Class A Common Stock issuable upon exercise of the New PubCo Warrants.

The issued and outstanding units of ESGEN, each consisting of one ESGEN Class A ordinary share and one-half of one ESGEN Warrant (each, an “ESGEN Unit”), the ESGEN Class A ordinary shares sold in the IPO (“Public Shares”), and the redeemable warrants issued in ESGEN’s IPO of the ESGEN Units completed on October 22, 2021, entitling the holder thereof to purchase ESGEN Class A ordinary shares (the “ESGEN Public Warrants”), are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “ESACU,” “ESAC” and “ESACW,” respectively. ESGEN intends to apply for listing, to be effective upon consummation of the Business Combination, of the New PubCo Class A Common Stock and New PubCo Warrants to purchase New PubCo Class A Common Stock on Nasdaq under the proposed symbols “ZEO” and “ZEOWW,” respectively.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ESGEN’s shareholders. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 67 of this proxy statement/prospectus.

ESGEN’s shareholders should be aware that Barclays Capital Inc. (“Barclays”) has (i) resigned from its role as underwriter in connection with the Business Combination and has resigned as underwriters pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, and has disclaimed any responsibility for any portion of this proxy statement/prospectus and (ii) waived any right to receive deferred underwriting commissions pursuant to the underwriting agreement for the IPO. As a result of such resignation and waiver, shareholders should not place any reliance on the participation of Barclays prior to such resignation and waiver in the transactions contemplated by this proxy statement/prospectus. ESGEN’s shareholders should also be aware that Citibank Global Markets Inc. (“Citi”) waived any right to receive deferred underwriting commissions pursuant to the underwriting agreement for the IPO. As a result of such waiver, shareholders should not place any reliance on the participation of Citi prior to such waiver in the transactions contemplated by this proxy statement/prospectus.

ESGEN’s shareholders should be aware that on April 19, 2023, Piper Sandler & Co. (“Piper”) and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination. Piper and Sunergy executed an amendment to their previous engagement letter, dated as of September 5, 2023, in which Piper has changed its role from providing certain financial advisory services to Sunergy in connection with exploring certain strategic transactions to providing buy-side and debt advisory services to Sunergy. In return for these services, Piper will be due $1.75 million within one month from the date New PubCo’s securities are listed on Nasdaq (as described in this proxy statement/prospectus) and a further $1.75 million within 30 days of the expiration of the six-month lock-up period following the closing of the Business Combination described in this proxy statement/prospectus. ESGEN’s shareholders should be aware that this amendment to the responsibilities of Piper may be an indication that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and ESGEN’s shareholders should not place any reliance on the participation of Piper prior to April 19, 2023 in the transactions contemplated by this proxy statement/prospectus. See the sections entitled “The Business Combination Proposal — Piper Amended Engagement Letter” and “Risk Factors — Risks Related to the Business Combination and ESGEN — The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction” contained in this proxy statement/prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated     , 2024, and is first being mailed to ESGEN’s shareholders on or about     , 2024.

ESGEN ACQUISITION CORPORATION

A Cayman Islands Exempted Company

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON     , 2024

TO THE SHAREHOLDERS OF ESGEN ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of ESGEN Acquisition Corporation, a Cayman Islands exempted company with limited liability (“ESGEN,” “we,” “us” or “our”), will be held at 10:00 a.m., Eastern Time, on     , 2024. The physical place of the meeting will be at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/esgenspac/bc2024. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (800) 450-7155, outside the U.S. and Canada +1 (857) 999-9155 and, when prompted, enter the pin number 0459769#. As this is listen-only, you will not be able to vote or enter questions during the Special Meeting. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law and adopt that certain business combination agreement, dated as of April 19, 2023 (the “Initial Business Combination Agreement”), as amended by the First Amendment thereto, dated January 24, 2024 (the “First Amendment” and as the same has been or may be amended, supplemented or otherwise modified from time to time, the “Amended Business Combination Agreement”), by and among ESGEN, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), ESGEN OpCo, LLC, a Delaware limited liability company and wholly owned subsidiary of ESGEN (“OpCo”), the Sunergy equityholders set forth on the signature pages thereto (collectively, the “Sellers”), ESGEN LLC, a Delaware limited liability company (the “Sponsor”), for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative. The Initial Business Combination Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. References herein to the “Business Combination Agreement” refer to the Initial Business Combination Agreement prior to the date of the First Amendment and to the Amended Business Combination Agreement subsequent to the date of the First Amendment as the context may require. The Business Combination Agreement provides for, among other things, the following transactions (collectively, the “Business Combination”):

(i) after giving effect to the exercise of redemption rights by any ESGEN public shareholders (the “Closing Redemption”) prior to the closing of the Business Combination (the “Closing”) pursuant to ESGEN’s Amended and Restated Memorandum of Association, dated October 21, 2021 (as amended, the “Existing Organizational Documents”), of Class A ordinary shares, par value $0.0001 per share, of ESGEN (each, an “ESGEN Class A ordinary share”), each outstanding Class B ordinary share, par value $0.0001 per share, of ESGEN (each, an “ESGEN Class B ordinary share”) will convert into one ESGEN Class A ordinary share (the “ESGEN Share Conversion”) (provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class A ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares);

(ii) subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, ESGEN will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware (the “Domestication”) and, in connection with the Domestication, the following will occur: (a) ESGEN will change its name to Zeo Energy Corp. (“New PubCo”), (b) each outstanding ESGEN Class A ordinary share will become one share of Class A common stock, par value $0.0001 per share, of New PubCo (the “New PubCo Class A Common Stock”), (c) each outstanding public warrant to purchase one ESGEN Class A ordinary share (each, an “ESGEN Public Warrant”) will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share (each, a “New PubCo Warrant”) on the terms and subject to the conditions applicable to ESGEN Public Warrants set forth in the Warrant Agreement, dated as of October 22, 2021, between ESGEN and Continental Stock Transfer & Trust Company, (d) each outstanding private warrant to purchase one ESGEN Class A ordinary share (“ESGEN Private Placement Warrant”) will be cancelled and (e) New PubCo will file its certificate of incorporation substantially in the form attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”) and will adopt bylaws substantially in the form attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding unit of ESGEN, each consisting of one ESGEN Class A ordinary share and one-half of one ESGEN Public Warrant (each, an “ESGEN Unit”), that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (A) one share of New PubCo Class A Common Stock and (B) one-half of one New PubCo Warrant;

(iii) (a) Sponsor will purchase 1,000,000 convertible preferred units in OpCo, the terms of which are described in the proxy statement/prospectus (“Convertible OpCo Preferred Units”), at a cash purchase price of $10.00 per unit (and has agreed to purchase up to an additional 500,000 Convertible OpCo Preferred Units at the same price during the six months after Closing if called for by New PubCo), each in accordance with the terms of the subscription agreement attached to the proxy statement/prospectus as Annex F (the “Sponsor Subscription Agreement”) and (b) any additional equity financing agreements in the form reasonably acceptable to ESGEN and Sunergy (“Additional PIPE Agreements”) will be consummated in accordance with the terms of the applicable financing agreements;

(iv) Sunergy will cause all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

(v) (a) New PubCo will contribute to OpCo (A) all of its assets (excluding its interests in OpCo, but including the amount of cash in the trust account established by ESGEN with the proceeds from its IPO (the “Trust Account”)) as of immediately prior to the Closing (after giving effect to the Closing Redemption (such amount paid to redeeming shareholders pursuant to the Closing Redemption, the “Shareholder Redemption Amount”)), and (B) a number of newly issued shares of Class V common stock of New PubCo, par value $0.0001 per share (the “New PubCo Class V Common Stock,” and such shares of New PubCo Class V Common Stock issued to Sellers, the “Seller Class V Common Stock”), which will generally have only voting rights, equal to the number of Class B units of OpCo (the “Exchangeable OpCo Units”) and (b) in exchange, OpCo shall issue to New PubCo (A) a number of Class A common units of OpCo (the “OpCo Manager Units” and, together with the Exchangeable OpCo Units, the “OpCo Units”) which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing and (B) a number of warrants to purchase OpCo Manager Units which shall equal the number of New PubCo Warrants issued and outstanding immediately after the Closing (the transactions in this clause (v), the “New PubCo Contribution”);

(vi) immediately following the New PubCo Contribution, (a) the Sellers will contribute to OpCo the Sunergy Company Interests and (b) in exchange therefor, OpCo will transfer to the Sellers Exchangeable

OpCo Units and the Seller Class V Common Stock (the transactions in this clause (vi), the “Seller Contribution”); and

(vii) in connection with the Closing, New PubCo will adopt the 2024 Omnibus Incentive Equity Plan of New PubCo in the form attached to the proxy statement/prospectus as Annex I (we refer to the proposal comprising clauses (i) through (vii), collectively, as the “Business Combination Proposal”).

Proposal No. 2 — The Redemption Limitation Amendment Proposal — to amend, by way of special resolution under Cayman Islands law, ESGEN’s Existing Organizational Documents, to eliminate the requirement that ESGEN retain at least $5,000,001 of net tangible assets following the redemption of Public Shares in connection with the Business Combination and to authorize ESGEN to redeem Public Shares in amounts that would cause ESGEN’s net tangible assets to be less than $5,000,001 (we refer to this proposal as the “Redemption Limitation Amendment Proposal”);

Proposal No. 3 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal is approved and adopted, the transfer of ESGEN by way of continuation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and conditional upon, and with effect from, the registration of ESGEN as a corporation in the State of Delaware, the name change of ESGEN from “ESGEN Acquisition Corporation” to Zeo Energy Corp. (the “Domestication” and we refer to this proposal as the “Domestication Proposal”);

Proposal No. 4 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the adoption of the Proposed Charter and bylaws of New PubCo (together with the Proposed Charter, the “Proposed New PubCo Organizational Documents”), copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);

Proposal No. 5 — The Advisory Charter Proposals — to consider and vote upon a proposal to approve, by special resolution under Cayman Islands law, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately as seven sub-proposals in accordance with guidance from the U.S. Securities and Exchange Commission (the “SEC”) to give shareholders the opportunity to present their separate views on important corporate governance provisions (which proposals we refer to, collectively, as the “Advisory Charter Proposals”):

Advisory Charter Proposal 5A — to increase the authorized share capital from US$27,600 divided into 250,000,000 ESGEN Class A ordinary shares, 25,000,000 ESGEN Class B ordinary shares, and 1,000,000 preference shares, in each case, of par value $0.0001 per share (the “ESGEN preferred shares”), to authorized capital stock of 410,000,000 shares, consisting of (i) 300,000,000 shares of New PubCo Class A Common Stock, (ii) 100,000,000 shares of New PubCo Class V Common Stock (together with New PubCo Class A Common Stock, the “New PubCo Common Stock”) and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New PubCo (the “New PubCo Preferred Stock”);

Advisory Charter Proposal 5B — to provide that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding shares of New PubCo Common Stock entitled to vote at an election of directors, voting together as a single class, in addition to the affirmative vote of any particular class that shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock;

Advisory Charter Proposal 5C — to provide for (i) the filling of newly-created directorships or any vacancy on the New PubCo Board by a majority vote of the remaining directors then in office, even if less than a quorum, and not by the stockholders and (ii) the removal of directors with or without cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

Advisory Charter Proposal 5D — to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery and any appellate court thereof shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of New PubCo to New PubCo or New PubCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New PubCo or any current or former director, officer, other employee, agent or stockholder of New PubCo arising out of or pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or the Proposed New PubCo Organizational Documents (as each may be amended from time to time); or (iv) any action, suit or proceeding asserting a claim against New PubCo or any director, officer, other employee, agent or stockholder of New PubCo governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”); however, there is uncertainty as to whether a court would enforce such provision;

Advisory Charter Proposal 5E — to provide that each holder of record of New PubCo Class A Common Stock and New PubCo Class V Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote;

Advisory Charter Proposal 5F — to provide that the Proposed Charter will not contain provisions related to blank check company status; and

Advisory Charter Proposal 5G — to provide that the stockholders of New PubCo may act by written consent for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo.

Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) shares of New PubCo Class A Common Stock to Sponsor upon exchange of the Exchangeable OpCo Units (together with the concurrent exchange of an equal number of shares of New PubCo Class V Common Stock by Sponsor), which are converted from the Convertible OpCo Preferred Units in accordance with the proposed amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) and to additional equity investors pursuant to the Additional PIPE Agreements, (ii) shares of New PubCo Class A Common Stock and New PubCo Class V Common Stock pursuant to the terms of the Business Combination Agreement, (iii) New PubCo Warrants and shares of New PubCo Class A Common Stock issuable upon exercise of such New PubCo Warrants, (iv) shares of New PubCo Class A Common Stock upon the redemption and exchange of the Exchangeable OpCo Units, together with the cancellation of an equal number of shares of Seller Class V Common Stock, in accordance with the Proposed Charter and the OpCo A&R LLC Agreement and (v) shares of New PubCo Class A Common Stock issuable upon the redemption and exchange of OpCo Units in connection with the exercise of the OpCo Warrants (we refer to this proposal as the “Nasdaq Proposal”);

Proposal No. 7 — The Incentive Equity Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Nasdaq Proposal are approved and adopted, the 2024 Omnibus Incentive Equity Plan of New PubCo, a copy of which is attached to this proxy statement/prospectus as Annex I (we refer to this proposal as the “Incentive Equity Plan Proposal”);

Proposal No. 8 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the other Condition Precedent Proposals (as defined below) are approved, the election of six (6) directors who will serve on the New PubCo Board upon consummation of the Business Combination until New PubCo’s next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal (we refer to this proposal as the “Director Election Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal and the Incentive Equity Plan Proposal, the “Condition Precedent Proposals”); and

Proposal No. 9 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders (we refer to this proposal as the “Adjournment Proposal”). For the avoidance of doubt, if put forth at the Special Meeting, the Adjournment Proposal will be the first and only proposal voted on and the Condition Precedent Proposals and other Shareholder Proposals (as defined below) will not be submitted to the shareholders for a vote.

The foregoing proposals are collectively referred to as the “Shareholder Proposals.”

Only holders of record of ESGEN’s Class A ordinary shares and Class B ordinary shares (collectively, “ESGEN ordinary shares”) at the close of business on     , 2024 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment or postponement of the Special Meeting. Under the Existing Organizational Documents, only holders of ESGEN Class B ordinary shares are entitled to vote on the election of directors.

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2— The Redemption Limitation Amendment Proposal,” “Proposal No. 3 — The Domestication Proposal,” “Proposal No. 4 — The Organizational Documents Proposal,” “Proposal No. 5 — The Advisory Charter Proposals,” “Proposal No. 6 — The Nasdaq Proposal,” “Proposal No. 7 — The Incentive Equity Plan Proposal,” “Proposal No. 8 — The Director Election Proposal” and “Proposal No. 9 — The Adjournment Proposal,” respectively.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment or postponement of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the ESGEN Board has determined that each of the Business Combination Proposal, the Redemption Limitation Amendment Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put forth at the Special Meeting) are in the best interests of ESGEN and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of ESGEN’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ESGEN and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination” in the proxy statement/prospectus for a further discussion.

The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. The Business Combination is not conditioned on the Redemption Limitation Amendment Proposal, the Advisory Charter Proposals or the Adjournment Proposal (if put forth at the Special Meeting). If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. Notwithstanding the order of the resolutions on the notice to the Special Meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the Special Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

In connection with ESGEN’s IPO of the ESGEN Units completed on October 22, 2021 (the “IPO”), on October 22, 2021, the Sponsor, our independent directors at the time of the IPO and one or more client accounts of Westwood Group Holdings, Inc. (successor to Salient Capital Advisors, LLC) (the “Westwood Client Accounts” and, together with the Sponsor and certain independent directors of ESGEN, the “Initial Shareholders”), entered into a letter agreement (the “IPO Letter Agreement”) pursuant to which they agreed, among other things, to vote their ESGEN Class B ordinary shares purchased prior to the IPO (the “founder shares”), as well as any ESGEN Class A ordinary shares sold by us in the IPO (“Public Shares”) purchased by them during or after the IPO, in favor of ESGEN’s initial business combination (including the proposals recommended by the ESGEN Board in connection with such business combination). Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting. As of the date hereof, the Initial Shareholders own approximately 83.0% of our total outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. As a result, approval of the Business Combination Proposal, Redemption Limitation Amendment Proposal, Domestication Proposal, Organizational Documents Proposal, Advisory Charter Proposals, Nasdaq Proposal, Director Election Proposal and Equity Incentive Plan Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders. In connection with the execution of the Business Combination Agreement, the Initial Shareholders entered into an amendment to the IPO Letter Agreement, dated April 19, 2023, which was subsequently amended on January 24, 2024 (as amended from time to time, the “Amendment to the Letter Agreement”), which, among other things, amended the IPO Letter Agreement to provide for the following: (i) the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all New PubCo’s stockholders having the right to exchange their shares of New PubCo Class A Common Stock for cash, securities or other property, (ii) the Initial Shareholders agreed to waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares in connection with Closing, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares in connection with Closing, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

Pursuant to the Existing Organizational Documents, a holder of Public Shares (“Public Shareholder”) may request that ESGEN redeem all or a portion of its Public Shares (which would become shares of New PubCo Class A Common Stock in the Domestication) for cash if the Business Combination is consummated. For the purposes of Article 163 of the Existing Organizational Documents and the Cayman Islands Companies Act (As Revised), the exercise of redemption rights shall be treated as an election to have such Public Shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold ESGEN Units and you elect to separate your ESGEN Units into the underlying Public Shares and ESGEN Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)

prior to    p.m., Eastern Time, on     , 2024, (a) submit a written request to Continental Stock Transfer & Trust Company, ESGEN’s transfer agent (“CST”), that ESGEN redeem your Public Shares for cash and (b) deliver your Public Shares to CST, physically or electronically through Depository Trust Company (“DTC”).

Holders of ESGEN Units must elect to separate the underlying Public Shares and ESGEN Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ESGEN Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ESGEN Units into the underlying Public Shares and ESGEN Public Warrants, or if a holder holds ESGEN Units registered in its own name, the holder must contact CST, directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its shares to CST, we will redeem each Public Share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the vote at the Special Meeting, including interest, less income taxes payable, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of January 18, 2024, there was approximately $16,053,446.23 on deposit in the Trust Account, which would have amounted to approximately $11.40 per ESGEN Class A ordinary share. If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See “The Special Meeting of ESGEN — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares without the consent of ESGEN, then any such shares in excess of that 15% limit would not be redeemed for cash without the consent of ESGEN.

Your vote is important regardless of the number of shares you own. All ESGEN shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/esgenspac/bc2024. If you are a shareholder of record holding ESGEN ordinary shares, you may also cast your vote in person at the Special Meeting.

If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, Director Election Proposal and the Adjournment Proposal (if put forth at the Special Meeting) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or represented by proxy) and entitled to vote thereon at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, only holders of ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal prior to the closing of ESGEN’s initial business combination.

Approval of the Redemption Limitation Amendment Proposal, the Domestication Proposal, the Advisory Charter Proposals and the Organizational Documents Proposal each require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and the Organizational Documents Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal and the Organizational Documents Proposal.

The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. The Business Combination is not conditioned on the Redemption Limitation Amendment Proposal, the Advisory Charter Proposals or the Adjournment Proposal (if put forth at the Special Meeting).

ESGEN’s shareholders should be aware that Barclays Capital Inc. (“Barclays”) has (i) resigned from its role as underwriter in connection with the Business Combination and has resigned as underwriters pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, and has disclaimed any responsibility for any portion of this proxy statement/prospectus and (ii) waived any right to receive deferred underwriting commissions pursuant to the underwriting agreement for the IPO. As a result of such resignation and waiver, shareholders should not place any reliance on the participation of Barclays prior to such resignation and waiver in the transactions contemplated by this proxy statement/prospectus. ESGEN’s shareholders should also be aware that Citibank Global Markets Inc. (“Citi”) waived any right to receive deferred underwriting commissions pursuant to the underwriting agreement for the IPO. As a result of such waiver, shareholders should not place any reliance on the participation of Citi prior to such waiver in the transactions contemplated by this proxy statement/prospectus.

ESGEN’s shareholders should be aware that on April 19, 2023, Piper Sandler & Co. (“Piper”) and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination. Piper and Sunergy executed an amendment to their previous engagement letter, dated as of September 5, 2023, in which Piper has changed its role from providing certain financial advisory services to Sunergy in connection with exploring certain strategic transactions to providing buy-side and debt advisory services to Sunergy. In return for these services, Piper will be due $1.75 million within one month from the date New PubCo’s securities are listed on Nasdaq (as described in this proxy statement/prospectus) and a further $1.75 million within 30 days of the expiration of the six-month lock-up period following the closing of the Business Combination described in this proxy statement/prospectus. ESGEN’s shareholders should be aware that this amendment to the responsibilities of Piper may be an indication that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and ESGEN’s shareholders should not place any reliance on the participation of Piper prior to April 19, 2023 in the transactions contemplated by this proxy statement/prospectus. See the sections entitled “The Business Combination Proposal — Piper Amended Engagement Letter” and “Risk Factors — Risks Related to the Business Combination and ESGEN — The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction” contained in this proxy statement/prospectus for additional information.

If you have any questions or need assistance voting your ESGEN ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling toll-free (800) 662-5200 or (203) 658-9400.

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by ESGEN with the Securities and Exchange Commission, such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact ESGEN’s proxy solicitor.

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: ESAC.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than five business days prior to the Special Meeting date, by    , 2024. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about ESGEN and Sunergy.

This proxy statement/prospectus provides shareholders of ESGEN with detailed information about the proposed Business Combination and other matters to be considered at the Special Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/prospectus.

Thank you for your participation. We look forward to your continued support.

, 2024	By Order of the Board of Directors,

James P. Benson
Chairman of the Board of Directors

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD ESGEN CLASS A ORDINARY SHARES THROUGH ESGEN UNITS, ELECT TO SEPARATE YOUR ESGEN UNITS INTO THE UNDERLYING ESGEN CLASS A ORDINARY SHARES AND ESGEN PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO CST THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR ESGEN CLASS A ORDINARY SHARES TO CST, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING OF ESGEN — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE FOR MORE SPECIFIC INSTRUCTIONS.

This notice was mailed by ESGEN on     , 2024.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about ESGEN and Sunergy and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered in with this proxy statement/prospectus. This information is available without charge on the SEC’s website at www.sec.gov, as well as on the respective Internet websites of ESGEN (https://esgen-spac.com) and Sunergy (https://gosunergy.com). The information included on ESGEN’s and Sunergy’s websites are not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any references to such websites are intended to be inactive textual references only. Please see the section titled “Where You Can Find More Information.”

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact ESGEN’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: ESAC.info@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on     , 2024, you must request the information no later than five business days prior to the date of the Special Meeting, by     , 2024.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information.”

i

ii

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this proxy statement/prospectus, unless the context otherwise requires:

•	“2024 Plan” refers to the 2024 Omnibus Incentive Equity Plan of New PubCo.

•

“A&R Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, to be entered into at Closing, by New PubCo, the Sponsor, the holders of ESGEN Class B ordinary shares and the Sellers pursuant to which, among other things, the Sponsor, the holders of ESGEN Class B ordinary shares and the Sellers will be granted certain registration rights with respect to their respective New PubCo Common Stock, in each case, on the terms and subject to the conditions set forth therein, substantially in the form attached hereto at Annex D, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“Additional Extension” refers to up to six potential one-month extensions of the date (each, an “Additional Extension Date”) by which ESGEN must cease all operations except for the purpose of winding up and redeem the ESGEN Class A ordinary shares pursuant to the terms of the Existing Organizational Documents, or any further extension of such date as may be approved by ESGEN shareholders.

•

“Additional PIPE Agreements” refers to the equity financing agreements providing for the sale of additional shares of New PubCo Class A Common Stock, one or more series of preferred stock, or other equity securities of New PubCo, in form and substance reasonably acceptable to ESGEN and Sunergy, to support the Business Combination.

•	“Additional PIPE Investment” refers to the proposed sale of Additional PIPE Securities to the Additional PIPE Investors pursuant to the Additional PIPE Agreements.

•

“Additional PIPE Investors” means the institutional and accredited investors that may enter into the Additional PIPE Agreements between the execution of the Business Combination Agreement and the Closing.

•

“Additional PIPE Securities” means the securities of New PubCo, which may include shares of New PubCo Class A Common Stock, one or more series of preferred stock, or other equity securities, to be sold to the Additional PIPE Investors pursuant to the Additional PIPE Agreements. Unless otherwise indicated, all references to Additional PIPE Securities in this proxy statement/prospectus are assumed to refer to shares of New PubCo Class A Common Stock.

•

“Adjournment Proposal” refers to the shareholder proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

•

“Advisory Charter Proposals” refers to the seven sub-proposals to take effect upon the Closing Date if the Organizational Documents Proposal is approved consisting of Advisory Charter Proposal 5A, Advisory Charter Proposal 5B, Advisory Charter Proposal 5C, Advisory Charter Proposal 5D, Advisory Charter Proposal 5E, Advisory Charter Proposal 5F and Advisory Charter Proposal 5G.

•

“Affiliate” refers to, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, the term “Affiliate” with respect to ESGEN or the Sponsor shall not include Energy Spectrum portfolio companies under common control with ESGEN or the Sponsor.

•

“Aggregate Transaction Proceeds” refers to an amount equal to the sum of (i) the cash proceeds from the Trust Account, net of any amounts paid to the Public Shareholders that exercise their redemption rights in connection with the Business Combination and (ii) the aggregate unrestricted net cash proceeds of the Financing Agreements, minus the outstanding expenses to be paid by ESGEN at the Closing with respect to expenses of ESGEN and Sunergy that are unpaid as of immediately prior to the Closing pursuant to the Business Combination Agreement.

•

“Amended Business Combination Agreement” refers to the Initial Business Combination Agreement, as amended by the First Amendment (as the same has been or may be amended, supplemented or otherwise modified from time to time).

•

“Amended Engagement Letter” refers to an amendment to an engagement letter, effective as of September 5, 2023, in which Piper changed its role from providing certain financial advisory services to Sunergy in connection with exploring certain strategic transactions to providing buy-side and debt advisory services to Sunergy.

•

“Amendment to the Letter Agreement” refers to the agreement entered into by the Sponsor, the independent directors of ESGEN and the Westwood Client Accounts, dated April 19, 2023, which was subsequently amended and restated on January 24, 2024 (as amended from time to time).

•	“Barclays” refers to Barclays Capital Inc.

•	“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

•

“Business Combination Agreement” refers to the Initial Business Combination Agreement prior to the date of the First Amendment and to the Amended Business Combination Agreement subsequent to the date of the First Amendment, as the context may require.

•	“Citi” refers to Citibank Global Markets Inc.

•	“Closing” refers to the closing of the Business Combination.

•	“Closing Date” refers to the date on which the Closing actually occurs.

•

“Condition Precedent Proposals” refers, collectively, to (i) the Business Combination Proposal, (ii) the Domestication Proposal, (iii) the Organizational Documents Proposal, (iv) the Nasdaq Proposal, (v) the Incentive Equity Plan Proposal and (vi) the Director Election Proposal.

•

“Conversion Amendment” refers to the amendment to certain provisions of the Existing Organizational Documents (as then in effect) which restricted the ESGEN Class B ordinary shares from converting to ESGEN Class A ordinary shares prior to the consummation of an initial business combination.

•	“Conversion Amendment Proposal” refers to the proposal to approve the Conversion Amendment, which was approved by ESGEN shareholders at the Extension Meeting.

•

“Converted Shares” refers to the 5,619,077 ESGEN Class A ordinary shares issued to the Sponsor in connection with the Voluntary Conversion, which remain subject to the same restrictions and limitations as the ESGEN Class B ordinary shares from which they were converted including, for the avoidance of doubt and not withstanding anything to the contrary in this proxy statement/prospectus, the absence of redemption rights applicable to other ESGEN Class A ordinary shares.

•

“Convertible OpCo Preferred Unit Conversion” refers to a OpCo Preferred Unit Optional Conversion, OpCo Preferred Unit Maturity Date Conversion, and OpCo Preferred Unit Transaction Event Conversion, collectively.

•

“Convertible OpCo Preferred Unit Dividend Payment Date” refers to the last day of March, June, September and December of each calendar year during which the Convertible OpCo Preferred Units are outstanding.

•	“Convertible OpCo Preferred Unit Dividend Period” means each period commencing on (and including) a Convertible OpCo Preferred Unit Dividend Payment Date and continuing to (but not including) the next succeeding Convertible OpCo Preferred Unit Dividend Payment Date, except that the first Convertible OpCo Preferred Unit Dividend Period for the initial issuance of Convertible OpCo Preferred Units shall commence on (and include) the Closing Date.

•	“Convertible OpCo Preferred Unit Maturity Date” means the date that is three (3) years following the Closing Date.

•

“Convertible OpCo Preferred Unit Maturity Date Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by a weighted average of the daily market price of the New PubCo Class A Common Stock during the five (5) trading days prior to the date thereof, upon the Convertible OpCo Preferred Unit Maturity Date, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of New PubCo Class V Common Stock) into an equal number of shares of New PubCo Class A Common Stock.

•

“Convertible OpCo Preferred Unit Optional Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units, into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, at the option of Sponsor, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of New PubCo Class V Common Stock) into an equal number of shares of New PubCo Class A Common Stock.

•	“Convertible OpCo Preferred Unit Original Issue Price” refers to $10.00.

•	“Convertible OpCo Preferred Unit Redemption” refers to a Convertible OpCo Preferred Unit Required Redemption and Convertible OpCo Preferred Unit Put Option Redemption, collectively.

•	“Convertible OpCo Preferred Units” refers to the Class A OpCo convertible preferred units to be issued to the Sponsor pursuant to the Sponsor Subscription Agreement.

•	“CST” refers to Continental Stock Transfer & Trust Company.

•

“Director Election Proposal” refers to the proposal to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the other Condition Precedent Proposals are approved, the election of six (6) directors who will serve on the New PubCo Board upon consummation of the Business Combination until New PubCo’s next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

•

“Domestication” refers to the continuation of ESGEN by way of domestication of ESGEN into a Delaware corporation, with the ESGEN ordinary shares becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto at Annex B) consistent with the DGCL and changing the name and registered office of ESGEN.

•	“DTC” refers to Depository Trust Company.

•

“Early Lock-Up Termination” refers to the termination of the lock-up period under the Amendment to the Letter Agreement when, subsequent to Closing, the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing.

•	“Energy Spectrum” refers to Energy Spectrum Partners VIII LP.

•	“ESGEN” refers to ESGEN Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempt company.

•	“ESGEN Board” refers to the ESGEN board of directors.

•	“ESGEN Class A ordinary shares” refers to the Class A ordinary shares, par value $0.0001 per share, of ESGEN.

•	“ESGEN Class B ordinary shares” refers to the Class B ordinary shares, par value $0.0001 per share, of ESGEN.

•	“ESGEN ordinary shares” refers to ESGEN Class A ordinary shares and ESGEN Class B ordinary shares.

•	“ESGEN Private Placement Warrants” refers to the warrants to purchase ESGEN Class A ordinary shares that were issued to the Initial Shareholders in a private placement concurrently with the IPO.

•	“ESGEN Public Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof to purchase ESGEN Class A ordinary shares.

•	“ESGEN Share Conversion” refers to the conversion of each ESGEN Class B ordinary share into one ESGEN Class A ordinary share prior to the Domestication.

•	“ESGEN Warrants” refers collectively to the ESGEN Private Placement Warrants together with the ESGEN Public Warrants.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“Exchangeable OpCo Units” refers to the Class B units of OpCo.

•	“Existing Organizational Documents” refers to ESGEN’s Amended and Restated Memorandum and Articles of Association, dated as of October 21, 2021, as amended.

•

“Extension Amendment” refers to the amendment to the Existing Organizational Documents (as then in effect) to extend the time period the Company has to complete an initial business combination from October 22, 2023 to January 22, 2024 or up to a total of six additional months thereafter.

•	“Extension Amendment Proposal” refers to the proposal to approve the Extension Amendment, which was approved by ESGEN shareholders at the Extension Meeting.

•

“Extension Meeting” refers to the extraordinary general meeting of EGSEN held on October 20, 2023 at which the Extension Amendment Proposal and the Conversion Amendment Proposal were approved by the ESGEN shareholders.

•	“FASB” refers to the Financial Accounting Standards Board.

•	“Financing Agreements” refers to the Additional PIPE Agreements and the Sponsor Subscription Agreement, collectively.

•

“First Amendment” means Amendment No. 1 to the Initial Business Combination Agreement, dated as of January 24, 2024, by and between ESGEN and Sunergy, substantially in the form attached hereto as Annex A-2.

•

“Initial Business Combination Agreement” refers to the Business Combination Agreement dated as of April 19, 2023 (as the same has been or may be amended, supplemented or otherwise modified from time to time), by and among ESGEN, Sunergy, OpCo, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative, substantially in the form attached hereto as Annex A-1.

•

“Initial Shareholders” collectively refers to the Sponsor, ESGEN’s four independent directors who hold (or held, prior to the Voluntary Conversion) ESGEN Class B ordinary shares and the Westwood Client Accounts.

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

•	“IPO” refers to ESGEN’s initial public offering of its Public Shares and ESGEN Public Warrants pursuant to the IPO Registration Statement and completed on October 22, 2021.

•	“IPO Registration Statement” refers to ESGEN’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on September 28, 2021.

•	“IPO Underwriters” refers to Barclays and Citi, collectively, as underwriters in the IPO.

•	“Lock-Up Agreement” refers to the lock-up agreement between certain of the Sellers to be entered into in connection with the Closing.

•

“Mandatory Exchange” refers to New PubCo’s right to require, (i) upon a Change of Control Transaction (as defined in the OpCo A&R LLC Agreement) or (ii) in the discretion of New PubCo, with the consent of holders of the OpCo Units holding more than 72% of the OpCo Units (excluding OpCo Units held by New PubCo), each holder of Exchangeable OpCo Units to exchange all of its Exchangeable OpCo Units.

•	“Nasdaq” refers to the Nasdaq Stock Market.

•

“New PubCo” refers to the continuing entity following the Domestication, which continuing entity will be renamed Zeo Energy Corp. and, as used herein where context requires, ESGEN following the consummation of the Business Combination.

•	“New PubCo Board” refers to the board of directors of New PubCo.

•	“New PubCo Class A Common Stock” refers to shares of Class A common stock, par value $0.0001 per share, of New PubCo.

•	“New PubCo Class V Common Stock” refers to shares of Class V common stock, par value $0.0001 per share, of New PubCo.

•	“New PubCo Common Stock” refers to the collective shares of New PubCo Class A Common Stock and New PubCo Class V Common Stock.

•	“New PubCo Equityholders” refers to the equityholders of New PubCo.

•	“New PubCo Holders” refers to Sunergy’s underlying equityholders and the Initial Shareholders.

•	“New PubCo Preferred Stock” refers to shares of preferred stock, par value $0.0001 per share, of New PubCo.

•	“New PubCo Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof following completion of the Domestication to purchase New PubCo Class A Common Stock.

•	“OpCo” refers to ESGEN OpCo, LLC, a Delaware limited liability company and, prior to the Closing, wholly owned subsidiary of ESGEN.

•	“OpCo A&R LLC Agreement” refers to the Amended and Restated Limited Liability Company Agreement of OpCo to be entered into at the Closing.

•

“OpCo Exchange Right” refers to the rights of holders of Exchangeable OpCo Units to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Seller Class V Common Stock, for shares of New PubCo Class A Common Stock on a one-for-one basis, or, at the election of New PubCo (as manager of OpCo), cash.

•	“OpCo Manager Units” refers to the Class A units of OpCo to be issued to New PubCo in connection with the Business Combination.

•	“OpCo Unit Redemption” refers to the redemption of one or more Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s New PubCo Class V Common

Stock, for shares of New PubCo Class A Common Stock on a one-for-one basis, or, at the election of New PubCo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Proposed Charter.

•	“OpCo Units” refers to the Exchangeable OpCo Units and the OpCo Manager Units, collectively.

•	“OpCo Warrants” refers to the warrants to purchase OpCo Units to be issued pursuant to the Business Combination Agreement.

•	“Outside Date” refers to April 22, 2024.

•

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

•

“PIPE Financing” refers, collectively, to the Sponsor PIPE Investment and the other transactions contemplated under any Additional PIPE Agreements that ESGEN may enter into between the execution of the Business Combination Agreement and the Closing.

•

“PIPE Investors” refers, collectively, to the Sponsor pursuant to the Sponsor Subscription Agreement and the Additional PIPE Investors that may enter into the Additional PIPE Agreements between the execution of the Business Combination Agreement and the Closing.

•	“PIPE Securities” refers, collectively, to the Sponsor PIPE Securities and the Additional PIPE Securities issued pursuant to the Additional PIPE Agreements.

•	“Piper” refers to Piper Sandler & Co.

•	“Proposed Bylaws” refers to the proposed new bylaws of New PubCo in connection with the Business Combination.

•	“Proposed Charter” refers to the proposed certificate of incorporation of New PubCo in connection with the Business Combination.

•	“Proposed New PubCo Organizational Documents” refers to the Proposed Charter and the Proposed Bylaws of New PubCo.

•	“Public Share Redemption” refers to the exercise of redemption rights by any ESGEN shareholders pursuant to the Existing Organizational Documents.

•	“Public Shareholders” refers to the holders of the Public Shares.

•

“Public Shares” refers to the 1,408,555 ESGEN Class A ordinary shares (not including the Converted Shares) outstanding as of the date of this proxy statement/prospectus that were originally issued in the IPO.

•	“Record Date” refers to , 2024, the date for determining the holders of ESGEN ordinary shares entitled to receive notice of and to vote at the Special Meeting.

•	“Redemption Rights” refers to the rights of holders of Public Shares to demand that ESGEN redeem such shares for a pro rata portion of the cash held in the Trust Account.

•

“Required Return” refers to (i) if such calculation date is on or prior to the first anniversary of the Closing, an amount per Convertible OpCo Preferred Unit equal to (A) 110% of the Convertible OpCo Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date, (ii) if such calculation date is following the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount per Convertible OpCo Preferred Unit equal to (A) 125% of the Convertible OpCo Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date, and (iii) if the calculation date is following the second anniversary of the Closing Date but on or prior to the Maturity Date, an amount per Convertible OpCo Preferred Unit equal to (A) 150% of the Convertible OpCo Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date.

•	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Seller Class V Common Stock” refers to a number of newly issued shares of New PubCo Class V Common Stock, equal to the number of Exchangeable OpCo Units, to be issued to the Sellers by OpCo in exchange for the Sellers’ contribution of the Sunergy Company Interests to OpCo in connection with the Business Combination.

•	“Sellers” refers to the holders of the Sunergy Company Interests immediately prior to the Closing of the Business Combination.

•

“Shareholder Proposals” refer, collectively, to (i) the Business Combination Proposal, (ii) the Redemption Limitation Amendment Proposal, (iii) the Domestication Proposal, (iv) the Organizational Documents Proposal, (v) the Advisory Charter Proposals, (vi) the Nasdaq Proposal, (vii) the Incentive Equity Plan Proposal, (viii) the Director Election Proposal and (ix) the Adjournment Proposal.

•

“Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by Public Shareholders of the Redemption Right pursuant to and in accordance with the Existing Organizational Documents.

•	“Special Meeting” refers to the extraordinary general meeting of ESGEN to be held on , 2024 at 10:00 a.m., Eastern Time, to vote on matters relating to the Business Combination.

•	“Sponsor” refers to ESGEN LLC, a Delaware limited liability company.

•

“Sponsor PIPE Investment” refers to the Sponsor’s commitment to purchase an aggregate of 1,000,000 Convertible OpCo Preferred Units concurrently with the Closing at a cash purchase price of $10.00 per share, and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by New PubCo.

•

“Sponsor PIPE Securities” refers to the 1,000,000 Convertible OpCo Preferred Units and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by New PubCo, to be sold to the Sponsor pursuant to the Sponsor Subscription Agreement.

•

“Sponsor Subscription Agreement” refers to that certain subscription agreement, dated as of April 19, 2023, which was subsequently amended and restated on January 24, 2024, by and between ESGEN, OpCo and the Sponsor, entered into in connection with the Business Combination Agreement.

•	“Sunergy” refers to Sunergy Renewables, LLC, a Nevada limited liability company.

•	“Sunergy Company Interests” refers to the limited liability company interests of Sunergy.

•

“Sunergy Convertible Interests” refers to any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or any subsidiary of Sunergy or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof.

•

“Sunergy Exchanges” refers to the exchange or conversion all Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

•

“Sunergy Recapitalization Debt” refers to indebtedness incurred by Sunergy and for which the cash proceeds of such indebtedness are distributed to the Sellers or used to redeem, purchase or otherwise acquire equity interests of Sunergy.

•	“Tax Receivable Agreement” refers to the tax receivable agreement ESGEN will enter into with the Sellers in connection with the Closing.

•	“TRA Holders” refers to the persons from time to time that become a party to the Tax Receivable Agreement.

•

“Trust Account” refers to the trust account of ESGEN which holds the net proceeds from the IPO and certain of the proceeds received in respect of the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

•	“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Investment Management Trust Agreement, dated October 22, 2021, by and between ESGEN and the Trustee.

•	“U.S. Holder” has the meaning set forth in “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

•

“Voluntary Conversion” refers to the conversion by the Sponsor of all of its 5,619,077 ESGEN Class B ordinary shares into an equal number of ESGEN Class A ordinary shares in connection with redemptions related to the Extension Amendment and the Conversion Amendment.

•

“Westwood Client Accounts” refers to one or more client accounts of Westwood Holdings Group, Inc., a Delaware corporation, the successor to Salient Capital Partners, LLC, a Texas limited liability company, that purchased ESGEN Class B ordinary shares and ESGEN Private Placement Warrants concurrently with the IPO.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement/prospectus and in any document incorporated by reference herein are “forward-looking statements.” Statements regarding the potential combination and expectations regarding the combined business are “forward-looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•

our ability to complete the Business Combination, including due to the failure to satisfy any conditions to the Closing, or, if we fail to consummate the Business Combination, any other initial business combination;

•

the failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New PubCo to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•	delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Business Combination;

•	the outcome of any legal proceedings that may be instituted in connection with the Business Combination;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, including the failure to satisfy any of the conditions to closing in the Business Combination Agreement;

•	the ability to obtain and/or maintain the listing of New PubCo Class A Common Stock and New PubCo Warrants on Nasdaq, and the potential liquidity and trading of such securities;

•	the amount of redemptions made by Public Shareholders;

•	the projected financial information, anticipated growth rate and market opportunity of New PubCo;

•	our success in retaining or recruiting our principal officers, key employees or directors following the Business Combination;

•	our directors and officers potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would receive compensation;

•	intense competition and competitive pressures from electric utilities and other companies in the industry in which New PubCo will operate;

•	factors relating to the business, operations and financial performance of Sunergy, including market conditions and global and economic factors beyond Sunergy’s control;

•

changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip;

•	costs related to the Business Combination;

•	the reduction or elimination of government economic incentives to the renewable energy market;

•	the ability of New PubCo to issue equity or equity-linked securities or obtain debt financing in connection with the Business Combination or in the future;

•	the demand for renewable energy not being sustained or growing in size;

•	impacts of climate change, changing weather patterns and conditions and natural disasters;

•	increases in costs of solar energy system components and raw materials;

•	loss of a supplier or other supply chain disruptions;

•	problems with the quality or performance of the solar energy systems that Sunergy sells;

•	the effect of legal, tax and regulatory changes; and

•	each of the other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference herein are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Sunergy. There can be no assurance that future developments affecting us and/or Sunergy will be those that we and/or Sunergy have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Sunergy) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus, in the IPO Registration Statement and in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, respectively. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those described in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Shareholder Proposals to be put to the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect ESGEN, Sunergy, or, following the consummation of the Business Combination, New PubCo.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting (as defined below). We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

ESGEN, Sunergy, OpCo, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative, entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(i)

at least one day prior to the Closing and following any Public Share Redemptions of Public Shares, each outstanding ESGEN Class B ordinary share will convert into one ESGEN Class A ordinary share (provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class A ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares);

(ii)

subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, ESGEN will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents (as defined below) and the Companies Act (As Revised) of the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware and, in connection with the Domestication, the following will occur: (a) ESGEN will change its name to Zeo Energy Corp., (b) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A Common Stock, (c) each outstanding ESGEN Public Warrant will become a New PubCo Warrant, (d) each outstanding ESGEN Private Placement Warrant will be cancelled and (e) New PubCo will file the Proposed Charter substantially in the form attached to this proxy statement/prospectus as Annex B and will adopt bylaws substantially in the form attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (A) one share of New PubCo Class A Common Stock and (B) one-half of one New PubCo Warrant representing the right to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to ESGEN Public Warrants set forth in the Warrant Agreement, dated as of October 22, 2021, between ESGEN and the Trustee;

(iii)	New PubCo and OpCo, as applicable, will cause the PIPE Financing to be consummated in accordance with the terms of the applicable Financing Agreements;

(iv)

Sunergy will cause all holders of Sunergy Convertible Interests existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

(v)

(a) New PubCo will contribute to OpCo (A) all of its assets (excluding its interests in OpCo, but including the amount of cash in the Trust Account) as of immediately prior to the Closing (after giving effect to the Public Share Redemption), and (B) a number of shares of New PubCo Class V Common Stock equal to the number of Exchangeable OpCo Units and (b) in exchange, OpCo shall issue to New PubCo (A) a number of OpCo Manager Units which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing and (B) a number of warrants to purchase OpCo Manager Units which shall equal the number of New PubCo Warrants issued and outstanding immediately after the Closing (the transactions in this clause (v), the “New PubCo Contribution”);

(vi)

immediately following the New PubCo Contribution, (a) the Sellers will contribute to OpCo the Sunergy Company Interests and (b) in exchange therefor, OpCo will transfer to the Sellers Exchangeable OpCo Units and the Seller Class V Common Stock (the “Seller Contribution”); and

(vii)	in connection with the Closing, New PubCo will adopt the 2024 Plan.

ESGEN will hold an extraordinary general meeting (the “Special Meeting”) to, among other things, obtain the adoption and approval of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement by the shareholders of ESGEN, and you are receiving this proxy statement/prospectus in connection with the Special Meeting. See “The Business Combination Agreement.” In addition, a copy of the Initial Business Combination Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	ESGEN is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their ESGEN ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless ESGEN’s shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Director Election Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of ESGEN and a prospectus of ESGEN. It is a proxy statement because the ESGEN Board is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because New PubCo, in connection with the Business Combination, is offering shares of New PubCo Class A Common Stock in exchange for outstanding ESGEN Class A ordinary shares. See “The Business Combination Agreement — Closing Matters.”

Q:	WHAT WILL ESGEN EQUITYHOLDERS OWN AS A RESULT OF THE BUSINESS COMBINATION?

A:

As of the date of this proxy statement/prospectus, there are 8,308,555 ESGEN ordinary shares issued and outstanding, which includes an aggregate of 1,280,923 ESGEN Class B ordinary shares held by the Initial Shareholders, other than the Sponsor, 1,408,555 Public Shares and 5,619,077 ESGEN Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there are an aggregate of 27,840,000 outstanding ESGEN Warrants, consisting of 13,800,000 ESGEN Public Warrants and 14,040,000 ESGEN Private Placement Warrants, including 11,240,000 ESGEN Private Placement Warrants held by the Sponsor.

Following the Business Combination, assuming (i) no redemptions or exercises of ESGEN Warrants, (ii) the aggregate forfeiture of 2,900,000 ESGEN ordinary shares by the Initial Shareholders at Closing, and the forfeiture at Closing of all ESGEN Private Placement Warrants (iii) the issuance of 909,091 shares of New PubCo Class A Common Stock to Sponsor issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the

Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the convertible OpCo Preferred Units and (iv) the issuance of 454,546 shares of New PubCo Class A Common Stock to Sponsor issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing excluding any accrued or unpaid dividends on the convertible OpCo Preferred Units. This does not assume the forfeiture of an aggregate 500,000 shares of New PubCo Class A Common Stock upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. Public Shareholders and holders of ESGEN Public Warrants will hold approximately 73.9% of the issued and outstanding shares of New PubCo Class A Common Stock on a fully-diluted basis and none of the issued and outstanding shares of New PubCo Class V Common Stock and will accordingly hold approximately 25.8% of the voting power of New PubCo’s capital stock on a fully-diluted basis.

Q:	WHAT WILL THE SELLERS RECEIVE IN THE BUSINESS COMBINATION?

A:	Pursuant to the Business Combination, the Sellers will receive:

•

a number of Exchangeable OpCo Units with a value (valuing each Exchangeable OpCo Unit for such purposes as having a value equal to $10.00) equal to (i) $337,300,000, plus (ii) the amount, if any, of financing approved by ESGEN that is equity financing for equity of Sunergy or Sunergy Convertible Interests and is converted to Sunergy Company Interests as part of the Sunergy Exchanges, minus (iii) any Sunergy Recapitalization Debt;

•	an equal number (in total) of shares of New PubCo Class V Common Stock; and

•

the right to receive certain payments from New PubCo under the Tax Receivable Agreement (see “Certain Relationships and Related Party Transactions — Tax Receivable Agreement” for a description thereof).

Q:	WHAT EQUITY STAKE WILL CURRENT ESGEN EQUITYHOLDERS AND THE SELLERS HOLD IN NEW PUBCO IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:

The following table summarizes the pro forma equity ownership in New PubCo Common Stock immediately following the Business Combination under three redemption scenarios. For additional information and assumptions, see “The Business Combination Agreement — Ownership of New PubCo Immediately Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information.” If the actual facts differ from these assumptions, the ownership percentages in New PubCo Common Stock will be different and totals may not add up to 100% due to rounding.

	Equity Ownership in New PubCo Common Stock(1)
	Assuming No Redemptions	Assuming 50% of Maximum Redemptions(2)	Assuming Maximum Redemptions(3)
ESGEN Public Shareholders	3.5%	1.8%	0.0%
Sponsor Shareholders(4)	10.6%	10.8%	11.0%
Initial Shareholders (except Sponsor)(5)	1.9%	1.9%	1.9%
Sellers(6)	84.0%	85.5%	87.1%

Total	100.0%	100.0%	100.0%

(1)	Assumes the exchange of 100% of the Sunergy Company Interests that will be outstanding at Closing for shares of New PubCo Class V Common Stock.

(2)

Assumes that (i) a total of 704,278 Public Shares are redeemed in connection with the Business Combination and (ii) 704,278 shares of New PubCo Class A Common Stock are issued and outstanding at Closing in respect of the Public Shares.

(3)

Assumes that (i) the Redemption Limitation Amendment Proposal is approved at the Special Meeting, (ii) all 1,408,555 Public Shares are redeemed in connection with the Business Combination (“Maximum Redemptions”) and (iii) no shares of New PubCo Class A Common Stock are issued and outstanding at Closing in respect of the Public Shares.

(4)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, and (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units. This does not assume the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(5)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(6)	Assumes that an aggregate of 33,730,000 shares of New PubCo Class V Common Stock are issued to the Sellers.

In addition, immediately after consummation of the Business Combination, the Sellers will own 84.0%, 85.5% and 87.1%, respectively, of the OpCo Units, assuming no redemptions, 50% of Maximum Redemptions and Maximum Redemptions.

The New PubCo Common Stock will consist of two classes: (i) economic, voting shares of New PubCo Class A Common Stock and (ii) non-economic voting shares of New PubCo Class V Common Stock.

Q:	HOW WILL ESGEN BE MANAGED FOLLOWING THE BUSINESS COMBINATION?

A:

Following the Closing, it is expected that the current management of Sunergy will become the management of New PubCo, and the New PubCo Board will consist of six directors, five of whom will be chosen for nomination by Sunergy and one of whom will be nominated by Sponsor. The election of directors to serve on the New PubCo Board upon consummation of the Business Combination will be voted upon at the Special Meeting pursuant to the Director Election Proposal. Under the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only holders of ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal. Therefore, only holders of ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal. Please see the section entitled “Management of New PubCo Following the Business Combination” and “Proposal No. 8 — The Director Election Proposal” for further information.

Q:	WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE BUSINESS COMBINATION?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the receipt of the required approvals of ESGEN’s shareholders at the Special Meeting, (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated and (iii) the New PubCo Class A Common Stock to be issued in connection with the Business Combination having been listed on Nasdaq.

For more information about conditions to the consummation of the Business Combination, see “The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:	WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A.

The parties currently expect that the Business Combination will be completed in the first half of 2024. However, none of ESGEN, Sunergy and OpCo can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. See “Risk Factors — Risks Related to the Business Combination and ESGEN — If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.” The Outside Date for consummation of the Business Combination was extended to April 22, 2024 pursuant to the First Amendment.

ESGEN must first obtain the approval of ESGEN shareholders for each of the Condition Precedent Proposals, and ESGEN and Sunergy must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If ESGEN does not complete the Business Combination with Sunergy, ESGEN would search for another target business with which to complete a business combination. If ESGEN does not complete the Business Combination with Sunergy or a business combination with another target business by February 22, 2024 (unless such date is extended in accordance with the Existing Organizational Documents), ESGEN must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less income taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares. The Initial Shareholders have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to outstanding ESGEN Warrants. Accordingly, such warrants will expire worthless.

Q:

WHAT ARE THE POTENTIAL IMPACTS ON THE BUSINESS COMBINATION AND RELATED TRANSACTIONS RESULTING FROM THE RESIGNATION OF BARCLAYS, THE WAIVER OF THE DEFERRED DISCOUNT OF THE IPO UNDERWRITERS AND THE CHANGE IN ROLES OF PIPER?

A:

On April 3, 2023 and April 12, 2023, Barclays Capital Inc. (“Barclays”) and Citibank Global Markets Inc. (“Citi” and, together with Barclays, the “IPO Underwriters”), respectively, terminated and waived any right to receive deferred underwriting commissions pursuant to the “Underwriting Agreement,” which agreement related to ESGEN’s initial public offering of its ESGEN Units completed on October 22, 2021 (the “IPO”). Such waivers indicate that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. As a result, you should not place any reliance on the participation of the IPO Underwriters in the Business Combination prior to such withdrawals. In addition, on April 3, 2023, Barclays resigned as underwriter pursuant to Section 11(b)(1) of the Securities Act. On April 19, 2023, Piper Sandler & Co. (“Piper”) and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination. ESGEN also provided to and discussed with Barclays and Citi the disclosures in this proxy statement/prospectus pertaining to Barclays’ and Citi’s role and resignation or waiver of any right to receive deferred underwriting commissions. Neither

Barclays nor Citi expressed agreement nor disagreement with either the risks or the conclusions stated herein that are associated with its role and resignation. Neither Barclays nor Citi prepared or provided any of the disclosures in this proxy statement/prospectus or any analysis underlying such disclosure. On September 5, 2023, Piper changed its role from providing certain financial advisory services to Sunergy in connection with exploring certain strategic transactions to providing buy-side and debt advisory services to Sunergy pursuant to an amendment to its engagement letter with Sunergy (the “Amended Engagement Letter”). In return for these services, Piper will be due $1.75 million within one month from the date New PubCo’s securities are listed on Nasdaq (as described in this proxy statement/prospectus) and a further $1.75 million within 30 days of the expiration of the six-month lock-up period following the closing of the Business Combination described in this proxy statement/prospectus. Prior to the execution of the Amended Engagement Letter, Piper would have been due its fee for acting in its previous role at Closing.

Barclays and Citi did not provide any reasons for their respective waiver of any right to receive deferred underwriting commissions in connection with the consummation of ESGEN’s initial business combination. ESGEN did not seek out the reasons for such waivers nor is ESGEN willing to speculate as to Barclays’ and Citi’s reasons for such waivers. ESGEN has not engaged, and has not received any services from, Barclays or Citi, except in connection with the consummation of the IPO. Neither Barclays nor Citi has had any role in the identification or evaluation of Sunergy as a business combination target for ESGEN. ESGEN did not expect Barclays or Citi to provide a service in connection with the closing of the Business Combination; therefore, the waiver by each of its respective deferred compensation has not created any role in connection with the closing of the Business Combination that ESGEN is seeking to fill.

Each of Barclays and Citi has informed ESGEN that it is not responsible for any portion of this proxy statement/prospectus or the registration statement of which it forms a part, and ESGEN is not aware of any disagreements with Barclays or Citi regarding the disclosure in this proxy statement/prospectus.

As a result of the Barclays resignation and the IPO Underwriters’ associated gratuitous waiver of fees and the Amended Engagement Letter, the transaction fees payable by ESGEN and Sunergy at the consummation of the Business Combination will be reduced by $10.26 million. The services being provided by the IPO Underwriters prior to their termination and waiver of their right to receive deferred underwriting commissions were substantially complete at the time of the IPO. The services being provided by Piper prior to the Amended Engagement Letter were substantially complete prior to April 19, 2023. As a result of these changes, ESGEN public shareholders may be more likely to elect to redeem their Public Shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. The availability of the Sponsor PIPE Investment is not impacted by the resignation of the IPO Underwriters or the Amended Engagement Letter. See the section entitled “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

QUESTIONS AND ANSWERS ABOUT ESGEN’S SPECIAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	ESGEN shareholders are being asked to vote on the following Shareholder Proposals:

1.	the Business Combination Proposal;

2.	the Redemption Limitation Amendment Proposal;

3.	the Domestication Proposal;

4.	the Organizational Documents Proposal;

5.	the Advisory Charter Proposals;

6.	the Nasdaq Proposal;

7.	the Incentive Equity Plan Proposal;

8.	the Director Election Proposal; and

9.	the Adjournment Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Director Election Proposal under the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Redemption Limitation Amendment Proposal, the Advisory Charter Proposals or the Adjournment Proposal (if put forth at the Special Meeting). If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote. For the avoidance of doubt, if put forth at the Special Meeting, the Adjournment Proposal will be the first and only proposal voted on and the Condition Precedent Proposals and other Shareholder Proposals will not be submitted to the shareholders for a vote.

Q:	WHAT ARE THE RECOMMENDATIONS OF THE ESGEN BOARD?

A:

The ESGEN Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of ESGEN shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redemption Limitation Amendment Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of ESGEN’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ESGEN and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ESGEN’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination” for a further discussion of these considerations.

Q:	WHY IS ESGEN PROPOSING THE BUSINESS COMBINATION?

A:

ESGEN has identified several general criteria and guidelines to evaluate prospective acquisition opportunities. ESGEN has sought to acquire a business or company that: (i) is at an inflection point, such as requiring additional management expertise, and is able to innovate through new operational techniques, or is at a point where ESGEN believes it can drive improved financial performance; (ii) is fundamentally sound but ESGEN believes it can accelerate a business plan by leveraging the transactional, operational and financial expertise of its company to create attractive risk-adjusted returns for its shareholders; (iii) has a positive environmental, social, and governance impact, considering all stakeholders, employees and the community, without sacrificing the financial return for ESGEN’s shareholders; (iv) has differentiated technologies, processes, infrastructure, product offerings or services and operates in high growth, large addressable markets with favorable long-term market dynamics; and (v) has attractive growth opportunities, sustainable competitive advantages and a need for capital to achieve our growth strategy. These criteria are not intended to be exhaustive, and ESGEN’s management evaluated Sunergy and the terms of the Business Combination based on various considerations, factors and criteria that they deemed relevant at the time of such evaluation. See “The Business Combination Agreement — The ESGEN Board’s Reasons for the Business Combination.”

Based on its due diligence investigations of Sunergy and the industry in which it operates, including the financial and other information provided by Sunergy in the course of the negotiations in connection with the Business Combination Agreement, ESGEN believes that Sunergy meets the general criteria and guidelines listed above. However, there is no assurance of this. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination.”

Although the ESGEN Board believes that the Business Combination with Sunergy presents a unique business combination opportunity and is in the best interests of ESGEN and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers in the Business Combination” and “Risk Factors — Risks Related to the Business Combination and ESGEN.”

Q:	DID THE ESGEN BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

The ESGEN Board did not obtain an opinion from a financial advisor as to the fairness to ESGEN, from a financial point of view, of the consideration to be paid under the Amended Business Combination Agreement. In connection with the Initial Business Combination Agreement, although the Existing Organizational Documents do not require the ESGEN Board to seek a third-party valuation or fairness opinion in connection with a business combination, the ESGEN Board received a fairness opinion (the “Fairness Opinion”) from Houlihan Capital, LLC (“Houlihan”) to the effect that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan, as set forth in the Fairness Opinion, the Business Combination contemplated by the Initial Business Combination Agreement was fair, from a financial point of view, to the shareholders of ESGEN. The ESGEN Board believes it was reasonable to rely upon the Fairness Opinion at the time of its delivery in concluding that the Business Combination contemplated by the Initial Business Combination Agreement was in the best interest of ESGEN shareholders. The Fairness Opinion spoke only as of its date. The ESGEN Board has not requested that Houlihan provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Houlihan or any other third party. See “Risk Factors — The Fairness Opinion obtained by the ESGEN Board from Houlihan will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination, including in connection with entry into the First Amendment. As such, no opinion from any financial advisor was obtained in connection with entry into the First Amendment.”

In addition, the Fairness Opinion was dated April 26, 2023, and was delivered in connection with the ESGEN Board's evaluation of the Initial Business Combination Agreement. On January 24, 2024, the parties to the Initial Business Combination Agreement entered into the First Amendment. No new or updated fairness opinion was obtained prior to the ESGEN Board's approval of the Amended Business Combination Agreement. In making its determination to approve the Amended Business Combination Agreement, the ESGEN Board made the necessary analysis to determine that the Amended Business Combination Agreement is fair, from a financial point of view, to shareholders of ESGEN based on their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN's advisors.

We continue to describe the Fairness Opinion delivered on April 26, 2023 throughout this proxy statement/prospectus solely to provide historical context for the ESGEN Board's deliberations in connection with its assessment of the Initial Business Combination. In light of the updated consideration to Sunergy holders set forth in the First Amendment, changes in macroeconomic conditions and recent market volatility, you should not rely on any discussion of the Fairness Opinion elsewhere in this proxy statement/prospectus or the text of the Fairness Opinion set forth in Annex K, in evaluating whether or not to vote your Ordinary Shares in favor of the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus or in evaluating whether to redeem your Ordinary Shares.

As compensation for Houlihan’s services in connection with the rendering of the Fairness Opinion to the ESGEN Board, ESGEN agreed to pay Houlihan a fee of $250,000. A portion of the fee was payable upon delivery of the Fairness Opinion and a portion is payable upon consummation of the Business Combination. No portion of Houlihan’s fee is refundable or contingent upon the conclusion reached in the Fairness Opinion. Furthermore, Houlihan is entitled to be paid additional fees at Houlihan’s standard hourly rates for any time incurred should Houlihan be called upon to support its findings subsequent to the delivery of the Fairness Opinion. The terms of the fee arrangements with Houlihan, which ESGEN believes are customary in transactions of this nature, were negotiated at arm’s length, and the ESGEN Board is aware of these fee arrangements. For a description of the Fairness Opinion issued by Houlihan to the ESGEN Board, please see “The Business Combination Agreement — Fairness Opinion of Houlihan.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of ESGEN Class A ordinary shares (other than Converted Shares), you have the right to demand that ESGEN redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to vote at the Special Meeting (including interest earned on the funds held in the Trust Account and not previously released to ESGEN to pay its taxes) upon the closing of the transactions contemplated by the Business Combination Agreement.

Notwithstanding the foregoing, a holder of ESGEN Class A ordinary shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the ESGEN Class A ordinary shares without the consent of ESGEN. Any Public Shareholder that holds its ESGEN Class A ordinary shares beneficially through a nominee must identify itself to ESGEN in connection with any redemption election in order to validly redeem the ESGEN Class A ordinary shares. Accordingly, all ESGEN Class A ordinary shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of ESGEN.

If passed, the Redemption Limitation Amendment Proposal would remove the requirement that ESGEN have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.

Holders of ESGEN Warrants will not have redemption rights with respect to such ESGEN Warrants. Assuming maximum redemptions of 1,408,555 Public Shares, and using the closing price of $0.02 per ESGEN Public Warrant on the Nasdaq as of January 22, 2024, the aggregate fair value of ESGEN Public Warrants that can be retained by the redeeming shareholders is $28,171.10. The actual market price of the ESGEN Warrants may be higher or lower on the date that a holder of ESGEN Public Warrants seeks to sell such ESGEN Public Warrants. Additionally, ESGEN cannot assure the holders of ESGEN Public Warrants that they will be able to sell their ESGEN Public Warrants in the open market as there may not be sufficient liquidity in such securities when a holder of ESGEN Public Warrants wishes to sell such ESGEN Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the ESGEN Public Warrants because the ESGEN Public Warrants, and the equivalent New PubCo Warrants to which the ESGEN Public Warrants will convert in connection with Business Combination, will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of warrants who exercises such warrants will ultimately own a greater interest in New PubCo because there would be fewer shares of New PubCo Common Stock outstanding overall.

For the avoidance of doubt, the Sponsor as the holder of Converted Shares shall have no redemption rights in respect thereof.

Q:	HOW WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. Also, with fewer ESGEN Class A ordinary shares and Public Shareholders, the trading market for New PubCo Class A Common Stock may be less liquid than the market for ESGEN Class A ordinary shares prior to the Business Combination and New PubCo may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Sunergy’s business will be reduced.

Q:	HOW DO REDEMPTIONS AFFECT THE VALUE OF MY NEW PUBCO COMMON STOCK?

A:

The value of shares of New PubCo Common Stock held by a non-redeeming Public Shareholder may be impacted by the number of Public Shares that are redeemed, as well as other events that may significantly dilute the value of such shares of New PubCo Common Stock. For example, the following table shows the potential impact of varying levels of redemptions and certain dilutive events on the per share value of New PubCo Common Stock held by non-redeeming Public Shareholders, in each case assuming an enterprise value of $390 million for New PubCo upon consummation of the Business Combination and that an aggregate of 1,500,000 Convertible OpCo Preferred Units are issued to the Sponsor.

	No Additional Redemptions Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
Shares held by current ESGEN public shareholders	1,408,555	704,278	0
Shares held by the Initial Shareholders (except Sponsor)(1)	742,564	742,564	742,564
Sponsor Shares(2)	4,257,436	4,257,436	4,257,436
Sellers(3)(4)	33,730,000	33,730,000	33,730,000

Total shares (projected to be issued and outstanding)	40,138,555	39,434,278	38,730,000

Implied Value Per Share
Shares issued and outstanding(5)	$10.49	$10.68	$10.87
Shares issued, outstanding and fully diluted(6)	$7.68	$7.78	$7.88

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, and (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units. This does not assume the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion

within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.
(3)	Assumes that an aggregate of 33,730,000 shares of New PubCo Class V Common Stock are issued to the Sellers upon consummation of the Business Combination.
(4)

Assumes the exchange of 100% of the Sunergy Company Interests that will be outstanding at Closing for shares of New PubCo Class V Common Stock. Please refer to “The Business Combination Agreement — Related Agreements — OpCo A&R LLC Agreement” for more information.

(5)

Calculation of implied value per share assumes (i) enterprise value of $390 million of New PubCo upon consummation of the Business Combination, (ii) approximately $15.0 million of cash proceeds received from the PIPE Financing upon consummation of the Business Combination, (iii) approximately $16.0 million of funds in the Trust Account immediately prior to any redemptions and (iv) no exercise of New PubCo Warrants that remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(6)

Calculation of implied value per share assumes (i) enterprise value of $390 million upon consummation of the Business Combination, (ii) approximately $15.0 million of cash proceeds received from the PIPE Financing upon consummation of the Business Combination, (iii) approximately $16.0 million of funds in the Trust Account immediately prior to any redemptions, (iv) the exercise of all 13,800,000 New PubCo Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions (v) the issuance of 909,091 shares of New PubCo Class A Common Stock to Sponsor issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (vi) the issuance of 454,546 shares of New PubCo Class A Common Stock to Sponsor issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units. This calculation does not assume the forfeiture of an aggregate 500,000 shares of New PubCo Class A Common Stock upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.

The foregoing table is provided for illustrative purposes only and there can be no assurance that New PubCo Common Stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. Further, we have not received any indications from shareholders regarding their intentions to redeem or retain their shares upon consummation of the Business Combination and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.

To illustrate all of the potential sources of dilution to ESGEN’s public shareholders who do not elect to have their shares redeemed for cash, we have set forth in the table below the potential sources of dilution arising out of the Business Combination under the following three redemption scenarios: (i) a scenario assuming no additional redemptions, (ii) a scenario assuming that 704,278 shares are redeemed (50% of the maximum redemption of the outstanding Public Shares) and (iii) a scenario assuming that all 1,408,555 shares are redeemed, on a fully diluted basis. This does not assume the forfeiture of an aggregate 500,000 shares of New PubCo Class A Common Stock upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.:

	No Additional Redemptions Scenario		50% of Maximum Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
ESGEN Class A ordinary shares held by current ESGEN public shareholders	1,408,555	2.5	704,278	1.3	0	0.0
ESGEN Class B ordinary shares(1)	742,564	1.3	742,564	1.3	742,564	1.4
ESGEN Class A ordinary shares held by the Sponsor(2)	4,621,072	11.8	4,621,072	11.9	4,621,072	12.1
Holders of ESGEN Public Warrants(3)	13,800,000	24.5	13,800,000	24.8	13,800,000	25.1
Sellers(4)(5)	33,730,000	59.9	33,730,000	60.7	33,730,000	61.4

Total shares outstanding (projected to be issued and outstanding)	56,302,191		55,597,914		54,893,636

(1)

Consists of 742,564 New PubCo Class A Common Stock held by all of the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures at Closing of 538,359 ESGEN Class B ordinary shares made by the Initial Shareholders, other than the Sponsor. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.

(2)

Consists of 4,621,072 shares of New PubCo Class A Common Stock held by the Sponsor, including the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, and (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units. This does not assume the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s aggregate forfeitures at Closing of 2,361,641 ESGEN Class A ordinary shares.

(3)

Consists of 13,800,000 ESGEN Public Warrants held by public shareholders, which will convert into New PubCo Warrants in connection with the Domestication. The New PubCo Warrants will become exercisable 30 days after the completion of Business Combination. For illustrative purposes of demonstrating the potential dilutive effect of the New PubCo Warrants, such securities are presented here as if they were fully exercised at Closing.

(4)	Assumes that an aggregate of 33,730,000 shares of New PubCo Class V Common Stock are issued to the Sellers upon consummation of the Business Combination.
(5)

Assumes the exchange of 100% of the Sunergy Company Interests that will be outstanding at Closing for shares of New PubCo Class V Common Stock. Please refer to “The Business Combination Agreement — Related Agreements — OpCo A&R LLC Agreement” for more information.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that ESGEN redeem your shares for cash no later than 5:00 p.m., Eastern Time, on    , 2024 (the second business day preceding the vote on the Business Combination Proposal) by delivering your share certificates (if any) and other redemption forms at the address below to CST, ESGEN’s transfer agent, physically or electronically using DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Holders of ESGEN Units must elect to separate the underlying ESGEN Class A ordinary shares and ESGEN Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ESGEN Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ESGEN Units into underlying ESGEN Class A ordinary shares and ESGEN Public Warrants, or if a holder holds ESGEN Units registered in its own name, the holder must contact CST, ESGEN’s transfer agent, directly and instruct them to do so. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $  , or approximately $   per Public Share, as of     , 2024, the Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to ESGEN to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of ESGEN’s creditors, if any (other than creditors who have executed a waiver against of rights to monies held in the Trust Account), which could have priority over the claims of Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption made by a holder of Public Shares may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until Closing.

Any corrected or changed proxy card or written demand of redemption rights must be received by CST, ESGEN’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to CST, ESGEN’s transfer agent, prior to the vote at the Special Meeting.

If a holder of Public Shares properly makes a request for redemption and the certificates for the ESGEN Class A ordinary shares (if any) along with the redemption forms are delivered as described to CST, ESGEN’s transfer agent, as described herein, then, if the Business Combination is consummated, ESGEN will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ESGEN Class A ordinary shares for cash.

For the avoidance of doubt, the Sponsor as the holder of Converted Shares shall have no redemption rights in respect thereof.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:

We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares, which generally will result in the recognition of capital gain or loss, subject to the applicability of the rules applicable to a “passive foreign investment company” (“PFIC”). There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that such U.S. Holder owns or is deemed to own (including through the ownership of ESGEN Public Warrants) prior to and following the redemption.

The tax consequences of the exercise of redemption rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED DOMESTICATION?

A:	No. Neither ESGEN shareholders nor ESGEN warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	WHY IS ESGEN PROPOSING THE DOMESTICATION?

A:

The ESGEN Board believes that there are significant advantages to New PubCo that will arise as a result of a change of domicile to Delaware, including (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “Proposal No. 3 — The Domestication Proposal — Reasons for the Domestication.” The ESGEN Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, Sunergy has required the Domestication occur as a condition to consummating the Business Combination.

To effect the Domestication, ESGEN will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ESGEN will be domesticated and continue as a Delaware corporation, at which time ESGEN will change its name to Zeo Energy Corp.

The approval of the Domestication Proposal is a condition to the Closing. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Q:	HOW WILL THE DOMESTICATION AFFECT MY PUBLIC SHARES, ESGEN PUBLIC WARRANTS AND ESGEN UNITS?

A:

On the effective date of the Domestication, (i) each outstanding ESGEN Class A ordinary share (including any such share received upon the ESGEN Share Conversion) will become one share of New PubCo Class A Common Stock, (ii) each outstanding ESGEN Public Warrant will become a New PubCo Warrant, (iii) each outstanding ESGEN Private Placement Warrant will be cancelled and (iv) New PubCo will file the Proposed New PubCo Organizational Documents to serve as its governing documents in connection with the Domestication.

In connection with the Domestication, each outstanding ESGEN Unit not previously separated into its component ESGEN Class A ordinary share and one-half of one ESGEN Public Warrant will be cancelled and the holder thereof will be entitled to one share of New PubCo Class A Common Stock and one-half of one New PubCo Warrant.

Q:	WHAT IS INVOLVED WITH THE DOMESTICATION?

A:

The Domestication will require ESGEN to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, ESGEN will cease to be a company incorporated under the laws of the Cayman Islands and in connection with the Business

Combination, ESGEN will continue as a Delaware corporation. The Existing Organizational Documents will be replaced by the Proposed Charter and Proposed Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by the laws of Delaware.

Q:	WHAT HAPPENS TO THE FUNDS IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

The net proceeds of the IPO, together with funds raised from the ESGEN Private Placement Warrants simultaneously with the consummation of the IPO, were placed in the Trust Account immediately following the IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and then, together with the proceeds of the Financing Agreements, contributed to New PubCo for use as working capital and for general corporate purposes.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) (an “F Reorganization”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as ESGEN, whether the Domestication qualifies as an F Reorganization is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of ESGEN’s earnings in income;

•

a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of Public Shares for shares of New PubCo Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its Public Shares provided certain other requirements are satisfied; and

•

a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

ESGEN does not expect to have significant cumulative earnings and profits through the date of the Domestication.

ESGEN believes that it is likely classified as a PFIC. If ESGEN is a PFIC, a U.S. Holder of Public Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or ESGEN Public Warrants for New PubCo Class A Common Stock or New PubCo Warrants pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New PubCo Class A Common Stock or New PubCo Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or ESGEN Public Warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New PubCo Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:	WHAT IS A TAX RECEIVABLE AGREEMENT?

A:

In connection with the Business Combination, we will enter into the Tax Receivable Agreement with the TRA Holders. Pursuant to the Tax Receivable Agreement, we will be required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Right or a Mandatory Exchange and certain benefits attributable to imputed interest. The Tax Receivable Agreement confers significant economic benefits to the TRA Holders as payments to such TRA Holders may be substantial. Further, any such payments will reduce cash that would otherwise have been available to New PubCo for other uses, some of which could have benefited the holders of New PubCo Class A Common Stock. Any such reduction could have a substantial negative impact on our liquidity. For more information on the Tax Receivable Agreement, please see the section entitled “The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.”

Q:	HOW DO THE SPONSOR AND THE OTHER INITIAL SHAREHOLDERS INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?

A:

The Sponsor owns of record and is entitled to vote approximately 67.6% of the outstanding ESGEN ordinary shares, and all Initial Shareholders collectively own of record and are entitled to vote an aggregate of approximately 83.0% of the outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. The Sponsor and other Initial Shareholders have agreed to vote any founder shares and any ESGEN Class A ordinary shares held by them as of the Record Date in favor of the Shareholder Proposals. In addition, pursuant to the Amendment to the Letter Agreement executed by the Initial Shareholders on April 19, 2023 in connection with the execution of the Business Combination Agreement, the Initial Shareholders have agreed to vote all of their ESGEN Class A ordinary shares and ESGEN Class B ordinary shares in favor of the Shareholder Proposals, even if the ESGEN Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify the recommendation of the ESGEN Board in connection with the Business Combination. See “Certain Relationships and Related Party Transactions — Amendment to the Letter Agreement.”

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

One or more shareholders who together hold at least one-third of the issued and outstanding ESGEN ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The presence, in person or by proxy, of the Sponsor and other Initial Shareholders, who currently own approximately 83.0% of the issued and outstanding ESGEN ordinary shares, will satisfy this quorum requirement. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, ESGEN ordinary shares would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. ESGEN shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If ESGEN shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Furthermore, if any of the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal or the Incentive Equity Plan Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by ESGEN’s shareholders. However, pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 67.6% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 83.0% of the aggregate voting power of the ESGEN ordinary shares, in favor of the Business Combination Proposal. As a result, approval of the Business Combination Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Redemption Limitation Amendment Proposal: The approval of the Redemption Limitation Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. The Redemption Limitation Amendment Proposal is not conditioned upon any other Shareholder Proposal. Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 67.6% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 83.0% of the aggregate voting power of the ESGEN ordinary shares in favor of the Redemption Limitation Amendment Proposal. As a result, approval of the Redemption Limitation Amendment Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal. If any of the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal or the Incentive Equity Plan Proposal is not approved, the Domestication Proposal will have no effect, even if approved by ESGEN’s shareholders. Furthermore, ESGEN shareholders must approve the Domestication Proposal in order for the Business Combination to occur. Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing

28.3% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 92.9% of the aggregate voting power of the ESGEN ordinary shares in favor of the Domestication Proposal. As a result, approval of the Domestication Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Organizational Documents Proposal and holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Organizational Documents Proposal. If any of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal or the Incentive Equity Plan Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by ESGEN’s shareholders. Furthermore, ESGEN shareholders must approve the Organizational Documents Proposal in order for the Business Combination to occur. Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 28.3% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 92.9% of the aggregate voting power of the ESGEN ordinary shares in favor of the Organizational Documents Proposal. As a result, approval of the Organizational Documents Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Advisory Charter Proposals: The approval of any of the Advisory Charter Proposals is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal but, pursuant to SEC guidance, ESGEN is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on ESGEN or the ESGEN Board (separate and apart from the approval of the Organizational Documents Proposal). The approval of the Advisory Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Furthermore, the Business Combination is not conditioned on the separate approval of any of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 67.6% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 83.0% of the aggregate voting power of the ESGEN ordinary shares in favor of the Advisory Charter Proposals. As a result, approval of the Advisory Charter Proposals will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Incentive Equity Plan Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by ESGEN’s shareholders. Furthermore, ESGEN shareholders must approve the Nasdaq Proposal in order for the Business Combination to occur. Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 67.6% of the aggregate voting power of the

ESGEN ordinary shares, and all Initial Shareholders have collectively agreed to vote shares representing approximately 83.0% of the aggregate voting power of the ESGEN ordinary shares in favor of the Nasdaq Proposal. As a result, approval of the Nasdaq Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Nasdaq Proposal is not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by ESGEN’s shareholders. Furthermore, ESGEN shareholders must approve the Incentive Equity Plan Proposal in order for the Business Combination to occur. Pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Sponsor has agreed to vote shares representing 67.6% of the aggregate voting power of the ESGEN ordinary shares, and all Initial Shareholders collectively have agreed to vote shares representing approximately 83.0% of the aggregate voting power of the ESGEN ordinary shares in favor of the Incentive Equity Plan Proposal. As a result, approval of the Incentive Equity Plan Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote thereon at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, only holders of ESGEN Class B ordinary shares are entitled to vote on the election of directors prior to the closing of ESGEN’s initial business combination. Therefore, only holders of ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal at the Special Meeting. If any of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ESGEN Class B ordinary shares. The Initial Stockholders currently hold all issued and outstanding ESGEN Class B ordinary shares, and pursuant to the IPO Letter Agreement and the Amendment to the Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement,” the Initial Shareholders collectively have agreed to vote their shares in favor of the Director Election Proposal. As a result, approval of the Director Election Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal. For the avoidance of doubt, if put forth at the Special Meeting, the Adjournment Proposal will be the first and only proposal voted on and the Condition Precedent Proposals and other Shareholder Proposals will not be submitted to the shareholders for a vote.

Q:	DO ANY OF ESGEN’S DIRECTORS OR OFFICERS OR THE SPONSOR HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF ESGEN SHAREHOLDERS?

A:

ESGEN’s executive officers and certain non-employee directors and the Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of ESGEN generally. For example, following the Business Combination, the Sponsor can earn a positive rate of return on its investment, even if other shareholders of ESGEN experience a negative rate of return on their investment.

Accordingly, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to the Public Shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Sunergy is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The ESGEN Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of ESGEN. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination.”

You should take these interests into account in deciding whether to vote to approve the Business Combination. These interests include, among other things, the interests listed below:

•

the fact that James P. Benson will be the Sponsor’s designee to the New PubCo Board upon the closing of the Business Combination. As a director, in the future, Mr. Benson may receive any cash fees, stock options or stock awards that the New PubCo Board determines to pay to its directors;

•

the fact that, for no consideration, the Initial Shareholders have agreed not to redeem any ESGEN ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,619,077 ESGEN Class B ordinary shares, which were converted into the Converted Shares pursuant to the Voluntary Conversion on October 23, 2023. As of September 30, 2023, there were 6,900,000 ESGEN Class B ordinary shares owned by the Initial Shareholders. As of     , 2024, the Record Date for the Special Meeting, the 3,257,436 shares of New PubCo Class A Common Stock and the 742,564 shares of New PubCo Class A Common Stock that the Sponsor and the other Initial Shareholders will hold following the Business Combination, respectively, if unrestricted and freely tradable, would have had an aggregate market value of $   and $   , respectively, based upon the closing price of $   per ESGEN Class A ordinary share on the Nasdaq on     , 2024, the most recent closing price, and $     and $    , respectively, based on an implied transaction price of $     per share;

•	the fact that the Sponsor has agreed to purchase the Sponsor PIPE Securities;

•

the fact that the Sponsor, the other Initial Shareholders and ESGEN’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ESGEN ordinary shares (other than ESGEN Class A ordinary shares that are not Converted Shares) held by them if ESGEN fails to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions);

•	the fact that the Initial Shareholders will enter into the A&R Registration Rights Agreement;

•	the continued indemnification of ESGEN’s directors and officers and the continuation of ESGEN’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ESGEN’s officers and directors will lose their entire investment in ESGEN and will not be reimbursed for any out-of-pocket expenses, including, among other expenses, office space, secretarial and administrative services, prepaid expenses and other payables and expenses of approximately $422,975 as of September 30, 2023, if an initial business combination is not consummated by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf;

•

the fact that if the Trust Account is liquidated, including in the event ESGEN is unable to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), the Sponsor has agreed to indemnify ESGEN to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ESGEN has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ESGEN, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that ESGEN may be entitled to distribute or pay over funds held by ESGEN outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;

•

the fact that the Initial Shareholders entered into the Amendment to the Letter Agreement pursuant to which the original lock-up period to which the Sponsor and our directors and executive officers are subject was amended, effective as of the Closing, to reduce such lock-up period;

•

the fact that ESGEN has issued two outstanding unsecured promissory notes to the Sponsor and has drawn $1,783,743.89 pursuant to such promissory notes as of January 9, 2024, and the unsecured promissory notes will go unpaid whether or not an initial business combination is consummated;

•

the fact that ESGEN has a third outstanding unsecured promissory note to the Sponsor for a principal amount of up to $750,000 and such unsecured promissory note will go unpaid in the event that an initial business combination is not consummated;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•

the fact that the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of New PubCo Class A Common Stock is approximately $2.04 or more per share, even if other shareholders experience a negative rate of return in the post-Business Combination company.

These interests may have influenced the ESGEN Board in making their recommendation that you vote in favor of the approval of the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination” for a further discussion of these considerations.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of ESGEN as of , 2024 you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of ESGEN as of the Record Date, you may also cast your vote at the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a legal proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at 10:00 a.m., Eastern Time, on     , 2024. The physical place of the meeting will be at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002. ESGEN encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/esgenspac/bc2024. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (800) 450-7155 (toll-free), outside the U.S. and Canada +1 (857) 999-9155 (standard rates apply) and, when prompted, enter the pin number 0459769#. As this is listen-only, you will not be able to vote or enter questions during the Special Meeting. All ESGEN shareholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to ESGEN or by voting at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name,” please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power.

If you are an ESGEN shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the Shareholder Proposals. Such broker non-votes will have no effect on the vote count for any of the proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an ESGEN shareholder that attends the Special Meeting and fails to vote on the Business Combination Proposal, the Redemption Limitation Amendment Proposal, the Domestication Proposal, the

Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal (if put forth at the Special Meeting), or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the ESGEN shares represented by your proxy will be voted as recommended by the ESGEN board of directors with respect to that Shareholder Proposal.

Q:	WHAT HAPPENS IF I SELL MY PUBLIC SHARES BEFORE THE SPECIAL MEETING?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•	filing a notice with the Secretary of ESGEN;

•	mailing a new, subsequently dated proxy card; or

•	attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of ESGEN and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to ESGEN and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. Eastern Time on     , 2024, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your ESGEN ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will become a stockholder and/or warrant holder of New PubCo. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder of ESGEN while ESGEN searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES FOR THE SPECIAL MEETING?

A:

ESGEN will pay the cost of soliciting proxies for the Special Meeting. ESGEN has engaged Morrow Sodali LLC (“Morrow Sodali”), as proxy solicitor to assist in the solicitation of proxies for the Special Meeting. ESGEN has agreed to pay Morrow Sodali a fee of $15,000.00, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. ESGEN’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE EXTRAORDINARY GENERAL MEETING?

A:

The preliminary voting results may be announced at the Special Meeting. ESGEN will publish final voting results of the Special Meeting in a Current Report on Form 8-K within four business days after the Special Meeting.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS, VOTING OR THE BUSINESS COMBINATION?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali, the proxy solicitation agent for ESGEN, at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: ESAC.info@investor.morrowsodali.com

If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to CST, ESGEN’s transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on     , 2024 (the second business day preceding the vote on the Business Combination Proposal). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which ESGEN and Sunergy refer before you decide how to vote with respect to the Shareholder Proposals. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties to the Business Combination

ESGEN Acquisition Corporation

ESGEN is a blank check company incorporated as a Cayman Islands exempted company with limited liability organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ESGEN completed its IPO on October 22, 2021. ESGEN Units, Public Shares, and ESGEN Public Warrants are currently listed on the Nasdaq under the symbols “ESACU,” “ESAC” and “ESACW,” respectively. ESGEN intends to apply for listing, to be effective upon consummation of the Business Combination, of the New PubCo Class A Common Stock and New PubCo Warrants to purchase New PubCo Class A Common Stock on the Nasdaq under the proposed symbols “ZEO” and “ZEOWW,” respectively.

Following the Business Combination, New PubCo will be organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy will hold and operate substantially all of the assets and business of New PubCo, and New PubCo will be a publicly listed holding company that will hold a certain amount of equity interests in OpCo, which will hold all of the equity interests in Sunergy.

ESGEN’s principal executive offices are located at 5956 Sherry Lane, Suite 1400, Dallas, TX 75225 and its phone number is (214) 987-6100.

Sunergy

Sunergy is a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas and Missouri. Sunergy was created through the contribution of Sunergy Solar LLC (“Sunergy Solar”) and Sun First Energy, LLC (“Sun First Energy”) to Sunergy on October 1, 2021.

Sunergy’s principal executive offices are located at 7625 Little Rd, Suite 200A, New Port Richey, FL 34654 and its phone number is (727) 375-9375.

OpCo

OpCo is a Delaware limited liability company and a direct, wholly-owned subsidiary of ESGEN. OpCo was incorporated on April 14, 2023 solely for the purpose of effecting the Business Combination. OpCo has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and the Business Combination. Following the Business Combination, New PubCo will be organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy will hold and operate substantially all of the assets and business of New PubCo, and New PubCo will be a publicly listed holding company that will hold a certain amount of equity interests in OpCo, which will hold all of the equity interests in Sunergy.

OpCo’s principal executive offices are located at 5956 Sherry Lane, Suite 1400, Dallas, TX 75225 and its phone number is (214) 987-6100.

The Business Combination Agreement (page 145)

The terms and conditions of the Business Combination are contained in the Initial Business Combination Agreement and the First Amendment, substantially in the form attached to this document as Annex A-1 and Annex A-2, respectively, which are incorporated by reference herein in their entirety. ESGEN encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “The Business Combination Agreement.”

Structure of the Business Combination (page 170)

The Business Combination contemplates, among other things, the following transactions:

•	At least one day prior to the Closing, ESGEN will redeem each ESGEN Class A ordinary share from the holders of Public Shares who have elected to redeem their Public Shares;

•

Following any such Public Share Redemption of Public Shares and at least one day prior to the Closing, each outstanding ESGEN Class B ordinary share will convert into one ESGEN Class A ordinary share; provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class A ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares;

•

Subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, on the Closing Date prior to the Closing, ESGEN will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware and, in connection with the Domestication, the following will occur: (i) ESGEN will change its name to Zeo Energy Corp., (ii) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A Common Stock, (iii) each outstanding ESGEN Public Warrant will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share, (iv) each outstanding ESGEN Private Placement Warrant will be cancelled and (v) ESGEN will file its certificate of incorporation substantially in the form of the Proposed Charter attached to this proxy statement/prospectus Annex B and will adopt bylaws substantially in the form of the Proposed Bylaws attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit, that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (a) one share of New PubCo Class A Common Stock and (b) one-half of one New PubCo Warrant;

•	On the Closing Date prior to the Closing, New PubCo and OpCo, as applicable, will cause the PIPE Financing to be consummated in accordance with the terms of the applicable Financing Agreements;

•

Prior to the Closing, Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

•	At the Closing, (i) New PubCo will contribute to OpCo (a) all of its assets (excluding its interest in OpCo and the Shareholder Redemption Amount) and (b) the Seller Class V Common Stock and (ii) in

exchange therefor, OpCo will issue to New PubCo (a) a number of OpCo Manager Units which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing of the Business Combination and (b) a number of warrants of OpCo to purchase OpCo Manager Units, which shall equal the number of New PubCo Warrants outstanding immediately after the Closing;

•

Immediately following the New PubCo Contribution, (i) the Sellers will contribute to OpCo the Sunergy Company Interests and (ii) in exchange therefor, OpCo shall transfer to the Sellers (a) a number of Exchangeable OpCo Units and (b) the Seller Class V Common Stock; and

•	In connection with the Closing, New PubCo will adopt the 2024 Plan.

Consideration to Sunergy Holders in the Business Combination

The Sellers will receive the Exchangeable OpCo Units, together with an equal number of shares of New PubCo Class V Common Stock (together, valued at approximately $337.3 million), in exchange for approximately $337.3 million in Sunergy Company Interests. Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Simplified Pre-Combination Structure of Sunergy

The following diagram illustrates in simplified terms the current structure of Sunergy and its operating subsidiaries prior to the Closing.

Simplified Post-Combination New PubCo Structure

The following diagrams illustrate in simplified terms the expected structure of New PubCo and its operating subsidiaries upon the Closing.

(1)	Assumes the forfeiture of 538,359 ESGEN ordinary shares by the Initial Shareholders (other than the Sponsor) at Closing.
(2)	Assumes the forfeiture of 2,361,641 ESGEN ordinary shares by the Sponsor at Closing.
(3)

New PubCo, as the sole managing member of OpCo, will have the full, exclusive and complete discretion to manage and control the business and affairs of OpCo, except as otherwise required under the OpCo A&R LLC Agreement or applicable law.

(4)

The interests set forth above (a) assume (i) that no Public Shareholders elect to have their Public Shares redeemed and (ii) that there are no other issuances of equity interests of New PubCo or OpCo and (b) do not take into account the New PubCo Warrants that will remain outstanding following the Closing and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease. If these assumptions are not correct, then the percentages of ownership set forth in the diagram above would change.

(5)	Percentages are based on all outstanding New PubCo Common Stock.

Related Agreements

PIPE Financing (page 186)

In connection with entering into the Business Combination Agreement, ESGEN entered into the Sponsor Subscription Agreement with the Sponsor, pursuant to which, among other things, the Sponsor agreed to purchase $10 million in Convertible OpCo Preferred Units concurrently with Closing and an additional $5 million in Convertible OpCo Preferred Units within six months of Closing if called for by New PubCo. The Sponsor Subscription Agreement contains customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and are subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transactions contemplated by the Sponsor Subscription Agreement have not been consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor or its affiliates). The applicable portion of the Sponsor PIPE Investment as noted above is expected to close immediately prior to the Closing.

In addition to the Sponsor PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into Additional PIPE Agreements in form and substance reasonably acceptable to ESGEN and Sunergy, to support the Business Combination.

For more information regarding the Sponsor Subscription Agreement and the Additional PIPE Agreements, see the section entitled “The Business Combination Agreement — Related Agreements — PIPE Financing.”

A&R Registration Rights Agreement (page 189)

The Business Combination Agreement contemplates that, at the Closing, the New PubCo Holders and New PubCo will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, (i) New PubCo and the Initial Shareholders will agree to amend and restate the Registration and Shareholder Rights Agreement, dated as of October 22, 2021, entered into by them in connection with the IPO and (ii) New PubCo will provide the New PubCo Holders certain registration rights with respect to certain shares of New PubCo Class A Common Stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement or the Proposed Charter.

For more information regarding the A&R Registration Rights Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — A&R Registration Rights Agreement.”

OpCo A&R LLC Agreement (page 190)

Following the Business Combination, New PubCo will be organized in an “Up-C” structure, such that OpCo and the subsidiaries of OpCo will hold and operate substantially all of the assets and business of New PubCo, and New PubCo will be a publicly listed holding company that will hold common equity interests in OpCo, which will hold all of the equity interests in Sunergy. Until any OpCo Unit Redemption has occurred, the Sellers will generally hold the remainder of the common equity interests of OpCo through their ownership of the Exchangeable OpCo Units. In addition, as described above, the Sponsor will, upon the Closing, own all of the Convertible OpCo Preferred Units. At Closing, OpCo will amend and restate its limited liability company agreement in its entirely.

For more information regarding the OpCo A&R LLC Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — OpCo A&R LLC Agreement.”

Amendment to the Letter Agreement (page 194)

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares immediately prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares in connection with Closing, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares in connection with Closing, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

For more information regarding the Amendment to the Letter Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement.”

Lock-Up Agreement (page 194)

The Business Combination Agreement contemplates that, concurrently with the Closing, certain of the Sellers (the “Lock-Up Sellers”) will enter into the Lock-Up Agreement, pursuant to which each of the Lock-Up Sellers will agree not to transfer its Exchangeable OpCo Units and corresponding shares of Seller Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement).

For more information regarding the Lock-Up Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Lock-Up Agreement.”

Tax Receivable Agreement (page 186)

Concurrently with the Closing, we will enter into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement generally provides for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and certain benefits attributable to imputed interest.

For more information regarding the Tax Receivable Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.”

Conditions to Closing (page 173)

The Closing is subject to certain conditions, including, but not limited to:

•	the receipt of the required approvals of ESGEN’s shareholders at the Special Meeting;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, or order which is then in effect and has the effect of making the transactions illegal or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

•	the expiration or termination of any applicable waiting period (and any extension thereof) required under the HSR Act;

•

the New PubCo Class A Common Stock to be issued in connection with the Business Combination immediately after Closing shall be listed on Nasdaq and New PubCo will be able to satisfy any continued listing requirements of Nasdaq immediately after Closing;

•

if the ESGEN shareholders do not approve the Redemption Limitation Amendment Proposal, ESGEN having at least $5,000,001 of net tangible assets remaining immediately after any holders of the Public Shares exercise their redemption rights;

•	the effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act;

•

six director nominees proposed by Sunergy shall have been elected to the New PubCo Board as of the Closing (at least three of whom shall also meet certain requirements for service on the audit committee of New PubCo following the Closing) and one director nominee proposed by the Sponsor shall have been elected to the New PubCo Board as of the Closing;

•

since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement) or SPAC Material Adverse Effect (as defined in the Business Combination Agreement) having occurred that is continuing and uncured; and

•

the Public Share Redemption, the ESGEN Share Conversion, the Domestication, the amendment and restatement of the Existing Organizational Documents and the Financing Agreements having occurred or been consummated, as applicable, in accordance with the Business Combination Agreement.

To the extent permitted by applicable law, the conditions set forth in the Business Combination Agreement may be waived in writing by ESGEN or Sunergy (as applicable).

Termination (page 183)

The Business Combination Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the Closing:

•	by the mutual written consent of ESGEN and Sunergy;

•	by either ESGEN or Sunergy, subject to certain customary exceptions, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Outside Date;

•

by either ESGEN or Sunergy, if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Business Combination Agreement;

•

by either ESGEN or Sunergy, if any of the Condition Precedent Proposals shall fail to receive the requisite vote for approval at the Special Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of the Business Combination Agreement); provided, however, that ESGEN may not exercise this termination right if, directly or indirectly, through its affiliates, ESGEN is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of any of the Condition Precedent Proposals to receive the requisite vote or approval at the Special Meeting;

•

by ESGEN, if there has been a breach of any representation, warranty, covenant or agreement on the part of Sunergy or the Sellers set forth in the Business Combination Agreement such that certain conditions to the obligations of ESGEN to consummate the Closing could not be satisfied; provided, that ESGEN has not waived such breach and that ESGEN and OpCo are not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of Sunergy to consummate the Closing from being satisfied; provided further that, if such breach is curable by Sunergy or the Sellers, then ESGEN may not terminate for so long as Sunergy or the Sellers, as applicable, continue to exercise reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after written notice thereof is delivered to Sunergy by ESGEN and (ii) the Outside Date;

•

by Sunergy, if there has been a breach of any representation, warranty, covenant or agreement on the part of ESGEN or OpCo set forth in the Business Combination Agreement such that certain conditions to the obligations of Sunergy to consummate the Closing could not be satisfied; provided, that Sunergy has not waived such breach and that Sunergy and the Sellers are not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of ESGEN to consummate the Closing from being satisfied; provided further that, if such breach is curable by ESGEN or OpCo, then Sunergy may not terminate for so long as ESGEN and OpCo continue to exercise reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after written notice thereof is delivered to ESGEN by Sunergy and (ii) the Outside Date;

•

by Sunergy, if the ESGEN Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify, the recommendation of the ESGEN Board to approve all of the Shareholder Proposals, except the Director Election Proposal, pursuant to the exercise of its fiduciary duties under the Business Combination Agreement;

•

by Sunergy, upon the liquidation (or public announcement thereof) of the Trust Account if ESGEN fails in connection with any extension to timely pay any amounts required to be deposited into the Trust Account in accordance with the terms of the Existing Organizational Documents; or

•

by Sunergy, if the ESGEN Class A ordinary shares have become delisted from Nasdaq and are not relisted on Nasdaq (or another national securities exchange mutually agreed to by ESGEN and Sunergy) within 30 days after such delisting.

Payment of Transaction Expenses (page 185)

Generally, all expenses incurred in connection with the Business Combination Agreement will be paid by the party incurring such expenses. If the Closing does occur, ESGEN will pay or cause to be paid all accrued and unpaid transaction expenses of ESGEN, only up to a maximum of $8,000,000, and Sunergy and will retain any remaining Aggregate Transaction Proceeds on the balance sheet of OpCo or Sunergy. For all transaction expenses of ESGEN of any kind above $8,000,000, ESGEN must pay such expenses in full prior to Closing so that neither ESGEN nor OpCo has any liability for such expenses after Closing.

Redemption Rights (page 193)

In connection with the proposed Business Combination, pursuant to the Existing Organizational Documents, a Public Shareholder may request that ESGEN redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•

(i) hold Public Shares or (ii) if you hold Public Shares through ESGEN Units, you elect to separate your ESGEN Units into the underlying Public Shares and ESGEN Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

•

submit a written request to CST, ESGEN’s transfer agent, in which you (i) request that ESGEN redeem all or a portion of your Public Shares for cash, and (ii) if you hold Public Shares through a broker in street name, identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

•	deliver your Public Shares to CST, ESGEN’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to, 5:00 p.m., on     , 2024 (the second business day preceding the vote on the Business Combination Proposal), or such later date as determined by the ESGEN Board in the event of a postponement of the Special Meeting, in order for their shares to be redeemed.

Holders of ESGEN Units must elect to separate the ESGEN Units into the underlying Public Shares and ESGEN Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their ESGEN Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the ESGEN Units into the underlying Public Shares and ESGEN Public Warrants, or if a holder holds ESGEN Units registered in its own name, the holder must contact CST, ESGEN’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder if such holder is not a holder of record and provide its legal name, phone number and address to CST, ESGEN’s transfer agent, in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to CST, ESGEN’s transfer agent, New PubCo will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the vote at the Special Meeting. For illustrative purposes, this would have amounted to approximately $  per issued and outstanding public share, based on    shares subject to possible redemption as of     , 2024. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption is contemplated to take place prior to the Domestication and accordingly it is Public Shares that will be redeemed at least one day prior to the Closing. See “The Special Meeting of ESGEN — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the consent of ESGEN. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the consent of ESGEN.

Holders of the ESGEN Warrants will not have redemption rights with respect to the ESGEN Warrants.

Appraisal Rights (page 201)

ESGEN’s shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Shareholder Proposals.

ESGEN Special Meeting and the Proposals (page 195)

The Special Meeting will be held at 10:00 a.m., Eastern Time, on     , 2024. The physical place of the meeting will be at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002. ESGEN encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/esgenspac/bc2024. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (800) 450-7155 (toll-free), outside the U.S. and Canada +1 (857) 999-9155 (standard rates apply) and, when prompted, enter the pin number 0459769#. As this is listen-only, you will not be able to vote or enter questions during the Special Meeting. At the Special Meeting, ESGEN’s shareholders will be asked to approve the Business Combination Proposal, the Redemption Limitation Amendment Proposal, the Domestication Proposal, Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put forth at the Special Meeting).

The ESGEN Board has fixed the close of business on     , 2024 as the Record Date for determining the holders of ESGEN ordinary shares entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were      ESGEN Class A ordinary shares and      ESGEN Class B ordinary shares outstanding and entitled to vote at the Special Meeting. Each ESGEN ordinary share entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting; however, under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and the Organizational Documents Proposal. Under the terms of the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only the holders of the ESGEN Class B ordinary shares are entitled to vote on the election of directors. Accordingly, only holders of ESGEN Class B ordinary shares will be entitled to vote on the Director Election Proposal. As of the Record Date, the Initial Shareholders owned and were entitled to vote      ESGEN ordinary shares, representing approximately     % of the ESGEN ordinary shares outstanding on that date. ESGEN currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Shareholder Proposals and, pursuant to the Amendment to the Letter Agreement, the Initial Shareholders have agreed to do so. As of the date hereof, Sunergy did not beneficially hold any ESGEN ordinary shares.

One or more shareholders who together hold at least one-third of the issued and outstanding ESGEN ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal (if put forth at the Special Meeting) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting.

Approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by holders of the ESGEN ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only the holders of the ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal.

Approval of the Redemption Limitation Amendment Proposal, the Domestication Proposal, the Advisory Charter Proposals and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and the Organizational Documents Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal and the Organizational Documents Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Director Election Proposal. The Business Combination is not conditioned on the Redemption Limitation Amendment Proposal, the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote. For the avoidance of doubt, if put forth at the Special Meeting, the Adjournment Proposal will be the first and only proposal voted on and the Condition Precedent Proposals and other Shareholder Proposals will not be submitted to the shareholders for a vote.

Recommendation of the ESGEN Board (page 197)

The ESGEN Board has unanimously determined that the Business Combination Proposal is in the best interests of ESGEN, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redemption Limitation Amendment Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Notwithstanding the order of the resolutions on the notice to the Special Meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the Special Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

The ESGEN Board’s Reasons for Approval of the Business Combination (page 205)

ESGEN was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ESGEN Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ESGEN Board and management to identify, acquire and operate one or more businesses. The members of the ESGEN Board and management have extensive transactional experience, particularly in the energy infrastructure industry.

As described under “Background of the Business Combination” the ESGEN Board, in evaluating the Business Combination, consulted with ESGEN’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the ESGEN Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the ESGEN Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ESGEN Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ESGEN’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In approving the Business Combination, although not required under the Existing Organizational Documents, the ESGEN Board obtained the Fairness Opinion from Houlihan. The Fairness Opinion stated that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan, as set forth in the Fairness Opinion, the Business Combination contemplated by the Initial Business Combination Agreement was fair, from a financial point of view, to the shareholders of ESGEN. The ESGEN Board believes it was reasonable to rely upon the Fairness Opinion at the time of its delivery in concluding that the Business Combination contemplated by the Initial Business Combination Agreement was in the best interest of ESGEN shareholders.

The Fairness Opinion spoke only as of its date. The ESGEN Board has not requested that Houlihan provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Houlihan or any other third party. See “Risk Factors — The Fairness Opinion obtained by the ESGEN Board from Houlihan will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination, including in connection with entry into the First Amendment. As such, no opinion from any financial advisor was obtained in connection with entry into the First Amendment.”

In addition, the Fairness Opinion was dated April 26, 2023, and was delivered in connection with the ESGEN Board’s evaluation of the Initial Business Combination Agreement. On January 24, 2024, the parties to the Initial Business Combination Agreement entered into the First Amendment. No new or updated fairness opinion was obtained prior to the ESGEN Board’s approval of the Amended Business Combination Agreement. In making its determination to approve the Amended Business Combination Agreement, the ESGEN Board made the necessary analysis to determine that the Amended Business Combination Agreement is fair, from a financial point of view, to shareholders of ESGEN based on their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN’s advisors.

We continue to describe the Fairness Opinion delivered on April 26, 2023 throughout this proxy statement/prospectus solely to provide historical context for the ESGEN Board’s deliberations in connection with its assessment of the Initial Business Combination. In light of the updated consideration to Sunergy holders set forth in the First Amendment, changes in macroeconomic conditions and recent market volatility, you should not rely on any discussion of the Fairness Opinion elsewhere in this proxy statement/prospectus or the text of the Fairness Opinion set forth in Annex K, in evaluating whether or not to vote your ESGEN ordinary shares in favor of the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus or in evaluating whether to redeem your ESGEN ordinary shares.

The ESGEN Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: Sunergy’s demonstrable contributions toward global sustainability and decarbonization through greenhouse gas reduction, the scale and growth potential of its solar platform, the prudent financial management of the business, the established current margins of the business and belief in the future ability of Sunergy’s management team to improve the economics of the business over time, and more generally the large and growing market for solar. Additionally, the ESGEN Board took into consideration the following factors or made the following determinations, as applicable, among others:

•	Meets the acquisition criteria that ESGEN had established to evaluate prospective business combination targets;

•	Attractive solar energy market with substantial regulatory support;

•	Experienced management team;

•	Strong commitment of the Sellers as demonstrated by rolling 100% of their current equity position following the Business Combination;

•	Valuation supported by financial analysis and due diligence;

•	Multiple avenues to accelerate organic growth opportunities;

•	Significant value creation and growth opportunities through potential acquisitions;

•	Sunergy’s expected post-Closing financial condition;

•	Sunergy’s strong relationship with strategic vendors and suppliers; and

•	That the Amended Business Combination Agreement remains fair.

In January 2024, the ESGEN Board also considered the projections (as defined below) as supporting the ESGEN Board’s continued positive view of the revised business combination terms included in the First Amendment.

The ESGEN Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: possible redemptions of ESGEN ordinary shares; litigation and threats of litigation and broader macro risks, including Sunergy’s reliance on its equipment suppliers, contractors and dealers for solar energy system components and technologies necessary to meet demand for its solar energy systems; uncertainty as to the continued support for solar energy laws and regulatory regimes applicable to various constituents in the solar energy industry, the withdrawal or lessening of which could present, regulatory, technical or economic barriers to the purchase, use and demand of Sunergy’s energy offerings; developments in tax and other governmental incentives applicable to the solar energy industry and the continued application of existing tax and other governmental incentives to solar energy systems, such as the Inflation Reduction Act of 2022, the unavailability of which could decrease the solar energy incentives available to consumers; and Sunergy’s reliance on certain utility rate structures, such as net metering, to offer competitive pricing to customers and the continued application of such utility rate structures. Additionally, the ESGEN Board considered the following issues and risks, among others:

•	Risk that the benefits described above may not be achieved;

•	Risk of the liquidation of ESGEN if the Business Combination is not completed;

•	ESGEN’s exclusivity obligations to Sunergy, including its obligation not to pursue alternative business combination transactions;

•	Limitations on the scope of review undertaken by Houlihan;

•	Risks that the Closing conditions will not be satisfied;

•	The magnitude of fees and expenses associated with completing the Business Combination;

•	Public company readiness of Sunergy’s management team; and

•	Other risk factors.

In addition to considering the factors described above, the ESGEN Board also considered that some officers and directors of ESGEN might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ESGEN’s other shareholders. ESGEN’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the ESGEN Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The ESGEN Board concluded that the potential benefits that it expected ESGEN and its shareholders to achieve as a result of the Business Combination outweighed the negative factors associated with the Business Combination. Accordingly, the ESGEN Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were in the best interests of ESGEN.

For more information about the ESGEN Board’s decision-making process concerning the Business Combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination.”

Satisfaction of 80% Test (page 194)

It is a requirement under the Existing Organizational Documents that the business or assets acquired in ESGEN’s initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of Nasdaq require that ESGEN’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of April 19, 2023, the date of the execution of the definitive agreement for the proposed Business Combination, the balance of the Trust Account was approximately $30,983,522 (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $24,786,818. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $390 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the definitive agreement for the proposed Business Combination. The enterprise value consists of an implied equity value for Sunergy (prior to the proposed Business Combination) of approximately $337.3 million. In determining whether the enterprise value described above represents the fair market value of Sunergy’s business, the ESGEN Board considered all of the factors described in the section of the proxy statement/prospectus captioned “The ESGEN Board’s Reasons for Approval of the Business Combination” and the fact that the purchase price for this business was the result of an arm’s length negotiation. As a result, the ESGEN Board concluded that the fair market value of Sunergy was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Regulatory Matters (page 209)

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ESGEN and Sunergy will file the required forms under the HSR Act with the Antitrust Division and the FTC and request early termination to the extent available. The Business Combination Agreement requires these filings to be made within ten business days of the initial filing of this Registration Statement.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Sunergy’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ESGEN cannot assure you that the Antitrust Division, the FTC, any state attorney general, any other government authority or any private party will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ESGEN cannot assure you as to its result.

None of ESGEN and Sunergy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The applicable waiting period required under the HSR Act expired as of 11:59 p.m. (ET) on November 1, 2023.

Proxy Solicitation (page 199)

Proxies may be solicited by mail, telephone or in person. ESGEN has engaged Morrow Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of ESGEN — Revoking Your Proxy.”

Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination (page 207)

When you consider the recommendation of the ESGEN Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and each executive officer and director of ESGEN have interests in such proposal that are different from, or in addition to, those of Public Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

the fact that James P. Benson will be the Sponsor’s designee to the New PubCo Board upon the closing of the Business Combination. As a director, in the future, Mr. Benson may receive any cash fees, stock options or stock awards that the New PubCo Board determines to pay to its directors;

•

the fact that, for no consideration, the Initial Shareholders have agreed not to redeem any ESGEN ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,619,077 ESGEN Class B ordinary shares which were converted into the Converted Shares pursuant to the Voluntary Conversion on October 23, 2023. As of September 30, 2023, there were 6,900,000 ESGEN Class B ordinary shares owned by the Initial Shareholders. As of     , 2024, the Record Date for the Special Meeting, the 5,619,077 shares of New PubCo Class A Common Stock and the 1,280,923 shares of New PubCo Class A Common Stock that the Sponsor and the other Initial Shareholders will hold following the Business Combination, respectively, if unrestricted and freely tradable, would have had an aggregate market value of $   and $   , respectively, based upon the closing price of $   per ESGEN Class A ordinary share on the Nasdaq on     , 2024, the most recent closing price, and $     and $    , respectively, based on an implied transaction price of $     per share;

•	the fact that the Sponsor has agreed to purchase the Sponsor PIPE Securities;

•

the fact that the Sponsor, the other Initial Shareholders and ESGEN’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ESGEN ordinary shares (other than ESGEN Class A ordinary shares that are not Converted Shares) held by them if ESGEN fails to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions);

•	the fact that the Initial Shareholders will enter into the A&R Registration Rights Agreement;

•	the continued indemnification of ESGEN’s directors and officers and the continuation of ESGEN’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ESGEN’s officers and directors will lose their entire investment in ESGEN and will not be reimbursed for any out-of-pocket expenses including, among other expenses, office space, secretarial and administrative services, prepaid expenses and other payables and expenses of approximately $422,975 as of September 30, 2023, if an initial business combination is not consummated by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf;

•

the fact that if the Trust Account is liquidated, including in the event ESGEN is unable to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), the Sponsor has agreed to indemnify ESGEN to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ESGEN has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ESGEN, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that ESGEN may be entitled to distribute or pay over funds held by ESGEN outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;

•

the fact that the Initial Shareholders entered into the Amendment to the Letter Agreement pursuant to which the original lock-up period to which the Sponsor and our directors and executive officers are subject was amended, effective as of the Closing, to reduce such lock-up period;

•

the fact that ESGEN has issued two outstanding unsecured promissory notes to the Sponsor and has drawn $1,783,743.89 pursuant to such promissory notes as of January 9, 2024, and the unsecured promissory notes will go unpaid whether or not an initial business combination is consummated;

•

the fact that ESGEN has a third outstanding unsecured promissory note to the Sponsor for up to $750,000 and such unsecured promissory note will go unpaid in the event that an initial business combination is not consummated;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•

the fact that the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of New PubCo Class A Common Stock is approximately $2.04 or more per share even if other shareholders experience a negative rate of return in the post-Business Combination company.

The Initial Shareholders have, pursuant to the Amendment to the Letter Agreement, agreed to, among other things, (i) vote all of their ESGEN ordinary shares in favor of the proposals being presented at the Special Meeting, (ii) waive their anti-dilution rights with respect to their ESGEN Class B ordinary shares in connection with the consummation of the Business Combination and (iii) be bound by certain transfer restrictions with respect to his, her or its shares in ESGEN prior to the Closing. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. As a result, approval of the Business Combination Proposal, Redemption Limitation Amendment Proposal, Domestication Proposal, Organizational Documents Proposal, Advisory Charter Proposals, Nasdaq Proposal, Equity Incentive Plan Proposal and Director Election Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders. See “Certain Relationships and Related Party Transactions — Amendment to the Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Amendment to the Letter Agreement.

At any time at or prior to the Business Combination, strictly outside (i) a period when they are not then aware of any material nonpublic information regarding us or our securities, (ii) a restricted period under Regulation M under the Exchange Act or (iii) a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act, the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates may purchase Public Shares in privately negotiated transactions from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. However, none of the funds in the Trust Account will be used to make such purchases. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

In the event that the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of the Business Combination purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction that (a) the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal (if put forth at the Special Meeting) are approved by the affirmative vote of at least a simple majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter, and (b) the Redemption Limitation Amendment Proposal, the Domestication Proposal and the Organizational Documents Proposals is each approved by the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter; (ii) otherwise limit the number of Public Shares electing to redeem; and (iii) increase the likelihood of the satisfaction of the requirement that, if the Redemption Limitation Amendment Proposal is not approved by the ESGEN shareholders, then New PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. There are no current commitments, plans or intentions to engage in any such transactions, and, to our knowledge, no party has formulated any terms or conditions for such transactions.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation would not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Shareholder Proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. Any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which ESGEN and the Sponsor believe improved the volume and quality of opportunities that were available to

ESGEN. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Existing Organizational Documents provide that ESGEN renounces its interest in any business combination opportunity offered to the Sponsor or ESGEN’s directors, officers, employees and certain affiliates. This waiver allows the Sponsor and ESGEN’s directors, officers, employees and certain respective affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. ESGEN is not aware of any such conflict or opportunity being presented to the Sponsor or any director or officer of ESGEN or their respective affiliates, nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

The existence of financial and personal interests of one or more of ESGEN’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ESGEN and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ESGEN’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Stock Exchange Listing

We expect to list the shares of New PubCo Class A Common Stock and New PubCo Warrants to purchase shares of New PubCo Class A Common Stock on the Nasdaq under the proposed symbols “ZEO” and “ZEOWW,” respectively.

Sources and Uses of Funds

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of ESGEN’s outstanding Public Shares are redeemed in connection with the Business Combination (“Assuming No Additional Redemptions”) and (ii) all 1,408,555 shares of ESGEN’s outstanding Public Shares are redeemed in connection with the Business Combination (“Assuming Maximum Redemptions”).

Assuming No Additional Redemptions

Source of Funds(1)		Uses(1)
Existing Cash held in Trust Account(2)	$16,053,446	Transaction Fees and Expenses(3)	$8,300,000
PIPE Financing(4)	10,000,000	Remaining Cash on Balance Sheet	22,753,446

Total Sources	$31,053,446	Total Uses	$31,053,446

(1)	Totals might be affected by rounding.
(2)	As of January 18, 2024.
(3)

Represents estimated transaction fees and expenses expected to be incurred by ESGEN for advisory, legal and other fees, and excludes Sunergy’s transaction fees and expenses since such fees and expenses are currently expected to be paid by Sunergy using its pre-closing available funds.

(4)	Assumes consummation of the transactions contemplated by the Sponsor Subscription Agreement that are required to occur at Closing.

Assuming Maximum Redemptions

Source of Funds(1)		Uses(1)
Existing Cash held in Trust Account(2)	$16,053,446	Remaining Cash on Balance Sheet	$6,738,176
PIPE Financing(5)	10,000,000	Transaction Fees and Expenses(4)	8,300,000

		ESGEN public redemption(3)	16,015,270

Total Sources	$31,053,446	Total Uses	$31,053,446

(1)	Totals might be affected by rounding.
(2)	As of January 18, 2024.
(3)

Based on 1,408,555 shares subject to possible redemption, which assumes the maximum number of Public Shares that can be redeemed are redeemed. This assumes that the Redemption Limitation Amendment Proposal is approved at the Special Meeting.

(4)

Represents estimated transaction fees and expenses expected to be incurred by ESGEN for advisory, legal and other fees, and excludes Sunergy’s transaction fees and expenses since such fees and expenses are currently expected to be paid by Sunergy using its pre-closing available funds.

(5)	Assumes consummation of the transactions contemplated by the Sponsor Subscription Agreement that are required to occur at Closing.

Accounting Treatment of the Business Combination (page 214)

Under both the No Redemption and Maximum Redemption scenarios, the Business Combination will be treated as a reverse recapitalization of Sunergy, with ESGEN being treated as the acquired company since there is no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing equity for the net assets of ESGEN, accompanied by a recapitalization.

Comparison of Corporate Governance and Shareholder Rights (page 215)

Following the consummation of the Business Combination, the rights of ESGEN shareholders who become New PubCo stockholders in the Business Combination will no longer be governed by the Existing Organizational Documents and instead will be governed by the Proposed Charter and the Proposed Bylaws of New PubCo. See “Proposal No. 3 — The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights” beginning on page 215.

Recent Developments

First Amendment

On January 24, 2024, ESGEN and Sunergy entered into the First Amendment to the Initial Business Combination Agreement. The First Amendment and the transactions contemplated thereby provide for, among other things, the: (i) reduction of the implied (a) enterprise value of Sunergy from $475 million to $390 million and (b) equity value of Sunergy from $410 million to $337.3 million; (ii) removal of the (a) Aggregate Transaction Proceeds condition and (b) provision requiring forfeiture of founder shares in connection with excess transaction expenses; (iii) modification of the terms and structure of the Sponsor PIPE Investment from $10.0 million in New PubCo Class A Common Stock, to up to $15.0 million in Convertible OpCo Preferred Units to be issued to the Sponsor pursuant to the Amended and Restated Subscription Agreement; (iv) forfeiture of an aggregate of 2.9 million founder shares and an additional 500,000 founder shares if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after the Closing); (v) forfeiture of all ESGEN Private Placement Warrants; and (vi) the outside date for the Business Combination to be extended to April 22, 2024.

Extension Amendment, Conversion Amendment and Voluntary Conversion

On September 28, 2023, ESGEN filed with the SEC a definitive proxy statement to seek shareholder approval of the Extension Amendment and the Conversion Amendment. The proposals relating to such amendments were approved on October 20, 2023 at the Extension Meeting. In connection therewith, on October 23, 2023, the Sponsor executed the Voluntary Conversion, resulting in the issuance of 5,619,077 ESGEN Class A ordinary shares, which we refer to as the Converted Shares. Notwithstanding the Voluntary Conversion, the Sponsor will not be entitled to receive any funds held in the Trust Account with respect to the Converted Shares issued to the Sponsor as a result of the Voluntary Conversion and no additional amounts will be deposited into the Trust Account in respect of such Converted Shares in connection with the Extension Amendment. Immediately following the Voluntary Conversion and the redemptions in connection with the approval of the Extension Amendment and the Conversion Amendment, 1,280,923 ESGEN Class B ordinary shares and 7,027,632 ESGEN Class A ordinary shares (including 5,619,077 Converted Shares) were issued and outstanding, respectively. On October 24, 2023, ESGEN deposited $0.0525 per Public Share then outstanding from its working capital account into the Trust Account in connection with the effectiveness of the Extension Amendment.

Promissory Note

On October 17, 2023, ESGEN issued an amended and restated promissory note (the “October 2023 Promissory Note”) in the principal amount of up to $2,500,000 to the Sponsor. The October 2023 Promissory Note amends, restates, replaces and supersedes the Note dated April 5, 2023. The October 2023 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination. The October 2023 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The October 2023 Promissory Note, as well as the promissory note issued on April 17, 2021 to the Sponsor (“April 2021 Promissory Note”), will not be repaid and will be cancelled at Closing. As of January 31, 2024, ESGEN had drawn $1,787,047.65 pursuant to the October 2023 Promissory Note and April 2021 Promissory Note, respectively.

On January 24, 2024, ESGEN issued a new promissory note (“January 2024 Promissory Note”) in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that ESGEN has available to it outside of its Trust Account.

Nasdaq Notice

On October 16, 2023, ESGEN received written notice (the “Notice”) from Nasdaq indicating that ESGEN was no longer in compliance with the minimum number of round lot holders required for continued listing on the Nasdaq Global Market (the “Round Lot Requirement”). In accordance with Nasdaq rules, ESGEN had a period of 45 days to submit to Nasdaq a plan to regain compliance, which it submitted on November 29, 2023 (the “Compliance Plan”), and which was accepted by Nasdaq on December 11, 2023 (the “Compliance Plan Acceptance Notice”). Pursuant to the Compliance Plan Acceptance Notice, ESGEN has until April 15, 2024 (the “Compliance Date”) to regain compliance with the Round Lot Requirement.

Deferred Underwriting Commission Waiver

On April 3, 2023 and April 12, 2023, Barclays and Citi, respectively, terminated and waived any right to receive deferred underwriting commissions pursuant to the Underwriting Agreement, which agreement related to

ESGEN’s IPO. In addition, on April 3, 2023, Barclays resigned as underwriter pursuant to Section 11(b)(1) of the Securities Act. Such waivers indicate that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. As a result, you should not place any reliance on the participation of the IPO Underwriters in the Business Combination prior to such withdrawals. As a result of the Barclays resignation and the IPO Underwriters’ associated gratuitous waiver of fees, the transaction fees payable by ESGEN at the consummation of the Business Combination will be reduced by $9.66 million. The services being provided by the IPO Underwriters prior to such resignations were substantially complete at the time of ESGEN’s IPO. ESGEN also provided to and discussed with Barclays and Citi the disclosures in this proxy statement/prospectus pertaining to Barclays’ and Citi’s role and resignation or waiver of any right to receive deferred underwriting commissions. Neither Barclays nor Citi expressed agreement nor disagreement with either the risks or the conclusions stated herein that are associated with its role and resignation. Neither Barclays nor Citi prepared or provided any of the disclosures in this proxy statement/prospectus or any analysis underlying such disclosure. As a result of such IPO Underwriters’ termination and waiver of their right to receive deferred underwriting commissions, ESGEN shareholders may be more likely to elect to redeem their shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. See “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Barclays and Citi did not provide any reasons for their respective waiver of any right to receive deferred underwriting commissions in connection with the consummation of ESGEN’s initial business combination. ESGEN did not seek out the reasons for such waivers nor is ESGEN willing to speculate as to Barclays’ and Citi’s reasons for such waivers. ESGEN has not engaged, and has not received any services from, Barclays or Citi, except in connection with the consummation of the IPO. Neither Barclays nor Citi has had any role in the identification or evaluation of Sunergy as a business combination target for ESGEN. ESGEN did not expect Barclays or Citi to provide a service in connection with the closing of the Business Combination; therefore, the waiver by each of its respective deferred compensation has not created any role in connection with the closing of the Business Combination that ESGEN is seeking to fill.

Each of Barclays and Citi has informed ESGEN that it is not responsible for any portion of this proxy statement/prospectus or the registration statement of which it forms a part, and ESGEN is not aware of any disagreements with Barclays or Citi regarding the disclosure in this proxy statement/prospectus.

Piper and Sunergy executed an engagement letter dated as of January 18, 2022 (the “Engagement Letter”), pursuant to which Piper agreed to provide certain financial advisory services to Sunergy in connection with exploring certain strategic transactions. On April 19, 2023, Piper and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination. Piper and Sunergy executed the Amended Engagement Letter on September 5, 2023 pursuant to which Piper changed its role to providing buy-side and debt advisory services to Sunergy. In return for these amended services, Piper will be due $1.75 million within one month from the date New PubCo’s securities are listed on Nasdaq (as described in this proxy statement/prospectus) and a further $1.75 million within 30 days of the six-month lock-up period following the closing of the Business Combination. As a result of this change, the transaction fees payable by Sunergy to Piper at the consummation of the Business Combination will be reduced by an aggregate of $0.6 million as compared to the amounts that would have been due under the Engagement Letter. There is no dispute among any of the parties with respect to the services provided or to be provided by Piper.

At no time prior to or after Piper’s change in roles did Piper indicate they had any specific concerns with the Business Combination and each of Sunergy and ESGEN has no reason to believe that Piper was in disagreement with the contents of this proxy statement/prospectus or the registration statement of which it forms a part. Piper did not prepare or provide any of the disclosure in this proxy statement/prospectus or any other materials or work product, but, prior to its change in roles, Piper assisted Sunergy’s management and board by providing capital advisory services in connection with the evaluation of Business Combination. Piper was not responsible for the preparation of any materials reviewed by the ESGEN Board. See “The Business Combination Proposal —Background of the Business Combination” for further information regarding the assistance provided by Piper to Sunergy. The services provided by Piper prior to April 19, 2023 were substantially complete and Piper was not expected to play any material role at the Closing. Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination. Instead, the change in roles will reduce the aggregate transaction fees required to be paid at Closing. Piper’s resignation did not impact the ESGEN Board’s analysis of or continued support of the Business Combination.

None of Piper or any of their affiliates have informed Sunergy or ESGEN that it is (nor, to the knowledge of Sunergy or ESGEN, is it) in disagreement with the information previously provided to Sunergy or ESGEN (upon which their respective managements conducted their own independent analysis and made their own conclusions). Accordingly, Sunergy and ESGEN have no reason to believe that Piper’s change in roles signifies that the information provided by it to Sunergy or ESGEN, as the case may be, is no longer reliable, and each of Sunergy’s and ESGEN’s management’s, as the case may be, independent analysis and conclusions in relation to such information have also not changed as a result of Piper’s change in roles.

Piper’s change in roles is unusual. It is the understanding of Sunergy that this change was driven by rule proposals by the SEC, which, if enacted, could impact the circumstances under which a wide range of participants in SPAC transactions are subject to underwriter liability in SPAC transactions, including a SPAC’s business combination transaction. This understanding is also informed by reviewing filings of registrants engaged in similar SPAC business combination transactions since the rule proposals were released. ESGEN’s shareholders should be aware that Piper’s change in roles may indicate that Piper does not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and ESGEN’s shareholders should not place any reliance on the participation of Piper prior to its withdrawal on April 19, 2023. As a result, ESGEN shareholders may be more likely to elect to redeem their shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. See “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Condensed Combined Financial Information.” Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination.

ESGEN shareholders may believe that when financial institutions, such as Piper, are named in the proxy statement/prospectus, the involvements of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The change in roles of Piper implies that they are not responsible for any part of this proxy statement/prospectus.

For further discussion of the risks and uncertainties related to Piper’s change in role, see “Risk Factors — Risks Related to the Business Combination and ESGEN — The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction.”

Summary of Risk Factors (page 66)

The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks.

Risks Related to Sunergy’s Business

•	The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate expected;

•

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm Sunergy’s business, financial condition and results of operations;

•

Sales and installation of solar energy systems depends heavily on suitable meteorological and environmental conditions such that, if meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from Sunergy’s solar service offerings may be below its expectations, and Sunergy’s ability to timely deploy new systems may be adversely impacted;

•

Sunergy’s business has benefited from the declining cost of solar energy system and energy storage system components and may be harmed to the extent the cost of such components stabilize or increase in the future;

•

Sunergy’s growth depends in part on the success of its relationships with third parties, including its equipment suppliers, contractors and dealers, including dealers who market to customers and bring the resulting solar contracts to it for fulfillment;

•

Sunergy depends on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for its solar energy systems and, due to the limited number of suppliers in Sunergy’s industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in Sunergy’s ability to obtain components or technologies Sunergy uses could result in sales and installation delays, cancelations and loss of customers;

•

If Sunergy fails to manage its recent and future growth effectively, it may be unable to execute its business plan, maintain high levels of customer service, or adequately address competitive challenges;

•

Warranties provided by the manufacturers of equipment Sunergy sells or services may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections and increase Sunergy’s costs to customers for the systems Sunergy offers;

•

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming Sunergy’s growth rate and customer satisfaction;

•	Sunergy’s business is concentrated in certain markets, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events;

•

Sunergy’s expansion into new sales channels could be costly and time-consuming, and as Sunergy enters new channels, it could be at a disadvantage relative to other companies who have more history in these spaces;

•	Sunergy may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt its business and management;

•

Sunergy’s rebranding expected to follow the Business Combination will involve substantial costs, may be time-consuming and may not produce the intended benefits if it is not favorably received by Sunergy’s customers, contractors and dealers;

•

Sunergy has previously been, and may in the future be, subject to regulatory inquiries and litigation, all of which are costly, distracting to its core business and could result in an unfavorable outcome, or a material adverse effect on its business, financial condition, results of operations, or following the Business Combination, the trading price of our securities;

•

Sunergy’s business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels that may be adversely affected by changes in, and application of these laws or other incentives to Sunergy, and the expiration, elimination or reduction of these benefits could adversely impact Sunergy’s business;

•

Sunergy relies on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for Sunergy’s solar energy systems; and

•

Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of Sunergy’s solar energy offerings that may significantly reduce demand for such offerings.

Risks Related to New PubCo and Ownership of New PubCo Securities

•

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired;

•	Nasdaq may delist ESGEN’s or New PubCo’s securities from trading on its exchange prior to or following the consummation of the Business Combination;

•

A significant portion of the total outstanding shares of New PubCo Class A Common Stock will be restricted from immediate resale following the Closing but may be sold into the market shortly thereafter. This could cause the market price of New PubCo Class A Common Stock to drop significantly, even if New PubCo’s business is doing well;

•	An active, liquid market for New PubCo’s securities may not develop, which would adversely affect the liquidity and price of New PubCo’s securities;

•

The New PubCo Warrants will become exercisable for New PubCo Common Stock, and if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of New PubCo; and

•

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits that New PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Risks Related to the Business Combination and ESGEN

•

The Sponsor and the other Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination and related proposals. Therefore, the Shareholder Proposals will have the requisite shareholder approval regardless of how the Public Shareholders vote;

•

The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction;

•

The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New PubCo Class A Common Stock.

•

Since the Initial Shareholders, including ESGEN’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Sunergy is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed;

•

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New PubCo, some of whom may be from Sunergy (and, potentially though not currently expected, ESGEN), and some of whom may join New PubCo following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New PubCo;

•

If third parties bring claims against ESGEN, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by ESGEN’s shareholders may be less than $10.00 per share (which was the offering price in ESGEN’s IPO);

•

The ability of the Public Shareholders to exercise redemption rights with respect to a large proportion of the outstanding ESGEN Public Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation to redeem your shares; and

•	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this proxy statement/prospectus.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ESGEN’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for each fiscal year in which (i) the market value of our ordinary shares held by non-affiliates is less than $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues are less than $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates is less than $700 million as of the end of that year’s second fiscal quarter.

SELECTED HISTORICAL FINANCIAL DATA OF ESGEN

The following tables present ESGEN’s selected historical financial information derived from ESGEN’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2023 and for the nine months ended September 30, 2022 and ESGEN’s audited financial statements as of and for the years ended December 31, 2022 and as December 31, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “ESGEN’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. ESGEN’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2022	For the Period From April 19, 2021 (Inception) Through December 31, 2021
Income Statement Data:
Loss from operations	$(4,164,293)	$(1,604,008)	$(2,830,117)	$(776,033)
Net (loss) income	$(2,225,459)	$11,637,242	$14,334,250	$9,460,263
Weighted average Class A shares outstanding	4,615,842	27,600,000	27,600,000	7,546,875
Basic and diluted net (loss) income per Class A common share	$(1.03)	$0.35	$0.44	$1.96
Weighted average Class B shares outstanding	6,900,000	6,900,000	6,900,000	6,684,375
Basic and diluted net (loss) income per Class B common share outstanding	$0.37	$0.29	$0.30	$(0.80)

	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$32,393,380	$285,506,568	$281,522,137
Total assets	$32,664,669	$286,152,445	$283,422,555
Total liabilities	$8,017,266	$12,638,755	$24,243,115
Class A ordinary shares subject to possible redemption	$32,393,380	$285,506,568	$281,520,000
Total shareholders’ deficit	$(7,745,947)	$(11,992,878)	$(22,340,560)

SELECTED HISTORICAL FINANCIAL DATA OF SUNERGY

The following tables summarize selected historical financial information of Sunergy. Selected historical financial information from the consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows as of and for the nine-month period ended September 30, 2023 and for the nine-month period ended September 30, 2022 was derived from Sunergy’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Selected historical financial information from the statements of operations, balance sheets, and statements of cash flows as of and for the year ended December 31, 2022 and 2021 was derived from Sunergy’s audited financial statements included elsewhere in this proxy statement/prospectus.

Sunergy’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section titled “Sunergy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sunergy’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected historical financial information included in this section is not intended to replace Sunergy’s financial statements and accompanying notes. As explained elsewhere in this proxy statement/prospectus, the selected historical financial information contained in this section relates to Sunergy, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Sunergy going forward. For further information regarding the estimated pro forma effect of the Business Combination, see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Statement of Operations Data:
Revenue, net	$86,705,020	$66,069,256	$88,963,855	$24,589,664
Costs and expenses:
Cost of Goods Sold	$68,204,199	$51,684,765	$71,208,982	$14,096,533
Depreciation and amortization expense	$1,446,626	$1,262,207	$1,706,243	$379,823
General and administrative	$8,846,154	$4,455,616	$6,003,412	$3,025,244
Sales and marketing	$1,805,308	$1,120,587	$1,399,452	$25,414

Total operating expenses	$80,302,287	$58,523,175	$80,318,089	$17,527,014
Income from Operations	$6,402,733	$7,546,081	$8,645,766	$7,062,650
Other (expense) income, net	$6,982	$2,428	$(2,510)	$28,399
PPP Loan Forgiveness	$—	$73,809	$73,809	$—
Interest expense	$(39,838)	$(37,960)	$(51,295)	$—

Total other income, net	$(32,856)	$38,277	$20,004	$28,399
Net income (loss)	$6,369,877	$7,584,358	$8,665,770	$7,091,049

	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
Balance Sheets Data:
Cash	$4,346,020	$2,268,306	$450,846
Total assets	$44,067,626	$35,201,421	$32,372,892
Total liabilities	$9,711,420	$3,925,575	$1,557,273
Total members’ equity	$34,356,206	$31,275,846	$30,815,619

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Year ended December 31, 2021
Statements of Cash Flows Data:
Net cash provided by operating activities	$5,609,528	$9,709,659	$10,719,945	$6,882,023
Net cash (used in) provided by investing activities	$(907,563)	$(1,060,495)	$(1,077,628)	$379,134
Net cash provided by (used in) financing activities	$(2,624,251)	$(7,152,547)	$(7,824,857)	$(6,931,448)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company.

The historical financial statements of Sunergy have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of ESGEN have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

•

Assuming No Additional Redemptions: This presentation assumes that, after the redemptions of 24,703,445 Class A ordinary shares of ESGEN in January 2023 (the “January Redemptions”) and the redemptions of 1,488,000 Class A ordinary shares of ESGEN in October 2023 (the “October Redemptions”), no additional public shareholders of ESGEN exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•

Assuming Maximum Redemptions: This presentation assumes that, after the January Redemptions and the October Redemptions, ESGEN public shareholders holding 1,408,555 shares of ESGEN Class A ordinary shares will exercise their redemption rights for approximately $16.0 million upon consummation of the Business Combination at a redemption price of approximately $11.37 per share. The maximum redemption amount reflects the maximum number of the ESGEN Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the Redemption Limitation Amendment is passed by the ESGEN shareholders and that ESGEN’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Sunergy on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions Scenario	Maximum Redemption Scenario
Sunergy shareholders	33,730,000	33,730,000
ESGEN public shareholders	1,408,555	0
Initial Shareholders (except Sponsor)(1)	742,564	742,564
Sponsor(2)	4,257,436	4,257,436

Total	40,138,555	38,730,000

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock ), which Exchangeable OpCo Units are issuable upon conversion of from the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (iii) the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Business Combination as if it had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022.

	Pro Forma Combined
	No Additional Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net income	$1,233,365	$1,005,925
Net income per share – basic and diluted	$0.03	$0.03
Weighted average shares outstanding – basic and diluted	40,138,555	38,730,000
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended September 30, 2023
Net income	$377,250	$307,037
Net income per share – basic and diluted	$0.01	$0.01
Weighted average shares outstanding – basic and diluted	40,138,555	38,730,000
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
Total assets	$60,195,824	$44,177,092
Total liabilities	$19,428,080	$19,428,080
Total equity	$8,957,476	$5,738,960

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

ESGEN

ESGEN Units, ESGEN Class A ordinary shares and ESGEN Public Warrants are currently listed on the Nasdaq under the symbols “ESACU,” “ESAC” and “ESACW,” respectively.

The closing price of the ESGEN Units, ESGEN Class A ordinary shares and ESGEN Public Warrants on April 18, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.09, $10.52, and $0.06, respectively. As of January 22, 2024, the most recent closing price of the ESGEN Units, ESGEN Class A ordinary shares and ESGEN Public Warrants was $11.00, $11.32, and $0.02, respectively.

Holders of the ESGEN Units, ESGEN Class A ordinary shares and ESGEN Public Warrants should obtain current market quotations for their securities. The market price of ESGEN’s securities could vary at any time before the Business Combination is consummated.

Holders

As of the Record Date, there were      holders of record of ESGEN Units,      holders of record of the ESGEN Class A ordinary shares,      holders of record of the ESGEN Class B ordinary shares and      holders of record of the ESGEN Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ESGEN Units, Public Shares and ESGEN Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

ESGEN has not paid any cash dividends on its ESGEN ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New PubCo Board at such time. New PubCo’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Sunergy

Historical market price information for Sunergy’s membership interests is not provided because there is no public market for any membership interests of Sunergy.

RISK FACTORS

You should carefully consider the risks described below and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals described herein. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, cash flows, financial condition and results of operations of Sunergy and ESGEN. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New PubCo following the Business Combination. Additional risks not presently known to us or that we currently deem immaterial may also impair Sunergy’s business operations. Sunergy’s business, financial condition or results of operations could be materially and adversely affected by any of these risks.

Unless otherwise indicated or the context otherwise requires, references in this “Risk Factors” section to “New PubCo,” “Sunergy,” “we,” “our,” “us” and other similar terms refer to Sunergy prior to the Business Combination and New PubCo and its consolidated subsidiaries (and each of their respective subsidiaries), following the Business Combination.

Risks Related to the Solar Industry

The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate we expect.

The solar energy industry is an emerging and constantly evolving market opportunity. We believe the solar energy industry is still developing and maturing, and we cannot be certain that additional demand for solar energy systems will grow to the size or at the rate we expect. Any future growth of the solar energy market and the success of our solar service offerings depend on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our solar service offerings cost effectively. If additional demand for solar energy systems does not develop to the size or at the rate we expect, our business may be adversely affected.

Solar energy has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments or utilities. If support diminishes materially for solar policy related to rebates, tax credits and other incentives, demand for our products and services may decrease and our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. These types of funding limitations could lead to inadequate financing support for the anticipated growth in our business. Furthermore, growth in residential solar energy depends in part on macroeconomic conditions, retail prices of electricity and customer preferences, each of which can change quickly. Declining macroeconomic conditions, including in the job markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial wherewithal, credit scores or interest in entering into long-term contracts, even if such contracts would generate immediate and/or long-term savings.

Furthermore, market prices of retail electricity generated by utilities or other energy sources could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.

At the international level, the United Nations-sponsored Paris Agreement requires member states, including the United States, to submit non-binding, individually-determined greenhouse gas reduction goals known as “Nationally Determined Contributions” every five years after 2020. President Biden has committed the United

States to a goal of reducing greenhouse gas emissions by 50-52% below 2005 levels by 2030, a target consistent with the Paris Agreement’s goal of “net-zero” greenhouse gas emissions by 2050. “Net zero” means that the amount of greenhouse gases emitted into the atmosphere are balanced by an equal amount of greenhouse gases being removed from the atmosphere. Achieving net zero emissions by 2050 will require an unprecedented transformation of American energy systems and the adoption of a wide variety of clean energy, storage, and home electrification solutions. Our successful deployment of such products will depend on several factors outside our control, including shifting market conditions and policy frameworks. Our failure to adapt to changing market conditions, to compete successfully with existing or new competitors, and to adopt new or enhanced offerings could limit our growth and have a material adverse effect on our business and prospects. Further, additional international agreements or any legislation, regulation, or executive action within the U.S. addressing climate change, including any climate-related disclosure requirements and legislation or regulation intended to support the goals of the Paris Agreement, may in the future result in increases in our compliance costs and other operating costs. Finally, if the United States were to exit the Paris Agreement, support from the U.S. government and, as a result, consumer demand, may decrease.

We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities. We believe our primary competitors are the electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which customers can switch to electricity generated by our solar energy systems. We may also compete based on other value-added benefits, such as reliability and carbon-friendly power. If we cannot offer compelling value to our customers based on these factors, our business may not grow.

Electric utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Electric utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems. Electric utilities could also offer customers the option of purchasing electricity obtained from renewable energy resources, including solar, which would compete with our offerings. Moreover, regulated utilities are increasingly seeking approval to “rate-base” their own solar energy system and energy storage system businesses. Rate-basing means that utilities would receive guaranteed rates of return for their solar energy system and energy storage system businesses. This is already commonplace for utility-scale solar projects and commercial solar projects. While few utilities to date have received regulatory permission to rate-base residential solar energy systems or energy storage systems, our competitiveness would be significantly harmed should more utilities receive such permission because we do not receive guaranteed profits for our solar service offerings.

We also compete with retail electric providers and independent power producers not regulated like electric utilities but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations our current business model requires. This may limit our ability to acquire new customers, particularly those who have an aesthetic or other objection to putting solar panels on their roofs.

We also compete with solar companies with vertically integrated business models like our own. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Many of our vertically integrated competitors are larger than we are and offer certain vertical services that we do not. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Solar companies with vertically integrated business models could also offer other value-added products or services that could help them to compete with us. Larger competitors may also be able to access financing at a lower cost of capital than we are able to obtain.

In addition, we compete with other residential solar companies who sell or finance products directly to consumers, inclusive of programs like Property-Assessed Clean Energy financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We also compete with solar companies that are marketed to potential customers by dealers, and we may also face competition from new entrants into the market as a result of the passage of the Inflation Reduction Act of 2022 (the “IRA”) and its anticipated impacts and benefits to the solar industry. Some of these competitors specialize in the distributed solar energy market and some may provide energy at lower costs than we do. Some of our competitors offer or may offer similar services and products as we do, such as direct outright sales of solar energy systems. Many of our competitors also have significant brand name recognition, lower barriers to entry into the solar market, greater capital resources than we have and extensive knowledge of our target markets. In addition, some of our competitors have an established business of providing construction, electrical contracting, or roofing services.

We also compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber programs instead of having a solar energy system installed on their home or business, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a solar energy system installed on their home or business, which could adversely affect our growth.

We have historically provided our services only to residential customers, but we may expand to other markets, including commercial and industrial customers. There is intense competition in the solar energy sector in the markets in which we operate and the markets into which we may expand. As new entrants continue to enter into these markets, and as we enter into new markets, we may be unable to grow or maintain our operations and we may be unable to compete with companies that have already established themselves in both the residential market and non-residential market.

As the solar industry grows and evolves, we will also face new competitors and technologies who are not currently in the market (including those resulting from the consolidation of existing competitors). Our industry is characterized by low technological barriers to entry, and well-capitalized companies, including utilities and integrated energy companies, could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business, financial condition and results of operations.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm our business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make our offerings less economically attractive. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal or renewable energy;

•	the construction of additional electric transmission and distribution lines;

•

a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, a relaxation of associated regulatory standards or broader economic or policy developments;

•	less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and

•	development of competing energy technologies that provide less expensive energy.

A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make our offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from solar energy systems or if similar events impacting the economics of our offerings were to occur, we may have difficulty attracting new customers. For example, large utilities in some states have started transitioning customers to time-of-use rates and also have adopted a shift in the peak period for time-of-use rates to later in the day. Unless grandfathered under a different rate, customers with solar energy systems may be required to take service under time-of-use rates with the later peak period. Moving utility customers to time-of-use rates or the shift in the timing of peak rates for utility-generated electricity to include times of day when solar energy generation is less efficient or non-operable could also make our offerings less competitive. Time-of-use rates could also result in higher costs for our customers whose electricity requirements are not fully met by our offerings during peak periods.

Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash flows generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. Homeowner insurance or homeowners generally bear the expense of repairing weather-related damage to solar energy systems. However, in these circumstances, we make our install teams available to remove, repair and reinstall the systems. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our solar energy systems, leading to increased expenses and decreased revenue and cash flows in the relevant periods. Extreme weather conditions, including those associated with climate change, as well as the natural catastrophes that could result from such conditions, can severely impact our operations by delaying the installation of our systems, lowering sales, and causing a decrease in the output from our systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our solar service offerings less economical overall or make individual systems less economical. Our economic model and projected returns on our solar energy systems require achievement of certain production results from our systems and, in some cases, we guarantee these results to our consumers. If the solar energy systems underperform for any reason, our business could suffer. Any of these events or conditions could harm our business, financial condition, and results of operations.

Climate change may have long-term impacts on our business, our industry, and the global economy.

Climate change poses a systemic threat to the global economy, and we believe it will continue to do so until our society transitions to renewable energy and decarbonizes. While our core business model seeks to accelerate this transition to renewable energy, there are inherent climate-related risks to our business operations. Warming temperatures throughout the United States, including Florida, our biggest market, have contributed to extreme weather, intense drought, and increased wildfire risks. These events have the potential to disrupt our business, the operations of our third-party suppliers, and our customers, and may cause us to incur additional operational costs. For instance, natural disasters and extreme weather events associated with climate change can impact our operations by delaying the installation of our systems, leading to increased expenses and decreased revenue and cash flows. They can also cause a decrease in the output from our systems due to smoke or haze. Additionally, if weather patterns significantly shift due to climate change, it may be harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed and energy output from our systems could be reduced in the short-term or long-term in certain areas. This could make our solar service offerings less economical overall, make individual systems less economical, or reduce demand for our products, as well as damage our reputation to the extent energy generation from our products does not meet customer expectations. For more information regarding risks posed by meteorological conditions, see “— Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.”

Our business has benefited from the declining cost of solar energy system and energy storage system components and may be harmed to the extent the cost of such components stabilizes or increases in the future.

Our business has benefited from the declining cost of solar energy system and energy storage system components, and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system and energy storage system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems and energy storage systems and customer adoption of solar energy. While historically solar energy system and energy storage system components and raw material prices have declined, the cost of these components and raw materials have recently increased and may continue to increase in the future, and such products’ availability could decrease, due to a variety of factors, including growth in the solar energy system and energy storage system industries and the resulting increase in demand for solar energy system and energy storage system components and the raw materials necessary to manufacture them, supply chain disruptions, tariff penalties, duties, and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements and industry standards, changes in technology, the loss of or changes in economic governmental incentives, inflation or other factors. An increase in the prices of solar energy system components and raw materials could slow our growth and cause our business and results of operations to suffer. See “— Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Risks Related to Sunergy’s Operations

We may be unable to sustain our level of profitability in the future.

We may incur net losses as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth and, upon consummation of the Business Combination, operate as a publicly traded company. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to sustain profitability depends on a number of factors, including but not limited to:

•	growing our customer base;

•	reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes and supply chain logistics;

•	maintaining or further lowering our cost of capital;

•	reducing the cost of components for our solar service offerings;

•	growing and maintaining our sales network;

•	maintaining high levels of product quality, performance, and customer satisfaction; and

•	growing our direct-to-consumer business to scale.

Even if we do sustain profitability, we may be unable to achieve positive cash flows from operations in the future.

Our growth depends in part on the success of our relationships with third parties such as our equipment suppliers, subcontractors and dealers, including dealers who market to customers and bring the resulting solar contracts to us for fulfillment.

A key component of our growth strategy is to develop or expand our relationships with third parties, such as our equipment suppliers, subcontractors and dealers. A significant portion of our business depends on attracting and retaining new and existing sales dealers who market to customers and bring the resulting contracts to us for fulfillment. Negotiating relationships with subcontractors, dealers and other third parties, training such third parties, and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding our direct sales and installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers.

We purchase solar panels, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, qualified and approved by our engineering and design teams, making us susceptible to quality issues, shortages and price changes that may occur in the supply chain. There are a limited number of suppliers of solar energy system components, instruments and technologies, and our ability to obtain components or technologies we use could be affected by circumstances beyond our control, including:

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Industry-wide shortages of key components and instruments, including batteries and inverters, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components or instruments, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components or instruments with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us. As a result, our ability to originate solar energy systems and energy storage systems may be reduced.

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Natural disasters and other events beyond our control (such as earthquakes, wildfires, flooding, hurricanes, freezes, tsunamis, typhoons, volcanic eruptions, droughts, tornadoes, power outages or other natural disasters, the effects of climate change and related extreme weather, public health issues and pandemics, war, terrorism, government restrictions or limitations on trade, impediments to international shipping and geopolitical unrest and uncertainties).

•

Human rights and forced labor issues in foreign countries and the U.S. government’s response to them. In particular, the withhold release order issued by U.S. Customs and Border Protection in June 2021 applicable to certain silica-based products manufactured in the Xinjiang Uyghur Autonomous Region (“XUAR”) of China, and any other allegations regarding forced labor in China and U.S. trade regulations to prohibit the importation of any goods derived from forced labor, could affect our operations. Further, the Uyghur Forced Labor Prevention Act (“UFLPA”) that President Biden signed into law on December 23, 2021, which took effect on June 21, 2022, has affected and may continue to affect our supply chain and operations. Intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. These and other similar trade restrictions that may be imposed in the future could cause delivery and installation delays and restrict the global supply of polysilicon and solar products. While we believe the items described above have contributed to price increases for components that we purchase, we believe that these increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to the tariffs and trade regulations described. For more information regarding UFLPA and risks related thereto, see “— Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

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Russia’s war on Ukraine. We do not materially rely directly or indirectly on goods or services sourced in Russia, Ukraine or Belarus, or have any material business relationships, connections to, or assets in, Russia, Belarus, or Ukraine. While we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, tariffs and trade regulations, increased demand for solar systems in the U.S. and Europe, U.S. tariffs, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine.

•

Disruptions to global shipping. Historically, we have relied on foreign suppliers and manufacturers for a number of solar energy system components, instruments and technologies that we purchase. Our success in the future may be dependent on our ability to import or transport such products from overseas vendors in a timely and cost-effective manner. We may rely heavily on third parties, including ocean carriers and truckers, both of which are experiencing disruptions, shortages and rate increases, in that process. The global shipping industry has experienced and may continue to experience ocean shipping disruptions, trucking shortages, increased ocean shipping rates and increased trucking and fuel costs. There has been and may in the future be a shortage of shipping capacity from China and other parts of Asia, among other regions, and as a result, our receipt of imported products may be disrupted or delayed. The shipping industry has also experienced issues with port congestion and pandemic-related port closures and ship diversions. The global shipping industry also experienced unprecedented increases in shipping rates from the trans-Pacific and other ocean carriers due to various factors, including limited availability of shipping capacity. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. Thus far in 2023, we have not experienced any appreciable delays in supply. We may find it necessary to rely on an increasingly expensive spot market and other alternative sources to make up any shortfall in shipping needs.

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The COVID-19 pandemic. For more information, see “— The COVID-19 pandemic, including its variants, has had, and it, along with other future pandemics, could continue to have an adverse impact on our business, operations, and the markets and communities in which we operate.”

If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from installing our solar energy systems within the time frames required in our customer contracts. Any such delays could increase our overall costs, reduce our profit, delay the timing for solar energy systems to be placed in service and ultimately have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for our solar energy systems. If we needed to identify alternative suppliers or to qualify alternative products on commercially reasonable terms, our ability to satisfy demand may be adversely affected.

Our primary supplier is Consolidated Electrical Distributors, Inc (d/b/a Greentech Renewables) (“Greentech”), from which we purchased approximately 88% of the equipment that we installed in 2022. If Greentech or one or more of our other suppliers we rely upon to meet anticipated demand (i) ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, (ii) is unable to increase production as industry demand increases, (iii) raises their prices to an extent that cannot be passed on to our customers without affecting demand or (iv) is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms. As a result, our ability to satisfy demand may be adversely affected.

Although we buy the majority of our equipment through Greentech, we believe that if our relationship with Greentech were terminated, we could readily obtain supplies from other distributors of the same or similar equipment, though in some locations replacement distributors may take some time to develop efficient logistics with respect to shipping equipment directly to job sites. This could result in additional costs and delays in acquiring and deploying our solar energy systems or energy storage systems.

Increased scrutiny of environmental, social, and governance (“ESG”) matters could have an adverse effect on our business, financial condition and results of operations and damage our reputation.

In recent years, companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected. In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital.

We and our suppliers and subcontractors are subject to risks associated with construction, cost overruns, delays, customer cancellations, regulatory compliance, and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor in certain communities that we service, and we are ultimately responsible as the contracting party for every solar energy system installation we provide. We may be liable, either directly or through our subcontractors, to customers for any damage we cause to them, their home, belongings or property during the installation of our systems. For example, we, either directly or through our subcontractors, frequently penetrate customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our subcontractors deploy are high voltage energy systems, we may incur liability for any failure to comply with electrical standards and manufacturer recommendations. Legal proceedings that are not resolved in our favor could potentially result in fines, public reprimand, probation, or the suspension or revocation of certain of our licenses.

Completing the sale and installation of a solar energy system requires many different steps including a site audit, completion of designs, permitting, installation, electrical sign-off and interconnection. Customers may cancel their customer agreement for a limited period, subject to certain conditions, and we have experienced increased customer cancellations in certain geographic markets during certain periods in our operating history. We or our dealers or subcontractors may face customer cancellations, delays or cost overruns, which may adversely affect our or our dealers’ or contactors’ ability to ramp up the volume of sales or installations in accordance with our plans. These cancellations, delays or overruns may be the result of a variety of factors, such as labor shortages or other labor issues, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes or roof conditions, geographic factors and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects. For example, some customer orders are cancelled after a site visit if we determine that a customer needs to make repairs to or install a new roof, or that there is excessive shading on their property. If we continue to experience increased customer cancellations, our financial results may be materially and adversely affected.

In addition, the installation of solar energy systems and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our and our subcontractors’ employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our solar service offerings.

As the demand for solar plus storage offerings grows, we anticipate facing additional operational challenges associated with the complexity of deploying storage solutions. For example, solar plus storage offerings tend to have longer cycle times due to factors such as lengthened permitting and inspection times and potential need of a main panel upgrade.

We have a variety of quality standards that we apply in the selection, supervision, and oversight of our third-party suppliers and subcontractors. However, because our suppliers and subcontractors are third parties, ultimately, we cannot guarantee that they will follow applicable laws and regulations, any standards we impose, or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws, despite our efforts to hold them accountable to our standards. A lack of demonstrated compliance with contractual obligations, applicable laws and regulations or our standards could lead us to seek alternative suppliers or subcontractors, which could increase our costs and result in delayed delivery or installation of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers and subcontractors or the divergence of a supplier’s or subcontractor’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and harm our business, brand and reputation in the market.

We use subcontractors to perform certain services, which makes us vulnerable to the extent we rely on them.

We rely on subcontractors to install some of the solar energy systems we sell, as well as install energy efficiency equipment such as hybrid electric water heaters and pool pumps and provide roofing and insulation services. We currently do not have long term agreements with our subcontractors. In addition, either the subcontractor or Sunergy can terminate the relationship for convenience. If a subcontractor terminates their relationship with us or refuses to continue working with us on reasonable terms, and we cannot find a suitable replacement subcontractor on a timely basis, our business may be adversely affected.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires our employees or those of third-party contractors to work with complicated and potentially dangerous electrical systems and/or at potentially dangerous heights. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain large fleets of vehicles that these employees use in the course of their work. There is substantial risk of serious illness, injury, or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act (“OSHA”), Department of Transportation regulations, and equivalent state laws. Changes to such regulatory requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable workplace safety and health regulations, even if no work-related serious illness, injury, or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any accidents, citations, violations, illnesses, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of our solar energy systems and energy storage systems, including our third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in recent periods and we intend to continue to expand our business within existing markets and in a number of new locations in the future. This growth has placed, and any future growth may continue to place, a significant strain on our management, operational and financial infrastructure. In particular, we have been in the past, and may in the future, be required to expand, train and manage our growing employee base and subcontractors. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as to manage multiple geographic locations.

In addition, if customer growth results in a backlog of installation projects, our installation capacity may be outpaced by the growth of such backlog. An increase in backlog creates higher costs incurred in the period relative to completed installations. If we fail to appropriately manage our backlog in relation to the rate at which we install, it could adversely affect our financial performance and hinder our ability to compete effectively.

Our current and planned operations, personnel, systems and procedures might also be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure, including additional costs for the expansion of our employee base and our subcontractors as well as marketing and branding costs. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new solar service offerings or other operational difficulties. Any failure to effectively manage growth could adversely impact our business, operating results, financial condition and reputation.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers’ purchases and is affected by general economic conditions and other factors.

Our growth strategy depends on third-party financing arrangements for our customers’ purchases. Most purchasers of our systems have entered into such third-party arrangements to finance their systems over an extended period of time.

Credit markets are unpredictable, and if they become more challenging, customers may be unable or unwilling to finance the cost of our products or the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for our customers, either of which could materially and adversely affect our revenue and growth. In addition, a rise in interest rates would likely increase our customers’ cost of financing our products and could reduce their profits and expected returns on investment in our products. The general reduction in available credit to would-be borrowers or lessees, worldwide economic uncertainty, and the condition of worldwide housing markets could delay or reduce our sales of products to new homebuilders and authorized resellers.

The COVID-19 pandemic, including its variants, has had, and it, along with other future pandemics, could continue to have an adverse impact on our business, operations, and the markets and communities in which we operate.

Our business and financial condition have been, and could continue to be, affected by the COVID-19 pandemic, including its variants. The COVID-19 pandemic has had an unprecedented impact on the U.S. economy and has impacted our business. The effects of COVID-19, such as the widespread growth in infections, travel restrictions, quarantines, return-to-work restrictions, government regulations, supply chain disruptions, workforce shortages, and site closures have impacted and may continue to impact our ability to staff sales and operations centers and install and maintain solar energy systems in the field, as well as direct-to-home sales activities. The rise and resurgence of increasingly infectious variants, despite efforts to combat the virus with vaccinations, has presented additional challenges and unpredictability that have, and may continue to have, resulted in workforce constraints, delays, and additional costs, particularly in regions experiencing significant outbreaks.

The COVID-19 pandemic has also led to significant volatility in global financial markets, which could negatively affect our cost of and access to capital and could have an adverse impact on customer demand and the financial health and credit risk associated with our customers. Future disruptions or instability in capital markets could also negatively impact our ability to raise capital from third parties, such as tax equity partners, to grow our business. In addition, significant inflation, a recession or a market correction resulting from the impacts of the COVID-19 pandemic has and could continue to adversely affect our business. The full economic impact of the pandemic is still not known.

COVID-19 has caused disruptions to the supply chain across the global economy, including within the solar industry. Certain suppliers have experienced, and may continue to experience, delays related to a variety of factors, including logistical delays and component shortages from upstream vendors. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. Thus far in 2023, we have not experienced any appreciable delays in supply. We continue to monitor the situation and are working closely with our subcontractors and suppliers to develop contingency plans for potential operations and supply chain interruptions.

Additionally, if the impacts of the COVID-19 pandemic worsen, or another pandemic were to spread, the supply and pricing of our inverters and other goods and therefore our ability to sell new solar energy systems could be adversely affected. The extent of the impact of the COVID-19 pandemic or another pandemic on our business and operations will depend on, among other factors, the duration and severity of the outbreak, travel restrictions and business closures imposed in China or other countries and their ability to recover from such restrictions when they are lifted, the ability of our suppliers to increase their production of goods in jurisdictions other than China, our ability to contract for supply from other sources on acceptable terms and the willingness of our lenders to permit us to switch suppliers. While we believe that COVID-19 has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including supply chain constraints, Russia’s war on Ukraine, increased demand for solar systems in the U.S. and Europe, tariffs and trade regulations, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to COVID-19.

The ultimate impact of the COVID-19 pandemic or other future pandemics is highly uncertain, beyond our control, dependent on future developments that cannot be accurately predicted, and subject to change. We will continue to monitor developments affecting our workforce, our customers, and our business operations generally and will take additional actions that we determine are necessary in order to mitigate the impacts; however, any steps we take may be inadequate and, as a result, our business may be harmed.

The cost of maintenance or repair of solar energy systems or energy storage systems throughout the period for which we have offered warranties may be higher than projected today and adversely affect our financial performance and valuation.

Prior to 2023, we generally provided a 25-year workmanship warranty and 25-year roof penetration warranty to customers. Beginning in 2023, we generally provide a 10-year workmanship warranty and a roof penetration warranty of at least five and up to twenty-five years. For the first two years of the workmanship warranty, we cover all costs to repair failures covered by the warranty. After two years, the customer is responsible for certain “truck roll” or service fees, but we otherwise cover the costs of repair. For leases, we provide a twenty five-year limited workmanship warranty and cover all costs for repairs performed under such warranty.

If a solar system or energy storage system fails or malfunctions during the period for which we have offered our workmanship warranty and the failure is covered by such warranty, or if roof damage is covered by the roof penetration warranty, we will incur expenses for maintenance or repair. While our subcontractors provide warranties as to their workmanship, in the event such warranty providers file for bankruptcy, cease operations or otherwise become unable or unwilling to fulfill their warranty obligations, we may not be adequately protected by such warranty obligations. Even if such warranty providers fulfill their obligations, the warranty obligations may not be sufficient to protect us against all of our losses.

Furthermore, it is difficult to predict how future environmental regulations may affect the costs associated with the repair, removal, disposal or recycling of our solar energy systems. This could materially impair our future operating results.

Problems with product quality or performance may lower the residual value of our solar energy systems and may damage our market reputation and cause our financial results to decline.

Because of our limited operating history and the length of the term of our warranties, we have been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims and the durability, performance and reliability of our solar energy systems. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Warranties provided by the manufacturers of equipment we sell or service may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections of our customers and increase costs to customers for the systems we offer.

Manufacturers of the equipment we sell currently provide a manufacturer’s warranty for 25 years. If there is a covered failure of equipment, the manufacturer will pay for replacement or repair. These warranties are subject to liability and other limits. If a customer seeks warranty protection and a warranty provider is unable or unwilling to perform its warranty obligations, whether as a result of its financial condition or otherwise, or if the term of the warranty obligation has expired or a liability limit has been reached, there may be a reduction or loss of protection for the affected assets and an increase in costs to the customer. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Product liability claims against us or accidents could result in adverse publicity and potentially significant monetary damages.

It is possible the solar energy systems, energy storage systems or other current or anticipated products or systems we sell could injure our customers or other third parties or those systems or products could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. We rely on third-party manufacturing warranties and our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. Our solar energy systems, energy storage systems and other products or their components could be subject to recalls either due to production defects or malfunctions. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand our portfolio of solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming our growth rate and customer satisfaction.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may curb or slow our growth in key markets. Utilities throughout the country follow different rules and regulations regarding interconnection and regulators or utilities have or could cap or limit the amount of solar energy that can be interconnected to the grid. Our solar energy systems generally do not provide power to a customer’s site until they are interconnected to the grid.

With regard to interconnection limits, the Federal Energy Regulatory Commission (“FERC”), in promulgating the first form of small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as our solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain our ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit.

Furthermore, in certain areas, we benefit from policies that allow for expedited or simplified procedures related to connecting solar energy systems and energy storage systems to the electrical grid. We also are required to obtain interconnection permission for each solar energy system from the local utility. In many states and territories, by statute, regulations or administrative order, there are standardized procedures for interconnecting distributed solar energy systems and related energy storage systems to the electric utility’s local distribution system. However, approval from the local utility could be delayed as a result of a backlog of requests for interconnection or the local utility could seek to limit the number of customer interconnections or the amount of solar energy on the grid. If expedited or simplified interconnection procedures are changed or cease to be available, if interconnection approvals from the local utility are delayed or if the local utility seeks to limit interconnections, this could decrease the attractiveness of new solar energy systems and energy storage systems to distributed solar power companies, including us, and the attractiveness of solar energy systems and energy storage systems to customers. Delays in interconnections could also harm our growth rate and customer satisfaction scores. Such limitations or delays could also adversely impact our access to capital and reduce our willingness to pursue solar energy systems and energy storage systems due to higher operating costs. Such limitations would negatively impact our business, results of operations, future growth and cash flows.

As adoption of solar distributed generation rises, along with the increased operation of utility-scale solar generation, the amount of solar energy being contributed to the electrical grid may surpass the capacity anticipated to be needed to meet aggregate demand. If solar generation resources reach a level capable of producing an over-generation situation, some existing solar generation resources may have to be curtailed to maintain operation of the electrical grid. In the event such an over-generation situation were to occur, this could also result in a prohibition on the installation of new solar generation resources. The adverse effects of such a curtailment or prohibition without compensation could adversely impact our business, results of operations, future growth and cash flows.

Our headquarters and other facilities, the facilities of certain subcontractors and suppliers, and our customers are concentrated in certain regions, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events.

For the nine months ended September 30, 2023, approximately 85% of our sales were made in Florida. This concentration of our customer base and operational infrastructure could lead to our business and results of operations being particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets that may become similarly concentrated.

Our headquarters are also located in Florida, and we have offices and operations in Texas and Arkansas, operations in Missouri, and sales, marketing and executive offices in Utah. Any significant epidemic, hurricane, earthquake, flood, fire, or other natural disaster in these areas or in countries where our suppliers or the manufacturers of the products we sell are located could materially disrupt our operations, result in damage or destruction of all or a portion of our facilities or result in our experiencing a significant delay in delivery, or substantial shortage, of our products and services.

We may not have adequate insurance, including business interruption insurance, to compensate us for losses that may occur from any such significant events. A significant natural disaster such as a hurricane, a public health crisis such as a pandemic, or civil unrest could have a material adverse impact on our business, results of operations and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our or our subcontractors’ and suppliers’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of installations or the deployment of our solar service offerings, our business, results of operations and financial condition would be adversely affected.

Expansion into new sales channels could be costly and time-consuming. As we enter new channels, we could be at a disadvantage relative to other companies who have more history in these spaces.

If we expand into new sales channels, such as direct-to-home, homebuilder, retail, and e-commerce channels, or adapt to a remote selling model, we may incur significant costs. In addition, we may not initially or ever be successful in utilizing these new channels. Furthermore, we may not be able to compete successfully with companies with a historical presence in such channels, and we may not realize the anticipated benefits of entering such channels, including efficiently increasing our customer base and ultimately reducing costs. Entering new channels also poses the risk of conflicts between sales channels. If we are unable to successfully compete in new channels, our operating results and growth prospects could be adversely affected.

Obtaining a sales contract with a potential customer does not guarantee that the potential customer will not decide to cancel or that we will not need to cancel due to a failed inspection, which could cause us to generate no revenue despite incurring costs and adversely affect our results of operations.

Even after we secure a sales contract with a potential customer, we (either directly or through our subcontractors) must perform an inspection to ensure the home, including the rooftop, meets our standards and specifications. If the inspection finds repairs to the rooftop are required in order to satisfy our standards and specifications to install the solar energy system, and a potential customer does not want to make such required repairs, we would lose that anticipated sale. In addition, per the terms of our customer agreements, a customer maintains the ability to cancel for a limited time after execution of the agreement, and in some other circumstances subject to specified conditions. An accumulation of delays or cancellations of anticipated sales could materially and adversely affect our financial results, as we may have incurred sales-related, design-related, and other expenses and generated no revenue.

We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt our business and management.

We have in the past and may in the future acquire one or more companies, project pipelines, projects, solar renewable energy credits (“SRECs”), products, or technologies or enter into joint ventures or other strategic transactions. We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and these transactions involve numerous risks that are not within our control. These risks include the following, among others:

•	failure to satisfy the required conditions and otherwise complete a planned acquisition, joint venture or other strategic transaction on a timely basis or at all;

•	legal or regulatory proceedings, if any, relating to a planned acquisition, joint venture or other strategic transaction and the outcome of such legal proceedings;

•	difficulty in assimilating the operations, systems, and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies or products with our current products and technologies;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

•	inability to retain key technical and managerial personnel of the acquired business;

•	inability to retain key customers, vendors and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our results of operations;

•	significant post-acquisition investments that may lower the actual benefits realized through the acquisition;

•	potential failure of the due diligence processes to identify significant issues with product quality, legal, and financial liabilities, among other things;

•	moderating and anticipating the impacts of inherent or emerging seasonality in acquired customer agreements;

•	potential inability to assert that internal controls over financial reporting are effective; and

•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Our failure to address these risks, or other problems encountered in connection with our past or future investments, strategic transactions, or acquisitions, could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, incremental expenses or the write-off of goodwill, any of which could harm our financial condition or results of operations.

Mergers and acquisitions are inherently risky, may not produce the anticipated benefits and could adversely affect our business, financial condition or results of operations.

Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our customers’ ability to monitor solar energy production for various purposes depends on the operation of the metering solution. For example, some meters and/or inverters operate on either the 3G or 4G cellular data networks, which are expected to sunset in the near future, and newer technologies we use today may also become obsolete. Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our business may be harmed if we fail to properly protect our intellectual property, or if we are required to defend against claims or indemnify others against claims that we infringe on the intellectual property rights of third parties.

We believe that the success of our business depends in part on our proprietary information, processes and know-how. We rely on copyright and trade secret protections to secure our intellectual property. We also typically require employees, consultants, and third parties, such as our vendors and customers, with access to our proprietary information to execute confidentiality agreements. Although we may incur substantial costs in protecting our intellectual property, we cannot be certain that we have adequately protected or will be able to adequately protect it because, among other reasons:

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others may not be deterred from misappropriating our intellectual property despite the existence of laws or contracts prohibiting such misappropriation and information security measures designed to deter or prevent misappropriation of our intellectual property;

•	we have not obtained intellectual property assignment agreements from our founders or from a contract developer of certain software that we intend to use;

•	foreign intellectual property laws and associated foreign legal enforcement regimes may not adequately protect our intellectual property rights; and

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policing unauthorized use of our intellectual property may be difficult, expensive, and time-consuming, the remedy obtained may be inadequate to restore protection of our intellectual property, and moreover, we may be unable to determine the extent of any unauthorized use.

In addition, we cannot be certain that our intellectual property provides us with a competitive advantage. Despite our precautions, it may be possible for third parties to develop similar intellectual property independently or obtain and use our intellectual property without our consent. Reverse engineering, unauthorized copying, or other misappropriation of our intellectual property could enable third parties to benefit from our intellectual property without compensating us for doing so. Unauthorized use of our intellectual property by third parties, any other inability to adequately protect our proprietary rights, and the expenses incurred in protecting our intellectual property rights may adversely affect our business.

In the future, we may also be required to defend against claims that we have infringed on the intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. Any future litigation required to enforce our intellectual property, to protect our trade secrets or know-how or to defend us or indemnify others against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations.

We use “open source” software components in our solutions as well as other licensed software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We utilize software that is licensed under so-called “open source,” “free” or other similar licenses, or that contain components that are licensed in such manner. Our use of open source software may entail different or greater risks than use of third-party commercial software. Open source licensors sometimes do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and open source software is sometimes made available to the general public on an “as-is” basis under the terms of a non-negotiable license. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. We do not believe we have combined any of our proprietary software with open source software in such a manner, but if that were to occur this would allow our competitors to create similar offerings with lower development effort and time.

We may also face claims alleging noncompliance with open source license terms or other license terms, or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. Few courts have interpreted open source licenses and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source or other software in our software in a manner that will not subject us to liability or require us to release the source code of our proprietary software to the public.

Any security breach, unauthorized access or disclosure, or theft of data, including personal information, we, our third party service providers, and suppliers gather, store, transmit, and use, or other hacking, cyber-attack, phishing attack, and unauthorized intrusions into or through our systems or those of our third party service providers, could harm our reputation, subject us to claims, litigation, financial harm, and have an adverse impact on our business.

In the ordinary course of business, we, our third party providers upon which we rely and our suppliers receive, store, transmit and use data, including the personal information of customers, such as names, addresses, email addresses, credit information and other housing and energy use information, as well as the personal information of our employees. Unauthorized disclosure of such personal information, whether through a breach of our or our third party service providers’ and suppliers’ systems by an unauthorized party, including, but not limited to hackers, threat actors, sophisticated nation-states, nation-state-supported actors, personnel theft or misuse of information or otherwise, could harm our business. In addition, we, our third party service providers upon which we rely and our suppliers may be subject to a variety of evolving threats, such as computer malware (including as a result of advanced persistent threat intrusions), ransomware, malicious code (such as viruses or worms), social engineering (including spear phishing and smishing attacks), telecommunications failures, natural disasters and extreme weather events, general hacking and other similar threats. Cybersecurity incidents have become more prevalent. As of the date of this proxy statement/prospectus, we have not experienced a material cybersecurity incident. However, cybersecurity incidents could occur on our systems and those of our third parties in the future. Our team members who work remotely pose increased risks to our information technology systems and data, because many of them utilize less secure network connections outside our premises.

Inadvertent disclosure of confidential data, such as personal information, or unauthorized access to this type of data in our possession by a third party, could result in future claims or litigation arising from damages suffered by those affected, government enforcement actions (for example, investigations, fines, penalties, audits and inspections), additional reporting requirements and/or oversight, indemnification obligations, reputational harm, interruptions in our operations, financial loss and other similar harms. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws, and applicable independent security control frameworks, regarding the unauthorized disclosure of personal information. Although to our knowledge we have not experienced a material information security breach, we cannot assure you that the systems and processes we have to prevent or detect security breaches and protect the confidential information we receive, store, transmit and use, will provide absolute security. Finally, any perceived or actual unauthorized disclosure of such information, unauthorized intrusion or other cyberthreat could harm our reputation, substantially impair our ability to attract and retain customers, interrupt our operations and have an adverse impact on our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations.

Terrorist attacks or cyberattacks against centralized utilities could adversely affect our business.

Assets owned by utilities such as substations and related infrastructure have been physically attacked in the past and will likely be attacked in the future. These facilities are often protected by limited security measures, such as perimeter fencing. Any such attacks may result in interruption to electricity flowing on the grid and consequently interrupt service to our solar energy systems not combined with an energy storage system, which could adversely affect our operations. Furthermore, cyberattacks, whether by individuals or nation states, against utility companies could severely disrupt their business operations and result in loss of service to customers, which would adversely affect our operations.

We may be subject to information technology system failures or network disruptions that could damage our business operations, financial conditions or reputation.

We may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or similar events or disruptions. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions could result in delayed or cancelled orders. System failures and disruptions could also impede the manufacturing and shipping of products, delivery of online services, transactions processing and financial reporting. Such system failures or network disruptions could damage our business operations, financial conditions or reputation.

Our anticipated rebranding at the closing of the Business Combination may not produce the intended benefits if it is not favorably received by our customers, contractors and dealers.

At the closing of the Business Combination, we currently intend to rename our company. Such a rebranding will involve costs and management time, although we do not believe such costs or time will be substantial or have a material negative impact on our operations. There is no assurance that our rebranding efforts will produce the intended benefits if it is not favorably received by our customers, contractors and dealers.

Damage to our brand and reputation or failure to expand our brand would harm our business and results of operations.

We depend significantly on our brand and reputation for high-quality solar service offerings, engineering and customer service to attract customers, contractors and dealers, and grow our business. If we fail to continue to deliver our solar service offerings within the planned timelines, if our solar service offerings do not perform as anticipated or if we damage any customers’ properties or cancel projects, our brand and reputation could be significantly impaired. We also depend greatly on referrals from customers for our growth. Therefore, our inability to meet or exceed customers’ expectations would harm our reputation and growth through referrals. We have at times focused particular attention on expeditiously growing our direct sales force and our contractors, leading us in some instances to hire personnel or contractors who we may later determine do not fit our company culture and standards.

Given the sheer volume of interactions our sales force, dealers and contractors have with customers and potential customers, it is also unavoidable that some interactions will be perceived by customers and potential customers as less than satisfactory and result in complaints. If we cannot manage our hiring and training processes to limit potential issues and maintain appropriate customer service levels, our brand and reputation may be harmed and our ability to grow our business would suffer. In addition, if we were unable to achieve a similar level of brand recognition as our competitors, some of which may have a broader brand footprint, more resources and longer operational history, we could lose recognition in the marketplace among prospective customers, suppliers and subcontractors, which could affect our growth and financial performance. Our growth strategy involves marketing and branding initiatives that will involve incurring significant expenses in advance of corresponding revenue. We cannot assure you that such marketing and branding expenses will result in the successful expansion of our brand recognition or increase our revenue. We are also subject to marketing and advertising regulations in various jurisdictions, and overly restrictive conditions on our marketing and advertising activities may inhibit the sales of the affected products.

The loss of one or more members of our senior management or key personnel may adversely affect our operations.

We depend on our experienced management team, and the loss of one or more key executives could have a negative impact on our business. With any change in leadership, there is a risk to organizational effectiveness and employee retention as well as the potential for disruption to our business. We may be unable to replace key members of our management team and key personnel in the event we lose their services. Integrating new personnel into our management team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition and results of operations.

A failure to hire and retain a sufficient number of employees and service providers in key functions would constrain our growth and our ability to timely complete customers’ projects and successfully manage customer accounts.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, design techs, installers, electricians, operations and sales managers and sales personnel.

Competition for qualified personnel in our industry is increasing, particularly for skilled personnel involved in the installation of solar energy systems. We have in the past been, and may in the future be, unable to attract or retain qualified and skilled installation personnel or installation companies to be our subcontractors, which would have an adverse effect on our business. We and our subcontractors also compete with the homebuilding and construction industries for skilled labor. As these industries grow and seek to hire additional workers, our cost of labor may increase. The unionization of the industry’s labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. Further, we need to continue to expand upon the training of our customer service team to provide high-end account management and service to customers before, during and following the point of installation of our solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards that we have established. If we are unable to hire, develop and retain talented technical and customer service personnel, we may not be able to realize the expected benefits of this investment or grow our business.

In addition, to support the growth and success of our direct-to-consumer channel, we need to recruit, retain and motivate a large number of sales personnel on a continuing basis. We compete with many other companies for qualified sales personnel, and it could take many months before a new salesperson is fully trained on our solar service offerings. If we are unable to hire, develop and retain qualified sales personnel or if they are unable to achieve desired productivity levels, we may not be able to compete effectively.

If we or our subcontractors cannot meet our hiring, retention and efficiency goals, we may be unable to complete customers’ projects on time or manage customer accounts in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, or introduce other requirements on our installation staff, which may result in workforce shortages, operational delays, and increased costs.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, such as requiring that electricians installing such systems have a certain license, or introduce other requirements that would apply to our installation staff. While our workforce includes workers licensed to install and service our solar and battery systems, if we are unable to hire, develop and retain sufficient certified electricians, we may face operational delays and increased costs. In addition, our growth may be significantly constrained, which would negatively impact our operating results.

We have previously been subject to, and we may in the future be subject to, regulatory inquiries and litigation, all of which are costly, distracting to our core business and could result in an unfavorable outcome, or a material adverse effect on our business, financial condition, results of operations, or the trading price of our securities.

We have previously been subject to regulatory inquiries and litigation, and in the future, we may be involved in legal proceedings and receive inquiries from government and regulatory agencies from time to time. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any current or future claims or regulatory actions initiated by or against us, whether successful or not, could result in significant costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time or diversion of significant operational resources, or otherwise harm our business.

If we are not successful in any legal proceedings and litigation, we may be required to pay significant monetary damages, which could hurt our results of operations. Lawsuits are time-consuming and expensive to resolve and divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict how the courts will rule in any potential lawsuit against us. Decisions in favor of parties that bring lawsuits against us could subject us to significant liability for damages, adversely affect our results of operations and harm our reputation.

If we are unsuccessful in selling new services and products, our business, financial condition and results of operations could be adversely affected.

In the future, we may offer new products or services. There is a risk that such products or services may not work as intended, or that the marketing of the products or services may not be as successful as anticipated. The sale of new products and services generally requires substantial investment. We intend to continue to make substantial investments in new products and services, and it is possible that we may not acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost, and thus our new products may not result in meaningful revenue. In addition, any delays in releasing new or enhanced products or services could cause us to lose revenue opportunities and potential customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products or services that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our business, financial conditions and results of operations could be adversely affected.

Our operating results and our ability to grow may fluctuate on a seasonal basis and from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and our ability to grow are difficult to predict and may fluctuate significantly in the future. Historically, our sales volume has been highest during late spring, summer, and early fall. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by increased daylight hours, and we have more sales personnel working during these months. We typically have largely or entirely scaled down our sales efforts during the late fall, winter and early spring. Snow, cold weather or other inclement weather can delay our installation of products and services.

We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•	expiration or initiation of any governmental rebates or incentives;

•	significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

•	our subcontractors’ ability to complete installations in a timely manner;

•	our and our subcontractors’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

•	the availability, terms and costs of suitable financing;

•	our ability to continue to expand our operations and the amount and timing of expenditures related to this expansion;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	changes in our pricing policies or terms or those of our competitors, including electric utilities;

•	actual or anticipated developments in our competitors’ businesses, technology or the competitive landscape; and

•	natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned due to the general economic environment, cost inflation, and/or the market pressure driving down the average selling prices of our products and services, among other factors.

To acquire new products, support future growth, achieve operating efficiencies and maintain product quality, we may need to make significant capital investments in product and process technology as well as enhancing our digital capabilities. The delayed disposition of such projects, or the inability to realize the full anticipated value of such projects on disposition, could have a negative impact on our liquidity.

Certain municipalities where we install systems also require performance bonds in cash, issued by an insurance company or bonding agency, or bank guarantees or letters of credit issued by financial institutions, which are returned to us upon satisfaction of contractual requirements.

We manage our working capital requirements and fund our committed capital expenditures with our current cash and cash equivalents and cash generated from operations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity investments or debt securities or obtain debt financing. Market conditions, however, could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, or at all, and lenders may be unwilling to lend funds on acceptable terms, or at all. The sale of additional equity investments may result in additional dilution to our equity holders. Debt financing would result in increased expenses and could impose new restrictive covenants. Financing arrangements may not be available to us or may not be available in amounts or on terms acceptable to us. If financing is not available, we may be forced to seek to sell assets or reduce or delay capital investments, any of which could adversely affect our business, results of operations, cash flows, and financial condition.

If we cannot generate sufficient cash flows, find other sources of capital to fund our operations and projects, make adequate capital investments to remain technologically and price competitive, or provide bonding or letters of credit required by our projects, we may need to sell additional equity investments or debt securities, or obtain debt financings. If adequate funds from these or other sources are not available on acceptable terms or at all, our ability to fund our operations, including making digital investments, develop and expand our distribution network, maintain our research and development efforts, meet any debt service obligations we take on in the future or otherwise respond to competitive pressures would be significantly impaired. Our inability to do any of the foregoing could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Inflation could result in decreased value from future contractual payments and higher expenses for labor and equipment, which, in turn, could adversely impact our reputation, business, financial condition, cash flows and results of operations.

Any future increase in inflation may adversely affect our costs, including our subcontractors’ cost of labor and equipment, and may result in a decrease in value in our future contractual payments. These factors could adversely impact our reputation, business, financial condition, cash flows and results of operations.

While we believe that inflationary pressures have contributed to increased costs of labor and components that we purchase, we believe that the increased cost of these items were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe and tariffs and trade regulations. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Fluctuations in interest rates could adversely affect our business and financial results.

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely affect our results of operations and cash flow. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, which could reduce our revenue and gross margin and adversely affect our financial results. While we believe that increases in interest rates have led to higher financing costs for our customers, lower demand for our products and lower revenue than we would have otherwise experienced, we do not have information that allows us to quantify the adverse affects attributable to increased interest rates.

We may incur debt in the future, which could introduce debt servicing costs and risks to our business.

We and our subsidiaries may incur debt in the future, and such debt arrangements may restrict our ability to incur additional indebtedness, including secured indebtedness. These restrictions could inhibit our ability to pursue our business strategies. Furthermore, there is no assurance that we will be able to enter into debt instruments on acceptable terms or at all. If we were unable to satisfy financial covenants and other terms under new instruments, or obtain waivers or forbearance from our lenders, or if we were unable to obtain refinancing or new financings for our working capital, equipment, and other needs on acceptable terms if and when needed, our business would be adversely affected.

So long as the Convertible OpCo Preferred Units shall remain outstanding, Sponsor holds certain consent rights over OpCo’s ability to incur indebtedness, which could adversely affect the future business and operations of OpCo and New PubCo, including by decreasing its business flexibility.

The terms of the OpCo A&R LLC Agreement grant Sponsor certain consent rights with respect to certain actions, including OpCo’s incurrence of indebtedness for borrowed money, subject to certain enumerated exceptions, so long as the Convertible OpCo Preferred Units shall remain outstanding. As a result, OpCo will need to obtain the prior written consent of Sponsor before incurring any additional indebtedness (subject to the terms of OpCo A&R LLC Agreement). Because Sponsor has interests that are different than, or in addition to and which may conflict with, the interests of OpCo and New PubCo, there is no assurance that Sponsor would consent to any proposed future incurrence of debt. Therefore, Sponsor has the ability to influence the outcome of certain matters affecting OpCo and New PubCo, and OpCo may be unable to raise additional debt financing to operate during general economic or business downturns, take advantage of new business opportunities, and/or pursue its business strategies.

We have suppliers that are based or manufacture the products we sell outside the United States, which may subject us to additional business risks, including logistical complexity and political instability.

A portion of our supply agreements are with manufacturers and equipment vendors located outside of the United States. Risks we face in conducting business internationally include:

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multiple, conflicting and changing laws and regulations relating to employment, safety, environmental protection, international trade, and other government approvals, permits, and licenses and regulatory requirements;

•	financial risks, such as longer sales and payment cycles, greater difficulty enforcing rights and remedies and capital controls or other restrictions on the transfer of funds;

•	currency fluctuations, government-fixed foreign exchange rates, the effects of currency hedging activity and the potential inability to hedge currency fluctuations;

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the effects of Russia’s war against Ukraine and other political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade, nationalization of assets, and other business restrictions;

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trade barriers such as import and export requirements or restrictions, licensing requirements, tariffs, taxes and other restrictions and expenses for which we may have responsibility, which could increase the prices of our products; and

•	liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act (“FCPA”) in the United States and similar laws outside of the United States).

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the effects of Russia’s war on Ukraine, which, while we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe, tariffs and trade regulations, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine and do not materially rely directly or indirectly on goods or services sources in Russia, Ukraine or Belarus or have any material business relationships, connections to, or assets in, Russia, Belarus or Ukraine.

We must work with our suppliers to effectively manage the flow of products in light of these risks. If we fail to do so, our available inventory may not correspond with product demand. If we are unable to successfully manage any such risks, any one or more could materially and adversely affect our business, results of operations, cash flows and financial condition.

We are currently dependent on third-party leasing companies to offer customers the option of leasing our solar energy systems.

As of the date of this proxy statement/prospectus, our customers who have entered into leasing agreements have done so solely with third-party leasing companies established and managed by White Horse Energy, LC (“White Horse Energy”). Thus far, such companies have had sufficient assets to finance the purchase of systems for each of our customers who have signed agreements for leased solar energy systems to be installed on their home and for whom the installation processes have been completed. However, no assurance can be given that this will continue. Additionally, if such companies decide not to continue to provide financing for leases due to general market conditions, changes in tax benefits associated with our solar systems, concerns about our business or prospects, or any other reason, or if they materially change the terms under which they are willing to pay us to install and service leased solar energy systems, we will need to identify new leasing partners and negotiate new terms.

We intend to seek out additional third-party investors to provide financing for customers wishing to lease their solar energy systems. However, no assurance can be given that we will be able to successfully do so.

As of the date of this proxy statement/prospectus, system leases have represented less than 1% of our installations in 2023, though we expect that percentage to increase in 2024. If (i) Solar terminates their relationship with us, (ii) Solar does not have sufficient assets in the future to provide financing for customers wishing to lease their solar energy systems, or (iii) we cannot enter into new arrangements with other third-party investors to provide financing for customers wishing to lease their solar energy systems, we may be unable to continue to increase the size of our residential lease program, which could have a material, adverse effect on our business, results of operations, cash flows, and financial condition in the future.

We typically bear the cost of maintenance and repair on solar energy systems we install that are owned and leased by third-party leasing companies.

We are obligated through a maintenance services agreement to provide maintenance and repair services for solar energy systems we install that are leased by third-party leasing companies to homeowners. In the maintenance services agreement, we have agreed to maintain the leased systems for a fixed fee that is calculated to cover our future expected maintenance costs. If our solar energy systems require an above-average amount of repairs or if the cost of repairing systems were higher than our estimate, we may need to perform such services without additional compensation.

Members of our management team have interests in or are employed by other business ventures that may divert their attention from our business.

Members of our management team presently have, and may in the future have additional, ownership interests in, employment by and/or fiduciary or contractual obligations to other entities with which they are affiliated with (such as Solar). Such other ventures and entities could divert the attention of our management from our business or create conflicts of interests.

Risks Related to Regulation and Policy

Our business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels. We may be adversely affected by changes in, and application of these laws or other incentives to us, and the expiration, elimination or reduction of these benefits could adversely impact our business.

Our business depends on government policies that promote and support solar energy and enhance the economic viability of owning solar energy systems. U.S. federal, state and local governmental bodies provide incentives to owners, distributors, installers and manufacturers of solar energy systems to promote solar energy. These incentives include an investment tax credit (“Commercial ITC”) and income tax credit offered by the federal government, as well as other tax credits, rebates and SRECs associated with solar energy generation. We rely on these incentives to lower our cost of capital and to attract investors, all of which enable us to lower the price we charge customers for our solar service offerings. These incentives have had a significant impact on the development of solar energy but they could change at any time, as further described below. These incentives may also expire on a particular date, end when the allocated funding is exhausted, or be reduced, terminated or repealed without notice. The financial value of certain incentives may also decrease over time.

In December 2017, the Tax Cuts and Job Acts of 2017 (the “Tax Act”) was enacted. As part of the Tax Act, the corporate income tax rate was reduced, and there were other changes, including limiting or eliminating various other deductions, credits and tax preferences. The IRA implemented a corporate alternative minimum tax of 15% of financial statement income (subject to certain adjustments) for companies that report over $1 billion in profits to shareholders; similar to existing law, business credits (including Commercial ITCs) are limited to 75% of income in excess of $25,000 (with no limit against the first $25,000). We cannot predict whether and to what extent the U.S. corporate income tax rate will change under the Biden administration. The U.S. Congress is constantly considering changes to the tax code. Further limitations on, or elimination of, the tax benefits that support the financing of solar energy under current U.S. law could significantly and adversely impact our business.

Our business model also relies on multiple tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of solar energy systems in determining values for calculation of local and state real and personal property taxes. State and local tax exemptions can have sunset dates, triggers for loss of the exemption, and can be changed by state legislatures and other regulators, and if solar energy systems were not exempt from such taxes, the property taxes payable by customers would be higher, which could offset any potential savings our solar service offerings could offer. Similarly, if state or local legislatures or tax administrators impose property taxes on third-party owners of solar energy systems, solar companies like us would be subject to higher costs.

In general, we rely on certain state and local tax exemptions that apply to the sale of equipment, sale of power, or both. These state and local tax exemptions can expire, can be changed by state legislatures, or their application to us can be challenged by regulators, tax administrators, or court rulings. Any changes to, or efforts to overturn, federal and state laws, regulations or policies that are supportive of solar energy generation or that remove costs or other limitations on other types of energy generation that compete with solar energy projects could materially and adversely affect our business.

We rely on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for electricity from our solar energy systems.

As of December 31, 2022, a substantial majority of states have adopted net metering policies, including Florida, Texas, Arkansas and Missouri. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit, or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and fossil fuel interests in the country are currently challenging net metering policies, and seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation, or impose charges on homeowners that have net metering.

A few states have moved away from traditional full retail net metering and instead values excess generation by customers’ solar systems in various ways. For example, in 2017, Nevada enacted legislation to restore net metering at a reduced credit and guarantee new customers the net metering rate in effect at the time they applied for interconnection for 20 years. In 2016, the Arizona Corporation Commission replaced retail net metering with a net-feed in tariff (a fixed export rate). Some states set limits on the total percentage of a utility’s customers that can adopt net metering or set a timeline to evaluate net metering successor tariffs. For example, South Carolina passed legislation in 2019 that required review of net metering after two years. In 2021, the South Carolina Public Service Commission approved a portion of Duke Energy’s proposal that maintains the net metering framework with time-of-use rates and rejected a proposal from Dominion Energy to eliminate net metering altogether. In 2021 legislation, Illinois changed its net metering threshold from a percentage of customers to full retail net metering offered to a date certain (December 31, 2024) with a directed successor tariff that includes values that distributed resources provide to the distribution grid. New Jersey currently has no net metering cap; however, it has a threshold that triggers commission review of its net metering policy. States we serve now or in the future may adopt similar policies or net metering caps. If the net metering caps in these jurisdictions are reached without an extension of net metering policies, homeowners in those jurisdictions will not have access to the economic value proposition net metering provides. Our ability to sell our solar service offerings may be adversely impacted by the failure to extend existing limits to net metering or the elimination of currently existing net metering policies. The failure to adopt a net metering policy where it currently is not in place would pose a barrier to entry in those states. On April 26, 2022, Florida Governor DeSantis vetoed legislation that would have established a threshold date and percentage trigger when retail net metering would have faced declines in the immediate export rate.

Additionally, the imposition of charges that only or disproportionately impact homeowners that have solar energy systems, or the introduction of rate designs mentioned above, would adversely impact our business. Because fixed charges cannot easily be avoided with the installation of an on-site battery, which can mitigate or eliminate the negative impacts of net metering changes, these fixed charges have the potential to cause a more significant adverse impact. In June of 2021, two of four commissioners of FERC, including its chairperson, issued a letter stating there was a “strong case” such fixed charges in Alabama “may be violating the Commission’s PURPA regulations, undermining the statute’s purpose of encouraging Qualifying Facilities,” which is the Commission’s term for on-site generation. Litigation regarding the legality of these charges is ongoing in federal court. Most recently, on April 26, 2022, Florida Governor DeSantis vetoed legislation that would have allowed investor-owned utilities to petition the Public Service Commission for the ability to add fixed charges on solar customers. As part of the California Public Utilities Commission (“CPUC”) final decision on December 15, 2022, the CPUC rejected a solar specific fixed charge on solar customers.

Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of our solar energy offerings that may significantly reduce demand for such offerings.

Federal, state and local government policies, statutes and regulations concerning electricity heavily influence the market for our solar energy offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. These policies, statutes and regulations are constantly evolving. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers.

In addition, many utilities, their trade associations, and fossil fuel interests in the country, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

We are not currently regulated as a utility under applicable laws, but we may be subject to regulation as a utility in the future or become subject to new federal and state regulations for any additional solar service offerings we may introduce in the future.

Most federal, state, and municipal laws do not currently regulate us as a utility. As a result, we are not subject to the various regulatory requirements applicable to U.S. utilities. However, any federal, state, local or other applicable regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. These regulatory requirements could include restricting our sale of electricity, as well as regulating the price of our solar service offerings. If we become subject to the same regulatory authorities as utilities or if new regulatory bodies are established to oversee our business, our operating costs could materially increase.

Changes to the applicable laws and regulations governing direct-to-home sales and marketing may limit or restrict our ability to effectively compete.

We utilize a direct-to-home sales model as a primary sales channel and are vulnerable to changes in laws and regulations related to direct sales and marketing that could impose additional limitations on unsolicited residential sales calls and may impose additional restrictions such as adjustments to our marketing materials and direct-selling processes, and new training for personnel. If additional laws and regulations affecting direct sales and marketing are passed in the markets in which we operate, it would take time to train our sales professionals to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts, our financial condition, results of operations and growth prospects could be adversely affected.

Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.

China is a major producer of solar cells and other solar products. Certain solar cells, modules, laminates and panels from China are subject to various U.S. antidumping and countervailing duty rates, depending on the exporter supplying the product, imposed by the U.S. government as a result of determinations that the U.S. was materially injured as a result of such imports being sold at less than fair value and subsidized by the Chinese government. Historically, we and our subcontractors regularly surveyed the market to identify multiple alternative locations for product manufacturers. Nonetheless, many of the solar products we purchase are from manufacturers in China or from manufacturers in other jurisdictions who rely, in part, on products sourced in China. If alternative sources are not available on competitive terms in the future, we and our subcontractors may be required to purchase these products from manufacturers in China. In addition, tariffs on solar cells, modules and inverters in China may put upward pressure on prices of these products in other jurisdictions from which we or our subcontractors currently purchase equipment, which could reduce our ability to offer competitive pricing to potential customers.

The antidumping and countervailing duties discussed above are subject to annual review and may be increased or decreased. Furthermore, under Section 301 of the Trade Act of 1974, the Office of the United States Trade Representative (“USTR”) imposed tariffs on $200 billion worth of imports from China, including inverters and certain AC modules and non-lithium-ion batteries, effective September 24, 2018. In May 2019, the tariffs were increased from 10% to 25% and may be raised by the USTR in the future. Since these tariffs impact the purchase price of the solar products, these tariffs raise the cost associated with purchasing these solar products from China and reduce the competitive pressure on providers of solar cells not subject to these tariffs.

In August 2021, an anonymous trade group filed a petition with the U.S. Department of Commerce (the “Department of Commerce”) requesting an investigation into whether solar panels and cells imported from Malaysia, Thailand and Vietnam are circumventing anti-dumping and countervailing duties imposed on solar products manufactured in China. The group also requested the imposition of tariffs on such imports ranging from 50%—250%. In November 2021, the Department of Commerce rejected the petition, citing the petitioners’ ongoing anonymity as one of the reasons for its decision. In March 2022, the Department of Commerce announced it is initiating country-wide circumvention inquiries to determine whether imports of solar cell and modules produced in Cambodia, Malaysia, Thailand and Vietnam that use components from China are circumventing anti-dumping and countervailing duty orders on solar cells and modules from China. The Department of Commerce’s inquiries were initiated pursuant to a petition filed by Auxin Solar, Inc. on February 8, 2022.

While the investigation remains ongoing, in December 2022, the Department of Commerce announced its preliminary determination in the investigation. In its determination, the Department of Commerce found that certain Chinese solar manufacturers circumvented U.S. import duties by routing some of their operations through Cambodia, Malaysia, Thailand and Vietnam. Given the Department of Commerce preliminarily found that circumvention was occurring through each of the four Southeast Asian countries, the Department of Commerce made a “country-wide” circumvention finding, which designates each country as one through which solar cells and modules are being circumvented from China. However, companies in these countries will be permitted to certify they are not circumventing the U.S. import duties, in which case the circumvention findings may not apply. The Department of Commerce will take a number of additional steps before issuing a final determination. In particular, the Department of Commerce will conduct in-person audits to verify the information that was the basis of its preliminary determination. Furthermore, the Department of Commerce will gather public comments on the preliminary determination to consider before issuing its final determination.

Notably, however, on June 6, 2022, the President of the United States issued an emergency declaration establishing a tariff exemption of two years for solar panels and cells imported from Cambodia, Malaysia, Thailand and Vietnam, delaying the possibility of the imposition of dumping duties until the end of such two-year period. In September 2022, the Department of Commerce issued its final rule effectuating the two-year exemption period, and new dumping duties will not be imposed on solar panels and cells imported from Cambodia, Malaysia, Thailand and Vietnam until the earlier of two years after the date of the emergency declaration or when the emergency is terminated. Tariffs may be reinstated following the exemption period, but imports of solar cells and modules will not be subject to retroactive tariffs during the exemption period. The addition of new dumping duties would significantly disrupt the supply of solar cells and modules to customers in the U.S., as a large percentage of solar cells and modules used in the U.S. are imported from Cambodia, Malaysia, Thailand and Vietnam. If imposed, these or similar tariffs could put upward pressure on prices of these solar products, which could reduce our ability to offer competitive pricing to potential customers.

In addition, in December 2021, the U.S. International Trade Commission recommended the President extend tariffs initially imposed in 2018 on imported crystalline silicon PV cells and modules for another four years, until 2026. Under Presidential Proclamation 10339, published in February 2022, President Biden extended the tariff beyond the scheduled expiration date of February 6, 2022, with an initial tariff of 14.75%, which will gradually be reduced to 14% by the eighth year of the measure. Since such actions increase the cost of imported solar products, to the extent we or our subcontractors use imported solar products or domestic producers are able to raise their prices for their solar products, the overall cost of the solar energy systems will increase, which could inhibit our ability to offer competitive pricing in certain markets.

Additionally, the U.S. government has imposed various trade restrictions on Chinese entities determined to be acting contrary to U.S. foreign policy and national security interests. For example, the Department of Commerce’s Bureau of Industry and Security has added a number of Chinese entities to its entity list for enabling human rights abuses in the XUAR or for procuring U.S. technology to advance China’s military modernization efforts, thereby imposing severe trade restrictions against these designated entities. Moreover, in June 2021, U.S. Customs and Border Protection issued a Withhold Release Order pursuant to Section 307 of the Tariff Act of 1930 excluding the entry into U.S. commerce of silica-based products (such as polysilicon) manufactured by Hoshine Silicon Industry Co. Ltd. (“Hoshine”) and related companies, as well as goods made using those products, based on allegations related to Hoshine labor practices in the XUAR to manufacture such products. Additionally, in December 2021, Congress passed the UFLPA, which, with limited exception, prohibits the importation of all goods or articles mined or produced in whole or in part in the XUAR, or goods or articles mined or produced by entities working with the XUAR government to recruit, transport or receive forced labor from the XUAR. To date, intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. Although we maintain policies and procedures designed to maintain compliance with applicable governmental laws and regulations, these and other similar trade restrictions that may be imposed in the future may cause us to incur substantially higher compliance and due diligence costs in connection with procurement and have the effect of restricting the global supply of, and raising prices for, polysilicon and solar products, which could increase the overall cost of solar energy systems, reduce our ability to offer competitive pricing in certain markets and adversely impact our business and results of operations. Further, any operational delays or other supply chain disruption resulting from the human rights concerns or any of the supply chain risks articulated above, associated governmental responses, or a desire to source products, components, or materials from other manufacturers or regions could result in shipping, sales and installation delays, cancellations, penalty payments, or loss of revenue and market share, or may cause our key suppliers to seek to re-negotiate terms and pricing with us, any of which could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

While we believe the tariffs and trade regulations described above have contributed to price increases for components that we purchase, we believe that these price increases were due largely to a combination of other factors, including supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to the tariffs and trade regulations described. We cannot predict what additional actions the U.S. may adopt with respect to tariffs or other trade regulations or what actions may be taken by other countries in retaliation for such measures. The tariffs described above, the adoption and expansion of trade restrictions, the occurrence of a trade war or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and ability to economically serve certain markets. If additional measures are imposed or other negotiated outcomes occur, our ability or the ability of our subcontractors to purchase these products on competitive terms or to access specialized technologies from other countries could be further limited, which could adversely affect our business, financial condition and results of operations.

Any failure to comply with laws and regulations relating to interactions by us or third parties (such as our dealers and subcontractors) with customers or with licensing requirements applicable to our business could result in negative publicity, claims, investigations and litigation, and may adversely affect our financial performance.

Our business involves transactions with customers. We and our subcontractors and dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with customers, including those pertaining to privacy and data security, home improvement contracts, warranties and direct-to-home solicitation, along with certain rules and regulations specific to the marketing and sale of residential solar products and services. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Noncompliance with any such laws or regulations, or the perception that we or our subcontractors or dealers have violated such laws or regulations or engaged in deceptive practices that could result in a violation, could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with customers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations.

Any investigations, actions, adoption or amendment of regulations relating to the marketing of our products could divert management’s attention from our business, require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations or could reduce the number of our potential customers.

We cannot ensure that our sales professionals and other personnel will always comply with our standard practices and policies, as well as applicable laws and regulations. In any of the numerous interactions between our sales professionals or other personnel and our customers or potential customers, our sales professionals or other personnel may, without our knowledge and despite our efforts to effectively train them and enforce compliance, engage in conduct that is or may be prohibited under our standard practices and policies and applicable laws and regulations. Any such non-compliance, or the perception of non-compliance, may expose us to claims, proceedings, litigation, investigations or enforcement actions by private parties or regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business and reputation. We have incurred, and will continue to incur, significant expenses to comply with the laws, regulations and industry standards that apply to us.

In addition, our affiliations with third-party dealers and subcontractors may subject us to alleged liability in connection with actual or alleged violations of law by such third parties, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third parties, whether or not we are ultimately found liable.

Compliance with environmental laws and regulations can be expensive, and noncompliance with these laws and regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all applicable foreign, U.S. federal, state, and local laws and regulations regarding pollution control and protection of safety and the environment. These law and regulations may include obligations relating to the release, emissions or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes and the health and safety of our employees and other persons. Under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from owners or operators of property where releases of hazardous substances have occurred or are ongoing, even if the owner or operator was not responsible for such release or otherwise at fault. We use solar energy system and energy storage components that may contain toxic, volatile and otherwise hazardous substances in our operations. Any failure by us to control the use of, transport of, or to restrict adequately the discharge of, hazardous substances could subject us to, among other matters, potentially significant monetary damages and fines or liabilities or suspensions of our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future environmental laws and regulations, we may be required to pay substantial fines, suspend production or cease operations, or be subjected to other sanctions. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

In addition, U.S. legislation includes disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such “conflict” minerals. We have incurred and will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of solar products. As a result, there may only be a limited pool of suppliers who provide conflict-free minerals, and we cannot be certain that we will be able to obtain products in sufficient quantities or at competitive prices. Since our supply chain is complex, we have not been able to sufficiently verify, and in the future, we may not be able to sufficiently verify, the origins for these conflict minerals used in our products. As a result, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for all conflict minerals used in our products.

Compliance with health and safety laws and regulations can be complex, and noncompliance with these laws and regulations may result in potentially significant monetary damages and fines.

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (“OSHA”) and comparable state statues, establishing requirements to protect the health and safety of workers. The OSHA hazard communication standard, the US EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes, require maintenance of information about hazardous materials used or produced in operations and provision of this information to employees, state and local government authorities, and citizens. Other OSHA standards regulate specific worker safety aspects of our operations. Substantial fines and penalties can be imposed, and orders or injunctions limiting or prohibiting certain operations may be issued, in connection with any failure to comply with these laws and regulations.

Our business is subject to complex and evolving U.S. and international privacy and data protection laws, rules, policies and other obligations. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm our business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, new California legislation and regulations afford California consumers an array of new rights, including the right to be informed about what kinds of personal information companies have collected and the purpose for the collection. Complying with such laws or regulations, including in connection with any future expansion into new states (e.g., California), may significantly impact our business activities and require substantial compliance costs that adversely affect our business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements with any such laws or regulations. However, we cannot be certain that compliance costs will not increase in the future with respect to such laws or regulations. Furthermore, if we expand to foreign markets we will be subject to additional privacy and data protection laws, such as the General Data Protection Regulation in the European Union.

We operate a call center that uses personal information to conduct follow-up marketing calls to prospective customers of our solar energy systems. The out-going marketing calls we make are subject to the Telephone Consumer Protection Act (“TCPA”) and any failure to comply with the TCPA could result in significant fines and potential litigation from consumers.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, our solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

A change in our effective tax rate could have a significant adverse impact on our business, and an adverse outcome resulting from examination of our income or other tax returns could adversely affect our results.

A number of factors may adversely affect our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to our interpretation of transfer pricing standards; changes in available tax credits, grants and other incentives; changes in stock-based compensation expense; the availability of loss or credit carryforwards to offset taxable income; changes in tax laws or the interpretation of such tax laws (for example federal and state taxes); and changes in U.S. generally accepted accounting principles (“GAAP”). A change in our effective tax rate due to any of these factors may adversely affect our future results from operations.

Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely affect our provision for income taxes. In addition, we are subject to examination of our income tax returns by various tax authorities. We regularly assess the likelihood of adverse outcomes resulting from any examination to determine the adequacy of our provision for income taxes. An adverse determination of an examination could have an adverse effect on our results of operations and financial condition.

Additionally, U.S. tax reform may lead to further changes in (or departure from) these norms. As these and other tax laws and related regulations change, our results of operations, cash flows, and financial condition could be materially impacted. Given the unpredictability of these possible changes and their potential interdependency, it is very difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow.

Risks Related to New PubCo and Ownership of New PubCo Securities

Our management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

Most of the individuals who now constitute our management team have limited to no experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our businesses, which could adversely affect our businesses. It is probable that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which would increase our operating costs in future periods.

We will incur significant costs as a result of operating as a public company.

We currently operate on a private basis. After Closing, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Nasdaq listing requirements and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes are greater than those for private companies. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the New PubCo Board, committees of the New PubCo Board or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of New PubCo Class A Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

A significant portion of the total outstanding shares of New PubCo Class A Common Stock will be restricted from immediate resale following the Closing but may be sold into the market shortly thereafter. This could cause the market price of New PubCo Class A Common Stock to drop significantly, even if New PubCo’s business is doing well.

It is anticipated that, upon completion of the Business Combination, (i) the Sellers will own, collectively, approximately 84.0% of the outstanding New PubCo Class V Common Stock, and (ii) the Initial Shareholders will own approximately 12.5% of the outstanding New PubCo Class A Common Stock, in each case, assuming that none of ESGEN’s outstanding ESGEN Class A ordinary shares are redeemed in connection with the Business Combination, or approximately 85.5% and 12.9%, respectively, assuming that 50% of the “maximum redemptions” (as described below) occur with respect to ESGEN’s outstanding ESGEN Class A ordinary shares in connection with the Business Combination. These percentages assume that (i) 33,730,000 shares of New PubCo Class V Common Stock are issued to the Sellers, (ii) the Initial Shareholders will own 4,000,000 shares of New PubCo Class A Common Stock (this amount assumes the Initial Shareholders’ aggregate forfeitures at Closing of 2,900,000 ESGEN ordinary shares), (iii) the Sponsor will own 1,000,000 shares of New PubCo Class V Common Stock, and (iv) in the case of the 50% of maximum redemption scenario, a total of 704,278 Public Shares are redeemed in connection with the Business Combination and 39,434,278 shares of New PubCo Class A Common Stock in respect of the Public Shares are issued and outstanding as Closing. If the actual facts are different than these assumptions, the ownership percentages in New PubCo will be different.

Although the Sponsor and each other shareholder party to the Amendment to the Letter Agreement and each Lock-Up Seller party to the Lock-Up Agreement is prohibited from transferring any securities of New PubCo until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement), these shares of New PubCo Class A Common Stock may be sold after the expiration or early termination or release of the respective applicable lock-up under the Amendment to the Letter Agreement or Lock-Up Agreement, as applicable. Additionally, the Initial Shareholders have agreed not to transfer an aggregate 500,000 shares of New PubCo Class A Common Stock until two years after the Closing (with such shares being forfeited upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after Closing). We expect that New PubCo will file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New PubCo Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New PubCo Class A Common Stock.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which could adversely affect our business.

Upon completion of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

In addition, prior to the Business Combination, we have not been required to document and test our internal control over financial reporting nor has our management been required to certify the effectiveness of our internal controls, and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. However, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Likewise, as a public company, we may lose our status as an “emerging growth company,” as defined in the JOBS Act, and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates equals or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. If we become subject to the SEC’s internal control reporting and attestation requirements, we might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

We have identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are listed below:

•

Ineffective controls over period end financial disclosure and reporting processes, including not timely performing certain reconciliations and the completeness and accuracy of those reconciliations, and lack of effectiveness of controls over accurate accounting and financial reporting and reviewing the underlying financial statement elements that led to, for example, inappropriate revenue recognition, preparing consolidating financial statements that did not contain the required eliminating journal entries for intercompany transactions, and recording incorrect journal entries that also did not have the sufficient review and approval.

•	Insufficient controls around the review of certain technical accounting matters and related entries due to lack of sufficient staffing of adequate accounting resources.

•	Inadequate segregation of duties in various key processes, including user access within the information technology control environment.

•	Lack of documentation of policies and procedures including cybersecurity, user access reviews, and sufficient change management around the information technology control environment.

•

Incomplete mapping of our risk assessment to our accounting processes and control objectives and a lack of formality in our internal control activities, especially related to management review-type controls.

These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to our financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified.

Our plan includes the below:

•	Designing and implementing a risk assessment process supporting the identification of risks.

•

Implementing systems and controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•	Improving our internal control policies and procedures to specifically address controls around segregation of duties, cybersecurity, user access reviews, and changes in management.

•	Implementing specific user access, segregation of duties and change management controls within our financial reporting IT systems.

•

Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”). We are in the process of hiring additional resources and we are engaging with a third-party consulting firm to assist us with our formal internal control plan and to provide accounting services related to complex accounting transactions.

•	Implementing controls to enable an effective and timely review of period-end close procedures.

•	Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2022 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 after the completion of the Business Combination.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers.

However, if we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely or effective manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of poor design or changes in our business, including increased complexity resulting from any international expansion, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us and adversely affect the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

The historical financial results of Sunergy and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Sunergy’s actual financial position or results of operations would have been.

The historical financial results of Sunergy included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone company during the periods presented or those New PubCo will achieve in the future. This is primarily the result of the following factors: (i) New PubCo will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New PubCo’s capital structure will be different from that reflected in Sunergy’s historical financial statements. New PubCo’s financial condition and future results of operations will be materially different from amounts reflected in Sunergy’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the number of Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New PubCo’s future operating or financial performance and Sunergy’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Changing laws and regulations could create uncertainty for New PubCo regarding compliance matters and result in higher costs.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for New PubCo to obtain and maintain director and officer liability insurance, which could adversely affect its ability to attract and retain qualified officers and directors.

The rules and regulations applicable to public companies make it more expensive for New PubCo to obtain and maintain director and officer liability insurance, and New PubCo may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The potential for increased personal liability could also make it more difficult for New PubCo to attract and retain qualified members of the New PubCo Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

An active, liquid market for New PubCo’s securities may not develop, which would adversely affect the liquidity and price of New PubCo’s securities.

The price of New PubCo’s securities may vary significantly due to factors specific to New PubCo as well as to general market or economic conditions. Furthermore, an active, liquid trading market for New PubCo’s securities may never develop, or, if developed, it may not be sustained. You may be unable to sell your securities without depressing the market price for the securities or at all unless an active, liquid market can be established and sustained. An inactive trading market may also impair New PubCo’s ability to attract and motivate employees through equity incentive awards and to acquire other companies, products or technologies by using shares of capital stock as consideration.

The market price of the shares of New PubCo Class A Common Stock may decline as a result of the Business Combination.

The market price of the shares of New PubCo Class A Common Stock may decline as a result of the Business Combination for a number of reasons, including if:

•	investors react negatively to the prospects of New PubCo’s business and the prospects of the Business Combination;

•	the effect of the Business Combination on New PubCo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	New PubCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The price of New PubCo Class A Common Stock may change significantly following the Business Combination, even if New PubCo’s business is doing well, and you could lose all or part of your investment as a result.

The trading price of shares of New PubCo Class A Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of New PubCo Class A Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to the Business Combination and ESGEN” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of New PubCo’s competitors;

•	changes in expectations as to New PubCo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by New PubCo or its competitors;

•	announcements by New PubCo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in New PubCo’s management;

•	changes in general economic or market conditions (including changes in interest rates or inflation) or trends in New PubCo’s industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New PubCo’s business;

•	future sales of New PubCo Class A Common Stock or other securities;

•	dilution as a result of future exercises of New PubCo Warrants or conversion of the Convertible OpCo Preferred Units;

•	investor perceptions of the investment opportunity associated with New PubCo Class A Common Stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by New PubCo or third parties, including New PubCo’s filings with the SEC;

•	litigation involving New PubCo, New PubCo’s industry, or both, or investigations by regulators into the New PubCo Board, New PubCo’s operations or those of New PubCo’s competitors;

•	guidance, if any, that New PubCo provides to the public, any changes in this guidance or New PubCo’s failure to meet this guidance;

•	the development and sustainability of an active trading market for New PubCo Class A Common Stock;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New PubCo Class A Common Stock, regardless of New PubCo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New PubCo Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New PubCo were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New PubCo’s business regardless of the outcome of such litigation.

The New PubCo Warrants will become exercisable for New PubCo Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of New PubCo.

If the Business Combination is completed, outstanding New PubCo Warrants to purchase an aggregate of 13,800,000 shares of New PubCo Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These New PubCo Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these New PubCo Warrants will be $11.50 per share. To the extent such New PubCo Warrants are exercised, additional shares of New PubCo Class A Common Stock will be issued, which will result in dilution to the then existing holders of New PubCo Class A Common Stock and increase the number of shares eligible for resale in the public market. Assuming (i) all redeeming holders of Public Shares acquired ESGEN Units in the IPO and continue to hold the ESGEN Public Warrants that were included in the ESGEN Units, and (ii) maximum redemption of Public Shares held by the redeeming holders of Public Shares, 13,800,000 ESGEN Public Warrants, convertible into New PubCo Warrants in connection with the Domestication, would be retained by redeeming holders of Public Shares with a value of approximately $276,000 based on the market price of $0.02 per warrant based on the closing price of the ESGEN Public Warrants on Nasdaq on January 22, 2024. As a result of the redemption, non-redeeming holders of Public Shares would suffer additional dilution in their percentage ownership and voting interest of New PubCo upon exercise of the New PubCo Warrants held by redeeming holders of Public Shares. Sales of substantial numbers of such shares in the public market or the fact that such New PubCo Warrants may be exercised could adversely affect the market price of New PubCo Common Stock.

Even if the Business Combination is consummated, the New PubCo Warrants may never be in the money, and they may expire worthless and the terms of the New PubCo Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding New PubCo Warrants approve of such amendment.

The ESGEN Public Warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and ESGEN. The warrant agreement provides that the terms of the ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake but requires the approval by the holders of at least 50% of the then-outstanding ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) in a manner adverse to a holder if holders of at least 50% of the then-outstanding ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) approve of such amendment. Although our ability to amend the terms of the ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) with the consent of at least 50% of the then-outstanding ESGEN Public Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the ESGEN Warrants (and following the consummation of the Business Combination, the New PubCo Warrants), convert the ESGEN Warrants (and following the consummation of the Business Combination, the New PubCo Warrants) into cash, shorten the exercise period or decrease the number of shares of New PubCo Common Stock purchasable upon exercise of a New PubCo Warrant.

New PubCo stockholders may experience significant dilution as a result of a Convertible OpCo Preferred Unit Conversion.

Subject to the conditions described in the OpCo A&R LLC Agreement, holders of the Convertible OpCo Preferred Units may, or OpCo may require the holders of such Convertible OpCo Preferred Units to, convert all of such holder’s Convertible OpCo Preferred Units into such number of Exchangeable OpCo Units as determined by the conversion ratio applicable to the respective Convertible OpCo Preferred Unit Conversion. Upon the occurrence of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, all Exchangeable OpCo Units received as a result of such conversion shall be immediately exchanged (together with an equal number of shares of New PubCo Class V Common Stock) into an equal number of shares of New PubCo Class A Common Stock. Accordingly, if the Convertible OpCo Preferred Units are converted into Exchangeable OpCo Units and immediately thereafter exchanged for shares of New PubCo Class A Common Stock, holders of New PubCo Class A Common Stock could experience significant dilution. Further, if the holders of the shares of New PubCo Class A Common Stock issued as a result of a Convertible OpCo Preferred Unit Conversion dispose of a substantial portion of such shares of New PubCo Class A Common Stock in the public market, whether in a single transaction or series of transactions, it could adversely affect the market price for New PubCo’s Class A Common Stock. These sales, or the possibility that these sales may occur, could make it more difficult for New PubCo or its stockholders to sell shares of New PubCo Class A Common Stock in the future.

Nasdaq may delist ESGEN’s or New PubCo’s securities from trading on its exchange prior to or following the consummation of the Business Combination.

On October 16, 2023, ESGEN received written notice (the “Notice”) from Nasdaq indicating that ESGEN was no longer in compliance with the minimum number of round lot holders required for continued listing on the Nasdaq Global Market (the “Round Lot Requirement”). In accordance with Nasdaq rules, ESGEN had a period of 45 days to submit to Nasdaq a plan to regain compliance, which it submitted on November 29, 2023 (the “Compliance Plan”), and which was accepted by Nasdaq on December 11, 2023 (the “Compliance Plan Acceptance Notice”). Pursuant to the Compliance Plan Acceptance Notice, ESGEN has until April 15, 2024 (the “Compliance Date”) to regain compliance with the Round Lot Requirement. If ESGEN or, if the Business Combination is consummated prior to the Compliance Date, New PubCo does not regain compliance with the Round Lot Requirement by the Compliance Date, ESGEN or New PubCo, as applicable, will receive written notification that its securities are subject to delisting, at which time ESGEN or New PubCo may appeal the Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”). There can be no assurance that ESGEN or New PubCo, as applicable, will be able to regain compliance with the Round Lot Requirement or that any appeal of the Nasdaq’s delisting determination to the Panel would be successful. If ESGEN or New PubCo, as applicable, does not regain compliance with the Round Lot Requirement by the Compliance Date, ESGEN or New PubCo may also be able to transfer the listing of its securities to the Nasdaq Capital Market, provided that ESGEN or New PubCo then meets the applicable requirements for continued listing on the Nasdaq Capital Market.

If, prior to the consummation of the Business Combination, the ESGEN Class A ordinary shares are delisted from Nasdaq and are not relisted on the Nasdaq (or another national securities exchange mutually agreed to by ESGEN and Sunergy) within 30 days after such delisting, Sunergy may choose not to consummate the Business Combination.

The Nasdaq may not list New PubCo’s securities on its exchange, or an active trading market may not develop, which could limit investors’ ability to make transactions in New PubCo’s securities and subject New PubCo to additional trading restrictions.

An active trading market for New PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New PubCo’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements, or that ESGEN’s securities will remain listed on Nasdaq prior to the consummation of the Business Combination. Even if New PubCo’s securities are listed on Nasdaq, New PubCo may be unable to maintain the listing of its securities in the future.

If New PubCo fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Sunergy would not be required to consummate the Business Combination. In the event that Sunergy elects to waive this condition, and the Business Combination is consummated without New PubCo’s securities being listed on the Nasdaq or on another national securities exchange, New PubCo could face significant material adverse consequences, including, without limitation:

•	a limited availability of market quotations for New PubCo’s securities;

•	reduced liquidity for New PubCo’s securities;

•

a determination that New PubCo Common Stock is a “penny stock” which will require brokers trading in New PubCo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New PubCo’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New PubCo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

New PubCo may be subject to securities class action litigation, which may harm its business and operating results.

Certain companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New PubCo may be the target of this type of litigation in the future. Securities litigation against New PubCo could result in substantial costs and damages and divert New PubCo’s management’s attention from other business concerns, which could seriously harm New PubCo’s business, results of operations, financial condition or cash flows.

New PubCo may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on New PubCo’s business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of New PubCo’s management’s attention and resources that are needed to successfully run New PubCo’s business.

Because there are no current plans to pay cash dividends on shares of New PubCo Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of New PubCo Class A Common Stock at a price greater than what you paid for them.

New PubCo intends to retain future earnings, if any, for future operations, expansion (which may include potential acquisitions) and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New PubCo Class A Common Stock will be at the sole discretion of the New PubCo Board. The New PubCo Board may take into account general and economic conditions, New PubCo’s financial condition and results of operations, New PubCo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New PubCo’s to its stockholders or by its subsidiaries to it and such other factors as the New PubCo Board may deem relevant. As a result, you may not receive any return on an investment in the shares of New PubCo Class A Common Stock unless you sell such shares for a price greater than that which you paid for it.

New PubCo may issue additional shares of New PubCo Class A Common Stock or other equity securities without seeking approval of its stockholders, which would dilute your ownership interests and may depress the market price of New PubCo Class A Common Stock.

Upon consummation of the Business Combination, New PubCo will have New PubCo Warrants outstanding to purchase up to an aggregate of 13,800,000 shares of New PubCo Class A Common Stock. Additionally, New PubCo will issue shares of New PubCo Class A Common Stock to the holders of Convertible OpCo Preferred Units upon the occurrence of a Convertible OpCo Preferred Unit Conversion. Further, New PubCo may choose to seek third-party financing to provide additional working capital for New PubCo’s business, in which event New PubCo may issue additional shares of New PubCo Class A Common Stock or other equity securities. Following the consummation of the Business Combination, New PubCo may also issue additional shares of New PubCo Class A Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding New PubCo Warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares of New PubCo Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

•	ESGEN’s existing shareholders’ proportionate ownership interest in New PubCo will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of New PubCo Class A Common Stock may be diminished; and

•	the market price of the shares of New PubCo Class A Common Stock may decline.

After the Business Combination, New PubCo intends to file a registration statement with the SEC on Form S-8 that will automatically become effective upon filing. Our issuance of additional shares of New PubCo Class A Common Stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect the price of New PubCo Class A Common Stock.

In connection with the Business Combination, New PubCo intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of New PubCo Class A Common Stock issued or reserved for issuance under the 2024 Plan. Subject to the expiration of any applicable lock-ups, shares registered under the registration statement on Form S-8 will automatically become effective upon filing and be available for resale immediately in the public market without restriction. The initial registration statement on Form S-8 is expected to cover approximately 2,458,318 shares of New PubCo Class A Common Stock.

In addition, the shares of New PubCo Class A Common Stock reserved for future issuance under the 2024 Plan to be adopted in the Business Combination will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. 196,666 shares of New PubCo Class A Common Stock (all of which may be issued pursuant to the exercise of incentive stock options) are expected to be reserved for future issuance under the 2024 Plan, and such number is expected to increase by the lesser of 2% of the aggregate number of fully diluted shares of New PubCo outstanding on the final day of the immediately preceding calendar year or such smaller number of shares as is determined by the administrator of the 2024 Plan.

If securities or industry analysts do not publish research or reports about New PubCo’s business, if they change their recommendations regarding the shares of New PubCo Class A Common Stock or if New PubCo’s operating results do not meet their expectations, the price and trading volume of shares of New PubCo Class A Common Stock could decline.

The trading market for shares of New PubCo Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about New PubCo or its businesses. If no securities or industry analysts commence coverage of New PubCo, the trading price for shares of New PubCo Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New PubCo downgrade its securities or publish unfavorable research about its businesses, or if New PubCo’s operating results do not meet analyst expectations, the trading price of shares of New PubCo Class A Common Stock would likely decline. If one or more of these analysts cease coverage of New PubCo or fail to publish reports on New PubCo regularly, demand for shares of New PubCo Class A Common Stock could decrease, which might cause the share price and trading volume to decline. Accordingly, holders of New PubCo Class A Common Stock may experience a loss as a result of a decline in the market price of New PubCo Class A Common Stock. In addition, a decline in the market price of New PubCo Class A Common Stock could adversely affect New PubCo’s ability to issue additional securities and to obtain additional financing in the future.

The ability of New PubCo’s management to require holders of New PubCo Warrants to exercise such New PubCo Warrants on a cashless basis will cause holders to receive fewer shares of New PubCo Class A Common Stock upon their exercise of such New PubCo Warrants than they would have received had they been able to exercise such New PubCo Warrants for cash.

If New PubCo calls the New PubCo Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, New PubCo’s management will have the option to require any holder that wishes to exercise New PubCo Warrants (including any New PubCo Warrants held by the Initial Shareholders or their permitted transferees) to do so on a “cashless basis.” If New PubCo’s management chooses to require holders to exercise their New PubCo Warrants on a cashless basis, the number of shares of New PubCo Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his, her or its New PubCo Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in New PubCo.

New PubCo may redeem unexpired New PubCo Warrants prior to their exercise at a time that is disadvantageous for holders of New PubCo Warrants.

New PubCo will have the ability to redeem outstanding New PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New PubCo Warrant; provided, that the last reported sales price of shares of New PubCo Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date New PubCo sends the notice of redemption to the holders of New PubCo Warrants. If and when the New PubCo Warrants become redeemable by New PubCo, New PubCo may exercise its redemption right if there is a current registration statement in effect with respect to the shares of New PubCo Class A Common Stock underlying such New PubCo Warrants. Redemption of the outstanding New PubCo Warrants could force you to: (i) exercise your New PubCo Warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your New PubCo Warrants at the then-current market price when you might otherwise wish to hold your New PubCo Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding New PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your New PubCo Warrants.

In the event New PubCo determines to redeem any New PubCo Warrants, holders of such New PubCo Warrants would be notified of such redemption as described in the warrant agreement governing the New PubCo Warrants. Specifically, in the event that New PubCo elects to redeem all of the redeemable New PubCo Warrants as described above, New PubCo will fix a New PubCo Warrant redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by New PubCo not less than 30 days prior to such date to the registered holders of the redeemable New PubCo Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement governing the New PubCo Warrants will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable New PubCo Warrants will be notified of such redemption via New PubCo’s posting of the redemption notice to DTC.

Prior to the Business Combination, the ESGEN Public Warrants and ESGEN Private Placement Warrants will have substantially the same risks as described above. Based on the closing price on the Nasdaq of the ESGEN Class A ordinary shares, which, in connection with the Domestication, will be converted into shares of New PubCo Common Stock, of $11.32 as of January 22, 2024, the price of ESGEN Class A ordinary shares did not equal or exceed the $18.00 per ESGEN Class A ordinary share threshold at which the ESGEN Public Warrants or, following the consummation of the Business Combination, the New PubCo Warrants, would become redeemable by us, but the trading price of ESGEN’s securities, prior to the consummation of the Business Combination, and the trading price of New PubCo’s securities, following the consummation of the Business Combination, may fluctuate, and such trading prices can vary due to, among other things, general economic conditions and forecasts, ESGEN’s or New PubCo’s general business condition and the release of ESGEN’s or New PubCo’s financial reports.

If New PubCo’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If New PubCo’s performance following the Business Combination does not meet market expectations, the price of New PubCo Common Stock may decline. The market value of New PubCo Common Stock at the time of the Business Combination may vary significantly from the price of our Class A ordinary shares on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of shares of New PubCo Common Stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of our Class A ordinary shares, the value of New PubCo Common Stock issued in the Business Combination may be higher or lower than the values of our shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New PubCo Common Stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the equity interests of Sunergy, and trading in our Class A ordinary shares has not been active. Accordingly, the valuation ascribed to Sunergy and New PubCo Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New PubCo Common Stock develops and continues, the trading price of New PubCo Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in New PubCo Common Stock and it may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of New PubCo Common Stock following the Business Combination may include:

•	actual or anticipated fluctuations in New PubCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about its operating results;

•	success of competitors;

•	its operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New PubCo or the solar energy industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to New PubCo;

•	its ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New PubCo;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of its common stock available for public sale;

•	any significant change in its board or management;

•	sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New PubCo Common Stock irrespective of its operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

The trading prices and valuations of these stocks, and of ESGEN’s securities, may not be predictable. A loss of investor confidence in the market for solar energy or the stocks of other companies which investors perceive to be similar to New PubCo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New PubCo Common Stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Future sales, or the perception of future sales, by New PubCo or its stockholders in the public market following the Business Combination could cause the market price for shares of New PubCo Class A Common Stock to decline, even if New PubCo’s business is doing well.

The sale of shares of New PubCo Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of New PubCo Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New PubCo to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New PubCo will have a total of 5,408,555 shares of New PubCo Class A Common Stock outstanding (excluding the exercise of any ESGEN Public Warrants and assuming that there are no redemptions of any Public Shares by the Public Shareholders in connection with the Business Combination and assuming the Initial Shareholders’ aggregate forfeitures at Closing of 2,900,000 ESGEN ordinary shares). All shares of New PubCo Class A Common Stock issued to the Public Shareholders in the Business Combination will be freely tradable without registration under the Securities Act, and without restriction by persons other than New PubCo’s “affiliates” (as defined under Rule 144 under the Securities Act), including New PubCo’s directors, executive officers and other affiliates.

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

The Business Combination Agreement contemplates that, at the Closing, each of the Lock-Up Sellers will enter into the Lock-Up Agreement, pursuant to which each of the Lock-Up Sellers will agree not to transfer any of its respective Exchangeable OpCo Units and corresponding shares of New PubCo Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement).

At the Closing, OpCo will amend and restate its limited liability company agreement (as amended, the “OpCo A&R LLC Agreement”) in its entirety to, among other things, provide a holder of Exchangeable OpCo Units the right to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Seller Class V Common Stock, for shares of New PubCo Class A Common Stock on a one-for-one basis, or, at the election of New PubCo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Proposed Charter. The OpCo A&R LLC Agreement will also provide for mandatory OpCo Unit Redemptions in certain limited circumstances, including in connection with certain changes of control.

Following the expiration of the lock-up periods, sales of a substantial number of shares of New PubCo Class A Common Stock in the public market could occur. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New PubCo Class A Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price of New PubCo Class A Common Stock or the market price of New PubCo Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Delaware law and the Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and Proposed Bylaws that will be in effect upon consummation of the Business Combination and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New PubCo Board and therefore depress the trading price of New PubCo Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New PubCo Board or taking other corporate actions, including effecting changes in the management of New PubCo. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

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the ability of the New PubCo Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New PubCo’s directors and officers;

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the exclusive right of the New PubCo Board to elect a director to fill a vacancy created by the expansion of the New PubCo Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the New PubCo Board;

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the requirement that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called only (i) by or at the direction of the New PubCo Board, the Chairperson of the New PubCo Board or the Chief Executive Officer, in each case, in accordance with the Proposed Bylaws or (ii) for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, by or at the request of stockholders collectively holding shares of capital stock of New PubCo representing a majority of the total voting power of stock entitled to vote generally in election of directors, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the New PubCo Board and stockholder meetings;

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the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Proposed Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in New PubCo and inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of the New PubCo Board to amend the Proposed Bylaws, which may allow the New PubCo Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New PubCo Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in the New PubCo Board and discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New PubCo Board or management.

Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New PubCo Class A Common Stock and could also affect the price that some investors are willing to pay for shares of New PubCo Class A Common Stock.

The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New PubCo and its stockholders and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New PubCo’s stockholders to choose the judicial forum for disputes with New PubCo or its directors, officers or employees.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless New PubCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees of New PubCo or its stockholders, (iii) any action arising pursuant to any provision of the DGCL or New PubCo’s certificate of incorporation or bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware except any action (a) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) for which the Court of Chancery does not have subject matter jurisdiction. The Proposed Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act of the rules and regulations thereunder. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in any of New PubCo’s securities will be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New PubCo’s business and financial condition.

We will be a holding company upon the Closing. Our only material asset will be our equity interest in OpCo, and we will accordingly be dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

Following the Closing, we will be a holding company and will have no material assets other than our equity interest in OpCo. We have no independent means of generating revenue. To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. We intend to cause OpCo to make non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to OpCo. We intend that such distributions from OpCo and its subsidiaries be funded with cash from operations or from future borrowings. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly hold an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, and such failure to make payments may result in a breach under the Tax Receivable Agreement in certain cases. Because distributions of OpCo will be used to fund Tax Receivable Agreement payments by us, OpCo’s liquidity will be affected negatively by the Tax Receivable Agreement in a material respect.

We will be required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the Business Combination, we will enter into the Tax Receivable Agreement with the TRA Holders. This agreement generally provides for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and certain benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of any actual net cash tax savings that we realize.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Payments under the Tax Receivable Agreement will reduce the amount of cash provided by the tax savings that would otherwise have been available to us for other uses. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of Exchangeable OpCo Units, the price of New PubCo Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Exchangeable OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Any distributions made by OpCo to us in order to enable us to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the OpCo unitholders, could have a substantial negative impact on our liquidity.

The payments under the Tax Receivable Agreement following the exercise of the OpCo Exchange Rights or a Mandatory Exchange will not be conditioned upon a TRA Holder having a continued ownership interest in us or OpCo.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, New PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement, and it is expected that such payment would be substantial. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by us) outstanding on the termination date are deemed to be redeemed on the termination date. If we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated as of the Closing Date, we estimate that the early termination payment, calculated on the basis of the above assumptions and assuming a share price of $10.00 per share, would be approximately $66.4 million (calculated using a discount rate equal to (i) the greater of (a) 0.25% and (b) the Secured Overnight Financing Rate (“SOFR”), plus (ii) 150 basis points). The foregoing amount is merely an estimate and the actual payment could differ materially. The aggregate amount of payments that are actually made under the Tax Receivable Agreement could substantially exceed the estimated termination payment described above.

Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. Moreover, the obligation to make an early termination payment upon a change of control could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

There can be no assurance that we will be able to satisfy our obligations under the Tax Receivable Agreement.

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with a change of control, the consideration payable to holders of New PubCo Class A Common Stock in connection with such change of control could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), we would be obligated to make a substantial immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of New PubCo Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in us or OpCo. Accordingly, the TRA Holders’ interests may conflict with those of the holders of New PubCo Class A Common Stock. Please read “Risk Factors — Risks Related to the Business Combination and ESGEN — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, New PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.”

We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The IRS or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions we take, and a court could sustain such challenge. The TRA Holders will not be required to reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual net cash tax savings, if any, and we may not be able to recoup those payments, which could have a substantial negative impact on our liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement provides for certain limitations on the ability of holders of OpCo Units to transfer their OpCo Units and provides us, as the manager of OpCo, with the right to prohibit the exercise of an OpCo Exchange Right if we determine (based on the advice of counsel) there is a material risk that OpCo would be a publicly traded partnership as a result of such exercise.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we might not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo unitholders, including us, and the tax distributions that OpCo will be required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. The amount of tax distributions to such unitholder for any year may be reduced by prior operating distributions made to that unitholder for such year. As a result of certain assumptions in calculating the tax distribution payments, including the assumed tax rate, we may receive tax distributions from OpCo that exceed our actual tax liability and our obligations under the Tax Receivable Agreement by a material amount.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of an OpCo Manager Unit to deviate from the value of a share of New PubCo Class A Common Stock. If we retain such cash balances, the holders of Exchangeable OpCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the OpCo Exchange Rights. We intend to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on the New PubCo Class A Common Stock or reinvesting such cash balances in OpCo for additional OpCo Manager Units (with an accompanying stock dividend with respect to New PubCo Class A Common Stock).

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

Risks Related to the Business Combination and ESGEN

For purposes of this subsection entitled “Risks Related to the Business Combination and ESGEN” only, “we,” “us” or “our” refer to (i) ESGEN prior to the consummation of the Business Combination or (ii) New PubCo following the consummation of the Business Combination, unless the context otherwise requires.

The Sponsor and the other Initial Shareholders have entered into letter agreements with ESGEN and Sunergy to vote in favor of the Business Combination. Therefore, the Shareholder Proposals have the requisite shareholder approval regardless of how the Public Shareholders vote.

Unlike some other blank check companies in which the holders of founder shares agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, pursuant to the Amendment to the Letter Agreement the Sponsor and each other Initial Shareholder has agreed, among other things, to vote all of their ESGEN ordinary shares in favor of all the proposals being presented at the Special Meeting, including the Business Combination Proposal and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. As a result, approval of the Business Combination Proposal, Redemption Limitation Amendment Proposal, Domestication Proposal, Organizational Documents Proposal, Advisory Charter Proposals, Nasdaq Proposal, Equity Incentive Plan Proposal and the Director Election Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction.

Piper did not prepare or provide any of the disclosure in this proxy statement/prospectus or any other materials or work product, but, prior to April 19, 2023, Piper assisted Sunergy’s management and board by providing capital advisory services in connection with the evaluation of Business Combination. Piper was not responsible for the preparation of any materials reviewed by the ESGEN Board. See “The Business Combination Proposal — Background of the Business Combination” for further information regarding the assistance provided by Piper to Sunergy. The services provided by Piper prior to its notification to Sunergy that it was withdrawing from its role as financial advisor to Sunergy with respect to the Business Combination on April 19, 2023 were substantially complete and Piper was not expected to play any material role at the Closing. Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination. Instead, the change in roles will reduce the aggregate transaction fees required to be paid at Closing. Piper’s resignation did not impact the ESGEN Board’s analysis of or continued support of the Business Combination.

Piper’s change in roles is unusual. It is the understanding of Sunergy that this change was driven by rule proposals by the SEC, which, if enacted, could impact the circumstances under which a wide range of participants in SPAC transactions are subject to underwriter liability in SPAC transactions, including a SPAC’s business combination transaction. This understanding is also informed by reviewing filings of registrants engaged in similar SPAC business combination transactions since the rule proposals were released. ESGEN’s shareholders should be aware that Piper’s change in roles may indicate that Piper does not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and ESGEN’s shareholders should not place any reliance on the participation of Piper prior to its withdrawal on April 19, 2023. As a result, ESGEN shareholders may be more likely to elect to redeem their shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination.

ESGEN shareholders may believe that when financial institutions, such as Piper, are named in the proxy statement/prospectus, the involvements of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The change in roles of Piper implies that they are not responsible for any part of this proxy statement/prospectus.

The Fairness Opinion obtained by the ESGEN Board from Houlihan will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination, including in connection with entry into the First Amendment. As such, no opinion from any financial advisor was obtained in connection with entry into the First Amendment.

The ESGEN Board has not obtained an updated fairness opinion as of the date of this proxy statement from Houlihan or any other third party. Changes in the operations and prospects of Sunergy, general market and economic conditions, and other factors that may be beyond the control of Sunergy and ESGEN and on which the Fairness Opinion was based, may alter the value of Sunergy or the trading price of ESGEN Class A ordinary shares at or prior to the time the Business Combination is consummated. Furthermore, whether Sunergy has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) is determined at the time of the entry into the Business Combination Agreement and not thereafter. The lack of a new or updated fairness opinion may lead an increased number of ESGEN shareholders who vote against the Business Combination or demand redemption of their ESGEN Class A ordinary shares or if we are able to consummate the Business Combination, high redemptions will impact the amount of capital we have to execute on our business plans as set forth herein.

In addition, the Fairness Opinion was dated April 26, 2023, and was delivered in connection with the ESGEN Board’s evaluation of the Initial Business Combination Agreement. On January 24, 2024, the parties to the Initial Business Combination Agreement entered into the First Amendment. No new or updated fairness opinion was obtained prior to the ESGEN Board’s approval of the Amended Business Combination Agreement. In making its determination to approve the Amended Business Combination Agreement, the ESGEN Board made the necessary analysis to determine that the Amended Business Combination Agreement is fair, from a financial point of view, to shareholders of ESGEN based on their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN’s advisors.

We continue to describe the Fairness Opinion delivered on April 26, 2023 throughout this proxy statement/prospectus solely to provide historical context for the ESGEN Board’s deliberations in connection with its assessment of the Initial Business Combination. In light of the updated consideration to Sunergy holders set forth in the First Amendment, changes in macroeconomic conditions and recent market volatility, you should not rely on any discussion of the Fairness Opinion elsewhere in this proxy statement/prospectus or the text of the Fairness Opinion set forth in Annex K, in evaluating whether or not to vote your ESGEN ordinary shares in favor of the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus or in evaluating whether to redeem your ESGEN ordinary shares.

The Fairness Opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such Fairness Opinion. ESGEN does not anticipate asking Houlihan to update the Fairness Opinion or to request any third party provide a new fairness opinion. The Fairness Opinion is included as Annex K to this proxy statement. For a description of the Fairness Opinion and a summary of the material financial analyses Houlihan provided to the ESGEN Board in connection with rendering such Fairness Opinion, see “The Business Combination Agreement — Fairness Opinion of Houlihan.”

The estimates and assumptions on which Sunergy’s financial projections are based may prove to be inaccurate, which may cause Sunergy’s actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of the New PubCo Class A Common Stock.

Sunergy’s projections included in this proxy statement/prospectus under “The Business Combination Agreement — Certain Unaudited Forecasted Financial Information of Sunergy” are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Sunergy’s control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. BDO USA, P.C., ESGEN’s independent registered public accounting firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the financial projections contained herein, and accordingly, BDO USA, P.C. does not express an opinion or any other form of assurance with respect thereto. The report of BDO USA, LLP included in this proxy statement/prospectus relates to historical financial information of ESGEN and it does not extend to the prospective financial information and should not be read to do so. Grant Thornton LLP, Sunergy’s independent registered accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included elsewhere in this proxy statement/prospectus relates to Sunergy’s previously issued financial statements. It does not extend to the financial projections of Sunergy and should not be read to do so. The financial projections were based on historical experience and on various other estimates and assumptions that Sunergy’s management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections. Any material variation between Sunergy’s financial projections and Sunergy’s actual results may adversely affect Sunergy’s future profitability, cash flows and the market price of the New PubCo Class A Common Stock. See “The Business Combination Agreement — Certain Unaudited Forecasted Financial Information of Sunergy.”

Since the Initial Shareholders, including ESGEN’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our other shareholders, conflicts of interest may exist in determining whether the Business Combination is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the ESGEN Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including ESGEN’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of ESGEN shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•

the fact that James P. Benson will be the Sponsor’s designee to the New PubCo Board upon the closing of the Business Combination. As a director, in the future, Mr. Benson may receive any cash fees, stock options or stock awards that the New PubCo Board determines to pay to its directors;

•

the fact that, for no consideration, the Initial Shareholders have agreed not to redeem any ESGEN ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,619,077 ESGEN Class B ordinary shares, which were converted into the Converted Shares pursuant to the Voluntary Conversion on October 23, 2023. As of September 30, 2023, there were 6,900,000 ESGEN Class B ordinary shares owned by the Initial Shareholders. As of     , 2024, the Record Date for the Special Meeting, the 5,619,077 shares of New PubCo Class A Common Stock and the 1,280,923 shares of New PubCo Class A Common Stock that the Sponsor and the other Initial Shareholders will hold following the Business Combination, respectively, if unrestricted and freely tradable, would have had an aggregate market value of $   and $   , respectively, based upon the closing price of $   per ESGEN Class A ordinary share on the Nasdaq on     , 2024, the most recent closing price, and $    and $    , respectively, based on an implied transaction price of $     per share;

•	the fact that the Sponsor has agreed to purchase the Sponsor PIPE Securities;

•

the fact that the Sponsor, the other Initial Shareholders and ESGEN’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ESGEN ordinary shares (other than ESGEN Class A ordinary shares that are not Converted Shares) held by them if ESGEN fails to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions);

•	the fact that the Initial Shareholders will enter into the A&R Registration Rights Agreement;

•

the continued indemnification of ESGEN’s directors and officers and the continuation of ESGEN’s directors’ the principal amount of up to $2,500,000 and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ESGEN’s officers and directors will lose their entire investment in ESGEN and will not be reimbursed for any out-of-pocket expenses including, among other expenses, office space, secretarial and administrative services, prepaid expenses and other payables and expenses of approximately $422,975 as of September 30, 2023, if an initial business combination is not consummated by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf;

•

the fact that if the Trust Account is liquidated, including in the event ESGEN is unable to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), the Sponsor has agreed to indemnify ESGEN to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ESGEN has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ESGEN, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that ESGEN may be entitled to distribute or pay over funds held by ESGEN outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;

•

the fact that the Initial Shareholders entered into the Amendment to the Letter Agreement pursuant to which the original lock-up period to which the Sponsor and our directors and executive officers are subject was amended, effective as of the Closing, to reduce such lock-up period;

•

the fact that ESGEN has issued two outstanding unsecured promissory notes to the Sponsor and has drawn $1,783,743.89 pursuant to such promissory notes as of January 9, 2024, and the unsecured promissory notes will go unpaid whether or not an initial business combination is consummated;

•

the fact that ESGEN has a third outstanding unsecured promissory note to the Sponsor for a principal amount of up to $750,000 and such unsecured promissory note will go unpaid in the event that an initial business combination is not consummated;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•

the fact that the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of New PubCo Class A Common Stock is approximately $2.04 or more per share, even if other shareholders experience a negative rate of return in the post-Business Combination company.

See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN’s Directors and Executive Officers in the Business Combination” for additional information on interests of ESGEN’s directors and executive officers.

The personal and financial interests ESGEN’s directors and executive officers may have influenced their motivation in identifying and selecting Sunergy as a business combination target, completing an initial business combination with Sunergy and influencing the operation of the business following the initial business combination.

The exercise of ESGEN’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ESGEN’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ESGEN to agree to amend the Business Combination

Agreement, to consent to certain actions taken by Sunergy or to waive rights that ESGEN is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Sunergy’s business, a request by Sunergy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Sunergy’s business or could entitle ESGEN to terminate the Business Combination Agreement. In any of such circumstances, it would be at ESGEN’s discretion, acting through the ESGEN Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for ESGEN and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ESGEN does not believe there will be any changes or waivers that ESGEN’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ESGEN will circulate a new or amended proxy statement/prospectus and resolicit ESGEN’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The requirement that we consummate an initial business combination prior to the initial termination date may have given Sunergy leverage over us in negotiating the Business Combination and may have limited the time we had to conduct due diligence on Sunergy, in particular as we approached our initial termination date in the Charter Amendment, which could undermine our ability to complete our initial business combination on terms that would produce value for our Public Shareholders.

Sunergy was aware during the negotiations concerning the Business Combination Agreement that we must consummate an initial business combination prior to the initial termination date (subject to one or more extensions) and was aware that the initial termination date under the Charter Amendment was within one week of execution of the Business Combination Agreement. Additionally, the Sponsor was under no obligation to fund any monies necessary to extend the duration of the Trust Account pursuant to the Charter Amendment and will continue to be under no obligation to fund any monies necessary to effectuate any further Additional Extension Date pursuant to the Extension Amendment. Consequently, Sunergy may have obtained leverage over us in negotiating the Business Combination, knowing that if we do not complete our initial business combination with Sunergy, we may be unable to complete our initial business combination with any target business. In addition, we may have had limited time to conduct due diligence and may have entered into the Business Combination Agreement on terms that we would have rejected upon a more comprehensive investigation.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Sunergy has identified all material issues or risks associated with Sunergy, its business or the industry in which it competes. As a result of factors outside of the control of ESGEN or Sunergy that may arise at any time, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New PubCo. Accordingly, any shareholders of ESGEN who choose to remain New PubCo stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of ESGEN Warrants, which could limit the ability of ESGEN Warrant holders to obtain a favorable judicial forum for disputes with ESGEN.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any holder of ESGEN Warrants, such holder will be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (ii) having service of process made upon such ESGEN Warrant holder in any such enforcement action by service upon such ESGEN Warrant holder’s counsel in the foreign action as agent for such ESGEN Warrant holder.

This choice-of-forum provision may limit an ESGEN Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ESGEN, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the ESGEN Board.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New PubCo, some of whom may be from Sunergy (and, potentially though not currently expected, ESGEN), and some of whom may join New PubCo following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New PubCo.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although not currently expected, some of ESGEN’s key personnel may potentially remain with the target business in senior management or advisory positions following the Business Combination. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New PubCo’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Sunergy being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Sunergy at the Closing and the number of Public Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pendency of the Business Combination, ESGEN will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede the ability of ESGEN to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, ESGEN may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, among other things, neither ESGEN nor Sunergy may, directly or indirectly, knowingly solicit, initiate or knowingly encourage or enter into any agreement regarding or conduct any diligence regarding any inquiry or proposal for any alternative acquisition, such as a merger, material sale of assets or equity interests or other business combination with any third party, even though any such alternative acquisition could be more favorable to ESGEN’s or Sunergy’s respective equityholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by the shareholders of ESGEN, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to Closing of the Business Combination.” ESGEN and Sunergy may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause ESGEN and Sunergy to each lose some or all of the intended benefits of the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Domestication, the Business Combination and other related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, we will pay all unpaid fees, expenses and costs incurred by Sunergy or on Sunergy’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Domestication). For more information, see the section “The Business Combination — Expenses.” We currently estimate that transaction expenses will be approximately $14.6 million. Such transaction expenses do not include the deferred underwriting commissions incurred in connection with the IPO because Barclays and Citi, the underwriters for the IPO, have each agreed to gratuitously waive the deferred underwriting commissions. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.

On April 3, 2023 and April 12, 2023, Barclays and Citi, respectively, notified ESGEN that each had determined to waive its entitlement to the payment of any deferred compensation in connection with its role as underwriter in ESGEN IPO that would otherwise become due upon the consummation of the Business Combination.

In connection with their roles as underwriters in the IPO, Barclays and Citi were entitled to payment of a deferred underwriting fee upon consummation of an initial business combination. On April 3, 2023 and April 12, 2023, Barclays and Citi, respectively, each notified ESGEN that it waived its entitlement to the payment of any deferred compensation in connection with its role as an underwriter in the IPO that would otherwise become due upon the consummation of the Business Combination. Notwithstanding the fact that all services required to be performed by Barclays and Citi in order to be entitled to the deferred underwriting fee have been completed, Barclays and Citi are waiving such fee. Because Barclays and Citi have not been involved in the preparation and review of the Registration Statement, ESGEN’s investors will not have the benefit of their independent review and investigation of the disclosures provided in the proxy statement/prospectus contained in this Registration Statement. Neither Barclays nor Citi provided ESGEN with the reasons for the fee waiver.

Furthermore, the IPO Underwriters’ withdrawals indicate that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. As a result of such withdrawals, you should not place any reliance on the participation of the IPO Underwriters in the Business Combination prior to such withdrawals.

Because ESGEN is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because ESGEN is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. ESGEN is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon ESGEN’s directors or executive officers, or enforce judgments obtained in the United States courts against ESGEN directors or officers.

Until the Domestication is effected, ESGEN’s corporate affairs are governed by the Existing Organizational Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to ESGEN under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ESGEN’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against ESGEN judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ESGEN predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, the Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the ESGEN Board or controlling shareholders than they would as public shareholders of a United States company.

The Business Combination may be subject to U.S. foreign investment regulations, which may impose conditions on or prevent the consummation of the Business Combination. Such conditions or limitations could also potentially make ESGEN less attractive to investors or cause our future investments to be subject to U.S. foreign investment regulations.

Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).

We do not believe that we are a “foreign person” for CFIUS purposes. However, one of our directors, who is also our Chief Executive Officer, is a citizen of the Czech Republic, and we could thus be said to have substantial ties to a non-U.S. person. CFIUS or another U.S. governmental agency could choose to review the Business Combination or past or proposed transactions involving new or existing foreign investors in Sunergy, even if a filing with CFIUS is or was not required at the time of such transaction. There can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Business Combination. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and in the event that CFIUS reviews the Business Combination or one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Business Combination or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing ESGEN Class A ordinary shares, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things) or CFIUS could order us to divest all or a portion of Sunergy if we had proceeded without first obtaining CFIUS clearance.

If CFIUS elects to review the Business Combination, the time necessary to complete such review of the Business Combination or a decision by CFIUS to prohibit the Business Combination could prevent us from completing the Business Combination prior to (i) the Outside Date, after which date either ESGEN or Sunergy may elect to terminate the Business Combination Agreement or (ii) 30 days after the Outside Date, after which the Sponsor may elect to terminate its obligations under the Sponsor Subscription Agreement to purchase the Sponsor PIPE Securities.

If ESGEN is not able to complete the Business Combination with Sunergy nor able to complete another business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions) it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ESGEN’s remaining shareholders and the ESGEN Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive approximately $10.00 per share and the ESGEN Public Warrants will expire worthless. Moreover, Public Shareholders will not receive the benefit of any price appreciation of ESGEN Class A ordinary shares resulting from a business combination with a target company.

The Sponsor, as well as Sunergy, our directors, executive officers, advisors and their affiliates may elect to purchase ESGEN Class A ordinary shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our ESGEN Class A ordinary shares.

At any time at or prior to the Business Combination, strictly outside (i) a period when they are not then aware of any material nonpublic information regarding us or our securities, (ii) a restricted period under Regulation M under the Exchange Act or (iii) a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act, the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Energy Spectrum or its affiliates) may purchase ESGEN Class A ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ESGEN Class A ordinary shares or vote their ESGEN Class A ordinary shares in favor of the Condition Precedent Proposals. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. However, none of the funds in the Trust Account will be used to make such purchases. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Energy Spectrum or its affiliates) purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The Initial Shareholders, Sunergy, and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Energy Spectrum or its affiliates) may also purchase ESGEN Class A ordinary shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing.

The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction that (a) the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal (if put forth at the Special Meeting) are approved by the affirmative vote of at least a simple majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter, and (b) the Redemption Limitation Amendment Proposal, the Domestication Proposal and the Organizational Documents Proposals is each approved by the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter; (ii) otherwise limit the number of Public Shares electing to redeem; and (iii) increase the likelihood of the satisfaction of the requirement that, if the Redemption Limitation Amendment Proposal is not approved by the ESGEN shareholders, then New PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. The Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Energy Spectrum or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ESGEN ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our ESGEN Class A ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in the IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), any prospective acquisition targets or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by the Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. To protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to the Public Shareholders $10.00 per share.

The ability of the Public Shareholders to exercise redemption rights with respect to a large proportion of the outstanding Public Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation to redeem your shares.

Since the Business Combination Agreement requires that ESGEN’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 if the Redemption Limitation Amendment Proposal is not adopted, there is an increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the Trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents (a) to modify the substance or timing of our obligation to provide holders of our Public Shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 22, 2024

(assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of our Public Shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), our return of the funds held in the Trust Account to the Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, the Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to the Public Shareholders, and our warrants will expire worthless.

If we are deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate ESGEN. To mitigate the risk of that result, we instructed CST to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in demand deposits. As a result, we will likely receive minimal, if any, interest, on the funds held in the Trust Account, which would reduce the dollar amount that the Public Shareholders would have otherwise received upon any redemption or liquidation of ESGEN if the assets in the Trust Account had remained in U.S. government securities or money market funds.

It is possible that a claim could be made that we have been operating as an unregistered investment company. Following the IPO, the funds in the Trust Account were initially held in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The longer that the funds in the Trust Account were held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company under Section 3(a)(1)(A) of the Investment Company Act, in which case we may be required to liquidate ESGEN.

If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate ESGEN. If we are required to liquidate ESGEN, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants or rights following such a transaction, and our warrants or rights would expire worthless.

As a result, on October 16, 2023, we instructed the Trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in demand deposits (i.e., in one or more bank accounts) until the earliest of ESGEN’s completion of an initial business combination or February 22, 2024 (unless such date is extended in accordance with the Existing Organizational Documents), as applicable. Following such liquidation of the assets in the Trust Account, we will likely earn less, if any, interest, on the funds held in the Trust Account compared to potential interest earned if the assets in the Trust Account had remained in U.S. government securities or money market funds, which reduces the dollar amount the Public Shareholders would have otherwise received upon any redemption or liquidation of ESGEN. This means that the amount available for redemption will not increase at the same rate in the future. As of the Record Date, amounts held in Trust Account included approximately $    of accrued interest.

We are an emerging growth company within the meaning of the Securities Act and a smaller reporting company within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” and “smaller reporting companies” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ESGEN Class A ordinary shares held by non-affiliates equals or exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31.

Additionally, we are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for each fiscal year in which (i) the market value of our ordinary shares held by non-affiliates is less than $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues are less than $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates is less than $700 million as of the end of that year’s second fiscal quarter.

We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Sunergy is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New PubCo management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New PubCo after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New PubCo Class A Common Stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The Public Shareholders will experience immediate dilution as a consequence of the issuance of New PubCo Common Stock as consideration in the Business Combination and in the PIPE Financing.

The issuance of additional New PubCo Common Stock or Convertible OpCo Preferred Units will significantly dilute the equity interests of existing holders of ESGEN securities and may adversely affect prevailing market prices for New PubCo Class A Common Stock and/or New PubCo Warrants that may be issued in connection with the Business Combination and the PIPE Financing. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Closing, each unit and equity award of Sunergy outstanding as of immediately prior to the Closing will be exchanged for shares of New PubCo Class V Common Stock and Exchangeable OpCo Units based on an implied Sunergy equity value of approximately $337.3 million. Additionally, the Convertible OpCo Preferred Units issuable to the Sponsor in connection with the PIPE Financing, the shares of New PubCo Class A Common Stock that the Sponsor will ultimately receive upon a Convertible OpCo Preferred Unit Conversion and New PubCo Class A Common Stock and/or New PubCo Warrants that may be issued in connection with any Additional PIPE Agreements, will further dilute the equity interests of existing holders of ESGEN securities.

We identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future, or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Our internal control over financial reporting was not effective as of December 31, 2022 or as of September 30, 2023. We identified material weaknesses in our internal control over financial reporting, specifically, we did not design and maintain an effective control environment to prevent or detect material misstatements to the financial statements. Specifically, we lacked a sufficient complement of personnel with an appropriate level of internal controls and accounting knowledge, training and experience commensurate with our financial reporting requirements. Specifically, management did not design and maintain effective controls over the calculation of earnings per share and classification of the reinvestment of interest and dividend income in the Trust Account in the statement of cash flows.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of existing and any future shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Furthermore, one of the conditions to the closing of the proposed Business Combination is the absence of any governmental order or law preventing the Business Combination or making the consummation of the proposed transactions illegal. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

Termination of the Business Combination Agreement could negatively impact ESGEN and Sunergy.

If the Business Combination is not completed for any reason, including as a result of ESGEN shareholders declining to adopt the Business Combination Agreement or declining to approve the proposals required to effect the Business Combination, the ongoing businesses of ESGEN and Sunergy may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, ESGEN and Sunergy would be subject to a number of risks, including the following:

•

ESGEN or Sunergy may experience negative reactions from the financial markets, including negative impacts on ESGEN’s stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Sunergy may experience negative reactions from its customers, vendors and employees;

•	ESGEN and Sunergy will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of ESGEN’s and Sunergy’s businesses prior to completion of the Business Combination, each of ESGEN and Sunergy may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Proposal No. 1 — Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” for a description of the restrictive covenants applicable to ESGEN and Sunergy).

If the Business Combination Agreement is terminated and the Sunergy board of managers seeks another business combination, Sunergy unitholders cannot be certain that Sunergy will be able to find a party willing to offer equivalent or more attractive consideration than the consideration ESGEN has agreed to provide in the Business Combination or that such other business combination is completed. If the Business Combination Agreement is terminated and the ESGEN Board seeks another business combination, ESGEN shareholders cannot be certain that ESGEN will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Business Combination Agreement — Termination.”

The Business Combination Agreement may be terminated if the transactions contemplated thereby have not been consummated on or prior to the Outside Date, regardless of any Additional Extension Dates effected.

On October 20, 2023, the Extension Amendment Proposal was approved by ESGEN shareholders. Accordingly, the time period the Company has to complete an initial business combination was extended from October 22, 2023 to January 22, 2024 or up to a total of six additional months thereafter (up to July 22, 2024). Pursuant to the First Amendment, the Outside Date for consummation of the Business Combination was extended to April 22, 2024.

Notwithstanding any extensions of the time to complete a Business Combination permitted pursuant to the Existing Organizational Documents, which may include extensions beyond the Outside Date, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Outside Date, the Business Combination Agreement may be terminated by either ESGEN or Sunergy, subject to certain customary exceptions. If the Business Combination Agreement were to be terminated after the Outside Date in accordance with its terms, it is unlikely that we would be able to complete an initial business combination before the final Additional Extension Date (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions).

If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A ordinary shares for a pro rata portion of the funds held in the Trust Account.

In order to exercise redemption rights, holders of Public Shares are required to, among other requirements, submit a request in writing and deliver their share certificates (either physically or electronically) to CST at least two business days prior to the Special Meeting. Shareholders electing to redeem their Public Shares will receive their pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “The Special Meeting of ESGEN — Redemption Rights” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your share certificates and comply with the other redemption requirements, you will not be entitled to redeem your Public Shares.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of Public Shares and ESGEN Public Warrants.

U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Additionally, non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New PubCo Class A Common Stock after the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication should constitute an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as ESGEN, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its Public Shares or ESGEN Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of the New PubCo Class A Common Stock or the New PubCo Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares and ESGEN Public Warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: (i) a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) Public Shares with a fair market value of less than $50,000 generally will not recognize any gain or loss and will not be required to include any part of ESGEN’s earnings in income in respect of the Domestication; (ii) a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) Public Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Public Shares for shares of New PubCo Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the Public Shares held directly by such U.S. Holder; and (iii) a U.S. Holder that on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the Public Shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Notwithstanding the foregoing, if ESGEN qualifies as a PFIC, a U.S. Holder of Public Shares or ESGEN Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or ESGEN Public Warrants for New PubCo Class A Common Stock or New PubCo Warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New PubCo Class A Common Stock or New PubCo Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or ESGEN Public Warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New PubCo Common Stock arising under the DGCL as well as the Proposed New PubCo Organizational Documents will differ from and may be less favorable to the rights of holders of ESGEN Class A ordinary shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Upon consummation of the Business Combination, the rights of holders of New PubCo Common Stock will arise under the Proposed New PubCo Organizational Documents as well as the DGCL. The DGCL contains provisions that differ in some respects from those in Cayman Islands law and, therefore, some rights of holders of New PubCo Common Stock could differ from the rights that holders of ESGEN Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New PubCo becomes involved in costly litigation, which could have a material adverse effect on New PubCo.

In addition, there are differences between the Proposed New PubCo Organizational Documents and the current constitutional documents of ESGEN. For a more detailed description of the rights of holders of New PubCo Common Stock and how they may differ from the rights of holders of ESGEN Class A ordinary shares, please see “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of New PubCo are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

We may have been a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors.

Because ESGEN is a blank check company with no current active operating business, we believe that it is likely that ESGEN is classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or ESGEN Public Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, ESGEN will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to ESGEN Public Warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations.”

Risks Related to the Redemption

ESGEN does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for ESGEN to consummate an initial business combination with which a substantial majority of ESGEN’s shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that ESGEN will not redeem Public Shares in an amount that would cause ESGEN’s net tangible assets to be less than $5,000,001 (subject to the approval and adoption of the Redemption Limitation Amendment Proposal at the Special Meeting) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). In addition, the Business Combination Agreement does not provide a maximum redemption threshold (subject to the approval and adoption of the Redemption Limitation Amendment Proposal at the Special Meeting).

As a result, ESGEN may be able to complete the Business Combination even though a substantial portion of the Public Shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their Affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by ESGEN or the persons described above have been entered into with any such investor or Public Shareholder. ESGEN will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Shareholder Proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Shareholder in a better future economic position.

We can give no assurance as to the price at which a Public Shareholder may be able to sell its New PubCo Class A Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of New PubCo might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New PubCo Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a Public Shareholder can sell its Public Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. See “Questions and Answers About the Business Combination and the Special Meeting — How do redemptions affect the value of my New PubCo Common Stock?” Furthermore, all ESGEN Public Warrants will remain outstanding after consummation of the Business Combination even if all Public Shares are redeemed by the Public Shareholders. Based on the average of the high and low trading prices of the ESGEN Public Warrants on Nasdaq on January 22, 2024, the ESGEN Public Warrants had an aggregate value of $0.02. However, there can be no assurance that the trading price of the ESGEN Public Warrants or the shares issuable upon exercise of the ESGEN Public Warrants will increase due to redemptions of the Public Shares. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

If a Public Shareholder fails to receive notice of ESGEN’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such Public Shares may not be redeemed.

We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a Public Shareholder fails to receive our proxy solicitation, such Public Shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, the proxy solicitation that we furnish to holders of our ESGEN Class A ordinary shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem or tender Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “The Special Meeting of ESGEN — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such group, all of the members of such group in the aggregate) will lose the ability to redeem such shares in excess of 15% of the Public Shares.

A Public Shareholder, together with any of his, her or its Affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares without the consent of ESGEN. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ESGEN will require each Public Shareholder seeking to exercise redemption rights to certify to ESGEN whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to ESGEN at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ESGEN makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ESGEN’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ESGEN if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ESGEN consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to obtain the consent of ESGEN or sell your shares in open market transactions, potentially at a loss. ESGEN cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ESGEN’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, ESGEN’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

The ability of the Public Shareholders to exercise redemption rights with respect to a large proportion of the outstanding Public Shares may not allow us to complete the most desirable business combination or optimize the capital structure of New PubCo.

At the time of entering into the Business Combination Agreement, we did not know how many of the Public Shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of Public Shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, the approval of the Condition Precedent Proposals being obtained. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. Furthermore, since the Business Combination Agreement requires that ESGEN’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 if the Redemption Limitation Amendment Proposal is not adopted, there is an increased probability that the Business Combination would be unsuccessful.

If some or all of the PIPE Financing fails to close and a sufficient number of Public Shareholders exercise their redemption rights in connection with the Business Combination, ESGEN may lack sufficient funds to consummate the Business Combination.

In connection with the signing of the Business Combination Agreement, ESGEN entered into the Sponsor Subscription Agreement with the Sponsor which provides for the purchase of Sponsor PIPE Securities in a private placement to close substantially concurrently with the closing of the Business Combination, for a purchase price of $10.00 per share, or an aggregate of up to $15 million. These purchases will be made regardless of whether any Public Shares are redeemed by the Public Shareholders. In addition to the Sponsor PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into Additional PIPE Agreements. The proceeds from the PIPE Financing will be part of the Business Combination consideration for use by New PubCo. In addition, prior to giving effect to the exercise of any redemption rights, the Trust Account had, as of January 18, 2024, a balance of $16,053,446.23. However, if one or more sales contemplated by the PIPE Financing does not close (including by reason of the failure by the Sponsor or Additional PIPE Investors to fund the purchase price for its Sponsor PIPE Securities or Additional PIPE Securities, respectively) and a sufficient number of holders of Public Shares exercises redemption rights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination.

The Sponsor’s obligations to purchase the Sponsor PIPE Securities are subject to fulfillment of customary closing conditions, including with respect to the portion of the Sponsor PIPE Securities required to be purchased at Closing, that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of such Sponsor PIPE Securities. In the event of any such failure to fund, any obligation is so terminated, or any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of the post-Business Combination New PubCo. The Sponsor represented to us that it has sufficient funds to satisfy its obligations under the Sponsor Subscription Agreement. Additionally, the Sponsor’s obligations to purchase the Sponsor PIPE Securities required to be purchased at the Closing are subject to termination prior to the closing of the sale of the Sponsor PIPE Securities by mutual written consent of ESGEN, Sunergy and the Sponsor, or by the Sponsor if the Business Combination is not consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor. While the consummation of the transactions contemplated by the Sponsor Subscription Agreement is a condition to Sunergy’s obligation to closing the Business Combination, in the event that the Business Combination closes after 30 days after the Outside Date, and we are unable to secure additional extensions of the expiration date from the Sponsor (and the Sponsor terminates the Sponsor Subscription Agreement), if Sunergy were to waive such condition to Closing, there would be at least $10.0 million less available proceeds from the Sponsor PIPE Investment at the consummation of the Business Combination.

The Additional PIPE Agreements must be in form and substance reasonably acceptable to ESGEN and Sunergy. Failure to execute the Additional PIPE Agreements will result in less available proceeds at the consummation of the Business Combination.

Additionally, as of the date of this proxy statement/prospectus, ESGEN has not entered into any Additional PIPE Agreements with any Additional PIPE Investors. There can be no assurance that ESGEN will be able to secure the Additional PIPE Investment from any Additional PIPE Investors in the form and substance reasonably acceptable to ESGEN and Sunergy or at all.

For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks if the Domestication and the Business Combination Are Not Consummated.”

Risks if the Domestication and the Business Combination Are Not Consummated

If we are not able to complete the Business Combination with Sunergy nor able to complete another business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions) we would cease all operations except for the purpose of winding up and we would redeem our ESGEN Class A ordinary shares and liquidate the Trust Account, in which case the Public Shareholders may only receive approximately $10.00 per share and our Public Warrants will expire worthless.

If we are not able to complete the Business Combination with Sunergy nor able to complete another business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions) we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our ESGEN Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive approximately $10.00 per share and our Public Warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or ESGEN Public Warrants, potentially at a loss.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents (a) to modify the substance or timing of our obligation to provide holders of our ESGEN Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of our Public Shares; and (iii) the redemption of our Public Shares if we have not consummated an initial business by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), subject to applicable law and as further described herein. The Public Shareholders who redeem their Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), with respect to such Public Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of ESGEN Warrants will not have any right to the proceeds held in the Trust Account with respect to the ESGEN Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or ESGEN Warrants, potentially at a loss.

If we do not consummate an initial business combination by July 22, 2024, the Public Shareholders may be forced to wait until after July 22, 2024 before redemption from the Trust Account (in each case, assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions).

If we are unable to consummate our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless our shareholders approve one or more further Additional Extensions), we will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Shares with funds from the Trust Account shall be affected automatically by function of the Existing Organizational Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to the Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of the Existing Organizational Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon our redemption or any liquidation will the Public Shareholders be entitled to distributions if we do not complete our initial business combination and do not amend the Existing Organizational Documents. The Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of the IPO not being held in the Trust Account are insufficient to allow us to operate through April 22, 2024, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case the Public Shareholders may only receive $10.00 per share, and our Warrants will expire worthless.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until April 22, 2024, assuming that our initial business combination is not completed during that time. On April 5, 2023, we issued an unsecured promissory note “April 2023 Promissory Note” in the principal amount of up to $1,500,000 to the Sponsor, which we may draw down from time to time prior to the consummation of an initial business combination. On October 17, 2023, we issued the October 2023 Promissory Note to increase the maximum principal amount that may be drawn thereunder to $2,500,000. The October 2023 Promissory Note does not bear interest, matures on the date of consummation of the initial business combination and is subject to customary events of default. The October 2023 Promissory Note, in addition to the April 2021 Promissory Note, will not be repaid and will be cancelled at Closing. As of January 9, 2024, there was $1,612,397.94 and 171,346 outstanding under the October 2023 Promissory Note and April 2021 Promissory Note, respectively. On January 24, 2024, ESGEN issued the January 2024 Promissory Note in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that ESGEN has available to it outside of its Trust Account.

If we are required to seek additional capital, we would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, the Public Shareholders may only receive approximately $10.00 per share on our redemption of the Public Shares and the ESGEN Public Warrants will expire worthless.

Investors may not have the same benefits as an investor in an underwritten public offering.

New PubCo will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of New PubCo’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings.

Because New PubCo will become publicly traded through the Business Combination with ESGEN, a special purpose acquisition company, rather through an underwritten offering of New PubCo Common Stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Sunergy or ESGEN in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. Investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a securities offering registered under the Securities Act and, therefore, there could be a heightened risk of an incorrect valuation of Sunergy’s business or material misstatements or material omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing of the Business Combination and the listing of the New PubCo Class A Common Stock and the New Pubco Warrants, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold securities to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing securities. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New PubCo securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New PubCo securities or helping to stabilize, maintain or affect the public price of New PubCo securities following the Closing. Moreover, New PubCo will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New PubCo securities that will be outstanding immediately following the closing. In addition, since New PubCo will become public through a business combination, securities analysts of major brokerage firms may not provide coverage of New PubCo since there is no incentive to brokerage firms to recommend the purchase of New PubCo Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New PubCo’s behalf. All of these differences from an underwritten public offering of New PubCo’s securities could result in a more volatile price for the New PubCo’s securities.

In addition, the Sponsor, certain members of the ESGEN Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New PubCo’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New PubCo’s securities. Accordingly, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to the Public Shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Sunergy is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. Such interests may have influenced the ESGEN Board in making their recommendation that Public Shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New PubCo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.

Background of the Business Combination

ESGEN is a blank check company incorporated on April 19, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a search for a business combination target, as described in greater detail below, ESGEN utilized the global network and investing, industry, sector and transaction experience of ESGEN’s management, the ESGEN Board and representatives of the Sponsor (including representatives of Energy Spectrum).

On April 27, 2021, prior to the closing of ESGEN’s IPO, ESGEN issued 7,187,500 ESGEN Class B ordinary shares to the Sponsor in exchange for a capital contribution of $25,000. On September 10, 2021, the Sponsor transferred 115,000 ESGEN Class B ordinary shares to each of Larry L. Helm, Mark M. Jacobs and Sanjay Bishnoi, ESGEN’s independent directors. On September 27, 2021, certain of ESGEN’s initial shareholders surrendered, for no consideration, an aggregate of 2,268,893 ESGEN Class B ordinary shares. Additionally, on September 27, 2021, ESGEN sold 831,393 ESGEN Class B ordinary shares to the Westwood Client Accounts at a price of approximately $0.004 per share. In October 2021, a share dividend was issued which resulted in 6,900,000 ESGEN Class B ordinary shares outstanding. Up to 900,000 ESGEN Class B ordinary shares were subject to forfeiture by the Sponsor, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the ESGEN Class B ordinary shares would represent 20% of ESGEN’s issued and outstanding shares after the IPO. The underwriters fully exercised their over-allotment option on October 22, 2021.

On October 22, 2021, ESGEN completed its IPO of 27,600,000 units at a price of $10.00 per unit (including the full exercise of the underwriters’ overallotment option of 3,600,000 units), generating gross proceeds of approximately $276.0 million before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one ESGEN Public Warrant. Each whole ESGEN Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its IPO, ESGEN completed the private placement of 14,040,000 ESGEN Private Placement Warrants, including 11,240,000 ESGEN Private Placement Warrants sold to the Sponsor, at a price of $1.00 per ESGEN Private Placement Warrant. Of the proceeds received from the consummation of the IPO, the private placement purchases and the sale of the units pursuant to the underwriters’ over-allotment option, an aggregate of $281,520,000 was deposited in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to ESGEN to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

ESGEN did not select any business combination target in advance of the consummation of its IPO and did not, nor did any of its representatives on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of the consummation of its IPO. After its IPO, ESGEN considered approximately 500 potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, ESGEN entered into non-disclosure agreements with 38 entities, as further described below. ESGEN primarily focused its search on businesses in the North American energy and infrastructure value chain and contiguous industries that, in ESGEN’s view, would have an opportunity to fundamentally change the current energy landscape by accelerating a shift to a low-carbon future. ESGEN prioritized companies that sought to target large addressable markets with long-term growth potential and whose products and technologies appeared to have low risk of obsolescence. ESGEN also focused on companies that it believed could serve as platforms for both organic and acquisitive growth and were led by experienced management teams with proven track records and complementary capabilities. ESGEN focused primarily on companies with an estimated enterprise value between $400 million and $1 billion, but did evaluate companies outside of that range as well. Additional criteria ESGEN considered for potential target companies are described in its prospectus related to its IPO.

Between October 2021 and February 2023, ESGEN entered into non-disclosure agreements with the 38 potential business combination targets, including entering into a non-disclosure agreement with Sunergy on February 8, 2023, for purposes of performing additional due diligence and further evaluating and analyzing these companies as potential business combination targets. These 38 potential targets were businesses that operated in the energy industry, including solar equipment manufacturers, residential solar installers, distributed energy resources developers and managers, biochemical manufacturers, green mining and environmental impact mitigation, battery manufacturers, waste to fuel operators and carbon sequestration, with estimated equity values ranging from approximately $250 million and $775 million based on preliminary due diligence and financial analysis conducted by ESGEN and its management, with the assistance of representatives of the Sponsor.

Throughout this process, ESGEN leveraged the investing, industry and transaction experience of ESGEN’s management, members of the ESGEN Board and representatives of the Sponsor to screen, prioritize and diligence potential acquisition candidates. Additionally, following the IPO, ESGEN’s management team met with the ESGEN Board on regularly scheduled conference calls every other week to discuss the current list of, and the status of evaluations and negotiations with, potential business combination targets. Based on these reviews and evaluations, a number of the potential targets that ESGEN evaluated did not, in the opinion of the ESGEN Board and ESGEN’s management, meet enough of the criteria sought in ESGEN’s initial business combination partner. Of the 38 companies with whom it entered into non-disclosure agreements, ESGEN ultimately focused its resources and efforts on eight potential targets (including Sunergy) that ESGEN believed, based on the preliminary evaluation and the experience of its officers and directors, were most suitable counterparties for a business combination.

Between October 2021 and March 2023, ESGEN, with the assistance of the Sponsor, engaged in varying levels of further due diligence, evaluation, analysis and discussions with these eight potential business combination targets. This additional due diligence, evaluation and analysis included review of additional materials in online data rooms, participation in additional presentations and discussions with these potential business combination targets’ management teams, site visits with potential business combination targets’ management teams, review and analysis of market research in the relevant industries, review and analysis of certain financial and operating information of the potential business combination targets and evaluation of other financial metrics and analyses to better understand various entry and exit valuations and potential growth opportunities of each potential business combination target. During this time, starting in October 2022, ESGEN engaged Cohen & Company (“Cohen”) as a financial advisor to ESGEN, and Cohen’s engagement includes, among other things, assisting ESGEN with respect to research and preliminary valuation work on various business combination opportunities, analysis of market trends, target financials, industry dynamics and other relevant factors to identify potential investment opportunities, and evaluation of structured financing products and capital formation strategies. Cohen was not engaged to provide a fairness opinion with respect to any business combination, and has not provided a fairness opinion with respect to the Business Combination.

Based on the additional due diligence, evaluation and analysis and the anticipated transaction timeline of these eight potential targets, ESGEN further focused its resources and efforts on three potential targets, including Sunergy, which ESGEN’s management and the ESGEN Board believed were most suitable for a potential business combination due to the strength of the following primary factors relative to other potential targets: maturity as post-revenue companies with auditable historical operations, profitability, differentiated competitive positioning and demonstrated unit economics, strong growth opportunities, minimal technology risk, reputable customer base, public-company readiness, knowledgeable and experienced management teams and support from current equityholders In addition to Sunergy, the other potential targets included an environmental impact mitigation and carbon sequestration company (“Company A”) and a distributed energy development and management company (“Company B”). Representatives of the Sponsor continued to assist the ESGEN management team and the ESGEN Board as they further explored a potential business combination with each of these three potential targets, including Sunergy. This further exploration included additional business and financial due diligence, market research, analysis and evaluation of the extent to which each of these potential targets satisfied ESGEN’s investment criteria and negotiation and execution of non-binding letters of intent.

ESGEN’s evaluation of and discussions with Company A extended from late January 2022 to late February 2022, and ESGEN executed a non-binding letter of intent with Company A on February 11, 2022, which included mutual exclusivity obligations. Although ESGEN was impressed with Company A’s technology, product quality and commercial traction, ESGEN ultimately determined that a potential business combination with Company A would not likely deliver the capital required for Company A’s continued operations to be self-funded. Accordingly, after further discussion among management and the ESGEN Board, ESGEN concluded that Company A did not represent a sufficiently attractive business combination target relative to other opportunities and focused its resources and attention on other potential business combination targets. ESGEN notified Company A of termination of discussions on February 21, 2022.

In parallel with its evaluation of Company A, ESGEN also evaluated Company B beginning in late December 2021 through late November 2022, and ESGEN executed a non-binding letter of intent with Company B on October 13, 2022, which included mutual exclusivity obligations. ESGEN’s preliminary discussions with Company B related to a potential capital raise by Company B, which ESGEN ultimately concluded was too early for the Company from a commercial perspective. However, in the last half of 2022, Company B notified ESGEN of significant commercial developments that led ESGEN to believe Company B might be an attractive target for a business combination. ESGEN then held multiple meetings with Company B’s management and conducted thorough diligence of the company’s project pipeline, customer base, acquisition pipeline and corporate and tax structure. Although ESGEN was impressed with Company B’s business plan, ESGEN did not see a large enough market for the commercial advancement of Company B’s business and felt that Company B’s management team was not public-company ready. Ultimately, following discussions among management of ESGEN, the ESGEN Board and representatives of the Sponsor and Cohen, ESGEN decided not to pursue a business combination with Company B as a result of these concerns and, instead, focused its resources on other potential business combination opportunities. ESGEN notified Company B of termination of discussions on November 28, 2022.

On March 7, 2023, the date on which ESGEN and Sunergy reached agreement on a non-binding letter of intent (as described below), ESGEN ceased discussions with all other potential business combination targets. ESGEN ultimately determined to cease pursuing its other opportunities in favor of pursuing a business combination with Sunergy because of, among other things: (a) Sunergy’s willingness to enter into the letter of intent discussed below on terms that ESGEN’s directors and officers believed were attractive; (b) ESGEN’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that Sunergy was the most attractive potential business combination target for ESGEN’s shareholders, given the key criteria ESGEN prioritized in potential business combination targets; (c) Sunergy’s profitability on a historical basis; (d) Sunergy’s attractive sector fundamentals and strong and experienced management team; (e) Sunergy’s minimal indebtedness and ability to obtain additional debt capital; (f) Sunergy’s ability to expand operations into a number of new geographic areas; (g) Sunergy’s relatively low capital expenditure requirements for business operations; and (h) Sunergy’s preparedness and willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination and, thereafter, become a public company, as compared to other potential business combination targets.

Negotiations with Sunergy

The following is a brief description of the background of the negotiations between ESGEN and Sunergy and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives. The terms of the Business Combination Agreement are the result of arms’-length negotiations between representatives of ESGEN and Sunergy.

The Sunergy board of managers and certain members of Sunergy’s management have considered from time to time a number of strategic options, including both targeted acquisitions and other transactions that would, among other things, help Sunergy to raise additional capital to finance its growth and provide its equityholders with liquidity. On January 18, 2022, Sunergy engaged Piper as its financial advisor to explore potential strategic transactions.

Beginning in late 2021 and early 2022, Sunergy, on its own and through representatives of Piper, began outreach to a limited number of SPACs to solicit interest in participating in a process of evaluating a potential business combination with Sunergy. As part of that process, ESGEN was initially introduced to Sunergy on February 3, 2023, when a representative of Piper contacted Ms. Bernatova and Mr. Daylami of ESGEN by email to inform ESGEN that they were representing a residential solar sales and installation company and were interested in scheduling an introductory call with the ESGEN team to discuss the possibility of a business combination. On February 6, 2023, Ms. Bernatova and Mr. Daylami spoke with a representative of Piper via telephone about Sunergy and scheduled a management presentation.

On February 8, 2023, ESGEN and Sunergy entered into a mutual non-disclosure agreement to facilitate ESGEN’s review of Sunergy’s confidential information. Following delivery of such agreement, Mr. T. Bridgewater, Mr. B. Bridgewater, Mr. Guy and Mr. Hruby of Sunergy held a virtual management presentation, attended by Ms. Bernatova, Mr. Daylami and other members of the ESGEN and Sponsor teams, as well as Cohen.

Later that day on February 8, 2023, Sunergy provided ESGEN with access to an online data room for purposes of conducting business and financial due diligence with respect to Sunergy. Thereafter, ESGEN, with the assistance of Cohen, conducted additional business and financial due diligence, including with respect to Sunergy’s financial modeling, industry dynamics, competitive positioning, growth trajectory and historical performance. ESGEN also consulted with Kirkland & Ellis LLP (“K&E”), counsel to ESGEN, to discuss drafting terms for an initial letter of intent.

On February 9, 2023, ESGEN had a follow-up call with Piper, during which Ms. Bernatova and Mr. Daylami indicated interest in exploring the potential for a business combination between ESGEN and Sunergy and scheduled a second management call. On February 13, 2023, Sunergy’s management held a second management call focused principally on a more detailed description of Sunergy’s sales strategy, financing options for the customer, and its commercial pipeline, which was attended by members of the ESGEN, Cohen and Sponsor teams.

On February 10, 2023, ESGEN provided a draft, non-binding letter of intent (the “LOI”) to Sunergy, setting forth proposed terms for a potential business combination. This draft included (i) a $500 million post-combination company enterprise value, (ii) a commitment from the Sponsor to fund $10 million of the PIPE Financing, (iii) that up to $50 million of available cash at closing of the business combination (after payment of transaction expenses and retention of $20 million of cash on Sunergy’s balance sheet) would be used to repurchase equity from the Sunergy equityholders, (iv) that there would be a six (6) month lock-up for Sunergy equityholders and the Sponsor, (v) that the Sponsor would have the right to designate one director to the post-combination company’s board of directors, (vi) a closing condition that the balance in the Trust Account (after giving effect to redemptions), together with the proceeds of the PIPE offering, total at least $15 million, and (v) a mutual 45 day exclusivity period. The $500 million enterprise value proposed by ESGEN to Sunergy was determined based on a multiple of Sunergy’s historical Adjusted EBITDA based on valuation multiples of Sunergy’s publicly traded peer companies.

On February 12, 2023, a representative of Piper requested supporting materials to clarify sources and uses, capitalization and implied ownership of the transaction. On February 13, 2023, Mr. Daylami provided this information to Piper on behalf of ESGEN.

Over the next week, ESGEN continued to conduct diligence on, and have conversations with, the Sunergy team with respect to Sunergy’s historical financials, supply contracts, revenue model and overall business plan. These conversations were held both in person and over the phone with representatives from Sunergy. During this time, ESGEN also continued to have regularly scheduled internal calls with the ESGEN Board to discuss the progression of diligence and general updates with respect to the potential business combination.

On February 16, 2023, Sunergy scheduled and held a call with ESGEN to discuss the terms of the LOI.

On February 18, 2023, representatives of Sunergy returned a revised draft of the LOI on behalf of Sunergy which, among other things, (i) raised the post-combination company enterprise value to $525 million and specified that the consideration payable to the Sunergy equityholders would be valued at $475 million, (ii) specified that the Sponsor or its affiliates would commit to purchase $15 million of the PIPE Financing, (iii) increased the minimum cash condition from $15 million to $60 million, (iv) capped ESGEN’s costs and expenses at $10 million, (v) increased the amount of available cash that would be used to repurchase equity from Sunergy equityholders to $60 million (less the amount of any debt financing secured) and (vi) added the right for Sunergy to solicit and negotiate certain minority investments in Sunergy, private sales of Sunergy equity to third party investors and a debt financing of up to $60 million prior to closing.

Between February 18, 2023 and March 7, 2023, representatives of ESGEN and representatives of Sunergy engaged in numerous communications and conversations and exchanged multiple drafts of the LOI. In these communications, the ESGEN team was typically represented by Ms. Bernatova and Mr. Daylami, and the Sunergy team was typically represented by Mr. T. Bridgewater and Mr. Adams. The business issues negotiated among the parties in the LOI included, among others: (i) the enterprise value of the combined company; (ii) the amount of the Sponsor’s commitment to the PIPE Financing and timing for marketing the PIPE Financing to other potential investors; (iii) the minimum cash condition; (iv) the amount of cash utilized to repurchase equity from Sunergy’s equityholders at closing; (v) the cap on ESGEN’s transaction expenses, and (vi) Sunergy’s ability to solicit and obtain debt and equity financings prior to closing. During this time, ESGEN conveyed to Sunergy that, based on the advice of Cohen, ESGEN believed it would be more efficient and beneficial to market the PIPE Financing post-signing of the Initial Business Combination Agreement, as a signed agreement would generate confidence in the market and help incentivize investors to expend time and resources reviewing the capital raise opportunity, and the parties ultimately agreed to market the PIPE Financing post-signing of the Initial Business Combination Agreement. On March 7, 2023, ESGEN and Sunergy reached agreement on the terms of the LOI, and executed the LOI as of that date. Among other things, the final LOI reflected (i) a post-transaction enterprise value of the combined company of $525 million and $475 million aggregate consideration for pre-transaction Sunergy equityholders, (ii) a mutual 45 day exclusivity period, (iii) a $10 million commitment of the Sponsor in respect of the PIPE Financing, (iv) the right of the Sponsor to appoint one member of the board of the combined company, and that the combined company would have a classified board with three classes, (v) a 6 month lock-up period for Sunergy equityholders and Sponsor shareholders of ESGEN, as well as certain registration rights for the parties, (vi) a $20 million minimum cash condition, (vii) the establishment at closing of an equity compensation plan comprising 8% of the transaction value with vesting period of 24 months (subject to further discussion and consultation with a compensation consultant), (viii) a cap on the Sponsor’s expenses of $15 million (with excess reimbursed by the Sponsor in-kind from Class B shares of the combined company) and (ix) that the cash capital of the combined company upon consummation would (after payment of certain transaction expenses) be allocated as follows: (1) $20 million would be retained on the balance sheet, (2) up to $60 million (less debt financing) would be used to repurchase equity from Sunergy equityholders and (3) any remaining amounts would be retained on the balance sheet. The precise structure of the transaction (including whether an “Up-C” structure would be used) remained subject to further discussion in the final LOI.

On March 8, 2023, Ms. Bernatova, Mr. Daylami, representatives from Sunergy, Mr. Adams, representatives from the Sponsor, representatives from K&E, representatives from Cohen, and representatives from Piper held an organizational call to discuss workflow and timing for the potential business combination.

On March 9, Mr. Adams, K&E and Eversheds Sutherland (US) LLP (“Eversheds”) and Ellenoff Grossman & Schole LLP (“Ellenoff”), legal counsel to Sunergy, held a teleconference to discuss the structure of a potential business combination. Over the course of the next week and following additional due diligence, the parties agreed to utilize an “Up-C” structure to potentially achieve certain benefits for the combined company and Sunergy equityholders. Under such structure, the Sunergy equityholders would receive 85% of certain net tax benefits realized by the combined company as a result of exchanges of Exchangeable OpCo Units for combined company common stock.

Following the signing of the LOI, K&E, Eversheds and Ellenoff began preparing documentation for the business combination, and the ESGEN team worked closely with the Sunergy team to complete a comprehensive confirmatory due diligence review of Sunergy’s operations. As part of this diligence process, representatives of ESGEN (including Ms. Bernatova and Mr. Daylami), and representatives from the Sponsor (including Mark Honeybone, Mike Mayon, Michael Mitchell), conducted a site visit of Sunergy’s facilities in New Port Richey, Florida on March 28, 2023.

ESGEN’s confirmatory due diligence process also included a detailed review of Sunergy’s existing commercial agreements. The ESGEN and Sunergy management teams also discussed Sunergy’s current business model and future growth opportunities and strategy in detail. At ESGEN’s direction, K&E also conducted an in-depth legal review of Sunergy’s commercial agreements, governance documents, debt, material contracts, employment practices and related exposure, real property, intellectual property, entitlements and regulatory, environmental and litigation matters. On March 8, 2023, K&E was given access to Sunergy’s online data room and Sunergy continued to upload diligence materials to the virtual data room throughout March 2023 and April 2023.

From the time the LOI was signed through April 2023, ESGEN and its representatives (including representatives of Cohen) continued ESGEN’s financial diligence of Sunergy and continued to refine the financial model to incorporate findings resulting from its ongoing diligence efforts.

On March 14, 2023, K&E conducted a legal due diligence call with members of Sunergy’s management team. Ms. Bernatova and Mr. Daylami also attended the call. Later that afternoon following the legal due diligence call, K&E sent Sunergy an initial legal due diligence request list.

On March 19, 2023, on behalf of ESGEN, K&E distributed the first draft of the Initial Business Combination Agreement to Eversheds and Ellenoff. Between March 19, 2023 and April 19, 2023 (as further detailed below), K&E, on the one hand, and Eversheds and Ellenoff, on the other hand, exchanged numerous revised drafts of the Initial Business Combination Agreement. Over the same period of time, K&E, Eversheds, Ellenoff and other representatives and advisors for ESGEN and Sunergy held numerous conference calls regarding certain terms and conditions of the Initial Business Combination Agreement, including, among other things: (i) certain conditions to closing, including the amount of cash required for the minimum cash condition (including cash received upon consummation of the PIPE Financing); (ii) the governance structure of the New PubCo Board following the Closing of the business combination (including whether a classified board would be put in place); (iii) ESGEN’s covenant to seek certain extensions to ESGEN’s deadline to consummate a business combination; (iv) allocation of certain transaction expenses between the parties; (v) restrictions on Sunergy’s ability to solicit and obtain debt and equity financings prior to closing; (vi) restrictions on the ESGEN Board’s ability to change its recommendation prior to the closing; and (vii) the various representations, warranties and covenants to be provided by each party under the Initial Business Combination Agreement. Ms. Bernatova and Messrs. Daylami and Mayon, and Messrs. Bridgewater and Adams actively participated in such negotiations on behalf of ESGEN and Sunergy, respectively. For further information regarding the final resolution of these items and the Initial Business Combination Agreement, more generally, please see the section of this proxy statement/prospectus entitled “The Business Combination Agreement.”

During the same time period, and in conjunction with the ongoing negotiation and revision of the Initial Business Combination Agreement, as further described below, K&E and Eversheds and Ellenoff exchanged drafts of, and negotiated, the ancillary documents related to the Initial Business Combination Agreement, including the OpCo A&R LLC Agreement and other post-closing governance documents, the A&R Registration Rights Agreement, the Tax Receivable Agreement, the Sponsor Subscription Agreement, the Lock-Up Agreement and the Amendment to the Letter Agreement. Over the same period of time, K&E, Eversheds and Ellenoff, along with other representatives and advisors of ESGEN and Sunergy, engaged in numerous communications and conversations to discuss certain terms and conditions of the ancillary agreements. For further information related to the ancillary agreements, please see the section of this proxy statement/prospectus entitled “The Business Combination Agreement — Related Agreements.”

On March 21, 2023, Sunergy sent K&E responses to the initial K&E legal diligence request list. Later that evening, K&E sent Sunergy a supplemental legal due diligence request list noting remaining open legal diligence items. Over the course of the following week, Sunergy uploaded numerous documents and other diligence responses to Sunergy’s virtual data room in response to the items on K&E’s supplemental legal due diligence request list.

On March 22, 2023, K&E sent Eversheds and Ellenoff an initial draft of the Sponsor Subscription Agreement.

On March 27, 2023, K&E sent Sunergy a further revised supplemental legal diligence request list, reflecting those items that remained open following Sunergy’s diligence uploads and responses.

On March 28, 2023, K&E delivered to ESGEN management a due diligence report, which summarized K&E’s key legal findings related to Sunergy’s business up to that date.

On March 28, 2023, Eversheds sent K&E a revised draft of the Initial Business Combination Agreement.

In preparation for an ESGEN Board meeting to discuss developments in ESGEN’s contemplated business combination with Sunergy, K&E provided a meeting agenda, a transaction summary and diligence summary to the ESGEN Board during the day on March 29, 2023. On March 30, 2023, the ESGEN Board held a meeting virtually with representatives from ESGEN, K&E, Houlihan, as provider of the fairness opinion to the ESGEN Board and Cohen participating. During this meeting, (i) K&E presented a summary of the currently proposed terms of the Initial Business Combination Agreement and an overview of potential terms of certain ancillary agreements, the material findings identified in the course of K&E’s diligence review to date, and the nature of the directors’ fiduciary duties, (ii) Cohen provided the ESGEN Board with an overview of the capital raise process, and (iii) Houlihan discussed matters related to its preparation and delivery of a fairness opinion related to the business combination. The ESGEN Board asked questions of management, K&E, Cohen and Houlihan and discussed the benefits and risks of the contemplated business combination to ESGEN’s shareholders. In concluding the conversation, the ESGEN Board continued to believe that pursuing the proposed transaction was in ESGEN’s and its shareholders’ best interests and encouraged management to progress discussions with Sunergy and continue negotiating the transaction documents.

Following the ESGEN Board meeting on March 30, 2023, Mr. Benson and Mr. T. Bridgewater met for lunch in Dallas, TX and discussed open commercial points related to the Business Combination.

On March 31, 2023, Eversheds sent K&E the initial draft of the Tax Receivable Agreement and K&E sent Eversheds and Ellenoff a revised draft of the Initial Business Combination Agreement.

On April 3, 2023, K&E sent Eversheds and Ellenoff a revised draft of the Tax Receivable Agreement.

On April 4, 2023, Sunergy, Eversheds, Ellenoff and Piper held a call to discuss Piper’s desire to withdraw from its role as financial advisor to Sunergy with respect to the Business Combination. Following this call, Piper ceased providing substantive assistance to Sunergy in its role as financial advisor to Sunergy in relation to the Business Combination. Piper thereafter proposed continuing in a more limited role of assisting Sunergy in reviewing strategic alternatives in connection with buy-side M&A opportunities and debt capital. Sunergy agreed to consider Piper’s proposal.

On April 6, 2023, Eversheds sent K&E a revised draft of the Initial Business Combination Agreement, and K&E sent to Eversheds and Ellenoff initial drafts of the A&R Registration Rights Agreement, Lock-Up Agreement, and Amendment to the Letter Agreement.

Also on April 6, 2023, the ESGEN Board received a meeting agenda, a summary of the key open business issues in the Initial Business Combination Agreement and a summary of the Tax Receivable Agreement, in anticipation of a meeting via videoconference that afternoon with management, K&E and Cohen. During this meeting, K&E reviewed with the ESGEN Board material changes to the terms of the Initial Business Combination Agreement, summarized the key provisions of the Tax Receivable Agreement, and provided a high-level overview of the status of related transaction documents. The ESGEN Board asked questions of management, K&E and Cohen and encouraged management to progress discussions with Sunergy and continue negotiating the transaction documents.

Throughout April 2023, representatives and advisors of ESGEN and Sunergy exchanged numerous drafts of, and held various calls and meetings to discuss, the PIPE investor presentation and outstanding information requests related thereto.

On April 7, 2023, Eversheds sent K&E a revised draft of the Tax Receivable Agreement.

On April 10, 2023, Ellenoff sent K&E initial drafts of the Proposed Charter and Proposed Bylaws, and Eversheds sent K&E an initial draft of the OpCo A&R LLC Agreement and a revised draft of the Lock-Up Agreement.

On April 11, 2023, K&E sent to Eversheds and Ellenoff an updated draft of the Initial Business Combination Agreement, which included, among other things, (i) that the consideration payable to the Sunergy equityholders would be valued at $410 million and (ii) the removal of the cash consideration construct agreed to in the LOI, which provided that up to $60 million of available cash could be utilized to repurchase equity from Sunergy equityholders at Closing. The decrease in valuation from $525 million agreed upon in the final LOI to $475 million implied by the terms of the transactions was discussed and agreed upon among representatives of Sunergy and ESGEN on April 6, 2023, and was based upon an updated comparison of Sunergy’s financial metrics with comparable companies and revisiting the valuation metrics utilized at signing of the LOI to bring Sunergy’s financial metrics more in line with comparable companies. In particular, ESGEN analyzed comparable company metrics such as Enterprise Value to historical EBITDA, historical revenue growth and EBITDA margin. The decrease in Sunergy equity consideration was a result of negotiation regarding the dilution impact to ESGEN Class B shares. The removal of the cash consideration was driven by ESGEN’s concerns that such repurchases of equity from Sunergy’s equityholders could impair the PIPE capital raise process and that it would be in the best interest of the combined company to retain such cash on the balance sheet of the combined company.

On April 11, 2023, K&E also sent Eversheds and Ellenoff a revised draft of the Tax Receivable Agreement.

On April 12, 2023, K&E sent Eversheds and Ellenoff a revised draft of the OpCo A&R LLC Agreement and Ellenoff sent K&E a revised draft of the A&R Registration Rights Agreement.

On April 13, 2023, K&E, Eversheds and Ellenoff had a call to discuss key open items in the Initial Business Combination Agreement and ancillary transaction documents.

Also on April 13, 2023, Ellenoff sent K&E a revised draft of the Sponsor Subscription Agreement, and K&E sent Eversheds and Ellenoff revised drafts of the Sponsor Subscription Agreement, the A&R Registration Rights Agreement, the Lock-Up Agreement and the Proposed Charter.

On April 14, 2023, Eversheds sent K&E revised drafts of the OpCo A&R LLC Agreement and Tax Receivable Agreement.

Also on April 14, 2023, the ESGEN Board received a meeting agenda, draft resolutions, an updated summary of the Initial Business Combination Agreement and related agreements and a draft of the fairness opinion from Houlihan, in anticipation of a meeting via videoconference that afternoon with management, K&E, Cohen, Houlihan and Walkers (Cayman) LLP (“Walkers”), Cayman Islands counsel to ESGEN. At such meeting, Houlihan presented its fairness opinion, which stated that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan, as set forth in the Fairness Opinion, the Business Combination contemplated by the Initial Business Combination Agreement was fair, from a financial point of view, to the shareholders of ESGEN, which spoke only as of its date and was not updated, reaffirmed, or otherwise delivered in connection with the ESEGEN Board’s decision to approve the First Amendment. K&E also provided an update on the outcome of negotiations regarding the terms of the proposed combination and a detailed review of the terms of the proposed definitive transaction documents, and Walkers provided a detailed summary of the ESGEN Board’s fiduciary duties under Cayman Islands law. The ESGEN Board unanimously adopted resolutions (i) determining that it was in the best interests of ESGEN for ESGEN to enter into the Initial Business Combination Agreement and consummate the transactions contemplated thereby, and recommending that ESGEN’s shareholders approve the Initial Business Combination Agreement and the transactions contemplated thereby, (ii) authorizing management to negotiate, execute and deliver the transaction documents to be executed as of signing and (iii) authorizing management to consummate the transactions contemplated by the Initial Business Combination Agreement, among other things.

Also on April 14, 2023, OpCo was formed on behalf of ESGEN with the Secretary of State for the State of Delaware.

On April 15, 2023, Eversheds sent K&E a revised draft of the Initial Business Combination Agreement, Ellenoff sent K&E a revised draft of the A&R Registration Rights Agreement, and K&E sent Eversheds and Ellenoff revised drafts of the OpCo A&R LLC Agreement and Tax Receivable Agreement.

On April 15, 2023 and April 16, 2023, representatives from each of ESGEN and Sunergy had numerous calls to discuss open items relating to the business combination, in particular Sunergy’s right to raise debt and make distributions (subject to certain limits) without the consent of ESGEN and certain rights of the Sponsor under the PIPE Financing. In these conversations, representatives of ESGEN conveyed their view to Sunergy’s management that having an open-ended ability to raise debt and make distributions could impair the PIPE capital raise process and could therefore jeopardize the ability to close the transactions. Following such calls, representatives of Sunergy and ESGEN ultimately agreed on certain restrictions with respect to Sunergy’s ability to obtain debt financings in the interim period.

On April 16, 2023, April 17, 2023 and April 18, 2023, K&E, Eversheds and Ellenoff, along with representatives from ESGEN and Sunergy, exchanged drafts of the Initial Business Combination Agreement and finalized the remaining documents required under the Initial Business Combination Agreement. On April 17, Eversheds sent K&E the draft term sheet for the “Company Incentive Equity Plan” (as defined in the Initial Business Combination Agreement), which the parties agreed would be negotiated and put in place in the interim period (and take effect as of Closing). On April 19, 2023, Piper and Sunergy agreed that, as of that date, Piper withdrew from its role as financial advisor to Sunergy with respect to the Business Combination.

Before the market opened on April 19, 2023, the parties entered into the Initial Business Combination Agreement and the related ancillary documents and the Sponsor executed and delivered the Sponsor Subscription Agreement, which provided for binding subscription to purchase 1 million shares of New PubCo Class A Common Stock at $10.00 per share. In addition, the Sponsor, ESGEN and the other parties thereto also executed and delivered the Amendment to the Letter Agreement. Later that same morning, ESGEN and Sunergy issued a joint press release announcing the execution and delivery of the Initial Business Combination Agreement, and ESGEN filed a Current Report on Form 8-K, which included as an exhibit the joint press release, dated April 19, 2023.

On April 20, 2023, ESGEN filed a second Current Report on Form 8-K, which included as exhibits (i) the Initial Business Combination Agreement and certain related ancillary documents and (ii) an investor presentation providing information on Sunergy’s business and a summary of certain key terms of the Business Combination.

On September 5, 2023, Piper and Sunergy executed an amendment to Piper’s engagement letter with Sunergy. Pursuant to this amendment, among other things, Piper agreed to provide certain buy-side and debt financing advisory services to Sunergy in lieu of services as financial advisor in connection with the Business Combination.

In early December 2023, ESGEN and Sunergy mutually agreed that certain economic terms of the Business Combination would be amended due to changes in market conditions since signing of the Initial Business Combination Agreement, and Sunergy agreed to send ESGEN a revised proposal.

On December 12, 2023, Sunergy sent ESGEN a term sheet proposing that (i) the post-transaction enterprise value of the combined company would be lowered from $475 million to $349 million, with $310 million aggregate consideration for pre-transaction Sunergy equityholders, (ii) Sponsor would still purchase $10 million in common stock via the PIPE Financing, (iii) Sponsor and the other holders of the ESGEN Private Placement Warrants would forfeit all outstanding ESGEN Private Placement Warrants at Closing and (iv) holders of the founder shares would forfeit an aggregate of 4.9 million founder shares at closing (resulting in 2 million founder shares outstanding at Closing). The parties also orally agreed to waive the Aggregate Transaction Proceeds condition under the Business Combination Agreement in connection with the proposed amendments to the economic terms of the Business Combination.

On December 14, 2023, ESGEN sent Sunergy a revised term sheet proposing that (i) the post-transaction combined company would have a new enterprise value of $349 million, but the aggregate consideration to the pre-transaction Sunergy equityholders would be valued at $297 million, (ii) in lieu of the common stock PIPE Financing, Sponsor would commit to purchase at Closing an aggregate of $15 million in preferred units in OpCo, redeemable by OpCo at any time at the higher of a 1.5 times multiple on invested capital or a 15% internal rate of return and exchangeable after a one year holding period for shares of New PubCo Class A Common Stock based on a conversion price of $11 per share (provided that in a change of control or certain qualified financings, the Sponsor could choose between such a redemption or conversion), and the preferred units would have an annual yield of 10% (paid in cash or in kind), (iii) holders of the founder shares would forfeit an aggregate of 2.9 million founder shares at Closing (resulting in 4 million founder shares outstanding at Closing) and (iv) Sponsor would have a consent right over any debt issuances (and Sponsor clarified orally to Sunergy that such consent right would also include any capital raises issued equal or senior to the preferred units of OpCo). The preferred units would have a three year maturity period if not earlier redeemed or exchanged (and at such time would convert into New PubCo Class A Common Stock at the then-market price per share). ESGEN agreed to Sunergy’s proposal with respect to the forfeiture of all ESGEN Private Placement Warrants and waiver of minimum cash condition.

On December 21, 2023, Sunergy shared with ESGEN further revised terms proposing that (i) the post-transaction combined company would have a new enterprise value of $370 million, with the aggregate consideration to the pre-transaction Sunergy equityholders valued at $330 million, (ii) Sponsor would commit to purchase a combination of $8 million in common stock in New PubCo and $7 million in preferred units through the PIPE Financing, with the preferred units redeemable at any time 3 years after issuance at the higher of $11 per share or the 30 day average trading price of shares of New PubCo Class A Common Stock and convertible at any time for shares of New PubCo Class A Common Stock at $11.50 per unit, and having an annual yield of 7.5% (paid in cash or in kind) and (iii) holders of the founder shares would forfeit an aggregate of 3.9 million founder shares at Closing (resulting in 3 million founder shares outstanding at Closing). Sunergy rejected ESGEN’s proposal for Sponsor to have a consent right over any debt raises or any capital raises issued equal or senior to the preferred units. The increased proposed enterprise value was the result of an upward trajectory of comparable company values based on improving market conditions throughout the month of December.

On December 22, 2023, ESGEN sent Sunergy revised deal terms proposing that (i) the post-transaction combined company would have a new enterprise value of $380 million, with aggregate consideration to the pre-transaction Sunergy equityholders valued at $345 million, (ii) Sponsor would commit to purchase $15 million of preferred units of OpCo on similar terms as set forth in ESGEN’s December 14, 2023 proposal (except as described below), (iii) Sponsor would have a consent right over any issuances of additional preferred units of OpCo and over issuances of debt, (iv) holders of the founder shares would forfeit an aggregate of 2.9 million founder shares at Closing (resulting in 4 million founder shares outstanding at Closing), and agree to forfeit an additional 500,000 founder shares if the preferred units of OpCo were redeemed within two years of Closing, and (v) OpCo could redeem the preferred units at any time if realized return to the Sponsor equaled 1.1 times the multiple-on-invested-capital (“MOIC”) in year 1, 1.25 times MOIC in year two, and 1.5 times MOIC in year 3. The increased proposed enterprise value was the result of an upward trajectory of comparable company values based on improving market conditions throughout the month of December.

On January 3, 2024, Sunergy sent ESGEN further revised deal terms agreeing with ESGEN’s proposed enterprise value of the post-transaction combined company of $380 million with the aggregate consideration to the pre-transaction Sunergy equityholders valued at $345 million. Sunergy also agreed to (i) the terms with respect to Sponsor’s commitment to purchase up to $15 million of OpCo preferred units, provided that $10 million would be funded at Closing and an additional $5 million would be required to be funded at the option of OpCo within six months of Closing and (ii) the proposed forfeiture terms with respect to the founder shares. Sunergy again rejected ESGEN’s proposal for Sponsor to have a consent right over any debt or senior equity capital raises.

On January 4, 2024, the ESGEN Board held a regularly scheduled meeting with ESGEN management to review the updated deal terms, and ESGEN informed Sunergy that it would agree to the terms proposed by Sunergy on January 3, 2024, except that (i) enterprise value of the post-transaction combined company would be $390 million, the aggregate consideration to the pre-transaction Sunergy equityholders valued at $337.3 million, (ii) while the preferred units of OpCo were outstanding, Sponsor would have a consent right over any OpCo equity capital raises issued senior to the OpCo preferred units, (iii) while the preferred units of OpCo were outstanding, Sponsor would have a consent right over certain issuances of debt at OpCo subject to certain limitations and (iv) while the preferred units of OpCo were outstanding, Sponsor would be issued an equal number of New PubCo Class V Common Stock. Later that day, Sunergy agreed to ESGEN’s revised deal terms, and the parties instructed their respective legal counsels to begin drafting amendments to the Business Combination Agreement and the related ancillary documents to reflect the revised business terms.

The ESGEN Board considered the following factors in its decision to approve the new valuation, which are illustrative of the reduction in valuation. In 2023, the residential solar industry experienced a notable valuation impact due to fluctuations in interest rates. As interest rates shifted throughout the year, the cost of financing for solar installations fluctuated, influencing the overall attractiveness of solar projects for homeowners. The sector’s performance in 2023 was thus intricately linked to the prevailing interest rate environment, shaping investment dynamics and influencing the economic viability of residential solar projects and the valuation of integrated residential solar installers like Sunergy.

Additionally, since ESGEN executed its LOI with Sunergy, the Federal Reserve raised the Federal Funds Rate four times, from 4.5% to 5.25%; this had an adverse effect on Sunergy’s public company peer group and placed downward pressure on the share prices and valuations within the entire solar sector. Between the date that the Business Combination was announced and the date that ESGEN revised Sunergy’s valuation, the share price of SunPower Corporation, Sunrun Inc. and Sunnova Energy International Inc. (“Sunnova”) decreased 74%, 34% and 32%, respectively; and Sunnova’s Enterprise Value to 2023 estimated EBITDA multiple decreased from 37.7x to 32.7x. In ESGEN’s reevaluation of Sunergy’s valuation, ESGEN aimed to price Sunergy at a discount to Sunnova on an Enterprise Value to 2023 estimated EBITDA basis.

In summary, ESGEN re-evaluated Sunergy in the context of prevailing financial metrics. ESGEN utilized comparable company financial metrics such as Enterprise Value to EBITDA and Year-Over-Year Revenue Growth, which Cohen provided to ESGEN. In addition, ESGEN utilized the internal company projections provided by Sunergy appearing under the heading “— Certain Unaudited Forecasted Financial Information of Sunergy” to redetermine an appropriate valuation range for Sunergy. The median peer group Enterprise Value to 2023 and 2024 estimated EBITDA was 38x and 21x, respectively. At a $390 million enterprise value, Sunergy’s comparable multiple for 2023 and 2024 is 32x and 23x, respectively. The median year-over-year revenue growth rate from 2023 to 2024 and 2025 (projected) was -8% and 32%, respectively. This compares to Sunergy’s comparable metric for 2024 and 2025 (projected) at 44% and 48%, respectively.

Between January 10, 2024 and January 24, K&E, Eversheds and Ellenoff, along with representatives from ESGEN and Sunergy, exchanged drafts of the Amendment No. 1 to the Business Combination Agreement and amendments and revisions to other ancillary documents (including an amended and restated Initial Subscription Agreement, the Amendment No. 2 to the Letter Agreement, a revised form OpCo A&R LLC Agreement, a revised form Proposed Charter and a revised form A&R Registration Rights Agreement).

On January 16, 2024, the ESGEN Board received a meeting agenda and draft resolutions in anticipation of a meeting via videoconference that afternoon with management and K&E. At such meeting, management provided an update on the outcome of negotiations regarding the new terms of the Business Combination and K&E provided a detailed review of the amended terms of certain transaction documents. The ESGEN Board also reviewed the projections prepared by Sunergy management. The ESGEN Board unanimously adopted resolutions (i) determining that it was in the best interests of ESGEN for ESGEN to enter into Amendment No. 1 to the Business Combination Agreement, the Amended and Restated Initial Subscription Agreement and Amendment No. 2 to the Letter Agreement, (ii) approving the Initial Business Combination Agreement (as amended by Amendment No. 1 to Business Combination Agreement), the Amended and Restated Initial Subscription Agreement and Amendment No. 2 to the Letter Agreement and the transactions contemplated thereby and the performance by ESGEN of its obligations under Initial Business Combination Agreement (as amended by Amendment No. 1 to the Business Combination Agreement), the Amended and Restated Initial Subscription Agreement and Amendment No. 2 to the Letter Agreement, (iii) reaffirming and ratifying the resolutions adopted during the Board’s meeting on April 14, 2023 (including the ESGEN Board’s recommendation that the shareholders of the Company vote in favor of the proposals to be presented at the Special Meeting) and (iv) authorizing the consummation of the transactions contemplated by the Initial Business Combination Agreement (as amended by Amendment No. 1 to Business Combination Agreement), the Amended and Restated Initial Subscription Agreement and Amendment No. 2 to the Letter Agreement.

On January 24, 2024, the parties entered into Amendment No. 1 to the Business Combination Agreement, the Sponsor executed and delivered the Amended and Restated Initial Subscription Agreement, which provided for a binding obligation of the Sponsor to purchase up to 1.5 million Convertible OpCo Preferred Units at $10.00 per unit, and the Sponsor, ESGEN and the other parties thereto also executed and delivered Amendment No. 2 to the Letter Agreement, which provided for terms related to the forfeiture of certain founder shares and the forfeiture of the ESGEN Private Placement Warrants at Closing.

Certain Unaudited Forecasted Financial Information of Sunergy

Sunergy does not as a matter of course publicly disclose long-term forecasts or internal projections of their future performance, revenue, earnings, financial condition or other results. However, Sunergy’s management prepared in January 2024, certain internal, unaudited forecasted financial information of Sunergy included in the table below (the “projections”). The ESGEN Board did not receive a copy of, or consider, such projections in connection with ESGEN’s entry into the Initial Business Combination Agreement. The ESGEN Board did, however, consider the projections in connection with ESGEN’s entry into the Amended Business Combination Agreement.

The projections are not included in this proxy statement/prospectus to induce any ESGEN shareholder to vote in favor of or against any of the Shareholder Proposals. The projections should not be considered public guidance.

The inclusion of the projections should not be regarded as an indication that Sunergy or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The projections are subjective in many respects and are thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the projections are forward-looking and based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sunergy’s management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Sunergy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In preparing the assumptions associated with the projections, Sunergy’s management relied on a number of factors, including their significant experience and observations regarding consumer, industry and market trends at the time such information and underlying assumptions were prepared. Sunergy’s management and board of managers believe, and based on diligence conducted by ESGEN in its evaluation of Sunergy and the Amended Business Combination Agreement, ESGEN’s management and the ESGEN Board believe, that the projections and the assumptions used to derive such financial information were prepared by Sunergy’s management on a reasonable basis, reflected the best estimates and judgments of Sunergy based on information available to Sunergy management at the time of preparation (including in light of the risks and uncertainties described herein), and presented, to the best of Sunergy management’s knowledge and belief, the expected course of action and the expected future financial performance of Sunergy as of that date with respect to each item contained in the projections.

The projections do not take into account any events or circumstances occurring after the date on which it was prepared. However, applicable federal securities laws require registrants to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding their financial condition, which obligation may extend to situations where management knows or has reason to know that previously disclosed projections no longer have a reasonable basis. The management of each of ESGEN and Sunergy has considered whether the projections needed to be updated for circumstances and events occurring after the preparation of such information and, to the best of their knowledge and belief, determined there were no such circumstances or events that would result in a material change to the projections or that would result in the projections no longer having a reasonable basis. However, these projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections. Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Sunergy’s business, industry performance, the regulatory environment and general business and economic conditions. The projections also reflect assumptions as to certain business decisions that are subject to change.

The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. BDO USA, P.C., ESGEN’s independent registered public accounting firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the financial projections contained herein, and accordingly, BDO USA, P.C. does not express an opinion or any other form of assurance with respect thereto. The report of BDO USA, LLP included in this proxy statement/prospectus relates to historical financial information of ESGEN and it does not extend to the prospective financial information and should not be read to do so.

Grant Thornton LLP, Sunergy’s independent registered accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included elsewhere in this proxy statement/prospectus relates to Sunergy’s previously issued financial statements. It does not extend to the financial projections of Sunergy and should not be read to do so.

BY INCLUDING THE PROJECTIONS IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER SUNERGY NOR ESGEN UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF SUNERGY, ESGEN NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SUNERGY EQUITYHOLDER, ESGEN SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. ESGEN DOES NOT INTEND TO REFERENCE THE PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in this section may be considered non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and we believe it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

The following table sets forth Sunergy management’s projections of certain metrics for the years ended December 31, 2023, 2024 and 2025:

	Year Ended December 31,
($ in millions, except percentages)	2023	2024	2025
Revenue, net	114	156-173	232-257
Gross profit(1)	24	41-45	57-63
EBITDA	12	16-18	22-24

(1)	The calculation of gross profit excludes depreciation and amortization expenses.

Annual revenue growth rates ranging from 37% to 52% were applied to the years 2023 through 2025 and reflect Sunergy’s expectations of future growth based on historical operating trends in recent years. This compares to historical revenue growth rate of over 60% between 2021 and 2023. In projecting the continuation of such historical operating trends and in developing the projected financial information above, Sunergy’s management team gave consideration to numerous estimates and made certain assumptions, all of which are subject to the risks, factors and contingencies described in the section entitled “Risk Factors” herein. These estimates and assumptions included, among others:

•	the continued growth of the solar energy industry and adoption of residential solar energy systems by homeowners;

•	the continuation of U.S. federal, state and local incentives to owners of residential solar energy systems;

•	no increase in fed funds interest rate in comparison to current interest rates (e.g., Wall Street Journal Current Prime Index);

•	a growth in sales made pursuant to leases by customers of Sunergy’s equipment through third parties, and the availability of third parties to provide the financing for such leases;

•	the number of new homes in which Sunergy installs new solar systems increasing to 3,200, 4,200 and 6,100 in 2023, 2024 and 2025, respectively;

•	the average size of the solar energy systems Sunergy installs falling within a range of 9.5 to 10 kilowatts;

•	the size of our internal sales team increasing to 350 and 500 in 2024 and 2025, respectively; and

•	the following business drivers:

	Year Ended December 31,
(In millions)	2023	2024	2025
Costs of Goods Sold	91	116-128	175-194
Selling, General and Administrative Expenses	12	24-27	36-39

As a portion of Revenue, Cost of Goods Sold is projected to decrease in 2024, primarily due to the falling costs of equipment (primarily panels and inverters) that began in the fourth quarter of 2023, while commissions and installation labor should remain constant, resulting in projected year over year increases of between 27% and 41%. In 2025, Cost of Goods Sold as a portion of Revenue is projected to resemble historical averages as a result of higher equipment prices and installations labor costs, thus Cost of Goods Sold is projected to increase by approximately 51% year over year in 2025. As a newly public company, Selling, General and Administrative Expenses are expected to increase significantly as a percentage of revenues and on a year over year basis of over 100% in 2024 and between 44% to 50% in 2025. These increased costs include public company legal and accounting fees, executive salaries and costs associated with expanding the business into multiple states.

In light of the foregoing, and considering that the Special Meeting will be held after the projections included above were prepared, ESGEN shareholders are cautioned not to place undue reliance on such projections. The foregoing projections are not included in this proxy statement/prospectus to induce any ESGEN shareholder to vote in favor of any of the Shareholder Proposals and should not be relied upon for that purpose. Sunergy and ESGEN urge all ESGEN shareholders to review Sunergy’s and ESGEN’s reported financial results included elsewhere in this proxy statement/prospectus.

Recent Developments

First Amendment

On January 24, 2024, ESGEN and Sunergy entered into the First Amendment to the Initial Business Combination Agreement. The First Amendment and the transactions contemplated thereby provide for, among other things, the: (i) reduction of the implied (a) enterprise value of Sunergy from $475 million to $390 million and (b) equity value of Sunergy from $410 million to $337.3 million; (ii) removal of the (a) Aggregate Transaction Proceeds condition and (b) provision requiring forfeiture of founder shares in connection with excess transaction expenses; (iii) modification of the terms and structure of the Sponsor PIPE Investment from $10.0 million in New PubCo Class A Common Stock, to up to $15.0 million in Convertible OpCo Preferred Units to be issued to the Sponsor pursuant to the Amended and Restated Subscription Agreement; (iv) forfeiture of an aggregate of 2.9 million founder shares and an additional 500,000 founder shares if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after the Closing); (v) forfeiture of all ESGEN Private Placement Warrants; and (vi) the outside date for the Business Combination to be extended to April 22, 2024.

Extension Amendment, Conversion Amendment and Voluntary Conversion

On September 28, 2023, ESGEN filed with the SEC a definitive proxy statement to seek shareholder approval of the Extension Amendment and the Conversion Amendment. The proposals relating to such amendments were approved on October 20, 2023 at the Extension Meeting. In connection therewith, on October 23, 2023, the Sponsor executed the Voluntary Conversion, resulting in the issuance of 5,619,077 ESGEN Class A ordinary shares, which we refer to as the Converted Shares. Notwithstanding the Voluntary Conversion, the Sponsor will not be entitled to receive any funds held in the Trust Account with respect to the Converted Shares issued to the Sponsor as a result of the Voluntary Conversion and no additional amounts will be deposited into the Trust Account in respect of such Converted Shares in connection with the Extension Amendment. Immediately following the Voluntary Conversion and the redemptions in connection with the approval of the Extension Amendment and the Conversion Amendment, 1,280,923 ESGEN Class B ordinary shares and 7,027,632 ESGEN Class A ordinary shares (including 5,619,077 Converted Shares) were issued and outstanding, respectively. On October 24, 2023, the Company deposited $0.0525 per Public Share then outstanding from its working capital account into the Trust Account in connection with the effectiveness of the Extension Amendment.

Promissory Note

On October 17, 2023, the Company issued the October 2023 Promissory Note in the principal amount of up to $2,500,000 to the Sponsor. The October 2023 Promissory Note amends, restates, replaces and supersedes the Note dated April 5, 2023. The October 2023 Promissory Note may be drawn down by the Company from time to time prior to the consummation of the Company’s initial Business Combination. The October 2023 Promissory Note does not bear interest, matures on the date of consummation the Business Combination and is subject to customary events of default. The October 2023 Promissory Note, in addition to the April 2021 Promissory Note, will not be repaid and will be cancelled at Closing. As of January 9, 2024, ESGEN had drawn $1,612,397.94 and $171,346 pursuant to the October 2023 Promissory Note and April 2021 Promissory Note, respectively.

On January 24, 2024, ESGEN issued a new promissory note (“January 2024 Promissory Note”) in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that ESGEN has available to it outside of its Trust Account.

Nasdaq Notice

On October 16, 2023, ESGEN received written notice from Nasdaq indicating that ESGEN was no longer in compliance with the minimum number of round lot holders required for continued listing on the Nasdaq Global Market. In accordance with Nasdaq rules, ESGEN had a period of 45 days to submit to Nasdaq a Compliance Plan, which was accepted by Nasdaq on December 11, 2023. Pursuant to the Compliance Plan Acceptance Notice, ESGEN has until the Compliance Date to regain compliance with the Round Lot Requirement.

Deferred Underwriting Commission Waiver

On April 3, 2023 and April 12, 2023, respectively, Barclays and Citi terminated and waived any right to receive deferred underwriting commissions pursuant to the Underwriting Agreement, which agreement related to ESGEN’s IPO. In addition, on April 3, 2023, Barclays resigned as underwriter pursuant to Section 11(b)(1) of the Securities Act. Such waivers indicate that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. As a result, you should not place any reliance on the participation of the IPO Underwriters in the Business Combination prior to such withdrawals. As a result of the Barclays resignation and the IPO Underwriters’ associated gratuitous waiver of fees, the transaction fees payable by ESGEN at the consummation of the Business Combination will be reduced by $9.66 million. The services being provided by the IPO Underwriters prior to such resignations were substantially complete at the time of ESGEN’s initial public offering. ESGEN also provided to and discussed with Barclays and Citi the disclosures in this proxy statement/prospectus pertaining to Barclays’ and Citi’s role and resignation or waiver of any right to receive deferred underwriting commissions. Neither Barclays nor Citi expressed agreement nor disagreement with either the risks or the conclusions stated herein that are associated with its role and resignation. Neither Barclays nor Citi prepared or provided any of the disclosures in this proxy statement/prospectus or any analysis underlying such disclosure. As a result of such IPO Underwriters’ termination and waiver of their right to receive deferred underwriting commissions, ESGEN shareholders may be more likely to elect to redeem their shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. See “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Barclays and Citi did not provide any reasons for their respective waiver of any right to receive deferred underwriting commissions in connection with the consummation of ESGEN’s initial business combination. ESGEN did not seek out the reasons for such waivers nor is ESGEN willing to speculate as to Barclays’ and Citi’s reasons for such waivers. ESGEN has not engaged, and has not received any services from, Barclays or Citi, except in connection with the consummation of the IPO. Neither Barclays nor Citi has had any role in the identification or evaluation of Sunergy as a business combination target for ESGEN. ESGEN did not expect Barclays or Citi to provide a service in connection with the closing of the Business Combination; therefore, the waiver by each of its respective deferred compensation has not created any role in connection with the closing of the Business Combination that ESGEN is seeking to fill.

Each of Barclays and Citi has informed ESGEN that it is not responsible for any portion of this proxy statement/prospectus or the registration statement of which it forms a part, and ESGEN is not aware of any disagreements with Barclays or Citi regarding the disclosure in this proxy statement/prospectus.

Piper and Sunergy executed the Engagement Letter, pursuant to which Piper agreed to provide certain financial advisory services to Sunergy in connection with exploring certain strategic transactions. On April 19, 2023, Piper and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination. Piper and Sunergy executed the Amended Engagement Letter on September 5, 2023 pursuant to which Piper changed its role to providing buy-side and debt advisory services to Sunergy. In return for these amended services, Piper will be due $1.75 million within one month from the date New PubCo’s securities are listed on Nasdaq (as described in this proxy statement/prospectus) and a further $1.75 million within 30 days of the six-month lock-up period following the closing of the Business Combination. As a result of this change, the transaction fees payable by Sunergy to Piper at the consummation of the Business Combination will be reduced by an aggregate of $0.6 million as compared to the amounts that would have been due under the Engagement Letter. There is no dispute among any of the parties with respect to the services provided or to be provided by Piper.

At no time prior to or after Piper’s change in roles did Piper indicate they had any specific concerns with the Business Combination and each of Sunergy and ESGEN has no reason to believe that Piper was in disagreement with the contents of this proxy statement/prospectus or the registration statement of which it forms a part. Piper did not prepare or provide any of the disclosure in this proxy statement/prospectus or any other materials or work product, but, prior to its change in roles, Piper assisted Sunergy’s management and board by providing capital advisory services in connection with the evaluation of Business Combination. Piper was not responsible for the preparation of any materials reviewed by the ESGEN Board. See “The Business Combination Proposal —Background of the Business Combination” for further information regarding the assistance provided by Piper to Sunergy. The services provided by Piper prior to April 19, 2023 were substantially complete and Piper was not expected to play any material role at the Closing. Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination. Instead, the change in roles will reduce the aggregate transaction fees required to be paid at Closing. Piper’s resignation did not impact the ESGEN Board’s analysis of or continued support of the Business Combination.

None of Piper or any of their affiliates have informed Sunergy or ESGEN that it is (nor, to the knowledge of Sunergy or ESGEN, is it) in disagreement with the information previously provided to Sunergy or ESGEN (upon which their respective managements conducted their own independent analysis and made their own conclusions). Accordingly, Sunergy and ESGEN have no reason to believe that Piper’s change in roles signifies that the information provided by it to Sunergy or ESGEN, as the case may be, is no longer reliable, and each of Sunergy’s and ESGEN’s management’s, as the case may be, independent analysis and conclusions in relation to such information have also not changed as a result of Piper’s change in roles.

Piper’s change in roles is unusual. It is the understanding of Sunergy that this change was driven by rule proposals by the SEC, which, if enacted, could impact the circumstances under which a wide range of participants in SPAC transactions are subject to underwriter liability in SPAC transactions, including a SPAC’s business combination transaction. This understanding is also informed by reviewing filings of registrants engaged in similar SPAC business combination transactions since the rule proposals were released. ESGEN’s shareholders should be aware that Piper’s change in roles may indicate that Piper does not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and ESGEN’s shareholders should not place any reliance on the participation of Piper prior to its withdrawal on April 19, 2023. As a result, ESGEN shareholders may be more likely to elect to redeem their shares, reducing the amount of funds that would be contributed to New PubCo for use as working capital and for general corporate purposes in the event the Business Combination closes. See “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Condensed Combined Financial Information.” Sunergy and ESGEN do not expect that Piper’s change in roles will affect the timing or completion of the Business Combination.

ESGEN shareholders may believe that when financial institutions, such as Piper, are named in the proxy statement/prospectus, the involvements of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The change in roles of Piper implies that they are not responsible for any part of this proxy statement/prospectus.

For further discussion of the risks and uncertainties related to Piper’s change in role, see “Risk Factors — Risks Related to the Business Combination and ESGEN — The change in role of Piper may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction.”

Fairness Opinion of Houlihan

Introduction

ESGEN retained Houlihan to act as its financial advisor in connection with ESGEN’s consideration under the Initial Merger Agreement. ESGEN selected Houlihan to act as its financial advisor based on Houlihan’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which ESGEN operates and its knowledge of ESGEN’s business and affairs. On April 14, 2023, Houlihan rendered its oral opinion to the board of directors of ESGEN (which was reaffirmed by delivery of the Fairness Opinion on April 28, 2023), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan, as set forth in the Fairness Opinion, the Business Combination was fair, from a financial point of view, to the shareholders of ESGEN. The ESGEN Board did not obtain an opinion from a financial advisor as to the fairness to ESGEN, from a financial point of view, of the merger consideration to be paid under the Amended Business Combination Agreement.

In addition, the Fairness Opinion was dated April 26, 2023, and was delivered in connection with the ESGEN Board’s evaluation of the Initial Business Combination Agreement. On January 24, 2024, the parties to the Initial Business Combination Agreement entered into the First Amendment. No new or updated fairness opinion was obtained prior to the ESGEN Board’s approval of the Amended Business Combination

Agreement. In making its determination to approve the Amended Business Combination Agreement, the ESGEN Board made the necessary analysis to determine that the Amended Business Combination Agreement is fair, from a financial point of view, to shareholders of ESGEN based on their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN’s advisors.

We continue to describe the Fairness Opinion delivered on April 26, 2023 throughout this proxy statement/prospectus solely to provide historical context for the ESGEN Board’s deliberations in connection with its assessment of the Initial Business Combination. In light of the updated consideration to Sunergy holders set forth in the First Amendment, changes in macroeconomic conditions and recent market volatility, you should not rely on any discussion of the Fairness Opinion elsewhere in this proxy statement/prospectus or the text of the Fairness Opinion set forth in Annex K, in evaluating whether or not to vote your Ordinary Shares in favor of the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus or in evaluating whether to redeem your Ordinary Shares.

The full text of the Fairness Opinion delivered to the ESGEN Board, dated April 26, 2023, is attached as Annex K and incorporated by reference into this proxy statement/prospectus in its entirety. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan in rendering the Fairness Opinion. All shareholders of ESGEN are urged to, and should, read the Fairness Opinion carefully and in its entirety. The Fairness Opinion was directed to the ESGEN Board and addressed only the fairness from a financial point of view to the shareholders of ESGEN, as of the date of the Fairness Opinion, of the aggregate consideration to be paid by ESGEN pursuant to the Initial Business Combination Agreement. The Fairness Opinion did not address any other aspect or implications of the Business Combination contemplated by the Initial Business Combination Agreement and does not constitute an opinion, advice or recommendation as to how any shareholder of ESGEN should vote at the Special Meeting to be held in connection with the Business Combination. In addition, the Fairness Opinion did not in any manner address the prices at which the New PubCo Class A Common Stock would trade following the consummation of the Business Combination or at any time. The summary of the Fairness Opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of the Fairness Opinion attached as Annex K hereto.

For purposes of rendering the Fairness Opinion, Houlihan, among other things:

•

held discussions with certain members of ESGEN management and Sunergy management regarding the Business Combination contemplated by the Initial Business Combination Agreement, the historical performance of Sunergy, and the future general business outlook for Sunergy;

•	reviewed information provided by ESGEN and Sunergy including, but not limited to the:

•	Unaudited annual financial statements for Sunergy for the fiscal year ended December 31, 2022;

•	Non-binding executed term sheet, dated March 7, 2023;

•	Initial Business Combination Agreement (Draft) for the Business Combination, dated April 11, 2023;

•	Documents outlining the corporate structure of Sunergy;

•	Excel file outlining historical sales KPIs through Q2, 2022;

•	Management Presentation, dated January 20, 2023;

•	Preliminary unaudited income statement for the three-month period ended March 31, 2023;

•	Sources and uses table for the Business Combination; and

•	Capitalization table (pro forma) for the Business Combination;

•

reviewed the industry in which Sunergy operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies, and (iii) certain mergers and acquisitions of comparable businesses;

•	developed indications of value for Sunergy using generally accepted valuation methodologies; and

•	reviewed certain other relevant, publicly available information, including economic, industry and Sunergy specific information.

In addition, Houlihan had discussions with the management of Sunergy and its advisors concerning the material terms of the Business Combination contemplated by the Initial Business Combination Agreement and Sunergy’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan deemed relevant, necessary or appropriate.

In preparing the Fairness Opinion, Houlihan has assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to Houlihan by or on behalf of ESGEN or Sunergy, without assuming any responsibility for the independent verification of such information, and Houlihan has further relied upon the assurances of ESGEN management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Houlihan has not assumed responsibility for any independent verification of this information, nor has it assumed any obligation to verify this information. Nothing came to Houlihan’s attention in the course of the engagement which would lead Houlihan to believe that (i) any information provided to Houlihan or assumptions made by Houlihan are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan to use and rely upon such information or make such assumptions. Houlihan has also assumed that obtaining all regulatory approvals and third-party consents, including the approval by ESGEN’s shareholders if applicable, required for the consummation of the Business Combination will not have a materially adverse impact on ESGEN or on the anticipated benefits of the Business Combination. In arriving at the opinion, Houlihan did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sunergy, nor was Houlihan furnished with any such evaluations or appraisals, other than the unaudited financial statements of Sunergy. The Fairness Opinion, which is attached as Annex K hereto, is therefore necessarily based upon financial, market, economic and other conditions, and circumstances as they exist and have been disclosed, and can be evaluated, as of the date thereof without independent verification. Houlihan is not legal, tax, accounting, environmental, or regulatory advisors and, Houlihan does not express any views or opinions as to the tax treatment that will be required to be applied to the Business Combination or any legal, tax, accounting, environmental or regulatory matters relating to ESGEN, Sunergy, the Business Combination, or otherwise. Houlihan has relied as to all legal, tax and accounting matters on advice of ESGEN’s management and its third-party legal, tax and accounting advisors. Houlihan understands and has assumed that ESGEN has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

The following is a summary of the material financial and comparative analyses that Houlihan deemed to be appropriate for the Business Combination contemplated by the Initial Business Combination Agreement that were reviewed with the ESGEN board of directors in connection with delivering the Fairness Opinion. The summary of Houlihan’s financial analyses described below is not a complete description of the analyses underlying the Fairness Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the Business Combination contemplated by the Initial Business Combination Agreement is fair from a financial point of view to the shareholders of ESGEN, Houlihan compared the value that would be relinquished by ESGEN’s shareholders (of note, approximately $10.35 per ESGEN Class A ordinary share subject to redemption and, in aggregate, up to approximately $29.0 million of cash held in trust) with an estimated range of value for the post-Business Combination equity that would be received by ESGEN’s shareholders. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan decided based on an assessment of company-specific factors and available market data to rely solely upon the guideline public company analysis under the market approach in estimating the value range. Houlihan noted the contemplated consideration (i.e., value to be relinquished) was within the estimated range.

Guideline Public Company Analysis

Houlihan searched the universe of publicly traded companies for companies with operations that are similar to Sunergy and identified nine reasonably similar companies. In selecting guideline public companies, Houlihan searched for companies with similar business operations, size, prospects for growth, profitability and risk. Among other things, Sunergy’s business model, product lines, geography, market position and growth profile make it unique such that there are no perfectly comparable companies. The comp set relied upon by Houlihan therefore includes companies that individually exhibit some of the traits of Sunergy (residential solar installation, photovoltaic panels, solar financing) and collectively encapsulate most of the factors that make Sunergy unique. The guideline public company peer group relied upon by Houlihan is presented in the table below.

Ticker	Name
NasdaqGS: RUN	Sunrun Inc.
NYSE: NOVA	Sunnova Energy International Inc.
NasdaqGM: ENPH	Enphase Energy, Inc.
NYSE: AMPS	Altus Power, Inc.
NasdaqCM: SUNW	Sunworks, Inc.
NasdaqGS: SPWR	SunPower Corporation
NasdaqGS: SEDG	SolarEdge Technologies, Inc.
XTRA: S92	SMA Solar Technology AG
SZSE: 300274	Sungrow Power Supply Co., Ltd.

It was not possible to identify guideline public companies with characteristics identical to Sunergy. Sunergy’s primary competitors are all either privately held companies or operate as divisions of larger, more diversified organizations for which no market value has been established for the specific division that competes with Sunergy. As a result, it is not possible to use such direct competitors as a basis for a comparable company analysis to determine an indicated market value for Sunergy. Therefore, Houlihan identified other guideline public companies that are broadly similar to Sunergy, but, again, cannot be considered identical to Sunergy. Houlihan notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since exactly comparable public companies can rarely be identified.

The guideline public companies used by Houlihan were those that in Houlihan’s determination most closely resembled Sunergy in terms of operating and risk characteristics as of the date of Houlihan’s analysis. In selecting guideline public companies, Houlihan searched for companies with similar business operations, size and prospects for growth.

Houlihan calculated multiples of: enterprise value (“EV”) divided by the latest twelve month (“LTM”) EBITDA and EV divided by LTM Revenue. Houlihan applied the multiples to the following metrics of Sunergy, respectively:

•	LTM Gross Revenue of $123,604,628 (before netting dealer financing fees) per unaudited financial statements for Sunergy dated December 31, 2022; and

•	LTM EBITDA of $10,878,068 per unaudited financial statements for Sunergy dated December 31, 2022.

The valuation multiples observed within Houlihan’s guideline public company analysis are summarized in the following table:

Sunergy Guideline Public Company Analysis — Valuation Multiples

Ticker	Company Name	EV/Revenue	EV / EBITDA
NasdaqGS: RUN	Sunrun Inc.	5.99x	NM
NYSE: NOVA	Sunnova Energy International Inc.	13.58x	NM
NasdaqGM: ENPH	Enphase Energy, Inc.	12.19x	55.52x
NYSE: AMPS	Altus Power, Inc.	13.78x	24.38x
NASDAQCM: SUNW	Sunworks, Inc.	0.24x	NM
NASDAQGS: SPWR	SunPower Corporation	1.44x	73.06x (1)
NASDAQGS: SEDG	SolarEdge Technologies, Inc.	5.26x	46.97x
XTRA: S92	SMA Solar Technology AG	3.22x	NM
SZSE: 300274	Sungrow Power Supply Co., Ltd.	4.89x	73.16x

	Max	13.78x	73.16x
	75th Percentile	12.19x	73.06x
	Mean	6.73x	54.62x
	Median	5.26x	55.52x
	25th Percentile	3.22x	46.97x
	Min	0.24x	24.38x

(1)	Adjusted EBITDA derived from SPWR publicly filed 10-K.

Sunergy Guideline Public Company Metrics — Total Assets and Margin Detail

Ticker	Total Assets ($M)	EBITDA Margin	Net Income Margin
NasdaqGS: RUN	$19,268.8	-7.4%	7.5%
NYSE: NOVA	8,336.9	9.1%	-29.0%
NasdaqGM: ENPH	3,084.3	21.6%	17.0%
NYSE: AMPS	1,376.9	48.6%	54.8%
NASDAQCM: SUNW	119.9	-15.1%	-17.4%
NASDAQGS: SPWR	1,780.0	4.1%	3.2%
NASDAQGS: SEDG	4,265.9	10.7%	3.0%
XTRA: S92	1,186.3	3.6%	5.2%
SZSE: 300274	7,811.6	6.5%	6.9%

Max	$19,268.8	48.6%	54.8%
75th Percentile	7,811.6	10.7%	7.5%
Mean	5,247.9	9.1%	5.7%
Median	3,084.3	6.5%	5.2%
25th Percentile	1,376.9	3.6%	3.0%
Min	119.9	-15.1%	-29.0%

In general, Sunergy compares favorably to the guideline public companies with regard to (i) profitability at the EBITDA and net income level, and (ii) revenue growth. However, Sunergy compares unfavorably on a size basis in terms of revenue and total assets. Based on a review of the financial statistics and consideration of the qualitative issues, Sunergy appears to represent comparable investment risk relative to the guideline public companies as a group and Houlihan would expect Sunergy to trade close to median Revenue and EBITDA multiples.

In its guideline public company analysis for Sunergy, Houlihan applied multiples of EV to LTM EBITDA and Revenue. Based on the public company trading data and the considerations noted above, Houlihan concluded that reasonable valuation multiples to estimate a going-concern value for Sunergy would approximate a range between the median and mean multiples as indicated by the guideline public company peer group identified. As a result, Houlihan selected the following multiples to apply to its guideline public company analysis:

	EV / Revenue	EV / EBITDA
Selected Multiple	5.5x	55.0x

Houlihan calculated the product of Sunergy’s respective selected multiples stated above to determine a range of indicated enterprise values for Sunergy. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated fair values for Sunergy resulting from Houlihan’s guideline public company analysis are presented in the following table:

Indicated Fair Market Value of Enterprise Range Calculation
	TEV / REVENUE LTM	TEV / EBITDA LTM
Financial Metric	$123,604,628	$10,878,068
Selected Multiple	5.5x	55.0x

Indicated Enterprise Value	679,825,454	598,293,740
Selected Range	$679,825,454	$598,293,740

Please be advised that none of the guideline public companies identified and included within Houlihan’s analysis have characteristics identical to Sunergy. An analysis of guideline public companies is not purely mathematical; rather it involves complex considerations and professional judgments concerning differences in financial and operating characteristics between those of Sunergy and the guideline public companies analyzed, as well as other internal and external factors that could affect the public trading prices of the guideline public companies and, therefore, the implied valuation multiples derived from such.

Houlihan does believe that this valuation methodology produced a range of indicated values for the enterprise value and equity value of Sunergy that supports its overall conclusion within the broader context of its entire analysis and should be considered in conjunction with the results of the other valuation methodologies that Houlihan applied.

In summary, utilizing a reasonable range of the valuation multiples indicated by the guideline public companies identified (as adjusted for comparability between Sunergy and the guideline public companies), Houlihan calculated a range of indicated equity values for Sunergy. A summary of the results of Houlihan’s guideline public company analysis is as follows:

Indicated Fair Market Value of Equity Range Calculation
	TEV / REVENUE LTM	TEV / EBITDA LTM
Financial Metric	$123,604,628	$10,878,068
Selected Multiple	5.5x	55.0x

Indicated Enterprise Value	679,825,454	598,293,740
Less: Debt	—	—
Indicated Fair Market Value of Equity	679,825,454	598,293,740
Selected Equity Range	$679,825,454	$598,293,740

To determine the indicated fair market value of the New PubCo Class A Common Stock pro forma for the Business Combination contemplated by the Initial Business Combination Agreement, Houlihan started with the implied enterprise value range of Sunergy as set forth above, subtracted the pro forma debt of the combined company of $0, subtracted the projected transaction expenses of $15,000,000, added the cash expected to be raised from the PIPE Financing of $35,000,000, and subtracted the values of the Warrants of $93,024,000 and $111,729,600 in the low and high case, respectively. For purposes of the foregoing analysis, shares of New PubCo Class V Common Stock were treated as shares of New PubCo Class A Common Stock.

Houlihan calculated an equity value range for New PubCo Class A Common Stock between approximately $9.83 per share and $11.00 per share.

The Fairness Opinion was reviewed and unanimously approved by Houlihan’s fairness opinion committee.

The ESGEN Board’s Reasons for Approval of the Business Combination

ESGEN was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ESGEN Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ESGEN Board and management to identify, acquire and operate one or more businesses. The members of the ESGEN Board and management have extensive transactional experience, particularly in the energy infrastructure industry.

As described under “—Background of the Business Combination” above, the ESGEN Board, in evaluating the Business Combination, consulted with ESGEN’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the ESGEN Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the ESGEN Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ESGEN Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the ESGEN Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “— Cautionary Statement Regarding Forward-Looking Statements.”

The ESGEN Board conducted an in-depth project-by-project review of Sunergy’s projects. Over the course of this review and the ESGEN Board’s diligence process more generally, the ESGEN Board and management team alike were impressed with the Sunergy management team. The ESGEN Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: Sunergy’s demonstrable contributions toward global sustainability and decarbonization through greenhouse gas reduction, the scale and growth potential of its solar platform, the prudent financial management of the business, the established current margins of the business and belief in the future ability of Sunergy’s management team to improve the economics of the business over time, and more generally the large and growing market for solar. Additionally, the ESGEN Board took into consideration the following factors or made the following determinations, as applicable, among others:

•

Meets the acquisition criteria that ESGEN had established to evaluate prospective business combination targets. The ESGEN Board determined that Sunergy satisfies a number of the criteria and guidelines that ESGEN established at its IPO, including its active participation in the global transition to sustainable energy, or has the potential to develop fundamentally sound financial performance and anticipated revenue and cash flow growth potential, its exposure to large addressable markets with long-term tailwinds, its differentiated assets and sustainable competitive advantages, its organic and acquisitive growth potential, its experienced management team, and leverage of ESGEN’s industry experience.

•

Attractive solar energy market with substantial regulatory support. The ESGEN Board evaluated the solar energy market in which Sunergy operates and determined that it benefits from constructive supply and demand fundamentals together with well-established and growing regulatory support. Demand for solar energy in the residential and commercial markets is expected to grow meaningfully in coming years, spurred by decreasing solar generation costs and favorable cost compression.

•

Experienced management team. The ESGEN Board determined that Sunergy has a proven and experienced team, whose development, construction and operating experience and industry relationships position the team to lead New PubCo successfully after the Business Combination. The Sunergy executive team’s experience in the solar energy market was largely responsible for the successful build out of Sunergy’s platform.

•

Valuation supported by financial analysis and due diligence. The ESGEN Board determined that the financial analysis conducted by ESGEN’s management team, which included, but was not limited to, comparable company valuation analyses on both publicly traded companies and precedent transactions in the relevant sector, which were based on the observation of transaction prices and the derivation of valuation multiples based on the ratio of such transaction prices to financial metrics, and which were based on its analysis of operational, financial and valuation data of comparable companies, trading levels of comparable companies, publicly disclosed information regarding comparable transactions, the unaudited historical year-end and interim financial statements of Sunergy provided by Sunergy and the Fairness Opinion provided by Houlihan supported the equity valuation of Sunergy at the time of entry into the Initial Business Combination Agreement. As part of this determination, ESGEN’s management, the ESGEN Board and legal counsel conducted a comprehensive due diligence examination of Sunergy and discussed the financial, technical, operational and legal outlook of Sunergy with Sunergy’s management.

•

Strong commitment of the existing Sunergy equity holders and the Sponsor. All existing Sunergy equity holders agreed to roll 100% of their ownership stakes, and the Sponsor committed additional capital in the Sponsor PIPE Investment.

•

Multiple avenues to accelerate organic growth opportunities. The ESGEN Board considered that Sunergy benefits from multiple opportunities to drive accelerated and profitable organic growth, including expansion of its solar energy offerings into Texas and Arkansas, and potential expansion targets such as Nevada, North Carolina, South Carolina, Colorado and Connecticut.

•

Significant value creation and growth opportunities through potential acquisitions. In addition to the organic growth opportunities described above, the ESGEN Board considered that Sunergy would have the potential to add substantial value by acquiring additional projects and businesses that would be integrated and managed by the Sunergy management team and benefit from Sunergy’s longstanding partnerships and other strategic advantages.

•

Sunergy’s expected post-Closing financial condition. The ESGEN Board also considered Sunergy’s outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Business Combination, New PubCo would be expected to have approximately $31.2 million of cash on its balance sheet (assuming no redemptions), positioning it well to continue successfully expand its business.

•

Strong Relationships. Sunergy’s strong partnerships with certain strategic vendors and suppliers, which it believes will contribute to Sunergy’s continued ability to successfully expand its growing business.

•

That the Amended Business Combination Agreement remains fair. ESGEN’s directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN’s advisors, enabled them to make the necessary analyses and determination that the Amended Business Combination Agreement is fair to ESGEN shareholders.

In December 2023, the ESGEN Board also considered the projections (as defined below) as supporting the ESGEN Board’s continued positive view of the revised business combination terms included in the First Amendment.

The ESGEN Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: possible redemptions of ESGEN ordinary shares; litigation and threats of litigation and broader macro risks, including Sunergy’s reliance on its equipment suppliers, contractors and dealers for solar energy system components and technologies necessary to meet demand for its solar energy systems; uncertainty as to the continued support for solar energy laws and regulatory regimes applicable to various constituents in the solar energy industry, the withdrawal or lessening of which could present, regulatory, technical or economic barriers to the purchase, use and demand of Sunergy’s energy offerings; developments in tax and other governmental incentives applicable to the solar energy industry and the continued application of existing tax and other governmental incentives to solar energy systems, such as the Inflation Reduction Act of 2022, the unavailability of which could decrease the solar energy incentives available to consumers; and Sunergy’s reliance on certain utility rate structures, such as net metering, to offer competitive pricing to customers and the continued application of such utility rate structures. Additionally, the ESGEN Board considered the following issues and risks, among others:

•

Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Risk of the liquidation of ESGEN. The risks and costs to ESGEN if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in ESGEN being unable to effect a business combination in the requisite time frame and force ESGEN to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ESGEN from soliciting other business combination proposals, which restricts ESGEN’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•

Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ESGEN’s control, including approval by ESGEN shareholders and approval by Nasdaq of the supplemental listing application in connection with the Business Combination.

•	Fees and expenses. The magnitude of fees and expenses associated with completing the Business Combination, and the corresponding condition to closing the Business Combination in favor of Sunergy.

•

Public company readiness of Sunergy’s management team. The demands of transitioning from a private to a public company, and the limited experience of individual members of Sunergy’s management team in navigating the requirements and complexities of operating as a public company.

•

Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Other risk factors. Various other risk factors associated with the respective businesses of ESGEN and Sunergy.

In addition to considering the factors described above, the ESGEN Board also considered that some officers and directors of ESGEN might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ESGEN’s other shareholders. ESGEN’s independent directors reviewed and considered these interests during the negotiation of the Business Combination, as well as in their evaluation and unanimous approval of, as members of the ESGEN Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

The ESGEN Board concluded that the potential benefits that it expected ESGEN and its shareholders to achieve as a result of the Business Combination outweighed the negative factors associated with the Business Combination. Accordingly, the ESGEN Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were in the best interests of ESGEN.

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, along with certain related agreements and the transactions contemplated thereby (including the Business Combination). ESGEN’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Initial Business Combination Agreement and the First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Under the terms of the Business Combination Agreement, we may consummate the Business Combination only if (among other conditions) it is approved by the affirmative vote of at least a simple majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of this proxy statement/prospectus describes certain material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Initial Business Combination Agreement and the First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified by the disclosure schedules (the “disclosure schedules”), which are not filed publicly. ESGEN does not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no Person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ESGEN, Sunergy or any other matter.

On April 19, 2023, ESGEN, Sunergy, OpCo, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative, entered into the Business Combination Agreement, which provides for, among other things:

•	At least one day prior to the Closing, ESGEN will redeem each Public Share from the holders of Public Shares who have elected to redeem their Public Shares;

•

At least one day prior to the Closing and following any Public Share Redemption of ESGEN Class A ordinary shares, each outstanding ESGEN Class B ordinary share will convert into one ESGEN Class A ordinary share; provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class B ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares;

•

Subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, on the Closing Date prior to the Closing, ESGEN will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware and, in connection with the Domestication, the following will occur: (i) ESGEN will change its name to Zeo Energy Corp., (ii) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A Common Stock, (iii) each outstanding ESGEN Public Warrant will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share, (iv) each outstanding ESGEN Private Placement Warrant will be cancelled and (v) ESGEN will file its certificate of incorporation substantially in the form of the Proposed Charter attached to this proxy statement/prospectus Annex B and will adopt bylaws substantially in the form of the Proposed Bylaws attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of New PubCo Class A Common Stock and (y) one-half of one New PubCo Warrant;

•

On the Closing Date prior to the Closing, New PubCo and OpCo, as applicable, will cause the PIPE Financing required to be consummated in connection with Closing to be consummated in accordance with the terms of the applicable Financing Agreements;

•

Prior to the Closing, Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

•

At the Closing, (i) New PubCo will contribute to OpCo (a) all of its assets (excluding its interest in OpCo and the Shareholder Redemption Amount) and (b) the Seller Class V Common Stock and (ii) in exchange therefor, OpCo will issue to New PubCo (a) a number of OpCo Manager Units which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing of the Business Combination and (b) a number of warrants of OpCo to purchase OpCo Manager Units, which shall equal the number of New PubCo Warrants outstanding immediately after the Closing of the Transactions;

•

Immediately following the New PubCo Contribution, (i) the Sellers will contribute to OpCo the Sunergy Company Interests and (ii) in exchange therefor, OpCo shall transfer to the Sellers (a) a number of Exchangeable OpCo Units and (b) the Seller Class V Common Stock; and

•	In connection with the Closing, New PubCo will adopt the 2024 Plan.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ESGEN entered into the Sponsor Subscription Agreement with the Sponsor, pursuant to which, among other things, the Sponsor has agreed to subscribe for and purchase on the Closing Date, and New PubCo has agreed to issue and sell to the Sponsor on the Closing Date, an aggregate of $10 million in Convertible OpCo Preferred Units, and an additional $5 million in Convertible OpCo Preferred Units within six months of Closing if called for by New PubCo, on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement. Convertible OpCo Preferred Units to be issued pursuant to the Sponsor Subscription Agreement have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ESGEN has granted the Sponsor certain registration rights in connection with its purchase of the Sponsor PIPE Securities. The Sponsor Subscription Agreement contains customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and is subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transaction contemplated by the Sponsor Subscription Agreement has not been consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor). While the consummation of the transactions contemplated by the Sponsor Subscription Agreement is a condition to Sunergy’s obligation to closing the Business Combination, in the event that the Business Combination closes after 30 days after the Outside Date, and we are unable to secure additional extensions of the expiration date from the Sponsor (and the Sponsor terminates the Sponsor Subscription Agreement), if Sunergy were to waive such condition to Closing, there would be at least $10.0 million less available proceeds from the Sponsor PIPE Investment at the consummation of the Business Combination. The Additional PIPE Agreements

must be in form and substance reasonably acceptable to ESGEN and Sunergy. Failure to execute the Additional PIPE Agreements will result in less available proceeds at the consummation of the Business Combination.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or “Up-C”) structure. This organizational structure will allow ESGEN and the Sellers to retain a direct equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. Each of the Sellers will receive a number of Exchangeable OpCo Units and an equal number of shares of New PubCo Class V Common Stock in exchange for the Sunergy Company Interests it holds. New PubCo Class V Common Stock will have no economic value, but will afford the holder one vote per share at any meeting of the stockholders of New PubCo. The OpCo A&R LLC Agreement, substantially in the form attached hereto as Annex E, will provide each holder of Exchangeable OpCo Units with the right to redeem all or a portion of their Exchangeable OpCo Units (together with an equal number of shares of New PubCo Class V Common Stock) for New PubCo Class A Common Stock, or, at New PubCo’s option, cash, in each case subject to certain restrictions set forth therein. Those investors who held ESGEN Class A ordinary shares or ESGEN Class B ordinary shares prior to the Domestication will, by contrast, have their shares converted into shares of New PubCo Class A Common Stock. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Business Combination and ESGEN” for additional information on our organizational structure.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including, among other things, the Sponsor Subscription Agreement, the Amendment to the Letter Agreement, the A&R Registration Rights Agreement, the OpCo A&R LLC Agreement, the Lock-Up Agreement and the Tax Receivable Agreement. See “— Related Agreements” for more information.

Effect of the Domestication on Existing ESGEN Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Closing on the Closing Date:

•	each issued and outstanding ESGEN Class B ordinary share will be converted into one ESGEN Class A ordinary share;

•	each issued and outstanding ESGEN Class A ordinary share will be converted, on a one-for-one basis, into New PubCo Class A Common Stock;

•	each outstanding ESGEN Public Warrant to purchase one ESGEN Class A ordinary share will become a New PubCo Warrant, representing the right to purchase one share of New PubCo Class A Common Stock; and

•

the Proposed Charter and Proposed Bylaws will become the certificate of incorporation and the bylaws, respectively, as described in this proxy statement/prospectus and attached hereto as Annex B and Annex C, respectively, and ESGEN’s name will change to Zeo Energy Corp.

Consideration to Sunergy Holders in the Business Combination

As further discussed above, the Sellers will receive the Exchangeable OpCo Units, together with an equal number of shares of New PubCo Class V Common Stock (together, valued at approximately $337.3 million), in exchange for approximately $337.3 million in Sunergy Company Interests. Pease see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Aggregate Transaction Proceeds

The Aggregate Transaction Proceeds, following the payment of expenses incurred in connection with the Business Combination, will be used for general corporate purposes after the Business Combination.

Closing of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement will take place at the offices of Kirkland & Ellis LLP, at 4550 Travis Street, Dallas, Texas 75205, at 9:00 a.m., Dallas, Texas time on a date that is two business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions set forth in the Business Combination Agreement and described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied on the Closing Date or prior to the Closing Date; however, the occurrence of the Closing will remain subject to the satisfaction or, if permitted by applicable law, waiver, of such conditions at Closing) or at such other place, date and/or time as ESGEN and Sunergy may agree in writing.

Conditions to Closing of the Business Combination

Conditions to the Obligations of the Parties

The obligations of the parties to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by all of the parties, of the following conditions:

•	the receipt of the required approvals of ESGEN’s shareholders at the Special Meeting;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, or order which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

•	the expiration or termination of any applicable waiting period (and any extension thereof) required under the HSR Act;

•

the New PubCo Class A Common Stock to be issued in connection with the Business Combination immediately after Closing shall be listed on Nasdaq or another national securities exchange mutually agreed to by Sunergy and ESGEN, and New PubCo will be able to satisfy any continued listing requirements of such securities exchange immediately after Closing;

•

if the ESGEN shareholders do not approve the Redemption Limitation Amendment Proposal, ESGEN having at least $5,000,001 of net tangible assets remaining immediately after any holders of the ESGEN Class A ordinary shares exercise their redemption rights;

•	the effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act; and

•

six director nominees proposed by Sunergy shall have been elected to the board of directors of New PubCo as of the Closing (at least three of whom shall also meet certain requirements for service on the audit committee of New PubCo following the Closing) and one director nominee proposed by the Sponsor shall have been elected to the board of directors of New PubCo.

Other Conditions to the Obligations of ESGEN and OpCo

The obligations of ESGEN and OpCo to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by ESGEN of the following further conditions:

•

(i) the representations and warranties of Sunergy regarding the absence of a Company Material Adverse Effect (as defined below) from December 31, 2022 until April 19, 2023 shall be true and correct as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of Sunergy regarding the capitalization of Sunergy and its subsidiaries, due authorization to execute the Business Combination, lack of conflicts with the existing organizational documents of

Sunergy and no brokers’ fees, shall each be true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (iii) all other representations and warranties of Sunergy set forth in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•

(i) the representations and warranties of the Sellers regarding their title to the Sunergy Company Interests, their due authorization to execute the Business Combination and no brokers’ fees (other than such fees for which any such Seller is solely liable), shall each be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (ii) all other representations and warranties of the Sellers set forth in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Business Combination;

•

Sunergy will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Sunergy under the Business Combination Agreement at or prior to the Closing;

•

the Sellers will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Sellers under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect will have occurred that is continuing and uncured; and

•

at or prior to the Closing, Sunergy will have delivered, or caused to be delivered, to ESGEN (i) a certificate duly executed by an authorized officer of Sunergy, dated as of the Closing Date, to the effect that the conditions set forth in the first, third and fifth bullet points above satisfied, (ii) duly executed copies of the OpCo A&R LLC Agreement, Tax Receivable Agreement, Lock-Up Agreements, Company Assignment Agreement (as defined in the Business Combination Agreement), the A&R Registration Rights Agreement and IRS Form W-9s in respect of each Seller and (iii) evidence reasonably acceptable to ESGEN that Sunergy has terminated, extinguished and cancelled in full any outstanding Sunergy Convertible Instruments, if any, and have consummated the Sunergy Exchanges.

Other Conditions to the Obligations of Sunergy

The obligations of Sunergy to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, written waiver by Sunergy of the following further conditions:

•

(i) the representations and warranties of ESGEN regarding the absence of a SPAC Material Adverse Effect (as defined below) from December 31, 2022 until April 19, 2023 shall be true and correct as of the Closing Date as though made on and as of such date, (ii) the representations and warranties of ESGEN regarding its organization, qualification, capitalization and authority to execute the Business Combination Agreement and lack of conflicts with the Existing Organizational Documents created thereby, brokers’ fees and the amount in the Trust Account shall each be true and correct in all material respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), and (b) all other representations and warranties of ESGEN contained in the Business Combination Agreement will be true and correct (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

•

ESGEN and OpCo will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by ESGEN or OpCo under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no SPAC Material Adverse Effect will have occurred that is continuing and uncured;

•

at or prior to the Closing, ESGEN will have delivered, or caused to be delivered to Sunergy, a certificate duly executed by an authorized officer of ESGEN, dated as of the Closing Date, to the effect that the conditions set forth in the first, second and third bullet points above are satisfied;

•

ESGEN shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Account disbursed to New PubCo (or to pay any unpaid expenses as designated by New PubCo) as of the Closing, and all such funds released from the Trust Account shall be available for immediate use to New PubCo in respect of all or a portion of the payment required for the Public Share Redemption and the payment of any unpaid expenses;

•

at or prior to the Closing, ESGEN or OpCo, as applicable, will have delivered, or caused to be delivered, to the Sellers Representative (i) evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of the New PubCo Certificate of Incorporation, (ii) the New PubCo Bylaws, duly adopted by New PubCo and in effect, (iii) duly executed copies of (a) the OpCo A&R LLC Agreement, (b) the Tax Receivable Agreement, (c) the A&R Registration Rights Agreement and (d) the Lock-Up Agreements and (iv) the Exchangeable OpCo Units and the Seller Class V Common Stock; and

•

the Public Share Redemption, the ESGEN Share Conversion, the Domestication, the amendment and restatement of the Existing Organizational Documents and the Financing Agreements having occurred or been consummated, as applicable, in accordance with the Business Combination Agreement.

Representations and Warranties

Under the Business Combination Agreement, Sunergy made customary representations and warranties to ESGEN relating to, among other things: organization and qualification; organizational documents; capitalization; authorization; consents and approvals; permits; financial statements; absence of certain changes; absence of litigation; employee benefit plans; labor and employment matters; real and personal property; intellectual property; taxes; environmental matters; material contracts; insurance; certain business practices; interested party transactions; the Exchange Act; regulatory status; and brokers.

Under the Business Combination Agreement, the Sellers made customary representations and warranties to ESGEN relating to, among other things: corporate organization; title to Sunergy Company Interests; authorization; consents and approvals; compliance; absence of litigation; brokers; investment intent; and the Seller’s investigation and reliance.

Under the Business Combination Agreement, ESGEN and OpCo made customary representations and warranties to Sunergy relating to, among other things: corporate organization, organizational documents, capitalization; authorization; consents and approvals; compliance, permits and contracts; SEC filings and financial statements; absence of certain changes or events; absence of litigation; board approval; no prior operations of OpCo; brokers; the Trust Account; employees; taxes; registration and listing; ESGEN’s and OpCo’s investigation and reliance; the Financing Agreements; interested party transactions; the Investment Company Act and the JOBS Act; and certain business practices.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties relating to Sunergy and its subsidiaries and ESGEN are qualified, in whole or in part, by materiality thresholds. Defined terms used but not otherwise defined in this subsection have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any occurrence, state of facts, event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of Sunergy and its subsidiaries, taken as a whole or (ii) the ability of the Sunergy to consummate the Business Combination; provided, however, that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting the industries, markets or geographic areas in which Sunergy and its subsidiaries operate; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Sunergy or its subsidiaries, as required by the Business Combination Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Business Combination); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material

Adverse Effect to the extent not excluded by another exception herein; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which ESGEN has requested or to which it has consented in writing; provided, that in the cases of clauses (a) through (d), such matters or Effects may be taken into account to the extent that Sunergy and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Sunergy and its subsidiaries operate.

Pursuant to the Business Combination Agreement, a “SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of ESGEN and OpCo, taken as a whole, or (ii) the ability of ESGEN or OpCo to consummate the Business Combination; provided, however that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting special purpose acquisition companies; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by ESGEN or OpCo, as required by the Business Combination Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (provided, that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Business Combination); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which Sunergy has requested or to which it has consented in writing; provided, that in the cases of clauses (a) through (f), such matters or Effects may be taken into account to the extent that ESGEN and OpCo, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which ESGEN and OpCo operate.

Covenants of the Parties

Certain Covenants of Sunergy

Sunergy made certain covenants under the Business Combination Agreement, including, among others, those discussed under this subheading.

Subject to certain customary exceptions or as consented to in writing by ESGEN (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, Sunergy will, and Sunergy will cause its subsidiaries to, (i) conduct their business in all material respects in the ordinary course of business in a manner consistent with past practice and (ii) use commercially reasonable efforts to (a) preserve substantially intact the business organization, (b) keep available their services of the current officers, key employees and consultants and (c) preserve the material relationships with customers, suppliers and distributors with which Sunergy or any of its subsidiaries has significant business relations. However, from and after the date of the Business Combination Agreement and until the earlier of the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, Sunergy and its subsidiaries may, with the consent of ESGEN, incur indebtedness financing (provided, that such indebtedness will not be convertible into equity securities of Sunergy, OpCo, or ESGEN after the Closing) to recapitalize Sunergy and its subsidiaries, and distribute the cash proceeds of such indebtedness financing to the Sellers or redeem, purchase or otherwise acquire equity interests of Sunergy with the cash proceeds of such indebtedness, and the incurrence of such indebtedness and distribution of such proceeds and redemptions, purchases, or any other acquisitions of equity interests of Sunergy in connection therewith shall not result in any breach or violation of any representation, warranty or covenant of Sunergy or the Sellers under the Business Combination Agreement.

Further, subject to certain customary exceptions or as consented to in writing by ESGEN (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date of the Business Combination Agreement and until the earlier of the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms, Sunergy will, and Sunergy will cause its subsidiaries to, not do any of the following:

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests (other than those of a subsidiary of Sunergy);

•

form any subsidiary or acquire (whether by merging or consolidating with, purchasing the equity securities in or a substantial portion of the assets of, or by any other manner) any other entity (or division thereof) or enter into a joint venture with any other entity;

•	amend, supplement, restate or otherwise change any of the organizational documents of Sunergy or any of its subsidiaries;

•

sell, lease, or otherwise dispose of a material portion of Sunergy’s or any of its subsidiaries’ tangible assets or properties (excluding inventory) other than (i) in the ordinary course of business, (ii) disposals of obsolete assets or properties or (iii) transactions among Sunergy and any of its subsidiaries or among Sunergy’s subsidiaries;

•	create, subject to or incur any lien (subject to certain exceptions) on a material portion of their tangible assets or properties;

•	subject to certain exceptions, disclose trade secrets or other material proprietary and confidential information of Sunergy or any of its subsidiaries;

•

intentionally permit any material and useful item of Sunergy-owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each material item of Sunergy-owned intellectual property other than, in each case, in the ordinary course of business;

•

issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any equity interests of Sunergy or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other equity-linked ownership interest (including, without limitation, any phantom interest), of Sunergy or any of its subsidiaries (provided, that, notwithstanding anything in the Business Combination Agreement to the contrary, any issuance, sale, pledge or grant of equity interests of Sunergy prior to the Closing (whether permitted under the Business Combination Agreement or consented to by ESGEN) shall be conditioned upon the person receiving such equity interests of Sunergy executing a joinder to the Business Combination Agreement, in a form reasonably acceptable to ESGEN, agreeing to be bound as a Seller thereunder);

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

subject to certain exceptions, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for, such obligations of any person (other than Sunergy or any of its subsidiaries), or make any loans, advances or capital contributions;

•

materially amend, materially modify or consent to the termination (excluding any automatic termination in accordance with its terms) of any material contract of Sunergy or any of its subsidiaries or lease or waive or consent to the termination (excluding any automatic termination in accordance with its terms) of Sunergy’s or any of its subsidiaries’ material rights thereunder, in each case, except in the ordinary course of business;

•

enter into any contract, agreement or arrangement that would have been a material contract of Sunergy or any of its subsidiaries or lease had it been entered into prior to the date of the Business Combination Agreement except in the ordinary course of business;

•

subject to certain exceptions, materially amend and/or terminate any benefit plan, including, but not limited to, by (i) granting any increase in cash compensation, incentives or benefits payable, or to become payable to, any current or former director or officer of Sunergy or any of its subsidiaries whose annual base cash compensation exceeds, or would exceed after any increase, $250,000 (other than annual increases in the ordinary course of business consistent with past practice or pursuant to the equity incentive plan), (ii) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer of Sunergy or any of its subsidiaries whose annual compensation exceeds, or would exceed upon entry into any such agreement, $250,000, (iii) accelerating, or committing to accelerate, the funding, payment, or vesting of any compensation or benefits to any current or former director or officer of Sunergy or any of its subsidiaries whose annual compensation exceeds $250,000 or (iv) (a) establishing, modifying, extending, or entering into any labor agreement or (b) recognizing or certifying any labor union, labor organization, works council, or group of employees as representatives of any employee of Sunergy or any of its subsidiaries;

•

waive or release any material noncompetition, non-solicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;

•

fail to use commercially reasonable efforts to maintain in full force and effect any insurance policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

•

implement any employee layoffs, plant closings, reductions in force, furloughs or temporary layoffs, in each case that could reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988;

•

enter into, renew or amend in any material respect any related party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted a related party transaction);

•

materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with or in preparation for any transactions) any accounting policies or procedures, other than as required by GAAP;

•

(i) amend any material tax return, (ii) file any income or other material tax return in a manner materially inconsistent with past practices, (iii) change any material method of tax accounting, (iv) make, change or rescind any material election relating to taxes (including, for the avoidance of doubt, any election that results in Sunergy or any of its subsidiaries (other than Sunergy Roofing & Construction, Inc.) being treated as other than a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes), (v) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, (vi) surrender any right to claim a tax refund, (vii) enter into any tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to taxes), or (viii) make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a tax authority with respect to any material tax item;

•	enter into any material new line of business outside of the business currently conducted by Sunergy or any of its subsidiaries as of the date of the Business Combination Agreement;

•	waive, release, assign, settle or compromise any material legal action against Sunergy or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $350,000 in the aggregate, in each case, in excess of any insurance proceeds paid with respect to any such amounts;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

•	with certain exceptions, make any change of control payment;

•

make capital expenditures that are in the aggregate greater than $2,000,000, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment; or

•	enter into any binding agreement or otherwise make a binding commitment to any of the above actions.

From the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, Sunergy shall not, and shall cause its subsidiaries and controlled representatives, directly or indirectly: (i) knowingly solicit, initiate, or knowingly encourage any inquiries or proposals by (or the making, submission or announcement of a proposal by) any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction (as defined in the Business Combination Agreement); (ii) enter into any agreement (including any letter of intent or similar agreement) regarding, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any person or its representatives any information regarding such party or its affiliates or their respective businesses, operations, assets, financial condition, prospects or employees in connection with or in response to, or cooperate with such person or its representatives in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction; (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (iv) approve, or publicly propose to approve, endorse or recommend, any Alternative Transaction.

As promptly as reasonably practicable following the date of the Business Combination Agreement, Sunergy will deliver to ESGEN (i) the audited consolidated balance sheets of Sunergy and its subsidiaries as of December 31, 2020, December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of Sunergy and its subsidiaries for the years then ended, in each case, audited in accordance with the standards of the PCAOB and (ii) all other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of Sunergy and its subsidiaries as of and for a year-to-date period ended as of the end of any fiscal quarter or fiscal year, as applicable, that is required to be included in the Registration Statement.

Sunergy acknowledged and agreed that ESGEN established the Trust Account for the benefit of the Public Shareholders. Further, Sunergy and the Sellers waived any present or future claim of any kind prior to the Closing against the Trust Account and agreed not to seek recourse against the Trust Account.

Certain Covenants of ESGEN and OpCo

ESGEN and OpCo made certain covenants under the Business Combination Agreement, including, among others, those discussed under this subheading.

Subject to certain customary exceptions or as consented to in writing by Sunergy, prior to the Closing or the earlier of the termination of the Business Combination Agreement in accordance with its terms, neither ESGEN nor OpCo will do any of the following (such consent not to be unreasonably withheld, conditioned or delayed):

•

amend, supplement, restate or otherwise change the Existing Organizational Documents or OpCo’s organization documents, or seek any approval from ESGEN’s shareholders with respect to any such amendment, supplement, restatement or change (other than in connection with an extension of ESGEN’s deadline to complete the Business Combination in accordance with the Existing Organizational Documents);

•

issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any shares or shares of any class of capital stock (as applicable) or other securities or equity interests of ESGEN or OpCo, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or shares of such capital stock or equity interests, (as applicable) or any other equity-linked ownership interest (including, without limitation, any phantom interest), of ESGEN or OpCo, except in connection with (i) conversion of the ESGEN Class B ordinary shares pursuant to the Existing Organizational Documents consistent with the Business Combination Agreement or (ii) issuances of ESGEN Private Placement Warrants to the Sponsor for $1.00 per ESGEN Private Placement Warrant for repayment of working capital loans made by the Sponsor to ESGEN in accordance with the Existing Organizational Documents and ESGEN’s IPO prospectus;

•

form any subsidiary or acquire (whether by merging, consolidating with, purchasing the equity securities in or a substantial portion of the assets of, or by any other manner) any other entity (or division thereof) or enter into a joint venture with any other entity;

•

declare, set aside, make or pay any dividend or distribution on, payable in cash, stock, property or otherwise, with respect to any of the respective equity interests, other than redemptions from funds maintained in the Trust Account that are required pursuant to the Existing Organizational Documents;

•

split, combine, subdivide, redeem or reclassify any of its ESGEN’s common stock or ESGEN Warrants or equity interests of OpCo, except for payments from funds maintained in the Trust Account pursuant to the exercise of certain redemption rights and conversions of the ESGEN Class B ordinary shares that are required pursuant to the Existing Organizational Documents;

•

incur any Indebtedness (as defined in the Business Combination Agreement) for borrowed money or issue any debt securities (or warrants or other rights to acquire any debt securities) or assume, guarantee or otherwise become responsible for, such obligations of any person or persons, except for Indebtedness for borrowed money to be paid off in full at or prior to the Closing in an amount that does not exceed $2,000,000 in the aggregate;

•

amend, change or modify the Trust Agreement (as defined in the Business Combination Agreement) (other than as contemplated by an extension of ESGEN’s deadline to complete the Business Combination) or any other agreement related to the Trust Account, or the underlying warrant agreement for the ESGEN Private Placement Warrants, or seek any approval from ESGEN shareholders with respect to any such change, modification or amendment, in a manner that is adverse to Sunergy or ESGEN;

•

subject to certain exceptions, waive, release, assign, settle or compromise any legal action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $350,000 in the aggregate, in each case in excess of insurance proceeds paid with respect to any such amounts;

•	sell, lease, or otherwise dispose of a material portion of their assets or properties or create, subject to or incur any lien on a material portion of their assets or properties;

•	enter into, renew, or amend in any material respect any transaction or contract with an affiliate of ESGEN or OpCo (including the Sponsor);

•	enter into any new line of business;

•

materially amend, materially modify, terminate or consent to the termination of any of ESGEN material contracts or waive or consent to the termination of any of ESGEN’s or OpCo’s material rights thereunder;

•	enter into any contract, agreement or arrangement that would have been a material contract of ESGEN had it been entered into prior to the date of the Business Combination Agreement;

•	adopt or enter into any Employee Benefit Plan (as defined in the Business Combination Agreement);

•

(i) amend any material tax return, (ii) file any income or other material tax return in a manner materially inconsistent with past practices, (iii) change any material method of tax accounting, (iv) make, change or rescind any material election relating to taxes (including, for the avoidance of doubt, any election that results in OpCo being treated as other than a partnership or a disregarded entity for U.S. federal income (and applicable state and local) tax purposes), (v) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, (vi) surrender any right to claim a tax refund, (vii) enter into any tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to taxes) or (viii) make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a tax authority with respect to any material tax item;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of, or otherwise wind up the business and operations of, ESGEN or OpCo; or

•	enter into any binding agreement or otherwise make a binding commitment to any of the above actions.

As promptly as practicable following the effectiveness of this Registration Statement of which this proxy statement/prospectus forms a part (but in any event within 30 days following such effectiveness), ESGEN will call and hold the Special Meeting to approve the Shareholder Proposals.

ESGEN will use its reasonable best efforts to cause all shares of New PubCo Common Stock issuable in accordance with the Business Combination Agreement, and the New PubCo Class A Common Stock issuable upon the exercise of the redemption rights of OpCo securities, to be approved for listing on Nasdaq. During the period from the date of the Business Combination Agreement until the Closing, ESGEN shall use its reasonable best efforts to keep the ESGEN Units, ESGEN Class A ordinary shares and ESGEN Public Placement Warrants listed for trading on Nasdaq.

ESGEN will use reasonable best efforts to obtain directors’ and officers’ liability insurance for a period of six years from the Closing for the benefit of those persons who were managers and officers of Sunergy and its subsidiaries prior to the Closing.

From the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, ESGEN shall not, and shall cause its subsidiaries and controlled representatives, directly or indirectly: (i) knowingly solicit, initiate, or knowingly encourage any inquiries or proposals by (or the making, submission or announcement of a proposal by) any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction; (ii) enter into any agreement (including any letter of intent or similar agreement) regarding, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any person or its representatives any information regarding such party or its affiliates or their respective businesses, operations, assets, financial condition, prospects or employees in connection with or in response to, or cooperate with such person or its representatives in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction; (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (iv) approve, or publicly propose to approve, endorse or recommend, any Alternative Transaction.

ESGEN shall, and shall cause its affiliates and use commercially reasonable efforts to cause its and such affiliates’ respective officers, employees, attorneys, agents and other representatives to, upon the reasonable request of Sunergy, (i) promptly provide all documentation and other information required with respect to ESGEN and/or the shareholders of ESGEN by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a customary beneficial ownership certification, in each case, as reasonably requested by any financing source in connection with such Company Recapitalization Debt Financing (as defined in the Business Combination Agreement) and to the extent reasonably available or accessible to ESGEN and (ii) reasonably cooperate with Sunergy with respect to the arrangement of any such Company Recapitalization Debt Financing.

ESGEN will take all such action as may be necessary or appropriate such that, effective as of the Closing, the New PubCo Board will consist of six individuals, as described in greater detail under the heading “— Board of Directors.”

Certain Mutual Covenants of the Parties

The parties to the Business Combination Agreement made certain additional covenants therein, including, among others, the following:

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using reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are reasonably necessary, proper or advisable under applicable laws or otherwise, and each shall cooperate with the other, to consummate and make effective the transactions contemplated by the Business Combination Agreement; and

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keep each other reasonably apprised of the status of material matters related to the transactions contemplated by the Business Combination Agreement, including promptly notifying the other parties of any material communication it or any of its affiliates receives from a governmental authority relating to the Business Combination Agreement.

In addition, ESGEN and Sunergy agreed that ESGEN (with the assistance and cooperation of Sunergy as reasonably requested by ESGEN) will prepare, ESGEN and Sunergy will mutually agree upon and ESGEN will file with the SEC, this proxy statement/prospectus on Form S-4 relating to the Business Combination.

Board of Directors; Officers

Effective as of the Closing, the current officers of Sunergy will be the officers of New PubCo. Additionally, effective as of the Closing, the New PubCo Board will consist of six individuals, of which (i) one will be designated by the Sponsor and (ii) five will be designated by Sunergy; provided, that at least three of Sunergy’s designees will meet the requirements for service on the audit committee of New PubCo following the Closing under the Exchange Act and Nasdaq rules.

Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (i) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) Article X of the Business Combination Agreement and any corresponding definitions set forth in the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Closing:

•	by the mutual written consent of ESGEN and Sunergy;

•	by either ESGEN or Sunergy, subject to certain customary exceptions, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Outside Date;

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by either ESGEN or Sunergy, if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by the Business Combination Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Business Combination Agreement;

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by either ESGEN or Sunergy, if any of the Condition Precedent Proposals shall fail to receive the requisite vote for approval at the Special Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of the Business Combination Agreement); provided, however, that ESGEN may not exercise this termination right if, directly or indirectly, through its affiliates, ESGEN is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of any of the Condition Precedent Proposals to receive the requisite vote or approval at the Special Meeting;

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by ESGEN, if there has been a breach of any representation, warranty, covenant or agreement on the part of Sunergy or the Sellers set forth in the Business Combination Agreement such that certain conditions to the obligations of ESGEN to consummate the Closing could not be satisfied; provided, that ESGEN has not waived such breach and that ESGEN and OpCo are not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of Sunergy to consummate the Closing from being satisfied; provided further that, if such breach is curable by Sunergy or the Sellers, then ESGEN may not terminate for so long as Sunergy or the Sellers, as applicable, continue to exercise reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after written notice thereof is delivered to Sunergy by ESGEN and (ii) the Outside Date;

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by Sunergy, if there has been a breach of any representation, warranty, covenant or agreement on the part of ESGEN or OpCo set forth in the Business Combination Agreement such that certain conditions to the obligations of Sunergy to consummate the Closing could not be satisfied; provided, that Sunergy has not waived such breach and that Sunergy and the Sellers are not then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of ESGEN to consummate the Closing from being satisfied; provided further that, if such breach is curable by ESGEN or OpCo, then Sunergy may not terminate for so long as ESGEN and OpCo continue to exercise reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after written notice thereof is delivered to ESGEN by Sunergy and (ii) the Outside Date;

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by Sunergy, if the ESGEN Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify, the recommendation of the ESGEN Board to approve all of the Shareholder Proposals, except the Director Election Proposal, pursuant to the exercise of its fiduciary duties under the Business Combination Agreement;

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by Sunergy, upon the liquidation (or public announcement thereof) of the Trust Account if ESGEN fails in connection with any extension to timely pay any amounts required to be deposited into the Trust Account in accordance with the terms of the Existing Organizational Documents; or

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by Sunergy, if the ESGEN Class A ordinary shares have become delisted from Nasdaq and are not relisted on Nasdaq (or another national securities exchange mutually agreed to by ESGEN and Sunergy) within 30 days after such delisting.

If the Business Combination Agreement is terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except (i) in the case of a willful and material breach of any covenant or agreement under the Business Combination Agreement or fraud, and (ii) for certain obligations that customarily survive the termination thereof (such as obligations of the parties to bear their own expenses).

Expenses

Subject to certain exceptions, all expenses incurred in connection with the Business Combination Agreement will be paid by the party incurring such expenses. If the Closing does occur, ESGEN will pay or cause to be paid all accrued and unpaid transaction expenses of ESGEN, only up to a maximum of $8,000,000, and Sunergy and will retain any remaining aggregate transaction proceeds on the balance sheet of OpCo or Sunergy. For all transaction expenses of ESGEN of any kind above $8,000,000, ESGEN must pay such expenses in full prior to Closing so that neither ESGEN nor OpCo has any liability for such expenses after Closing.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that the State of Delaware (except that the Cayman Islands Companies Act (As Revised) shall apply to the Domestication and any claims related to internal affairs of ESGEN prior to the Domestication).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by ESGEN and Sunergy, and following the Closing, the Sellers Representative (as defined in the Business Combination Agreement).

Ownership of New PubCo Immediately Following the Business Combination

As of the date of this proxy statement/prospectus, there are 8,308,555 ESGEN ordinary shares issued and outstanding, which includes an aggregate of 1,280,923 ESGEN Class B ordinary shares held by the Initial Shareholders, other than the Sponsor, 1,408,555 ESGEN Class A ordinary shares held by Public Shareholders and 5,619,077 ESGEN Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there are an aggregate of 27,840,000 outstanding ESGEN Warrants, consisting of 14,040,000 ESGEN Private Placement Warrants, including 11,240,000 ESGEN Private Placement Warrants held by the Sponsor, and 13,800,000 ESGEN Public Warrants. Each whole ESGEN Public Warrant entitles the holder thereof to purchase one ESGEN Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New PubCo Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or shares issuable pursuant to one or more Financing Agreements and assuming that none of ESGEN’s outstanding ESGEN Class A ordinary shares are redeemed in connection with the Business Combination), ESGEN’s fully diluted share capital would be 34,867,632 ESGEN ordinary shares. In connection with consummation of the Business Combination, each ESGEN Private Placement Warrant will be cancelled.

Please refer to “Questions and Answers About the Business Combination and the Special Meeting — Q: What Equity Stake Will Current ESGEN Equityholders and the Sellers Hold in New PubCo Immediately After the Consummation of the Business Combination?” for a tabular presentation showing varying ownership levels in New PubCo Class A Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 33,730,000 shares of New PubCo Class V Common Stock are issued to the Sellers at Closing; (ii) 1,000,000 shares of New PubCo Class V Common Stock are issued to the Sponsor at Closing; (iii) no shares issued pursuant to one or more Financing

Agreements; and (iv) no options or New PubCo Warrants outstanding as of the Closing Date have been exercised. Based on these assumptions, and (i) assuming that none of ESGEN’s outstanding Public Shares are redeemed in connection with the Business Combination, there would be approximately 40,138,555 shares of New PubCo Common Stock outstanding immediately following the consummation of the Business Combination and (ii) assuming Maximum Redemptions, there would be approximately 38,730,000 shares of New PubCo Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions, the ownership percentages in New PubCo will be different.

Related Agreements

This section describes the material terms of certain additional agreements entered into concurrently with, or to be entered into pursuant to, the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the form of A&R Registration Rights Agreement, the form of OpCo A&R LLC Agreement, the Sponsor Subscription Agreement, the form of Tax Receivable Agreement, the form of Lock-Up Agreement, the Amendment to the Letter Agreement and the Amendment No. 2 to the Letter Agreement, which are attached hereto as Annex D, Annex E, Annex F, Annex G, Annex H, Annex J-1 and Annex J-2, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

PIPE Financing

Pursuant to the Sponsor Subscription Agreement, the Sponsor has agreed to subscribe for and purchase, and New PubCo agreed to issue and sell to the Sponsor, substantially concurrently with the Closing, an aggregate of $10 million in Convertible OpCo Preferred Units, with the ability, at New PubCo’s option, to require the Sponsor to purchase an additional $5 million in Convertible OpCo Preferred Units within six months of Closing, for aggregate gross proceeds of up to $15.0 million. From and after the date of issuance of the Convertible OpCo Preferred Units, the Sponsor is entitled to receive cash distributions, which are cumulative and accrue on the sum of (a) the Convertible OpCo Preferred Unit Original Issue Price (i.e., $10.00) of, and (b) the amount of any accrued and unpaid cash distributions thereon that have been compounded as of such date on, each Convertible OpCo Preferred Unit at the rate of ten percent (10%) per annum (accruing daily and compounding monthly until paid in full from the date of issuance of such Convertible OpCo Preferred Units, whether or not declared).

Following the first anniversary of the Closing Date and continuing until the earlier of (A) the date that is three years following the Closing Date (the “Convertible OpCo Preferred Unit Maturity Date”), (B) a Convertible OpCo Preferred Unit Required Redemption (as defined below), (C) the date the Sponsor elects for an Convertible OpCo Preferred Unit Put Redemption (as defined below), or (D) a Convertible OpCo Preferred Unit Transaction Event Conversion (as defined below), the Sponsor shall have the option to convert all, but not less than all, of the outstanding Convertible OpCo Preferred Units into Exchangeable OpCo Units pursuant to a Convertible OpCo Preferred Unit Optional Conversion. Further, each Convertible OpCo Preferred Unit that is outstanding on the Convertible OpCo Preferred Unit Maturity Date will be converted into Exchangeable OpCo Units pursuant to a Convertible OpCo Preferred Unit Maturity Date Conversion.

The Convertible OpCo Preferred Units shall be redeemable in whole but not in part, at the then-applicable Required Return, (i) at the option of OpCo at any time prior to the Convertible OpCo Preferred Unit Maturity Date (a “Convertible OpCo Preferred Unit Required Redemption”) or (ii) if required by OpCo upon the Sponsor’s election of a Convertible OpCo Preferred Unit Put Option Redemption (as defined below). “Required Return” refers to (i) if such calculation date is on or prior to the first anniversary of the Closing, an amount per Convertible OpCo Preferred Unit equal to (A) 110% of the Convertible OpCo Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date, (ii) if such calculation date is following the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount per Convertible OpCo Preferred Unit equal to (A) 125% of the Convertible OpCo Preferred Unit Original Issue Price

minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date, and (iii) if the calculation date is following the second anniversary of the Closing Date but on or prior to the Maturity Date, an amount per Convertible OpCo Preferred Unit equal to (A) 150% of the Convertible OpCo Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Convertible OpCo Preferred Units, if any, up to and including such calculation date. In the event of certain Change of Control Transactions or Qualified Financings, Sponsor has the right to require OpCo to redeem the Sponsor’s Convertible OpCo Preferred Units at the applicable Required Return (a “Convertible OpCo Preferred Unit Put Option Redemption”) or convert such Convertible OpCo Preferred Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00 (a “Convertible OpCo Preferred Unit Transaction Event Conversion”).

For so long as any of the Convertible OpCo Preferred Units remain outstanding, OpCo shall not, and New PubCo shall not cause OpCo to and OpCo shall not permit any of its subsidiaries to, either directly or indirectly take any of the following actions without the written consent (not to be unreasonably withheld, conditioned or delayed) of the Sponsor: (a) issue any class or series of equity securities (or instrument that is convertible or exchangeable into equity securities) that would have rights that are senior or pari passu to the Convertible OpCo Preferred Units or issue any additional Convertible OpCo Preferred Units (other than to the Sponsor pursuant to the Subscription Agreement or the OpCo A&R LLC Agreement); or (b) create or authorize any debt security in respect of borrowed money or the incurrence of any indebtedness for borrowed money, other than (A) trade accounts payable incurred in the ordinary course of business, (B) equipment leases, including, without limitation, financing leases for capital equipment, (C) borrowings under the Existing Line of Credit (as defined in the Business Combination Agreement) or refinancings or replacements thereof in substantially similar amounts, (D) debt in respect of leases or loans of motor vehicles, or (E) indebtedness on reasonable terms incurred for the purpose of paying (or repaying) amounts due in respect of a Convertible OpCo Preferred Unit Redemption. Other than as expressly set forth in the preceding sentence, to the extent permitted by law, the Convertible OpCo Preferred Units shall carry no voting or consent rights of any kind with respect to OpCo. See “— OpCo A&R LLC Agreement” below for additional information regarding the material terms of the Convertible OpCo Preferred Units.

The occurrence of a Convertible OpCo Preferred Unit Optional Conversion will affect the value of, and will have a dilutive effect on, New PubCo Common Stock held by Public Shareholders who do not elect to have their shares redeemed for cash in connection with Closing. See the second table under “Questions and Answers About the Business Combination and the Special Meeting — How do redemptions affect the value of my New PubCo Common Stock?” for further information regarding the potential dilutive effect of a Convertible OpCo Preferred Unit Optional Conversion. For additional information on the risks related to the Convertible OpCo Preferred Units, see “Risk Factors — Risks Related to New PubCo and Ownership of New PubCo Securities — New PubCo stockholders may experience significant dilution as a result of a Convertible OpCo Preferred Unit Conversion,” “Risk Factors — Risks Related to New PubCo and Ownership of New PubCo Securities — New PubCo may issue additional shares of New PubCo Class A Common Stock or other equity securities without seeking approval of its stockholders, which would dilute your ownership interests and may depress the market price of New PubCo Class A Common Stock” and “Risk Factors — Risks Related to the Business Combination and ESGEN — The Public Shareholders will experience immediate dilution as a consequence of the issuance of New PubCo Common Stock as consideration in the Business Combination and in the PIPE Financing.”

The Convertible OpCo Preferred Units to be issued pursuant to the Sponsor Subscription Agreement have not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ESGEN has granted the Sponsor certain registration rights in connection with the Sponsor PIPE Investment. The Sponsor PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination. The Sponsor Subscription Agreement contains customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and are subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transaction contemplated by the Sponsor Subscription Agreement has not been consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor or its affiliates). While the consummation of the transactions contemplated by the Sponsor Subscription Agreement is a condition to Sunergy’s obligation to closing the Business Combination, in the event that the Business Combination closes after 30 days after the Outside Date, and we are unable to secure additional extensions of the expiration date from the Sponsor (and the Sponsor terminates the Sponsor Subscription Agreement), if Sunergy were to waive such condition to Closing, there would be at least $10.0 million less available proceeds from the Sponsor PIPE Investment at the consummation of the Business Combination.

The foregoing description of the Sponsor Subscription Agreement is not complete and is qualified in its entirety by reference to the Sponsor Subscription Agreement, which is filed as Exhibit 10.3 and attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference.

Tax Receivable Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Business Combination Agreement, we will enter into the Tax Receivable Agreement with the TRA Holders and the Agent (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, we are required to pay each TRA Holder 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of our acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Exchangeable OpCo Units pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these net cash savings that we realize.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Payments under the Tax Receivable Agreement will reduce the amount of cash provided by the tax savings that would otherwise have been available to us for other uses. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally will be calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments, under the Tax Receivable Agreement will vary depending on a number of factors, including the timing of any exchange of Exchangeable OpCo Units, the price of New PubCo Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Exchangeable OpCo Units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Assuming no material changes in the relevant tax law, we expect that if we had experienced a change of control or the Tax Receivable Agreement was otherwise terminate on the Closing Date, the estimated termination payments based on the assumptions discussed below would have been approximately $66.4 million (calculated using a discount rate equal to (i) the greater of (a) 0.25% and (b) SOFR, plus (ii) 150 basis points). The foregoing amount is merely an estimate and the actual payment could differ materially. The aggregate amount of payments that are actually made under the Tax Receivable Agreement could substantially exceed the estimated termination payment described above.

A delay in the timing of exchanges of Exchangeable OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo taxable income to the redeeming unit holder prior to the exchange. New PubCo A Common Stock price increases or decreases at the time of each exchange of Exchangeable OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon us having sufficient future taxable income to utilize the tax attributes subject to the Tax Receivable Agreement. If our projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of our future income tax liabilities.

It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a substantial negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to us by OpCo are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid our taxes and other obligations. In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement. Please read “Risk Factors — Risks Related to the Business Combination and ESGEN — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, New PubCo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement following the exercise of the OpCo Exchange Rights will not be conditioned upon the TRA Holders having a continued ownership interest in either OpCo or us.

In addition, although we are not aware of any issue that would cause the IRS or other relevant taxing authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable OpCo unitholders will not be required to reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual net cash tax savings, if any, and we may not be able to recoup those payments, which could have a substantial negative impact on our liquidity.

The term of the Tax Receivable Agreement will commence upon the Closing and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us) and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination. Payments will generally be made under the Tax Receivable Agreement as we realize actual cash tax savings from the tax benefits covered by the Tax Receivable Agreement. However, if we experience a change of control or the Tax Receivable Agreement otherwise terminates early, our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to (i) the greater of (a) 0.25% and (b) SOFR, plus (ii) 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any Exchangeable OpCo Units outstanding on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates.

The Tax Receivable Agreement provides that in the event that we (i) breach any of our material obligations under the Tax Receivable Agreement, whether (a) as a result of our failure to make any payment within three months of the date when due (including in cases where we elect to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due in circumstances where we does not have the right to elect to defer the payment, as described below), (b) as a result of our failure to honor any other material obligation under the Tax Receivable Agreement or (c) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, or (ii) commence any proceeding, or has any proceeding commenced against us that is not dismissed or discharged following a period of 60 days, (a) for certain events of bankruptcy, dissolution or liquidation, or (b) seeking an appointment of a receiver or trustee, then all of our payment and other obligations under the Tax Receivable Agreement will be automatically accelerated and become due and payable applying the same assumptions described above.

As a result of either a change of control or another early termination, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings under the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of New PubCo Class A Common Stock or alternatively reducing the consideration paid in any such transaction to holders of New PubCo Class A Common Stock. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange of Exchangeable OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange of Exchangeable OpCo Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 100 basis points. Except in cases where we elect to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally we may elect to defer payments due under the Tax Receivable Agreement if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreement or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of (i) the greater of (a) 0.25% and (b) SOFR, plus

(ii) 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of (i) the greater of (a) 0.25% and (b) SOFR, plus (ii) 100 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements. We have no present intention to defer payments under the Tax Receivable Agreement.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. Because distributions of OpCo will be used to fund Tax Receivable Agreement payments by us, OpCo’s liquidity will be affected negatively by the Tax Receivable Agreement in a material respect.

The foregoing description of the Tax Receivable Agreement is qualified in its entirety by the full text of the form of Tax Receivable Agreement, a copy of which is included in this proxy statement/prospectus as Annex G.

A&R Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, the New PubCo Holders and New PubCo will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, New PubCo and the Initial Shareholders will agree to amend and restate the Registration and Shareholder Rights Agreement, dated as of October 22, 2021, entered into by them in connection with the IPO. Pursuant to the A&R Registration Rights Agreement, New PubCo will agree it will use its commercially reasonable efforts to file, within 30 days following the consummation of the Business Combination, a resale shelf registration statement on behalf of the New PubCo Holders registering (i) any outstanding shares of New PubCo Class A Common Stock held by the New PubCo Holders (including the shares of New PubCo Class A Common Stock issued or issuable upon the exercise of any other equity security), (ii) any shares of New PubCo Class A Common Stock issued or issuable upon exchange of an equivalent number of Exchangeable OpCo Units and New PubCo Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement, (iii) any shares of New PubCo Class A Common Stock issued or to be issued to any of the New PubCo Holders in connection with the Business Combination, (iv) any shares of New PubCo Class A Common Stock issued or issuable upon exchange of an equivalent number of Exchangeable OpCo Units (together with the concurrent exchange of an equal number of shares of New PubCo Class V Common Stock by Sponsor), which are converted from the Convertible OpCo Preferred Units and (v) any other equity security of New PubCo issued or issuable with respect to any of the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”); provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities becomes effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement, (b) such Registrable Securities shall have been otherwise transferred and such transferee is not entitled to the registration rights provided in the A&R Registration Rights Agreement, (c) such Registrable Securities shall have ceased to be outstanding, or (d) such Registrable Securities may be sold without registration pursuant to Rule 144 and Rule 145, as applicable, promulgated under the Securities Act (or any successor rule promulgated thereto) (but with no volume or other restrictions or limitations).

Additionally, the A&R Registration Rights Agreement will also provide, subject to certain underwriter cutbacks and suspension periods, (i) certain demand rights entitling the New PubCo Holders the right to require New PubCo to effect an underwritten offering and (ii) certain piggyback rights entitling the New PubCo Holders the right to include such New PubCo Holder’s Registrable Securities in any underwritten offering that New PubCo proposes to consummate for its own account or for the account of its stockholders.

The foregoing description of the A&R Registration Rights Agreement is not complete and is qualified in its entirety by reference to the form of A&R Registration Rights Agreement, which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference.

OpCo A&R LLC Agreement

Following the Business Combination, New PubCo will be organized in an “Up-C” structure, such that OpCo and the subsidiaries of OpCo will hold and operate substantially all of the assets and business of New PubCo, and New PubCo will be a publicly listed holding company that will hold common equity interests in OpCo, which will hold all of the equity interests in Sunergy. Until any OpCo Unit Redemption has occurred, the Sellers will generally hold the remainder of the common equity interests of OpCo through their ownership of the Exchangeable OpCo Units. In addition, as described above, the Sponsor will own all of the Convertible OpCo Preferred Units. At Closing, OpCo will amend and restate its limited liability company agreement (as amended, the “OpCo A&R LLC Agreement”) in its entirety.

Exchange Rights

Following the Closing, under the OpCo A&R LLC Agreement, (i) each holder of Exchangeable OpCo Units (other than Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion) will, subject to certain timing procedures and other conditions set forth therein, have the right, and (ii) the Sponsor shall be immediately required, with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion, in each case to exchange its Exchangeable OpCo Units, together with an equal number of shares of New PubCo Class V Common Stock, for, at New PubCo’s election, (i) shares of New PubCo Class A Common Stock at an exchange ratio of one share of New PubCo Class A Common Stock for each Exchangeable OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, (ii) other than with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion, an equivalent amount of cash (provided, New PubCo may only elect a cash settlement if the cash is funded by the proceeds of an underwritten offering) or (iii) other than with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion, a combination of New PubCo Class A Common Stock and cash. New PubCo will determine whether to pay cash in lieu of the issuance of shares of New PubCo Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the New PubCo Class A Common Stock (including trading prices for the New PubCo Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Exchangeable OpCo Units and alternative uses for such cash.

Additionally, New PubCo will have the right to require, (i) upon a Change of Control Transaction (as defined in the OpCo A&R LLC Agreement) or (ii) in the discretion of New PubCo, with the consent of holders of the OpCo Units holding more than 72% of the OpCo Units (excluding OpCo Units held by New PubCo), each holder of Exchangeable OpCo Units to exchange all of its Exchangeable OpCo Units.

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, New PubCo (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Exchangeable OpCo Unit directly from the holder of the Exchangeable OpCo Unit for, at its election, (i) one share of New PubCo Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, (ii) other than with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion, an equivalent amount of cash, or (iii) other than with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Conversion, a combination of New PubCo Class A Common Stock and cash and such Exchangeable OpCo Units shall be automatically recapitalized into the same number of OpCo Manager Units. In connection with any redemption of Exchangeable OpCo Units pursuant to the OpCo Exchange Right or acquisition of Exchangeable OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of New PubCo Class V Common Stock held by the relevant holder of the Exchangeable OpCo Units will be cancelled. As the holders of Exchangeable OpCo Units cause their Exchangeable OpCo Units to be exchanged, holding other assumptions constant, New PubCo’s ownership stake in OpCo will be correspondingly increased, the number of shares of New PubCo Class A Common Stock outstanding will be increased and the number of shares of New PubCo Class V Common Stock will be decreased.

Distributions and Allocations

Under the OpCo A&R LLC Agreement, subject to the obligations of OpCo to make tax distributions, New PubCo will have the right to determine when cash distributions will be made to the holders of OpCo Units and Convertible OpCo Preferred Units and the amount of any such cash distributions. Following the closing of the Business Combination, if New PubCo authorizes a cash distribution, such cash distribution will be made in the following order of priority: (a) first, to the Sponsor in an amount equal to then-accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends on each Convertible OpCo Preferred Unit outstanding; and (b) thereafter, to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units. OpCo will allocate its net income or net loss for each year to the holders of OpCo Units and Convertible OpCo Preferred Units pursuant to the terms of the OpCo A&R LLC Agreement, and the holders of OpCo Units and Convertible OpCo Preferred Units, including New PubCo, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the holders of OpCo Units and Convertible OpCo Preferred Units in a manner that causes their respective capital accounts to be equal to their respective distribution entitlements upon a liquidation of OpCo, subject to requirements under the OpCo A&R LLC Agreement and U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each holder of OpCo Units to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. We intend to cause OpCo to make non-pro rata payments to us to reimburse us for our corporate and other overhead expenses.

Issuance of Equity

The OpCo A&R LLC Agreement will provide that at any time New PubCo issues a share of New PubCo Class A Common Stock or any other equity security, the net proceeds received by New PubCo with respect to such issuance, if any, shall be concurrently invested in OpCo, and OpCo shall issue to New PubCo one OpCo Manager Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of New PubCo Class A Common Stock are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Manager Units held by New PubCo, upon the same terms and for the same price, as the shares of New PubCo Class A Common Stock are redeemed, repurchased or otherwise acquired.

Management

New PubCo, as the sole managing member of OpCo, will have the full, exclusive and complete discretion to manage and control the business and affairs of OpCo, except (i) as otherwise required under the OpCo A&R LLC Agreement or applicable law and (ii) for the consent rights of the Sponsor listed below. The business, property and affairs of OpCo will be managed solely by New PubCo, and New PubCo cannot be removed or replaced as the managing member by the other members of OpCo except with the consent of New PubCo.

Convertible OpCo Preferred Unit Accruing Dividends

The Convertible OpCo Preferred Unit Accruing Dividends shall accrue on such Convertible OpCo Preferred Units with respect to the Convertible OpCo Preferred Unit Dividend Period (or portion thereof) ending on the day preceding such respective Convertible OpCo Preferred Unit Dividend Payment Date, to the extent not paid on or before the Convertible OpCo Preferred Unit Dividend Payment Date with respect to such Convertible OpCo Preferred Unit Dividend Period (or portion thereof). Convertible OpCo Preferred Unit Accruing Dividends shall be payable quarterly in arrears on the Convertible OpCo Preferred Unit Dividend Payment Date. Any calculation of the amount of Convertible OpCo Preferred Unit Accruing Dividends shall be made based on a 360-day year, and the actual number of days elapsed, to the extent permitted by law. OpCo shall, in the sole discretion of OpCo, have the option to pay Convertible OpCo Preferred Unit Accruing Dividends on each Convertible OpCo Preferred Unit Dividend Payment Date in cash in accordance with the OpCo A&R LLC Agreement and, to the extent any portion of the Convertible OpCo Preferred Unit Accruing Dividends are not paid on the Convertible OpCo Preferred Unit Dividend Payment Date in cash (including as a result of such distribution payment not being permitted by applicable law), such remaining portion of the Convertible OpCo Preferred Unit Accruing Dividends shall continue to accrue and compound whether or not declared; provided, that, OpCo shall be required to pay an amount equal to 30% of the Convertible OpCo Preferred Unit Accruing Dividends that have accrued for such Convertible OpCo Preferred Unit Dividend Period (or portion thereof) in cash on the Convertible OpCo Preferred Unit Dividend Payment Date.

Certain Consent Rights of Sponsor

For so long as any of the Convertible OpCo Preferred Units remain outstanding, OpCo shall not, and New PubCo shall not cause OpCo to and OpCo shall not permit any of its subsidiaries to, either directly or indirectly take any of the following actions without the written consent (not to be unreasonably withheld, conditioned or delayed) of the Sponsor: (a) issue any class or series of securities (or instrument that is convertible or exchangeable into equity securities) that would have rights that are senior or pari passu to the Convertible OpCo Preferred Units or issue any additional Convertible OpCo Preferred Units (other than to the Sponsor pursuant to the Subscription Agreement or the OpCo A&R LLC Agreement); or (b) create or authorize any debt security in respect of borrowed money or the incurrence of any indebtedness for borrowed money, other than (A) trade accounts payable incurred in the ordinary course of business, (B) equipment leases, including, without limitation, financing leases for capital equipment, (C) borrowings under the Existing Line of Credit (as defined in the Business Combination Agreement) or refinancings or replacements thereof in substantially similar amounts, (D) debt in respect of leases or loans of motor vehicles, or (E) indebtedness on reasonable terms incurred for the purpose of paying (or repaying) amounts due in respect of a Convertible OpCo Preferred Unit Redemption. Other than as expressly set forth in the preceding sentence, to the extent permitted by law, the Convertible OpCo Preferred Units shall carry no voting or consent rights of any kind with respect to OpCo.

Conversion Rights

Following the first anniversary of the Closing Date and continuing until the earlier of (A) the Convertible OpCo Preferred Unit Maturity Date, (B) a Convertible OpCo Preferred Unit Required Redemption (as defined below), (C) the date the Sponsor elects for an Convertible OpCo Preferred Unit Put Redemption (as defined below), or (D) an Convertible OpCo Preferred Unit Transaction Event Conversion, the Sponsor shall have the option to convert all, but not less than all, of the outstanding Convertible OpCo Preferred Units into Exchangeable OpCo Units pursuant to a Convertible OpCo Preferred Unit Optional Conversion. Further, each Convertible OpCo Preferred Unit that is outstanding on the Convertible OpCo Preferred Unit Maturity Date will be converted into Exchangeable OpCo Units pursuant to a Convertible OpCo Preferred Unit Maturity Date Conversion.

Immediately following any Convertible OpCo Preferred Unit Optional Conversion or Convertible OpCo Preferred Unit Maturity Date Conversion, the Sponsor shall be required, with respect to Exchangeable OpCo Units received upon any Convertible OpCo Preferred Unit Optional Conversion or Convertible OpCo Preferred Unit Maturity Date Conversion, to exchange its Exchangeable OpCo Units, together with an equal number of shares of New PubCo Class V Common Stock, for shares of New PubCo Class A Common Stock at an exchange ratio of one share of New PubCo Class A Common Stock for each Exchangeable OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

Redemption Rights

The Convertible OpCo Preferred Units shall be redeemable in whole but not in part, at the then-applicable Required Return, (i) at the option of OpCo at any time prior to the Convertible OpCo Preferred Unit Maturity Date, which we refer to as a “Convertible OpCo Preferred Unit Required Redemption,” or (ii) if required by OpCo upon the Sponsor’s election of a Convertible OpCo Preferred Unit Put Option Redemption (as defined below).

Rights Upon a Change of Control Transaction or Qualified Financing.

In the event OpCo has not previously exercised a Convertible OpCo Preferred Unit Required Redemption prior to the execution by all parties of a Definitive Transaction Agreement in connection with a Change of Control Transaction or Qualified Financing (each as defined in the OpCO A&R LLC Agreement), then, in connection with the Change of Control Transaction or Qualified Financing contemplated by such Definitive Transaction Agreement, as applicable, OpCo shall have the right, but not the obligation, to cause the Convertible OpCo Preferred Units to either (at the option of the Sponsor) be (i) redeemed by OpCo at the applicable Required Return, which we refer to as a “Convertible OpCo Preferred Unit Put Option Redemption,” or (ii) converted into such number of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, which we refer to as a “Convertible OpCo Preferred Unit Transaction Event Conversion”. Any Convertible OpCo Preferred Unit Put Option Redemption or Convertible OpCo Preferred Unit Transaction Event Conversion shall be effective immediately prior to or upon the consummation of such Change of Control Transaction or Qualified Financing, as applicable (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction or Qualified Financing, as applicable, and shall not be effective if such Change of Control Transaction or Qualified Financing, as applicable, is not consummated); provided, further, if such Change of Control Transaction or Qualified Financing, as applicable, is not consummated, OpCo shall continue to have its rights to a Convertible OpCo Preferred Unit Required Redemption.

Immediately following any Convertible OpCo Preferred Unit Transaction Event Conversion, the Sponsor shall be required, with respect to Exchangeable OpCo Units received upon a Convertible OpCo Preferred Unit Transaction Event Conversion, to exchange its Exchangeable OpCo Units, together with an equal number of New PubCo Class V Common Stock, for, at New PubCo’s election, (i) shares of New PubCo Class A Common Stock at an exchange ratio of one share of New PubCo Class A Common Stock for each Exchangeable OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) economically equivalent cash or securities of a successor entity in respect of its as-converted New PubCo Class A Common Stock.

The foregoing description of the OpCo A&R LLC Agreement is not complete and is qualified in its entirety by reference to the form of OpCo A&R LLC Agreement, which is attached as Annex E to this proxy statement/ prospectus and is incorporated herein by reference.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

The foregoing description of the Amendment to the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Letter Agreement and the Amendment No. 2 to the Letter Agreement, which are filed as Exhibit 10.8 and Exhibit 10.9 and attached as Annex J-1 and Annex J-2, respectively, to this proxy statement/prospectus and are incorporated herein by reference.

Lock-Up Agreement

The Business Combination Agreement contemplates that, at the Closing, each of the Lock-Up Sellers will enter into the Lock-Up Agreement, pursuant to which each of the Lock-Up Sellers will agree not to transfer any of its respective Exchangeable OpCo Units and corresponding shares of New PubCo Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement).

The foregoing description of the form of Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Lock-Up Agreement, which is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference.

THE SPECIAL MEETING OF ESGEN

General

ESGEN is furnishing this proxy statement/prospectus to ESGEN’s shareholders as part of the solicitation of proxies by the ESGEN Board for use at the Special Meeting of ESGEN to be held on     , 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ESGEN’s shareholders on or about     , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ESGEN’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at 10:00 a.m., Eastern Time, on     , 2024 at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, and via a virtual meeting, unless the Special Meeting is adjourned or postponed.

Purpose of the ESGEN Special Meeting

At the Special Meeting, ESGEN is asking holders of ESGEN ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution the Business Combination Agreement, including the Business Combination, and the transactions contemplated thereby;

•

a proposal to approve by special resolution the amendment of the Existing Organizational Documents to eliminate the requirement that ESGEN retain at least $5,000,001 of net tangible assets following the Public Share Redemption;

•	a proposal to approve by special resolution the Domestication;

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a proposal to approve by special resolution the Proposed New PubCo Organizational Documents of New PubCo, the post-Domestication company, which, if approved, would take effect at the time of the Domestication;

•

in addition to the approval of the Proposed New PubCo Organizational Documents, the shareholders are also separately being presented with the following seven Advisory Charter Proposals, for approval by special resolution under Cayman Islands law and on a non-binding advisory basis, in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Charter:

•

to authorize the increase in the authorized share capital from US$27,600 shares, divided into 250,000,000 ESGEN Class A ordinary shares, 25,000,000 ESGEN Class B ordinary shares, and 1,000,000 ESGEN preferred shares, to authorized capital stock of 410,000,000 shares, consisting of (i) 300,000,000 shares of New PubCo Class A Common Stock, (ii) 100,000,000 shares of New PubCo Class V Common Stock and (iii) 10,000,000 shares of New PubCo Preferred Stock;

•

to authorize that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding shares of New PubCo Common Stock entitled to vote at an election of directors, voting together as a single class, in addition to the affirmative vote of any particular class that shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock;

•	to authorize (i) the filling of newly-created directorships or any vacancy on New PubCo Board by a majority vote of the remaining directors then in office, even if less than a quorum, and not by the stockholders and (ii) the removal of directors with or without cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class;

•

to authorize that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if and only if such court does not have subject matter jurisdiction thereof, another state court located within the State of Delaware, or if and only if all such state courts do not have subject matter jurisdiction thereof, then the federal district court for the State of Delaware) and any appellate court thereof shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of New PubCo to New PubCo or New PubCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New PubCo or any current or former director, officer, other employee, agent or stockholder of New PubCo arising out of or pursuant to any provision of the DGCL or the Proposed New PubCo Organizational Documents (as each may be amended from time to time); (iv) any action, suit or proceeding to interpret, apply, enforce or determine the validity of the Proposed New PubCo Organizational Documents (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Delaware Court of Chancery; or (vi) any action asserting a claim against New PubCo or any director, officer or other employee of New PubCo governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision;

•

to provide that each holder of record of New PubCo Class A Common Stock and New PubCo Class V Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote;

•	to provide that the Proposed Charter will not contain provisions related to blank check company status; and

•

to provide that the stockholders of New PubCo may act by written consent for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo.

•

a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) shares of New PubCo Class A Common Stock to the PIPE Investors pursuant to the Financing Agreements, (ii) shares of New PubCo Class A Common Stock and New PubCo Class V Common Stock pursuant to the terms of the Business Combination Agreement, (iii) New PubCo Warrants and shares of New PubCo Class A Common Stock issuable upon exercise of such New PubCo Warrants, (iv) shares of New PubCo Class A Common Stock upon the redemption and exchange of the Exchangeable OpCo Units, together with the cancellation of an equal number of shares of Seller Class V Common Stock, in accordance with the Proposed Charter and OpCo A&R LLC Agreement and (v) shares of New PubCo Class A Common Stock issuable upon the redemption and exchange of OpCo Units in connection with the exercise of the OpCo Warrants;

•	a proposal to approve and adopt by ordinary resolution the 2024 Plan;

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a proposal to approve by ordinary resolution the election of six directors who will serve on the New PubCo Board upon consummation of the Business Combination until New PubCo’s next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal; and

•

a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders.

The Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Director Election Proposal. The Business Combination is not conditioned on the Redemption Limitation Amendment Proposal, the Advisory Charter Proposals or the Adjournment Proposal (if put forth at the Special Meeting).

Recommendation of the ESGEN Board

The ESGEN Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of ESGEN shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redemption Limitation Amendment Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Notwithstanding the order of the resolutions on the notice to the Special Meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the Special Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

The existence of financial and personal interests of one or more of ESGEN’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ESGEN and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ESGEN’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

ESGEN shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the Special Meeting if they owned ESGEN ordinary shares at the close of business on     , 2024, which is the “Record Date” for the Special Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date; however, under the Existing Organizational Documents, holders of ESGEN Class B ordinary shares are entitled to ten votes per share on the Domestication Proposal and the Organizational Documents Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal and the Organizational Documents Proposal. Further, under the terms of the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only the holders of the ESGEN Class B ordinary shares are entitled to vote on the election of directors. Accordingly, only holders of ESGEN Class B ordinary shares will be entitled to vote on the Director Election Proposal. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the Record Date, there were   ESGEN ordinary shares issued and outstanding, of which     were issued and outstanding Public Shares.

Quorum

A quorum of ESGEN shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if one or more shareholders who together hold at least one-third of the issued and outstanding ESGEN ordinary shares entitled to vote at the Special Meeting are represented in person or by proxy at the Special Meeting. As of the Record Date for the Special Meeting,     ESGEN ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ESGEN but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put forth at the Special Meeting) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or represented by proxy) and entitled to vote thereon at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only holders of ESGEN Class B ordinary shares are entitled to vote on the election of directors. Therefore, only holders of ESGEN Class B ordinary shares are entitled to vote on the Director Election Proposal.

Approval of each of the Redemption Limitation Amendment Proposal, the Domestication Proposal, the Advisory Charter Proposals and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and the Organizational Documents Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal and the Organizational Documents Proposal.

The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. The Business Combination is not conditioned on the Advisory Charter Proposals, the Redemption Limitation Amendment Proposal or the Adjournment Proposal (if put forth at the Special Meeting).

As of the date hereof, the Initial Shareholders own approximately 83.0% of our total outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. As a result, approval of the Business Combination Proposal, Redemption Limitation Amendment Proposal, Domestication Proposal, Organizational Documents Proposal, Advisory Charter Proposals, Nasdaq Proposal, Director Election Proposal and Equity Incentive Plan Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

Voting Your Shares

Each ESGEN Class A ordinary share that you own in your name entitles you to one vote for each Shareholder Proposal (other than the Director Election Proposal). Your proxy card shows the number of ESGEN Class A ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ESGEN ordinary shares at the Special Meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ESGEN Board “FOR” the Business Combination Proposal, “FOR” the Redemption Limitation Amendment Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Director Election Proposal (if applicable) and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You can attend the Special Meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ESGEN can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an ESGEN shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify ESGEN’s general counsel in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ESGEN ordinary shares, you may call Morrow Sodali, our proxy solicitor, by calling toll-free (800) 662-5200 or (203) 658-9400, or by emailing ESAC.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Organizational Documents, a Public Shareholder may request that ESGEN redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

i.

(a) hold Public Shares or (b) if you hold Public Shares through ESGEN Units, you elect to separate your ESGEN Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares;

ii.

submit a written request to CST, ESGEN’s transfer agent, in which you (a) request that ESGEN redeem all or a portion of your Public Shares for cash, and (b) if you hold Public Shares through a broker in street name, identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

iii.	deliver your Public Shares to CST, ESGEN’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to, 5:00 p.m., on     , 2024 (the second business day preceding the vote on the Business Combination Proposal), or such later date as determined by the ESGEN Board in the event of a postponement of the Special Meeting, in order for their shares to be redeemed.

Holders of ESGEN Units must elect to separate the ESGEN Units into the underlying Public Shares and ESGEN Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their ESGEN Units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the ESGEN Units into the underlying Public Shares and ESGEN Public Warrants, or if a holder holds ESGEN Units registered in its own name, the holder must contact CST, ESGEN’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder if such holder is note a holder of record and provide its legal name, phone number and address to CST, ESGEN’s transfer agent, in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to CST, ESGEN’s transfer agent, ESGEN will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the vote at the Special Meeting. For illustrative purposes, this would have amounted to approximately $   per issued and outstanding Public Share, based on     shares subject to possible redemption as of     , 2024. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption is contemplated to take place prior to the Domestication and accordingly it is Public Shares that will be redeemed at least one day prior to the Closing.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. ESGEN Class A ordinary shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to CST, ESGEN’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request that CST, ESGEN’s transfer agent, return the shares (physically or electronically) to you. You may make such request by contacting CST, ESGEN’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by CST, ESGEN’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to CST, ESGEN’s transfer agent, at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the consent of ESGEN. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the consent of ESGEN.

The Initial Shareholders have, pursuant to the Amendment to the Letter Agreement, agreed to, among other things, vote all of their ESGEN ordinary shares in favor of the proposals being presented at the Special Meeting and waive their redemption rights with respect to such ESGEN ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. As a result, approval of the Shareholder Proposals will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders. See “Certain Relationships and Related Party Transactions — Amendment to the Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Amendment to the Letter Agreement.

Holders of the ESGEN Warrants will not have redemption rights with respect to the ESGEN Warrants.

The closing price of the ESGEN Units on the Record Date was $     per share. For illustrative purposes, as of the Record Date, funds in the Trust Account plus accrued interest thereon totaled approximately $    , or $     per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ESGEN cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act (As Revised) or under the DGCL.

Proxy Solicitation Costs

ESGEN is soliciting proxies on behalf of the ESGEN Board. This solicitation is being made by mail but also may be made by telephone or in person. ESGEN and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ESGEN will bear the cost of the solicitation.

ESGEN has hired Morrow Sodali to assist in the proxy solicitation process. ESGEN will pay that firm a fee of $15,000.00 plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

ESGEN will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ESGEN will reimburse them for their reasonable expenses.

ESGEN Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 8,308,555 ESGEN ordinary shares issued and outstanding, which includes an aggregate of 1,280,923 ESGEN Class B ordinary shares held by the Initial Shareholders, other than the Sponsor, 1,408,555 ESGEN Class A ordinary shares held by Public Shareholders and 5,619,077 ESGEN Class A ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there are an aggregate of 27,840,000 outstanding ESGEN Warrants, consisting of 14,040,000 ESGEN Private Placement Warrants, including 11,240,000 ESGEN Private Placement Warrants held by the Sponsor, and 13,800,000 ESGEN Public Warrants.

The Initial Shareholders have, pursuant to the Amendment to the Letter Agreement, agreed to, among other things, (i) vote all of their ESGEN ordinary shares in favor of the proposals being presented at the Special Meeting, (ii) waive their anti-dilution rights with respect to their ESGEN Class B ordinary shares in connection with the consummation of the Business Combination and (iii) be bound by certain transfer restrictions with respect to his, her or its shares in ESGEN prior to the Closing. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares. See “Certain Relationships and Related Party Transactions — Amendment to the Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Amendment to the Letter Agreement.

At any time at or prior to the Business Combination, strictly outside (i) a period when they are not then aware of any material nonpublic information regarding us or our securities, (ii) a restricted period under Regulation M under the Exchange Act or (iii) a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act, the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates may purchase Public Shares in privately negotiated transactions from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per share pro rata portion of the Trust Account. However, none of the funds in the Trust Account will be used to make such purchases. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

In the event that the Initial Shareholders, Sunergy and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of the Business Combination purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction that (a) the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal (if put forth at the Special Meeting) are approved by the affirmative vote of at least a simple majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter, and (b) the Redemption Limitation Amendment Proposal, the Domestication Proposal and the Organizational Documents Proposals is each approved by the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter; (ii) otherwise limit the number of Public Shares electing to redeem; and (iii) increase the likelihood that the satisfaction of the requirement that, if the Redemption Limitation Amendment Proposal is not approved by the ESGEN shareholders, then New PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. There are no current commitments, plans or intentions to engage in any such transactions, and, to our knowledge, no party has formulated any terms or conditions for such transactions.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation would not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Shareholder Proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. Any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

The Sponsor and its affiliates are active investors across a number of different investment platforms, which ESGEN and the Sponsor believe improved the volume and quality of opportunities that were available to ESGEN. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Existing Organizational Documents provide that ESGEN renounces its interest in any business combination opportunity offered to the Sponsor or ESGEN’s directors, officers, employees and certain affiliates. This waiver allows the Sponsor and ESGEN’s directors, officers, employees and certain respective affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. ESGEN is not aware of any such conflict or opportunity being presented to the Sponsor or any director or officer of ESGEN or their respective affiliates, nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

Assistance

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali, the proxy solicitation agent for ESGEN, at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: ESAC.info@investor.morrowsodali.com

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of ESGEN ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. ESGEN’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Initial Business Combination Agreement and the First Amendment, substantially in the form attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

ESGEN may consummate the Business Combination only if it is approved by the affirmative vote of a simple majority of votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that ESGEN’s entry into the Initial Business Combination Agreement and the First Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, be approved, which such Business Combination Agreement provides for, among other things, the following transactions: (i) following any Public Share Redemptions of any Public Shares, each outstanding ESGEN Class B ordinary share will convert into one ESGEN Class A ordinary share (provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class B ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares); (ii) subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, ESGEN will effect the Domestication and, in connection with the Domestication, the following will occur: (a) ESGEN will change its name to Zeo Energy Corp., (b) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A Common Stock, (c) each outstanding ESGEN Public Warrant will become a New PubCo Warrant on the terms and subject to the conditions applicable to ESGEN Warrants set forth in the Warrant Agreement, dated as of October 22, 2021, between ESGEN and Continental Stock Transfer & Trust Company, (d) each outstanding ESGEN Private Placement Warrant will be cancelled and (e) New PubCo will file the Proposed Charter and will adopt bylaws substantially in the form attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit, that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (A) one share of New PubCo Class A Common Stock and (B) one-half of one New PubCo Warrant; (iii) New PubCo will cause the PIPE Financing (as defined in the proxy statement/prospectus in relation to the Special Meeting) to be consummated in accordance with the terms of the applicable Financing Agreements (as defined in the proxy statement/prospectus in relation to the Special Meeting); (iv) Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests; (v) (a) New PubCo will contribute to OpCo (A) all of its assets (excluding its interests in OpCo, but including the amount of cash in the Trust Account) as of immediately prior to the Closing (after giving effect to the Public Share Redemption and the payment of the Shareholder Redemption Amount), and (B) a number of newly issued shares of New PubCo Class V Common Stock, equal to the number of

Exchangeable OpCo Units and (b) in exchange, OpCo shall issue to New PubCo (A) the OpCo Manager Units which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing and (B) a number of warrants to purchase OpCo Manager Units which shall equal the number of New PubCo Warrants issued and outstanding immediately after the Closing; (vi) immediately following the New PubCo Contribution, (a) the Sellers will contribute to OpCo the Sunergy Company Interests and (b) in exchange therefor, OpCo will transfer to the Sellers the Exchangeable OpCo Units and the Seller Class V Common Stock; and (vii) in connection with the Closing, New PubCo will adopt the 2024 Plan.”

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of Nasdaq require that ESGEN’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of April 19, 2023, the date of the execution of the definitive agreement for the proposed Business Combination, the balance of the Trust Account was approximately $30,983,522 (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $24,786,818. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $390 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the definitive agreement for the proposed Business Combination. The enterprise value consists of an implied equity value for Sunergy (prior to the proposed Business Combination) of approximately $337.3 million. In determining whether the enterprise value described above represents the fair market value of the Sunergy Business, the ESGEN Board considered all of the factors described in the section of the proxy statement/prospectus captioned “The ESGEN Board’s Reasons for Approval of the Business Combination” and the fact that the purchase price for this business was the result of an arm’s length negotiation. As a result, the ESGEN Board concluded that the fair market value of New PubCo was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Reasons for the Business Combination Proposal

ESGEN was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ESGEN Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the ESGEN Board and management to identify, acquire and operate one or more businesses. The members of the ESGEN Board and management have extensive transactional experience, particularly in the energy infrastructure industry.

As described under “Background of the Business Combination,” the ESGEN Board, in evaluating the Business Combination, consulted with ESGEN’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the ESGEN Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the ESGEN Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ESGEN Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ESGEN’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In approving the Business Combination, although not required under the Existing Organizational Documents, the ESGEN Board obtained the Fairness Opinion from Houlihan. The Fairness Opinion stated that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan, as set forth in the Fairness Opinion, the Business Combination contemplated by the Initial Business Combination Agreement was fair, from a financial point of view, to the shareholders of ESGEN. The ESGEN Board believes it was reasonable to rely upon the Fairness Opinion at the time of its delivery in concluding that the Business Combination was in the best interest of ESGEN shareholders. The Fairness Opinion spoke only as of its date. The ESGEN Board has not requested that Houlihan provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Houlihan or any other third party. See “Risk Factors — The Fairness Opinion obtained by the ESGEN Board from Houlihan will not be updated to reflect changes in circumstances between signing the Initial Business Combination Agreement and the completion of the Business Combination, including in connection with entry into the First Amendment. As such, no opinion from any financial advisor was obtained in connection with entry into the First Amendment.”

In addition, the Fairness Opinion was dated April 26, 2023, and was delivered in connection with the ESGEN Board’s evaluation of the Initial Business Combination Agreement. On January 24, 2024, the parties to the Initial Business Combination Agreement entered into the First Amendment. No new or updated fairness opinion was obtained prior to the ESGEN Board’s approval of the Amended Business Combination Agreement. In making its determination to approve the Amended Business Combination Agreement, the ESGEN Board made the necessary analysis to determine that the Amended Business Combination Agreement is fair, from a financial point of view, to shareholders of ESGEN based on their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and their experience and backgrounds, together with the experience and expertise of ESGEN’s advisors.

We continue to describe the Fairness Opinion delivered on April 26, 2023 throughout this proxy statement/prospectus solely to provide historical context for the ESGEN Board’s deliberations in connection with its assessment of the Initial Business Combination. In light of the updated consideration to Sunergy holders set forth in the First Amendment, changes in macroeconomic conditions and recent market volatility, you should not rely on any discussion of the Fairness Opinion elsewhere in this proxy statement/prospectus or the text of the Fairness Opinion set forth in Annex K, in evaluating whether or not to vote your Ordinary Shares in favor of the Business Combination Proposal or any other proposal set forth in this proxy statement/prospectus or in evaluating whether to redeem your Ordinary Shares.

The ESGEN Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: Sunergy’s demonstrable contributions toward global sustainability and decarbonization through greenhouse gas reduction, the scale and growth potential of its solar platform, the prudent financial management of the business, the established current margins of the business and belief in the future ability of Sunergy’s management team to improve the economics of the business over time, and more generally the large and growing market for solar. Additionally, the ESGEN Board took into consideration the following factors or made the following determinations, as applicable, among others:

•	Meets the acquisition criteria that ESGEN had established to evaluate prospective business combination targets;

•	Attractive solar energy market with substantial regulatory support;

•	Experienced management team;

•	Strong commitment of the Sellers as demonstrated by rolling 100% of their current equity position following the Business Combination;

•	Valuation supported by financial analysis and due diligence;

•	Multiple avenues to accelerate organic growth opportunities;

•	Significant value creation and growth opportunities through potential acquisitions;

•	Sunergy’s expected post-Closing financial condition;

•	Sunergy’s strong relationship with strategic vendors and suppliers; and

•	That the Amended Business Combination Agreement remains fair.

In January 2024, the ESGEN Board also considered the projections (as defined below) as supporting the ESGEN Board’s continued positive view of the revised business combination terms included in the First Amendment.

The ESGEN Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: possible redemptions of ESGEN ordinary shares; litigation and threats of litigation and broader macro risks, including Sunergy’s reliance on its equipment suppliers, contractors and dealers for solar energy system components and technologies necessary to meet demand for its solar energy systems; uncertainty as to the continued support for solar energy laws and regulatory regimes applicable to various constituents in the solar energy industry, the withdrawal or lessening of which could present, regulatory, technical or economic barriers to the purchase, use and demand of Sunergy’s energy offerings; developments in tax and other governmental incentives applicable to the solar energy industry and the continued application of existing tax and other governmental incentives to solar energy systems, such as the Inflation Reduction Act of 2022, the unavailability of which could decrease the solar energy incentives available to consumers; and Sunergy’s reliance on certain utility rate structures, such as net metering, to offer competitive pricing to customers and the continued application of such utility rate structures. Additionally, the ESGEN Board considered the following issues and risks, among others:

•	Risk that the benefits described above may not be achieved;

•	Risk of the liquidation of ESGEN;

•	Exclusivity;

•	Risks regarding the shareholder vote;

•	Limitations on the scope of review undertaken by Houlihan;

•	Risks that the Closing conditions will not be satisfied;

•	The magnitude of fees and expenses associated with completing the Business Combination;

•	Public company readiness of Sunergy’s management team;

•	Potential litigation; and

•	Other risk factors.

Interests of ESGEN Directors and Officers and the Sponsor in the Business Combination

In addition to considering the factors described above, the ESGEN Board also considered that some officers and directors of ESGEN might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ESGEN’s shareholders. These interests include, among other things, the interests listed below:

•

the fact that James P. Benson will be the Sponsor’s designee to the New PubCo Board upon the closing of the Business Combination. As a director, in the future, Mr. Benson may receive any cash fees, stock options or stock awards that the New PubCo Board determines to pay to its directors;

•

the fact that, for no consideration, the Initial Shareholders have agreed not to redeem any ESGEN ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,619,077 ESGEN Class B ordinary shares, which were converted into the Converted Shares pursuant to the Voluntary Conversion on October 23, 2023. As of the signing of the Business Combination Agreement, there were an aggregate of 6,900,000 ESGEN Class B ordinary shares owned by the Initial Shareholders. As of     , 2024, the Record Date for the Special Meeting, the 5,619,077 shares of New PubCo Class A Common Stock that the Sponsor will hold, and the 1,280,923 shares of New PubCo Class A Common Stock that all other Initial Shareholders will hold in the aggregate following the Business Combination, respectively, if unrestricted and freely tradable, would have had an aggregate market value of $   and $   , respectively, based upon the closing price of $   per ESGEN Class A ordinary share on the Nasdaq on     , 2024, the most recent closing price, and $     and $    , respectively, based on an implied transaction price of $     per share;

•	the fact that the Sponsor has agreed to purchase the Sponsor PIPE Securities;

•

the fact that the Sponsor, the other Initial Shareholders and ESGEN’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ESGEN ordinary shares (other than ESGEN Class A ordinary shares that are not Converted Shares) held by them if ESGEN fails to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions);

•	the fact that the Initial Shareholders will enter into the A&R Registration Rights Agreement;

•	the continued indemnification of ESGEN’s directors and officers and the continuation of ESGEN’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and ESGEN’s officers and directors will lose their entire investment in ESGEN and will not be reimbursed for any out-of-pocket expenses including, among other expenses, office space, secretarial and administrative services, prepaid expenses and other payables and expenses of approximately $422,975 as of September 30, 2023, if an initial business combination is not consummated by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf;

•

the fact that if the Trust Account is liquidated, including in the event ESGEN is unable to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), the Sponsor has agreed to indemnify ESGEN to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ESGEN has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ESGEN, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that ESGEN may be entitled to distribute or pay over funds held by ESGEN outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;

•

the fact that the Initial Shareholders entered into the Amendment to the Letter Agreement pursuant to which the original lock-up period to which the Sponsor and our directors and executive officers are subject was amended, effective as of the Closing, to reduce such lock-up period;

•

the fact that ESGEN has issued two outstanding unsecured promissory notes to the Sponsor and has drawn $1,783,743.89 pursuant to such promissory notes as of January 9, 2024, and the unsecured promissory notes will go unpaid whether or not an initial business combination is consummated;

•

the fact that ESGEN has a third outstanding unsecured promissory note to the Sponsor for a principal amount of up to $750,000 and such unsecured promissory note will go unpaid in the event that an initial business combination is not consummated;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•

the fact that the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of New PubCo Class A Common Stock is approximately $2.04 or more per share, even if other shareholders experience a negative rate of return in the post-Business Combination company.

ESGEN’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the ESGEN Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. The ESGEN Board concluded that any potentially disparate interests would be mitigated because (i) such interests were disclosed in the IPO Registration Statement and would be included in this proxy statement/prospectus and, thus, would allow Public Shareholders to make an informed decision in determining whether to vote to approve the Business Combination, (ii) such disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Shareholders redeem a substantial portion of the Public Shares.

Furthermore, the ESGEN Board concluded that the potential benefits that it expected ESGEN and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ESGEN Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination were in the best interests of ESGEN.

Neither ESGEN nor Sunergy relied on their respective financial advisors in the preparation and analysis of the materials provided to the ESGEN Board for use as a component of its overall evaluation of Sunergy. The ESGEN Board did not receive or rely upon any financial or valuation analyses, in making its determination that the Amended Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were in the best interests of ESGEN.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. ESGEN and Sunergy will file the required forms under the HSR Act with the Antitrust Division and the FTC and request early termination to the extent available. The Business Combination Agreement requires these filings to be made within ten business days of the initial filing of this Registration Statement.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Sunergy’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ESGEN cannot assure you that the Antitrust Division, the FTC, any state attorney general, any other government authority or any private party will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ESGEN cannot assure you as to its result.

None of ESGEN and Sunergy are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The applicable waiting period required under the HSR Act expired as of 11:59 p.m. (ET) on November 1, 2023.

Vote Required for Approval

This Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The Sponsor and ESGEN’s directors and officers have agreed to vote the founder shares and any ESGEN Class A ordinary shares owned by them in favor of the Business Combination Proposal. See “Certain Relationships and Related Party Transactions — Amendment to the Letter Agreement” for more information. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Business Combination Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is conditioned upon the approval of the Business Combination Proposal. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE REDEMPTION LIMITATION AMENDMENT PROPOSAL

Overview

ESGEN is proposing to amend the Existing Organizational Documents to eliminate the requirement that ESGEN have at least $5,000,001 in net tangible assets upon consummation of the Business Combination after payment of underwriter fees and commissions (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) in order to consummate the Business Combination.

Reasons for the Redemption Limitation Amendment Proposal

ESGEN shareholders are being asked to adopt the proposed amendments to the Existing Organizational Documents, prior to ESGEN deregistering as a Cayman Islands exempted company and transferring by way of continuation to and domesticating as a corporation incorporated under the laws of the State of Delaware, which, in the judgment of the Board, is necessary to facilitate the Business Combination. The Existing Organizational Documents limit ESGEN’s ability to consummate a business combination, or to redeem Public Shares in connection with a business combination, if it would cause ESGEN to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the Public Shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Public Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, including Rule 3a-51-1(a)(2) of the Exchange Act, ESGEN is presenting the Redemption Limitation Amendment Proposal to facilitate the consummation of the Business Combination. If the Redemption Limitation Amendment Proposal is not approved and there are significant requests for redemption (including as a result of the Redemption Limitation Amendment Proposal) such that ESGEN’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, we would be unable to consummate the Business Combination even if all contractual conditions to closing of the Business Combination (other than the condition with respect to ESGEN’s net tangible assets) are met.

Vote Required for Approval

The approval of the Redemption Limitation Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the issued ESGEN ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Redemption Limitation Amendment Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Redemption Limitation Amendment Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is not conditioned upon the approval of the Redemption Limitation Amendment Proposal.

Resolution to be Voted on

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution that:

(i)	ESGEN be and is hereby authorized to redeem Public Shares in an amount that would cause ESGEN’s net tangible assets to be less than $5,000,001

(ii) Article 159(b) be deleted in its entirety and replaced with the following new Article 159(b):

“provide Members with the opportunity to have their Public Shares redeemed or repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Company’s initial Business Combination, including interest earned on the Trust Fund and not previously released to the Company to pay tax obligations, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.”;

(iii) Article 162 be deleted in its entirety and replaced with the following new Article 162:

“At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles the Company shall be authorised to consummate a Business Combination by Ordinary Resolution.”;

(iv) Article 164 be deleted in its entirety and replaced with the following new Article 164:

“The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.”; and

(v) Article 165(b) be deleted in its entirety and replaced with the following new Article 165(b):

“If any amendment is made to Article 165(a) or 165(c) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A Shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination by January 22, 2024 (the “Initial Business Combination Date”) or any subsequent Additional Extension Date (as defined below) or with respect to any other provision relating to the rights of holders of the Class A Shares, each holder of Public Shares shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then in issue.”

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ESGEN SHAREHOLDERS VOTE “FOR” THE REDEMPTION LIMITATION AMENDMENT PROPOSAL.

PROPOSAL NO. 3 — THE DOMESTICATION PROPOSAL

Overview

As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the ESGEN Board has unanimously approved a change of ESGEN’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by a transfer by way of continuation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ESGEN will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which ESGEN will be domesticated and continue as a Delaware corporation. On the effective date of the Domestication, (i) ESGEN’s name will change to Zeo Energy Corp., (ii) New PubCo will file its certificate of incorporation and adopt bylaws to serve as its governing documents in connection with the Domestication, (iii) each outstanding ESGEN Class A ordinary share (including any such share received upon the ESGEN Share Conversion) will become one share of New PubCo Class A Common Stock, (iv) each outstanding public warrant to purchase one ESGEN Class A ordinary share will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share and (v) each outstanding private warrant to purchase one ESGEN Class A ordinary share will be cancelled.

The Domestication Proposal, if approved, will approve a change of ESGEN’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ESGEN is currently governed by the Cayman Islands Companies Act (As Revised), upon Domestication, ESGEN will be governed by the DGCL. We urge shareholders to carefully consult the information set out below under “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then ESGEN will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace the Existing Organizational Documents with the Proposed New PubCo Organizational Documents. The Proposed New PubCo Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “The Organizational Documents Proposal,” the Existing Organizational Documents of ESGEN and the Proposed New PubCo Organizational Documents of New PubCo, attached hereto as Annex B and Annex C.

Reasons for the Domestication

Our Board believes that there are significant advantages to ESGEN that will arise as a result of a change of domicile to Delaware. Further, our Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. Our Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of ESGEN, including:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New PubCo, New PubCo Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New PubCo’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers and stockholders alike. New PubCo’s incorporation in Delaware may make New PubCo more attractive to future candidates for New PubCo Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable New PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New PubCo to compete more effectively with other public companies in attracting and retaining new directors.

Anticipated Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ESGEN as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New PubCo immediately following the Domestication will be the same as those of ESGEN immediately prior to the Domestication.

Sunergy, under both the No Redemption and Maximum Redemption scenarios, continues to control, and will continue to control, the operations of the business before and after the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or intangible assets recorded in accordance with GAAP. Under this method of accounting, ESGEN would be expected to be treated as the “acquired” company for financial reporting purposes, and Sunergy will be the accounting “acquirer”. This determination was primarily based on the assumptions that:

•	Current holders of Sunergy Company Interests will hold a majority of the voting power of New PubCo post-Business Combination;

•	Effective upon the Business Combination, the New PubCo Board will consist of six directors, including five directors designated by Sunergy and one director designated by the Sponsor;

•	Sunergy’s operations will substantially comprise the ongoing operations of New PubCo; and

•	Sunergy’s existing senior management will comprise the senior management of New PubCo.

Additionally, another determining factor was that ESGEN does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse merger, within the scope of ASC 805. The net assets of ESGEN will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to ESGEN over the fair value of ESGEN’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Comparison of Corporate Governance and Shareholder Rights

ESGEN is an exempted company incorporated under the Cayman Islands Companies Act (As Revised). The Cayman Islands Companies Act (As Revised), Cayman Islands law generally and the Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act (As Revised) and Cayman Islands law generally differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Existing Organizational Documents differ in certain material respects from the Proposed New PubCo Organizational Documents. As a result, when you become a New PubCo Equityholder, your rights will differ in some regards as compared to when you were a shareholder of ESGEN.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ESGEN and New PubCo according to applicable law and/or the Existing Organizational Documents and the Proposed New PubCo Organizational Documents, respectively. You also should review the Proposed Charter and the Proposed Bylaws of New PubCo attached hereto as Annex B and Annex C to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act (As Revised), to understand how these laws apply to ESGEN and New PubCo.

	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (As Revised).

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorizations as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the

	Delaware	Cayman Islands

remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of the shareholders (or each class of shareholder) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under, the Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting).

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting present in person or represented by proxy unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances generally involving the payment of only cash consideration in respect of a stockholder’s shares.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court.

	Delaware	Cayman Islands

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Charter Proposal 5D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to actual fraud, willful neglect or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be eliminated except with regard to their own actual fraud, willful neglect or willful default.

Removal of Directors	Any director or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

	Delaware	Cayman Islands
directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to a company’s memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution that ESGEN be transferred by way of continuation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, and conditional upon, and with effect from, the registration of ESGEN in the State of Delaware as a corporation with the laws of the State of Delaware, the name of ESGEN be changed to Zeo Energy Corp. (the “Domestication”).”

Vote Required for Approval

If the Business Combination Proposal is not approved, the Domestication Proposal will not be presented at the Special Meeting. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by holders of the ESGEN ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Domestication Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Domestication Proposal. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Domestication Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Domestication Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is conditioned upon the approval of the Domestication Proposal. Notwithstanding the approval of the Domestication Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 4 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal and the Domestication Proposal are approved, then ESGEN is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Business Combination Proposal or the Domestication Proposal is not approved, then neither the Business Combination nor the Domestication will be consummated.

If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by New PubCo. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by ESGEN’s shareholders.

All shareholders are encouraged to read the Proposed New PubCo Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The ESGEN Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the section “The Advisory Charter Proposals.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the proposed certificate of incorporation (the “Proposed Charter”) and bylaws of New PubCo (together with the Proposed Charter, the “Proposed New PubCo Organizational Documents”), copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively, be approved as the certificate of incorporation and bylaws, effective upon the effectiveness of the Domestication.”

Vote Required for Approval

If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Under the Existing Organizational Documents, the holders of ESGEN Class B ordinary shares are entitled to ten votes per ESGEN Class B ordinary share on the Organizational Documents Proposal and the holders of ESGEN Class A ordinary shares are entitled to one vote per ESGEN Class A ordinary share on the Organizational Documents Proposal. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Organizational Documents Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Organizational Documents Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is conditioned upon the approval of the Organizational Documents Proposal. Notwithstanding the approval of the Organizational Documents Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Organizational Documents Proposal will not be effected.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 5 — THE ADVISORY CHARTER PROPOSALS

Overview

As required by SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, ESGEN is requesting that our shareholders vote upon, on a non-binding advisory basis, the Advisory Charter Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Organizational Documents Proposal. However, the shareholder vote regarding each of the Advisory Charter Proposals is an advisory vote, and is not binding on ESGEN or the ESGEN Board (separate and apart from the approval of the Organizational Documents Proposal). The approval of the Advisory Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, ESGEN intends that the Proposed New PubCo Organizational Documents will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed New PubCo Organizational Documents. This summary is qualified by reference to the complete text of the Proposed New PubCo Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents

Authorized Shares (Proposal 5A)	The Existing Organizational Documents authorized share capital of US$27,600 divided into 250,000,000 ESGEN Class A ordinary shares, 25,000,000 ESGEN Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share.	The Proposed New PubCo Organizational Documents authorize capital stock of 410,000,000 shares, consisting of (i) 300,000,000 shares of New PubCo Class A Common Stock, (ii) 100,000,000 shares of New PubCo Class V Common Stock and (iii) 10,000,000 shares of New PubCo Preferred Stock.

Amendments (Proposal 5B)	The Existing Organizational Documents provide that, subject to the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the provisions of the Existing Organizational Documents may be amended or altered, in whole or in part, by special resolution of the shareholders of ESGEN, which would require the affirmative vote of the holders of at least two-thirds of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote on the amendment, vote on such amendment.	The Proposed New PubCo Organizational Documents provide that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding shares of New PubCo Common Stock entitled to vote at an election of directors, voting together as a single class, in addition to the affirmative vote of any particular class that shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock. Additionally, the

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Proposed New PubCo Organizational Documents provide that the affirmative vote of any particular class of New PubCo shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock.

Director Election, Vacancies and Removal (Proposal 5C)	The Existing Organizational Documents provide that, prior to the closing of a business combination, holders of the ESGEN Class B ordinary shares have the exclusive right to nominate, vote upon the election of, or remove any director and holders of ESGEN Class A ordinary shares have no right to vote on the election or removal of any director. Following the closing of a business combination, ESGEN may by ordinary resolution of all shareholders entitled to vote, appoint or remove any director. The Existing Organizational Documents provide that additional directors or any vacancy on the ESGEN Board may be filled solely and exclusively by a majority vote of the remaining directors then in office. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director resigns or his successor is elected.	The Proposed New PubCo Organizational Documents provide that, (i) directors shall be elected by a plurality of the votes cast in respect of the shares of New PubCo Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors; (ii) except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of New PubCo Preferred Stock to elect directors, any vacancies on the New PubCo Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders of New PubCo, (iii) during any period when the holders of any series of New PubCo Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of New PubCo shall automatically be increased by such specified number of directors, and the holders of such series of New PubCo Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal and (iv) directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of New PubCo Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Exclusive Forum (Proposal 5D)	The Existing Organizational Documents provides that (i) the federal courts of the United States shall have exclusive jurisdiction to hear, settle or determine any dispute, controversy or claim arising under the provisions of the Securities Act or Exchange Act and (ii) the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Organizational Documents or otherwise related to an ESGEN shareholder’s shareholdings, including but not limited to: (a) any derivative action or proceeding brought on behalf of ESGEN; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of ESGEN to ESGEN or its shareholders; (c) any action asserting a claim arising pursuant to any provision of the Companies Act or the Existing Organizational Documents; or (4) any action asserting a claim against ESGEN concerning its internal affairs.	The Proposed Charter provides that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action, suit or proceeding brought on behalf of New PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New PubCo to New PubCo or to New PubCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New PubCo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed New PubCo Organizational Documents; and (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act.

Voting Rights (Proposal 5E)	Our Existing Organizational Documents provide that each holder of record of ESGEN Class A ordinary shares and ESGEN Class B ordinary shares shall be entitled to one vote per share on all matters which shareholders are entitled to vote, other than in respect of the continuation of ESGEN in a jurisdiction outside the	The Proposed Charter provides that each holder of record of New PubCo Class A Common Stock and New PubCo Class V Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Cayman Islands, in which case, holders of ESGEN Class B ordinary shares will have ten votes for every ESGEN Class B ordinary share and holders of ESGEN Class A ordinary shares will have one vote for every ESGEN Class A ordinary share.

Blank Check Provisions (Proposal 5F)	Our Existing Organizational Documents include various provisions related to ESGEN’s status as a blank check company prior to the consummation of its initial business combination.	The Proposed New PubCo Organizational Documents do not include provisions related to blank check company status, as such provisions will no longer apply upon consummation of the Business Combination.

Action by Written Consent (Proposal 5G)	Our Existing Organizational Documents permit holders of ESGEN ordinary shares to approve matters by unanimous written resolution of all of the holders of such ESGEN ordinary shares entitled to receive notice of and to attend and vote at general meetings.	The Proposed Charter provides that the stockholders of New PubCo may act by written consent in lieu of a meeting for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo. Upon the holders of shares of New PubCo Class V Common Stock no longer beneficially owning, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo, any action required or permitted to be taken by the stockholders of New PubCo must be effected at a duly called annual or special meeting of the stockholders of New PubCo and may not be effected by any consent in lieu of a meeting.

Reasons for the Advisory Charter Proposals

(i) Authorized Shares (Proposal 5A)

The Existing Organizational Documents authorized share capital of US$27,600 divided into 250,000,000 ESGEN Class A ordinary shares, 25,000,000 ESGEN Class B ordinary shares, and 1,000,000 preference shares, in each case, par value $0.0001 per share.

Proposal 5A increases the authorized number of shares because the ESGEN Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The ESGEN Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

(ii) Amendments to the Organizational Documents (Proposal 5B)

The Existing Organizational Documents provide that certain amendments may only be made pursuant to a special resolution under Cayman Islands law, which would require the affirmative vote of the holders of at least two-thirds of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote on the amendment, vote on such amendment.

The Proposed New PubCo Organizational Documents provide that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding shares of New PubCo Common Stock entitled to vote at an election of directors, voting together as a single class, in addition to the affirmative vote of any particular class that shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock.

The ESGEN Board believes that the majority vote contemplated by Proposal 5B is more appropriate for a public operating company with sponsor investors.

(iii) Director Election, Director Vacancies and Removal (Proposal 5C)

The Existing Organizational Documents provide that, prior to the closing of a business combination, holders of the ESGEN Class B ordinary shares have the exclusive right to elect or remove any director and holders of ESGEN Class A ordinary shares have no right to vote on the election or removal of any director, and, following the closing of a business combination, ESGEN may by ordinary resolution of all shareholders entitled to vote, appoint or remove any director. The Existing Organizational Documents also provide that additional directors or any vacancy on the ESGEN Board may be filled solely and exclusively by a majority vote of the remaining directors then in office. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director resigns or his successor is elected. Proposal 5C provides that the Proposed New PubCo Organizational Documents will permit for the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Proposal 5C also provides that newly-created directorships or any vacancy on the Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum or by the sole remaining director. With respect to removal of directors, Proposal 5C provides that, subject to the special rights of the holders of one or more series of New PubCo Preferred Stock to elect directions, any director may be removed from office at any time, with or without cause, upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of New PubCo Common Stock entitled to vote generally in the election of directors, voting together as a single class.

(iv) Forum Selection (Proposal 5D)

The Existing Organizational Documents provide for an exclusive forum for certain actions, such that: (a) the federal courts of the United States shall have exclusive jurisdiction to hear, settle or determine any dispute, controversy or claim arising under the provisions of the Securities Act or Exchange Act and (b) the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Organizational Documents or otherwise related to an ESGEN shareholder’s shareholdings, including but not limited to: (A) any derivative action or proceeding brought on behalf of ESGEN; (B) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of ESGEN to ESGEN or its shareholders; (C) any action asserting a claim arising pursuant to any provision of the Companies Act or the Existing Organizational Documents; or (D) any action asserting a claim against ESGEN concerning its internal affairs.

Proposal 5D provides that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for the following types of actions or proceedings: (a) any derivative action, suit or proceeding brought on behalf of New PubCo; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New PubCo to New PubCo or to New PubCo’s stockholders; (c) any action, suit or proceeding asserting a claim against New PubCo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed New PubCo Organizational Documents; and (d) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision. This amendment is intended to assist New PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that ESGEN intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This will provide stockholders and New PubCo with more predictability regarding the outcome of intra-corporate disputes. There is, however, uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, the ESGEN Board believes that New PubCo should retain the ability to consent to an alternative forum on a case-by-case basis where New PubCo determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware. See “Description of New PubCo’s Capital Stock — Exclusive Forum” for more information.

(v) Voting Rights (Proposal 5E)

The Existing Organizational Documents provide that each holder of record of ESGEN Class A ordinary shares and ESGEN Class B ordinary shares shall be entitled to one vote per share on all matters which shareholders are entitled to vote, other than in respect of the continuation of ESGEN in a jurisdiction outside the Cayman Islands, in which case, holders of ESGEN Class B ordinary shares will have ten votes for every ESGEN Class B ordinary share and holders of ESGEN Class A ordinary shares will have one vote for every ESGEN Class A ordinary share.

Proposal 5E provides that each holder of record of New PubCo Class A Common Stock and each holder of record of New PubCo Class V Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote.

The ESGEN Board believes that New PubCo’s future success rests on the ability to undertake a long-term view and providing the Sellers an equal, per-share voting interest, with respect to their New PubCo Class V Common Stock, to that of the holders of New PubCo Class A Common Stock will enhance New PubCo’s ability to focus on long-term value creation and help insulate New PubCo from short-term outside influences. New PubCo’s leadership team’s equal, per-share voting power will also provide New PubCo with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining its control.

(vi) Blank Check Provisions (Proposal 5F)

The Existing Organizational Documents contain various provisions applicable only to blank check companies. Upon consummation of the Business Combination, ESGEN will cease to be a blank check company.

Proposal 5F provides that the Proposed Organizational Documents will not include any provisions related to blank check company status. The ESGEN Board believes this is desirable because these provisions will serve no purpose following the Business Combination. For example, Proposal 5F provides that the Proposed Organizational Documents will not include a requirement to dissolve New PubCo and allows it to continue as a corporate entity with perpetual existence following Closing of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for New PubCo following the Business Combination. In addition, certain other provisions in the Existing Organizational Documents require that proceeds from the IPO be held in the Trust Account until an initial business combination or liquidation or merger has occurred. These provisions would cease to apply upon consummation of the Business Combination.

(vii) Action by Written Consent (Proposal 5G)

The Existing Organizational Documents permit holders of ESGEN ordinary shares to approve matters by unanimous written resolution of all of the holders of such ESGEN ordinary shares entitled to receive notice of and to attend and vote at general meetings.

Under the Proposed Organizational Documents, New PubCo’s stockholders will have the ability to take action by written consent in lieu of a meeting for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo. Upon holders of New PubCo Class V Common Stock no longer beneficially owning, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo, New PubCo stockholders will no longer be able to take action by written consent and any action of New PubCo must be effected at a duly called special or annual meeting of the stockholders of New PubCo. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of New PubCo. Further, the ESGEN Board believes that limiting New PubCo’s stockholders’ ability to act by written consent will reduce the time and effort the New PubCo Board and management of New PubCo would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, limiting New PubCo stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New PubCo Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ESGEN is aware to obtain control of New PubCo, and ESGEN and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the ESGEN Board does not believe that the effects of the limitation of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New PubCo. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New PubCo Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Anti-Takeover Effects of the Proposed New PubCo Organizational Documents and Certain Provisions of Delaware Law

The Proposed New PubCo Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New PubCo Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the New PubCo Board to maximize shareholder value in connection with any unsolicited offer to acquire New PubCo. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New PubCo by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New PubCo Common Stock held by shareholders. See “Description of New PubCo’s Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law and the Proposed New PubCo Organizational Documents” for more information.

Resolutions to be Voted Upon

The full text of the resolutions to be proposed are as follows:

“RESOLVED, as a special resolution, on a non-binding advisory basis, to increase the authorized share capital authorized share capital of US$27,600 divided into 250,000,000 ESGEN Class A ordinary shares, par value $0.0001 per share, 25,000,000 ESGEN Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to authorized capital stock of (i) 300,000,000 shares of New PubCo Class A Common Stock, par value $0.0001 per share, (ii) 100,000,000 shares of New PubCo Class V common stock, par value $0.0001 per share and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New PubCo.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, to provide that the Proposed Charter may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of outstanding shares of New PubCo Common Stock entitled to vote at an election of directors, voting together as a single class, in addition to the affirmative vote of any particular class that shall be entitled to vote separately upon any proposed amendment to the Proposed Charter that would alter or change the powers, preferences or special rights of such class of New PubCo Common Stock in a manner that is disproportionately adverse as compared to the other classes of New PubCo Common Stock.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, to provide for (i) the election of directors by the New PubCo immediately following the Closing, (ii) the filling of newly-created directorships or any vacancy on the New PubCo Board by a majority vote of the remaining directors then in office, even if less than a quorum, and not by the stockholders and (iii) the removal of directors with or without cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, to provide that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery and any appellate court thereof shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of New PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of New PubCo to New PubCo or New PubCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New PubCo or any current or former director, officer, other employee, agent or stockholder of New PubCo arising out of or pursuant to any provision of the DGCL, the Proposed New PubCo Organizational Documents (as each may be amended from time to time); or (iv) any action, suit or proceeding asserting a claim against New PubCo or any director, officer, other employee, agent or stockholder of New PubCo governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, to provide that each holder of record of New PubCo Class A Common Stock and New PubCo Class V Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, the removal of provisions in the Existing Organizational Documents related to ESGEN’s status as a blank check company that will no longer apply upon the closing of the Business Combination be approved.”

“RESOLVED, as a special resolution, on a non-binding advisory basis, to provide that the stockholders of New PubCo may act by written consent for so long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of New PubCo Common Stock entitled to vote generally in the election of directors of New PubCo.”

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by holders of the ESGEN ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on ESGEN or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, ESGEN intends that the Proposed New PubCo Organizational Documents will take effect upon the Closing (assuming approval of the Organizational Documents Proposal). The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Advisory Charter Proposals. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Advisory Charter Proposals will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is not conditioned upon the approval of the Advisory Charter Proposals. Notwithstanding the approval of the Advisory Charter Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Charter Proposals will not be effected.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

ESGEN is requesting its shareholders consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of (i) shares of New PubCo Class A Common Stock issuable upon the conversion of the Convertible OpCo Preferred Units to the PIPE Investors pursuant to the Financing Agreements, (ii) shares of New PubCo Class A Common Stock and New PubCo Class V Common Stock pursuant to the terms of the Business Combination Agreement, (iii) New PubCo Warrants and shares of New PubCo Class A Common Stock issuable upon exercise of such New PubCo Warrants, (iv) shares of New PubCo Class A Common Stock upon the redemption and exchange of the Exchangeable OpCo Units, together with the cancellation of an equal number of shares of Seller Class V Common Stock, in accordance with the Proposed Charter and OpCo A&R LLC Agreement and (v) shares of New PubCo Class A Common Stock issuable upon the redemption and exchange of OpCo Units in connection with the exercise of the OpCo Warrants.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, New PubCo currently expects to issue, assuming no holders of Public Shares exercise their redemption rights in connection with the Business Combination, an estimated 5,408,555 shares of New PubCo Class A Common Stock in connection with the Business Combination. For further details, see “The Business Combination Agreement — Closing Matters” and “The Incentive Equity Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of ESGEN’s ordinary shares and has executed the Sponsor Subscription Agreement to acquire the Sponsor PIPE Securities immediately prior to Closing, the Sponsor is considered a substantial shareholder of ESGEN under Nasdaq Listing Rule 5635(e)(3) and, therefore, approval of such issuance may be required under Nasdaq Listing Rule 5635(e)(3).

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) shares of New PubCo Class A Common Stock issuable upon the conversion of the Convertible OpCo Preferred Units to the PIPE Investors pursuant to the Financing Agreements, (ii) shares of New PubCo Class A Common Stock and New PubCo Class V Common Stock pursuant to the terms of the Business Combination Agreement, (iii) New PubCo Warrants and shares of New PubCo Class A Common Stock issuable upon exercise of such New PubCo Warrants, (iv) shares of New PubCo Class A Common Stock upon the redemption and exchange of the Exchangeable OpCo Units, together with the cancellation of an equal number of shares of Seller Class V Common Stock, in accordance with the Proposed Charter and the OpCo A&R LLC Agreement and (v) shares of New PubCo Class A Common Stock issuable upon the redemption and exchange of OpCo Units in connection with the exercise of the OpCo Warrants.”

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of the ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the proposal. The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Nasdaq Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Nasdaq Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE INCENTIVE EQUITY PLAN PROPOSAL

2024 Plan

Under the terms of the Business Combination Agreement, ESGEN will adopt a 2024 Omnibus Incentive Equity Plan effective as of one day prior to the Closing Date (the “2024 Plan”). The purpose of the 2024 Plan is to provide a means whereby we can secure and retain the service of employees, directors and consultants, to provide incentives to such persons and to align the interests of such service providers with our stockholders. This section summarizes the proposed material features of the 2024 Plan. The 2024 Plan is still being finalized and as such, the terms of the 2024 Plan may be subject to change, and nothing in this section shall be considered to be a binding commitment with respect to the 2024 Plan.

Securities to be Offered

The aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Plan shall not initially exceed a number of shares of New PubCo Class A Common Stock representing approximately 8% of the fully diluted shares of New PubCo outstanding immediately following the Closing (subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2024 Plan) (the “Initial Share Reserve”). The number of shares of New PubCo Class A Common Stock available for issuance under the 2024 Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2025 and ending and including January 1, 2029, equal to the lesser of (i) 2% of the aggregate number of fully diluted shares of NewPubCo outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the 2024 Plan. The aggregate number of shares of New PubCo Class A Common Stock that may be issued or used under the 2024 Plan pursuant to incentive stock options shall not exceed an amount equal to the Initial Share Reserve. Shares of New PubCo Class A Common Stock subject to an award that expires or is cancelled, forfeited or otherwise terminated without delivery of shares, tendered in payment of an option, covered by a stock-settled stock appreciation right or that were otherwise not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the 2024 Plan. No shares shall be deemed to have been issued in settlement of a SAR, restricted stock unit or other award that only provides for settlement in, and settles only in, cash. The number of shares of New PubCo Class A Common Stock available for issuance under the 2024 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules, provided that any substitute awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares available for incentive stock option awards under the 2024 Plan).

Administration

The 2024 Plan will be administered by a committee of the New PubCo Board that has been authorized to administer the 2024 Plan, except if no such committee is authorized by the New PubCo Board, the New PubCo Board will administer the 2024 Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the 2024 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards.

Eligibility

Employees, consultants and non-employee directors of New PubCo and its affiliates will be eligible to receive awards under the 2024 Plan. As of July 31, 2023, the Committee has not determined the number of individuals who will be eligible to receive awards under the 2024 Plan following the Business Combination. As stated above, the basis for participation in the 2024 Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the 2024 Plan to a non-employee director as compensation for services on the New PubCo Board, during any one fiscal year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the New PubCo Board during such year, may not exceed any limits as outlined in any New PubCo compensation policy, provided that the New PubCo Board can make exceptions to this limit so long as the applicable non-employee director does not participate in the decision.

Types of Awards

The 2024 Plan will provide for the grant of both incentive stock options (“ISOs”), which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options (“NSOs”), as well as the grant of restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), and other stock-based awards and substitute awards.

Options

New PubCo may grant ISOs and NSOs to eligible persons, except that ISOs may only be granted to persons who are New PubCo’s employees or employees of one of our subsidiaries or controlled affiliates, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of New PubCo Class A Common Stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the option must be at least 110% of the fair market value of a share of New PubCo Class A Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant. The aggregate fair market value, determined at the time of grant, of our New PubCo Class A Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs.

Payment of the exercise price may be made in a manner approved by the Committee, which may include (i) immediately available funds in U.S. dollars, (ii) delivery of New PubCo Class A Common Stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise or (iv) any other means approved by the Committee.

Unless the Committee provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.

Restricted Stock Awards

A restricted stock award is a grant of shares of New PubCo Class A Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of New PubCo Class A Common Stock subject to the restricted stock award or to receive dividends (or dividend equivalents) on such shares of New PubCo Class A Common Stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

An RSU is a right to receive cash, shares of New PubCo Class A Common Stock or a combination of cash and shares of New PubCo Class A Common Stock at the end of a specified period equal to the fair market value of one share of New PubCo Class A Common Stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of New PubCo Class A Common Stock) of dividends paid on the underlying shares of New PubCo Class A Common Stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalent rights are granted.

Stock Appreciation Rights

A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a SAR award.

Other Share-Based Awards

Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of New PubCo Class A Common Stock.

Substitute Awards

Awards may be granted under the 2024 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with New PubCo or one of its affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the 2024 Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of New PubCo, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the 2024 Plan may be subject to reduction, cancelation or recoupment under any written clawback policy that New PubCo may adopt and that New PubCo determines should apply to awards under the 2024 Plan or that is required by law.

Plan Amendment and Termination

The 2024 Plan will allow the Committee to amend or terminate any award, award agreement or the 2024 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of stockholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The 2024 Plan will remain in effect for a period of ten years (unless earlier terminated by the New PubCo Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2024 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the 2024 Plan. No attempt has been made to discuss certain kinds of taxes, including any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a NSO or SAR under the 2024 Plan, the participant should not have taxable income as of the grant of the NSO or SAR. Upon the exercise of a NSO or SAR, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price. If the participant is employed by us or one of our affiliates at the time of exercise, such income will be subject to withholding taxes. The participant’s tax basis in the New PubCo Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of such New PubCo Class A Common Stock on the date the participant exercises such option or SAR. When a participant sells the New PubCo Class A Common Stock acquired as a result of the exercise of a NSO or SAR, any appreciation or depreciation in the value of the New PubCo Class A Common Stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for U.S. federal income tax purposes, depending on the holding period. The New PubCo Class A Common Stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment. Subject to the discussion under “— Tax Consequences to New PubCo” below, New PubCo and its subsidiaries or controlled affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of the New PubCo Class A Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New PubCo and its subsidiaries or controlled affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Restricted Stock

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the discussion under “— Tax Consequences to New PubCo” below, New PubCo and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

RSUs

Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the discussion under “— Tax Consequences to New PubCo” below, New PubCo and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Tax Consequences to New PubCo

Reasonable Compensation

In order for the amounts described above to be deductible by New PubCo, such amounts must constitute reasonable compensation for services rendered or to be rendered by an individual service provider and must be ordinary and necessary business expenses.

Golden Parachute Payments

New PubCo’s ability (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2024 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

New PubCo’s ability to obtain a deduction for amounts paid under the 2024 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Grants under the 2024 Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Equity Compensation Plan Information

As of September 30, 2023, ESGEN had no compensation plans (including individual compensation arrangements) under which equity securities of ESGEN were authorized for issuance.

Registration with the SEC

If the 2024 Plan is approved by ESGEN’s shareholders and becomes effective, New PubCo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2024 Plan as soon as reasonably practicable after New PubCo becomes eligible to use such form.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the 2024 Omnibus Incentive Equity Plan of New PubCo, a copy of which is attached to this proxy statement/prospectus as Annex I, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of the ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Business Combination is conditioned upon the approval of the Incentive Equity Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Incentive Equity Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Equity Plan Proposal will not be effected.

The Initial Shareholders, including the Sponsor and ESGEN’s independent directors, have agreed to vote in favor of the Incentive Equity Plan Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own 83.0% of the issued and outstanding ESGEN ordinary shares, including all of the ESGEN Class B ordinary shares, and have not purchased any Public Shares, but may do so at any time. As a result, approval of the Incentive Equity Plan Proposal will not require the affirmative vote of any ESGEN ordinary shares held by the Public Shareholders.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE INCENTIVE EQUITY PLAN PROPOSAL.

PROPOSAL NO. 8 — THE DIRECTOR ELECTION PROPOSAL

Overview

ESGEN is asking holders of its Class B ordinary shares to consider and vote upon a proposal, assuming the other Condition Precedent Proposals are approved, to elect six directors, effective as of the Closing, with each director serving on the New PubCo Board until New PubCo’s next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Nominees

As contemplated by the Business Combination Agreement, the New PubCo Board following the Closing will be as follows:

•	five director nominees designated by Sunergy, who are expected to be Timothy Bridgewater, Gianluca “Luke” Guy, Neil Bush, Mark M. Jacobs and Dr. Abigail M. Allen; and

•	one director nominee designated by the Sponsor, who is expected to be James P. Benson.

For more information on the experience of each of these director nominees, please see the section titled “Management of New PubCo Following the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that effective as of the Closing, the New PubCo Board shall consist of no more than six directors, and that Timothy Bridgewater, Gianluca “Luke” Guy, Neil Bush, Mark M. Jacobs,   and James P. Benson be and are hereby elected as directors to serve on the New PubCo Board until New PubCo’s next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.”

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of votes cast by holders of the ESGEN ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Special Meeting. Under the terms of the Existing Organizational Documents, prior to the closing of ESGEN’s initial business combination, only the holders of the ESGEN Class B ordinary shares are entitled to vote on the election of directors. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Initial Shareholders have agreed to vote the ESGEN ordinary shares owned by them in favor of the Director Election Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own all of the issued and outstanding ESGEN Class B ordinary shares.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ESGEN Class B ordinary shares. The Business Combination is conditioned upon the approval of the Director Election Proposal.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal (if put forth at the Special Meeting), if adopted, will allow the ESGEN Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Condition Precedent Proposals. In no event will the ESGEN Board adjourn the Special Meeting beyond the date by which it may properly do so under our Existing Organizational Documents, Cayman Islands law or the Business Combination Agreement. ESGEN agreed in the Business Combination Agreement that it may not adjourn or postpone the Special Meeting for more than twenty days in the aggregate.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by ESGEN’s shareholders, the ESGEN Board will not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Condition Precedent Proposals. If we do not consummate the Business Combination and fail to complete an initial business combination by February 22, 2024 (unless such date is extended in accordance with the Existing Organizational Documents), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Special Meeting to a later date or dates to be determined by the chairman of the Special Meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by holders of the ESGEN ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the ESGEN Board

THE ESGEN BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a discussion of material U.S. federal income tax considerations applicable to holders of our Public Shares or ESGEN Public Warrants (other than the Sponsor or any of its affiliates) as a consequence of the: (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New PubCo Class A Common Stock and New PubCo Warrants after the Domestication. This section applies only to investors that hold their Public Shares or ESGEN Public Warrants, and that will hold their New PubCo Class A Common Stock or New PubCo Warrants, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents or citizens of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion, synthetic security or other integrated or similar transaction;

•	persons subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities whose interests are held by qualified foreign pension funds;

•	persons that purchase stock in New PubCo as part of the PIPE Investment;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	PFICs or their stockholders.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in Sunergy prior to the Business Combination, including holders of our Public Shares or ESGEN Public Warrants that also hold, directly or indirectly, equity interests in Sunergy. With respect to the consequences of holding shares of New PubCo Class A Common Stock and New PubCo Warrants, this discussion is limited to holders that acquire such shares of New PubCo Class A Common Stock in connection with the Domestication or as a result of the exercise of a New PubCo Warrant, and holders that acquire such New PubCo Warrants in connection with the Domestication.

ESGEN has not sought, and neither ESGEN nor New PubCo will seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold our securities or New PubCo securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Public Shares or ESGEN Public Warrants, or New PubCo Class A Common Stock or New PubCo Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our Public Shares or ESGEN Public Warrants, or that will hold New PubCo Class A Common Stock or New PubCo Warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW PUBCO CLASS A COMMON STOCK AND NEW PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because any ESGEN Unit consisting of one Public Share and one-half of one ESGEN Public Warrant with a whole ESGEN Public Warrant representing the right to acquire one Public Share, is separable at the option of the holder, ESGEN is treating any Public Share and one-half of one ESGEN Public Warrant to acquire one Public Share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our Public Shares or ESGEN Public Warrants or New PubCo Class A Common Stock or New PubCo Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

Subject to the limitations set forth above under “Material U.S. Federal Income Tax Considerations,” the discussion in this section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP as to the material U.S. federal income tax consequences of the Domestication to U.S. Holders.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to Zeo Energy Corp.

The Domestication should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as ESGEN, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of Public Shares or ESGEN Public Warrants should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) of the Code to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ESGEN (i) transferred all of its assets and liabilities to New PubCo in exchange for all of the outstanding New PubCo Class A Common Stock and New PubCo Warrants; and then (ii) distributed New PubCo Class A Common Stock and New PubCo Warrants to the Public Shareholders and warrant holders in liquidation of ESGEN. The taxable year of ESGEN should be deemed to end on the date of the Domestication.

If the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New PubCo Class A Common Stock or a New PubCo Warrant received in the Domestication should be the same as its tax basis in the Public Share or ESGEN Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New PubCo Class A Common Stock or a New PubCo Warrant should include such U.S. Holder’s holding period for the Public Share or ESGEN Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder may recognize gain or loss with respect to a Public Share or ESGEN Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New PubCo Class A Common Stock or New PubCo Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Share or ESGEN Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New PubCo Class A Common Stock or New PubCo Warrant would be equal to the fair market value of that share of New PubCo Class A Common Stock or New PubCo Warrant, respectively, on the date of the Domestication, and such U.S. Holder’s holding period for the share of New PubCo Class A Common Stock or New PubCo Warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur after the redemption, U.S. Holders exercising redemption rights generally should not be subject to the potential tax consequences of the Domestication with respect to any Public Shares redeemed in the redemption.

Effects of Section 367(b) of the Code to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur after the redemption, U.S. Holders exercising redemption rights will not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication with respect to any Public Shares redeemed in the redemption.

A. U.S. Holders That Hold 10 Percent or More of ESGEN

A U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Public Shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of ESGEN Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of ESGEN (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Public Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Public Shares. Treasury Regulations under Section 367 of the Code provide that the earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

ESGEN does not expect to have significant cumulative earnings and profits through the date of the Domestication. If ESGEN’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. If ESGEN’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of the dividends received deduction under Section 245A of the Code in their particular circumstances.

B. U.S. Holders That Own Less Than 10 Percent of ESGEN

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New PubCo Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New PubCo Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (a) a copy of the information that the U.S. Holder received from ESGEN establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares and (b) a representation that the U.S. Holder has notified ESGEN (or New PubCo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to New PubCo no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding ESGEN’s earnings and profits upon written request.

ESGEN does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that ESGEN had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

D. Tax Consequences for U.S. Holders of ESGEN Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of ESGEN Public Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of

Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of ESGEN Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of ESGEN Public Warrants for newly issued New PubCo Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) of the Code to U.S. Holders,” the redemption and Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to ESGEN prior to the redemption and Domestication, interest income earned by ESGEN would be considered passive income and cash or cash equivalents held by ESGEN would be considered a passive asset.

B. PFIC Status of ESGEN

Because ESGEN is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, ESGEN believes that it likely will be a PFIC for its prior taxable year which ended on December 31, 2022, and likely will be considered a PFIC for its current taxable year which will end on the date of the Domestication.

C. Effects of PFIC Rules on the Redemption and Domestication

As discussed above, ESGEN believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Public Shares and ESGEN Public Warrants upon the redemption or Domestication if (i) ESGEN were classified as a PFIC at any time during such U.S. Holder’s holding period for such Public Shares or ESGEN Public Warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which ESGEN was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Public Shares. Generally, neither election is available with respect to the ESGEN Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares or ESGEN Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ESGEN was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

To the extent the redemption is treated as a sale or exchange for any U.S. Holders of Public Shares exercising their redemption rights (as discussed under “— Effects to U.S. Holders of Exercising Redemption Rights”), because ESGEN believes that it is likely classified as a PFIC, any such U.S. Holders that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may be subject to taxation (in accordance with the PFIC rules described above) on the redemption to the extent their Public Shares have a fair market value in excess of their tax basis therein.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) of the Code to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if ESGEN is a PFIC, U.S. Holders of Public Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of ESGEN Public Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the redemption or Domestication to the extent their Public Shares or ESGEN Public Warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Public Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ESGEN, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Public Shares would depend on whether the U.S. Holder makes a timely and effective election to treat ESGEN as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Public Shares during which ESGEN qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to ESGEN is contingent upon, among other things, the provision by ESGEN of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to ESGEN Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, if we were determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the redemption or Domestication except to the extent described under “— Effects of Section 367(b) of the Code to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of Public Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. A mark-to-market election is not available with respect to ESGEN Public Warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules under “— PFIC Considerations,” the U.S. federal income tax consequences to a U.S. Holder of Public Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Public Shares will depend on whether the redemption qualifies as a sale of the Public Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares redeemed, subject to the PFIC rules under “— PFIC Considerations,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received, and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year at the time of the redemption.

The redemption of Public Shares generally will qualify as a sale of the Public Shares redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in ESGEN or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Public Shares actually owned by such U.S. Holder, but also Public Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Public Shares owned directly, Public Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Public Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of ESGEN Public Warrants.

The redemption of Public Shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of ESGEN’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of ESGEN’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of Public Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Public Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Public Shares owned by certain family members and such U.S. Holder does not constructively own any other Public Shares. The redemption of Public Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in ESGEN. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Public Shares, and a U.S. Holder generally will be required to include in gross income as a dividend the amount of such distribution to the extent such distribution is paid out of ESGEN’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

On the basis that ESGEN believes that it is likely classified as a PFIC (as discussed above under “— PFIC Considerations”), such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation” (moreover, as a Cayman Islands exempted company, ESGEN should not be a “qualified foreign corporation” for purposes of such dividend treatment). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such U.S. Holder’s Public Shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in ESGEN Public Warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on Shares of New PubCo Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New PubCo Class A Common Stock, to the extent the distribution is paid out of New PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New PubCo Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New PubCo Class A Common Stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants” below.

Dividends that New PubCo pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New PubCo pays to a non-corporate

U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Public Shares may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants

Upon a sale or other taxable disposition of shares of New PubCo Class A Common Stock or New PubCo Warrants which, in general, would include a redemption of shares of New PubCo Class A Common Stock or New PubCo Warrants that is treated as a sale of such securities as described below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New PubCo Class A Common Stock or New PubCo Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New PubCo Class A Common Stock or New PubCo Warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New PubCo Class A Common Stock and/or New PubCo Warrants following the Domestication. See “— Exercise, Lapse or Redemption of New PubCo Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New PubCo Class A Common Stock acquired pursuant to the exercise of a New PubCo Warrant.

Exercise, Lapse or Redemption of New PubCo Warrants

Except as discussed below with respect to the cashless exercise of a New PubCo Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New PubCo Class A Common Stock upon exercise of a New PubCo Warrant for cash. The U.S. Holder’s tax basis in the share of New PubCo Class A Common Stock received upon exercise of a New PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New PubCo Warrant, and the exercise price of such New PubCo Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New PubCo Class A Common Stock received upon exercise of a New PubCo Warrant will commence on the date of exercise of the New PubCo Warrant or the day following the date of exercise of the New PubCo Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New PubCo Warrant. If a New PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the New PubCo Warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New PubCo Warrants following the Domestication.

The tax consequences of a cashless exercise of a New PubCo Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New PubCo Class A Common Stock received generally should equal the U.S. Holder’s tax basis in the New PubCo Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New PubCo Class A Common Stock would be treated as commencing on the date of exercise of New PubCo Warrant or the day following the date of exercise of New PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New PubCo Class A Common Stock received would include the holding period of the New PubCo Warrants that were exercised.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New PubCo Warrants having a value equal to the exercise price for the total number of New PubCo Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New PubCo Warrants deemed surrendered and the U.S. Holder’s tax basis in the New PubCo Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New PubCo Class A Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New PubCo Warrants exercised, and the exercise price of such New PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New PubCo Class A Common Stock would commence on the date of exercise of the New PubCo Warrant or the day following the date of exercise of the New PubCo Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the New PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New PubCo Class A Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New PubCo Warrant occurring after New PubCo’s giving notice of an intention to redeem New PubCo Warrants described in the section entitled “Description of New PubCo Securities — Warrants — New PubCo Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New PubCo redeemed such New PubCo Warrant for shares of New PubCo Class A Common Stock or as an exercise of the New PubCo Warrant. If the cashless exercise of New PubCo Warrants for shares of New PubCo Class A Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New PubCo Class A Common Stock received should equal the U.S. Holder’s tax basis in the New PubCo Warrants and the holding period of the shares of New PubCo Class A Common Stock should include the holding period of the New PubCo Warrants. Alternatively, if the cashless exercise of a New PubCo Warrant is not treated as a redemption, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New PubCo Warrants.” In the case of an exercise of a New PubCo Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New PubCo Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New PubCo Warrant occurring after New PubCo’s giving notice of an intention to redeem New PubCo Warrant as described above.

If New PubCo redeems New PubCo Warrants for cash or if New PubCo purchases New PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants.”

Possible Constructive Distributions

The terms of each New PubCo Warrant provide for an adjustment to the exercise price of the New PubCo Warrant or an increase in the shares of New PubCo Class A Common Stock issuable on exercise in certain circumstances. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of New PubCo Warrants would, however, be treated as receiving a constructive distribution from New PubCo if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New PubCo’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New PubCo Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New PubCo Class A Common Stock which is taxable to them as described under “— Distributions on Shares of New PubCo Class A Common Stock” above. Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the New PubCo Warrant received a cash distribution from New PubCo equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New PubCo Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New PubCo Warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Public Shares or ESGEN Public Warrants or New PubCo Class A Common Stock or New PubCo Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New PubCo Class A Common Stock and New PubCo Warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

ESGEN does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Public Shares or ESGEN Public Warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption in connection with a non-U.S. Holder’s exercise of its redemption rights generally will correspond to the U.S. federal income tax characterization of a redemption with respect to U.S. Holders, as described above. However, notwithstanding such characterization, any redeemed non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of such redemption unless the gain or dividend is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder).

Distributions on Shares of New PubCo Class A Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New PubCo Class A Common Stock, to the extent paid out of New PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the U.S., will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New PubCo Class A Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New PubCo Class A Common Stock, which will be treated as described below under “— Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants.” Dividends paid by New PubCo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the U.S. (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply.

Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New PubCo Class A Common Stock or New PubCo Warrants unless:

(i)

such non-U.S. Holder is an individual that was present in the U.S. for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the U.S. (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)	New PubCo is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New PubCo Class A Common Stock or New PubCo Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New PubCo Class A Common Stock or New PubCo Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New PubCo will be classified as a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New PubCo to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New PubCo will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New PubCo Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New PubCo Warrant, or the lapse of a New PubCo Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New PubCo Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants.” If New PubCo redeems New PubCo Warrants for cash or if it purchases New PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New PubCo Class A Common Stock and New PubCo Warrants.”

Possible Constructive Distributions

The terms of each New PubCo Warrant provide for an adjustment to the exercise price of New PubCo Warrant or an increase in the shares of New PubCo Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of New PubCo Securities — Warrants — New PubCo Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to New PubCo Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from New PubCo equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New PubCo Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New PubCo Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New PubCo Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund; provided, that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Public Shares or ESGEN Warrants and shares of New PubCo Class A Common Stock or New PubCo Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which Public Shares or ESGEN Public Warrants and shares of New PubCo Class A Common Stock or New PubCo Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Public Shares or ESGEN Public Warrants and shares of New PubCo Class A Common Stock or New PubCo Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New PubCo Class A Common Stock or New PubCo Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Public Shares, ESGEN Public Warrants, shares of New PubCo Class A Common Stock or New PubCo Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of historical financial information of ESGEN and Sunergy, adjusted to give effect to the Business Combination as of and for the periods described below.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical unaudited balance sheet of Sunergy as of September 30, 2023, with the historical unaudited balance sheet of ESGEN as of September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred as of September 30, 2023.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical unaudited statement of operations of Sunergy for the nine months ended September 30, 2023, and the historical unaudited statement of operations of ESGEN for the nine months ended September 30, 2023 on a pro forma, basis as if the Business Combination had occurred on January 1, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Sunergy for the year ended December 31, 2022, and the historical audited statement of operations of ESGEN for the year ended December 31, 2022 on a pro forma, basis as if the Business Combination had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, has been derived from:

•	The historical unaudited financial statements of ESGEN as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•	The historical unaudited financial statements of Sunergy as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:

•	The historical audited financial statements of ESGEN for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•	The historical audited financial statements of Sunergy for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, has been derived from:

•	The historical unaudited financial statements of ESGEN for the nine months ended September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•	The historical unaudited financial statements of Sunergy for the nine months ended September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Sunergy and ESGEN have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Sunergy and ESGEN included in this proxy statement/prospectus and Sunergy’s and ESGEN’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On April 19, 2023, ESGEN entered into the Business Combination Agreement with OpCo, the Sellers, Sunergy, the Sponsor, and Timothy Bridgewater, in the capacity as the Sellers Representative.

Exchange Consideration

The Business Combination Agreement provides for the following Transactions:

(i)

following any Public Share Redemptions of Public Shares, the ESGEN Share Conversion will occur (provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class A ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares;

(ii)

subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, on the Closing Date prior to the Closing, ESGEN will effectuate the Domestication, and, in connection with the Domestication, the following will occur: (A) ESGEN will change its name to Zeo Energy Corp.; (B) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A common stock; (C) each outstanding ESGEN Public Warrant will become a New PubCo Warrant; (D) each outstanding ESGEN Private Placement Warrant will be cancelled; and (E) New PubCo will file its Proposed Charter and will adopt bylaws substantially in the form of the Proposed Bylaws. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of New PubCo Class A Common Stock and (y) one-half of one New PubCo Warrant representing the right to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to ESGEN Warrants set forth in the Warrant Agreement;

(iii)	New PubCo or OpCo, as applicable, will cause the PIPE Financing required to be consummated at the Closing to be consummated in accordance with the terms of the applicable Financing Agreements;

(iv)

Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to complete the Sunergy Exchanges by exchanging or converting all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

(v)	New PubCo and OpCo will effectuate the New PubCo Contribution;

(vi)	immediately following the New PubCo Contribution, the Sellers will effectuate the Seller Contribution; and

(vii)	New PubCo will adopt the 2024 Plan.

In connection with the Business Combination, New PubCo will enter into the Tax Receivable Agreement with the TRA Holders. Pursuant to the Tax Receivable Agreement, New PubCo will be required to pay the TRA

Holders 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that ESGEN actually realizes (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights and certain benefits attributable to imputed interest.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

PIPE Investment

In connection with entering into the Business Combination Agreement, ESGEN entered into the Sponsor Subscription Agreement with the Sponsor, pursuant to which, among other things, the Sponsor agreed to purchase in connection with the Closing an aggregate of $10 million in Convertible OpCo Preferred Units, with the ability, at New PubCo’s option, to require the Sponsor to purchase an additional $5 million in Convertible OpCo Preferred Units within six months of Closing, for aggregate gross proceeds of up to $15.0 million. The Sponsor Subscription Agreement contain customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and are subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transactions contemplated by the Sponsor Subscription Agreement required to be consummated at the Closing have not been consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor or its affiliates). The applicable portion of the Sponsor PIPE Investment as noted above required to be funded in connection with the Closing is expected to close immediately prior to the Closing.

In addition to the Sponsor PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into Additional PIPE Agreements in form and substance reasonably acceptable to ESGEN and Sunergy, to support the Business Combination.

For more information regarding the Sponsor Subscription Agreement and the Additional PIPE Agreements, see the section entitled “The Business Combination Agreement — Related Agreements — PIPE Financing.”

Special Meeting Redemptions

In connection with the vote to approve the Extension Proposal, held by ESGEN on January 18, 2023, ESGEN shareholders approved the extension of the date by which ESGEN must consummate an initial business combination from January 22, 2023 to April 22, 2023, and in the event that ESGEN has not consummated an initial business combination by April 22, 2023, to allow ESGEN, by resolution of ESGEN’s board of directors, and without approval of the Company’s shareholders, upon five days’ notice prior to each additional extension, to extend the termination date up to six times, each by one additional month (for a total of up to six additional months to complete a business combination, all six of which were implemented). In connection with the vote to approve the Extension Proposal, ESGEN’s public shareholders elected to redeem 24,703,445 ESGEN Class A ordinary shares at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of approximately $255.9 million.

In connection with the vote to approve the Extension Amendment Proposal, held by ESGEN on October 20, 2023, ESGEN shareholders approved the extension of the date by which ESGEN must consummate an initial business combination from October 22, 2023 (after giving effect to the extensions provided in the Charter Amendment) to January 22, 2024, and in the event that ESGEN has not consummated an initial business combination by January 22, 2024, to allow ESGEN, by resolution of ESGEN’s board of directors, and without approval of the Company’s shareholders, upon five days’ notice prior to each Additional Extension, to extend the termination date up to six times, each by one additional month (for a total of up to six additional months to complete a business combination), provided that the Sponsor (or its affiliates or permitted designees)

will deposit into the Trust Account for each Additional Extension Date the lesser of (a) US$35,000 or (b) $0.0175 for each Public Share that is then-outstanding. In connection with the vote to approve the Extension Amendment Proposal, ESGEN’s public shareholders elected to redeem 1,488,000 ESGEN Class A ordinary shares at a redemption price of approximately $11.21 per share, for an aggregate redemption amount of approximately $16.7 million. Following the redemptions, an aggregate of 1,408,555 Public Shares (not including the Converted Shares) were issued and outstanding. On October 24, 2023, the Company deposited $0.0525 per Public Share then outstanding from its working capital account into the Trust Account in connection with the effectiveness of the Extension Amendment.

Accounting for the Business Combination

Based upon the evaluation of the OpCo A&R LLC Agreement, the Sellers will contribute their interests of Sunergy into OpCo. OpCo’s members will not have substantive kickout or participating rights and therefore OpCo is a VIE. Consideration of OpCo as a VIE is necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the OpCo Manager Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN will consolidate OpCo and will be considered to the accounting acquirer; however, further consideration of whether the entities are under common control is required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, ESGEN evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy is under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Sunergy is majority owned by five entities (the “Primary Sellers”), who have entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN is expected to occur within the term of the Voting Agreement.

Prior to the Business Combination, the Primary Sellers have 98% ownership in Sunergy. Immediately following the Business Combination, assuming no additional redemptions, the Sellers are expected to own 83.0% of the equity of New PubCo and assuming maximum redemptions of Public Shares, the Sellers are expected to own 83.2% of the equity of New PubCo.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of New PubCo in concert. Accordingly, in both redemption scenarios, the Primary Sellers retain majority control through the voting of their shares in conjunction with the Voting Agreement immediately prior to the Business Combination and following the Business Combination and, therefore, there is no change of control before or after the Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•	Subsequent to the Business Combination, the New PubCo Board is expected to be comprised of one individual designated by ESGEN and six individuals that are designated by Sunergy; and

•

Subsequent to the Business Combination, management of New PubCo will be the existing management at Sunergy. The individuals serving as the chief executive officer and chief financial officer of Sunergy’s current management team will continue substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there is no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization.

Basis of Pro Forma Presentation

ESGEN has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of ESGEN public shares into cash as more fully described below:

•

Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after January Redemptions and October Redemptions, no additional public shareholders of ESGEN exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•

Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the January Redemptions and the October Redemptions, ESGEN public shareholders holding 1,408,555 shares of ESGEN Class A ordinary shares will exercise their redemption rights for $16.0 million upon consummation of the Business Combination at a redemption price of approximately $11.37 per share. The maximum redemption amount reflects the maximum number of the ESGEN Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the Redemption Limitation Amendment is passed by the ESGEN shareholders and that ESGEN’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Sunergy on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Sunergy shareholders	33,730,000	84.0%	33,730,000	87.1%
ESGEN public shareholders	1,408,555	3.5%	0	0.0%
Initial Shareholders (except Sponsor)(1)	742,564	1.9%	742,564	1.9%
Sponsor(2)	4,257,436	10.6%	4,257,436	11.0%

Total shares outstanding	40,138,555		38,730,000

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (iii) the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

The following unaudited pro forma condensed combined statement of financial position as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, are based on the historical financial statements of ESGEN and Sunergy. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023(1)

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$4,346,020	$267,058	$10,000,000	A	$17,950,881	$(16,018,732)	F	$1,932,149
			16,018,732	B
			(12,980,929)	C		—
			300,000	I
Accounts receivable, less reserves	6,783,668				6,783,668			6,783,668
Inventories, net	252,616	—	—		252,616	—		252,616
Prepaid expenses and other assets	544,578	4,261	1,250,000	C	1,798,839	—		1,798,839

Total current assets	11,926,882	271,319	14,587,803		26,786,004	$(16,018,732)		10,767,272
Non-current assets
Property, plant, and equipment	2,201,978	—	—		2,201,978	—		2,201,978
Operating lease ROU assets	1,271,770				1,271,770			1,271,770
Other assets	628,215	—	—		628,215	—		628,215
Goodwill	27,010,745				27,010,745			27,010,745
Intangible assets, net	1,028,036				1,028,036			1,028,036
Deferred tax asset, net	—	—	1,269,076	K	1,269,076	—		1,269,076
Marketable securities held in Trust Account	—	32,393,380	(16,018,732)	B	—	—		—
			(16,679,055)	L
			304,407	H

Total non-current assets	32,140,744	32,393,380	(31,124,304)		33,409,820	—		33,409,820

Total assets	$44,067,626	$32,664,699	$(16,536,501)		$60,195,824	$(16,018,732)		$44,177,092

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	4,675,850	5,296,038	(5,776,178)	C	4,195,710	—		4,195,710
Due to related party	—	309,193	30,000	I	—	—		—
			(339,193)	O
Promissory note - related party		1,409,795	300,000	I	—			—
			73,949	H
			(1,783,744)	O
Loan from officer	10,000				10,000			10,000
Current portion of long-term debt	406,566				406,566			405,566
Current portion of lease liabilities	576,215				576,215			576,215
Contract liabilities	1,991,197				1,991,197			1,991,197

Total current liabilities	7,659,828	7,015,026	(7,495,166)		7,179,688	—		7,179,688
Non-current liabilities
Long-term debt	1,309,257				1,309,257			1,309,257
Non-current operating lease liabilities	742,335				742,335			742,335
Convertible preferred securities			9,700,000	A	9,700,000			9,700,000
Warrant liabilities	—	1,002,240	(505,440)	N	496,800	—		496,800

Total non-current liabilities	2,051,592	1,002,240	9,194,560		12,248,392	—		12,248,392

Total liabilities	$9,711,420	$8,017,266	$1,699,394		$19,428,080	$—		$19,428,080

Class A ordinary shares subject to possible redemption	—	32,393,380	(15,714,325)	F	—	—		—
			(16,679,055)	L
Redeemable noncontrolling interest			31,810,268	J	31,810,268	(12,800,216)	J	19,010,052

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

EQUITY
ESGEN preferred stock	—	—	—		—			—
Class V common stock			3,373	D	3,473	—		3,473
			100	A
ESGEN Class A ordinary shares			141	F	541	(141)	F	400
			400	G
ESGEN Class B ordinary shares	—	690	(400)	G	—	—		—
			(290)	G
Additional paid-in capital	—	—	(1,827,880)	C	8,247,274	(16,018,591)	F	5,028,899
			34,352,833	D		12,800,216	J
			(11,987,508)	E
			15,714,184	F
			(31,810,268)	J
			1,269,076	K
			114,000	M
			2,122,937	O
			299,900	A
Members’ Equity	34,356,206		(34,356,206)	D	—			—
Accumulated deficit		(7,746,637)	(4,126,871)	C	706,188			706,188
			11,987,508	E
			290	G
			230,458	H
			(30,000)	I
			(114,000)	M
			505.440	N

Equity attributable to shareholders	34,356,206	(7,745,947)	(17,652,783)		8,957,476	(3,218,516)		5,738,960

Total equity and liabilities	$44,067,626	$32,664,699	$(16,536,501)		$60,195,824	$(16,018,732)		$44,177,092

(1)

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical unaudited balance sheet of Sunergy as of September 30, 2023, with the historical unaudited balance sheet of ESGEN as of September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023(2)

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Sales revenue	$86,705,020	$—	$—		$86,705,020	$—	$86,705,020
Cost of sales	(68,204,199)	—	—		(68,204,199)	—	(68,204,199)

Gross profit	18,500,821	—	—		18,500,821	—	18,500,821
			—
Formation and operating costs	—	(4,164,293)	90,000	BB	(4,074,293)	—	(4,074,293)
Sales and marketing	(1,805,308)	—	—		(1,805,308)	—	(1,805,308)
Depreciation and amortization expense	(1,446,626)	—	—		(1,446,626)	—	(1,446,626)
General and administrative expenses	(8,846,154)	—	(156,250)	CC	(9,002,404)	—	(9,002,404)

Total operating expenses	(12,098,088)	(4,164,293)	(66,250)		(16,328,631)	—	(16,328,631)
Operating income (loss)	6,402,733	(4,164,293)	(66,250)		2,172,190	—	2,172,190
Other Income (Expense), Net	6,982	—	—		6,982	—	6,982
Interest expense	(39,838)	—	—		(39,838)	—	(39,838)
Change in fair value of warrant liabilities	—	(206,016)	103,896	FF	(102,120)	—	(102,120)
Interest income on marketable securities held in Trust Account	—	1,719,810	(1,719,810)	AA	—	—	—

			Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Recovery of offering costs allocated to warrants	—	425,040	—		425,040		—		425,040

Total other non-operating income and expenses	(32,856)	1,938,834	(1,615,914)		290,064		—		290,064
Net income (loss) before income tax	6,369,877	(2,225,459)	(1,682,164)		2,462,254		—		2,462,254
Income tax expense	—	—	(114,178)	EE	(114,178)		1,714	EE	(112,464)

Net income (loss)	6,369,877	(2,225,459)	(1,796,342)		2,348,076		1,714		2,349,790
Net income attributable to non-controlling interest	—	—	(1,970,826)	DD	(1,970,826)		(71,927)	DD	(2,042,753)

Net income (loss) attributable to stockholders	$6,369,877	$(2,225,459)	$(3,767,168)		$377,250		$(70,213)		$307,037

Weighted average units outstanding, basic and diluted	1,000,000

Basic and diluted earnings per share, redeemable Class A ordinary shares		$(1.03)

Basic and diluted net loss per share, Class B ordinary shares		$0.37

Pro forma weighted average number of shares outstanding - basic and diluted					40,138,555	(1)			38,730,000 (1)

Pro forma net loss per share - basic and diluted					$0.01				$0.01

(1)	Please refer to Note 7 (“Net Earnings per Share”) for details.
(2)

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical unaudited statement of operations of Sunergy for the nine months ended September 30, 2023, with the historical unaudited statement of operations of ESGEN for the nine months ended September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022(2)

			Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
	Sunergy (US GAAP Historical)	Esgen (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$88,963,855	$—	$—		$88,963,855		$—		$88,963,855
Cost of sales	(71,208,982)	—	—		(71,208,982)		—		(71,208,982)

Gross profit	17,754,873	—	—		17,754,873		—		17,754,873

Sales and marketing	(1,399,452)	—	—		(1,399,452)		—		(1,399,452)
Depreciation and amortization expense	(1,706,243)	—	—		(1,706,243)				(1,706,243)
General and administrative expenses	(6,003,412)	—	(208,333)	CC	(6,211,745)		—		(6,211,745)
Formation and operating costs	—	(2,830,117)	120,000	BB	(2,710,117)		—		(2,710,117)
Transaction costs			(4,126,871)	DD	(4,126,871)				(4,126,871)

Total operating expenses	(9,109,107)	(2,830,117)	(4,215,204)		(16,154,428)		—		(16,154,428)

Operating income (loss)	8,645,766	(2,830,117)	(4,215,204)		1,600,445		—		1,600,445
Other Income (Expense), Net	(2,510)	—	—		(2,510)		—		(2,510)
Interest expense	(51,295)	—	—		(51,295)		—		(51,295)
PPP loan forgiveness	73,809	—	—		73,809		—		73,809
Stock-based compensation expense	—	—	(114,000)	GG	(114,000)		—		(114,000)
Change in fair value of warrant liabilities	—	13,179,936	(6,674,616)	HH	6,505,320		—		6,505,320
Interest income on marketable securities held in Trust Account	—	3,984,431	(3,984,431)	AA	—		—		—

Total other non-operating income and expenses	20,004	17,164,367	(10,773,047)		6,411,324		—		6,411,324
Net income before income tax	8,665,770	14,334,250	(14,988,251)		8,011,769		—		8,011,769
Income tax expense	—	—	(400,485)	FF	(400,485)		6,502	FF	(393,983)

Net income (loss)	8,665,770	14,334,250	(15,388,736)		7,611,284		6,502		7,617,786
Net income attributable to non-controlling interest	—	—	(6,377,919)	EE	(6,377,919)		(233,942)	EE	(6,611,861)
			—				—

Net income (loss)	$8,665,770	$14,334,250	$(21,766,655)		$1,233,365		$(227,440)		$1,005,925

Basic and diluted net loss per common unit	1,000,000

Basic net income per share, Class A ordinary shares subject to possible redemption		$0.44

Basic net income per share, Class B ordinary shares		$0.30

Pro forma weighted average number of shares outstanding - basic and diluted					40,138,555	(1)			38,730,000	(1)

Pro forma net income per share - basic and diluted					$0.03				$0.03

(1)	Please refer to Note 7 (“Net Earnings per Share”) for details.

(2)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Sunergy for the year ended December 31, 2022, with the historical audited statement of operations of ESGEN for the year ended December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On April 19, 2023, ESGEN entered into the Business Combination Agreement with OpCo, the Sellers, Sunergy, the Sponsor and Timothy Bridgewater, in the capacity as the Sellers Representative.

Exchange Consideration

The Business Combination Agreement provides for the following Transactions:

(i)

following any Public Share Redemptions of ESGEN Class A ordinary shares, the ESGEN Share Conversion will occur (provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class A ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares;

(ii)

subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, on the Closing Date prior to the Closing, ESGEN will effecuate the Domestication, and, in connection with the Domestication, the following will occur: (A) ESGEN will change its name to Zeo Energy Corp.; (B) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A common stock; (C) each outstanding ESGEN Public Warrant will become a New PubCo Warrant; (D) each outstanding ESGEN Private Placement Warrant will be cancelled; and (E) New PubCo will file its Proposed Charter and will adopt bylaws substantially in the form of the Proposed Bylaws. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of New PubCo Class A Common Stock and (y) one-half of one New PubCo Warrant representing the right to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to ESGEN Warrants set forth in the Warrant Agreement;

(iii)	New PubCo or OpCo, as applicable, will cause the PIPE Financing required to be consummated at the Closing to be consummated in accordance with the terms of the applicable Financing Agreements;

(iv)

Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to complete the Sunergy Exchanges by exchanging or converting all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

(v)	New PubCo and OpCo will effectuate the New PubCo Contribution;

(vi)	immediately following the New PubCo Contribution, the Sellers will effectuate the Seller Contribution; and

(vii)	New PubCo will adopt the 2024 Plan.

In connection with the Business Combination, New PubCo will enter into the Tax Receivable Agreement with the TRA Holders. Pursuant to the Tax Receivable Agreement, New PubCo will be required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that ESGEN actually realizes (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights and certain benefits attributable to imputed interest.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Sunergy will experience. Sunergy and ESGEN did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. ESGEN has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

ESGEN does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 (“Accounting for the Business Combination”) for more details.

The historical financial statements of Sunergy have been prepared in accordance with U.S. GAAP. The historical financial statements of ESGEN have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Sunergy.

ESGEN has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of ESGEN public shares into cash as more fully described below:

•

Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the January Redemptions and October Redemptions, no additional public shareholders of ESGEN exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•

Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that after the January Redemptions and October Redemptions ESGEN public shareholders holding 1,408,555 shares of ESGEN Class A ordinary shares will exercise their redemption rights for $16.0 million upon consummation of the Business Combination at a redemption price of approximately $11.37 The maximum redemption amount reflects the maximum number of the ESGEN Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the Redemption Limitation Amendment is passed by the ESGEN shareholders and that ESGEN’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares of ESGEN common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Sunergy shareholders	33,730,000	84.0%	33,730,000	87.1%
ESGEN public shareholders	1,408,555	3.5%	0	0.0%
Initial Shareholders (except Sponsor)(1)	742,564	1.9%	742,564	1.9%
Sponsor(2)	4,257,436	10.6%	4,257,436	11.0%

Total shares outstanding	40,138,555		38,730,000

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.

(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of the 1.0 million Convertible OpCo Preferred Units to be issued at Closing excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (iii) the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

The pro forma adjustments reflect adjustments to record the tax receivable agreement liability. Upon the completion of the Business Combination, PubCo will be a party to a tax receivable agreement. Under the terms of that agreement 85% of the tax benefit to PubCo represents additional purchase price. The tax impacts of the transaction were estimated based on the applicable law and expected filing jurisdictions in effect on September 30, 2023.

The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income of appropriate character. Therefore, the recognition of deferred tax assets, including any valuation allowances, and the resulting impact on the tax receivable agreement liability is subject to change based on a final analysis upon completion of the transaction. The pro forma reflects adjustments to deferred tax assets to reflect the difference between the financial statement and tax basis in the investment in Sunergy. The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income of appropriate character. Therefore, the recognition of deferred tax assets, including any valuation allowance, and the resulting impact on the tax receivable agreement liability is subject to change based on a final analysis upon completion of the transaction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account ESGEN Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

Based upon the evaluation of the OpCo A&R LLC Agreement, the Sellers will contribute their interests of Sunergy into OpCo. OpCo’s members will not have substantive kickout or participating rights and therefore OpCo is a VIE. Consideration of OpCo as a VIE is necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the OpCo Manager Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN will consolidate OpCo and will be considered to the accounting acquirer; however, further consideration of whether the entities are under common control is required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, ESGEN evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy is under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Sunergy is majority owned by five entities (the “Primary Sellers”), who have entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN is expected to occur within the term of the Voting Agreement.

Prior to the Business Combination, the Primary Sellers have 98% ownership in Sunergy. Immediately following the Business Combination, assuming no additional redemptions, the Sellers are expected to own 83.0% of the equity of New PubCo and assuming maximum redemptions of Public Shares, the Sellers are expected to own 83.2% of the equity of New PubCo.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of New PubCo in concert. Accordingly, in both redemption scenarios, the Primary Sellers retain majority control through the voting of their shares in conjunction with the Voting Agreement immediately prior to the Business Combination and following the Business Combination and, therefore, there is no change of control before or after the Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•	Subsequent to the Business Combination, the New PubCo Board is expected to be comprised of one individual designated by ESGEN and six individuals that are designated by Sunergy; and

•

Subsequent to the Business Combination, management of New PubCo will be the existing management at Sunergy. The individuals serving as the chief executive officer and chief financial officer of Sunergy’s current management team will continue substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there is no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2023, are as follows:

A.

Reflects the proceeds of $10,000,000 received from the initial issuance at the Closing of the Convertible OpCo Preferred Units and the issuance of 1,000,000 shares of New PubCo Class V Common Stock to the Sponsor, par value $0.0001 per share valued at 3% of the equity security.

B.	Reflects the liquidation and reclassification of $16.0 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.

Represents preliminary estimated transaction costs expected to be incurred by ESGEN and Sunergy of approximately $13.3 million for legal, accounting, and due diligence fees incurred as part of the Business Combination. For the ESGEN transaction costs of $8.3 million, $3.6 million have been accrued as part of the pro forma balance sheet date, $0.3 million of these fees have been paid and $0.3 million is to be recorded as prepaid directors and officers (“D&O”) insurance premium. The remaining amount of $4.1 million is reflected as an adjustment to accumulated deficit.

For the Sunergy transaction costs of $5.0 million, $0.03 million of these fees has been paid as of the pro forma balance sheet date, $1.0 million is to be recorded as prepaid D&O insurance and $2.1 million have been accrued as of the pro forma balance sheet date. The remaining $1.8 million is reflected as an adjustment to additional paid-in capital.

D.	Represents the exchange of outstanding Sunergy units into 33,730,000 shares of New PubCo Class V Common Stock at a par value of $0.0001 per share upon the Business Combination.

E.	Represents the elimination of ESGEN’s historical accumulated losses after recording the transaction costs to be incurred by ESGEN as described in (C) above.

F.

In Scenario 1, reflects the no additional redemptions scenario. In Scenario 2, reflects the maximum redemption of 1,408,555 ESGEN shares for aggregate redemption payments of $16.0 million at a redemption price of approximately $11.37 per share. The Maximum Redemptions Scenario assumes that the Redemption Limitation Amendment is passed by the shareholders, and that ESGEN’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5.0 million prior to or upon consummation of the Business Combination after giving effect to the payments to the redeeming shareholders.

G.	Reflects the forfeiture of 2,900,000 shares of ESGEN Class B ordinary shares and the conversion of the remaining ESGEN Class B ordinary shares into Class A ordinary shares on a one-for-one basis.

H.	Reflects the extension payments and interest earned in the Trust account subsequent to September 30, 2023.

I.	Reflects the additional draw of $0.3 million of the promissory note — related party for working capital purposes and the additional $0.03 million due to related party subsequent to September 30, 2023.

J.

Reflects the recognition of the non-controlling interest as a result of the Up-C structure. In accordance with ASC 480-10-S99 the non-controlling interest is classified as mezzanine equity as the units of the non-controlling interest are exchangeable for Class A Shares at ESGEN Acquisition Corp. (and surrender of the Class V share) or for a cash payment equal to the product of (x) the number of shares of Class A Common Stock that would be delivered to a Member in an Exchange if such Exchange were to be settled in shares of Class A Common Stock, multiplied by (y) the price per share of Class A Common Stock. The cash payment is at the discretion of the Manager (i.e. ESGEN Acquisition Corp.). However, in an Exchange of Class B Units, the price per share of Class A Common Stock shall only be determined by an underwritten offering undertaken by the Manager in anticipation of the Exchange (a “Liquidity Offering”).

K.

Reflects the adjustments to deferred tax assets to reflect the difference between the financial statement and tax basis in the investment in Sunergy and includes tax benefit related to future deductibility of ESGEN legal accruals. The adjustment is net of a valuation allowance related to outside basis in the investment of Sunergy that is capital in nature and is not believed to be realized in the foreseeable future.

L.	Reflects the redemption of 1,488,000 ESGEN Class A ordinary shares at a redemption price of $11.21 per share for an aggregate amount of approximately $16,679,055.

M.	Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the ESGEN Class B ordinary shares transferred to independent directors.

N.	Reflects the cancellation of 14,040,000 ESGEN Private Placement Warrants.

O.	Reflects the forgiveness of $0.3 million due to related party and $2.1 million in promissory notes – related party at the closing of the Business Combination.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for nine months ended September 30, 2023 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

BB.	To eliminate the administrative service fees that will be ceased paying upon closing of the Business Combination.

CC.	Reflects the amortization of the D&O insurance policies (6-year policy).

DD.	Reflects the recognition of net income attributable to non-controlling interest as a result of the Up-C structure.

EE.	Reflects the pro forma federal and state income tax due at PubCo (consolidated).

FF.	Reflects the reversal of the fair value adjustment due to the cancellation of the 14,040,000 ESGEN Private Placement Warrants.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

BB.	To eliminate the administrative service fees that will be ceased paying upon closing of the Business Combination.

CC.	Reflects the amortization of the D&O insurance policies (six-year policy).

DD.	Reflects the transaction costs of ESGEN.

EE.	Reflects the recognition of net income attributable to non-controlling interest as a result of the Up-C structure.

FF.	Reflects the pro forma federal and state income tax due at PubCo (consolidated).

GG.	Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the ESGEN Class B Founders Shares that were transferred to independent directors.

HH.	Reflects the reversal of the fair value adjustment due to the cancellation of the 14,040,000 ESGEN Private Placement Warrants.

Note 7 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of ESGEN’s public shares:

	For the Nine Months Ended September 30, 2023
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Sunergy shareholders	33,730,000	33,730,000
ESGEN public shareholders	1,408,555	0
Initial Shareholders (except Sponsor)(1)	742,564	742,564
Sponsor(2)	4,257,436	4,257,436

Total	40,138,555	38,730,000

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. See “The Business Combination Agreement —

Amendment to the Letter Agreement” for more information. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.
(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of 1.0 million Convertible OpCo Preferred Units to be issued at Closing excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (iii) the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

	Nine Months Ended September 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net income	$377,250	$307,037
Weighted average shares outstanding of ordinary shares – basic and diluted	40,138,555	38,730,000
Net income per share – basic and diluted	$0.01	$0.01
Excluded securities(1)
Convertible OpCo Preferred Units(2)	909,091	909,091
ESGEN Public Warrants	13,800,000	13,800,000

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.
(2)	Assumes the conversion of $10,000,000 of the Convertible OpCo Preferred Units at a conversion price of $11.00 per share of New PubCo Class A Common Stock.

	For the Year Ended December 31, 2022
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Sunergy shareholders	33,730,000	33,730,000
ESGEN public shareholders	1,408,555	0
Initial Shareholders (except Sponsor)(1)	742,564	742,564
Sponsor(2)	4,257,436	4,257,436

Total	40,138,555	38,730,000

(1)

Consists of 742,564 shares of New PubCo Class A Common Stock held by the Initial Shareholders, other than the Sponsor. This amount assumes aggregate forfeitures by the Initial Shareholders (other than the Sponsor) at Closing of 538,359 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information. This does not assume the forfeiture of an aggregate 92,821 shares of New PubCo Class A Common Stock owned by the Initial Shareholders other than the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing.

(2)

Consists of 4,257,436 shares of New PubCo Class A Common Stock and 1,000,000 shares of New PubCo Class V Common Stock, excluding the (i) 909,091 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of 1.0 million Convertible OpCo Preferred Units to be issued at Closing excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units, (ii) 454,546 shares of New PubCo Class A Common Stock issuable based on a conversion price of $11 per share (assuming a Convertible OpCo Preferred Unit Optional Conversion that occurs at least one year after Closing) upon exchange of an equal number of Exchangeable OpCo Units (together with the concurrent cancellation by New PubCo of an equal number of the Sponsor’s shares of New PubCo Class V Common Stock), which Exchangeable OpCo Units are issuable upon conversion of up to 500,000 Convertible OpCo Preferred Units that New PubCo has the option to require the Sponsor to purchase at any time within six months of Closing, excluding any accrued or unpaid dividends on the Convertible OpCo Preferred Units and (iii) the forfeiture of an aggregate 407,179 shares of New PubCo Class A Common Stock owned by the Sponsor upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion within two years after the Closing. This amount assumes the Sponsor’s forfeiture at Closing of 2,361,641 ESGEN ordinary shares. See “The Business Combination Agreement — Amendment to the Letter Agreement” for more information.

(3)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

	Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net income	$1,233,365	$1,005,925
Weighted average shares outstanding of ordinary shares – basic and diluted	40,138,555	38,730,000
Net income per share – basic and diluted	$0.03	$0.03
Excluded securities:(1)
Convertible OpCo Preferred Units(2)	909,091	909,091
ESGEN Public Warrants	13,800,000	13,800,000

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.
(2)	Assumes the conversion of $10,000,000 of the Convertible OpCo Preferred Units at a conversion price of $11.00 per share of New PubCo Class A Common Stock.

INFORMATION ABOUT ESGEN

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Business Combination Agreement on April 19, 2023. We intend to finance the Business Combination through the issuance of New PubCo Common Stock plus cash from the Trust Account ($16,053,446.23, as of January 18, 2024) and proceeds from the Financing Agreements.

The Sponsor is a portfolio company and affiliate of Energy Spectrum Partners VIII LP (“Energy Spectrum”), a leading venture capital firm with extensive investment experience and a successful track record of identifying and building high-quality operating assets and businesses across the energy infrastructure value chain. Energy Spectrum was formed in 1996 and has successfully raised eight funds with over $4.5 billion of equity capital commitments and established 65 portfolio companies. We strive to capitalize on Energy Spectrum’s broad expertise from more than two decades of transactional, financial, managerial and investment experience.

On October 22, 2021, ESGEN completed its IPO of 27,600,000 ESGEN Units, which included the full exercise of the underwriters’ overallotment option, at a price of $10.00 per ESGEN Unit generating gross proceeds of $276,000,000 before underwriting discounts and expenses. Each ESGEN Unit consisted of one ESGEN Class A ordinary share and one-half of one ESGEN Public Warrant. Each whole ESGEN Public Warrant entitles the holder thereof to purchase one ESGEN Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its IPO, ESGEN completed the private placement of an aggregate 11,240,000 ESGEN Private Placement Warrants at a price of $1.00 per ESGEN Private Placement Warrant to the Sponsor and 2,800,000 ESGEN Private Placement Warrants at a price of $1.00 per ESGEN Private Placement Warrant to Westwood Group Holdings, Inc., acting in its capacity as investment advisor on behalf of one or more client accounts. The ESGEN Private Placement Warrants sold in the private placement are substantially identical to the ESGEN Public Warrants forming a part of the ESGEN Warrants sold in the IPO, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of ESGEN’s initial business combination. Prior to the consummation of the IPO, neither ESGEN, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving ESGEN.

Following the closing of the IPO, an amount equal to $281,520,000 of the net proceeds from the IPO and the sale of ESGEN Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of the Record Date, funds in the Trust Account totaled approximately $  , all of which were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ESGEN’s initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the Public Shares if ESGEN does not complete a business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), or (iii) the redemption of all of the Public Shares if ESGEN is unable to complete a business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), subject to applicable law.

The ESGEN Units, Public Shares and ESGEN Public Warrants are currently listed on Nasdaq under the symbols “ESACU,” “ESAC” and “ESACW,” respectively.

Financial Position

As of January 18, 2024, the Trust Account had a balance of $16,053,446.23, substantially all of which was held in marketable securities. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The ESGEN Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares in connection with our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the vote at the Special Meeting, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $   per Public Share as of the Record Date. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to CST, ESGEN’s transfer agent, in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to the ESGEN Warrants. Further, we will not proceed with redeeming our Public Shares, even if a Public Shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive, for no consideration, their redemption rights with respect to any ESGEN Class B ordinary shares and Public Shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to the Existing Organizational Documents (a) that would modify the substance or timing of our obligation to provide holders of Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of the Public Shares. The redemptions referred to herein shall take effect as repurchases under the Existing Organizational Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Organizational Documents provide that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we may not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) to complete a business combination. If we are unable to consummate an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the ESGEN Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the ESGEN Warrants, which will expire worthless if we fail to consummate an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). The Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by July 22, 2024 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions)).

The Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Organizational Documents (i) that would modify the substance or timing of our obligation to provide holders of our Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (ii) with respect to any other provision relating to the rights of holders of Public Shares, unless we provide the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we may not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the IPO held outside the Trust Account plus up to $100,000 of interest earned on the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the IPO and the sale of the ESGEN Private Placement Warrants other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.20. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations; provided, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of ESGEN. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per Public Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per Public Share to the Public Shareholders. Additionally, if we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the ESGEN Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shares from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), (ii) in connection with a shareholder vote to amend the Existing Organizational Documents (a) to modify the substance or timing of our obligation to provide holders of Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of Public Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders who redeem their Public Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), with respect to such Public Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Organizational Documents, like all provisions of the Existing Organizational Documents, may be amended with a shareholder vote.

See “Risk Factors — Risks Related to the Business Combination and ESGEN — If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.”

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but intend to devote as much time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Andrea Bernatova	42	Chief Executive Officer and Director
Nader Daylami	35	Chief Financial Officer
James P. Benson	63	Director (Chairman)
Michael C. Mayon	43	Director
Sanjay Bishnoi	50	Director
Larry L. Helm	76	Director
Mark M. Jacobs	60	Director

Andrea (“Andrejka”) Bernatova serves as our Chief Executive Officer and as a member of the board of directors. Ms. Bernatova served as the CFO and Senior Advisor of Enchanted Rock Energy, a blue-chip resiliency microgrid company from 2019 to 2021. From 2018 to 2019, she was the CFO of Goodnight

Midstream, one of the largest midstream water infrastructure companies in the US. Prior to Goodnight, Ms. Bernatova was the co-founder, EVP and CFO of Core Midstream, a venture infrastructure platform, from 2016 to 2018. Ms. Bernatova started her corporate career as the Vice President of Finance and Investor Relations at PennTex Midstream Partners (NA: PTXP) from 2014 to 2016. At PennTex, she was part of the management team which started the company, grew the platform significantly ultimately leading to an IPO in 2015 and successfully exited the company via a sale to Energy Transfer Partners, L.P. (NYSE: ET) and Eagle Claw Midstream in 2016. Prior to her corporate and entrepreneurial experiences, Ms. Bernatova was an investment banker at Morgan Stanley and Credit Suisse in New York and Houston and served in investment roles at The Blackstone Group in New York and at Mubadala Development Company, ~$250 billion Abu Dhabi investment fund, based in the United Arab Emirates, where she focused primarily on transactions in the renewable sector under the partnership with Masdar. Ms. Bernatova received her A.B. in Government from Harvard University with a Citation in Spanish. Due to her extensive operational and leadership experience in the energy industry, we believe Ms. Bernatova is well-qualified to serve on our board of directors.

Nader Daylami serves as our Chief Financial Officer. Prior to joining ESGEN, Mr. Daylami served as the Executive Vice President, Finance & Business Development, of Bruin E&P Partners, LLC (“Bruin”), an energy development company focused in North America. Mr. Daylami co-founded Bruin in 2015, joining as Director of Finance. At Bruin, he and the management team grew the company significantly via acquisition and organic growth ultimately leading to an exit via a sale to Enerplus Corporation (NYSE: ERF) in 2021. Prior to his time at Bruin, Mr. Daylami served in multiple strategic and commercial roles at Ursa Resources. Mr. Daylami began his career as an investment banker at Morgan Stanley focused on mergers and acquisitions and capital markets in the energy sector. Mr. Daylami holds bachelor degrees in Economics & Mathematics from the University of California, San Diego.

James P. Benson serves as the Chairman of our board of directors. Mr. Benson is a founding partner of Energy Spectrum, where he oversees Energy Spectrum’s efforts in sourcing investments, transaction evaluation, negotiation, executing and financing, monitoring of portfolio companies and the firm’s management and strategy. With approximately 37 years of venture capital and private equity, investment banking, financial advisory and commercial banking experience, Mr. Benson brings extensive relationships and his network across the energy industry to the company. Mr. Benson currently serves as a director on the boards of multiple Energy Spectrum portfolio companies and has been on two public boards in the past. Prior to co-founding Energy Spectrum in 1996, Mr. Benson served for ten years as a Managing Director at R. Reid Investments Inc., where his experience included energy-related private placements of debt and equity, acquisitions and divestitures. Mr. Benson began his career at InterFirst Bank Dallas, where he served for four years and was responsible for various energy financings and financial recapitalizations. Mr. Benson received his Bachelor of Science degree from the University of Kansas and his Master of Business Administration degree in Finance from Texas Christian University. Due to his extensive investment experience in the energy industry, we believe Mr. Benson is well-qualified to serve on our board of directors.

Michael C. Mayon serves as a member of our board of directors. Mr. Mayon is a Partner at Energy Spectrum, where he is responsible for leading investment sourcing, conducting financial and strategic due diligence and monitoring portfolio company performance. Currently, Mr. Mayon serves as a director on the boards of eight active Energy Spectrum portfolio companies. Prior to joining Energy Spectrum, Mr. Mayon was an Associate with Key Principal Partners, a private equity fund that provides mezzanine and equity capital to middle market companies. Mr. Mayon began his career as an investment banker with Banc of America Securities and Growth Capital Partners. Mr. Mayon received his Bachelor of Business Administration in Finance and Bachelor of Arts in Biological Sciences degrees from Southern Methodist University, and his Master of Business Administration degree from the Wharton School of the University of Pennsylvania. Due to his extensive investment experience in the energy industry, we believe Mr. Mayon is well-qualified to serve on our board of directors.

Sanjay Bishnoi serves as a member of our board of directors. Mr. Bishnoi is a Senior Vice President and Chief Financial Officer of Enerflex Ltd. (TSX: EFX), where he oversees all aspects of Enerflex’s financial affairs, including reporting, compliance, treasury, corporate governance and capital market activity, in addition to guiding the strategy and investor relations functions. Mr. Bishnoi brings over 20 years of financial and leadership experience within the energy and professional services sectors, with deep capabilities in North American energy infrastructure. Mr. Bishnoi joined Enerflex from Caprock Midstream, a privately owned natural gas, crude oil and water oriented midstream venture based in Houston, TX sponsored by Energy Spectrum. Mr. Bishnoi was the Co-Founder and Chief Financial Officer for approximately five years prior to the company’s sale. Mr. Bishnoi’s prior experience includes GE Corporate Ventures (Managing Director) and GE Energy Financial Services’ Natural Resources platform (Vice President), as well as financial and operational roles with The Dow Chemical Company, El Paso Corporation, The Boston Consulting Group and Imperial Oil Resources. Mr. Bishnoi received a Bachelor of Science in Chemical and Petroleum Engineering from the University of Calgary, a Ph.D in Chemical Engineering from the University of Texas at Austin and a M.B.A. from the University of Chicago, Booth School of Business. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Bishnoi is well-qualified to serve on our board of directors.

Larry L. Helm serves as a member of our board of directors. Mr. Helm currently serves as Non-Executive Chairman of Texas Capital Bancshares, Inc. (Nasdaq: TCBI). He served as interim President and Chief Executive Officer of Texas Capital Bank, N.A. and Texas Capital Bancshares, Inc., from May 2020 to January 2021, and has been chairman of the board of directors for Texas Capital Bancshares, Inc. since 2012 and a director since 2006 until his appointment as chairman. From 2016 to 2020, Mr. Helm served as a senior advisor at Accelerate Resources, a data-driven energy company engaged in the development and production of oil and gas assets. Mr. Helm’s prior experience includes executive management roles with Halcón Resources Corporation (now Battalion Oil Corporation) and Petrohawk Energy Corporation as well as 30+ years of middle market energy lending with Bank One Corporation and InterFirst Bank. Halcón Resources Corporation filed for bankruptcy in 2016. Mr. Helm received a Bachelor of Science in Business Administration from Trinity University and a M.B.A. in Banking and Finance from the University of North Texas. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Helm is well-qualified to serve on our board of directors.

Mark M. Jacobs serves as a member of our board of directors. Mr. Jacobs brings more than 30 years of executive management, operations and investment banking experience across multiple segments within the broader energy industry. Since his retirement, Mr. Jacobs has served as an independent outside consultant serving the energy industry and privately-held entities undertaking a change in control as well as serving as board chair for a number of nonprofit organizations. Mr. Jacobs previously served as CEO, President and Director of Reliant Energy, a publicly-traded, Fortune 500 energy company. During Mr. Jacobs’ tenure, he led the company through a series of crises including the impact of Hurricane Ike and the financial market crisis in 2008. He initiated and negotiated a merger-of-equals with Mirant Corporation to form GenOn Energy in 2010 where he served as President, Chief Operating Officer and a Director of the largest competitive generator in the U.S. Mr. Jacobs was originally recruited to Reliant Energy in 2002 to serve as Chief Financial Officer. In that role, Mr. Jacobs brokered a landmark $6.2B debt restructuring transaction, leading the company away from a potential bankruptcy filing and repositioned the company to compete in the emerging competitive electricity market. Prior to Reliant Energy, Mr. Jacobs served as a Managing Director within the Natural Resources Group and Mergers & Acquisitions Department at Goldman Sachs & Co. where he provided strategic advice for large public and private corporations related to M&A and capital markets. Mr. Jacobs received a B.B.A. from Southern Methodist University and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Jacobs is well-qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

The ESGEN Board is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Bishnoi and Mayon, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Helm and Benson, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Jacobs Ms. Bernatova, will expire at our third annual meeting of shareholders.

Prior to our initial business combination, only holders of our founder shares have the right to appoint, by ordinary resolution, any person to be a director. Holders of our Public Shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, only holders of our founder shares may, by ordinary resolution, remove a member of the board of directors for any reason. Incumbent directors shall also have the ability to appoint additional directors or to appoint replacement directors in the event of a casual vacancy. Any director appointed in accordance thereto will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director resigns or his successor is elected.

The Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the Registration and Shareholder Rights Agreement, dated as of October 22, 2021, by and between ESGEN, the Sponsor and the ESGEN independent directors.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. The Existing Organizational Documents provides that our officers may consist of one or more chairperson of the board, vice chairperson, chief executive officer, president, chief financial officer, vice presidents, secretary, assistant secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the ESGEN Board

The ESGEN Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the ESGEN Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We established an audit committee of the ESGEN Board. Messrs. Bishnoi, Jacobs and Helm serve as members of our audit committee. The ESGEN Board has determined that each of Messrs. Bishnoi, Jacobs and Helm are independent under the Nasdaq listing standards and applicable SEC rules. Mr. Bishnoi serves as the chair of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and the ESGEN Board has determined that Mr. Bishnoi qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

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reviewing and approving all payments made to our existing shareholders, officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We established a nominating committee of the ESGEN Board. The members of our nominating committee are Messrs. Jacobs, Helm and Bishnoi and Mr. Jacobs serves as chairman of the nominating committee. Under the Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each Messrs. Jacobs, Helm and Bishnoi are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the ESGEN Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the ESGEN Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of the ESGEN Board. The members of our compensation committee are Messrs. Helm, Jacobs and Bishnoi and Mr. Helm and serves as chairman of the compensation committee.

Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. The ESGEN Board has determined that each of Messrs. Helm, Jacobs and Bishnoi are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our President, Chief Financial Officer and Chief Operating Officer, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the ESGEN Board.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ESGEN ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to us, we believe that all required reports of our officers, directors and greater than ten percent shareholders under Section 16(a) of the Exchange Act were timely filed during the years ended December 31, 2022 and 2021.

Conflicts of Interest

Under Cayman Islands law, all of our directors owe the following fiduciary duties: (i) a duty to act in what the director bona fide considers to be in the best interests of the company as a whole, (ii) a duty to exercise their powers for the purposes they were conferred and not for a collateral purpose, (iii) a duty to avoid fettering his or her discretion in the future, (iv) a duty to exercise powers fairly as between different sections of shareholders, (v) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests and (vi) a duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided, that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or alternatively by shareholder approval at general meetings.

Prior to the consummation of the Business Combination, certain of our officers and directors presently have, and any of them in the future are expected to have, additional fiduciary and contractual duties to other entities. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination because we do not currently anticipate any meaningful overlap of investment objectives. The Existing Organizational Documents provide that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of ESGEN and it is an opportunity that we are able to complete on a reasonable basis. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	The Sponsor subscribed for founder shares prior to the date of IPO and purchased ESGEN Private Placement Warrants in a transaction that closed simultaneously with the closing of the IPO.

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The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Organizational Documents (a) that would modify the substance or timing of our obligation to provide holders of Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of Public Shares. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the ESGEN Private Placement Warrants will expire worthless. Except as described herein, the Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) six months after the completion of an initial business combination and (B) following the completion of an initial business combination, the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property and (ii) each Initial Shareholder agreed to waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing. Except as described herein, the ESGEN Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors own ESGEN ordinary shares or ESGEN Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, the Sponsor, and our officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination.

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Members of our management team may directly or indirectly own our founders shares, ESGEN Class A ordinary shares and/or ESGEN Private Placement Warrants following our IPO, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. In particular, because the founder shares were purchased at approximately $0.004 per share, the holders of our founder shares (including members of our management team that directly or indirectly own founder shares) could make a substantial profit after our initial business combination even if the Public Shareholders lose money on their investment as a result of a decrease in the post-combination value of their ESGEN Class A ordinary shares (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the business combination). Further, each of our officers and directors may have a conflict of interest with respect to evaluating a business combination if the retention or resignation of any such officers and directors were to be included by a target business as a condition to any agreement with respect to our initial business combination.

Additionally, potential investors should keep in mind that the Sponsor and each executive officer and director of ESGEN have interests in the Business Combination that are different from, or in addition to, those of Public Shareholders and warrant holders generally. These interests include, among other things:

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the fact that James P. Benson will be the Sponsor’s designee to the New PubCo Board upon the closing of the Business Combination. As a director, in the future, Mr. Benson may receive any cash fees, stock options or stock awards that the New PubCo Board determines to pay to its directors;

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the fact that for no consideration the Initial Shareholders have agreed not to redeem any ESGEN ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the 5,619,077 ESGEN Class B ordinary shares, which were converted into the Converted Shares pursuant to the Voluntary Conversion on October 23, 2023. As of September 30, 2023, there were 6,900,000 ESGEN Class B ordinary shares owned by the Initial Shareholders. As of     , 2024, the Record Date for the Special Meeting, the 5,619,077 shares of New PubCo Class A Common Stock and the 1,280,923 shares of New PubCo Class A Common Stock that the Sponsor and the other Initial Shareholders will hold following the Business Combination, respectively, if unrestricted and freely tradable, would have had an aggregate market value of $   and $   , respectively, based upon the closing price of $   per ESGEN Class A ordinary share on the Nasdaq on     , 2024, the most recent closing price, and $   and $  , respectively, based on an implied transaction price of $   per share;

•	the fact that the Sponsor has agreed to purchase the Sponsor PIPE Securities;

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the fact that the Sponsor, the other Initial Shareholders and ESGEN’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ESGEN ordinary shares (other than ESGEN Class A ordinary shares that are not Converted Shares) held by them if ESGEN fails to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions);

•	the fact that the Initial Shareholders will enter into the A&R Registration Rights Agreement;

•	the continued indemnification of ESGEN’s directors and officers and the continuation of ESGEN’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and ESGEN’s officers and directors will lose their entire investment in ESGEN and will not be reimbursed for any out-of-pocket expenses including, among other expenses, office space, secretarial and administrative services, prepaid expenses and other payables and expenses of approximately $422,975 as of September 30, 2023, if an initial business combination is not consummated by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions). There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf;

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the fact that if the Trust Account is liquidated, including in the event ESGEN is unable to complete an initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), the Sponsor has agreed to indemnify ESGEN to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ESGEN has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ESGEN, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that ESGEN may be entitled to distribute or pay over funds held by ESGEN outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing;

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the fact that the Initial Shareholders entered into the Amendment to the Letter Agreement pursuant to which the original lock-up period to which the Sponsor and our directors and executive officers are subject was amended, effective as of the Closing, to reduce such lock-up period;

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the fact that ESGEN has issued two outstanding unsecured promissory notes to the Sponsor and has drawn $1,783,743.89 pursuant to such promissory notes as of January 9, 2024, and the unsecured promissory notes will go unpaid whether or not an initial business combination is consummated;

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the fact that ESGEN has a third outstanding unsecured promissory note to the Sponsor for a principal amount of up to $750,000 and such unsecured promissory note will go unpaid in the event that an initial business combination is not consummated;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

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the fact that the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of New PubCo Class A Common Stock is approximately $2.04 or more per share, even if other shareholders experience a negative rate of return in the post-Business Combination company.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Accordingly, as a result of multiple business affiliations, ESGEN’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to ESGEN if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. ESGEN does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect ESGEN’s ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which the Existing Organizational Documents may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect, as determined by a court of competent jurisdiction. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation

On April 27, 2021, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of ESGEN in exchange for issuance of 5,750,000 ESGEN Class B ordinary shares. In September 2021, certain shareholders surrendered, for no consideration, an aggregate of 1,437,500 ESGEN Class B ordinary shares, leaving 5,750,000 founder shares outstanding. On September 10, 2021, the Sponsor transferred 115,000 founder shares to each of Larry L. Helm, Mark M. Jacobs and Sanjay Bishnoi, ESGEN’s independent directors. In October 2021, a share dividend was issued which resulted in 6,900,000 founder shares outstanding. In addition, the Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the ESGEN to the Sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from New PubCo. All of these fees will be fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by New PubCo to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the ESGEN Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the ESGEN Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bishnoi, Jacobs, Helm, Benson and Mayon are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or, to our knowledge, threatened against us or any members of our management team in their capacity as such.

Facilities

We currently maintain our executive offices at 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of the Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Competition

If we succeed in effecting the Business Combination with Sunergy, there will be, in all likelihood, significant competition from Sunergy’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

ESGEN has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, ESGEN’s annual reports contain financial statements audited and reported on by ESGEN’s independent registered public accounting firm.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act (As Revised). As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ESGEN Class A ordinary shares that are held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ESGEN ordinary shares held by non-affiliates exceeds $250.0 million as of the prior June 30, or (ii) our annual revenues exceeded $100.0 million during such completed fiscal year and the market value of our ESGEN ordinary shares held by non-affiliates exceeds $700.0 million as of the prior June 30.

INFORMATION ABOUT SUNERGY

Unless the context otherwise requires, all references in this section to “Sunergy,” “we,” “us,” or “our” refer to Sunergy and its subsidiaries prior to the consummation of the Business Combination.

Mission

Our company and personnel are passionate about delivering cost savings and increased independence and reliability to energy consumers. Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence.

Business Overview

Sunergy is a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas and Missouri.

Sunergy was created through the contribution of Sunergy Solar and Sun First Energy to Sunergy (the “Contribution”) on October 1, 2021. Sunergy Solar, formed in 2005, and initially focused on providing heating, ventilation and air conditioning products and services in Florida, later expanded into installing residential solar energy systems sold directly by the company and third-party sales dealerships. Sun First Energy was established in 2019, and, from its formation to the date of the Contribution, it sold residential solar energy systems in Florida that were installed by other companies. Prior to the Contribution, Sunergy Solar and Sun First Energy had collaborated on residential solar energy system installations and shared a commitment to quality, integrity and customer satisfaction. The Contribution established a vertically integrated company offering solutions that included sale, provision, installation, operation and maintenance of residential solar energy systems and other energy efficient equipment of services. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us.

Since the Contribution, Sunergy has expanded operations by increasing the number of installations, sales, and administration personnel from approximately 180 as of the Contribution to approximately 468 as of September 30, 2023. In January 2022, we began selling and installing residential solar energy systems and other energy efficiency-related equipment in Texas, in January 2023, we expanded into Arkansas, and, in September 2023, we entered Missouri.

Products and Services

Residential Solar Energy Systems

Sunergy’s primary business activity is selling and installing residential solar energy systems that homeowners use to supplement the amount of usable electricity required to power their homes. We currently operate in Florida, Texas, Arkansas and Missouri, and have experienced rapid growth in our business since 2020.

Other Energy Efficient Equipment and Services

In 2022, approximately 19% of our customers purchased one or more insulation services, such as adding insulation to a home’s attic or walls. In 2022, in approximately 45% of our sales our customers purchased adders that consisted of equipment designed to increase energy efficiency, including items such as hybrid electric water heaters or swimming pool pumps. During 2022, we also sold a small number of battery-based energy storage systems. These battery-based energy storage systems store energy generated from their residential solar energy systems to be used when the system generates less usable electricity than the home requires (such as at night or on cloudy days).

Roofing Services

We install roofs in Florida, where our subsidiary, Sunergy Roofing & Construction, Inc., is a licensed roofing contractor. In Texas and Arkansas, for some solar energy system customers that need roofing services, we contract with roofing companies for the services. We plan to continue growing our roofing operations, as we believe our roofing services complement our residential solar energy systems and for some customers helps to expedite solar system installations.

Subcontractors

We use subcontractors to install some of our residential solar energy systems at times when we do not have a sufficient number of our own installation teams to timely complete the project. We also use subcontractors to provide all of our insulation services and to install some of the roofing services and energy efficient equipment such as hybrid electric water heaters and pool pumps which we sell. Our subcontractor fees for residential solar energy system installations are typically based on total wattage installed, and our arrangements with installation subcontractors allow either party to terminate the agreement for convenience.

Marketing and Sales

We market our products and services to potential customers directly through in-home visits carried out by our internal sales agents and indirectly through external sales dealers. In the case of leases, a customer is approached by and communicates with the same sales personnel as if the customer were purchasing a system directly from Sunergy. We also engage in digital marketing efforts on our own or through third-party marketing specialists, including search engine optimization and social media communications to strengthen our online marketing presence. Our code of conduct applies to our employees, independent contractors and dealers, and it requires adherence to high ethical standards when carrying out business activities.

Internal Direct Sales Force

We have established an internal team of sales agents that markets and sells directly to customers through door-to-door sales approaches. As of September 30, 2023 this team included approximately 288 sales agents, reflecting an approximately 138-agent increase from September 30, 2022. Our sales agents are engaged through full-time contracts lasting from April through August, which is our primary selling season. Sales made through our internal sales team have lower customer acquisition costs than sales sourced through our external dealers. In 2022, approximately 55% of the total systems we installed were sold through our internal sales team.

Sales Through External Dealers

We also install systems sold by external sales dealers that act as our sales representatives with potential customers. The number of dealers that have entered into a current arrangement to sell our solar panel systems was approximately 27 as of September 30, 2023 compared to approximately 20 as of December 31, 2022. The percentage of sales that originate with our external dealers increases during the fall and winter months when our internal sales efforts are diminished. We provide field support and training to these dealers on our sales offerings, sales processes and other business processes, including our software sales platform.

Upon our selection of and engagement with a dealer, the dealer executes our dealer agreement. The majority of our dealer agreements require the dealers to exclusively represent our business with respect to the particular products or services we sell. Dealers have the option of choosing to execute a contract that does not require this exclusivity, and some select this option. Our dealer contracts are terminable for convenience by either party. For each residential solar energy system that we install for a customer that was sold by a dealer, after we receive payment, we compensate the dealer with a commission based on the number of watts of solar panels installed.

We recruit and select dealers based on their experience in the market, ability to produce sales and general reputation for ethical behavior within the industry. As part of our dealer contract, we require our dealers to agree in writing to comply with our code of conduct when carrying out their marketing and other activities.

Customer and Leasing Agreements

A homeowner becomes our customer typically by signing a contract with us to purchase and receive installation of a solar energy system. We have also began to install solar energy systems that are leased by the customer under an agreement between the customer and a third-party leasing company under which the leasing company will own and lease to a customer a solar energy system. A customer that chooses our products and services typically signs the contract after meeting with one of our sales agents or dealers in the customer’s home and receiving a preliminary system design for their home and pricing for the system. Whether the customer determines to purchase or lease the solar energy system, the sales agent or dealer determines the pricing to be offered to the customer based on product and services price information stored in our sales software for the system components included in a customer’s proposed system. After the customer signs the contract, we schedule and conduct a site survey. If during the site survey we discover property code compliance or other complications with the planned design and installation, we may issue a change order; if required changes represent additional costs to us or the customer, the party that would be responsible for those costs may choose to cancel the contract. After the site survey, we prepare formal design and engineering documents and apply for applicable permits from local government authorities. After required permits are obtained, we schedule and install the solar energy system and any other equipment purchased on the customer’s home.

Purchase Contract Warranties. As the owner of the residential solar energy system under the purchase and installation agreement, customers receive a manufacturer’s limited warranty for system components. For the principal components of solar panels, inverter, and racking, the manufacturer’s limited warranty typically lasts 25 years. Manufacturers control whether the warranty periods they offer will change for equipment purchased in the future. Though we are not responsible for a manufacturer’s compliance with warranty obligations, we assist customers in contacting the manufacturer if a warranty issue arises. We provide customers at least a ten-year limited warranty for our installation work and at least a five-year limited warranty against roof penetrations. In most of our purchase and installation agreements that we used prior to 2023, we provided a 25-year limited warranty for installation work and against roof penetrations.

Purchase Contracts and Financed Sales. For the period from January 1, 2023 through September 30, 2023, the large majority of our customers (at least 95%) who purchased residential solar energy systems from us entered into a loan arrangement with a third party to finance the purchase over an extended period of time. The loan agreement between the customer and the third-party lender typically has a repayment term of between 7 and 25 years and requires the customer to pay either a minimal or no down payment. The lender pays us our portion of the purchase payment after completion of system installation.

Purchase Contracts and Cash Sales. For the period from January 1, 2023 through September 30, 2023, a small minority of our customers (less than 5%) have paid us in cash for the purchase of residential solar energy systems. For those sales, our purchase contract requires the customer to pay 25% of the purchase price upon execution of the purchase agreement, 50% when we begin installation, and the final 25% on the last day of installation. Installation is usually commenced and completed either in a single day or within several days.

System Leases. In December 2022, we launched a program offering customers the option of leasing our solar energy systems from a third-party leasing company. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the residential solar energy system. Though we have plans to increase the number of leased systems we install, as of September 30, 2023, less than 1% of the systems we have installed are leased by the customer, though we expect that percentage to increase in 2024. The lease term between the leasing company and the customer is 25 years. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the solar energy system. The monthly fee generally increases annually over the lease term at a predetermined rate, and the customer has the option to renew the lease for five to ten years. The potential advantage to the customer of a lease agreement is that a third-party owner of the residential solar energy system may take more advantage of available government tax incentives for solar energy production, which may allow them to lease the system to the customer at monthly rates that are lower for the customer than if the customer were financing its own purchase of the system. We installed the first leased solar energy system in April 2023 and, as of September 30, 2023, we have installed approximately 38 leased solar energy systems. In the lease model offered to our customers, the third-party leasing company contracts with the homeowner customer to install a solar energy system owned by the leasing company and leased to the customer. The leasing company contracts with Sunergy to purchase system equipment and install the solar energy system and to maintain and service the system on the leasing company’s behalf during the life of the lease.

As of the date of this proxy statement/prospectus, Sunergy’s customers have solely entered into leasing agreements with third-party leasing companies established and managed by White Horse Energy, a holding company of which Mr. Bridgewater, Sunergy’s Chairman, Chief Executive Officer and Chief Financial Officer is the owner and manager. Subject to investor and customer demand, White Horse Energy intends to attract more investors to form third-party leasing companies. No assurance can be given that White Horse Energy will be able to do so or that arrangements can be made with other funds to act as lessors of Sunergy’s solar energy systems in the future. Sunergy is exploring leasing arrangements with other third parties with an objective of offering customers a choice of purchase or lease options.

Supply

The main components of our residential solar energy systems are solar panels, inverters and racking systems. Common related components or systems that we may additionally supply are battery-based energy storage systems, insulation, hybrid electric water heaters, swimming pool pumps and roofing. All of the products that we install are manufactured by third parties. We select products and system components, suppliers and distributors based on cost, reliability, warranty coverage, performance characteristics and ease of installation, among other factors.

While we procure products and components from multiple suppliers and distributors to reduce the likelihood that we experience an inability to procure those products and components, the primary supplier from which we purchase the equipment that we install is Greentech. Greentech also provides us inventory management services by holding equipment in its inventory until it delivers directly to the customer site for installation. We purchase from Greentech through a credit agreement under which Greentech extends us credit for purchases, and we are obligated to make payments by the 15th day of the month following each purchase. A purchase discount is available for early cash payment, and a service charge of 1.5% per month can be assessed for payments made more than 30 days after the invoice date. Our agreement with Greentech does not require either party to continue to conduct new business with the other party. During 2022, we purchased approximately 88% of the equipment that we installed through Greentech. We believe our relationship with Greentech, and the volume of business we do through them, has established us as a preferred customer and enables us to procure components at attractive terms. If our relationship with Greentech were to be terminated, there are other distributors of the same or similar equipment, and we believe we could readily obtain supplies from those other distributors, though they may take some time to develop the efficient logistics system Greentech employs now on our behalf delivering products to the customer installation sites.

Heightened inflation in the costs of labor and components beginning in 2020 and continuing today has contributed to fluctuating prices for solar energy equipment. At times, we have had to pay increased prices to obtain equipment. This has not yet prevented us from obtaining the products we need to install systems purchased by our customers, but there can be no assurance that this will continue. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

We have previously experienced price increases and temporary supply delays resulting from multiple market phenomena, including the COVID-19 pandemic. The majority of the solar panels and other equipment that we install are manufactured outside of the U.S., and most are manufactured in China. The general supply chain issues resulting from the COVID-19 pandemic have had specific impacts on our sources of supply for solar energy equipment. These issues have included increased price pressures on solar panel components such as polysilicon, pandemic-related port closures, port congestion and ship diversions, and increases in shipping rates from trans-Pacific ocean carriers due to factors that include limited availability of shipping capacity, shortages of shipping containers, shortages of dock workers and truck drivers and increases in fuel prices. These factors have contributed to price increases and price fluctuations in solar energy equipment, and at times have caused delays in supply. Government tariffs on solar energy equipment, including tariffs placed on solar equipment manufactured in China, have also contributed to higher prices on solar equipment. Additionally, Russia’s war against Ukraine caused price and supply pressure on solar energy equipment, as the war has impacted fuel prices and has led to increased demand in European markets for solar energy equipment as consumers and governments in Europe have sought to establish greater energy independence. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. In 2023, we did not experience any appreciable delays in supply.

For more information on risks related to our supply chain, see “Risk Factors — Risks Related to Sunergy’s Operations — Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers” and “Risk Factors — Risks Related to Sunergy’s Operations — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Seasonality

Historically, our sales volume and installation activity has been highest during late spring and summer. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by daylight savings time providing increased daylight hours into the evening, and we have more sales personnel, many of whom are college students, working during these months, as described above. We typically have largely or entirely scaled down our internal sales efforts during the fall, winter, and early spring. Snow, cold weather or other inclement weather can also delay our installation of products and services.

Strategy

We plan to increase our market impact and grow our revenue and profits by pursuing the following strategic objectives:

Expand our operations into additional geographic markets. We plan to continue to expand in new geographic markets, both organically and through strategic M&A, where favorable net metering policies exist, where the percentage of the addressable residential market that already has residential solar energy systems is generally below 7%, and where we do not believe the market is already oversaturated with competitors. We are actively considering additional markets to enter beyond Florida, Texas, Arkansas and Missouri, as we identify markets which we believe may have large addressable markets and significant customer demand for solar energy.

Increase capacity for efficient growth by investing in people and systems. We have increased the number of solar energy systems we sell and install by growing and training our internal seasonal sales force, and we plan to continue to do so, as well as increasing our number of external dealers. We have also grown and plan to continue growing our installation capacity in markets we serve by hiring and training more skilled technicians and investing in technology. Where we do not yet have installation teams in place, we plan to continue to collaborate with subcontractors to fulfill our installation needs.

Continue to grow our external dealer sales channel. We plan to increase the number of external dealers working to bring us customers. We believe we will continue to have success in attracting dealers to our business because of our scalable business platform that allows dealers to participate in the residential solar energy sales and installation life cycle with limited investments in personnel and capital.

Expand customer options for buying affordable solar energy. We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the residential customer is in need of a roof replacement prior to installing solar systems. We believe offering customers the option to lease a residential solar energy system installed on their home will increase the number of systems we can sell and install due to the potential savings for some customers that cannot otherwise take full advantage of certain tax incentives. As described above, in December 2022, we launched a program offering customers the option of leasing residential solar energy systems from third parties that we install on the customer’s home.

Strengths

We are profitable. We have a profitable business model, and over the last three years and through the quarterly period ended September 30, 2023, we have increased revenue and earned profit. The following three charts show our revenue, net, net income and Adjusted EBITDA for each calendar year from 2021 through 2022.

The following charts show our revenue, net, net income and Adjusted EBITDA for the nine-month and three-month periods ended September 30, 2022 and 2023.

In completing the Business Combination and adopting the systems and costs of operating as a publicly traded company, we expect to face challenges to our ability to maintain or increase our profitability. However, we believe our strengths position us for accelerating our growth in an efficient manner that will produce profitable results.

Our Sales Model. Our sales methodology produces a high volume of sales. We believe our internal sales process drives a high volume of sales per sales representative and results in low customer acquisition costs. The success of our sales processes starts with quality, hands-on training for each sales representative. Our self-produced digital learning platform presents our sales representatives with sample customer scenarios and guides them in learning effective communication techniques, as well as how to efficiently carry out administrative steps required for completing sales. Each sales representative’s responses to sample customer scenarios are reviewed and critiqued by managers of our internal sales team.

In our sales model, a majority of personnel knock on doors of potential customers and explain the benefits of solar energy and our offerings with the objective of scheduling a subsequent sales meeting. In the scheduled meetings, a more experienced sales representative or sales manager provides a homeowner additional information about system design, energy savings and other benefits, pricing, incentives and financing options.

We believe that the key elements to our successful business model include (i) effective training and time spent with senior sales managers, (ii) our use of our customer relationship management software platform which concurrently tracks key performance indicators across the sales cycle, and (iii) our multi-step setter-closer sales model, which enables senior sales personnel to focus on greater sales success in presentations, while setters focus on developing and filtering quality, qualified leads, all of which then contributes to maximizing the percentage of leads converted into sales and sales into installations because of satisfied customers throughout the process.

(1)	As of December 31, 2023.
(2)	During the Company’s peak sales period in late Spring and Summer of 2023. See “ -Seasonality” above.

Our vertical integration leads to customer satisfaction and personnel retention. We believe our vertically integrated business model, in which we market, design, sell, procure, install and service systems, has a major benefit of enhancing the speed of project completion after an initial sale is made. It also allows us to price projects strategically with information from both the sales and installation sides of the process. Our greater control over the total process and our resulting success rates in navigating the local municipal permit process is intended to increase customer satisfaction and reduce potential sales force frustration from losing many jobs due to delays in the installation process. Our ratio of sales converted to completed installations is higher for sales that come from our internal agents than that that come from our dealer sales. We believe this higher rate helps increase the job satisfaction and retention rate for our personnel, as it enhances commissions that are paid out to sales personnel and managers, and provides work for installation teams.

Our scalable business platform allows us to grow efficiently. We believe that we have established a scalable business platform for efficiently completing the life-cycle of tasks involved in offering and fulfilling customers’ residential solar power needs. This platform is principally: (a) software we use in designing, selling, installing and servicing systems, and in tracking key performance indicators across the sales cycle; and (b) the business processes of our employees that perform field work, system design, permitting, installation and back-office support tasks. This platform is intended to allow us to undergo rapid sales and installation growth by efficiently adding new personnel and collaborating effectively with external dealers who bring us additional customers. We have carefully designed these processes and our pre- and post-installation operations to be effective systems which can be easily explained to new employees and replicated in the new cities and regions in which we operate and expand.

Competition

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities.

We consider our primary competitors to be electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices and the ease by which customers can switch to electricity generated by our residential solar energy systems. We may also compete with them based on other value-added benefits. These include reliability and carbon-friendly power, benefits which consumers have historically paid a premium to secure, but which customers can obtain by purchasing a solar energy system for monthly costs that are sometimes equal to or less than a traditional monthly power bill from the utility.

We also compete with retail electric providers and independent power producers that are not regulated like electric utilities but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers can offer customers electricity solutions that are competitive with our residential solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations that our current business model requires.

We compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber program instead of having a residential solar energy system installed on their home, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have power generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a residential solar energy system installed on their home or business, which could adversely affect our growth.

We also compete with solar energy companies with vertically integrated business models like our own, many of which are larger than we are. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the residential solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Some of our competitors also have an established complementary construction, electrical contracting or roofing services.

Some competitors also offer customers the option of leasing a residential solar energy system installed on the customer’s residence. In such a scenario, the provider or a third party owns the residential solar energy system, and the customer typically pays a predetermined fee for the electricity produced by the residential solar energy system. The fee generally increases annually at a predetermined rate over the lease term, which is typically 20 to 25 years, with a renewal option. Such a lease program can take fuller advantage of some of the available tax incentives and, therefore, can reduce the customer’s monthly costs in comparison to owning the residential solar energy system.

We compete against companies that are not vertically integrated, such as companies that offer only installation services, or provide only equipment to be installed, or dealers that sell systems for which another entity or entities will provide and install equipment. Some of these entities finance products directly to consumers, inclusive of programs like Property-Assessed Clean Energy financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We expect the competition to evolve as the market continues to grow, evolve and attract new market entrants. We believe that with our business model and sales strategy, we can compete effectively and favorably within the industry.

For more information on risks relating to increased competition in our industry, see “Risk Factors — Risks Related to the Solar Industry — We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.”

Intellectual Property

We protect our intellectual property rights by relying on common law protections and through contractual arrangements. We typically require our personnel, consultants and third parties such as our suppliers with access to our proprietary information to execute confidentiality agreements. Our principal trade secrets and copyrighted materials consist of our sales methodologies and data regarding our personnel, customers and suppliers.

We also license third-party software and services that we use in operating our business. These third-party solutions include, among others, software that we use in selling and designing our products services, a customer relationship management system to actively track key performance indicators across the sales cycle and software to augment our sales and marketing efforts.

Insurance

We maintain the types and amounts of insurance coverage and on terms deemed adequate by management based on our actual claims experience and expectations for future claims. However, future claims could exceed our applicable insurance coverage. Our insurance policies cover employee-and contractor-related accidents and injuries, property damage, business interruption, storm damage, inventory, vehicles, fixed assets, facilities, and crime and general liability deriving from our activities. Upon consummation of the Business Combination, we also intend to obtain insurance policies covering directors, officers, employment practices and fiduciary liabilities. We may also be covered in some circumstances for certain liabilities by insurance policies owned by third parties, including, but not limited to, our dealers and vendors.

Government Regulation

U.S. tariffs, duties and other trade regulations impact the prices of components in the residential solar energy systems and energy storage systems we sell, in addition to the pricing pressures caused by supply chain factors as discussed above. These U.S. government-based pricing influences currently include tariffs placed on crystalline silicon PV cells and solar panels imported into the U.S. Also, China is a major producer of solar modules, inverters and other components that we use in the systems that we install, and the U.S. currently assesses various tariffs and antidumping and countervailing duties on equipment produced in China, including solar modules and inverters. The U.S. has also placed certain geographic, company-specific and other trade restrictions on Chinese sources of supply based on foreign policy and national security interests. The scope and timing of these regulatory efforts change over time, and the government may introduce new regulations as world events occur and public policy evolves. In response to the market uncertainty and price fluctuations caused by these government actions and other supply chain pressures, we carefully and periodically evaluate our suppliers of system components and make purchasing decisions based on our judgments of product quality, warranties, pricing and availability.

For more information on risks relating to government tariffs, duties or trade restrictions, see “Risk Factors — Risks Related to Sunergy’s Operations — Increases in the cost or reduction in supply of residential solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Our operations are subject to various national, state and local laws and regulations. These include regulations regarding license requirements for electricians or other professionals involved in the installation of residential solar energy systems and energy storage systems. Many states and/or local governments and utilities have regulated procedures for interconnecting residential solar energy systems and related energy storage systems to the utility’s local distribution system. There are also local building codes or other local regulations for installing the products we sell on a customer’s property. We employ or contract with licensed professionals as needed to comply with regulatory requirements, and as part of our process of installing residential solar energy systems and related equipment, we assist our customers in obtaining interconnection permission from the applicable local electric distribution utility, and applicable permits from other local offices.

Our operations, as well as those of our suppliers and subcontractors, are subject to stringent and complex U.S. federal, state, territorial and local laws, including regulations governing the occupational health and safety of employees, wage regulations and environmental protection. For example, we and our suppliers and subcontractors are subject to the regulations OSHA, the U.S. Department of Transportation (“DOT”), the U.S. Environmental Protection Agency (“EPA”) and comparable state entities that protect and regulate employee health and safety and the protection of the environment. Various environmental, health and safety laws can result in the imposition of costs and liability in connection with system and equipment installation, the repair or replacement of parts, and disposal of hazardous substances (such as the disposal and recycling of batteries).

We and the dealers that supply us with sales opportunities or completed sales are also subject to laws and regulations related to interactions with consumers, including those applicable to sales and trade practices, privacy and data security, equal protection, consumer financial and credit transactions, consumer collections, mortgages and re-financings, home or business improvements, trade and professional licensing, warranties, and various means of customer solicitation, as well as specific regulations pertaining to solar installations.

Government Incentives

There are U.S. federal, state and local governmental bodies that provide incentives to owners, distributors, installers and manufacturers of residential solar energy systems to promote solar energy. These incentives include an investment tax credit and income tax credit offered by the federal government, as well as other tax credits, rebates and Solar Renewable Energy Credits associated with solar energy generation. The U.S. federal Energy Policy Act of 2005, as amended, established what came to be known as the Residential Energy Efficient Property Credit, an incentive that provides homeowners a 30% tax credit for the cost of purchasing and installing qualified residential alternative energy equipment, including solar electricity equipment. The IRA renamed this credit as the Residential Clean Energy Credit and extended the 30% credit through 2032. The credit rate falls to 26% in 2033, 22% for 2034 and expires at the end of 2034. The IRA also provides other incentives for homeowners to adopt energy-efficient systems and appliances that include: (a) a 30% tax credit with an annual limit for certain upgrades such as installing energy-efficient hybrid water heaters, doors and windows, insulation, and upgrading electrical breaker boxes; and (b) up to $14,000 in point-of-sale rebates for low- and moderate-income households for certain electric appliances and home upgrades.

Our business model also relies on multiple tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of residential solar energy systems in determining values for calculation of local and state real and personal property taxes, and there are some state and local tax exemptions that apply to the sale of equipment. State and local tax exemptions can have sunset dates or triggers for loss of the exemption, and the exemptions can be changed by state legislatures and other regulators.

A majority of states have adopted net metering policies, including our sales areas of Florida, Texas, Arkansas and Missouri. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a residential solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and other entities are currently challenging net metering policies in various locations by seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation or impose charges on homeowners that have net metering. States where we sell now or in the future may change, eliminate or reduce net metering benefits. On April 26, 2022, the Florida governor vetoed legislation that would have established a date for reducing and ending net metering in Florida.

We rely on a mix of the incentives mentioned above to reduce the net price our customers that are eligible for incentives would otherwise pay for our solar offerings or per kilowatt hour used.

Employees and Human Capital Management

As of September 30, 2023, we have approximately 180 full-time employees that work year-round processing orders, installing and servicing systems and fulfilling administrative tasks. We also engage sales agents as independent contractors as described in “— Internal Direct Sales Force” above. None of our employees are covered by collective bargaining agreements, and we have not experienced any work stoppages due to labor disputes.

Facilities

Our corporate headquarters are located in Florida under a lease that expires at the end of October 2026. We maintain offices for operations in Texas and Arkansas, and we have sales, marketing and executive offices in Utah and throughout Florida. We currently lease the office and warehouse spaces that we use in our operations, and we do not own any real property. We believe that our facility space adequately meets our needs and that we will be able to obtain any additional operating space that may be required on commercially reasonable terms.

Litigation

We are not currently a party to any material litigation or governmental or other proceeding. However, from time to time, we have been, are and will likely continue to be involved in legal proceedings, administrative proceedings and claims that arise in the ordinary course of business with customers, subcontractors, suppliers, regulatory bodies or others. In general, litigation claims or regulatory proceedings can be expensive and time consuming to bring or defend against, which may result in the diversion of management’s attention and resources from our business and business goals and could result in settlement or damages that could significantly affect financial results and the conduct of our business.

ESGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “ESGEN,” “we,” “us” or “our” refer to ESGEN prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes of ESGEN included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting ESGEN’s current expectations, estimates and assumptions concerning events and financial trends that may affect ESGEN’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We were incorporated as a Cayman Islands exempted company on April 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We will not be limited to a particular industry or geographic region in our identification and acquisition of a target company.

Our sponsor is ESGEN LLC, a Delaware limited liability company.

The IPO Registration Statement was declared effective on October 19, 2021. On October 22, 2021, we consummated the IPO of 27,600,000 ESGEN Units at $10.00 per ESGEN Unit (which included the full exercise of the underwriters’ over-allotment option), and the sale of 14,040,000 ESGEN Private Placement Warrants, each exercisable to purchase one ESGEN Class A ordinary share at $11.50 per share, at a price of $1.00 per ESGEN Private Placement Warrant in a private placement to our Sponsor that closed simultaneously with the IPO.

Following the closing of the IPO on October 22, 2021, $281,520,000 ($10.20 per ESGEN Unit) from the net proceeds sold in our IPO, including proceeds of the sale of the ESGEN Private Placement Warrants, was deposited in the Trust Account and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Prior to shareholder approval of the Charter Amendment (as defined below), we had 15 months from the closing of our IPO to consummate the initial business combination. If we have not consummated the initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay income taxes, if any (less up to $100,000 of interest to pay winding up and dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On January 18, 2023, the Company held an extraordinary general meeting of shareholders to consider and vote upon, among other things, a proposal to amend the Company’s amended and restated memorandum and articles of association (the “Charter Amendment”) to (i) extend the Termination Date from January 22, 2023 to April 22,

2023 and (ii) in the event that the Company has not consummated an initial business combination by April 22, 2023, to allow the Company, by resolution of the ESGEN Board and, without any approval of the Company’s shareholders, upon five days’ advance notice prior to each Additional Extension Date, to extend the Termination Date up to six times (with each such extension being upon five days’ advance notice), each by one Additional Extension; provided, that the Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (i) US$140,000 or (ii) $0.04 for each Public Share that is then outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company.

In connection with the vote to approve the Charter Amendment, the holders of 24,703,445 ESGEN Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of approximately $255,875,758.

In connection with the vote to approve the Extension Amendment Proposal, held by ESGEN on October 20, 2023, ESGEN shareholders approved the extension of the date by which ESGEN must consummate an initial business combination from October 22, 2023 (after giving effect to the extensions provided in the Charter Amendment) to January 22, 2024, and in the event that ESGEN has not consummated an initial business combination by January 22, 2024, to allow ESGEN, by resolution of ESGEN’s board of directors, and without approval of the Company’s shareholders, upon five days’ notice prior to each Additional Extension, to extend the termination date up to six times, each by one additional month (for a total of up to six additional months to complete an initial business combination), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each Additional Extension Date the lesser of (a) US$35,000 or (b) $0.0175 for each Public Share that is then-outstanding.

In connection with the vote to approve the Extension Amendment, the holders of 1,488,000 shares of ESGEN Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.21 per share, for an aggregate redemption amount of approximately $16.7 million. Following the redemptions, an aggregate of 1,408,555 Public Shares (not including the Converted Shares) were issued and outstanding.

On April 19, 2023, the Company entered into a Business Combination Agreement, by and among the Company, OpCo, Sunergy, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative.

The Business Combination Agreement contains representations and warranties of certain of the parties thereto customary for transactions of this type. The representations and warranties made under the Business Combination Agreement will not survive the Closing.

The Business Combination is expected to close in the first half of 2024, following the receipt of the required approvals by our shareholders and the fulfillment of other customary closing conditions.

Results of Operations

All of our activity from April 19, 2021 (inception) through September 30, 2023, was in preparation for our IPO, and since our IPO, including the effectuation of the Charter Amendment and the negotiation and entry into the Business Combination Agreement. We will not generate any operating revenues until the closing and completion of a business combination.

For the three months ended September 30, 2023, we had net income of $631,724, which consisted of a change in fair value of warrant liabilities of $1,046,784 and dividends earned on marketable securities held in the Trust Account of $413,940, partially offset by operating costs of $829,000.

For the three months ended September 30, 2022, we had net income of $4,262,070, which consisted of a gain on change in fair value of warrant liabilities of $3,345,600, dividends earned on marketable securities held in the Trust Account of $1,245,745, partially offset by operating costs of $329,275.

On January 24, 2024, ESGEN issued a new promissory note (“January 2024 Promissory Note”) in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that ESGEN has available to it outside of its Trust Account.

For the nine months ended September 30, 2023, we had a net loss of $2,225,459, which consisted of a change in fair value of warrant liabilities of $206,016 and operating costs of $4,164,293, partially offset by dividends earned on marketable securities held in the Trust Account of $1,719,810 and recovery of offering costs related to the IPO allocated to warrants of $425,040.

For the nine months ended September 30, 2022, we had net income of $11,637,242, which consisted of a gain on change in fair value of warrant liabilities of $11,608,560 and dividends earned on marketable securities held in the Trust Account of $1,632,690, partially offset by operating costs of $1,604,008.

For the year ended December 31, 2022, we had a net income of $14,334,250, which consisted of a change in the fair value of warrant liabilities of $13,179,936, investment income on marketable securities held in the Trust Account of $3,984,431, partially offset by a loss from operations of $2,830,117.

For the period from April 19, 2021 (inception) through December 31, 2021, we had a net income of $9,460,263, which consisted of change in fair value of warrant liabilities of $10,944,240, investment income on marketable securities held in the Trust Account of $2,137, partially offset by a loss from operation including formation and operating costs and operating costs – related party of $776,033 and warrant issuance costs of $710,081.

Liquidity and Capital Resources

As of September 30, 2023, we had cash of $267,058 and owe $5,296,038 in accounts payable and accrued expenses and an additional $1,718,988 payable to related parties. As of September 30, 2022, we had cash of $890,273 and owed $1,089,538 in accrued offering costs and expenses and an additional $285,539 to related parties.

As of December 31, 2022, we had cash of $614,767 and owed $1,866,992 in accrued offering costs and expenses and an additional $315,539 payable to related parties.

Prior to the completion of our IPO, our liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 and a loan to us of up to $300,000 by Sponsor under an unsecured promissory note, which had an outstanding balance of $171,346 at September 30, 2023 and December 31, 2022. On April 5, 2023, we issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,500,000 to our Sponsor, which may be drawn down by us from time to time prior to the consummation of an initial business combination. As of September 30, 2023, there was approximately $1,238,449 outstanding under the Note. On October 17, 2023, we amended and restated the Note to increase the maximum principal amount that may be drawn thereunder to $2,500,000. On January 24, 2024, ESGEN issued a new promissory note in the principal amount of up to $750,000 to the Sponsor.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans. As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that we will not have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from the filing of ESGEN’s Form 10-Q for the three months ending September 30, 2023. Over this time period, we will be using these funds for paying existing accounts payable, paying for travel expenditures and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern,” the Company has until July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) to consummate a business combination. If a business combination is not consummated by this date and an Additional Extension not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a business combination on or before July 22, 2024 (unless shareholders approve one or more further Additional Extensions), it is uncertain whether the Company will be able to consummate a business combination by this time. Management has determined that the mandatory liquidation, should a business combination not occur, and an extension is not obtained, as well as the potential for us to have insufficient funds available to operate our business prior to a business combination, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. It is uncertain whether the Company will be able to consummate a business combination or obtain an Additional Extension by this time. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions).

Contractual Obligations

Other than the below, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Underwriting Agreement

The IPO Underwriters earned an underwriting discount of 2% of the gross proceeds of the IPO, or $5,520,000, which we paid in cash at closing of the offering.

The IPO Underwriters were entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO upon the completion of our initial business combination. However, the IPO Underwriters have waived any right to receive such deferred underwriting commissions and will therefore receive no additional underwriting commissions in connection with the Closing.

Office Space, Secretarial and Administrative Services

Through the earlier of consummation of the initial business combination or the liquidation, the Company incurs $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. For the three and nine months ended September 30, 2023, the Company incurred $30,000 and $90,000, respectively, pursuant to this agreement. For the year ended December 31, 2022, the Company incurred $120,000 pursuant to this agreement. No amounts have been paid for these services. As of September 30, 2023 and December 31, 2022, the Company reported on the balance sheets $165,000 and $120,000, respectively, pursuant to this agreement, in “Due to related party”.

A&R Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, Sunergy’s underlying equityholders and the Initial Shareholders (collectively, the “New PubCo Holders”) and New PubCo will enter into the A&R

Registration Rights Agreement, pursuant to which, among other things, New PubCo and the Initial Shareholders will agree to amend and restate the Registration and Shareholder Rights Agreement, dated as of October 22, 2021, entered into by them in connection with ESGEN’s IPO. Pursuant to the A&R Registration Rights Agreement, New PubCo will agree that it will use its commercially reasonable efforts to file, within 30 days following the consummation of the Business Combination, a resale shelf registration statement on behalf of the New PubCo Holders registering (i) any outstanding shares of New PubCo Class A Common Stock held by the New PubCo Holders, (ii) any shares of New PubCo Class A Common Stock issued or issuable upon exchange of an equivalent number of Exchangeable OpCo Units and New PubCo Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement, (iii) any shares of New PubCo Class A Common Stock issued or to be issued to any of the New PubCo Holders in connection with the Business Combination, (iv) any shares of New PubCo Class A Common Stock issued or issuable upon exchange of an equivalent number of Exchangeable OpCo Units (together with the concurrent exchange of an equal number of shares of New PubCo Class V Common Stock by Sponsor), which are converted from the Convertible OpCo Preferred Units held by Sponsor and (v) any other equity security of New PubCo issued or issuable with respect to any of the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”); provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities becomes effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement, (b) such Registrable Securities shall have been otherwise transferred and such transferee is not entitled to the registration rights provided in the A&R Registration Rights Agreement, (c) such Registrable Securities shall have ceased to be outstanding, or (d) such Registrable Securities may be sold without registration pursuant to Rule 144 and Rule 145, as applicable, promulgated under the Securities Act (or any successor rule promulgated thereto) (but with no volume or other restrictions or limitations).

Additionally, the A&R Registration Rights Agreement will also provide, subject to certain underwriter cutbacks and suspension periods, (i) certain demand rights entitling the New PubCo Holders the right to require New PubCo to effect an underwritten offering and (ii) certain piggyback rights entitling the New PubCo Holders the right to include such New PubCo Holder’s Registrable Securities in any underwritten offering that New PubCo proposes to consummate for its own account or for the account of its stockholders.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

Critical Accounting Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have not identified any critical accounting estimates.

Recent Accounting Pronouncements

Refer to Note 2 in the financial statements for the recent accounting pronouncements.

Off-Balance Sheet Arrangements

As of September 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303 of Regulation S-K and did not have any commitments or contractual obligations.

SUNERGY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References included in this Sunergy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Sunergy,” “we,” “us,” “our,” and the “Company” refer to Sunergy and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with Sunergy’s financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read in conjunction with Unaudited Pro Forma Condensed Combined Financial Information. In addition to historical information, this discussion and analysis includes certain forward-looking statements which reflect our current expectations. Sunergy’s actual results may materially differ from these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence. We are a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas and Missouri. Sunergy was created on October 1, 2021 through the Contribution of Sun First Energy, LLC, a rapidly growing solar sales management company, and Sunergy Solar, LLC, a large solar installation company based in Florida, to Sunergy Renewables, LLC.

We believe that we have built (and continue to build) the infrastructure and capabilities necessary to rapidly acquire and serve customers in a low-cost and scalable manner. Today, our scalable regional operating platform provides us with a number of advantages, including the marketing of our solar service offerings through multiple channels, including our diverse sales partner network and direct-to-consumer vertically integrated sales and installation operations. We believe that this multi-channel model supports rapid sales and installation growth, allowing us to achieve capital-efficient growth in the regional markets we serve.

Since our founding, we have continued to invest in a platform of services and tools to enable large scale operations for us and our partner network, which includes sales partners, installation partners and other strategic partners. The platform includes processes and software, as well as fulfillment and acquisition of marketing leads. We believe our platform empowers our in-house sales team and external sales dealers to profitably serve our regional and underpenetrated markets and helps us compete effectively against larger, more established industry players without making significant investment in technology and infrastructure.

We have focused to date on a simple, capital light business strategy utilizing, as of September 30, 2023, approximately 288 sales agents and approximately 27 independent sales dealers to produce a growing sales pipeline. We engineer and design projects and process building permit applications on behalf of our customers to timely install their systems and assist their connection to the local utility power grid. Most of the equipment we install is drop-shipped to the installation site by our regional distributors, requiring minimal inventory to be held by the Company during any given period. We depend on our distributors to timely handle logistics and related requirements in moving equipment to the installation sites. In addition to our main offering of residential solar energy systems, we sell and install products such as roofing, insulation, energy efficient appliances and battery storage systems for the residential market.

We believe that a mixture of policy support and a continuing deterioration of utility value proposition provide solar energy with material headwinds for accelerating adoption in the United States, which currently lags other international markets, including Australia and Europe. We offer our products and services throughout Florida, Texas, Arkansas and Missouri and plan to enter new markets selectively where favorable net metering policies exist and solar penetration is below 7% of the addressable residential market. Most of our sales were generated in Florida through December 31, 2022 and through September 30, 2023, with the remainder for each period generated in either Texas and Arkansas. We have focused on improving our operational efficiency to meet the growing demand for our services and have increased our installation capacity by investing in new equipment and technology. We have also expanded our workforce by hiring more skilled technicians and training them extensively to ensure that they meet our high standards for quality and safety.

Our core solar service offerings are provided through customer purchases and financing through third-party long-term lenders that provide customers with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. Most of our customers finance their purchases with affordable loans from third party lenders that require minimal or no upfront capital or down payment. We have also launched a leasing program where a third party purchases the residential solar energy system that we install on the customer’s property. We believe this leasing option may better suit some homeowners in a higher interest rate environment who may not have a need for the investment tax credits associated with investing in renewable energy.

Proposed Business Combination

On April 19, 2023, we entered into the Business Combination Agreement. Following the Business Combination, New PubCo will be organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy will hold and operate substantially all of the assets and business of New PubCo, and New PubCo will be a publicly listed holding company that will hold a certain amount of equity interests in OpCo, which will hold all of the equity interests in Sunergy. New PubCo’s Class A Common Stock and public warrants are expected to be traded on Nasdaq under the ticker symbols “ZEO” and “ZEOWW,” respectively.

Based upon the evaluation of the A&R LLC Agreement, the Sellers will contribute their interests of Sunergy into ESGEN OpCo LLC. ESGEN OpCo LLC’s limited partners will not have substantive kickout or participating rights and therefore ESGEN OpCo is a VIE. Consideration of ESGEN OpCo LLC as a VIE is necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN Acquisition Corp. is considered to be the primary beneficiary through its partnership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN Acquisition Corp. will consolidate ESGEN OpCo LLC and will be considered to the accounting acquirer; however, further consideration of whether the entities are under common control is required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy is under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists. Sunergy is majority owned by five entities (the “Primary Sellers”), who have entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN is expected to occur within the term of the Voting Agreement.

Prior to the Business Combination, the Primary Sellers have 98% ownership in Sunergy. Immediately following the Business Combination, assuming no additional redemptions, the Sellers are expected to own 84.0% of the equity of New PubCo and assuming maximum redemptions of Public Shares, the Sellers are expected to own 87.1% of the equity of New PubCo.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of New PubCo in concert. Accordingly, in both redemption scenarios, the Primary Sellers retain majority control through the voting of their shares in conjunction with the Voting Agreement immediately prior to the Business Combination and following the Business Combination and, therefore, there is no change of control before or after the Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•	Subsequent to the Business Combination, the New PubCo Board is expected to be comprised of one individual designated by ESGEN and six individuals that are designated by Sunergy; and

•

Subsequent to the Business Combination, management of New PubCo will be the existing management at Sunergy. The individuals serving as the chief executive officer and chief financial officer of Sunergy’s current management team will continue substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there is no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization.

Public Company Costs

Upon consummation of the Business Combination, we will have ongoing reporting and other compliance requirements relating to our Exchange Act registration and Nasdaq listing. We expect to hire additional staff and implement new processes and procedures to address public company requirements in anticipation of and following the completion of the Business Combination. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics and Outlook

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented below are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net (loss) income or net (loss) income margin, respectively, calculated in accordance with GAAP. See “—Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
(In thousands, except percentages)	2023	2022	2023	2022	2022	2021
Revenue, net	37,894	38,873	86,705	66,069	88,964	24,590
Gross profit	8,419	10,050	17,054	13,122	16,048	14,898
Gross margin	22.22%	25.85%	19.67%	19.86%	18.03%	60.59%
Operating profit	3,961	7,642	6,403	7,546	8,646	7,063
Net profit	3,970	7,627	6,370	7,584	8,666	7,091
Adjusted EBITDA	5,377	8,091	9,903	8,808	10,352	7,442
Adjusted EBITDA margin	14.2%	20.8%	11.4%	13.3%	11.64%	30.27%

Gross Profit and Gross Margin

We define gross profit as revenue, net less direct costs of revenue and depreciation and amortization, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue, net. Gross profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions, identify areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as adjusted to exclude merger transaction related expenses. We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA and a ratio of GAAP net loss to revenue, net.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of our operations are summarized below.

Expansion of Residential Sales into New Markets. Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the select residential markets where we operate in Florida, Texas, Arkansas and Missouri. We primarily generate revenue from our sales, product offerings and services in the residential housing market. To continue our growth, we intend to expand our presence in the residential market into additional states based on markets underserved by national sales and installation providers that also have favorable incentives and net metering policies. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services. In fiscal year 2022 we sold over $3.4 million in roofing replacements primarily in order to facilitate our solar installations and to repair rooftops on homes in Florida damaged by severe weather. We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the residential customer is in need of a roof replacement prior to installing solar systems. In addition, to provide more financing options for our prospective residential solar energy customers, in fiscal year 2023, we launched a program that allows customers to choose a lease to finance their systems from a third party. We expect selling systems utilizing third party leases under this program to be a growing portion of our customer finance offerings in the future.

Adding New Customers and Expansion of Sales with Existing Customers. We intend to approximately double our in-house sales force and external sales dealers in 2024 in order to target new customers in the Southern U.S. regional residential markets. We provide competitive compensation packages to our in-house sales teams and external sales dealers, which incentivizes the acquisition of new customers.

Inflation. We are seeing an increase in the costs of labor and components as the result of higher inflation rates. In particular, we are experiencing an increase in raw material costs and supply chain constraints, consequences associated with COVID-19 and trade tariffs imposed on certain products from China, which may continue to put pressure on our operating margins and increase our costs. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Interest rates. Interest rate increases for both short-term and long-term debt have increased sharply. Historically, most of our customers have financed the purchase of their solar systems. Higher interest rates have resulted in higher monthly costs to customers, which has the effect of slowing the financing related sales of solar systems in the areas in which we sell and operate. We do not have information that allows us to quantify the adverse affects attributable to increased interest rates.

Managing our Supply Chain. We rely on contract manufacturers and suppliers to produce our components. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in the delivery of critical components and inventory, created longer lead times, and resulted in increased costs on jobs that were impacted by these issues. We experienced these challenges in 2022 and the first half of 2023 but we have seen this begin to ease in the second half of 2023 with some price decreases across our equipment purchases. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our systems, which would adversely impact our cash flows and results of operations, including revenue and gross margin.

Components of Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our residential solar systems. Our systems are made fully functional at the time of installation and require an inspection prior to interconnection to the utility power grid. We sell our systems primarily direct to end user customers for use in their residences. Upon installation inspection, we satisfy our performance obligation and recognize revenue. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue is recorded net of these financing fees (and/or dealer fees). Sales and installations of rooftop solar systems, our primary product, increase in April to September when a majority of our sales teams are in the field. In addition to sales of solar systems, “adders” or accessories to a sale may include roofing, energy efficient appliances, upgraded insulation and/or energy storage systems. All adders consisted of less than 10% of the total revenue, net in each of the years ended December 31, 2022 and 2021 and the three and nine months ended September 30, 2023 and 2022.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives and fluctuating interest rates that increase or decrease the monthly payments for customers purchasing systems through third party financing. Approximately 5% of our sales were paid in cash by the customer in each of the years ended December 31, 2022 and 2021 and the three and nine months ended September 30, 2023 and 2022. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new sales teams within existing and new territories, scaling our installation teams to keep up with demand and maintaining a strong internal operations team to process orders while working with building departments and utilities to permit and interconnect our customers to the utility grid.

Cost of Goods Sold

Our cost of goods sold consists primarily of product costs (including solar panels, inverters, metal racking, connectors, shingles, wiring, warranty costs and logistics costs), sales commissions, installation labor and permitting costs.

During 2021 and 2022, supply chain challenges and an increase in demand for our products resulted in increased equipment costs and delays. As a result, our installation and sales growth was less than we had projected. Additionally, in October 2022 our primary market in Florida was hit with Hurricane Ian, which also slowed permitting and installations of our systems in Florida and required some crews to divert to repairing roofs and damaged solar systems.

Revenue, net less cost of goods sold may vary from period-to-period and is primarily affected by our average selling prices, finance dealer fees, fluctuations in equipment costs and our ability to effectively and timely deploy our field installation teams to project sites once the permitting departments have approved the design and engineering of systems on customer sites.

Operating Expenses

Operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits and payroll taxes. In the future, the Company intends to provide more benefits to its employees, including an employee stock option plan, which will increase operating expenses.

Sales and marketing expenses consist primarily of personnel-related expenses, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our base sales teams, installers and strategic sales dealer and partner network.

General and administrative expenses consist primarily of personnel-related expenses for our executive, finance, human resources, information technology, and software, facilities costs and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Depreciation and amortization consist primarily of deprecation of our vehicles and furniture and fixtures and amortization of our acquired intangibles.

Interest and Other Expenses, Net

Interest and other expenses, net primarily consist of interest expense and fees under our equipment and vehicle term loans. Other expense, net also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for refund.

Results of Operations

Three and Nine Months Ended September 30, 2023 Compared to Three and Nine Months Ended September 30, 2022

The following table sets forth a summary of our unaudited consolidated statements of operations for the periods presented:

	Three months ended September 30,		Change		Nine months ended September 30,		Change
	2023	2022	$	%	2023	2022	$	%
Revenue, net	37,894,166	38,873,310	(979,145)	(2.5)%	86,705,020	66,069,256	20,635,764	31.2%
Costs and expenses:
Cost of goods sold	28,950,493	28,373,645	576,848	2.0%	68,204,199	51,684,765	16,519,435	32.0%
Depreciation and amortization	524,461	450,099	74,362	16.5%	1,446,626	1,262,207	184,418	14.6%
General and administrative expenses	3,693,550	2,194,582	1,498,968	68.3%	8,846,154	4,455,616	4,390,537	98.5%
Sales and marketing	764,828	213,456	551,372	258.3%	1,805,308	1,120,587	684,721	61.1%

Total costs and expenses	33,933,332	31,231,782	2,701,550	8.7%	80,302,287	58,523,175	21,779,112	37.2%
Operating income	3,960,834	7,641,528	(3,680,694)	(48.2)%	6,402,733	7,546,081	(1,143,348)	(15.2)%
Other income:
Other (expense) income, net	9,151	1,244	7,908	100.0%	6,982	2,428	4,554	187.6%
PPP Loan forgiveness	—	—	—	0.0%	—	73,809	(73,809)	(100.0)%
Interest expense	(295)	(15,467)	15,172	(98.1)%	(39,838)	(37,960)	(1,878)	4.9%

Total other income (expense), net	8,856	(14,223)	23,080	(162.3)%	(32,856)	38,277	(71,133)	(185.8)%
Income (loss) before income taxes	3,969,690	7,627,305	(3,657,614)	(48.0)%	6,369,877	7,584,358	(1,214,480)	(16.0)%
Income tax expense	—	—	—	0.0%	—	—	—	0.0%

Net income (loss)	3,969,690	7,627,305	(3,657,614)	(48.0)%	6,369,877	7,584,358	(1,214,480)	(16.0)%

Revenue, net

Revenue decreased by approximately $1.0 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily due to a decrease in the average size of installations in 2023 as compared to 2022 as well as a small decrease in the number of installations.

Revenue increased by approximately $20.6 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 primarily due to a 30% increase in number of installations as well as an increase in pricing due to higher costs.

Cost of Goods Sold

Cost of goods sold increased by approximately $0.6 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily due to an increase in the cost of labor and materials in 2023 as compared to 2022.

Cost of goods sold increased by approximately $16.5 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to the increase in sales noted above.

Cost of goods sold as a percentage of revenue decreased by approximately 3.4% and 0.4% compared to the three and nine months ended September 30, 2022, respectively, primarily due to improved integration of the combined business a year after the Contribution.

Depreciation and amortization

Depreciation and amortization increased by approximately $70,000 and $0.2 million for the three and nine months ended September 30, 2023 as compared to the three and nine months ended September 30, 2022, respectively, primarily due to an increase in depreciation expense relating to increased purchases of vehicles.

General and Administrative expenses

General and administrative expenses increased by approximately $1.5 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, due to increased legal and accounting fees of approximately $1.5 million relating to the proposed Business Combination and increased salaries expense.

General and administrative expenses increased by approximately $4.4 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to increased legal and accounting fees of approximately $2.0 million relating to the proposed Business Combination, increased salaries expense of approximately $2.1 million, increased software fees of approximately $0.4 million and increased fuel expense of approximately $0.3 million as our fleet of vehicles increased. This was offset by a decrease in occupancy costs of approximately $0.4 million.

Sales and Marketing

Sales and marketing expense increased by approximately $0.55 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 primarily due an increase in our reserve for credit losses as compared to the prior year period.

Sales and marketing expense increased by approximately $0.68 million for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, primarily due to an increase in our reserve for credit losses.

Total other income (expense), net

Total other income (expense), net increased by approximately $0.02 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily due to an decrease in interest expense relating to our vehicle financings.

Total other income (expense), net decreased by approximately $0.07 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to the PPP loan forgiveness recorded in 2022. For the nine months ended September 30, 2023 other income, net consisted of $40,000 of interest expense from our vehicle financings.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31,		Change
	2022	2021	$	%
Revenue, net	88,963,855	$24,589,664	$64,374,191	72.4%
Costs and expenses:
Cost of goods sold	71,208,982	14,096,533	57,112,449	80.2%
Depreciation and amortization	1,706,243	379,823	1,326,420	77.7%
General and administrative expenses	6,003,412	3,025,244	2,978,168	49.6%
Sales and marketing	1,399,452	25,414	1,374,038	98.2%

Total costs and expenses	80,318,089	17,527,014	62,791,075	78.2%
Operating income	8,645,766	7,062,650	1,583,116	18.3%
Other income:
Other (expense) income, net	(2,510)	28,399	(30,909)	(1,231.4)%
PPP Loan forgiveness	73,809	—	73,809	100.0%
Interest expense	(51,295)	—	(51,295)	100.0%

Income before income taxes	8,665,770	7,091,049	1,574,721	18.2%
Income tax expense	—	—	—	0.0%

Net income	8,665,770	$7,091,049	1,574,721	18.2%

Revenue, net

Revenue, net increased by approximately $64.4 million, for the year ended December 31, 2022 compared to the same period in 2021, primarily due to the following:

•	a full year of Sunergy Solar’s revenue being included in 2022;

•	a change in mix of revenue from a commission based revenue to solar system installation revenues; and

•	higher sales volumes as a result of increased acceptance of our products in the marketplace, increased marketing efforts and an increase in sales dealers.

Sunergy Solar’s pre-acquisition revenue in 2021 was approximately $29.5 million. In addition, as a result of the Contribution, Sun First Energy, which had been accounting only sales commission revenue, combined with the Sunergy Solar, an installation-only company, to recognize full system sales. The net effect was that sales revenue in 2021 appears much lower prior to the Contribution.

Cost of Goods Sold

Cost of goods sold increased approximately 80.2%, or approximately $57.1 million, for the year ended December 31, 2022 compared to the same period in 2021, primarily due to an increase in product and labor costs related to higher sales volumes.

Cost of goods sold as a percentage of revenue decreased by approximately 23% for the year ended December 31, 2022, compared to the same period in 2021. The decrease was primarily attributable to the addition of Sunergy Solar as the Company is now performing solar system installations which have lower margins but higher revenues. In 2021, Sun First Energy was earning sales commissions which had lower revenues but higher margins.

Depreciation and amortization

Depreciation and amortization increased by approximately $1.3 million, or approximately 77.7%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021, primarily due to amortization impact of intangible assets acquired in connection with the Contribution.

General and Administrative expenses

General and Administrative expenses increased by approximately $3.0 million, or approximately 49.6%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021, primarily due to the addition of Sunergy Solar for a full year. Payroll expense increased approximately $1.3 million, office expenses increased by $0.6 million and rent expense increased by $0.7 million.

Sales and Marketing

Sales and marketing expense increased by approximately $1.4 million, or approximately 98.2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, primary due to increased sales and marketing efforts relating to the Sunergy Solar installation business.

Other income, net

Other income, net decreased by approximately $0.01 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. For the year ended December 31, 2022 other income, net consisted of income of approximately $70,000 related to our PPP Loan being forgiven, offset by approximately $50,000 interest expense relating to our financed vehicles . For the year ended December 31, 2021 other income, net consisted of approximately $30,000 of insurance proceeds received.

Liquidity and Capital Resources

Historically, our primary source of funding to support operations have been cash flows from operations. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital uses include ensuring revenue growth, expanding our sales and marketing efforts and potential acquisitions.

As of September 30, 2023 and December 31, 2022, our cash and cash equivalents balance was approximately $4.3 million and $2.3 million, respectively. The Company maintains its cash in checking and savings accounts.

Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and extent of our spending to support further sales and marketing, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally. In order to finance these opportunities and associated costs, it is possible that we will need to raise additional financing if the proceeds realized by us from the Business Combination are insufficient to support our business needs. While we believe that the proceeds realized by us through the Business Combination will be sufficient to meet our currently contemplated business needs for the next twelve months, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our business, results of operations and financial condition would be materially and adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	For the nine months ended September 30,			For the year ended December 31,
	2023	2022	Variance	2022	2021	Variance
Net cash provided by operating activities	$5,609,528	$9,709,659	$(4,100,131)	$10,719,945	$6,882,023	$3,837,922
Net cash used in investing activities	(907,563)	(1,060,495)	152,932	(1,077,628)	379,134	(1,456,762)
Net cash used in financing activities	(2,624,251)	(7,152,547)	4,528,296	(7,824,857)	(6,931,448)	(893,409)

Cash flows from operating activities

Net cash provided by operating activities was approximately $5.6 million for the nine months ended September 30, 2023 compared to approximately $9.7 million for the nine months ended September 30, 2022. The decrease in net cash provided by operating activities was primarily due to a decrease in net working capital caused by larger contract liabilities during 2022 that was offset by an increase in accrued expenses during 2023.

Net cash provided by operating activities was approximately $10.7 million during 2022 compared to approximately $6.9 million during 2021. The increase in net cash provided by operating activities was primarily due to an increase in net income excluding depreciation and amortization of approximately $1.7 million as well as an increase in our contract liabilities of approximately $1.1 million.

Cash flows from investing activities

Net cash used in investing activities was approximately $0.9 million for the nine months ended September 30, 2023 compared to approximately $1.1 million for the nine months ended September 30, 2022. The decrease in net cash used in investing activities was primarily due to a decrease in purchases of our vehicles.

Net cash used in investing activities was approximately $1.1 million for the year ended December 31, 2022 primary relating to purchases of vehicles. Net cash provided by investing activities for the year ended December 31, 2021 was approximately $0.4 million primarily relating to cash acquired of approximately $1.1 million as part of the Contribution offset by purchases of vehicles of approximately $0.7 million.

Cash flows used in financing activities

Net cash used in financing activities was approximately $7.2 million for the nine months ended September 30, 2023 compared to approximately $2.6 million for the nine months ended September 30, 2022. The decrease in net cash used in financing activities relates to a decrease in distribution to members partially offset by proceeds from the issuance of debt.

For the year ended December 31, 2022, net cash provided by financing activities was approximately $7.8 million, which primarily represented the proceeds from the issuance of preferred units and contributions from members, which was offset by issuance costs. This compares to net cash provided by financing activities for the year ended December 31, 2021 of approximately $6.9 million, which represented the proceeds from issuance of preferred units, offset by issuance costs.

Current Indebtedness

The Company has utilized internally generated positive cashflow to grow the business. Other than approximately $0.7 million in trade-credit with solar equipment distributors, Sunergy has only approximately $1.13 million of debt on service trucks and vehicles valued at approximately $1.5 million net of depreciation.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Adjusted EBITDA

We define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude stock-based compensation and merger and acquisition expenses (“M&A expenses”). We utilize Adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently.

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three months ended September 30,		Nine months ended September 30,		Year Ended December 31,
	2023	2022	2023	2022	2022	2021
Net income (loss)	3,969,690	7,627,305	6,369,877	7,584,358	8,665,770	$9,511,757
Adjustment:
Other income, net	(8,856)	14,224	32,856	(38,277)	(20,004)	(28,399)
Depreciation and amortization	524,461	450,099	1,446,626	1,262,207	1,706,243	379,823
Income tax expense	—	—	—	—	—	—
M&A Expenses	891,662	—	2,053,426	—	—	—

Adjusted EBITDA	5,376,957	8,091,628	9,902,785	8,808,288	10,352,009	9,863,181

Adjusted EBITDA Margin

We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. Adjusted EBITDA margin measures net income (loss) before interest and other expenses, net, income tax expense, depreciation and amortization, as adjusted to M&A expenses and is expressed as a percentage of revenue. In the table above, Adjusted EBITDA is reconciled to the most comparable GAAP measure, net income (loss). We utilize Adjusted EBITDA margin as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry.

The following table sets forth our calculations of Adjusted EBITDA margin for the periods presented:

	Three months ended September 30,		Nine months ended September 30,		Year Ended December 31,
	2023	2022	2023	2022	2022	2021
Numerator: Adjusted EBITDA	5,376,957	8,091,628	9,902,785	8,808,288	10,352,009	9,863,181
Denominator: Revenue, net	37,894,166	38,873,310	86,705,020	66,069,256	88,963,855	24,589,664
Ratio of Adjusted EBITDA to revenue, net	14.2%	20.8%	11.4%	13.3%	11.6%	40.1%

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. These financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with those charged with governance. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 3 (“Summary of Significant Accounting Policies”) to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Valuation of Business Combinations

The Company recognizes and measures the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired.

Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment recorded for the years ended December 31, 2022 and 2021.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2022 and 2021.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted “we,” “us,” “our” and “Sunergy” refer to Sunergy Renewables, LLC and its consolidated subsidiaries. The following discussion and analysis of the compensation arrangements of our Managers and Named Executive Officers for the fiscal year ended December 31, 2023 should be read together with the compensation tables and related disclosures provided below and in conjunction with Sunergy’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Because we are an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, we have opted to comply with the reduced disclosure obligations applicable to “emerging growth companies,” when detailing the compensation of our executives. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two most highly compensated executive officers (other than our principal executive officer). These three individuals are referred to as our “named executive officers” or “NEOs.” Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2023, Sunergy did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future.

In connection with the Business Combination, each of our NEOs will enter into a new employment agreement as discussed below. We will continue to review, evaluate and modify our compensation framework, including as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

The NEOs of Sunergy during the fiscal year that ended December 31, 2023, were as follows:

Name	Position
Timothy Bridgewater	Chairman, Chief Executive Officer and Chief Financial Officer
Anton Hruby	Chief Operating Officer (partial year)
Kalen Larsen	Chief Operating Officer (partial year)
Gianluca “Luke” Guy	Chief Installation and Strategy Officer

Sunergy Management — Executive Compensation

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Timothy Bridgewater Chairman, CEO and CFO	2022	—	—	—	$760,422.20	$760,422.20
Anton Hruby COO	2022	—	—	—	$1,943,352.30	$1,943,352.30
Gianluca Guy Chief Installation and Strategy Officer	2022	—	—	—	$1,943,352.30	$1,943,352.30

(1)	The amounts in this column represent the distributions paid to the NEOs with respect to their partnership interests in Sunergy.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Timothy Bridgewater Chairman, CEO and CFO	2023	—	—	—	$756,000	$756,000
Anton Hruby COO (partial year)(2)	2023	—	—	—	$1,900,000	$1,900,000
Kalen Larsen COO (partial year)(2)	2023	—	—	—	$1,700,000	$1,700,000
Gianluca Guy Chief Installation and Strategy Officer	2023	—	—	—	$1,900,000	$1,900,000

(1)	The amounts in this column represent the estimated distributions for 2023 to be paid to the NEOs with respect to their partnership interests in Sunergy.
(2)	Mr. Hruby was COO until November 2023, and Mr. Larsen then became an executive officer upon Mr. Hruby’s departure.

Narrative to Executive Compensation Table

Employment Agreements

Timothy Bridgewater does not have an employment agreement with Sunergy. Under the terms of the Business Combination Agreement, prior to the effectiveness of the Registration Statement, ESGEN plans to agree upon the terms of employment agreement with the NEOs that will be effective as of the Business Combination and are expected to contain market terms for a public company of similar size and industry to Sunergy. The material terms of such proposed agreement between Mr. Bridgewater and ESGEN include a base salary of $390,000, a discretionary annual bonus, equity awards of 150,000 vested shares granted over three years, performance based equity bonuses, six (6) weeks of paid time off, and participation in the standard benefit plans. Mr. Bridgewater’s base salary may be increased from time to time by the compensation committee of the New PubCo Board. In the event that Mr. Bridgewater is terminated without Cause or terminates for Good Reason (as defined in the employment agreement), Mr. Bridgewater will be entitled to receive a severance payment that includes a minimum separation pay of one year’s Base Salary, and if Mr. Bridgewater is terminated without Cause or terminates for Good Reason within two years of a Change in Control (or six months prior to a Change in Control), Mr. Bridgewater will receive a similar severance payment.

Anton Hruby entered into an employment agreement with Sunergy Solar LLC effective as of October 1, 2021, which provides for $144,000 in annual compensation, up to 15 days of paid time off, and participation in the company’s standard benefit plans. It does not include any severance, change in control, or other post-transaction or post-

termination payments. Despite the provision for payment of a monthly salary, in fact Mr. Hruby never received a salary. Instead, the only compensation Mr. Hruby received were distributions from his LLC with respect to his partnership interests in Sunergy. Mr. Hruby served as COO until November 2023 but is no longer an executive officer. It is anticipated that Mr. Hruby’s current employment agreement will be terminated in conjunction with the Business Combination. Under the terms of the Business Combination Agreement, prior to the effectiveness of the Registration Statement, ESGEN plans to agree upon the terms of employment agreement with the NEOs that will be effective as of the Business Combination and are expected to contain market terms for a public company of similar size and industry to Sunergy. The material terms of such proposed agreement between Mr. Hruby and ESGEN include compensation from his existing equity ownership for the first year, with a minimum weekly salary of at least $684, no annual bonus, six (6) weeks of paid time off, and participation in the standard benefit plans. After the first year, ESGEN and the compensation committee of the New PubCo Board will determine Mr. Hruby’s compensation moving forward. In the event that Mr. Hruby is terminated without Cause or terminates for Good Reason (as defined in the employment agreement), Mr. Hruby will be entitled to receive a severance payment that includes a minimum separation pay of $350,000, and if Mr. Hruby is terminated without Cause or terminates for Good Reason within two years of a Change in Control (or six months prior to a Change in Control), Mr. Hruby will receive a similar severance payment.

Kalen Larsen entered into an employment agreement with Sunergy Solar LLC effective as of October 1, 2021, which provides for $144,000 in annual compensation, up to 15 days of paid time off, and participation in the company’s standard benefit plans. It does not include any severance, change in control, or other post-transaction or post-termination payments. Despite the provision for payment of a monthly salary, in fact Mr. Larsen never received a salary. Instead, the only compensation Mr. Larsen received were distributions from his LLC with respect to his partnership interests in Sunergy. Mr. Larsen became COO in November 2023. It is anticipated that Mr. Larsen’s current employment agreement will be terminated in conjunction with the Business Combination. Under the terms of the Business Combination Agreement, prior to the effectiveness of the Registration Statement, ESGEN plans to agree upon the terms of employment agreement with the NEOs that will be effective as of the Business Combination and are expected to contain market terms for a public company of similar size and industry to Sunergy. The material terms of such proposed agreement between Mr. Larsen and ESGEN include compensation from his existing equity ownership for the first year, with a minimum weekly salary of at least $684, no annual bonus, six (6) weeks of paid time off, and participation in the standard benefit plans. After the first year, ESGEN and the compensation committee of the New PubCo Board will determine Mr. Larsen’s compensation moving forward. In the event that Mr. Larsen is terminated without Cause or terminates for Good Reason (as defined in the employment agreement), Mr. Larsen will be entitled to receive a severance payment that includes a minimum separation pay of $350,000, and if Mr. Larsen is terminated without Cause or terminates for Good Reason within two years of a Change in Control (or six months prior to a Change in Control), Mr. Larsen will receive a similar severance payment.

Gianluca Guy entered into an employment agreement with Sunergy Solar LLC effective as of October 1, 2021, which provides for $144,000 in annual compensation, 15 days of paid time off, and participation in the company’s standard benefit plans. It does not include any severance, change in control, or other post-transaction or post-termination payments. Despite the provision for payment of a monthly salary, in fact Mr. Guy never received a salary. Instead, the only compensation Mr. Guy received were distributions from his LLC with respect to his partnership interests in Sunergy. It is anticipated that Mr. Guy’s current employment agreement will be terminated in conjunction with the Business Combination. Under the terms of the Business Combination Agreement, prior to the effectiveness of the Registration Statement, ESGEN plans to agree upon the terms of employment agreement with the NEOs that will be effective as of the Business Combination and are expected to contain market terms for a public company of similar size and industry to Sunergy. The material terms of such proposed agreement between Mr. Guy and ESGEN include compensation from his existing equity ownership for the first year, with a minimum weekly salary of at least $684, no annual bonus, six (6) weeks of paid time off, and participation in the standard benefit plans. After the first year, ESGEN and the compensation committee of the New PubCo Board will determine Mr. Guy’s compensation moving forward. In the event that Mr. Guy is terminated without Cause or terminates for Good Reason (as defined in the agreement), Mr. Guy will be entitled to receive a severance payment that includes a minimum separation pay of $350,000, and if Mr. Guy is terminated without Cause or terminates for Good Reason within two years of a Change in Control (or six months prior to a Change in Control), Mr. Guy will receive a similar severance payment.

Potential Payments on Termination or Change in Control

Sunergy has not previously offered or had in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control. Note that the new employment agreements as referred to above will contain market terms for a public company of similar size and industry to Sunergy, and the proposed agreements provide for severance and/or change in control payments, including accelerations of any outstanding equity awards.

Equity-Based Awards

Sunergy does not currently maintain any equity incentive plans, but has made certain promises to certain non-NEO employees that such employees will receive equity incentive awards under the 2024 Plan at a future date. The Company has not promised any grants under the 2024 Plan to any NEOs or executive group employees. Sunergy has agreements in place with certain non-executive officer employees, pursuant to which Sunergy has promised to grant shares worth approximately $1,020,000 to such non-executive officer employees. The total number of shares or dollar value may vary for all individuals depending on the share price at the time of a particular grant.

New Plan Benefits — New PubCo 2024 Omnibus Incentive Equity Plan

Name and Position	Dollar Value ($)	Number of Shares
Non-Executive Officer Employee Group	$1,020,000	102,000

Other Compensation and Benefits

Sunergy currently offers certain welfare benefits through a professional employer organization, Frank Crum, in which the named executive officers may participate. Sunergy does not currently offer any qualified retirement benefits, or any non-qualified defined contribution plans or other retirement benefits.

Sunergy Management — Manager Compensation

Sunergy has four managers that make up its Board of Managers (Anton Hruby, Gianluca Guy, Kalen Larsen, and Brandon Bridgewater). None of the directors received any separate payments that solely relate to their roles as directors of Sunergy for the year that ended December 31, 2023. Any amounts they received consisted solely of distributions of company profits with respect to their individual LLC’s ownership shares of Sunergy. However, we may implement a non-employee director compensation program following the Business Combination.

MANAGEMENT OF NEW PUBCO FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management after the Business Combination

The following persons are expected to serve as New PubCo’s executive officers and directors following the Business Combination. Assuming the election of the nominees at the Special Meeting as set forth in “Proposal No. 8 — The Director Election Proposal,” each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The ages of the executive officers and directors of New PubCo indicated in this section are as of     , 2024, the anticipated date of the Special Meeting.

Name	Age	Position
Executive Officers:
Timothy Bridgewater	62	Chief Executive Officer, Chief Financial Officer and Director Nominee
Kalen Larsen	29	Chief Operating Officer
Gianluca “Luke” Guy	46	Chief Installation and Strategy Officer and Director Nominee
Brandon Bridgewater	28	Chief Sales Officer
Stirling Adams	58	General Counsel and Secretary of the Board
Director Nominees:
Dr. Abigail M. Allen	39	Director Nominee
James P. Benson	63	Director Nominee
Neil Bush	68	Director Nominee
Mark M. Jacobs	60	Director Nominee

The following is a biographical summary of the experience of our executive officers and director nominees:

Timothy Bridgewater. Upon consummation of the Business Combination, Mr. Bridgewater will serve as New PubCo’s Chief Executive Officer, Chief Financial Officer and is expected to serve as a director of New PubCo. Mr. Bridgewater has served as Chief Executive Officer, Chief Financial Officer and the chairman of the board of Sunergy since its creation in October 2021. He served as a founder and manager for Sunergy’s predecessor company Sun First Energy since October 2019 until the Contribution of Sun First Energy, LLC into Sunergy in October 2021. From July 2002 to the present, Mr. Bridgewater has been a founder and managing director of Capitol Financial Strategies, LLC (also known as Interlink Capital Strategies), an investment advisory services company, where he has advised on debt and private equity investments in industries ranging from mining, building materials, renewable energy, and automotive component manufacturing to electronics and software technologies in the U.S. and Asia. As disclosed previously in this proxy statement/prospectus, Mr. Bridgewater is the manager of Solar. From October 2018 to September 2020, Mr. Bridgewater held the position of manager at Micro Bolt, an energy development company. Since April 2020, he has served as a manager at Prometheus Power Partners, LLC, a commercial and utility-scale solar energy development company. From November 2019 to April 2021, Mr. Bridgewater served as the Chief Financial Officer of Tintic Consolidated Metals, LLC, a mining company, and from November 2019 to November 2021, he served as a Vice President for that company. Mr. Bridgewater earned his B.S. in Finance from Brigham Young University and completed graduate studies in International Economics from University of Utah. We believe that Mr. Bridgewater is qualified to serve both as a member of our management team and the New PubCo Board because of his visionary leadership of Sunergy from inception to date, his experience in energy development, and his over 30 years of commercial and international banking, international finance and business development experience working in the U.S., Asia and Latin America.

Kalen Larsen. Upon consummation of the Business Combination, Mr. Larsen will serve as New PubCo’s Chief Operating Officer. Since October 2021, Kalen Larsen has served as the Chief of Sales and Marketing at Sunergy, overseeing regional sales, dealer relations, operations, and process enhancements. In September 2019, he co-founded Sun First Energy and co-managed sales and operations there until its Contribution that formed Sunergy in October 2021. Mr. Larsen began his solar career in October 2016 at Vivint Solar, LLC and worked there until October 2017. He worked at and co-managed a sales office at Vivint Inc. from October 2017 to March 2019, and subsequently, he managed a sales office for Atlantic Key Energy, LLC from March 2019 to October 2019. Mr. Larsen holds an associate degree from Weber State University with an emphasis in Spanish. We believe Mr. Larsen is qualified to serve as a member of our management team because of his sales and operations experience and proven track record in the solar energy industry.

Gianluca “Luke” Guy. Upon consummation of the Business Combination, Mr. Guy will serve as New PubCo’s Chief Installation and Strategy Officer, a position he also currently holds with Sunergy, and is expected to serve as a director of New PubCo. Mr. Guy also currently serves as the Financially Responsible Officer at Sunergy Roofing & Construction, Inc., a subsidiary of Sunergy, which he co-founded in November 2020. Mr. Guy is also the co-founder of Sunergy Solar, and oversaw sales, finance, and construction operations until its Contribution that formed Sunergy in October 2021. From January 2013 to August 2015, Mr. Guy operated JHL Group, LLC, a company he founded that provided marketing and sales for solar energy installation companies. Mr. Guy holds a construction financial officer license in the state of Florida. We believe that Mr. Guy is qualified to serve as a member of our management team and the New PubCo Board because of his pivotal role in driving Sunergy’s business expansion through his expertise in sales, finance, construction, and strategic leadership.

Brandon Bridgewater. Upon consummation of the Business Combination, Mr. Bridgewater will serve as New PubCo’s Chief Sales Officer. Mr. Bridgewater currently serves as a manager and the Chief Sales Officer of Sunergy since October, 2021 and is the son of Timothy Bridgewater, Sunergy’s Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Bridgewater co-founded Sun First Energy, LLC, as its President and Chief Sales Officer, in September 2019 until its Contribution that formed Sunergy in October 2021. From September 2017 to December 2018, Mr. Bridgewater served as a Sales Manager at Vivint Smart Home, Inc., a smart home company in the United States and Canada. From August 2015 to September 2017, he served as an Area Manager for Aptive Environmental, LLC, a pest control solution company. Mr. Bridgewater earned his Bachelor of Science in Business Finance (with an emphasis in Real Estate) from Brigham Young University’s Marriott School of Business in 2019. We believe that Mr. Bridgewater is qualified to serve as a member of our management team because of his track record in the solar energy industry and range of sales experience.

Stirling Adams. Upon consummation of the Business Combination, Mr. Adams will serve as New PubCo’s General Counsel and Secretary. Mr. Adams brings 30 years of legal experience to the executive team. He has worked as a sole practitioner attorney since November 2022, focusing on renewable energy and nuclear energy ventures and financing. From August 2016 to October 2022, he served as Vice President, Associate General Counsel, and Head of Intellectual Property at Micro Focus International plc (now owned by OpenText Corporation), where he oversaw the company’s efforts to develop and protect intellectual property. Prior to that, he spent 21 years as in-house counsel at Novell, Inc., which was acquired by Micro Focus in 2014 through The Attachmate Group, where he served in various roles, including at times supervising legal affairs for one or more of Novell’s business units, for its consulting services arm, and for its Latin American and emerging markets businesses. Throughout most of his career, Mr. Adams has been engaged in international business transactions, technology licensing, and M&A transactions. He has lived and worked in Europe, South America, and China. He has taught as an adjunct professor of law at Brigham Young University, and holds a J.D. degree from Boston University, along with a B.S. in Computer Science and Statistics from Brigham Young University. We believe that Mr. Adams is qualified to serve as a member of our management team because of his extensive legal expertise.

Dr. Abigail M. Allen. Upon consummation of the Business Combination, Dr. Allen is expected to serve as a director of New PubCo. Dr. Allen is a tenured associate professor of accounting at the Marriott School of Management at Brigham Young University. Dr. Allen holds a doctorate in business administration from Harvard Business School, as well as undergraduate and master’s degrees in accounting from the University of Southern California. She is a licensed CPA. Prior to BYU, Dr. Allen was a Lecturer in the Accounting and Management Unit at Harvard Business School. Prior to academia, Dr. Allen worked as an external auditor for Deloitte. Dr. Allen’s research focuses on the political economy and economic consequences of accounting standard setting, as well as corporate governance and diversity. Her work has been published in the Journal of Accounting and Economics, the Journal of Accounting Research, Management Science and the Journal of Law Finance and Accounting and has been cited and discussed in Forbes Magazine, Harvard Business Review, Columbia Law School Blue Sky blog, and the Institute for Truth in Accounting.

James P. Benson. Upon consummation of the Business Combination, Mr. Benson is expected to serve as a director of New PubCo. Mr. Benson is a founding partner of Energy Spectrum, where he oversees Energy Spectrum’s efforts in sourcing investments, transaction evaluation, negotiation, executing and financing, monitoring of portfolio companies and the firm’s management and strategy. With approximately 37 years of venture capital and private equity, investment banking, financial advisory and commercial banking experience, Mr. Benson brings extensive relationships and his network across the energy industry to the company. Mr. Benson currently serves as a director on the boards of multiple Energy Spectrum portfolio companies and has been on two public boards in the past. Prior to co-founding Energy Spectrum in 1996, Mr. Benson served for ten years as a Managing Director at R. Reid Investments Inc., where his experience included energy-related private placements of debt and equity, acquisitions and divestitures. Mr. Benson began his career at InterFirst Bank Dallas, where he served for four years and was responsible for various energy financings and financial recapitalizations. Mr. Benson received his Bachelor of Science degree from the University of Kansas and his Master of Business Administration degree in Finance from Texas Christian University. Due to his extensive investment experience in the energy industry, we believe Mr. Benson is well qualified to serve on our board of directors.

Neil Bush. Upon consummation of the Business Combination, Mr. Bush is expected to serve as a director of New PubCo. Mr. Bush has served on the board of directors of FutureTech II Acquisition Corp. since February 2022. Mr. Bush has been the sole member of Neil Bush Global Advisors, LLC since January 1998. Additionally, Mr. Bush has been on the board of directors for Hong Kong Finance Investment Holding Group since 2012. Mr. Bush has also served as the co-chairman for CIIC since 2006 and as an adviser to CP Group since 2015. Further, Mr. Bush has served as a partner for Asia & America Consultants since March 2016 and the chairman of Singhaiyi since April 2013. Mr. Bush served on the board of Greffex, Inc. since June 2020 and the Points of Light Foundation. Mr. Bush was appointed director of Rebound International, LLC in early 2022. Due to his extensive investment experience in the energy industry, we believe Mr. Bush is well qualified to serve on our board of directors.

Mark M. Jacobs. Upon consummation of the Business Combination, Mr. Jacobs is expected to serve as a director of New PubCo. Mr. Jacobs brings more than 30 years of executive management, operations and investment banking experience across multiple segments within the broader energy industry. Since his retirement, Mr. Jacobs has served as an independent outside consultant serving the energy industry and privately-held entities undertaking a change in control as well as serving as board chair for a number of nonprofit organizations. Mr. Jacobs previously served as CEO, President and Director of Reliant Energy, a publicly-traded, Fortune 500 energy company. During Mr. Jacobs’ tenure, he led the company through a series of crises including the impact of Hurricane Ike and the financial market crisis in 2008. He initiated and negotiated a merger-of-equals with Mirant Corporation to form GenOn Energy in 2010 where he served as President, Chief Operating Officer and a Director of the largest competitive generator in the U.S. Mr. Jacobs was originally recruited to Reliant Energy in 2002 to serve as Chief Financial Officer. In that role, Mr. Jacobs brokered a landmark $6.2B debt restructuring transaction, leading the company away from a potential bankruptcy filing and repositioned the company to compete in the emerging competitive electricity market. Prior to Reliant Energy, Mr. Jacobs served as a Managing Director within the Natural Resources Group and Mergers & Acquisitions Department at Goldman Sachs & Co. where he provided strategic advice for large public and private corporations related to M&A and capital markets. Mr. Jacobs received a B.B.A. from Southern Methodist University and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Jacobs is well qualified to serve on our board of directors.

Family Relationships

Timothy Bridgewater is the father of Brandon Bridgewater. There are no other family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

New PubCo’s business affairs will be managed under the direction of its board of directors. Pursuant to the Business Combination Agreement, following the Closing, the New PubCo Board will consist of six members, with one director nominee to be chosen by the Sponsor and five director nominees to be chosen by Sunergy. Under the Proposed Bylaws, each director will hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Pursuant to the Proposed Charter, the number of directors on the New PubCo Board will be fixed exclusively by one or more resolutions adopted from time to time by the board. Any vacancies on the New PubCo Board and any newly created directorships resulting from any increase in the number of directors will also be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Director Independence

As a result of New PubCo’s common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. The ESGN Board has undertaken a review of the independence of the individuals named above and have determined that each of Dr. Abigail M. Allen, Neil Bush, James P. Benson and Mark M. Jacobs qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

The New PubCo Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New PubCo will have a standing audit committee and compensation committee, each of which will operate under a written charter. We expect to appoint the directors to board committees prior to the Closing.

In addition, from time to time, special committees may be established under the direction of the New PubCo Board when it deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New PubCo’s committee charters will be posted on its website,     .com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New PubCo is expected to have an audit committee consisting of Dr. Abigail M. Allen, James P. Benson and Mark M. Jacobs, and Dr. Allen is expected to serve as the chair of the audit committee. The ESGEN Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act and Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each proposed member of New PubCo’s audit committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board examined each proposed audit committee member’s scope of experience and the nature of their prior and/or current employment.

The ESGEN Board has determined that Dr. Abigail M. Allen qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the ESGEN Board considered formal education and previous and current experience in financial and accounting roles. Both New PubCo’s independent registered public accounting firm and management periodically will meet privately with New PubCo’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing New PubCo’s independent registered public accounting firm;

•	discussing with New PubCo’s independent registered public accounting firm their independence from management;

•	reviewing with New PubCo’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by New PubCo’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and New PubCo’s independent registered public accounting firm the interim and annual financial statements that New PubCo files with the SEC;

•	reviewing and monitoring New PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, New PubCo is expected to have a compensation committee consisting of Neil Bush, James P. Benson and Mark M. Jacobs, and Mr. Bush is expected to serve as the chair of the compensation committee. All members will be non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The ESGEN Board has determined that each proposed member is “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•	reviewing and setting or making recommendations to the New PubCo Board regarding the compensation of New PubCo’s executive officers;

•	making recommendations to the New PubCo Board regarding the compensation of New PubCo’s directors;

•	reviewing and approving or making recommendations to the New PubCo Board regarding New PubCo’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of New PubCo’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.

Director Nominations

Upon the Closing, New PubCo does not anticipate having a nominating committee. However, New PubCo will form a nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the New PubCo Board. The ESGEN Board believes that the New PubCo independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Dr. Abigail M. Allen, James P. Benson, Neil Bush and Mark M. Jacobs. In accordance with Rule 5605(e)(1)(A) of Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The New PubCo Board will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). New PubCo’s stockholders that wish to nominate a director for election should follow the procedures set forth in our bylaws.

New PubCo has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the New PubCo Board will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its stockholders.

Code of Ethics

New PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New PubCo’s website,     .com. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus. New PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of New PubCo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the New PubCo Board.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of ESGEN ordinary shares as of February 7, 2024 and of New PubCo Common Stock immediately following consummation of the Business Combination by:

•	each person known by ESGEN to be the beneficial owner of more than 5% of ESGEN’s outstanding ESGEN ordinary shares on the Record Date;

•	each person known by ESGEN who may become beneficial owner of more than 5% of New PubCo Common Stock outstanding immediately following the Business Combination;

•	each of ESGEN’s current executive officers and directors;

•	each person who will become an executive officer or a director of New PubCo upon consummation of the Business Combination;

•	all of ESGEN’s current executive officers and directors as a group; and

•	all of New PubCo’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of February 7, 2024. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of February 7, 2024 are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to ESGEN, ESGEN believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Prior to the Business Combination(2)			Following the Business Combination
				No Redemption(3)					Maximum Possible Redemption(4)
Name and Address of Beneficial Owners	Number of ESGEN ordinary shares		% of ESGEN ordinary shares	Number of shares of New PubCo Class A Common Stock	% of shares of New PubCo Class A Common Stock	Number of shares of New PubCo Class V Common Stock	% of shares New PubCo Class V Common Stock	% of total voting power	Number of shares of New PubCo Class A Common Stock	% of shares of New PubCo Class A Common Stock	Number of shares of New PubCo Class V Common Stock	% of Shares New PubCo Class V Common Stock	% of total voting power
Directors and executive officers prior to the Business Combination(1):
Andrea Bernatova	—		—	—	—	—	—	—	—	—	—	—	—
Nader Daylami	—		—	—	—	—	—	—	—	—	—	—	—
James P. Benson	—		—	—	—	—	—	—	—	—	—	—	—
Michael C. Mayon	—		—	—	—	—	—	—	—	—	—	—	—
Sanjay Bishnoi(5)	138,000	(6)	1.7%	138,000	2.6%	—	—	*	138,000	3.5%	—	—	*
Larry L. Helm(5)	138,000	(6)	1.7%	138,000	2.6%	—	—	*	138,000	3.5%	—	—	*
Mark M. Jacobs(5)	138,000	(6)	1.7%	138,000	2.6%	—	—	*	138,000	3.5%	—	—	*
All directors and executive officers prior to the Business Combination as a group (7 persons)	414,000		5.0%	414,000	7.6%	—	—	*	414,000	10.4%	—	—	*

	Prior to the Business Combination(2)			Following the Business Combination
				No Redemption(3)					Maximum Possible Redemption(4)
Name and Address of Beneficial Owners	Number of ESGEN ordinary shares		% of ESGEN ordinary shares	Number of shares of New PubCo Class A Common Stock	% of shares of New PubCo Class A Common Stock	Number of shares of New PubCo Class V Common Stock	% of shares New PubCo Class V Common Stock	% of total voting power	Number of shares of New PubCo Class A Common Stock	% of shares of New PubCo Class A Common Stock	Number of shares of New PubCo Class V Common Stock	% of Shares New PubCo Class V Common Stock	% of total voting power
Directors and executive officers after the Business Combination
Timothy Bridgewater(6)	—		—	—	—	10,460,410	30.1%	26.1%	—	—	10,460,410	30.1%	27.0%
Gianluca Guy	—		—	—	—	5,900,478	17.0%	14.7%	—	—	5,900,478	17.0%	15.2%
Brandon Bridgewater	—		—	—	—	5,515,664	15.9%	13.7%	—	—	5,515,664	15.9%	14.2%
Kalen Larsen	—		—	—	—	5,515,664	15.9%	13.7%	—	—	5,515,664	15.9%	14.2%
Stirling Adams	—		—	—	—	—	—	—	—	—	—	—	—
Dr. Abigail M. Allen	—		—	—	—	—	—	—	—	—	—	—	—
James P. Benson	—		—	—	—	—	—	—	—	—	—	—	—
Neil Bush	—		—	—	—	—	—	—	—	—	—	—	—
Mark Jacobs	138,000	(6)	1.7%	138,000	2.6%	—	—	*	138,000	3.5%	—	—	*

All directors and executive officers after the Business Combination as a group ( persons)
Five Percent Holders
Anton Hruby(7)	—		—	—	—	5,900,478	17.0%	14.7%	—	—	5,900,478	17.0%	15.2%
ESGEN LLC(8)	5,619,077		67.6%	3,257,436	60.2%	1,000,000	2.9%	8.4%	3,257,436	81.4%	1,000,000	2.9%	11.0%

*	Less than 1%
(1)

Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225 and the business address of each of the directors and officers after the Business Combination is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654.

(2)

Prior to the Business Combination, the percentage of beneficial ownership of ESGEN is calculated based on (i) 7,027,632 ESGEN Class A ordinary shares and (ii) 1,280,923 ESGEN Class B ordinary shares, in each case, outstanding as of February 7, 2024.

(3)

The expected beneficial ownership of New PubCo immediately upon consummation of the Business Combination, assuming no holders of Public Shares exercise their redemption rights in connection therewith and the Closing occurs on     , 2024 is based on 40,138,555 shares of New PubCo Common Stock outstanding as of such date, and consists of (i) 7,027,632 ESGEN Class A ordinary shares that will convert into a like number of shares of New PubCo Class A Common Stock, (ii) 1,280,923 ESGEN Class B ordinary shares that will convert into a like number of shares of New PubCo Class A Common Stock, (iii) 33,730,000 shares of New PubCo Class V Common Stock that will be issued to the Sellers and (iv) 1,000,000 shares of New PubCo Class V Common Stock that will be issued to the Sponsor. This amount assumes aggregate forfeitures at Closing of 2,900,000 ESGEN ordinary shares made by the Initial Shareholders. This amount does not include the conversion of Sponsor’s Convertible OpCo Preferred Units.

(4)

The expected beneficial ownership of New PubCo immediately upon consummation of the Business Combination, assuming (i) the Redemption Limitation Amendment Proposal is approved at the Special Meeting, (ii) holders of 1,408,555 ESGEN Class A ordinary shares exercise their redemption rights in connection therewith and the Closing occurs on     , 2024 is based on 38,730,000 shares of New PubCo Common Stock outstanding as of such date, and consists of (a) 5,619,077 ESGEN Class A ordinary shares that will convert into a like number of shares of New PubCo Class A Common Stock, (b) 1,280,923 ESGEN Class B ordinary shares that will convert into a like number of shares of New PubCo Class A Common Stock, (c) 33,730,000 shares of New PubCo Class V Common Stock that will be issued to the Sellers and (d) 1,000,000 shares of New PubCo Class V Common Stock that will be issued to the Sponsor. This amount assumes aggregate forfeitures at Closing of 2,900,000 ESGEN ordinary shares made by the Initial Shareholders. This amount does not include the conversion of Sponsor’s Convertible OpCo Preferred Units.

(5)	Represents ESGEN Class B ordinary shares.
(6)

The total number of shares of New PubCo Class V Common Stock owned by Timothy Bridgewater comprise (i) 2,308,883 shares of New PubCo Class V Common Stock beneficially owned by him and (ii) 8,151,527 shares of New PubCo Class V Common Stock for which he is expected to have the right to vote as the manager of an entity to be formed and which is expected to use such shares in connection with a contemplated management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares expected to be held by such entity.

(7)	Mr. Hruby’s business address is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654.
(8)

Prior to the Business Combination, includes 5,619,077 ESGEN Class A ordinary shares held in the name of the Sponsor. Prior to the Business Combination, does not include 11,240,000 ESGEN Class A ordinary shares underlying ESGEN Private Placement Warrants held in the name of the Sponsor that may not become exercisable within 60 days of the date hereof. Immediately upon consummation of the Business Combination, the ESGEN Private Placement Warrants will be cancelled. James P. Benson, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — ESGEN

ESGEN Class B Ordinary Shares

On April 27, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of our offering and formation costs in consideration of 7,187,500 ESGEN Class B ordinary shares, par value $0.0001. The Sponsor transferred 138,000 ESGEN Class B ordinary shares to each of our independent directors and 866,923 ESGEN Class B ordinary shares to the Westwood Client Accounts.

ESGEN Private Placement Warrants

The Sponsor purchased an aggregate of 11,240,000 ESGEN Private Placement Warrants for a purchase price of $1.00 per whole warrant, or $11,240,000 in the aggregate, in a private placement that occurred simultaneously with the closing of our IPO. Each ESGEN Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The ESGEN Private Placement Warrants (including the ESGEN Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Pursuant to the Amended Letter Agreement entered into on January 24, 2024, the Sponsor and the other Initial Shareholders agreed to forfeit, for no consideration, all ESGEN Private Placement Warrants held by them in connection with Closing.

Promissory Notes

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, and our officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor advanced $262,268 to cover expenses related to our IPO under the April 2021 Promissory Note. As of January 9, 2024, $171,346 of such covered expenses remains outstanding and is due to the Sponsor.

On April 5, 2023, ESGEN issued the April 2023 Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, which was amended and restated by the October 2023 Promissory Note, which may be drawn down by ESGEN from time to time prior to the consummation of a business combination. The October 2023 Promissory Note does not bear interest, matures on the date of consummation of a business combination and is subject to customary events of default. The October 2023 Promissory Note, as well as the April 2021 Promissory Note, will not be repaid and will be cancelled at Closing. As of January 9, 2024, ESGEN had drawn $1,612,397.94 and $171,346 under the October 2023 Promissory Note and April 2021 Promissory Note, respectively.

On January 24, 2024, ESGEN issued the January 2024 Promissory Note in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that ESGEN has available to it outside of its Trust Account.

Other Relationships

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he, she or they has then-current fiduciary or contractual obligations, he, she or they will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

We currently maintain our executive offices at 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225. The Sponsor has agreed to provide us office space and general administrative services at no cost.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management from New PubCo. All of these fees will be fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by New PubCo to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the ESGEN Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the ESGEN Board.

Office Space, Secretarial and Administrative Services

Through the earlier of consummation of an initial business combination and liquidation, ESGEN incurs $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. No amounts have been paid for these services. As of September 30, 2023 and December 31, 2022, the Company reported on the balance sheets $165,000 and $120,000, respectively, pursuant to this agreement, in “Due to related party”.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

For more information regarding the Amendment to the Letter Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement.”

Lock-Up Agreement

The Business Combination Agreement contemplates that, at the Closing, ESGEN and each of the Lock-Up Sellers will enter into the Lock-Up Agreement, pursuant to which each of the Lock-Up Sellers will agree not to transfer any of its respective Exchangeable OpCo Units and corresponding shares of New PubCo Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement).

For more information regarding the Lock-Up Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Lock-Up Agreement.”

PIPE Financing

At Closing, the Sponsor will purchase $10,000,000 of Convertible OpCo Preferred Units in a private placement and has committed, pursuant to the Sponsor Subscription Agreement, to purchase an additional $5,000,0000 of Convertible OpCo Preferred Units if called for by New PubCo within six months of Closing. In addition to the Initial PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into Additional PIPE Agreements. The proceeds from the PIPE Financing will be part of the Business Combination consideration and will constitute Aggregate Transaction Proceeds pursuant to the Business Combination Agreement, and any excess funds from such PIPE Financing would be used for working capital in New PubCo. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PIPE Financing.”

Certain Relationships and Related Person Transactions — Sunergy

As described in the section entitled “Information About Sunergy” in this proxy statement/prospectus, Sunergy’s customers who have entered into leasing agreements have done so solely with third-party leasing companies established and managed by White Horse Energy, a holding company of which Timothy Bridgewater, Sunergy’s Chairman, Chief Executive Officer and Chief Financial Officer, is the owner and manager. Mr. Bridgewater, through White Horse, holds 1% or less of the membership interests of the third-party leasing companies that own the installed solar energy systems leased by Sunergy Customers, with the remainder of the membership interests being held by third parties. As of September 30, 2023, the third-party leasing companies had purchased approximately $1,317,000 in solar energy systems from Sunergy for their leasing customers. As of that date, the third-party leasing companies had entered into leasing agreements with customers for approximately $25,000,000 in leased systems to be installed by Sunergy, if the development and installation of all of those systems continued to completion. Subject to investor and customer demand, White Horse Energy intends to attract additional investors to form third-party leasing companies that will be able to fund additional installations of solar systems by Sunergy.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the New PubCo Board intends to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, New PubCo’s audit committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, New PubCo’s audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, New PubCo’s policy will require New PubCo’s audit committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to New PubCo and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•	the benefits to New PubCo of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

New PubCo’s audit committee will only approve those transactions that are in, or are not inconsistent with, New PubCo’s best interests and those of New PubCo’s stockholders, as New PubCo’s audit committee determines in good faith. In addition, under New PubCo’s code of business conduct and ethics, which will be adopted effective upon the consummation of the Business Combination, its employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

DESCRIPTION OF NEW PUBCO’S CAPITAL STOCK

The following summary of New PubCo’s capital stock does not purport to be complete and is subject to the terms of the Proposed New PubCo Organizational Documents and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Authorized Capitalization

General

The total number of shares of all classes of stock that New PubCo will have authority to issue is 410,000,000 shares, consisting of:

•	400,000,000 shares of common stock, divided into (i) 300,000,000 shares of New PubCo Class A Common Stock and (ii) 100,000,000 shares of New PubCo Class V Common Stock; and

•	10,000,000 shares of New PubCo Preferred Stock.

The following summary describes certain material provisions of New PubCo’s capital stock. We urge you to read the Proposed New PubCo Organizational Documents.

New PubCo Common Stock

New PubCo Class A Common Stock

New PubCo expects, assuming no holders of Public Shares exercise their redemption rights in connection with the Business Combination, to have approximately 9,308,555 shares of New PubCo Class A Common Stock issued and outstanding immediately following the consummation of the Business Combination.

Voting Rights. Each holder of New PubCo Class A Common Stock will be entitled to one vote for each share of New PubCo Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of New PubCo Class A Common Stock will be entitled to vote separately upon any amendment to the Proposed Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the New PubCo Class A Common Stock in a manner that is disproportionately adverse as compared to New PubCo Class V Common Stock.

To the fullest extent permitted by law, holders of shares of each class of New PubCo Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any certificate of designations relating to any series of New PubCo Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of New PubCo Preferred Stock if the holders of such affected series of New PubCo Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Charter (including any certificate of designations relating to any series of New PubCo Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of New PubCo Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the New PubCo Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the New PubCo Class A Common Stock out of the assets of New PubCo that are by law available therefor, at the times and in the amounts as the New PubCo Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of New PubCo Common Stock (each, a “Stock Adjustment”), unless:

(i)	a corresponding Stock Adjustment for all other classes of New PubCo Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(ii)	the Stock Adjustment has been reflected in the same economically equivalent manner on all OpCo Units and Convertible OpCo Preferred Units.

Stock dividends with respect to each class of New PubCo Common Stock may only be paid with shares of stock of the same class of New PubCo Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of New PubCo, after payment or provision for payment of the debts and other liabilities of New PubCo and of the preferential and other amounts, if any, to which the holders of New PubCo Preferred Stock are entitled, if any, the holders of all outstanding shares of New PubCo Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of New PubCo Class A Common Stock will be entitled to receive the remaining assets of New PubCo available for distribution ratably in proportion to the number of shares of New PubCo Class A Common Stock.

New PubCo Class V Common Stock

New PubCo expects to have approximately 34,730,000 shares of New PubCo Class V Common Stock issued and outstanding immediately following the consummation of the Business Combination. Shares of New PubCo Class V Common Stock may, together with the corresponding Exchangeable OpCo Units, be exchanged for shares of New PubCo Class A Common Stock, subject to the terms and conditions discussed in the OpCo A&R LLC Agreement.

Voting Rights. Each holder of New PubCo Class V Common Stock will be entitled to one vote for each share of New PubCo Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of New PubCo Class V Common Stock will be entitled to vote separately on any amendment to the Proposed Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of New PubCo Common Stock in a manner that is disproportionately adverse as compared to New PubCo Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of New PubCo Class V Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any certificate of designations relating to any series of New PubCo Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of New PubCo Preferred Stock if the holders of such affected series of New PubCo Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Proposed Charter (including any certificate of designations relating to any series of New PubCo Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Except as described under the heading “Description of New PubCo’s Capital Stock — New PubCo Common Stock — New PubCo Class A Common Stock — Dividends; Stock Splits or Combinations,” dividends of cash or property may not be declared or paid on shares of New PubCo Class V Common Stock.

Liquidation. Without limiting the rights of the holders of Exchangeable OpCo Units to exchange their Exchangeable OpCo Units or the requirement of holders of Convertible OpCo Preferred Units to exchange the Exchangeable OpCo Units such holders would receive upon conversion of their Convertible OpCo Preferred

Units, as applicable, along with the surrender for cancellation of an equal number of shares of New PubCo Class V Common Stock, for shares of New PubCo Class A Common Stock pursuant to the OpCo A&R LLC Agreement, the holders of shares of New PubCo Class V Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of New PubCo, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New PubCo.

Cancellation of New PubCo Class V Common Stock. No holder of New PubCo Class V Common Stock may transfer shares of New PubCo Class V Common Stock to any person unless such holder transfers a corresponding number of Exchangeable OpCo Units or Convertible OpCo Preferred Units in accordance with the provisions of the OpCo A&R LLC Agreement. If any outstanding share of New PubCo Class V Common Stock ceases to be held by a holder of the corresponding Exchangeable OpCo Unit or Convertible OpCo Preferred Unit (provided, that in the event of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, there will be a number of shares of New PubCo Class V Common Stock issued or retired in relation to such conversion as necessary such that the number of shares of New PubCo Class V Common Stock held by the converting person equals the number of Exchangeable OpCo Units issued to such converting person in such conversion), including any share of New PubCo Class V Common Stock exchanged for a share of New PubCo Class A Common Stock pursuant to the OpCo A&R LLC Agreement, such share shall automatically and without further action on the part of New PubCo or any holder of New PubCo Class V Common Stock be transferred to New PubCo for no consideration and retired and restored to the status of an authorized but unissued share of New PubCo Class V Common Stock.

Further Issuances of New PubCo Class V Common Stock. No shares of New PubCo Class V Common Stock shall be issued at any time after the effective date of this Proposed Charter, except (i) to one or more new or existing members of OpCo to whom Exchangeable OpCo Units (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in the preceding paragraph with respect to the corresponding New PubCo Class V Common Stock will apply) or Convertible OpCo Preferred Units are also issued, (ii) to a member of OpCo holding Exchangeable OpCo Units or Convertible OpCo Preferred Units in a number necessary to maintain a one-to-one ratio between the collective number of Exchangeable OpCo Units or Convertible OpCo Preferred Units outstanding, on the one hand, and the number of shares of New PubCo Class V Common Stock outstanding or (iii) for the issuance of shares of New PubCo Class V Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of New PubCo Common Stock and is in accordance with the provisions of the Proposed Charter.

Preemptive Rights. To the extent Exchangeable OpCo Units or Convertible OpCo Preferred Units are issued pursuant to the OpCo A&R LLC Agreement (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in two paragraphs above with respect to the corresponding New PubCo Class V Common Stock will apply) to anyone other than New PubCo or a wholly owned subsidiary of New PubCo, an equivalent number of shares of New PubCo Class V Common Stock (subject to adjustment as set forth in the Proposed Charter) shall be issued at par to the same holder to whom such Exchangeable OpCo Units or Convertible OpCo Preferred Units, as applicable are issued.

Authorized But Unissued New PubCo Common Stock

The number of authorized shares of any particular class of New PubCo Common Stock may not be decreased below the number of shares of such class then outstanding. In the case of New PubCo Class A Common Stock, the number of shares of New PubCo Class A Common Stock issuable in connection with (i) the exchange of all Exchangeable OpCo Units, along with an equal number of shares of New PubCo Class V Common Stock, pursuant to the OpCo A&R LLC Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of New PubCo Class A Common Stock.

Preferred Stock

The Proposed Charter provides that the New PubCo Board has the authority, without action by the stockholders, to create and issue shares of New PubCo Preferred Stock in one or more series, and, with respect to each such series, establish the designation of such series and the number of shares to be included in such series and fix the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences. There will be no shares of New PubCo Preferred Stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the New PubCo Board to issue New PubCo Preferred Stock and determine the rights and preferences of any series of New PubCo Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of New PubCo Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New PubCo outstanding voting stock. Additionally, the issuance of New PubCo Preferred Stock may adversely affect the holders of New PubCo Class A Common Stock by restricting dividends on the New PubCo Class A Common Stock, diluting the voting power of the New PubCo Class A Common Stock or subordinating the dividend or liquidation rights of the New PubCo Class A Common Stock. As a result of these or other factors, the issuance of New PubCo Preferred Stock could have an adverse impact on the market price of New PubCo Class A Common Stock.

Warrants

New PubCo Warrants

Each New PubCo Warrant entitles the registered holder to purchase one share of New PubCo Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a New PubCo Warrant holder may exercise its New PubCo Warrants only for a whole number of New PubCo Class A Common Stock. This means only a whole New PubCo Warrant may be exercised at a given time by a warrant holder. The New PubCo Warrant will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any New PubCo Class A Common Stock pursuant to the exercise of a New PubCo Warrant and will have no obligation to settle such New PubCo Warrant exercise unless a registration statement under the Securities Act with respect to New PubCo Class A Common Stock underlying the New PubCo Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No New PubCo Warrant will be exercisable and we will not be obligated to issue a share of New PubCo Class A Common Stock upon exercise of a New PubCo Warrant unless the share of New PubCo Class A Common Stock issuable upon such New PubCo Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the New PubCo Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New PubCo Warrant, the holder of such New PubCo Warrant will not be entitled to exercise such New PubCo Warrant and such New PubCo Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised New PubCo Warrants, the purchaser of a ESGEN Unit containing such warrant will have paid the full purchase price for the unit solely for the share of New PubCo Class A Common Stock underlying such ESGEN Unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New PubCo Class A Common Stock issuable upon exercise of the New PubCo Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New PubCo Class A Common Stock until the New PubCo Warrants expire or are redeemed, as specified in the warrant agreement; provided, that if our shares of New PubCo Class A Common Stock are at the time of any exercise of a New PubCo Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of New PubCo Warrants who exercise their New PubCo Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New PubCo Class A Common Stock issuable upon exercise of the New PubCo Warrants is not effective by the 60th day after the closing of the Business Combination, New PubCo Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the New PubCo Warrants for that number of shares of New PubCo Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (A) the product of the number of shares of New PubCo Class A Common Stock underlying the New PubCo Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the New PubCo Warrants by (B) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of New PubCo Class A Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price Per Share of New PubCo Class A Common Stock Equals or Exceeds $18.00

Once the New PubCo Warrant become exercisable, we may redeem the outstanding New PubCo Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of New PubCo Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New PubCo Warrant as described under the heading “— Warrants — New PubCo Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the New PubCo Warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of New PubCo Class A Common Stock issuable upon exercise of the New PubCo Warrants is then effective and a current prospectus relating to those shares of New PubCo Class A Common Stock is available throughout the 30-day redemption period. If and when the New PubCo Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New PubCo Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the New PubCo Warrants, each New PubCo Warrant holder will be entitled to exercise his, her or its New PubCo Warrant prior to the scheduled redemption date. However, the price of the shares of New PubCo Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New PubCo Warrant as described under the heading “— Warrants — New PubCo Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) New PubCo Warrant exercise price after the redemption notice is issued.

Redemption of New PubCo Warrants When the Price Per New PubCo Class A Common Stock Equals or Exceeds $10.00

Once the New PubCo Warrants become exercisable, we may redeem the outstanding New PubCo Warrants:

•	in whole and not in part;

•

at $0.10 per New PubCo Warrant upon a minimum of 30 days’ prior written notice of redemption; provided, that holders will be able to exercise their New PubCo Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New PubCo Class A Common Stock (as defined below) except as otherwise described below; and

•

if, and only if, the closing price of the shares of New PubCo Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New PubCo Warrant as described under the heading “— Warrants — New PubCo Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the New PubCo Warrant holders.

Beginning on the date the notice of redemption is given until the New PubCo Warrants are redeemed or exercised, holders may elect to exercise their New PubCo Warrants on a cashless basis. The numbers in the table below represent the number of shares of New PubCo Class A Common Stock that a New PubCo Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of New PubCo Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their New PubCo Warrants and such New PubCo Warrants are not redeemed for $0.10 per New PubCo Warrant), determined for these purposes based on volume weighted average price of the shares of New PubCo Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of New PubCo Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the New PubCo Warrants, each as set forth in the table below. We will provide our New PubCo Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New PubCo Class A Common Stock issuable upon exercise of a New PubCo Warrant or the exercise price of a New PubCo Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares of New PubCo Class A Common Stock issuable upon exercise of a New PubCo Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a New PubCo Warrant immediately prior to such adjustment and the denominator of which is the number of shares of New PubCo Class A Common Stock deliverable upon exercise of a New PubCo Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a New PubCo Warrant. If the exercise price of a New PubCo Warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution

Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a New PubCo Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of shares of New PubCo Class A Common Stock
	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New PubCo Class A Common Stock to be issued for each New PubCo Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of New PubCo Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the New PubCo Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the New PubCo Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New PubCo Class A Common Stock for each whole New PubCo Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of New PubCo Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the New PubCo Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the New PubCo Warrants, holders may choose to, in connection with this redemption feature, exercise their New PubCo Warrants for 0.298 shares of New PubCo Class A Common Stock for each whole New PubCo Warrant. In no event will the New PubCo Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New PubCo Class A Common Stock per New PubCo Warrant (subject to adjustment). Finally, as reflected in the table above, if the New PubCo Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any share of New PubCo Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding New PubCo Warrants to be redeemed when the shares of New PubCo Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of New PubCo Class A Common Stock is below the exercise price of the New PubCo Warrants. We have established this redemption feature to provide us with the flexibility to redeem the New PubCo Warrants without the New PubCo Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of New PubCo Warrant When the Price Per Share of New PubCo Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their New PubCo Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their New PubCo Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding New PubCo Warrants, and therefore have certainty as to our capital structure as the New PubCo Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to New PubCo Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the New PubCo Warrants if we determine it is in our best interest to do so. As such, we would redeem the New PubCo Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the New PubCo Warrants and pay the redemption price to the New PubCo Warrant holders.

As stated above, we can redeem the New PubCo Warrants when the shares of New PubCo Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing New PubCo Warrant holders with the opportunity to exercise their New PubCo Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the New PubCo Warrants when the shares of New PubCo Class A Common Stock are trading at a price below the exercise price of the New PubCo Warrants, this could result in the New PubCo Warrant holders receiving fewer shares of New PubCo Class A Common Stock than they would have received if they had chosen to wait to exercise their New PubCo Warrants for shares of New PubCo Class A Common Stock if and when such shares of New PubCo Class A Common Stock were trading at a price higher than the exercise price of $11.50.

If, at the time of redemption, the New PubCo Warrants are exercisable for a security other than the shares of New PubCo Class A Common Stock pursuant to the warrant agreement, the New PubCo Warrants may be exercised for such security. At such time as the New PubCo Warrants become exercisable for a security other than the shares of New PubCo Class A Common Stock, New PubCo (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the New PubCo Warrants.

Redemption Procedures

A holder of a New PubCo Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New PubCo Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares New PubCo Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of New PubCo Class A Common Stock is increased by a capitalization or share dividend paid in shares of New PubCo Class A Common Stock to all or substantially all holders of New PubCo Class A Common Stock, or by a split-up of shares of New PubCo Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New PubCo Class A Common Stock issuable on exercise of each New PubCo Warrant will be increased in proportion to such increase in the outstanding shares of New PubCo Class A Common Stock. A rights offering made to all or substantially all holders of ESGEN ordinary shares entitling holders to purchase shares of New PubCo Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New PubCo Class A Common Stock equal to the product of (i) the number of shares of New PubCo Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New PubCo Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of New PubCo Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New PubCo Class A Common Stock, in determining the price payable for shares of New PubCo Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of New PubCo Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of New PubCo Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the New PubCo Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New PubCo Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New PubCo Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New PubCo Class A Common Stock issuable on exercise of each New PubCo Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (iii) to satisfy the redemption rights of the holders of Public Shares in connection with the Business Combination or (iv) to satisfy the redemption rights of the holders of Public Shares in connection with the shareholder vote to amend our amended and restated memorandum and articles of association (a) to modify the substance or timing of our obligation to provide holders of our ESGEN Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each Additional Extension Date and unless shareholders approve one or more further Additional Extensions) or (b) with respect to any other provision relating to the rights of holders of New PubCo Class A Common Stock, or (v) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New PubCo Class A Common Stock in respect of such event.

If the number of outstanding shares of New PubCo Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New PubCo Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New PubCo Class A Common Stock issuable on exercise of each New PubCo Warrant will be decreased in proportion to such decrease in outstanding shares of New PubCo Class A Common Stock.

Whenever the number of shares of New PubCo Class A Common Stock purchasable upon the exercise of the New PubCo Warrants is adjusted, as described above, the New PubCo Warrant exercise price will be adjusted by multiplying the New PubCo Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of New PubCo Class A Common Stock purchasable upon the exercise of the New PubCo Warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of New PubCo Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) we issue additional shares of New PubCo Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by New PubCo Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (iii) the volume weighted average trading price of the ESGEN Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the New PubCo Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of New PubCo Warrants When the Price Per Share of New PubCo Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of New PubCo Warrant When the Price Per Share of New PubCo Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New PubCo Class A Common Stock (other than those described above or that solely affects the par value of such shares of New PubCo Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New PubCo Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the New PubCo Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New PubCo Warrants and in lieu of the shares of New PubCo Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New PubCo Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New PubCo Warrants would have received if such holder had exercised their New PubCo Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding New PubCo Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New PubCo Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

If less than 70% of the consideration receivable by the holders of shares of New PubCo Class A Common Stock in such a transaction is payable in the form of shares of New PubCo Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New PubCo Warrants when an extraordinary transaction occurs during the exercise period of the New PubCo Warrants pursuant to which the holders of the New PubCo Warrants otherwise do not receive the full potential value of the New PubCo Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the New PubCo Warrants when an extraordinary transaction occurs during the exercise period of the New PubCo Warrants pursuant to which the holders of the New PubCo Warrants otherwise do not receive the full potential value of the New PubCo Warrants.

The New PubCo Warrants have been issued in registered form under a warrant agreement between CST, as warrant agent, and us. The warrant agreement provides that the terms of the New PubCo Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the New PubCo Warrants and the warrant agreement set forth in ESGEN’s prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ESGEN ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New PubCo Warrants; provided, that the approval by the holders of at least 50% of the then-outstanding New PubCo Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the New PubCo Warrants.

The New PubCo Warrant holders do not have the rights or privileges of holders of shares of New PubCo Class A Common Stock and any voting rights until they exercise their New PubCo Warrants and receive shares of New PubCo Class A Common Stock. After the issuance of New PubCo Class A Common Stock upon exercise of the New PubCo Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent and Warrant Agent

The transfer agent for New PubCo Class A Common Stock and warrant agent for New PubCo Warrants and New PubCo Private Placement Warrants will be CST.

Anti-Takeover Effects of Provisions of Delaware Law and the Proposed New PubCo Organizational Documents

Certain provisions of the Proposed New PubCo Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of New PubCo Board and in the policies formulated by New PubCo Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of New PubCo Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Special Meeting of Stockholders. Subject to the special rights of any holders of any series of New PubCo Preferred Stock, meetings of stockholders of New PubCo may be called, for any purpose or purposes, at any time, only by or at the direction of the New PubCo Board, the chairperson of the New PubCo Board or the Chief Executive Officer of New PubCo, and the ability of the stockholders or any other person to call a special meeting of the stockholders is specifically denied. However, as long as the holders of shares of New PubCo Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of New PubCo collectively holding shares of capital stock of New PubCo representing a majority of the total voting power of the outstanding shares of capital stock of New PubCo entitled to vote generally in the election of directors of New PubCo. Following the Closing, assuming (i) the aggregate forfeiture of 2,900,000 ESGEN ordinary shares by the Initial Shareholders at Closing and (ii) no ESGEN shareholders elect to redeem their Public Shares, the holders of shares of New PubCo Class V Common Stock are expected to hold approximately 81.4% of the total voting power of stock of New PubCo entitled to vote generally in election of directors.

Election and Removal of Directors. Subject to any limitations imposed by applicable law and except for additional directors of New PubCo elected by the holders of any series of New PubCo Preferred Stock as provided for or fixed pursuant to the Proposed Charter, any director of New PubCo or the entire New PubCo Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of New PubCo entitled to vote generally in the election of directors of New PubCo, voting together as a single class. In case any one or more directors of New PubCo should be so removed, an except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of New PubCo Preferred Stock to elect directors, any vacancies on the New PubCo Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders of New PubCo.

Other Limitations on Stockholder Actions. Our Proposed Bylaws also impose certain procedural requirements on stockholders who wish to:

•	make nominations in the election of directors; or

•	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to New PubCo’s secretary containing, among other things, the following:

•	the name and record address of each stockholder proposing business (such person, a “Proposing Person”), as they appear in New PubCo’s books;

•

the class or series and number of shares of stock of New PubCo, directly or indirectly, held of record and beneficially by the Proposing Person or any its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act);

•	the Proposing Person’s Disclosable Interests (as such term is defined in the Proposed Bylaws);

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•

a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

•

a description of the business or nomination to be brought before the meeting, the text of the proposal, the reasons for conducting such business at the meeting and any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

•

a statement whether or not the stockholder giving the notice and/or the other Proposing Person or Proposing Persons, if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of New PubCo required under applicable law to approve the business proposal.

Our Proposed Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for New PubCo Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders. There shall be no cumulative voting in the election of directors for the New PubCo Board.

Limitation on Liability and Indemnification of Officers and Directors

The Proposed New PubCo Organizational Documents provide indemnification for New PubCo’s directors and officers to the fullest extent permitted by the DGCL. New PubCo plans to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter includes provisions that eliminate the personal liability of New PubCo’s directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict New PubCo’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Exclusive Forum

The Proposed Charter provides that, unless New PubCo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action, suit or proceeding brought on behalf of New PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New PubCo to New PubCo or to New PubCo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New PubCo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed New PubCo Organizational Documents; and (iv) any action, suit or proceeding asserting a claim against New PubCo, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine.

Further, unless New PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of the exclusive forum provisions of the Proposed Charter is filed in a court other than the Delaware Court of Chancery (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Delaware Court of Chancery in connection with any action brought in any such court to enforce such exclusive forum provisions of the Proposed Charter; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. There is uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of New PubCo shall be deemed to have notice of and consented to the exclusive forum provisions of the Proposed Charter.

Registration Rights at Closing

A&R Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, the New PubCo Holders and New PubCo will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, New PubCo and the Initial Shareholders will agree to amend and restate the Registration and Shareholder Rights Agreement, dated as of October 22, 2021, entered into by them in connection with ESGEN’s IPO. Pursuant to the A&R Registration Rights Agreement, New PubCo will agree that it will use its commercially reasonable efforts to file, within 30 days following the consummation of the Business Combination, a resale shelf registration statement on behalf of the New PubCo Holders registering Registrable Securities; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Registrable Securities becomes effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement, (ii) such Registrable Securities shall have been otherwise transferred and such transferee is not entitled to the registration rights provided in the A&R Registration Rights Agreement, (iii) such Registrable Securities shall have ceased to be outstanding, or (iv) such Registrable Securities may be sold without registration pursuant to Rule 144 and Rule 145, as applicable, promulgated under the Securities Act (or any successor rule promulgated thereto) (but with no volume or other restrictions or limitations).

Additionally, the A&R Registration Rights Agreement will also provide, subject to certain underwriter cutbacks and suspension periods, (i) certain demand rights entitling the New PubCo Holders the right to require New PubCo to effect an underwritten offering and (ii) certain piggyback rights entitling the New PubCo Holders the right to include such New PubCo Holder’s Registrable Securities in any underwritten offering that New PubCo proposes to consummate for its own account or for the account of its stockholders.

For more information regarding the A&R Registration Rights Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — A&R Registration Rights Agreement.”

Description of Applicable Lock-Up Periods

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, each of the Initial Shareholders agreed (i) not to transfer his, her or its ESGEN Class B ordinary shares (or the New PubCo Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination

Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which New PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Class A Common Stock for cash, securities or other property, (ii) to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of New PubCo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

For more information regarding the Amendment to the Letter Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Amendment to the Letter Agreement.”

Lock-Up Agreement

The Business Combination Agreement contemplates that, at the Closing, ESGEN and each of the Lock-Up Sellers will enter into the Lock-Up Agreement, pursuant to which each of the Lock-Up Sellers will agree not to transfer any of its respective Exchangeable OpCo Units and corresponding shares of New PubCo Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of New PubCo Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which New PubCo completes a PubCo Sale (as defined in the Lock-Up Agreement).

For more information regarding the Lock-Up Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — Lock-Up Agreement.”

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New PubCo’s stockholders will have appraisal rights in connection with a merger or consolidation of New PubCo involving the payment of only cash consideration in respect of their shares. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New PubCo’s stockholders may bring an action in New PubCo’s name to procure a judgment in New PubCo’s favor, also known as a derivative action; provided, that the stockholder bringing the action is a holder of New PubCo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Listing of Common Stock

Application will be made for the shares of New PubCo Class A Common Stock and New PubCo Warrants to be approved for listing on the Nasdaq under the symbols “ZEO” and “ZEOWW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW PUBCO COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New PubCo Common Stock or New PubCo Warrants for at least six months would be entitled to sell their securities; provided, that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted New PubCo Common Stock or New PubCo Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New PubCo Common Stock then outstanding (or New PubCo Warrants, as applicable); or

•

the average weekly reported trading volume of New PubCo Common Stock (or New PubCo Warrants, as applicable) during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Initial Shareholders will be able to sell their founder shares and ESGEN Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

For more information regarding the A&R Registration Rights Agreement, see the section entitled “The Business Combination Agreement — Related Agreements — A&R Registration Rights Agreement.”

APPRAISAL RIGHTS

Neither ESGEN shareholders nor ESGEN warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, the Existing Organizational Documents provide that the shareholder must give timely notice in proper written form to ESGEN at ESGEN’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not less than 120 and not more than 150 calendar days prior to the date of ESGEN’s annual general meeting or, if ESGEN did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the ESGEN Board with such deadline being a reasonable time before ESGEN begins to print and send its related proxy materials.

Shareholder Director Nominees

Nominations of persons for election to the ESGEN Board at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in ESGEN’s notice of such special meeting, may be made by or at the direction of the ESGEN Board or by certain shareholders of ESGEN.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to ESGEN at ESGEN’s principal executive offices. To be timely, a shareholder’s notice must have been received not less than 120 and not more than 150 calendar days before the date of ESGEN’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if ESGEN did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the ESGEN Board with such deadline being a reasonable time before ESGEN begins to print and send its related proxy materials.

In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ESGEN Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ESGEN Acquisition Corporation, 5956 Sherry Lane, Suite 1400, Dallas, TX 75225. Following the Business Combination, such communications should be sent to New PubCo, 7625 Little Rd, Suite 200A, New Port Richey, FL 34654, Attention: Stirling Adams. Each communication will be forwarded, depending on the subject matter, to the ESGEN Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the securities of New PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of ESGEN Acquisition Corporation as of December 31, 2022 and 2021 and for the year ended December 31, 2022, and for the period from April 19, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The audited consolidated financial statements of Sunergy Renewables, LLC as of December 31, 2022 and 2021 and for the two years ended December 31, 2022 included in this proxy statement/prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITY

ESGEN is a Cayman Islands exempted company. If ESGEN does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ESGEN. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ESGEN in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ESGEN may be served with process in the United States with respect to actions against ESGEN arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ESGEN’s securities by serving ESGEN’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for the securities of ESGEN is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

ESGEN has filed with the SEC a Registration Statement on Form S-4 under the Securities Act to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that Registration Statement. This proxy statement/prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to ESGEN and its securities, you should refer to the Registration Statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of ESGEN or ESGEN’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

ESGEN files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ESGEN at the SEC web site containing reports, the Registration Statement and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: ESAC.info@investor.morrowsodali.com

If you are a shareholder of ESGEN and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Morrow Sodali, Morrow Sodali will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to ESGEN has been supplied by ESGEN, and all such information relating to Sunergy has been supplied by Sunergy. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

ESGEN Acquisition Corporation Unaudited Financial Statements

Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-1
Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022 (unaudited)	F-2
Condensed Statements of Changes in Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022 (unaudited)	F-3
Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022 (unaudited)	F-4
Notes to Condensed Financial Statements (unaudited)	F-5

ESGEN Acquisition Corporation Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-25
Balance Sheets as of December 31, 2022 and 2021	F-26
Statements of Operations for the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021	F-27
Statements of Changes in Redeemable Ordinary Shares and Shareholders’ Deficit for the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021	F-28
Statements of Cash Flows for the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021	F-29
Notes to Financial Statements	F-30

Sunergy Renewables, LLC Unaudited Financial Statements

Condensed Consolidated Balance Sheets at September 30, 2023 and December 31, 2022 (Unaudited) (Unaudited)	F-48
Condensed Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2023 and 2022 (Unaudited)	F-49
Condensed Consolidated Statements of Changes in Members’ Equity for the Three and Nine Months ended September 30, 2023 and 2022 (Unaudited)	F-50
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2023 and 2022 (Unaudited)	F-51
Notes to the Unaudited Condensed Consolidated Financial Statements	F-52

Sunergy Renewables, LLC Audited Financial Statements

Report of Independent Registered Public Accounting Firm (PCAOB ID 248)	F-64
Consolidated Balance Sheets	F-65
Consolidated Statements of Operations	F-66
Consolidated Statements of Changes in Members’ Equity	F-67
Consolidated Statements of Cash Flows	F-68
Notes to Consolidated Financial Statements	F-69

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

ESGEN ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

(UNAUDITED)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$267,058	$614,767
Prepaid expenses	4,261	31,110

Total current assets	271,319	645,877
Non-current assets:
Marketable securities held in Trust Account	32,393,380	285,506,568

Total assets	$32,664,699	$286,152,445

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,296,038	$1,866,992
Due to related party	309,193	144,193
Promissory note—related party	1,409,795	171,346

Total current liabilities	7,015,026	2,182,531
Non-current liabilities:
Warrant liabilities	1,002,240	796,224
Deferred underwriters fee	—	9,660,000

Total liabilities	$8,017,266	$12,638,755

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 2,896,555 and 27,600,000 shares at redemption value as of September 30, 2023 and December 31, 2022, respectively	32,393,380	285,506,568
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A shares, $0.0001 par value; 250,000,000 shares authorized; none issued or outstanding (excluding 2,896,555 and 27,600,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	—	—
Class B shares, $0.0001 par value; 25,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Accumulated deficit	(7,746,637)	(11,993,568)

Total shareholders’ deficit	(7,745,947)	(11,992,878)

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$32,664,699	$286,152,445

The accompanying notes are an integral part of these unaudited condensed financial statements.

ESGEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Legal and professional fees	$707,780	$145,588	$3,752,583	$937,110
Insurance	2,913	133,302	25,479	395,559
Other operating costs	88,307	20,385	296,231	181,339
Operating cost—related party	30,000	30,000	90,000	90,000

Loss from operations	(829,000)	(329,275)	(4,164,293)	(1,604,008)
Other income (expense):
Dividends earned on marketable securities held in Trust Account	413,940	1,245,745	1,719,810	1,632,690
Recovery of offering costs related to the IPO allocated to warrants	—	—	425,040	—
Change in fair value of warrant liabilities	1,046,784	3,345,600	(206,016)	11,608,560

Total other income, net	1,460,724	4,591,345	1,938,834	13,241,250

Net income (loss)	$631,724	$4,262,070	$(2,225,459)	$11,637,242

Basic and diluted weighted average shares outstanding of Class A ordinary shares	2,896,555	27,600,000	4,615,842	27,600,000

Basic and diluted net income (loss) per share, Class A	$0.25	$0.13	$(1.03)	$0.35

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,900,000	6,900,000	6,900,000	6,900,000

Basic and diluted net income (loss) per share, Class B	$(0.01)	$0.09	$0.37	$0.29

The accompanying notes are an integral part of these unaudited condensed financial statements.

ESGEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A ordinary shares subject to possible redemption		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	27,600,000	$285,506,568	6,900,000	$690	$—	$(11,993,568)	$(11,992,878)
Accretion of ordinary shares subject to possible redemption	—	1,288,233	—	—	—	(1,288,233)	(1,288,233)
Redemption of Class A ordinary shares subject to possible redemption	(24,703,445)	(255,875,758)	—	—	—	—	—
Net loss	—	—	—	—	—	(1,446,111)	(1,446,111)

Balance as of March 31, 2023	2,896,555	30,919,043	6,900,000	690	—	(14,727,912)	(14,727,222)
Accretion of ordinary shares subject to possible redemption	—	712,810	—	—	—	(712,810)	(712,810)
Waiver of deferred underwriters fee	—	—	—	—	—	9,234,960	9,234,960
Net loss	—	—	—	—	—	(1,411,072)	(1,411,072)

Balance as of June 30, 2023	2,896,555	31,631,853	6,900,000	690	—	(7,616,834)	(7,616,144)
Accretion of ordinary shares subject to possible redemption	—	761,527	—	—	—	(761,527)	(761,527)
Net income	—	—	—	—	—	631,724	631,724

Balance as of September 30, 2023	2,896,555	$32,393,380	6,900,000	$690	$—	$(7,746,637)	$(7,745,947)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A ordinary shares subject to possible redemption		Class B ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	27,600,000	$281,520,000	6,900,000	$690	$—	$(22,341,250)	$(22,340,560)
Accretion of ordinary shares subject to possible redemption	—	20,308	—	—	—	(20,308)	(20,308)
Net income	—	—	—	—	—	5,880,541	5,880,541

Balance as of March 31, 2022	27,600,000	281,540,308	6,900,000	690	$—	(16,481,017)	(16,480,327)
Accretion of ordinary shares subject to possible redemption	—	368,774	—	—	—	(368,774)	(368,774)
Net income	—	—	—	—	—	1,494,631	1,494,631

Balance as of June 30, 2022	27,600,000	281,909,082	6,900,000	690	—	(15,355,160)	(15,354,470)
Accretion of ordinary shares subject to possible redemption	—	1,245,745	—	—	—	(1,245,745)	(1,245,745)
Net income	—	—	—	—	—	4,262,070	4,262,070

Balance as of September 30, 2022	27,600,000	$283,154,827	6,900,000	$690	$—	$(12,338,835)	$(12,338,145)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ESGEN ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,225,459)	$11,637,242
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Dividends earned on marketable securities held in Trust Account	—	(1,632,690)
Recovery of offering costs related to the IPO allocated to warrants	(425,040)	—
Change in fair value of warrant liabilities	206,016	(11,608,560)
Changes in current assets and liabilities:
Prepaid expenses	26,849	402,258
Accounts payable and accrued expenses	3,429,046	678,120
Due to related party	165,000	90,000

Net cash provided by (used in) operating activities	1,176,412	(433,630)

Cash flows from investing activities:
Reinvestment of marketable securities held in Trust Account	(1,719,810)	—
Extension funding of Trust Account	(1,042,760)	—
Cash withdrawn from Trust Account in connection with redemption	255,875,758	—

Net cash provided by investing activities	253,113,188	—

Cash flows from financing activities:
Redemption of Class A ordinary shares subject to possible redemption	(255,875,758)	—
Proceeds from note payable-related party	1,238,449	—

Net cash used in financing activities	(254,637,309)	—

Net change in cash	(347,709)	(433,630)
Cash, beginning of the period	614,767	1,323,903

Cash, end of the period	$267,058	$890,273

Supplemental disclosure of cash flow information:
Change in value of Class A ordinary shares subject to possible redemption	$2,762,570	$1,634,827
Impact of the waiver of deferred underwriters fee	$9,234,960	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ESGEN ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

ESGEN Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on April 19, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from April 19, 2021 (inception) through September 30, 2023, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”) described below and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest or dividend income on cash and cash equivalents from the proceeds derived from the Public Offering (as defined below).

The Company’s sponsor is ESGEN LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated its IPO of 27,600,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit and the sale of 14,040,000 warrants (the “Private Placement Warrants”) each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that closed simultaneously with the Public Offering.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriters fee and taxes payable on the interest or dividends earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on October 22, 2021, $281,520,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including proceeds of the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) and, until October 16, 2023, was only invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk of being deemed to have been operating as an unregistered investment company under the Investment Company Act, on October 16, 2023, the Company instructed the Trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in demand deposits (i.e., in one or more bank accounts) until the earliest of ESGEN’s completion of an initial business combination or January 22, 2024 (unless extended as described below), as applicable.

Except with respect to interest or other income earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company did not complete its initial Business Combination within 15 months (which was extended pursuant to shareholder approval of the Charter Amendment (as defined below)) from the closing of this offering (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated the Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest or dividends earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriters fee the Company will pay to the underwriters.

The ordinary shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company has until January 22, 2024 (unless extended as described below), as described in Note 10, to consummate the initial Business Combination. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest or dividends earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest or dividends to pay winding up and dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On January 18, 2023, the Company held an extraordinary general meeting of shareholders to consider and vote upon, among other things, a proposal to amend the Company’s amended and restated memorandum and articles of association (the “First Extension Charter Amendment”) to (i) extend the date by which the Company must consummate its initial Business Combination (the “Termination Date”) from January 22, 2023 to April 22, 2023 and (ii) in the event that the Company has not consummated an initial business combination by April 22, 2023, to allow the Company, by resolution of the Company’s board of directors (the “Board”) and, without any approval of the Company’s shareholders, upon five days’ advance notice prior to each Additional Extension, to extend the Termination Date up to six times (with each such extension being upon five days’ advance notice), each by one additional month (for a total of up to six additional months to complete a business combination) (each, an “Additional Extension” and such date, the “Additional Extension Date”), provided that the Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (a) $140,000 or (b) $0.04 for each Public Share that is then-outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor or the Sponsor’s affiliates or permitted designees (the “Lenders” and each a “Lender”). In connection with the vote to approve the First Extension Charter Amendment, the holders of 24,703,445 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of approximately $255,875,758.

The Sponsor and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares; (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company did not complete its initial Business Combination within 15 months from the closing of the Public Offering (which was extended pursuant to shareholder approval of the Charter Amendment) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the Trust Account, in each case net of the interest or dividends that may be withdrawn to pay the Company’s income tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On October 20, 2023, at the Company’s extraordinary general meeting, the shareholders approved, among other proposals, (i) (a) the extension (such proposal, the “Extension Proposal”) of the time period the Company has to complete an initial Business Combination from October 22, 2023 to January 22, 2024 (the “Charter Amendment”) and (b) in the event that the Company has not consummated an initial Business Combination by January 22, 2024, to allow the Company, by resolution of the Board and, without any approval of the Company’s shareholders, upon five days’ advance notice prior to each Additional Extension, to complete six Additional Extensions, provided that the Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (x) $35,000 or (y) $0.0175 for each Public Share that is then-outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by a Lender, and (ii) the amendment of the Company’s amended and restated memorandum and articles of association to change certain provisions which restrict the Class B ordinary shares, par value $0.0001, of the Company (the “Class B ordinary shares”) from converting to Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”) prior to the consummation of an initial Business Combination (such proposal, the “Conversion Proposal”).

Founder Shares

Founder Shares refers to the Class B ordinary shares (the “Founder Shares”) acquired by the initial shareholders prior to the Company’s IPO.

The initial shareholders and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of the Company’s public shares if it does not complete the Business Combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an Business Combination by the Termination Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the Business Combination within the prescribed time frame). If the Company seeks shareholder approval, it will complete the Business Combination only if it is approved by an ordinary resolution or such higher approval threshold as may be required by Cayman Islands law and pursuant to the amended and restated memorandum and articles of association. In such case, the initial shareholders and each member of the management team have agreed to vote their Founder Shares and Public Shares in favor of the Business Combination.

In connection with the approval of the Conversion Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor converted all of its 5,619,077 Class B ordinary shares into Class A ordinary shares (the “Sponsor Share Conversion”). As a result of the Sponsor Share Conversion and redemptions made in connection with the Extension Proposal and Conversion Proposal, 7,027,632 Class A ordinary shares remain outstanding. Notwithstanding the Sponsor Share Conversion, the Sponsor will be not entitled to receive any funds held in the Trust Account with respect to any Class A ordinary shares issued to the Sponsor as a result of the Sponsor Share Conversion and no additional amounts will be deposited into the Trust Account in respect of shares of Class A ordinary shares held by the Sponsor in connection with the extension of the Termination Date to the Extended Date or any Additional Extension Dates.

Risks and Uncertainties

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ordinary shares to be adversely affected.

Going Concern

As of September 30, 2023, the Company had $267,058 in cash held outside of the Trust Account and owes $5,296,038 in accounts payable and accrued expenses and $1,718,988 to related parties. The Company anticipates that the cash held outside of the Trust Account as of September 30, 2023 will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, the Company has until January 22, 2024 to consummate a Business Combination. If a Business Combination is not consummated by this date and an Additional Extension not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. It is uncertain whether the Company will be able to consummate a Business Combination by this time. Management has determined that the mandatory liquidation, should a Business Combination not occur, and an extension is not obtained, as well as the potential for us to have insufficient funds available to operate our business prior to a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the initial audited financial statements and notes thereto for the period ended December 31, 2022, as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the period ending December 31, 2023 or for any future interim periods.

The breakout of loss from operations on the condensed statement of operations for the three and nine months ended September 30, 2022, has been revised to conform to the current presentation. This presentation did not impact any other financial statement line items.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022, respectively.

Marketable Securities Held in Trust Account

Substantially all of the assets held in the Trust Account were held in U.S. Money Market Funds. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in investment income on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Fair Value Measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value on the balance sheet with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company accounts for the Public and Private Placement warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC Topic 815-40 and ASC Topic 480. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. These liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. With respect to the accretion of Class A ordinary shares subject to possible redemption, the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net income (loss) per ordinary share.

The earnings per share presented in the statement of operations is based on the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022

Net income (loss)	$631,724	$4,262,070	$(2,225,459)	$11,637,242
Accretion of temporary equity to redemption value	(761,527)	(1,245,745)	6,472,390	(1,632,690)

Net income including accretion of temporary equity to redemption value	$(129,803)	$3,016,325	$4,246,931	$10,004,552

	For the Three Months Ended September 30,
	2023		2022
	Redeemable Class A	Non-redeemable Class B	Redeemable Class A	Non-redeemable Class B

Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income including accretion of temporary equity	$(38,941)	$(90,861)	$2,413,060	$603,265
Allocation of accretion of temporary equity to redemption value	761,527	—	1,245,745	—

Allocation of net income (loss)	$722,586	$(90,861)	$3,658,805	$603,265

Denominator:
Weighted-average shares outstanding	2,896,555	6,900,000	27,600,000	6,900,000
Basic and diluted net income (loss) per share	$0.25	$(0.01)	$0.13	$0.09

	For the Nine Months Ended September 30,
	2023		2022
	Redeemable Class A	Non-redeemable Class B	Redeemable Class A	Non-redeemable Class B

Basic and diluted net (loss) income per share:
Numerator:
Allocation of net income including accretion of temporary equity	$1,698,772	$2,548,159	$8,003,642	$2,000,910
Allocation of accretion of temporary equity to redemption value	(6,472,390)	—	1,632,690	—

Allocation of net (loss) income	$(4,773,618)	$2,548,159	$9,636,332	$2,000,910

Denominator:
Weighted-average shares outstanding	4,615,842	6,900,000	27,600,000	6,900,000
Basic and diluted net (loss) income per share	$(1.03)	$0.37	$0.35	$0.29

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the 27,840,000 ordinary shares issuable upon exercise of the Public Warrants and Private Placement Warrants in the calculation of diluted income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) immediately as they occur. The Company recorded accretion of $761,527 and $2,762,570 in accumulated deficit for three and nine months ended September 30, 2023, respectively, and $1,245,745 and $1,634,827 in accumulated deficit for the three and nine months ended September 30, 2022, respectively. For the period ended September 30, 2023, the Company recorded redemption of $255,875,758 and $1,042,760 was deposited in the Trust Account for extension funding.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes” (“ASC 740”).

ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Related Party Transactions

Promissory Notes — Related Party

On April 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. The Company borrowed a total of $262,268. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of the Public Offering. The loan was to be repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account. In connection with the closing of the Public Offering, the Company paid down $90,922 of the outstanding balance. As of September 30, 2023 and December 31, 2022, the Company had $171,346 outstanding under the promissory note and as is included on the balance sheet as promissory note—related party. The Sponsor has agreed to defer repayment of the loan until the close of the Business Combination.

On April 5, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,500,000 to the Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. The Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. As of September 30, 2023, the Company had $1,238,449 outstanding under the Note and is included on the balance sheet as promissory note—related party.

In addition, on October 17, 2023, the Company issued an amended and restated promissory note (the “Restated Note”) in the principal amount of up to $2,500,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes the Note dated April 5, 2023, in the principal amount of $1,500,000. The Restated Note may be drawn down by the Company from time to time prior to the consummation of the Company’s initial Business Combination. The Restated Note does not bear interest, matures on the date of consummation the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account (see Note 10).

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Through the earlier of consummation of the initial Business Combination and the liquidation, the Company incurs $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. For the three and nine months ended September 30, 2023, the Company has incurred $30,000 and $90,000, respectively. No amounts have been paid for these services. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000, respectively. No amounts have been paid for these services. As of September 30, 2023 and December 31, 2022, the Company reported on the balance sheets $165,000 and $120,000, respectively, pursuant to this agreement, in “Due to related party”.

Note 4 — Prepaid Expenses

The Company’s prepaid expenses as of September 30, 2023 and December 31, 2022 primarily consisted of the following:

	September 30, 2023	December 31, 2022

Prepaid insurance	$602	$26,081
Other prepaid expenses	3,659	5,029

	$4,261	$31,110

Note 5 — Accounts Payable and Accrued Expense

The Company’s accounts payable and accrued expenses as of September 30, 2023 and December 31, 2022 primarily consisted of legal accruals.

	September 30, 2023	December 31, 2022

Legal accrual	$5,041,722	$1,705,049
Other payables and expenses	254,316	161,943

	$5,296,038	$1,866,992

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares issuable upon exercise of the private placement warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Working Capital Loans and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company’s register such securities.

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, the Sponsor and its directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and its directors and executive officers with respect to any founder shares. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Company refers to such transfer restrictions throughout the Public Offering as the lock- up.

In addition, pursuant to the registration and expected shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for election to the board of directors, as long as the Sponsor holds any securities covered by the registration and expected shareholder rights agreement.

Underwriting Agreement

The underwriters were entitled to a deferred underwriters fee of 3.5% of the gross proceeds of the Public Offering upon the completion of the Company’s initial Business Combination. In April 2023, the underwriters waived any right to receive the deferred underwriters fee and will therefore receive no additional underwriters fee in connection with the Closing. As a result, the Company recognized $425,040 of other income on the statement of operations and $9,234,960 was recorded to accumulated deficit on the statements of changes in ordinary shares subject to possible redemption and shareholders’ deficit in relation to the reduction of the deferred underwriters fee. As of September 30, 2023 and December 31, 2022, the deferred underwriters fee is $0 and $9,660,000, respectively.

To account for the waiver of the deferred underwriters fee, the Company analogized to the SEC staff’s guidance on accounting for reducing a liability for “trailing fees”. Upon the waiver of the deferred underwriters fee, the Company reduced the deferred underwriters fee to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included recognizing a contra-expense of $425,040, which is the amount previously allocated to liability classified warrants and expensed upon the IPO, and reduced the accumulated deficit and increased income available to Class B ordinary shares by $9,234,960, which was previously allocated to the Class A ordinary shares subject to redemption and accretion recognized at the IPO date.

Proposed Business Combination

On April 19, 2023, the Company entered into a Business Combination Agreement, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of ESGEN (“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, the Sponsor, and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (the “Business Combination Agreement”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things: (i) prior to the consummation of the Business Combination (the “Closing”), each issued and outstanding Class B ordinary share of ESGEN will convert into one Class A ordinary share of ESGEN (the “ESGEN Share Conversion”); and (ii) following the ESGEN Share Conversion but prior to the Closing, ESGEN will, subject to the receipt of the requisite shareholder approval, transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) and will change its name as to be determined by the parties to the Business Combination Agreement (“New PubCo”).

In connection with the Domestication, (A) each outstanding Class A ordinary share will become one share of Class A common stock, par value $0.0001 per share, of New PubCo (the “New PubCo Class A Common Stock”), (B) each outstanding warrant to purchase one Class A ordinary share (each, an “ESGEN Warrant”) will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share, and (C) New PubCo will file its certificate of incorporation and will adopt bylaws to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding unit of ESGEN, each consisting of one Class A ordinary share and one-half of one ESGEN Warrant (each, an “ESGEN Unit”), that has not been previously separated into the underlying Class A ordinary shares and underlying ESGEN Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of New PubCo Class A Common Stock and (y) one-half of one warrant representing the right to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to ESGEN Warrants set forth in the Warrant Agreement, dated as of October 22, 2021, between ESGEN and Continental Stock Transfer & Trust Company (the “Trustee”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Sunergy will cause all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests (collectively, the “Sunergy Exchanges”).

At the Closing, ESGEN will contribute to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in the Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by any ESGEN shareholders)), and (2) a number of newly issued shares of Class V common stock of ESGEN, par value $0.0001 per share, which will generally have only voting rights (the “ESGEN Class V Common Stock”), equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) (the “Seller Class V Shares”) and (y) in exchange, OpCo shall issue to ESGEN (i) a number of common units of OpCo (the “OpCo Units”) which shall equal the number of total shares of ESGEN Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Units which shall equal the number of SPAC Warrants issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers will contribute to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo will transfer to the Sellers the Seller OpCo Units and the Seller Class V Shares.

The obligation of ESGEN, the Sunergy Parties and OpCo to consummate the Business Combination is subject to certain customary closing conditions, including, but not limited to, (i) the absence of any order, law or other legal restraint or prohibition enacted, issued or promulgated by any court of competent jurisdiction or other governmental entity of competent jurisdiction having the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination, (ii) the termination or expiration of any applicable waiting period applicable to the consummation of the Business Combination under the Hart-Scott-Rodino Act, (iii) the effectiveness of the Registration Statement on Form S-4 (the “Registration Statement”) in accordance with the provisions of the Securities Act, registering the ESGEN Class A Common Stock to be issued in connection with the Business Combination Agreement, (iv) receipt of the required approvals of ESGEN’s shareholders at a meeting of the shareholders of ESGEN in connection with the Business Combination, (v) the ESGEN Class A Common Stock to be issued in connection with the Business Combination immediately after

Closing shall be listed on Nasdaq and ESGEN will be able to satisfy any continued listing requirements of Nasdaq immediately after Closing, (vi) if the ESGEN shareholders do not approve the Redemption Limitation Amendment (as defined in the Business Combination Agreement), ESGEN having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a5-51(g)(1) of the Exchange Act) remaining immediately after any holders of the ESGEN Class A Ordinary Shares exercise their redemption rights, (vii) the members of the post-Business Combination ESGEN board of directors shall have been elected or appointed in accordance with the Business Combination Agreement and (viii) the aggregate transaction proceeds, including from the Trust Account after giving effect to the exercise of redemption rights by any ESGEN shareholders pursuant to the ESGEN amended and restated memorandum and articles of association, as amended, and the proceeds resulting from the Initial PIPE Investment (as defined below) and any financing agreements executed in furtherance of the Business Combination Agreement, shall be greater or equal to $20,000,000.

Concurrently with the execution of the Business Combination Agreement, ESGEN entered into a subscription agreement (the “Initial Subscription Agreement”) with Sponsor. Pursuant to the Initial Subscription Agreement, Sponsor agreed to subscribe for and purchase, and ESGEN agreed to issue and sell to Sponsor, concurrently with the Closing, an aggregate of 1,000,000 shares of ESGEN Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $10,000,000 (the “Initial PIPE Investment”). The closing of the Initial PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Initial Subscription Agreement provides that ESGEN will grant Sponsor certain customary registration rights. In addition to the Initial PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into equity financing agreements (the “Additional Financing Agreements” and, together with the Initial Subscription Agreement, the “Financing Agreements”), in form and substance reasonably acceptable to ESGEN and Sunergy, to support the transaction (such equity financing under the Financing Agreements, collectively, herein referred to as the “Private Placements”).

The Business Combination is expected to close in the first quarter of 2024, following the receipt of the required approvals by our shareholders and the fulfillment of other customary closing conditions.

Note 7 — Warrant Liabilities

The Company accounts for the 27,840,000 warrants issued in connection with the Public Offering (13,800,000 Public Warrants and 14,040,000 Private Placement Warrants) in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each balance sheet date.

With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders;

Private Warrants

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the Public Offering. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. These liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8 — Recurring Fair Value Measurements

As of September 30, 2023 and December 31, 2022, investments held in the Trust Account are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The Company’s Public Warrants are traded on the Nasdaq. As such, the Public Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liabilities is classified within Level 1 of the fair value hierarchy.

At September 30, 2023 and December 31, 2022, the Company considers the Private Warrants to be economically equivalent to the Public Warrants. As such, the valuation of the Public Warrants was used to value the Private Warrants. The fair value of the Private Warrant liabilities is classified within Level 2 of the fair value hierarchy.

The following tables presents fair value information as of September 30, 2023 and December 31, 2022 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	September 30, 2023
	Level 1	Level 2	Level 3	Total

Assets:
Marketable securities held in Trust Account	$32,393,380	$—	$—	$32,393,380
Liabilities:
Public Warrants	496,800	—	—	496,800
Private Warrants	—	505,440	—	505,440

Total liabilities	$496,800	$505,440	$—	$1,002,240

	December 31, 2022
	Level 1	Level 2	Level 3	Total

Assets:
Marketable securities held in Trust Account	$285,506,568	$—	$—	$285,506,568
Liabilities:
Public Warrants	394,680	—	—	394,680
Private Warrants	—	401,544	—	401,544

Total liabilities	$394,680	$401,544	$—	$796,224

There were no transfers to or from Levels 1, 2 or 3 for the three or nine months ended September 30, 2023 or 2022.

Note 9 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 250,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued or outstanding other than the 2,896,555 and 27,600,000 Class A ordinary shares subject to possible redemption that are accounted for outside of the shareholders’ deficit section of the condensed balance sheets, respectively.

Class B ordinary shares — The Company is authorized to issue 25,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of September 30, 2023 and December 31, 2022, there were 6,900,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if the Company fails to consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, any of its affiliates or any members of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

This is different than some other similarly structured blank check companies in which the initial shareholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to the initial Business Combination.

Note 10 — Subsequent Events

Promissory Note

On October 17, 2023, the Company issued the Restated Note in the principal amount of up to $2,500,000 to the Sponsor. The Restated Note amends, restates, replaces and supersedes the Note dated April 5, 2023. The Restated Note may be drawn down by the Company from time to time prior to the consummation of the Company’s initial Business Combination. The Restated Note does not bear interest, matures on the date of consummation the Business Combination and is subject to customary events of default. The Restated Note will be repaid only to the extent that the Company has funds available to it outside of its Trust Account.

Extraordinary General Meeting

On October 20, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”), and approved the Extension Proposal to amend the Company’s amended and restated memorandum and articles of association to: (i) extend from October 22, 2023 to January 22, 2024 (the “Extended Date”), the date by which, if the Company has not consummated a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving one or more businesses or entities, the Company must: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares sold in the Company’s initial public offering (in a redemption that will completely extinguish the rights of the owners of the Public Shares as shareholders (including the right to receive further liquidation distributions, if any)) at a per-share price, payable in cash, equal to (1) the aggregate amount then on deposit in the Trust Account, including interest or dividends earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, less up to $100,000 of interest or dividends to pay winding up and dissolution expenses (net of any taxes payable), divided by (2) the number of the then-outstanding Public Shares; and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s Board, liquidate and dissolve, subject in the case of clauses (b) and (c) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law, and (ii) in the event that the Company has not consummated an initial Business Combination by the Extended Date, to allow the Company, by resolution of the Board and, without any approval of the Company’s shareholders, upon five days’ advance notice prior to the Extended Date, to extend the Termination Date up to six times (with each such extension being upon five days’ advance notice), each by one additional month (for a total of up to six additional months to complete a business combination), provided that the Company’s Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (a) $35,000 or (b) $0.0175 for each Public Share that is then-outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender. If the Company completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into warrants at a price of $1.00 per warrant, which warrants will be identical to the private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete a business combination by the deadline to consummate an initial Business Combination, such promissory notes will be repaid only from funds held outside of the Trust Account.

Additionally, the shareholders approved a proposal to amend, by special resolution, the Company’s amended and restated memorandum and articles of association to change certain provisions which restrict the Class B ordinary shares from converting to Class A ordinary shares prior to the consummation of an initial Business Combination.

In connection with the vote to approve the above proposals, the holders of 1,488,000 Class A ordinary shares of ESGEN properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.21 per share, for an aggregate redemption amount of $16,679,055.

In connection with the approval of the Extension Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor contributed into the Trust Account $0.0525 per share for each Class A ordinary share that was not redeemed at the Meeting, for an aggregate contribution of $73,949.

In connection with the approval of the Conversion Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor converted all of its 5,619,077 Class B ordinary shares into Class A ordinary shares. As a result of the Sponsor Share Conversion and redemptions made in connection with the Extension Proposal and Conversion Proposal, 7,027,632 Class A ordinary shares remain outstanding. Notwithstanding the Sponsor Share Conversion, the Sponsor will be not entitled to receive any funds held in the Trust Account with respect to any Class A ordinary shares issued to the Sponsor as a result of the Sponsor Share Conversion and no additional amounts will be deposited into the Trust Account in respect of shares of Class A ordinary shares held by the Sponsor in connection with the extension of the Termination Date to the Extended Date or any Additional Extension Dates.

The following events occurred subsequent to the date the condensed financial statements were issued:

New Promissory Note

On January 24, 2024, the Company issued a new promissory note (“January 2024 Promissory Note”) in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of the Company’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at Closing from the funds that the Company has available to it outside of its Trust Account.

First Amendment to the Business Combination Agreement

On January 24, 2024, ESGEN and Sunergy entered into the First Amendment to the Initial Business Combination Agreement (the “First Amendment”). The First Amendment and the transactions contemplated thereby provide for, among other things, the: (i) reduction of the implied enterprise value of Sunergy and equity value of Sunergy, (ii) removal of the (a) minimum cash condition and (b) provision requiring forfeiture of founder shares in connection with excess transaction expenses; (iii) modification of the terms and structure of the Sponsor PIPE Investment from $10.0 million in New PubCo Class A Common Stock, to up to $15.0 million in Convertible OpCo Preferred Units to be issued to the Sponsor pursuant to the Amended and Restated Subscription

Agreement; (iv) forfeiture of an aggregate of 2.9 million founder shares and an additional 500,000 founder shares if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after the Closing); (v) forfeiture of all ESGEN Private Placement Warrants; and (vi) the outside date for the Business Combination to be extended to April 22, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

ESGEN Acquisition Corporation

Dallas, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ESGEN Acquisition Corporation (the “Company”) as of December 31, 2022, and 2021, the related statements of operations, changes in redeemable ordinary shares and shareholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, and for the period from April 19, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations and the Company’s ability to execute its business plan is dependent upon its completion of the proposed business combination described in Note 1 to the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

March 31, 2023

New York, New York

ESGEN ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Cash	$614,767	$1,323,903
Prepaid expense	31,110	550,434

Total current assets	645,877	1,874,337
Prepaid expense—noncurrent	—	26,081
Marketable securities held in Trust Account	285,506,568	281,522,137

Total assets	$286,152,445	$283,422,555

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Accrued offering costs and expenses	$1,866,992	$411,416
Due to related party	144,193	24,193
Promissory note—related party	171,346	171,346

Total current liabilities	2,182,531	606,955
Warrant liabilities	796,224	13,976,160
Deferred underwriter’s fee payable	9,660,000	9,660,000

Total liabilities	$12,638,755	$24,243,115

Commitment and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at a redemption value of $10.34 and $10.20, respectively	285,506,568	281,520,000
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A shares, $0.0001 par value; 250,000,000 shares authorized; none issued or outstanding (excluding 27,600,000 shares subject to possible redemption)	—	—
Class B shares, $0.0001 par value; 25,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Accumulated deficit	(11,993,568)	(22,341,250)

Total shareholders’ deficit	(11,992,878)	(22,340,560)

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$286,152,445	$283,422,555

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,	For the Period from April 19, 2021 (Inception) through December 31,
	2022	2021
Legal and professional fees	$1,913,373	$—
Formation	—	618,884
Insurance	528,861	107,221
Other operating costs	267,883	25,735
Operating cost—related party	120,000	24,193

Loss from operations	(2,830,117)	(776,033)
Other income (expense):
Change in fair value of warrants liabilities	13,179,936	10,944,240
Investment income on marketable securities held in Trust Account	3,984,431	2,137
Warrant issuance costs	—	(710,081)

Total other income, net	17,164,367	10,236,296

Net income	$14,334,250	$9,460,263

Basic and diluted weighted average shares outstanding of Class A ordinary shares	27,600,000	7,546,875
Basic and diluted net income per share, Class A	$0.44	$1.96
Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,900,000	6,684,375
Basic and diluted net income (loss) per share, Class B	$0.30	$(0.80)

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND

FOR THE PERIOD FROM APRIL 19, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Ordinary share subject to possible redemption		Class B Ordinary share		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of April 19, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of founder shares	—	—	6,900,000	690	24,310	—	25,000
Sale of founder shares to Salient Client Accounts	—	—	—	—	2,698	—	2,698
Proceeds of public offering (net of allocations and costs)	27,600,000	248,427,879	—	—	—	—	—
Excess proceeds over fair value of private warrants	—	—	—	—	1,263,600	—	1,263,600
Accretion of ordinary share subject to possible redemption	—	33,092,121	—	—	(1,290,608)	(31,801,513)	(33,092,121)
Net income	—	—	—	—	—	9,460,263	9,460,263

Balance as of December 31, 2021	27,600,000	$281,520,000	6,900,000	$690	$—	$(22,341,250)	$(22,340,560)
Accretion of ordinary shares subject to possible redemption	—	3,986,568	—	—	—	(3,986,568)	(3,986,568)
Net income	—	—	—	—	—	14,334,250	14,334,250

Balance as of December 31, 2022	27,600,000	$285,506,568	6,900,000	$690	$—	$(11,993,568)	$(11,992,878)

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the Period From April 19, 2021 (Inception) Through December 31, 2021
Cash flows from operating activities:
Net income	$14,334,250	$9,460,263
Adjustments to reconcile net income to net cash provided by (used) in operating activities:
Formation and operating costs paid by the Sponsor	—	18,356
Change in fair value of warrant liabilities	(13,179,936)	(10,944,240)
Warrant issuance costs	—	710,081
Changes in operating assets and liabilities:
Prepaid expenses	545,405	(576,515)
Accrued offering costs and expenses	1,455,576	371,704
Due to related party	120,000	24,193

Net cash provided by (used in) operating activities	3,275,295	(936,158)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(281,520,000)
Reinvestment of marketable securities held in Trust Account	(3,984,431)	(2,137)

Net cash used in investing activities	(3,984,431)	(281,522,137)

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriters fees payable	—	270,480,000
Proceeds from sale of founder shares to Salient Client Accounts	—	2,698
Proceeds from private placement warrants	—	14,040,000
Repayment of a loan from related party	—	(90,922)
Payment of other offering costs	—	(649,578)

Net cash provided by financing activities	—	283,782,198

Net change in cash	(709,136)	1,323,903
Cash, beginning of the period	1,323,903	—

Cash, end of the period	$614,767	$1,323,903

Supplemental disclosure of cash flow information:
Change in value of Class A ordinary shares subject to possible redemption	$3,986,568	$—
Deferred underwriting fee	$—	$9,660,000
Deferred offering cost included in accrued offering costs and expenses	$—	$39,712
Deferred offering costs paid through issuance of promissory note	$—	$152,990
Formation and operating costs paid by Sponsor through issuance of promissory note	$—	$18,356
Deferred offering cost paid by Sponsor in exchange for issuance of founder shares	$—	$25,000

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

ESGEN Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on April 19, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has not selected any Business Combination target. The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 19, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”) described below and since the closing of the IPO, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering (as defined below).

The Company’s sponsor is ESGEN LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated its IPO of 27,600,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (which included the full exercise of the underwriters’ over-allotment option), which is discussed in Note 3 and the sale of 14,040,000 warrants (the “Private Placement Warrants”) each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that closed simultaneously with the Public Offering.

Transaction costs amounted to $16,138,202 consisting of $5,520,000 of underwriting commissions, $9,660,000 of deferred underwriting commissions and $958,202 of other cash offering costs. Of this amount, $15,428,121 was charged to shareholder’s deficit and $710,081 was allocated to the warrants and expensed.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on October 22, 2021, $281,520,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including proceeds of the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) and will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Except with respect to interest or other income earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 15 months (unless otherwise extended as described in the prospectus relating to the IPO) from the closing of this offering (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated the Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial Business Combination at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The ordinary shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company has until April 22, 2023, with the extension as described below, to consummate the initial Business Combination. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay winding up and dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’

rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On January 18, 2023, the Company’s shareholders voted to amend the Company’s amended and restated memorandum and articles of association (the “Extension Proposal”) to extend from January 22, 2023 to April 22, 2023 (the “Extended Date”) the date (the “Termination Date”) by which the Company must mandatorily liquidate the Company. In connection with the vote to approve the Extension Proposal, the holders of 24,703,445 Class A ordinary shares of ESGEN properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of $255,875,757.

Additionally, in the event that the Company has not consummated an initial business combination by the Extended Date, the Board may extend the Termination Date up to six times, each by one additional month (for a total of up to six additional months to complete a business combination) (each, an “Additional Extension Date”), provided that the Company deposits into the Trust Account for each Additional Extension Date the lesser of (a) $140,000 or (b) $0.04 for each Public Share that is then-outstanding.

The Sponsor and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares; (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 15 months from the closing of the Public Offering (or up to 21 months, if we extend the time to complete a business combination) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial business combination within Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the Trust Account, in each case net of the interest that may be withdrawn to pay the Company’s income tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Risks and Uncertainties

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This has resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to business, resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s operating results and financial position in the future. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control, including new information which may emerge concerning the spread and severity of COVID-19 and actions taken to address its impact, among others. The repercussions of this health crisis could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

In response to COVID-19, the Company has implemented working practices to address potential impacts to its operations, employees and customers, and will take further measures in the future if and as required. At present, we do not believe there has been any appreciable impact on the Company specifically associated with COVID-19.

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ordinary shares to be adversely affected.

Going Concern

As of December 31, 2022, the Company had $614,767 in cash held outside of the Trust Account and owes $1,866,992 in accrued offering costs and expenses and an additional $315,539 to related parties. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2022 will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, the Company has until April 22, 2023 (as extended) to consummate a Business Combination. If a Business Combination is not consummated by this date and an extension not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before April 22, 2023 (as extended), it is uncertain whether the Company will be able to consummate a Business Combination by this time. Management has determined that the mandatory liquidation, should a Business Combination not occur, and an extension is not obtained, as well as the potential for us to have insufficient funds available to operate our business prior to a Business Combination, raises substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021, respectively.

Marketable Securities Held in Trust Account

Substantially all of the assets held in the Trust Account were held in U.S. Money Market Funds. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in investment income on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of ASC Topic 340-10-S99-1 “Other Assets and Deferred Costs,” and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are related to the Public Offering. Offering costs are charged against the carrying value of the ordinary shares or the statements of operations based on the relative value of the ordinary shares and the Public Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Offering costs amounted to $16,138,202 and of this, $15,428,121 was charged to temporary equity and $710,081 was deemed allocable to the warrants and charged to expense upon the completion of the IPO.

Fair Value Measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value on the balance sheet with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company accounts for the Public and Private Placement warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC Topic 815-40 and ASC Topic 480. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Net Income (loss) Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Net loss for the period from inception to IPO was allocated fully to Class B ordinary shares. With respect to the accretion of Class A ordinary shares subject to possible redemption, the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net income (loss) per ordinary share.

The earnings per share presented in the statements of operations is based on the following:

	Year Ended December 31, 2022	For the Period from April 19, 2021 (Inception) through December 31, 2021
Net income	$14,334,250	$9,460,263
Accretion of temporary equity to redemption value	(3,984,431)	(33,092,121)

Net income (loss) including accretion of temporary equity to redemption value	$10,349,819	$(23,631,858)

	Year Ended December 31, 2022		For the Period from April 19, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$8,279,855	$2,069,964	$(18,310,230)	$(5,321,628)
Allocation of accretion of temporary equity to redemption value	3,984,431	—	33,092,121	—

Allocation of net income (loss)	$12,264,286	$2,069,964	$14,781,891	$(5,321,628)

Denominator:
Weighted-average shares outstanding	$27,600,000	$6,900,000	$7,546,875	$6,685,214
Basic and diluted net income (loss) per share	$0.44	$0.30	$1.96	$(0.80)

Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares forfeited. The Company has not considered the effect of the 27,840,000 ordinary shares issuable upon exercise of the Public Warrants and Private Placement Warrants in

the calculation of diluted loss per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholder’s equity. The Company’s Class A ordinary shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and will recognize changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) immediately as they occur. The Company recorded accretion of $3,986,568 in accumulated deficit for the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021, the Company recorded accretion of $1,290,608 in additional paid-in capital and $31,801,513 was recorded in accumulated deficit.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes”.

ASC Topic 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC Topic 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

U.S. taxation could be imposed if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time. Additionally, given the nature of the investment income generated from the funds held in the Trust Account, it is not subject to tax withholdings in the U.S. Moreover, the Company determined that no income tax liability would arise from any other jurisdictions outside of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statements.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”, (“ASU2020-06”) to simplify accounting for certain financial instruments. ASU2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

On October 22, 2021, the Company consummated its IPO of 27,600,000 Units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $276,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

All of the 27,600,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with the guidance in ASC Topic 480 and with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC Topic 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Class A ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, the ordinary shares reflected on the balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(12,144,000)
Class A ordinary share issuance costs	(15,428,121)
Plus:
Accretion of carrying value to redemption value	33,092,121

Class A ordinary shares subject to possible redemption as of December 31, 2021	$281,520,000
Accretion of carrying value to redemption value	3,986,568

Class A ordinary shares subject to possible redemption as of December 31, 2022	$285,506,568

Note 4 — Private Placement

The Sponsor purchased 11,240,000 warrants, which included the underwriters’ exercise of the full over-allotment option (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant and $11,240,000 in the aggregate, in a private placement that occurred concurrently with the closing of the Public Offering. Additionally, Salient Capital Advisors, LLC, acting in its capacity as investment advisor on behalf of one or more client accounts (“Salient Client Accounts”) purchased 2,800,000 warrants on the same terms as the Sponsor in a private placement that occurred concurrently with the closing of the Public Offering. The private placement resulted in an aggregate of 14,040,000 warrants and $14,040,000 in proceeds, a portion of which was placed in the Trust account.

Note 5 — Related Party Transactions

Founder Shares

On April 27, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001. In September 2021, certain shareholders surrendered, for no consideration, an aggregate of 1,437,500 Class B ordinary shares, leaving 5,750,000 Founder Shares outstanding. In October 2021, a share dividend was issued which resulted in 6,900,000 Founder Shares outstanding; of which 900,000 were subject to surrender if the underwriter had not exercised their full over-allotment option. All share values and related amounts have been retroactively restated to reflect the dividend.

On September 10, 2021, the Sponsor transferred 115,000 Class B ordinary shares to each of its three independent directors. Additionally, on September 27, 2021, the Company sold 831,393 Class B ordinary shares to the Salient Client Accounts at a price of approximately $0.004 per share. As of December 31, 2022, the Sponsor held 4,573,607 Class B ordinary shares.

The initial shareholders and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of the Company’s public shares if it does not complete the Business Combination within 15 months from the closing of the Public Offering (or up to 21 months, if extended) to complete a Business Combination or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an Business Combination within 15 months from the closing of this offering (or up to 21 months, if extended) to complete a Business Combination as described in the prospectus (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the Business Combination within the prescribed time frame). If the Company seeks shareholder approval, it will complete the Business Combination only if it is approved by an ordinary resolution or such higher approval threshold as may be required by Cayman Islands law and pursuant to the amended and restated memorandum and articles of association. In such case, the initial shareholders and each member of the management team have agreed to vote their Founder Shares and Public Shares in favor of the Business Combination.

Promissory Note — Related Party

On April 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. The Company borrowed a total of $262,268. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of the Public Offering. The loan was to be repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account. In connection with the closing of the Public Offering, the Company paid down $90,922 of the outstanding balance. As of December 31, 2022 and 2021, the Company had $171,346 outstanding under the promissory note.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Through the earlier of consummation of the initial Business Combination and the liquidation, the Company incurs $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. For the year ended December 31, 2022 and for the period from April 19, 2021 (inception) through December 31, 2021, the Company has incurred $120,000 and $24,193, respectively. No amounts have been paid for these services. As of December 31, 2022 and 2021, the Company reported on the balance sheets $120,000 and $24,193, respectively, pursuant to this agreement, in “Due to related party”.

Note 6 — Prepaid Expenses

The Company’s prepaid expenses as of December 31, 2022 and 2021 primarily consisted of insurance.

	December 31, 2022	December 31, 2021
	Current	Current	Non-current
Prepaid insurance	$26,081	$528,861	$26,081
Other prepaid expenses	5,029	21,573	—

	$31,110	$550,434	$26,081

Note 7 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares issuable upon exercise of the private placement warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Working Capital Loans and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company’s register such securities.

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, the Sponsor and its directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and its directors and executive officers with respect to any founder shares. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Company refers to such transfer restrictions throughout the Public Offering as the lock-up.

In addition, pursuant to the registration and expected shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for election to the board of directors, as long as the Sponsor holds any securities covered by the registration and expected shareholder rights agreement.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments, if any, at the Public Offering price less the underwriting commission. The underwriters exercised the full over-allotment at the consummation of the Public Offering on October 22, 2021.

The underwriters earned an underwriting commission of two percent (2%) of the gross proceeds of the Public Offering, or $5,520,000, which was paid in cash at closing of the offering.

Additionally, the underwriters are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the Public Offering upon the completion of the Company’s initial Business Combination.

Note 8 — Warrant Liabilities

The Company accounts for the 27,840,000 warrants issued in connection with the Public Offering (13,800,000 Public Warrants and 14,040,000 Private Placement Warrants) in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to remeasurement at each balance sheet date.

With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders;

Private Warrants

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the Public Offering. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by a Black Scholes model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 9 — Recurring Fair Value Measurements

As of December 31, 2022 and 2021, investments held in the Trust Account are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The Company’s Public Warrants are traded on the Nasdaq. As such, the Public Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liabilities is classified within Level 1 of the fair value hierarchy.

At December 31, 2022, the Company considers the Private Warrants to be economically equivalent to the Public Warrants. As such, the valuation of the Public Warrants was used to value the Private Warrants. The fair value of the Private Warrant liabilities is classified within Level 2 of the fair value hierarchy.

At December 31, 2021, the Company’s Private Warrant liabilities is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Warrant liabilities is classified within Level 3 of the fair value hierarchy.

The following tables presents fair value information as of December 31, 2022 and 2021 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

December 31, 2022	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$285,506,568	$—	$—	$285,506,568
Liabilities:
Public Warrants	$394,680	$—	$—	$394,680
Private Warrants	—	401,544	—	401,544

Total liabilities	$394,680	$401,544	$—	$796,224

December 31, 2021	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$281,522,137	$—	$—	$281,522,137
Liabilities:
Public Warrants	$6,900,000	$—	$—	$6,900,000
Private Warrants	—	—	7,076,160	7,076,160

Total liabilities	$6,900,000	$—	$7,076,160	$13,976,160

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Warrant liabilities – initial measurement	$12,776,400	$12,144,000	$24,920,400
Change in fair value of warrant liabilities	(5,700,240)	(5,244,000)	(10,944,240)
Transfer to Level 1	—	(6,900,000)	(6,900,000)

Warrant liabilities at December 31, 2021	$7,076,160	$—	$7,076,160
Change in fair value of warrant liabilities	(5,812,560)	—	(5,812,560)
Transfer to Level 2	(1,263,600)	—	(1,263,600)

Warrant liabilities at December 31, 2022	$—	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period April 19, 2021 (Inception) through December 31, 2021 after the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2022 due to the use of an observable market quote for a similar asset in an active market.

The estimated fair value of the Private Placement Warrants at December 31, 2021 was determined using a Black Scholes model with assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on projected volatility of comparable public companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table presents quantitative information about the Company’s Level 3 liabilities that are measured at fair value on a recurring basis as of December 31, 2021.

December 31, 2021
Exercise price	$11.50
Share price	$9.92
Risk-free rate	1.32%
Expected volatility	8.3%
Term (years)	5.81

Note 10 — Shareholders’ Deficit

Preference shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 250,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no Class A ordinary shares issued or outstanding other than the 27,600,000 Class A ordinary shares subject to possible redemption that are accounted for outside of the shareholder’s deficit section of our balance sheets.

Class B ordinary shares—The Company is authorized to issue 25,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2022 and 2021, there were 6,900,000 Class B ordinary shares issued and outstanding. Of the 6,900,000 Class B ordinary shares, up to 900,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Public Offering. The underwriters exercised their full over-allotment on October 22, 2021.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if the Company fails to consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, any of its affiliates or any members of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

This is different than some other similarly structured blank check companies in which the initial shareholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to the initial Business Combination.

Note 11 — Subsequent Events

On January 18, 2023, the Company’s shareholders voted to amend the Company’s amended and restated memorandum and articles of association (the “Extension Proposal”) to extend from January 22, 2023 to April 22, 2023 (the “Extended Date”) the date (the “Termination Date”) by which the Company must mandatorily liquidate the Company.

Additionally, in the event that the Company has not consummated an initial business combination by the Extended Date, the Board may extend the Termination Date up to six times, each by one additional month (for a total of up to six additional months to complete a business combination) (each, an “Additional Extension Date”), provided that the Company deposits into the Trust Account for each Additional Extension Date the lesser of (a) $140,000 or (b) $0.04 for each Public Share that is then-outstanding.

In connection with the vote to approve the Extension Proposal, the holders of 24,703,445 Class A ordinary shares of ESGEN properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of $255,875,757

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023 (unaudited)	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,346,020	$2,268,306
Accounts receivable, net of allowance for credit losses of 1,709,920, and $742,772 as of September 30, 2023 and December 31, 2022, respectively	6,783,668	564,279
Inventories	252,616	287,146
Prepaid expenses and other current assets	544,578	222,010

Total Current Assets	11,926,882	3,341,741
Property and equipment, net	2,201,978	1,699,720
Intangible assets, net	1,028,036	2,069,358
Goodwill	27,010,745	27,010,745
Operating lease ROU assets	1,271,770	1,017,717
Other assets	628,215	62,140

TOTAL ASSETS	$44,067,626	$35,201,421

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	3,421,540	198,057
Accrued expenses and other liabilities	1,254,310	369,082
Loan from officer – related party	10,000	104,056
Current portion of long-term debt	406,566	229,842
Current operating lease liabilities	576,215	473,797
Contract liabilities	1,991,197	1,149,047

Total Current liabilities	7,659,828	2,523,881
Non-current operating lease liabilities	742,335	580,980
Long-term debt	1,309,257	820,714

TOTAL LIABILITIES	9,711,420	3,925,575

Commitments and Contingencies (Note 12)

Members’ Equity	34,356,206	31,275,846

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,067,626	$35,201,421

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2023	2022	2023	2022
Revenue, net of financing fees of $14,941,988 and $14,680,770 for the three months ended September 30, 2023 and 2022, and $33,726,284 and $26,262,939 for the nine months ended September 30, 2023 and 2022, respectively	$37,894,166	$38,873,310	$86,705,020	$66,069,256
Costs and expenses:
Cost of goods sold (exclusive of items shown below)	28,950,493	28,373,645	68,204,199	51,684,765
Depreciation and amortization expense	524,461	450,099	1,446,626	1,262,207
General and administrative	3,693,550	2,194,582	8,846,154	4,455,616
Sales and marketing	764,828	213,456	1,805,308	1,120,587

Total operating expenses	33,933,332	31,231,782	80,302,287	58,523,175
Income from operations	3,960,834	7,641,528	6,402,733	7,546,081
Other income (expense) net	9,151	1,244	6,982	2,428
PPP Loan forgiveness	—	—	—	73,809
Interest expense	(295)	(15,467)	(39,838)	(37,960)

Total other income (expense), net	8,856	(14,223)	(32,856)	38,277
Net income	$3,969,690	$7,627,305	$6,369,877	$7,584,358

Basic and diluted net income per common unit	$3.97	$7.63	$6.37	$7.58

Weighted average common units outstanding, basic and diluted	1,000,000	1,000,000	1,000,000	1,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(unaudited)

	Common Units		Other Changes in Members’ Equity	Total Members’ Equity
	Units	Amount
Balance, December 31, 2022	1,000,000	31,155,864	119,982	31,275,846
Member distributions	—	—	(166,323)	(166,323)
Net income	—	—	1,602,939	1,602,939

Balance March 31, 2023	1,000,000	31,155,864	1,556,598	32,712,462
Member distributions	—	—	(361,319)	(361,319)
Net income	—	—	797,249	797,249

Balance, June 30, 2023	1,000,000	31,155,864	1,992,528	33,148,392
Member distributions	—	—	(2,761,876)	(2,761,876)
Net income	—	—	3,969,690	3,969,690

Balance, September 30, 2023	1,000,000	31,155,864	3,200,342	34,356,206

	Common Units		Accumulated Deficit	Total Members’ (Deficit) Equity
	Units	Amount
Balance, December 31, 2021	1,000,000	31,155,864	(340,245)	30,815,619
Member distributions	—	—	(244,072)	(244,072)
Net income	—	—	(633,744)	(633,744)

Balance, March 31, 2022	1,000,000	31,155,864	(1,218,061)	29,937,803
Member distributions	—	—	(3,972,884)	(3,972,884)
Net income	—	—	590,797	590,797

Balance, June 30, 2022	1,000,000	31,155,864	(4,600,148)	26,555,716
Member distributions	—	—	(3,372,500)	(3,372,500)
Net income	—	—	7,627,305	7,627,305

Balance, September 30, 2022	1,000,000	31,155,864	(345,343)	30,810,521

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$6,369,877	$7,584,358
Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization	1,446,626	1,262,207
PPP loan forgiveness	—	(73,809)
Provision for credit losses	967,148	773,733
Changes in operating assets and liabilities:
Current assets and liabilities	(2,617,770)	159,281
Noncurrent assets and liabilities	(556,353)	3,889

Net cash provided by operating activities	5,609,528	9,709,659

Cash Flows from Investing Activities:
Purchases of property and equipment	(907,563)	(1,060,495)

Net cash used in investing activities	(907,563)	(1,060,495)

Cash Flows from Financing Activities:
Repayments of debt	(272,736)	(85,154)
Proceeds from the issuance of debt	938,003	522,063
Distributions to members	(3,289,518)	(7,589,456)

Net cash used in financing activities	(2,624,251)	(7,152,547)

Net increase in cash and cash equivalents	2,077,714	1,496,617
Cash and cash equivalents, beginning of year	2,268,306	450,846

Cash and cash equivalents, end of year	$4,346,020	$1,947,463

Supplemental disclosure of noncash cash flow information
Cash paid for interest	$39,838	$37,960

The accompanying notes are an integral part of these condensed consolidated financial statements.

1.	NATURE OF OPERATIONS

Sun First Energy, LLC (“Sun First”), a Utah limited liability company and Sunergy Solar LLC (“Sunergy Solar”) were operating as independent companies whereas Sun First earned sales commissions based on the installations performed by Sunergy Solar and other third-party residential solar installation companies. In order to optimize the synergies of vertical integration, the companies merged the businesses on October 1, 2021 (the “merger”) which resulted in Sunergy Renewables, LLC (together with its subsidiaries, “Sunergy”, the “Company”). In order to accomplish this merger, the owners of Sun First contributed their equity interests to the Company in exchange for 50% equity in the Company. At the same time, the owners of Sunergy Solar contributed their equity interests to the Company in exchange for 50% equity in the Company (see Note 3). The Company is headquartered in New Port Richey, Florida.

Subsequent to October 1, 2021, the Company’s business involves the marketing, sales and installation, warranty coverage and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction. The Company owns 100% of Sun First Energy, LLC, Sunergy Solar LLC and Sunergy Roofing and Construction, LLC.

Proposed Business Combination

On April 19, 2023, ESGEN Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company with limited liability (“ESGEN”), Sunergy, ESGEN OpCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of ESGEN (“OpCo”), the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative, entered into the Business Combination Agreement, which provides for, among other things:

•	At least one day prior to the Closing, ESGEN will redeem each Public Share from the holders of Public Shares who have elected to redeem their Public Shares;

•

At least one day prior to the Closing and following any Public Share Redemption of ESGEN Class A ordinary shares, each outstanding ESGEN Class B ordinary share will convert into one ESGEN Class A ordinary share; provided, that if the holders of ESGEN Class B ordinary shares are required to forfeit any ESGEN Class B ordinary shares pursuant to the Business Combination Agreement, then the number of ESGEN Class B ordinary shares otherwise deliverable to the holders of ESGEN Class B ordinary shares pursuant to the ESGEN Share Conversion shall be reduced (pro rata between the holders of ESGEN Class B ordinary shares) by an amount equal to such forfeited ESGEN Class B ordinary shares;

•

Subject to prior receipt of the requisite approval of the shareholders of ESGEN as contemplated in the Business Combination Agreement, on the Closing Date prior to the Closing, ESGEN will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands in accordance with the Existing Organizational Documents and the Companies Act (As Revised) of the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware and, in connection with the Domestication, the following will occur: (i) ESGEN will change its name to Zeo Energy Corp., (ii) each outstanding ESGEN Class A ordinary share will become one share of New PubCo Class A Common Stock, (iii) each outstanding ESGEN Public Warrant will become a warrant to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share, (iv) each outstanding ESGEN Private Placement Warrant will be cancelled and (v) ESGEN will file its certificate of incorporation substantially in the form of the Proposed Charter attached to this proxy statement/prospectus Annex B and will adopt bylaws substantially in the form of the Proposed Bylaws attached to this proxy statement/prospectus as Annex C to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding ESGEN Unit that has not been previously separated into the underlying ESGEN Class A ordinary shares and underlying ESGEN Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of New PubCo Class A Common Stock and (y) one-half of one New PubCo Warrant;

•

On the Closing Date prior to the Closing, New PubCo and OpCo, as applicable, will cause the PIPE Financing required to be consummated in connection with Closing to be consummated in accordance with the terms of the applicable Financing Agreements;

•

Prior to the Closing, Sunergy will cause all holders of any Sunergy Convertible Interests existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests;

•

At the Closing, (i) New PubCo will contribute to OpCo (a) all of its assets (excluding its interest in OpCo and the Shareholder Redemption Amount) and (b) the Seller Class V Common Stock and (ii) in exchange therefor, OpCo will issue to New PubCo (a) a number of OpCo Manager Units which shall equal the number of total shares of New PubCo Class A Common Stock issued and outstanding immediately after the Closing of the Business Combination and (b) a number of warrants of OpCo to purchase OpCo Manager Units, which shall equal the number of New PubCo Warrants outstanding immediately after the Closing of the Transactions;

•

Immediately following the New PubCo Contribution, (i) the Sellers will contribute to OpCo the Sunergy Company Interests and (ii) in exchange therefor, OpCo shall transfer to the Sellers (a) a number of Exchangeable OpCo Units and (b) the Seller Class V Common Stock; and

•	In connection with the Closing, New PubCo will adopt the 2024 Plan.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ESGEN entered into the Sponsor Subscription Agreement with the Sponsor, pursuant to which, among other things, the Sponsor has agreed to subscribe for and purchase on the Closing Date, and New PubCo has agreed to issue and sell to the Sponsor on the Closing Date, an aggregate of $10 million in Convertible OpCo Preferred Units, and an additional $5 million in Convertible OpCo Preferred Units within six months of Closing if called for by New PubCo, on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement. Convertible OpCo Preferred Units to be issued pursuant to the Sponsor Subscription Agreement have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ESGEN has granted the Sponsor certain registration rights in connection with its purchase of the Sponsor PIPE Securities. The Sponsor Subscription Agreement contains customary representations, warranties, covenants and agreements of ESGEN and the Sponsor and is subject to customary closing conditions and termination rights (including a termination right of the Sponsor if the transaction contemplated by the Sponsor Subscription Agreement has not been consummated within 30 days after the Outside Date, other than as a result of breach by the Sponsor). While the consummation of the transactions contemplated by the Sponsor Subscription Agreement is a condition to Sunergy’s obligation to closing the Business Combination, in the event that the Business Combination closes after 30 days after the Outside Date, and we are unable to secure additional extensions of the expiration date from the Sponsor (and the Sponsor terminates the Sponsor Subscription Agreement), if Sunergy were to waive such condition to Closing, there would be at least $10.0 million less available proceeds from the Sponsor PIPE Investment at the consummation of the Business Combination. The Additional PIPE Agreements must be in form and substance reasonably acceptable to ESGEN and Sunergy. Failure to execute the Additional PIPE Agreements will result in less available proceeds at the consummation of the Business Combination.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or “Up-C”) structure. This organizational structure will allow ESGEN and the Sellers to retain a direct equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. Each of the Sellers will receive a number of Exchangeable OpCo Units and an equal number of shares of New PubCo Class V Common Stock in exchange for the Sunergy Company Interests it holds. New PubCo Class V Common Stock will have no economic value, but will afford the holder one vote per share at any meeting of the stockholders of New PubCo. The OpCo A&R LLC Agreement, will provide each holder of Exchangeable OpCo Units with the right to redeem all or a portion of their Exchangeable OpCo Units (together with an equal number of shares of

New PubCo Class V Common Stock) for New PubCo Class A Common Stock, or, at New PubCo’s option, cash, in each case subject to certain restrictions set forth therein. Those investors who held ESGEN Class A ordinary shares or ESGEN Class B ordinary shares prior to the Domestication will, by contrast, have their shares converted into shares of New PubCo Class A Common Stock. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment.

The Business Combination is expected to close in the first half of 2024, following the receipt of the required approvals by our shareholders and the fulfillment of other customary closing conditions.

2.	LIQUIDITY AND GOING CONCERN

Management of the Company has assessed the going concern assumptions of the Company during the preparation of these consolidated financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company’s primary source of funding to support operations has been cash flows from operations.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, expressed in U.S. dollars. Certain information and disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation. These statements should be read in conjunction with the Company’s December 31, 2022 audited consolidated financial statements and accompanying notes to the financial statements.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include subsequent realizability of intangible assets, useful lives of depreciation and amortization and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of future operations in future periods.

Accounts Receivable and Allowance for Credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for doubtful accounts based on the credit worthiness of each customer, historical collections experiences, forward looking information and other information including the aging of the receivables, which resulted in the Company recorded a change to the allowance for credit losses of $630,904 and $0 for the three months ended September 30, 2023 and 2022, respectively and $967,148 and $773,733 for the nine months ended September 30, 2023 and 2022, respectively. The majority of our customers finance their purchase and installation of solar panels through various financing companies, who then remit payment to Sunergy typically within 3 days after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

Property and equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated Statements of Operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the equipment and vehicles which is five years.

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with Depreciation and Amortization in the consolidated Statements of Operations.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, but at least annually. No impairment provisions were recorded by the Company during the three and nine months ended September 30, 2023 and 2022.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued.

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606. The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•	Step 1 - Identification of the contract, or contracts, with a client.

•	Step 2 - Identification of the performance obligations in the contract.

•	Step 3 - Determination of the transaction price.

•	Step 4 - Allocation of the transaction price to the performance obligations in the contract

•	Step 5 - Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which governs the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at a point in time in its accounting records. Many of the Company’s customer’s finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. The amount recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion recorded. In accordance with ASC 340, installation related costs are recorded in Prepaid Expense and Other Current Assets and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with completion each project.

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Solar Systems Installations, gross	$50,904,324	$52,310,518	$115,213,716	$90,257,863
Financing fees	(14,941,988)	(14,680,770)	(33,726,284)	(26,262,939)

Solar Systems Installations, net	35,962,336	37,629,748	81,487,432	63,994,924
Roofing Installations	1,931,830	1,243,562	5,217,588	2,074,332

Total net revenues	$37,894,166	$38,873,310	$86,705,020	$66,069,256

Contract liabilities

The Company receives both customer lender advances and customer advances when the customer does not utilize third-party financing. These amounts are listed on the balance sheet under the caption of Contract liabilities and are considered a liability of the Company until the installation is completed. When an installation is delayed, the lender may withdraw their lender advances until the project installation is completed. The following table summarizes the change in contract liabilities:

	September 30, 2023	December 31, 2022
Contract liabilities, beginning of the period	$1,149,047	$—
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(1,149,047)	—
Billing not yet recognized	1,991,197	1,149,047

Contract liabilities, as of the end of the period	$1,991,197	$1,149,047

Contract Acquisition Costs

The Company pays sales commissions to sales representatives based on a percentage of the sales contract entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are considered a Cost of Goods Sold on the Statement of Operations. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

Earnings Per Share

The Company computes basic earnings per share (“EPS”) by dividing income available to members by the weighted average number of Common Units outstanding for the reporting period. Diluted earnings per share is calculated by dividing net earnings by the weighted average number of Common units equivalents outstanding. During the periods when they are anti-dilutive, Common Unit equivalents, if any, are not considered in the computation. As of September 30, 2023 and December 31, 2022, there were no anti-dilutive Common Units or Common Unit equivalents outstanding.

Leases

We determine whether an arrangement contains a lease based on the conveyed rights and obligations at the inception date. If an agreement contains an operating or financing lease, at the commencement date, we record an ROU asset and a corresponding lease liability based on the present value of the minimum lease payments.

As most of our leases do not provide an implicit borrowing rate, to determine the present value of lease payments, we use our hypothetical secured borrowing rate based on information available at lease commencement. Further, we have made a number of estimates and judgments regarding the lease term and lease payments.

Lease Term — Leases with an initial term of 12 months or less are not recorded on the balance sheet and we recognize lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one month to one year or more. Additionally, some of our leases include an option for early termination. We include renewal periods and exclude termination periods from our lease term if, at commencement, it is reasonably likely that we will exercise the option.

Lease Payments — Certain of our lease agreements include rental payments that are adjusted periodically for inflation or passage of time. These step payments are included within our present value calculation as they are known adjustments at commencement. Some of our lease agreements include variable payments that are excluded from our present value calculation.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 — Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, and accounts payable approximate fair value due to their relatively short maturities.

New Accounting Pronouncements

Recently Issued Accounting Standards

In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference

LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	September 30, 2023	December 31, 2022
Prepaid contract costs	$526,323	$119,755
Other	18,255	102,255

Total other current assets	$544,578	$222,010

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2023	December 31, 2022
Furniture	$126,006	$118,245
Equipment and vehicles	2,903,937	2,004,139

Property and equipment	$3,029,943	2,122,384
Accumulated depreciation	(827,965)	(422,664)

Property and equipment, net	$2,201,978	$1,699,720

Depreciation expense related to the Company’s property and equipment was $132,303 and $73,201 for the three months ended September 30, 2023 and 2022, and $405,301 and $219,605 for the nine months ended September 30, 2023 and 2022, respectively, which were included in the consolidated Statement of Operations.

6.	GOODWILL AND INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net at September 30, 2023 and December 31, 2022:

	Weighted Average Useful Life (in years)	September 30, 2023
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	1	$3,084,100	2,056,064	1,028,036
Customer lists	—	496,800	496,800	—
Non-compete	—	224,000	224,000	—

		$3,804,900	2,776,864	1,028,036

	Weighted Average Useful Life (in years)	December 31, 2022
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	1.75	$3,084,100	1,285,042	1,799,058
Customer lists	0.75	496,800	310,500	186,300
Non-compete	0.75	224,000	140,000	84,000

		$3,804,900	1,735,542	2,069,358

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the three and nine months ended September 30, 2023 and 2022. Amortization expense relating to the Company’s intangible assets was $392,158 and $393,385 for the three months ended September 30, 2023 and 2022, and $1,041,325 and $1,042,602 for the nine months ended September 30, 2023 and 2022, respectively, which were included in depreciation and amortization expenses in the consolidated statement of operations.

The following table represents the total estimated amortization of intangible assets for the two succeeding years:

Year
Remainder of 2023	$257,011
2024	771,025

$1,028,036

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	September 30, 2023	December 31, 2022
Credit card accrual	$69,598	$66,468
Accrued Payroll	286,101	34,369
Accrued Commissions	898,610	211,092
Accrued Other	—	57,153

	$1,254,309	$369,082

8.	LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. Leases are viewed and recorded as Operating Leases and as such periodic payments (monthly) are expensed according to the period for which payment is made.

The following amounts were recorded in the Company’s balance sheet relating to its operating lease and other supplemental information:

	September 30, 2023	December 31, 2022
Operating lease ROU assets	$1,271,770	$1,017,717
Current operating lease liabilities	$576,215	$473,797
Non-current operating lease liabilities	742,335	580,980

Total lease liabilities	$1,318,550	$1,054,777

Other supplemental information:
Weighted average remaining lease term (years)	2.99	2.37
Weighted average discount rate	4.25%	3.85%

The following amounts were recorded in the Company’s statement of operations relating to its operating lease:

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Operating lease expense	$163,475	$81,112	$436,205	$179,676

The following table summarizes the supplemental cash flow information related to leases:

	For the nine months ended September 30,
	2023	2022
Cash paid for amounts included in lease liabilities	$426,484	$353,178
Right-of-use assets obtained in exchange for operating lease liabilities	$653,663	$1,301,127

The following table presents the maturity analysis of operating lease liabilities as of June 30, 2023:

Years	Operating Leases
Remainder of 2023	$168,920
2024	561,614
2025	291,270
2026	186,931
2027	138,284
Remaining years	58,566

Total lease payments	1,405,585
Less interest	87,035

Present value of lease liabilities	1,318,550

The Company has deposited security payments related to the facility leases of $28,077 included in the Balance Sheet caption Prepaid expenses and other current assets.

9.	DEBT

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed. Payments of debt obligations are based on level monthly payments for 60 months and include interest rates ranging from 3.23% -7.11%. The combined amounts of these financial obligations are included in the Consolidated Balance Sheets captions Current portion of long-term debt and Long-term debt.

The following table presents the maturity analysis of the long-term debt as of September 30, 2023:

Years
Remainder of 2023	$99,266
2024	412,988
2025	439,775
2026	449,642
2027	310,441
Thereafter	3,711

Total debt	1,715,823
Less current portion	406,566

Long-term debt	1,309,257

10.	MEMBERS’ EQUITY

The Company’s Operating Agreement (“LLC Agreement”) authorizes the issuance common units and profit interest units. common units have the right to vote, and profit interest units have no voting rights. As of September 30, 2023 and December 31, 2022, 1,000,000 common units were issued and outstanding. The interests and rights of all units are documented in the LLC Agreement. Upon a liquidation event, after payment of all other debts and obligations of the Company, the common and vested profit interest units will share pro rata in proportion to the number of units held by such holders in any remaining funds to be distributed. No profit interest units were issued as of September 30, 2023 and December 31, 2022.

11.	RELATED PARTY TRANSACTION

During 2022, the CEO purchased some materials on behalf of the Company. The balance at September 30, 2023 and December 31, 2022 is $10,000 and $104,056, respectively and is currently due on demand. The amount outstanding as of December 31, 2022 was repaid in 2023.

There is one operating lease with a related party. Operating lease cost relating to this lease for the three months ended September 30, 2023 and 2022 was $7,466 and $6,239, respectively. Operating lease cost relating to this lease for the nine months ended September 30, 2023 and 2022 was $22,395 and $18,717, respectively. As of September 30, 2023 and December 31, 2022, the related party ROU asset was $63,306 and $7,399 and the related party operating lease liability was $64,529 and $7,898, respectively.

12.	COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties - Weather Conditions

A significant portion of the Company’s business is conducted in the state of Florida, USA. During recent years, there have been several hurricanes that have impacted our marketing, sales and installation activities. Future hurricane storms can have an adverse impact of our sales installations.

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and for periods of one to ten years that installations will remain watertight. The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, have typically product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of September 30, 2023 and December 31, 2022, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company at its discretion may provide certain reimbursement to customers if certain solar equipment is not operating as intended during future periods.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

13.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through January 25 2024, which represents the date the consolidated financial statements were available to be issued, and no events have occurred, other than those described in Note 1, through that date that would impact the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Sunergy Renewables, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Sunergy Renewables, LLC (a Nevada limited liability company) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Kansas City, Missouri

September 15, 2023

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,268,306	$450,846
Accounts receivable, net of allowance for credit losses of $742,772, and $0 as of December 31, 2022 and 2021, respectively	564,279	390,058
Inventories	287,146	—
Prepaid expenses and other current assets	222,010	113,340

Total Current Assets	3,341,741	954,244
Property and equipment, net	1,699,720	939,901
Intangible assets, net	2,069,358	3,457,792
Goodwill	27,010,745	27,010,745
Operating lease ROU assets	1,017,717	—
Other assets	62,140	10,210

TOTAL ASSETS	$35,201,421	$32,372,892

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	198,057	675,706
Accrued expenses and other liabilities	369,082	137,888
PPP Loan	—	73,809
Due to officers – Related Party	104,056	—
Current portion of long-term debt	229,842	130,614
Current operating lease liabilities	473,797	—
Contract liabilities	1,149,047	—

Total Current Liabilities	2,523,881	1,018,017
Non-current operating lease liabilities	580,980	—
Long-term debt	820,714	539,256

TOTAL LIABILITIES	3,925,575	1,557,273

Commitments and Contingencies (Note 12)
Members’ Equity	31,275,846	30,815,619

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$35,201,421	$32,372,892

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Revenue, net of financing fees of $32,485,288 and $4,371,829, respectively	$88,963,855	$24,589,664
Costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown below)	71,208,982	14,096,533
Depreciation and amortization expense	1,706,243	379,823
General and administrative	6,003,412	3,025,244
Sales and marketing	1,399,452	25,414

Total operating expenses	80,318,089	17,527,014
Income from operations	8,645,766	7,062,650
Other income (expenses):
Other (expense) income, net	(2,510)	28,399
Interest expense	(51,295)	—
PPP loan forgiveness	73,809	—

Total other income, net	20,004	28,399

Net income	$8,665,770	$7,091,049

Basic and diluted net income per common unit	$8.67	$11.33

Weighted average common units outstanding, basic and diluted	1,000,000	626,027

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Units		Other Changes in Members’ Equity	Total Members’ Equity
	Units	Amount
Balance, January 1, 2021	500,000	111,829	9,308	121,137
Member distributions	—	—	(7,440,602)	(7,440,602)
Issuance of Common units in connection with business combination	500,000	31,044,035	—	31,044,035
Net income	—	—	7,091,049	7,091,049

Balance, December 31, 2021	1,000,000	31,155,864	(340,245)	30,815,619
Member distributions	—	—	(8,205,543)	(8,205,543)
Net income	—	—	8,665,770	8,665,770

Balance, December 31, 2022	1,000,000	31,155,864	119,982	31,275,846

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31
	2022	2021
Cash Flows from Operating Activities:
Net income	$8,665,770	$7,091,049
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,706,243	379,823
PPP loan forgiveness	(73,809)	—
Allowance for credit losses	742,772	—
Changes in operating assets and liabilities:
Accounts receivable	(916,993)	(283,863)
Inventories	(287,146)	—
Prepaid and other current assets	(108,671)	(88,030)
Other assets	(51,930)	(10,210)
Accounts Payable	(477,649)	(297,183)
Accrued expenses and other current liabilities	268,255	90,437
Due to officers	104,056	—
Contract liabilities	1,149,047	—

Net cash provided by operating activities	10,719,945	6,882,023

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,077,628)	(707,870)
Acquisition of business, net of cash acquired	—	1,087,004

Net cash (used in) provided by investing activities	(1,077,628)	379,134

Cash Flows from Financing Activities:
Proceeds from the issuance of debt	561,795	523,084
Repayments of debt	(181,109)	(13,930)
Distributions to members	(8,205,543)	(7,440,602)

Net cash used in financing activities	(7,824,857)	(6,931,448)

Net increase in cash and cash equivalents	1,817,460	329,709
Cash and cash equivalents, beginning of year	450,846	121,137

Cash and cash equivalents, end of year	$2,268,306	$450,846

Supplemental disclosure of noncash cash flow information
Cash paid for interest	54,738	5,078

Equity issued as part of a business combination	—	31,044,035

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE OF OPERATIONS

Sun First Energy, LLC (“Sun First”), a Utah limited liability company and Sunergy Solar LLC (“Sunergy Solar”) were operating as independent companies whereas Sun First earned sales commissions based on the installations performed by Sunergy Solar and other third-party residential solar installation companies. In order to optimize the synergies of vertical integration, the companies merged the businesses on October 1, 2021 (the “merger”) which resulted in Sunergy Renewables, LLC (together with its subsidiaries, “Sunergy”, the “Company”). In order to accomplish this merger, the owners of Sun First contributed their equity interests to the Company in exchange for 50% equity in the Company. At the same time, the owners of Sunergy Solar contributed their equity interests to the Company in exchange for 50% equity in the Company (see Note 3). The Company is headquartered in New Port Richey, Florida.

Subsequent to October 1, 2021, the Company’s business involves the marketing, sales and installation, warranty coverage and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction. The Company owns 100% of Sun First Energy, LLC, Sunergy Solar LLC and Sunergy Roofing and Construction, LLC.

2. LIQUIDITY AND GOING CONCERN

Management of the Company has assessed the going concern assumptions of the Company during the preparation of these consolidated financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company’s primary source of funding to support operations have been cash flows from operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and consolidation

The consolidated financial statements for the Company as of December 31, 2022 and 2021 include the accounts of the Company’s wholly-owned subsidiaries for years ended 2022 and 2021. Results of operations prior to October 1, 2021 were comprised of commission revenues and operating expenses, which consisted mostly of commission payments to sales agents. The accompanying consolidated financial statements have been prepared pursuant to the accounting principles generally accepted in the United States of America (“US GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative US GAAP. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include purchase accounting allocations and subsequent realizability of intangible assets, useful lives of depreciation and amortization and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of future operations in future periods.

Segments Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by our chief executive officer, who is the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment and one reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.

Accounts Receivable and Allowance for Credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for doubtful accounts based on the credit worthiness of each customer, historical collections experiences, forward looking information and other information including the aging of the receivables, which resulted in the Company recorded an allowance for credit losses of $742,772 for the year ended December 31, 2022. The Company determined an allowance for credit loss was not material as of December 31, 2021. Additionally, the Company did not have any write-offs or recoveries for the years ended December 31, 2022 and 2021. The majority of our customers finance their purchase and installation of solar panels through various financing companies, who then remit payment to Sunergy typically within 3 days after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include amounts costs incurred prior to completion of installations of solar systems. Such costs include the cost of engineering, permits, governmental fees, advances for sales commissions, and other related solar installation costs. These costs are charged to Cost of Goods Sold when each installation is completed.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits. The Company has not experienced any loss relating to cash and cash equivalents in these accounts. The Company performs periodic credit evaluations of its customers’ financial condition as well as monitor the financial condition of the financial counterparties that finance customer transactions and generally does not require collateral. No one customer or financing counterparty exceeded 10% of accounts receivable as of December 31, 2022 and 2021.

Inventories

Inventories is primarily comprised of solar panels and other related items necessary for installations and service needs. Inventory are accounted for on a first-in-first-out basis and are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as Cost of Goods Sold in the consolidated Statements of Operations. As of December 31, 2022 and 2021, inventory was $287,146 and $0, respectively.

Property and equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated Statements of Income.

Depreciation is computed using the straight-line method over the estimated useful lives of the equipment and vehicles, which is five years.

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with Depreciation and Amortization in the consolidated Statements of Operations.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, but at least annually. No impairment provisions were recorded by the Company during the years ended December 31, 2022 and 2021.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment for the years ended December 31, 2022 and 2021.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2022 and 2021.

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606. The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•	Step 1 - Identification of the contract, or contracts, with a client.

•	Step 2 - Identification of the performance obligations in the contract.

•	Step 3 - Determination of the transaction price.

•	Step 4 - Allocation of the transaction price to the performance obligations in the contract

•	Step 5 - Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which governs the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at a point in time in its accounting records. Many of the Company’s customer’s finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. The amount recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion recorded. In accordance with ASC 340, installation related costs are recorded in Prepaid Expenses and Other Current Assets and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with completion each project.

Prior to the merger, the Company earned sales commissions based on a percentage of the sales contract entered into by the customer and the Company. Payment was made to the Company once installation is completed. The Company recognized sales commission revenue at a point in time when the installation occurs, therefore the commission was earned and their performance obligation was completed. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale.

	For the year ended December 31,
	2022	2021
Solar Systems Installtions, gross	$118,048,764	$16,371,574
Financing Fees	(32,485,288)	(4,371,829)

Solar Systems Installtions, net	85,563,476	11,999,745
Sales Commissions	—	12,448,285
Roofing Insallations	3,400,279	141,634

Total net revenues	$88,963,755	$36,589,409

Contract liabilities

The Company receives both customer lender advances and customer advances when the customer does not utilize third-party financing. These amounts are listed on the balance sheet under the caption of Advanced Funding and are considered a liability of the Company until the installation is completed. When an installation is delayed, the lender may withdraw their lender advances until the project installation is completed. The contract liabilities amounts are expected to be recognized as revenue within a few months of the Company’s’ receipt of the funds. The following table summarizes the change in deferred revenue:

	Year ended December 31,
	2022	2021
Contract liabilities, beginning of the period	$—	$—
Revenue recognized from amounts included in contract liabilities at the beginning of the period	—	—
Billing not yet recognized	1,149,047	—

Contract liabilities, as of the end of the period	$1,149,047	$—

Contract Acquisition Costs

The Company pays sales commissions to sales representatives based on a percentage of the sales contract entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are considered a Cost of Goods Sold on the Statement of Operations. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

Earnings Per Share

The Company computes basic earnings per share (“EPS”) by dividing income available to members by the weighted average number of Common Units outstanding for the reporting period. Diluted earnings per share is calculated by dividing net earnings by the weighted average number of Common units equivalents outstanding. During the periods when they are anti-dilutive, Common Unit equivalents, if any, are not considered in the computation. As of December 31, 2022 and 2021, there were no anti-dilutive Common Units or Common Unit equivalents outstanding.

Leases

We determine whether an arrangement contains a lease based on the conveyed rights and obligations at the inception date. If an agreement contains an operating or financing lease, at the commencement date, we record an ROU asset and a corresponding lease liability based on the present value of the minimum lease payments.

As most of our leases do not provide an implicit borrowing rate, to determine the present value of lease payments, we use our hypothetical secured borrowing rate based on information available at lease commencement. Further, we have made a number of estimates and judgments regarding the lease term and lease payments.

Lease Term — Leases with an initial term of 12 months or less are not recorded on the balance sheet and we recognize lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one month to one year or more. Additionally, some of our leases include an option for early termination. We include renewal periods and exclude termination periods from our lease term if, at commencement, it is reasonably likely that we will exercise the option.

Lease Payments — Certain of our lease agreements include rental payments that are adjusted periodically for inflation or passage of time. These step payments are included within our present value calculation as they are known adjustments at commencement. Some of our lease agreements include variable payments that are excluded from our present value calculation.

Business Combinations

The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with ASC Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 — Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, and accounts payable, approximate fair value due to their relatively short maturities.

Income Taxes

The Company has elected to be taxed as a partnership under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Under these provisions, the taxable income or tax loss of the Company is passed through to its members and reported on their individual tax returns. Therefore, no provision or liability and no tax benefit or asset related to federal income taxes has been included in these financial statements. There were neither liabilities nor deferred tax assets relating to uncertain income tax positions taken or expected to be taken on the tax returns.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. When applicable, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company adopted the new guidance as of January 1, 2021 and there was no impact from adoption.

Effective January 1, 2022, we adopted Accounting Standards Update (“ASU”) No. 2016-02 Leases and its subsequent amendments (collectively, “ASC Topic 842”). ASC Topic 842 supersedes prior accounting guidance for leases and requires, among other things, lessees to recognize substantially all right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Certain practical expedients are allowed for leases with terms of 12 months or less. ASC Topic 842 also requires disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. Our adoption and implementation of ASC Topic 842 as of January 1, 2022 resulted in the recognition of Operating Lease ROU assets of $335,991 and Operating lease liabilities of $335,991 relating to our office leases.

We made policy elections not to capitalize short-term leases for all asset classes and not to separate non-lease components from lease components for all asset classes, except for real estate leases. We also did not elect the package of practical expedients that allowed for certain considerations under the original “Leases (Topic 840)” accounting standard to be carried forward upon adoption of ASU 2016-02.

ASU No. 2018-11 “Targeted Improvements” provides a transition election not to restate comparative periods for the effects of applying the new lease standard. This transition election permits entities to change the date of initial application to the beginning of the year of adoption and to recognize the effects of applying the new standard as a cumulative-effect adjustment to the opening balance of retained earnings. We elected this transition approach; however, the cumulative impact of adoption in the opening balance of retained earnings as of January 1, 2022, was zero.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which creates an exception to the general recognition and measurement principle for contract assets and contract liabilities from contracts with customers acquired in a business combination. The new guidance will require companies to apply the definition of a performance obligation under accounting standard codification ASC Topic 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers that are acquired in a business combination. Under current GAAP, an acquirer in a business combination is generally required to recognize and measure the assets it acquires and the liabilities it assumes at fair value on the acquisition date. The new guidance will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. These amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of ASU 2021-08 in 2023 did not have a material impact on the Company’s financial statements or related disclosures.

In June 2016, the FASB issued Accounting Standard Updated (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023; however, the Company early adopted this accounting pronouncement as of January 1, 2021. The implementation of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements due to the short-term nature of the Company’s accounts receivables.

Recently Issued Accounting Standards

In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

4. ACQUISITIONS

As described in Note 1, Sun First and Sunergy Solar were operating as independent companies whereas Sun First earned sales commissions based on the installations performed by Sunergy Solar. The companies merged the businesses on October 1, 2021 which resulted in Sunergy Renewables, LLC. Sunergy Renewables has no pre-combination activities and was formed specifically to issue units Sun First and Sunergy Solar members, which each unit holder received new units of the Company.

This business combination required the identification of the acquiring entity, which is the entity that obtains control of the acquiree. As control is a prerequisite to determining the accounting acquirer, the first step in determining if a business combination has occurred is to determine if control of another entity has been obtained.

A business combination may be consummated by forming a new entity that has no significant pre-combination activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the combination, ASC 805 precludes the new entity from being identified as the acquirer. Based on this guidance, as Sunergy Renewables was newly formed to the effect the merger and had limited activity prior to the merger, the Company considered Sunergy Renewables as a new entity and evaluated the guidance under ASC 805 to determine the accounting acquirer as either Sun First or Sunergy Solar. Based on the terms of the operating agreement, the prior members of Sun First have control over the board of managers who make the most significant operating decisions for the entity. Based on these considerations, Sun First was determined to be the accounting acquirer. The Company followed the guidance for reverse acquisition and historical results of Sun First are included at pre-combination carrying amounts except for equity which has been restated using the exchange ratio established in the acquisition agreement. Subsequent to October 1, 2021, the consolidated balance sheets and statement of operations include all activities related to both entities, Sun First and Sunergy Solar.

The Company determined the acquisition-date fair value of consideration transferred by Sun First for its interest in Sunergy Solar based on the number of equity interests issued to Sunergy Solar in order to give them the ownership percentage in Sunergy Renewables as agreed upon in the contribution agreement.

The following table summarizes the fair value of assets acquired and the liabilities assumed as of the date of acquisition:

Assets acquired:
Cash	$1,087,004
Accounts receivable	106,195
Other assets	25,310
Fixed assets, net	264,746
Trademark (3 years)	3,084,100
Customer Pipeline (2 years)	496,800
Non-competes (2 years)	224,000
Goodwill	27,010,745

Total Assets acquired	32,298,900
Liabilities assumed:
Accounts Payable	972,889
Loan from officer	36,122
PPP Loan (the PPP loan was forgiven in April 2022)	73,809
Debt	160,716
Other current liabilities	11,329

Total Liabilities assumed	1,254,865

Net Assets acquired	$31,044,035

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from expanded market opportunities when integrating the Company’s offerings. The goodwill balance is not deductible for income tax purposes.

In the Company’s determination of the fair value of intangible assets, it considers, among other factors, the best use of acquired assets, analysis of historical financial performance and estimates of future performance of the acquired business’ services. These fair value measurements of the intangible assets are based on significant inputs not observable in the market, and thus represent Level 3 measurements. The estimated fair values of identified intangible assets are calculated considering both market participant expectations, using an income approach, as well as estimates and assumptions provided by management. Assumptions include, but are not limited to, expected revenue growth (approximately 3%), gross margin (approximately 54%), risk adjusted discount rate (approximately 17%) and royalty rate (approximately 4%).

Acquisition-related costs of $40,000 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations. The summary pro forma financial information is for informational purposes only and does not purport to represent what the Company’s consolidated results of operations actually would have been if the SunFirst and Sunergy Solar merger had occurred at any date, and such data does not purport to project the Company’s results of operations for any future period. The basic and diluted units outstanding used to calculate the pro forma net income (loss) per unit amounts presented below have been adjusted to assume units issued at the closing of the merger were outstanding since December 31, 2021.

Year ended December 31, 2021 (unaudited)
Revenues	55,982,531
Net income	9,982,265
Basic and diluted net income per common unit	$9.98
Weighted average common units outstanding, basic and diluted	1,000,000

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31, 2022	As of December 31, 2021
Prepaid contract costs	119,755	113,340
Other	102,255	—

Total other current assets	$222,010	$113,340

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2022	2021
Furniture	$118,245	$2,000
Equipment and vehicles	2,004,139	1,036,361

Property and equipment	2,122,384	1,038,361
Accumulated depreciation	(422,664)	(98,460)

	$1,699,720	$939,901

Depreciation expense related to the Company’s property and equipment was $314,155 and $32,174 for the year ended December 31, 2022 and 2021, respectively, which were included in the consolidated statement of operations.

6. GOODWILL AND INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net at December 31, 2022 and 2021:

	Weighted Average Useful Life (in years)	2022
		Gross Carrying Amount	Accumulated Amoritzation	Total
Tradename	1.5	3,084,100	1,285,042	1,799,058
Customer lists	1	496,800	310,500	186,300
Non-compete	1	224,000	140,000	84,000

		3,804,900	1,735,542	2,069,358

	Weighted Average Useful Life (in years)	2021
		Gross Carrying Amount	Accumulated Amoritzation	Total
Tradename	2.5	3,084,100	257,008	2,827,092
Customer lists	2	496,800	62,100	434,700
Non-compete	2	224,000	28,000	196,000

		3,804,900	347,108	3,457,792

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the years ended December 31, 2022 and 2021. Amortization expense relating to the Company’s intangible assets was $1,388,433 and $347,108 for the years ended December 31, 2022 and 2021, respectively, which were included in depreciation and amortization expenses in the consolidated statement of operations.

The following table represents the total estimated amortization of intangible assets for the two succeeding years:

Year
2023	$1,298,333
2024	771,025

$2,069,358

The changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Balance, beginning of year	$27,010,745	$—
Goodwill recorded for business combination	—	27,010,745

Balance, end of year	$27,010,745	$27,010,745

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	December 31,
	2022	2021
Credit card accrual	$66,468	$56,074
Accrued Payroll	34,369	81,814
Accrued Commissions	211,092	—
Accrued Other	57,153	—

	$369,082	$137,888

8. LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. Leases are viewed and recorded as operating leases and as such periodic payments (monthly) are expensed according to the period for which payment is made. Operating lease costs recorded in general and administrative expenses in the consolidated statements of operations were $309,393 and $109,838 for the years ended December 31, 2022 and 2021, respectively.

The following amounts were recorded in the Company’s balance sheet relating to its operating lease and other supplemental information:

December 31, 2022
Operating lease ROU assets	$1,017,717
Current operating lease liabilities	$473,797
Non-current operating lease liabilities	$580,980

Total lease liabilities	$1,054,777

Other supplemental information:
Weighted average remaining lease term (years)	2.37
Weighted average discount rate	3.85%

The following table summarizes the supplemental cash flow information related to leases:

December 31, 2022
Cash paid for amounts included in lease liabilities	$273,573
Right-of-use assets obtained in exchange for operating lease liabilities, net	$1,301,127

The following table presents the maturity analysis of operating lease liabilities as of December 31, 2022:

Years	Operating Leases
2023	$504,373
2024	408,678
2025	132,221
2026	53,984

Total lease payments	1,099,256
Less interest	44,479

Present value of lease liabilities	1,054,777

The Company has deposited security payments related to the facility leases of $64,468 included in the Consolidated Balance Sheets caption Prepaid Expenses and Other Current Assets.

9. DEBT

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed. Payments of debt obligations are based on level monthly payments for 60 months and include interest rates ranging from 3.23% - 7.11%. The combined amounts of these financial obligations are included in the Consolidated Balance Sheets captions Current portion of long-term debt and Long-term debt.

The following table presents the maturity analysis of the long-term debt as of December 31, 2022:

Years
2023	$229,842
2024	270,392
2025	286,650
2026	263,672

Total debt	1,050,556
Less current portion	229,842

Long-term debt	820,714

10. MEMBERS’ (DEFICIT) EQUITY

The Company’s Operating Agreement (“LLC Agreement”) authorizes the issuance common units and profit interest units. common units have the right to vote, and Profit Interest units have no voting rights. As of December 31, 2022 and 2021, 1,000,000 common units were issued and outstanding. The interests and rights of all units are documented in the LLC Agreement. Upon a liquidation event, after payment of all other debts and obligations of the Company, the common and vested profit interest units will share pro rata in proportion to the number of units held by such holders in any remaining funds to be distributed. No profit interest units were issued as of December 31, 2022 and 2021.

11. RELATED PARTY TRANSACTION

During 2022, the CEO purchased materials on behalf of the Company. The amounts were recorded in cost of goods sold for the year ended December 31, 2022 and the balance at December 31, 2022 is $104,056 and was subsequently repaid in 2023.

There is one operating lease with a related party. Operating lease cost relating to this lease for the years ended December 31, 2022 and 2021 was $25,200 for both periods. As of December 31, 2022, the related party operating lease ROU asset was $7,399 and the related party operating lease liability was $7,828.

12. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties - Weather Conditions

A significant portion of the Company’s business is conducted in the state of Florida. During recent years, there have been several hurricanes that have impacted our marketing, sales and installation activities. Future hurricane storms can have an adverse impact of our sales installations.

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and for periods of one to ten years that installations will remain watertight.

The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, have typically product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of December 31, 2022 and 2021, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company at its discretion may provide certain reimbursement to customers if certain solar equipment is not operating as intended during future periods.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

13. SUBSEQUENT EVENTS

Subsequent events have been evaluated through September 15, 2023, which represents the date the consolidated financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

On April 19, 2023, the Company entered into a Business Combination Agreement, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of ESGEN (“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, the Sponsor, and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (the “Business Combination Agreement”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things: (i) prior to the consummation of the Business Combination (the “Closing”), each issued and outstanding Class B ordinary share, par value $0.0001 per share, of ESGEN will convert into one ESGEN Class A ordinary share, par value $0.0001 per share, of ESGEN (the “ESGEN Share Conversion”); and (ii) following the ESGEN Share Conversion but prior to the Closing, ESGEN will, subject to the receipt of the requisite shareholder approval, transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (the “Domestication”).

In connection with the Domestication, (A) each outstanding ESGEN Class A Ordinary Share will become one share of Class A common stock, par value $0.0001 per share, of ESGEN, (B) each outstanding public warrant to purchase one ESGEN Class A Ordinary Share will become a warrant to purchase one share of ESGEN Class A Common Stock at an exercise price of $11.50 per share, (C) each outstanding private warrant to purchase one ESGEN Class A Ordinary Share will be cancelled and (D) ESGEN will file its certificate of incorporation and will adopt bylaws to serve as its governing documents upon consummation of the Domestication. In connection with the ESGEN Share Conversion and the Domestication, each issued and outstanding unit of ESGEN, each consisting of ESGEN Class A Ordinary Share andone-halfof one warrant to purchase one ESGEN Class A Ordinary Share (each, an “ESGEN Unit”), that has not been previously separated into the underlying ESGEN Class A Ordinary Shares and underlying ESGEN Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to (x) one share of ESGEN Class A Common Stock and (y) one-half of one warrant representing the right to purchase one share of ESGEN Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to ESGEN Warrants set forth in the Warrant Agreement, dated as of October 22, 2021, between ESGEN and Continental Stock Transfer & Trust Company (the “Trustee”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Sunergy will cause all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing either to exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests (collectively, the “Sunergy Exchanges”).

At the Closing, ESGEN will contribute to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in the Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by any ESGEN shareholders)), and (2) a number of newly issued shares of Class V common stock of ESGEN, par value $0.0001 per share, which will generally have only voting rights (the “ESGEN Class V Common Stock”), equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) (the “Seller Class V Shares”) and (y) in exchange, OpCo shall issue to ESGEN (i) a number of common units of OpCo (the “OpCo Units”) which shall equal the number of total shares of ESGEN Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Units which shall equal the number of SPAC Warrants issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers will contribute to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo will transfer to the Sellers the Seller OpCo Units and the Seller Class V Shares.

The obligation of ESGEN, the Sunergy Parties and OpCo to consummate the Business Combination is subject to certain customary closing conditions, including, but not limited to, (i) the absence of any order, law or other legal restraint or prohibition enacted, issued or promulgated by any court of competent jurisdiction or other governmental entity of competent jurisdiction having the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination, (ii) the termination or expiration of any applicable waiting period applicable to the consummation of the Business Combination under the Hart-Scott-Rodino Act, (iii) the effectiveness of the Registration Statement on Form S-4 (the “Registration Statement”) in accordance with the provisions of the Securities Act, registering the ESGEN Class A Common Stock to be issued in connection with the Business Combination Agreement, (iv) receipt of the required approvals of ESGEN’s shareholders at a meeting of the shareholders of ESGEN in connection with the Business Combination, (v) the ESGEN Class A Common Stock to be issued in connection with the Business Combination immediately after Closing shall be listed on Nasdaq and ESGEN will be able to satisfy any continued listing requirements of Nasdaq immediately after Closing, (vi) if the ESGEN shareholders do not approve the Redemption Limitation Amendment (as defined in the Business Combination Agreement), ESGEN having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after any holders of the ESGEN Class A Ordinary Shares exercise their redemption rights, (vii) the members of the post-Business Combination ESGEN board of directors shall have been elected or appointed in accordance with the Business Combination Agreement and (viii) the aggregate transaction proceeds, including from the Trust Account after giving effect to the exercise of redemption rights by any ESGEN shareholders pursuant to the ESGEN amended and restated memorandum and articles of association, as amended, and the proceeds resulting from the Initial PIPE Investment (as defined below) and any financing agreements executed in furtherance of the Business Combination Agreement, shall be greater or equal to $20.0 million.

Concurrently with the execution of the Business Combination Agreement, ESGEN entered into a subscription agreement (the “Initial Subscription Agreement”) with Sponsor. Pursuant to the Initial Subscription Agreement, Sponsor agreed to subscribe for and purchase, and ESGEN agreed to issue and sell to Sponsor, concurrently with the Closing, an aggregate of 1,000,000 shares of ESGEN Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $10,000,000 (the “Initial PIPE Investment”). The closing of the Initial PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Initial Subscription Agreement provides that ESGEN will grant Sponsor certain customary registration rights. In addition to the Initial PIPE Investment, under the Business Combination Agreement, ESGEN and Sunergy have agreed to use their reasonable best efforts to identify other investors to enter into equity financing agreements (the “Additional Financing Agreements” and, together with the Initial Subscription Agreement, the “Financing Agreements”), in form and substance reasonably acceptable to ESGEN and Sunergy, to support the transaction (such equity financing under the Financing Agreements, collectively, herein referred to as the “Private Placements”).

The Business Combination is expected to close in the first half of 2024, following the receipt of the required approvals by our shareholders and the fulfillment of other customary closing conditions.

Annex A-1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

ESGEN ACQUISITION CORPORATION,

SUNERGY RENEWABLES, LLC,

THE SELLERS PARTY HERETO,

ESGEN OPCO, LLC,

ESGEN LLC (SOLELY WITH RESPECT TO SECTION 7.20 AND SECTION 9.03),

and

TIMOTHY BRIDGEWATER, IN HIS CAPACITY AS THE SELLERS REPRESENTATIVE

Dated as of April 19, 2023

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EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Amendment to Sponsor Agreement
EXHIBIT C	Form of Initial Subscription Agreement
EXHIBIT D	Form of Tax Receivable Agreement
EXHIBIT E	Form of Company Assignment Agreement
EXHIBIT F	Form of SPAC Certificate of Incorporation
EXHIBIT G	Form of SPAC Bylaws
EXHIBIT H	Form of OpCo A&R LLC Agreement
EXHIBIT I	Form of Lockup Agreement

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BUSINESS COMBINATION AGREEMENT, dated as of April 19, 2023 (this “Agreement”), by and among ESGEN Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“SPAC”), ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“OpCo”), the sellers set forth on the signature pages hereto (collectively, “Sellers” and each, a “Seller”), Sunergy Renewables, LLC, a Nevada limited liability company (the “Company” and, together with Sellers, the “Sunergy Parties”), ESGEN LLC, a Delaware limited liability company (“Sponsor”), solely with respect to SECTION 7.20 and SECTION 9.03, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (in such capacity, the “Sellers Representative”).

WHEREAS, SPAC, OpCo and the Sunergy Parties desire to enter into this Agreement and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) approved this Agreement, the Transactions to be entered into pursuant to this Agreement, the other Transaction Documents, and the performance by SPAC of its obligations hereunder and thereunder, including on behalf of OpCo in SPAC’s capacity as the sole member of OpCo, and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, all of the members of the board of managers of the Company (the “Company Board”) have approved and adopted this Agreement and the Transactions, and the performance by the Company of its obligations hereunder and thereunder;

WHEREAS, in connection with the Closing, Sellers, SPAC and Sponsor shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, (a) SPAC, certain of its directors, Sponsor and certain other persons party thereto are parties to that certain Letter Agreement, dated October 22, 2021, providing that, among other things, such parties will vote their SPAC Class B Shares in favor of this Agreement and the Transactions, and (b) such parties desire to, concurrently with the execution and delivery of this Agreement, amend such letter agreement (as amended, the “Sponsor Agreement”) pursuant to Amendment No. 1 to the Letter Agreement, in the form attached hereto as Exhibit B;

WHEREAS, (a) concurrently with the execution and delivery of this Agreement, SPAC is entering into a subscription agreement with Sponsor, substantially in the form attached hereto as Exhibit C (the “Initial Subscription Agreement”), and (b) following the execution of this Agreement and prior to the Closing, the Company and SPAC will use their reasonable best efforts to identify other investors (collectively with Sponsor, the “Investors”) to each enter into equity financing agreements (which may include forward purchase agreements or equity lines of credit), in form and substance reasonably acceptable to SPAC and the Company (each, an “Additional Financing Agreement” and together with the Initial Subscription Agreement, the “Financing Agreements”) (the equity financing under all Financing Agreements, collectively, hereinafter referred to as the “Private Placements”), on the terms and subject to the conditions set forth in the applicable Financing Agreement;

WHEREAS, in connection with the Closing, Sellers and SPAC shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) along with any other holders named therein substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, each of the Sellers owning more than three percent (3%) of the issued and outstanding equity interests of the Company (the “Lockup Sellers”) and SPAC shall enter into lockup agreements (collectively, the “Lockup Agreements”) in substantially the form set forth on Exhibit I; and

WHEREAS, on the Closing Date, immediately prior to the Closing, SPAC shall transfer by way of continuation, from the Cayman Islands to Delaware, and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (as amended) (the “Cayman Islands Act”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Action” is defined in Section 3.09.

“Additional Financing Agreements” is defined in Recitals.

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. Notwithstanding the foregoing, the term “affiliate” with respect to SPAC or the Sponsor shall not include Energy Spectrum portfolio companies under common control with SPAC or the Sponsor.

“Affiliate Loan” is defined in Section 5.03(f).

“Aggregate Transaction Proceeds” means an amount equal to the sum (after payment of all Unpaid Expenses) of (a) the cash proceeds to be received by SPAC at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the SPAC Shareholder Redemption) and (b) the Available Financing Proceeds.

“Agreement” is defined in Preamble.

“Allocation Schedule” is defined in Section 2.02(d).

“Alternative Transaction” is defined in Section 7.05.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Agreement, the Lockup Agreements, the Tax Receivable Agreement, the SPAC Certificate of Incorporation, the SPAC Bylaws, the OpCo A&R LLC Agreement, the Company Assignment Agreement, the Initial Subscription Agreement, the Additional Financing Agreements and all other agreements, certificates and instruments executed and delivered by any of SPAC, Sponsor, OpCo, Sellers, Sellers Representative or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Antitrust Laws” is defined in Section 7.13(a).

“Automatic Extension Deadline” is defined in Section 7.20.

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“Automatic Extensions” is defined in Section 7.20.

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the SPAC Shareholder Redemption Amount), plus the amount of Available Financing Proceeds, plus any cash held by SPAC in any working capital or similar account, less the amount of all Unpaid Expenses.

“Available Financing Proceeds” shall equal, as of the Closing, the unrestricted net cash proceeds to SPAC resulting from the Financing Agreements (which may include forward purchase agreements or equity lines of credit to the extent the same would provide unrestricted cash proceeds to SPAC at or prior to the Closing).

“Blue Sky Laws” is defined in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in SPAC’s Organizational Documents.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Dallas, Texas; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned, leased, licensed, relied on or used in the conduct of the business of the Company or any Company Subsidiaries.

“CARES Act” is defined in Section 3.14(g).

“Cayman Islands Act” is defined in Recitals.

“Change of Control Payment” is defined in definition of “Sunergy Transaction Expenses.”

“Charter Amendment Extension” is defined in Section 6.02(a).

“Claims” is defined in Section 6.03.

“Closing” is defined in Section 2.02(a).

“Closing Date” is defined in Section 2.02(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Transactions” is defined in Section 2.01(f)(ii).

“Company” is defined in Preamble.

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“Company Assignment Agreement” means an assignment instrument evidencing the assignment and transfer to OpCo of the Company Interests, substantially in the form of Exhibit E.

“Company Board” is defined in Recitals.

“Company Convertible Instruments” means, collectively, any options, warrants or rights to subscribe for or purchase any equity interests of the Company or any Company Subsidiary or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company or any Company Subsidiary.

“Company Disclosure Schedule” is defined in Article III.

“Company Equity Incentive Plan” means that certain management incentive compensation plan contemplated by the Company to be put in place during the Interim Period (and take effect as of Closing) in accordance with the term sheet therefor provided to SPAC as of the date hereof.

“Company Exchanges” is defined in Section 2.01(e).

“Company Interests” means the issued and outstanding limited liability company interests of the Company.

“Company Law Firms” is defined in Section 10.14(a).

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means that certain Operating Agreement of the Company, dated as of October 1, 2021, as amended by that certain Operating Agreement Amendment, effective January 1, 2022, and that certain Second Amendment to Operating Agreement, dated April 14, 2023.

“Company Material Adverse Effect” means any occurrence, state of facts, event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting the industries, markets or geographic areas in which the Company and the Company Subsidiaries operate; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries, as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting

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from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing; provided that in the cases of clauses (a) through (d), such matters or Effects may be taken into account to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all of the Intellectual Property rights owned, or purported to be owned, by the Company or any of the Company Subsidiaries, including the registered Intellectual Property set forth in Section 3.13(a)(i) of the Company Disclosure Schedule.

“Company Permits” is defined in Section 3.06.

“Company Recapitalization Debt” is defined in Section 6.01(a).

“Company Recapitalization Debt Financing” is defined in Section 6.01(a).

“Company Software” means all Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means each subsidiary of the Company.

“Confidential Information” means any and all information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated February 8, 2023, by and between SPAC and the Company.

“Continuing Employee” means any employee of the Company or any Company Subsidiary who remains employed by the Company or such Company Subsidiary as of the Closing.

“Continuing Partnership” is defined in Section 7.15(a)(iii).

“Contracting Parties” is defined in Section 10.12.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“D&O Insurance” is defined in Section 7.07(c).

“Data Security Requirements” is defined in Section 3.13(g).

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees in connection with the IPO payable to the underwriters upon consummation of a Business Combination.

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“DGCL” is defined in Recitals.

“Domestication” is defined in Recitals.

“Effect” is defined in definition of “Company Material Adverse Effect.”

“Employee Benefit Plan” means (i) any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan (including partnership interests), agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements, programs or arrangements or any other benefit or compensation plans, agreements, programs or arrangements, whether written or unwritten, pursuant to contract, arrangement, custom or informal understanding, and (iii) any employment agreement or consulting agreement, in each case, that the Company or any of its ERISA Affiliates maintain, sponsor, is a party to, participate in, have a commitment or obligation to create or contribute to, or have any current or contingent liability or obligation under or with respect to.

“Employment Agreements” is defined in Section 7.06(a).

“Environmental Laws” means any Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances; (ii) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; (iii) pollution or protection of the environment, natural resources; and (iv) human health and safety (to the extent related to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.10(c).

“Evaluation Material” is defined in Section 7.03.

“Exchange Act” is defined in Section 3.05(b).

“Existing Line of Credit” means that certain Credit Application & Agreement for Credit Sales by and between Sunergy Solar LLC, as applicant, and Consolidated Electrical Distributors, Inc., as seller.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Extensions” is defined in Section 7.20.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” is defined in Section 3.07(b).

“Financing Agreements” is defined in Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“FPA” means the Federal Power Act.

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“Fraud” means, with respect to a party, the making of a false or incorrect representation or warranty expressly set forth in this Agreement, with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, and an intention to deceive another party and induce such party to enter into this Agreement, and upon which such other party justifiably relies and suffers damage by such reliance; provided, that “Fraud” shall not include any claim based on constructive knowledge, equitable fraud, promissory fraud, unfair dealings fraud, recklessness, negligent misrepresentation or a similar theory or tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” is defined in Section 3.05(b).

“Hazardous Substance(s)” means (i) those substances, chemicals or materials listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import, or for which standards of conduct or liability may be imposed, under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, and (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam, noise, odor, toxic mold and radioactive materials.

“HCERA” is defined in Section 3.10(i).

“Healthcare Reform Laws” is defined in Section 3.10(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means all filings, notifications, or other submissions required under the HSR Act for the consummation of the transactions contemplated hereby shall have been made, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

“HSR Fees” means all filing fees in connection with the HSR Act or other materials contemplated by Section 7.13.

“Improvements” is defined in Section 3.12(c).

“Indebtedness” means as of any time, without duplication, with respect to any person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements under which payments are obligated to be made by such person, and (g) any of the obligations of any other person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person. For the avoidance of doubt, Indebtedness does not include Sunergy Transaction Expenses or SPAC Transaction Expenses. Indebtedness shall include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

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“Initial Subscription Agreement” is defined in Recitals.

“Insurance Policies” is defined in Section 3.17(a).

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications and patent disclosures, all improvements thereto, and together with all registrations, reissues, renewals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and all other published or unpublished works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, methods, techniques, specifications, designs, architectures, plans, and technical data,), and rights in Software, databases, technology, proprietary processes, formulae, algorithms, models, and methodologies, (v) Internet domain names and social media accounts, and (vi) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intended Tax Treatment” is defined in Section 7.15.

“Interested Party Transaction” is defined in Section 3.19.

“Interim Financial Statements” is defined in Section 3.07(b).

“Interim Period” is defined in Section 7.09(a).

“Investors” is defined in Recitals.

“IPO” means the initial public offering by SPAC of SPAC Units that was consummated on October 22, 2021.

“IRS” is defined in Section 3.10(b).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Timothy Bridgewater, Tony Hruby, Luke Guy, Brandon Bridgewater, and Kalen Larsen after reasonable inquiry, and in the case of SPAC, the actual knowledge of Andrejka Bernatova and Nader Daylami after reasonable inquiry.

“Labor Agreement” is defined in Section 3.11(h).

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational law, statute, constitution, common law, act, ordinance, code, decree or writ, order, judgment, directive, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” is defined in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or the Company Subsidiaries as tenant, together with, to the extent leased by the Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiaries relating to the foregoing.

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“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (i) under applicable securities laws, (ii) in the case of the Company and the Company Subsidiaries, at the request of SPAC or OpCo and (iii) under the Transaction Documents).

“Lockup Agreements” is defined in Recitals.

“Lockup Sellers” is defined in Recitals.

“Lookback Date” means December 31, 2020.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Business System or Product on which such code is stored or installed or (b) damaging or destroying any data or file without the user’s consent.

“Material Contracts” is defined in Section 3.16(a).

“Material Suppliers” is defined in Section 3.16(c).

“Maximum Premium” is defined in Section 7.07(d).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nonparty Affiliates” is defined in Section 10.12.

“OpCo” is defined in Preamble.

“OpCo A&R LLC Agreement” is defined in Section 2.02(b)(iii).

“OpCo Holder Redemption Right” means, following the Closing, the right of a holder of certain OpCo Units to cause OpCo to redeem one or more of such OpCo Units for shares of SPAC Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the cancellation of the related shares of SPAC Class V Common Stock, as set forth in the OpCo A&R LLC Agreement and the SPAC Certificate of Incorporation.

“OpCo Interests” means 100% of the issued and outstanding limited liability company interests of OpCo as of immediately prior to Closing (before giving effect to the OpCo A&R LLC Agreement).

“OpCo Units” means the common units of OpCo, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement).

“OpCo Warrants” means warrants to purchase OpCo Units.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is, or substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered, distributed or licensed as “free” or “open source software”, or (iii) any Reciprocal License.

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“Organizational Documents” means, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, or other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Outside Date” is defined in Section 9.01(b).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Law.

“party” or “parties” means, individually or collectively, SPAC, OpCo, the Company, solely for purposes of Section 7.20 and Section 9.03, Sponsor, solely for purposes of Section 2.01(f), Section 2.02(c), Article IV, Section 5.22, Section 6.03, Section 7.03, Section 7.05, Section 7.15(a), Section 7.22, Article VIII, Section 9.01(e), Section 10.13 and Section 10.14, Sellers, and solely for purposes of Section 2.02(b), Section 8.03(f), Section 9.04, Section 10.13 and Section 10.14, Sellers Representative.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Financial Statements” is defined in Section 7.17(a).

“PEO” is defined in Section 3.11(a).

“PEO Plan” is defined in Section 3.10(a).

“Permitted Liens” means (i) such defects or imperfections of title, easements, encumbrances, Liens or restrictions (in each case, other than those securing Indebtedness) that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets or Leased Real Property that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business for amounts which are not yet due and payable or which are being contested in good faith through appropriate proceedings or that do not impair in any material respect the current use of the Company’s or Company Subsidiaries’ assets that are subject thereto, (iii) Liens for Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings and, in each case for which appropriate accruals or reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use Laws promulgated by Governmental Authorities which do not materially interfere with the current use or occupancy of the real property to which it relates or the operation of the business conducted thereon, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) Liens, encumbrances and restrictions (in each case, other than those securing Indebtedness) on real property (including easements, covenants, rights of way and similar restrictions of record affecting title to such real property) that do not materially interfere with the present use or occupancy of such real property in the operation of the business conducted thereon, (vii) with respect to Leased Real Property, (a) the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens and (b) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business, (x) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (xi) Liens arising under this Agreement or any Transaction Document, (xii) Liens identified in the Financial Statements, (xiii) Liens related to motor vehicle loans or leases and (xiv) Liens described on Section 1.01(a) of the Company Disclosure Schedule.

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“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual, household, or device, including any name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account user names and passwords, cookies, IP addresses, and unique device identifiers, or (ii) is otherwise defined as “personal information,” “personal data”, “protected health information” or “personally identifiable information” under applicable privacy Laws.

“PPACA” is defined in Section 3.10(i).

“Privacy Policies” is defined in Section 3.13(g).

“Privacy/Data Security Laws” means all Laws applicable to the Company or the Company Subsidiaries that govern the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Business Data.

“Private Placements” is defined in Recitals.

“Products” mean the products and services (i) that have been, are currently or that are currently intended to be sold, developed, performed, offered for sale, supplied, serviced, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary or (ii) from which the Company or any Company Subsidiary has recognized or derived previously or is currently deriving, revenue from the sale or provision thereof (including revenue associated with maintenance or service agreements).

“Proposing Person” is defined in Section 7.05.

“Proxy Statement” is defined in Section 7.01(a).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or compulsory licensing of any Company Software, (ii) a requirement that any disclosure, distribution or licensing of any Company Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Company Software, (iv) a requirement that Company Software be redistributable by other licensees of such Software, or (v) the grant of any patent rights owned by the Company or the Company Subsidiaries (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Limitation Amendment” is defined in the definition of “SPAC Proposals” in Section 1.01.

“Redemption Rights” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC.

“Registration Rights Agreement” is defined in Recitals.

“Registration Statement” is defined in Section 7.01(a).

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“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, dispersing, injecting, escaping, leaching, migrating, dumping, discarding, abandoning or disposing of any Hazardous Substances into, on, under or through the environment.

“Relevant Tax Audit” is defined in Section 7.15(d).

“Remedies Exceptions” is defined in Section 3.04(a).

“Representatives” is defined in Section 7.04(a).

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic (DNR), and so-called Luhansk People’s Republic (LNR) regions of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), or (ii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” is defined in Section 5.07(a).

“SEC Fees” means all fees in connection with filings with the SEC or other materials contemplated by Section 7.01.

“Securities Act” is defined in Section 3.05(b).

“Security Breach” means any breach of security of or other unauthorized access to the Business Systems resulting in unauthorized use, access, destruction, loss, alteration, acquisition or disclosure of any Business Data.

“Seller Class V Shares” is defined in Section 2.01(f)(i).

“Seller Contribution” is defined in Section 2.01(f)(ii).

“Seller OpCo Units” means a number of OpCo Units with a value (valuing each OpCo Unit for such purposes as having a value equal to $10.00) equal to (i) $410,000,000, plus (ii) the amount (if any) of any financing contemplated by the Financing Agreements that is equity financing for equity of the Company or convertible or exchangeable into or has the right to acquire equity of the Company and is converted to equity of the Company as part of the Company Exchanges, in each case, that is not Company Recapitalization Debt, minus (iii) any Company Recapitalization Debt.

“Seller Released Matters” is defined in Section 7.22.

“Seller Released Parties” is defined in Section 7.22.

“Seller Releasing Parties” is defined in Section 7.22.

“Sellers” is defined in Preamble.

“Sellers Representative” is defined in Preamble.

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“Shareholder Approval” is defined in Section 8.01(a).

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, object codes and source codes, development tools, user interfaces, websites, manuals and all versions thereof and other software specifications and all documentation related to any of the foregoing.

“SOX” is defined in Section 5.07(a).

“SPAC” means (a) prior to the consummation of the Domestication, ESGEN Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, ESGEN Acquisition Corporation (as may be renamed in the SPAC Certificate of Incorporation), as domesticated in Delaware. Any reference to SPAC in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“SPAC Board” is defined in Recitals.

“SPAC Bylaws” is defined in Section 2.01(c).

“SPAC Certificate of Incorporation” is defined in Section 2.01(c).

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Class A Shares” means, prior to the Domestication, SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Holder Covered Expenses” is defined in Section 9.03.

“SPAC Class B Shares” means, prior to the Domestication, SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Class V Common Stock” means SPAC’s Class V Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Common Stock” means (a) prior to the Domestication, SPAC Class A Shares and SPAC Class B Shares and (b) following the Domestication, SPAC Class A Common Stock and SPAC Class V Common Stock. Any reference to SPAC Common Stock in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SPAC Contribution” is defined in Section 2.01(f)(i).

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC (in accordance with Section 10.03) in connection with this Agreement.

“SPAC Incentive Common Stock” means SPAC Class A Common Stock.

“SPAC Incentive Equity Plan” is defined in Section 7.06(c).

“SPAC Law Firm” is defined in Section 10.14(b).

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets,

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financial condition or results of operations of SPAC and OpCo, taken as a whole, or (ii) the ability of SPAC or OpCo to consummate the Transactions; provided, however that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting special purpose acquisition companies; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by SPAC or OpCo, as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented in writing; provided, that in the cases of clauses (a) through (f), such matters or Effects may be taken into account to the extent that SPAC and OpCo, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which SPAC and OpCo operate.

“SPAC Material Contracts” is defined in Section 5.06(b).

“SPAC Permits” is defined in Section 5.06(a).

“SPAC Preferred Shares” is defined in Section 5.03(a).

“SPAC Private Warrants” means those certain whole non-redeemable warrants to purchase SPAC Class A Shares that were issued by SPAC in a private placement to the Sponsor and certain other purchasers at the time of the consummation of the IPO, with each whole warrant exercisable for one SPAC Class A Share at an exercise price of $11.50 as contemplated under the SPAC Warrant Agreement.

“SPAC Private Warrant Agreement” means the Private Placement Warrants Purchase Agreement, between SPAC, the Sponsor and certain other purchasers, dated October 22, 2021.

“SPAC Proposals” means the following proposals, collectively, to be considered at the SPAC Shareholders’ Meeting: (i) approval and adoption of this Agreement and Transactions, (ii) approval the amendment of SPAC’s Organizational Documents, as applicable, to eliminate the limitation that SPAC shall not redeem SPAC Class A Shares to the extent such redemption would cause SPAC’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”); (iii) approval and adoption of the Domestication, (iv) approval of the issuance of SPAC Class A Common Stock (including pursuant to the consummation of the Financing Agreements) to the extent required by Nasdaq listing rules and SPAC Class V Common Stock as contemplated by this Agreement, as applicable, (v) approval of the SPAC Certificate of Incorporation, (vi) approval of certain non-binding proposals relating to the approval of the SPAC Certificate of Incorporation, (vii) approval of the SPAC Incentive Equity Plan, and (viii) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions; provided that clauses (ii), (vi) and (viii) shall, unless otherwise agreed between SPAC and the Company, not be a SPAC Proposal for purposes of Section 8.01(a) and Section 9.01(d), and “SPAC Proposal” shall be construed accordingly.

“SPAC Public Warrants” means those certain whole redeemable warrants to purchase SPAC Class A Shares that were included as part of each SPAC Unit, with each whole warrant exercisable for one SPAC Class A Share at an exercise price of $11.50 as contemplated under the SPAC Public Warrant Agreement.

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“SPAC Public Warrant Agreement” means the Warrant Agreement, between Trustee and SPAC, dated October 22, 2021.

“SPAC Related Party Contract” is defined in Section 6.02(o).

“SPAC SEC Reports” is defined in Section 5.07(a).

“SPAC Securities” is defined in Section 5.03(a).

“SPAC Share Conversion” is defined in Section 2.01(b).

“SPAC Shareholder Redemption” is defined in Section 2.01(a).

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Right pursuant to and in accordance with the Organizational Documents of SPAC.

“SPAC Shareholders’ Meeting” means the extraordinary general meeting of SPAC’s shareholders (including any adjournment or postponement thereof permitted under this Agreement) to be held to consider the SPAC Proposals.

“SPAC Tail Policy” is defined in Section 7.07(d).

“SPAC Transaction Expenses” means (i) all reasonable and documented accrued and unpaid out of pocket third-party fees and expenses (inclusive of any Deferred Underwriting Fees) incurred in connection with, or otherwise related to, the IPO, any prior potential Business Combinations considered by SPAC, and the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its subsidiaries (including OpCo) as of the Closing, including the costs of the SPAC Tail Policy, (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC or OpCo pursuant to this Agreement, including one hundred percent (100%) of the HSR Fee and one hundred percent (100%) of the SEC Fee, and (iii) any other liabilities or indebtedness obligations of SPAC or OpCo that are due and payable as of the Closing, in each case, whether such amounts are paid in cash or SPAC Securities, including any Affiliate Loans. Notwithstanding the foregoing or anything to the contrary herein, SPAC Transaction Expenses shall not include any Sunergy Transaction Expenses.

“SPAC Unit” means one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrant Agreement” means the SPAC Public Warrant Agreement and the SPAC Private Warrant Agreement, collectively.

“SPAC Warrants” means the SPAC Private Warrants and the SPAC Public Warrants, collectively.

“Sponsor” is defined in Preamble.

“Sponsor Agreement” is defined in Recitals.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“subsidiary” or “subsidiaries” means, with respect to any person, any legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of

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any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, or (ii) if a legal entity (other than a corporation), (a) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more subsidiaries of such person or a combination thereof. The term “subsidiary” shall include all subsidiaries of such subsidiary.

“Sunergy Parties” is defined in Preamble.

“Sunergy Transaction Expenses” means (i) all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees (including all expenses related to public readiness and preparing PCAOB financial statements), in each case, of the Company and the Company Subsidiaries and including any transaction, retention, change in control or similar bonuses, severance payments or other employee-related payments payable by the Company or the Company Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions (each, a “Change of Control Payment”), and (ii) any other fees, expenses, commissions or other amounts that are allocated to the Company and the Company Subsidiaries pursuant to this Agreement, including the costs of the Company D&O Policy. Notwithstanding the foregoing or anything to the contrary herein, Sunergy Transaction Expenses shall not include any SPAC Transaction Expenses.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of taxes imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Receivable Agreement” is defined in Recitals.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or the administration of Tax-related matters, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Terminating SPAC Breach” is defined in Section 9.01(f).

“Terminating Sunergy Breach” is defined in Section 9.01(e).

“Transaction Consideration” means, collectively, (i) the Seller OpCo Units, and (ii) the Seller Class V Shares.

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“Transaction Documents” means this Agreement, including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Sponsor, OpCo, Sellers, Sellers Representative or the Company in connection with the Transactions.

“Transaction Litigation” is defined in Section 7.19.

“Transactions” means the Combination Transactions and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” is defined in Section 7.15(b).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” is defined in Section 5.13.

“Trust Agreement” is defined in Section 5.13.

“Trust Fund” is defined in Section 5.13.

“Trustee” is defined in Section 5.13.

“Unpaid Expenses” is defined in Section 9.03.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“WARN” is defined in Section 3.11(b).

“Year-End Financial Statements” is defined in Section 3.07(a).

SECTION 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation,” respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, (ix) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement and (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless

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otherwise defined in such certificate or other document. The phrase “made available,” “provided” or other similar terms when used in this Agreement with respect to the Company mean that the information or materials referred to have been posted to the Virtual Data Room on or prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

ARTICLE II.

COMBINATION TRANSACTIONS

SECTION 2.01 Pre-Closing and Closing Transactions. The following transactions shall occur in the order set forth in this Section 2.01:

(a) Redemption. At least one day prior to the Closing Date, SPAC shall redeem each SPAC Class A Share from the holders of SPAC Class A Shares who shall have elected to redeem their SPAC Class A Shares in connection with the Transactions pursuant to the Organizational Documents of SPAC (the “SPAC Shareholder Redemption”).

(b) Recapitalization. At least one day prior to the Closing Date immediately following the transactions effected pursuant to Section 2.01(a), SPAC shall cause each SPAC Class B Share that is issued and outstanding as of such date to be converted into one SPAC Class A Share (the “SPAC Share Conversion”); provided, that if the holders of SPAC Class B Shares are required to forfeit any SPAC Class B Shares pursuant to Section 9.03, then the number of SPAC Class A Shares otherwise deliverable to the holders of SPAC Class B Shares pursuant to this Section 2.01(b) shall be reduced (pro rata between the holders of SPAC Class B Shares) by an amount equal to such forfeited SPAC Class B Shares.

(c) Domestication. Subject to prior receipt of the Shareholder Approval, on the Closing Date prior to the Closing, SPAC shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Act. In connection with the Domestication, (i) each SPAC Class A Share that is issued and outstanding immediately prior to the Domestication ((x) including, for the avoidance of doubt, any SPAC Class A Share issued pursuant to Section 2.01(b) and (y) excluding, for the avoidance of doubt, any SPAC Class A Share that is redeemed pursuant to Section 2.01(a)) shall become one share of SPAC Class A Common Stock, (ii) each SPAC Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement, in accordance with the terms of the applicable SPAC Warrant, (iii) the Organizational Documents of SPAC shall be amended and restated such that the certificate of incorporation of SPAC shall be substantially in the form attached hereto as Exhibit F (the “SPAC Certificate of Incorporation”), and the bylaws of SPAC shall be substantially in the form attached hereto as Exhibit G (the “SPAC Bylaws”), and (v) SPAC’s name shall be changed to a name mutually agreed to by SPAC and the Company (provided, that in the event that this Agreement is terminated in accordance with Section 9.01 after Domestication, but prior to the Closing, the SPAC will promptly after termination change its name to a name that does not use the name “Sunergy” or any similar

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name (if applicable)); provided, however, that, (A) in the case of clause (iii), each of the parties acknowledges and agrees that each of the SPAC Certificate of Incorporation and the SPAC Bylaws shall be appropriately revised so as not to implement any amendments to the Organizational Documents of SPAC contemplated by the SPAC Certificate of Incorporation and the SPAC Bylaws that are not adopted and approved by the shareholders of SPAC at the SPAC Shareholders’ Meeting and (B) in connection with clauses (i) and (iii), each issued and outstanding SPAC Unit that has not been previously separated into the underlying SPAC Class A Shares and underlying SPAC Public Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to (x) one share of SPAC Class A Common Stock and (y) one-half of one warrant representing the right to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions applicable to SPAC Public Warrants set forth in the SPAC Public Warrant Agreement.

(d) Private Placements. On the Closing Date, prior to the Closing and immediately following the transactions effected pursuant to Section 2.01(c), SPAC shall cause the Private Placements to be consummated pursuant to and in accordance with the terms of the applicable Financing Agreements.

(e) Pre-Closing Company Exchanges. Unless otherwise contemplated by the Financing Agreements or otherwise agreed by SPAC, prior to the Closing, the Company shall cause the holders of Company Convertible Instruments to (i) either exchange or convert all of their issued and outstanding Company Convertible Instruments for Company Interests at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Organizational Documents of the Company or the Company Convertible Instruments (the “Company Exchanges”), and (ii) execute a joinder to this Agreement, in a form reasonably acceptable to SPAC, agreeing to be bound as a Seller hereunder with respect to such Company Interests.

(f) Combination Transactions.

(i) At the Closing (A) SPAC shall contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Shareholder Redemption Amount), including, for the avoidance of doubt, the Available Cash, and (2) a number of shares of newly issued SPAC Class V Common Stock equal to the number of Seller OpCo Units (such shares, the “Seller Class V Shares”) and (B) in exchange therefor, OpCo shall issue to SPAC (1) a number of OpCo Units which shall equal the number of total shares of SPAC Class A Common Stock issued and outstanding immediately after the Closing of the Transactions (taking into account the Private Placements and giving effect to the exercise of all Redemption Rights) and (2) a number of OpCo Warrants which shall equal the number of SPAC Warrants outstanding immediately after the Closing of the Transactions (such transactions in this Section 2.01(f)(i), the “SPAC Contribution”); and

(ii) immediately following the SPAC Contribution, (A) Sellers shall contribute to OpCo the Company Interests and (B) in exchange therefor, OpCo shall transfer to Sellers, in amounts in accordance with the Allocation Schedule, (1) the Seller OpCo Units and (2) the Seller Class V Shares (such transactions in this Section 2.01(f)(ii), the “Seller Contribution” and together with the SPAC Contribution, the “Combination Transactions”).

SECTION 2.02 Closing.

(a) The consummation of the Combination Transactions (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, at 4550 Travis Street, Dallas, Texas 75205, at 9:00 a.m., Dallas, Texas time, (i) on a date that is two Business Days after the satisfaction, or, if permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied on the Closing Date or prior to the Closing Date, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permitted by applicable Law, waiver, of such conditions at Closing) or (ii) on such other place, date and time as the parties may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually occurs.

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(b) At the Closing, SPAC and OpCo will deliver or cause to be delivered to the Sellers Representative (or such other persons as indicated below) the following:

(i) evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of the SPAC Certificate of Incorporation;

(ii) the SPAC Bylaws, duly adopted by the SPAC and in effect;

(iii) the amended and restated limited liability company agreement of OpCo substantially in the form attached as Exhibit H hereto (the “OpCo A&R LLC Agreement”), duly executed by SPAC, which shall include the OpCo Holder Redemption Right and such necessary revisions to effectuate the terms of the Company Equity Incentive Plan;

(iv) the Tax Receivable Agreement, duly executed by SPAC;

(v) the (x) Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto and (y) Lockup Agreements, duly executed by SPAC;

(vi) to the Sellers, the consideration outlined in Section 2.01(f)(ii); and

(vii) any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the Company and agreed upon by SPAC) to be executed or delivered at Closing.

(c) At the Closing, the Company and applicable Sellers will deliver or cause to be delivered to SPAC the following:

(i) the OpCo A&R LLC Agreement, duly executed by Sellers;

(ii) the (x) Tax Receivable Agreement, duly executed by Sellers and (y) Lockup Agreements, each duly executed by the applicable Lockup Seller;

(iii) the Company Assignment Agreement, duly executed by Sellers;

(iv) a duly completed and executed Internal Revenue Service Form W-9 in respect of each Seller;

(v) the Registration Rights Agreement, duly executed by Sellers;

(vi) evidence reasonably acceptable to SPAC that the Company has terminated, extinguished and cancelled in full any outstanding Company Convertible Instruments (other than those issued in connection with the Private Placements, if any), if any, and have consummated the Company Exchanges;

(vii) payoff letters and any applicable Lien and other financing statement terminations (in form and substance reasonably satisfactory to SPAC) of any Indebtedness for which the consummation of the Transactions would cause a material breach or material default thereunder and the lender or holder thereof has not consented to the Transactions; and

(viii) any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by SPAC and agreed upon by the Company) to be executed or delivered at Closing.

(d) Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of

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Company Interests held by each Seller (after giving effect to the Company Exchanges), (b) the portion of the Transaction Consideration allocated to each Seller and (c) wire transfer information for each Seller. The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by SPAC or any of its Representatives that are correcting mathematical or other manifest errors. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of Seller OpCo Units and Seller Class V Shares that each Seller will have a right to receive pursuant to Section 2.01(f)(ii) will be rounded down to the nearest whole share.

SECTION 2.03 Withholding. Notwithstanding anything in this Agreement to the contrary, each of SPAC and OpCo and any other applicable withholding agent shall be entitled to deduct and withhold from any amount or property (including shares, units or warrants) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as are required to be deducted and withheld from or with respect to such payment, issuance or transfer under the Code or other applicable Law relating to Taxes; provided, however, that any party that becomes aware that withholding may be required in connection with the Transactions (other than in the case of compensatory amounts due to current or former employees) shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are properly deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company (in accordance with Section 10.03) in connection with this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to SPAC and OpCo as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is a limited liability company or corporation, as applicable, duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or corporation power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a domestic or foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A complete and correct list of all of the jurisdictions in which the Company and each Company Subsidiary are so licensed and qualified to do business as of the date hereof is set forth on Section 3.01 of the Company Disclosure Schedule.

SECTION 3.02 Organizational Documents. The Company has made available to SPAC a complete and correct copy of the Organizational Documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its respective Organizational Documents.

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SECTION 3.03 Capitalization.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Company Interests issued and outstanding, and (ii) the names of the persons that are the record and beneficial owners thereof. All of the Company Interests are validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 86.343 and 86.521 of the Nevada Limited Liability Company Act). Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, as of the date hereof, there are no equity interests issued or outstanding in the Company other than the Company Interests. All the Company Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and (ii) all preemptive rights and other requirements set forth in the Organizational Documents of the Company.

(b) (i) A true, correct and complete list of all the Company Subsidiaries, together with the jurisdiction of formation or incorporation of each Company Subsidiary and the percentage and class or series (as applicable) of the outstanding capital stock or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case as of the date hereof, is set forth in Section 3.03(b) of the Company Disclosure Schedule. (ii) The Company and the Company Subsidiaries do not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries.

(c) All of the outstanding capital stock or other equity interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters of any state or federal Law), and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in the Organizational Documents of the Company Subsidiaries, as applicable.

(d) The Company Interests were issued free and clear of all Liens, other than restrictions under applicable securities Laws and the Organizational Documents of the Company. The capital stock or other equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than restrictions under applicable securities Laws, the Transaction Documents, and the applicable Organizational Documents.

(e) Except as set forth in the Company Organizational Documents, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary are bound, or obligating the Company or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company or any Company Subsidiary. Except as may be set forth in or contemplated by the Company Equity Incentive Plan, none of the Company or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of the Company or any Company Subsidiary, in each case other than the applicable Organizational Documents.

(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary, in each case other than as set forth in the Company’s or Company Subsidiaries’ Organizational Documents.

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SECTION 3.04 Authority Relative to this Agreement.

(a) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other persons signatory hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”).

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly approved and adopted this Agreement and the Transactions. The members of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, have duly approved and adopted this Agreement and the Transactions. Other than as set forth in the previous sentence, no additional approval or vote from any holders of any equity interests of the Company is necessary for the Company to adopt this Agreement and approve the Transactions.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Sunergy Parties does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.05(a) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Sunergy Parties will not (i) conflict with or violate the Organizational Documents of the Company, (ii) conflict with or violate any Law applicable to the Sunergy Parties or any Company Subsidiary, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii) other than with respect to Material Contracts governing, or related to, Indebtedness, for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of SPAC and OpCo contained in the this Agreement, the execution and delivery of this Agreement by the Sunergy Parties does not, and the performance of this Agreement by the Sunergy Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and HSR Clearance, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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SECTION 3.06 Permits; Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (the “Company Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their property or assets is bound, except, in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07 Financial Statements.

(a) The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related unaudited income statements of the Company and the Company Subsidiaries for each of the periods then ended (the “Year-End Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule. The Year-End Financial Statements (including the notes thereto) (i) were prepared from the books and records of the Company and the Company Subsidiaries and (ii) fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2023, and the related unaudited consolidated income statements of the Company and the Company Subsidiaries for the three months then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (i) were prepared from the books and records of the Company and the Company Subsidiaries and (ii) fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) When delivered in accordance with Section 7.17(a), the PCAOB Financial Statements (i) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date(s) thereof and for the periods indicated therein (except, in the case of any unaudited interim financial statements, as otherwise noted therein and subject to normal and recurring year-end adjustments), (ii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any unaudited financial statements, for the absence of notes other textual disclosures required by GAAP and subject to year-end adjustments and accruals), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain a report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and other the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d) Except as set forth in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the most recent

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Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities incurred in connection with the Transactions and the Transaction Documents, (iv) liabilities that are not required to be reflected or reserved for on a consolidated balance sheet of the Company and the Company Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied, (v) liabilities expressly permitted to be incurred in accordance with Section 6.01, or (vi) such other liabilities and obligations which, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole.

(e) Since the Lookback Date, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received any written complaint, allegation, assertion that there is a “significant deficiency” or “material weakness” regarding the Company’s or a Company Subsidiary’s accounting or auditing practices, procedures, methodologies or methods or their respective internal accounting controls, and (ii) there have been no material internal investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

SECTION 3.08 Absence of Certain Changes or Events. From December 31, 2022 until the date of this Agreement, (a) there has not been a Company Material Adverse Effect and (b) except (x) as expressly contemplated by this Agreement or any Ancillary Agreement or in connection with the Transactions or (y) for any action taken, or omitted to be taken, by the Company to the extent determined to be reasonable and advisable in response to COVID-19, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b)(iii), (v), (vii), (viii), (xii), (xiii), (xx), (xxi) or (xxiii) (solely as it relates to the foregoing subsections of Section 6.01(b)).

SECTION 3.09 Absence of Litigation. Since the Lookback Date, there has been no litigation, suit, claim, charge, complaint, grievance, action, arbitration, proceeding, inquiry, audit or any proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, in each case except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. None of the Company or the Company Subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans as of the date of this Agreement. All Employee Benefit Plans that are ERISA “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) are sponsored by a professional employer organization (each, a “PEO Plan”). Notwithstanding anything in this Section 3.10 to the contrary, with respect to the PEO Plans, all representations shall be deemed to be made to the knowledge of the Company.

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(b) With respect to each material Employee Benefit Plan, the Company has made available to SPAC, if applicable, (i) a true, correct and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the last three filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan, if applicable, and (v) any non-routine correspondence from any Governmental Authority with respect to any such Employee Benefit Plan since the Lookback Date. Neither the Company nor any Company Subsidiary has any express commitment to establish, modify, change or terminate any material Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) No Employee Benefit Plan is, and none of the Company or any of its ERISA Affiliates has or ever has had, any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation on account of any ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” shall mean any corporation, trade or business (whether or not incorporated) which, together with the Company or any of the Company Subsidiaries, (x) is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code, or (y) is at any relevant time treated as single employer under Section 414 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with any other event), (i) obligate the Company or any Company Subsidiary to pay any separation, severance, termination or similar benefits to any individual, whether under any Employee Benefit Plan or otherwise, (ii) accelerate the time of payment, vesting or funding, or increase the amount, of any benefit, loan forgiveness, or other compensation due to any individual, (iii) result in any increased or accelerated funding obligation with respect to any Employee Benefit Plan, or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan. The Transactions shall not (alone or in combination with any other event) cause any amount paid or payable by the Company or any Company Subsidiary to be classified as an “excess parachute payment” under Section 280G of the Code, and none of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute “excess parachute payments” (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

(e) None of the Employee Benefit Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree, post-service or post-ownership medical or life insurance or other welfare-type benefits to any current or former employee, officer, director, consultant, owner or other individual service provider of the Company or any Company Subsidiary, or any other person except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any analogous state Law for which the recipient pays the full premium cost of coverage.

(f) Each Employee Benefit Plan is and has been since the Lookback Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and Company Subsidiaries has performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of any Employee Benefit Plan. No Action or claim is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course), and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action or claim.

(g) No Employee Benefit Plan is or was intended to be qualified under Section 401(a) of the Code.

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(h) (i) Each Employee Benefit Plan has been maintained, funded and administered in compliance, in all material respects, with its terms and all applicable Laws, including ERISA and the Code; (ii) no event has occurred which will or could reasonably be expected to cause any such Employee Benefit Plan to fail to so comply with such requirements and no notice has been issued by any Governmental Authority challenging such compliance in any material respect; and (iii) all contributions, premiums or payments required to be made by the Company or Company Subsidiary with respect to any Employee Benefit Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent not yet due. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) or is subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and no material amount under any such Employee Benefit Plan has been, is or is expected to be subject to any Taxes imposed under Section 409A of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any ERISA Affiliate or any Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA, to penalties or Taxes under Sections 4980B, 4980D, 4980H, 4980I, 6721 or 6722 of the Code or any other provision of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder.

(j) No nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan, and neither the Company nor any ERISA Affiliate has liability under Section 4975 of the Code. No Employee Benefit Plan, nor any trust which serves as a funding medium for any such Employee Benefit Plan is, to the knowledge of the Company, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.

(k) Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Employee Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of their ERISA Affiliates provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

SECTION 3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) hire date; (iv) status as full- or part-time; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (vi) principal location of employment by state. All employees of the Company and each Company Subsidiary are co-employed with a professional employer organization (a “PEO”) pursuant to those certain professional employer organization agreements set forth on Section 3.11(a) of the Company Disclosure Schedule. Notwithstanding anything in this Section 3.11 to the contrary, with respect to the services of each PEO in its role as a co-employer and each PEO’s obligations under the respective professional employer organization agreement, all representations shall be deemed to be made to the knowledge of the Company.

(b) The Company and each Company Subsidiary are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including the terms and conditions of employment, worker classification (including the proper classification of independent contractors and exempt and non-exempt employees), wages, hours of work, mass

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layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws (“WARN”)), recordkeeping, employee training and notices, background checks and drug testing, pay equity, family and medical leave and all other employee leave, hiring, anti-harassment and anti-retaliation, anti-discrimination, collective bargaining and labor relations, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), meal and rest breaks, employee reimbursements, pay stub requirements, disability rights and benefits, pay transparency, affirmative action, COVID-19, workers’ compensation, unemployment compensation, and occupational safety and health.

(c) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date and the Company has no material liability for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(d) Since the Lookback Date, neither the Company nor any Company Subsidiary has taken, and has no plans to take, any action with respect to the Transactions that would constitute a “mass layoff” or “plant closing” within the meaning of WARN or would otherwise trigger any notice requirement under WARN.

(e) To the knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in material violation of any term of any nondisclosure obligation, noncompetition agreement, nonsolicitation, fiduciary duty, employment, or consulting agreement, restrictive covenant or other obligation: (i) owed to the Company or any Company Subsidiary; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Company Subsidiary.

(f) To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is planning to terminate his or her employment with the Company or any Company Subsidiary within the one-year anniversary of the Closing Date.

(g) Since the Lookback Date, none of the Company or any Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, contractor or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment, or discrimination by any current or former executive officer or director of the Company or any of the Company Subsidiaries. There are no, and since the Lookback Date there has not been any, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or discrimination by a current or former executive officer or director of the Company or any of the Company Subsidiaries. The Company and any Company Subsidiary have promptly and reasonably investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations of which the Company or Company Subsidiary was aware since the Lookback Date and, where warranted, has taken prompt corrective action that is reasonably calculated to prevent further improper action.

(h) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or other similar representative of employees with respect to their employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, or other labor-related contract with any labor union, labor organization, or works council (each a “Labor Agreement”). There are no, and since the Lookback Date, there have not been, any strikes, lockouts, work stoppages, unfair labor practice charges or other material labor disputes against or affecting the Company or any Company Subsidiary. Since the Lookback Date, there have been no union organizing activities to the knowledge of the Company, union certification or representation petitions or demands made to the Company or any Company Subsidiary and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company or any Company Subsidiary, or any of their respective employees.

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(i) There are not, and since the Lookback Date, there have not been, any Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or contractors that would be reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document), in each case as of the date hereof. Each lease, sublease, and license pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (each, a “Lease”) has been made available to SPAC. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) such Lease is legal, valid, binding and in full force and effect, (ii) the Company’s or applicable Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination (other than expiration in accordance with the terms of the Lease) by the applicable landlord party thereto of, or result in the acceleration of rent under, such Lease, (iv) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any third person the right to use or occupy such Leased Real Property or any portion thereof (other than the customary rights of the employees, independent contractors and Representatives of the Company and the Company Subsidiaries to occupy and use the Leased Real Property in relation to the Company’s and Company Subsidiaries’ business); and (v) the Company and the Company Subsidiaries have not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c) To the knowledge of the Company, there are no contractual or legal restrictions affecting any Leased Real Property that preclude or restrict the ability of the Company or any Company Subsidiary in any material respect to use any Leased Real Property for the purposes for which it is currently being used. To the knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (“Improvements”) are in good and working order, condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the business. To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business.

(d) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold or subleasehold interests in, or a valid license to, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under leasehold interests or licensors under licensed interests, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) applications and registrations for any Intellectual Property owned, or purported to be owned, by the Company or any of the Company Subsidiaries showing in each, as applicable, the jurisdiction in which such item has been registered or filed, filing date, date of issuance, and registration or application number and registrar, and

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the record owner; (ii) unregistered or common law Company-Owned IP that is material to the Company’s business; and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, or (C) non-exclusive licenses granted by or to the Company by customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract). The Company-Owned IP and the Company-Licensed IP collectively constitutes all material Intellectual Property rights necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted on the date hereof and is sufficient for the conduct of such business as currently conducted on the date hereof in all material respects. All Company-Owned IP is subsisting, valid and enforceable in all material respects.

(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since the Lookback Date, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that, in each case, is material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, individual independent contractor, officer, director, member or manager of the Company or a Company Subsidiary other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) in circumstances where such person is otherwise bound by a duty of confidentiality with respect to such Confidential Information.

(d) As of the date hereof, (i) since the Lookback Date, to the knowledge of the Company, there have been no claims filed and served or threatened in writing (including email), including invitations to take a license, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the material Company-Owned IP (other than correspondence and office actions issued by Governmental Authorities in connection with the prosecution or registration of such Company-Owned IP), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (ii) to the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, since the Lookback Date, and does not, infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the knowledge of the Company, no other person has infringed, misappropriated or violated any of the material Company-Owned IP; and (iv) since the Lookback Date, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing.

(e) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries do not use and have not used, modified, distributed, made available, or otherwise exploited any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or disclose, distribute, or make available the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

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(f) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. To the knowledge of the Company, the Business Systems are free from any Malicious Code. Since the Lookback Date, there has not been any material failure, breakdown or continued substandard performance with respect to any of the Business Systems that has not been remedied or replaced.

(g) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries currently comply with, and since the Lookback Date have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy policy of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary (the “Privacy Policies”), and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, neither the Company nor any of the Company Subsidiaries has (x) experienced any Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Since the Lookback Date to the date hereof, neither the Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information collected by or provided to the Company or any of the Company Subsidiaries.

(h) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and/or one of the Company Subsidiaries (i) possesses the right to use the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data as of the date of this Agreement. Neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Company or such Company Subsidiary, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiary receives and uses such Personal Information and other Business Data as of the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any material Company-Owned IP.

SECTION 3.14 Taxes.

(a) Each of the Company and the Company Subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been

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established in the Financial Statements in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Financial Statements for any material Taxes of the Company or any of the Company Subsidiaries as of the date of the Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary (i) has any material liability for the Taxes of another person (other than the Company and any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Since the formation of the Company, neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(f) Since the Lookback Date, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(g) Neither the Company nor any Company Subsidiary has deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (“CARES Act”), the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in any case, which deferred payroll Taxes are still unpaid. Neither the Company nor any Company Subsidiary has outstanding a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

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(h) The Company is, and has been since its formation, treated as a partnership (and not as a public traded partnership) for U.S. federal (and applicable state and local) income tax purposes. Each Company Subsidiary (other than Sunergy Roofing & Construction, Inc.) is, and has been since the Company’s formation disregarded as separate from the Company for U.S. federal (and applicable state and local) income tax purposes. Sunergy Roofing & Construction, Inc. is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(i) The Company and the Company Subsidiaries have not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

SECTION 3.15 Environmental Matters. Except, in each case, as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole:

(a) neither the Company nor any Company Subsidiary, nor to the knowledge of Company, any other person whose liability has been contractually assumed or undertaken by the Company, has Released, treated, stored, disposed or arranged for the disposal of, transported, distributed, sold, installed or handled, exposed any person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, including at any of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, releases resulting in contamination of any land surface or subsurface strata, air, surface water or ground waters) which currently requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which has given or could reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under any Environmental Law;

(b) neither the Company nor any of the Company Subsidiaries has received any notice, report, order, directive or other information alleging any violation of, or liability pursuant to, any applicable Environmental Laws, including any Release of or contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c) the Company and each Company Subsidiary is, and since the Lookback Date has been, except for matters which have been fully resolved, in compliance with all applicable Environmental Laws (including with respect to all permits, licenses, registrations, approvals, and other authorizations required under Environmental Laws for the operations of the Company and each Company Subsidiary), and, to the knowledge of the Company, no capital or operating expenditures are required to maintain such compliance that have not otherwise been budgeted for or adequately reserved;

(d) the Company and each Company Subsidiary has obtained, maintained, and since the Lookback Date has complied with all permits, licenses, registrations, approvals and other authorizations required of the Company under applicable Environmental Laws to carry out its business or occupy its facilities;

(e) there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that allege a violation of or liability arising under any Environmental Law;

(f) none of the Company or any of the Company Subsidiaries are subject to any consent agreement, order, judgement, or settlement arising under Environmental Laws, for which any obligations remain outstanding;

(g) none of the Company or any of the Company Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other person relating to Environmental Laws or Hazardous Substances; and

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(h) the Company has provided SPAC with copies of or otherwise made available all environmental audits, assessments, investigations, reports and compliance evaluations and all other material environmental, health and safety documents relating to the Company, any Company Subsidiary, or any of their current or former operations or facilities, in each case dated or prepared since the Lookback Date, that are in the possession, custody, or reasonable control of the Company or any of its Representatives.

SECTION 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of legally binding contracts (whether written or oral) to which the Company or any Company Subsidiary is a party or otherwise bound in each case as of the date of this Agreement (such contracts, excluding any Employee Benefit Plan listed on Section 3.10(a) of the Company Disclosure Schedule and excluding any Leases, being the “Material Contracts”):

(i) each contract that relates to the purchase or sale of products (excluding purchase orders made in the ordinary course of business) or for the furnishing or receipt of services with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $250,000 in a calendar year or more than $1,000,000 in the aggregate over the life of such contract or agreement and that are not terminable without further monetary liability or penalty owed by the Company or Company Subsidiary on 90 days’ or less prior notice;

(ii) each contract with any Material Supplier;

(iii) any operating agreement, voting or similar agreement relating to the equity securities of the Company and the Company Subsidiaries;

(iv) each contract (A) governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual cash compensation in excess of $175,000 (other than “at-will” contracts that may be terminated upon 30 days’ or less notice without the payment of severance (other than an obligation to compensate for base salary or fees earned prior to termination)), or (B) providing for retention, severance, transaction or change of control payments or benefits to any person in excess of $125,000, or (C) providing for accelerated vesting or any other payment or benefit to any such person that may or will become due, in whole or in part, in connection with the consummation of the Transactions;

(v) all management contracts and contracts with other consultants (other than independent contractors), in each case, excluding Employee Benefit Plans, that are not terminable without further monetary liability or penalty (other than an obligation to compensate for services rendered prior to termination) on 90 days’ or less prior notice;

(vi) all material broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising contracts pursuant to which the Company or any Company Subsidiary has granted any sponsorship rights, exclusive marketing, franchising consignment, distributor or any other similar right to any third party (including in any geographic area or with respect to any Product);

(vii) (A) each contract under which the Company or any Company Subsidiary has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness for borrowed money or where the Company has guaranteed the Indebtedness for borrowed money of others in each case having an outstanding principal amount in excess of $200,000 and (B) any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the material property or assets of the Company or any Company Subsidiary (other than motor vehicles securing Indebtedness of the Company or any Company Subsidiary), and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

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(viii) each contract providing for the Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any person in an amount in excess of $20,000 (excluding any advances to employees or independent contractors in the ordinary course of business consistent with past practice);

(ix) each contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any Company Subsidiary in an amount in excess of $250,000 annually or $1,000,000 over the life of such contract or agreement;

(x) each contract involving the payment of any earn-out or similar contingent payment on or after the date hereof;

(xi) all partnership, strategic alliance, profit-sharing, joint venture or similar agreements;

(xii) each contract with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xiii) each contract involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $100,000 or imposes material, continuing or outstanding obligations (other than customary confidentiality obligations) on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xiv) each Labor Agreement;

(xv) each contract that limits, or purports to limit, the ability of the Company or any Company Subsidiary during any period of time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any person, to acquire any product or asset or to receive services from any person or sell any product or asset or perform services for any person;

(xvi) all leases or master leases under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other person, except for any agreement under which the annual rental payments do not exceed $100,000;

(xvii) all leases or master leases under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any Company Subsidiary, except for any agreement under which the annual rental payments do not exceed $50,000;

(xviii) contracts which involve the license or grant of rights to the Company-Owned IP by the Company, other than non-exclusive licenses granted by the Company to customers, independent contractors, Suppliers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract;

(xix) each contract that has the following restrictions or terms: (a) a “most favored nation” or similar provision with respect to any person; (b) a provision providing for the sharing of any revenue or cost-savings with any other person; (c) a “minimum purchase” requirement; (d) rights of first refusal or first offer; or (e) a “take or pay” provision;

(xx) each contract that relates to any completed or future disposition or acquisition by the Company or any Company Subsidiary of (a) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (b) any material assets or properties, except any agreement for the purchase or sale of inventory in the ordinary course of business consistent with past practice;

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(xxi) each contract for the development of Company-Owned IP that is material to the Company and embodied in or distributed with a Product (other than employee invention assignment and confidentiality agreements);

(xxii) each contract involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party; and

(xxiii) each contract that is a currency or interest hedging arrangement.

(b) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal and binding obligation of the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the knowledge of the Company, as of the date hereof, no other party is in breach or violation of, or default under, any Material Contract; (iii) as of the date hereof, the Company and the Company Subsidiaries have not received any written or, to the knowledge of the Company, oral claim of any breach, violation or default under any such Material Contract; and (iv) to the knowledge of the Company, no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, the counterparties thereto. The Company has made available to SPAC true, correct and complete copies of all Material Contracts, including any and all amendments, supplements or updates thereto through the date hereof.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of the names of the top 10 Suppliers of materials, products or services to the Company and the Company Subsidiaries, taken as a whole, measured by aggregate dollar amount spent by the Company and the Company Subsidiaries during the 13 months ended March 31, 2023 (the “Material Suppliers”). Since the Lookback Date, no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with the Company or any Company Subsidiary or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with the Company or any Company Subsidiary.

SECTION 3.17 Insurance.

(a) Section 3.17 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged. To the knowledge of the Company, all such policies, binders and insurance contracts (collectively, the “Insurance Policies”), are in full force and effect.

(b) With respect to each such Insurance Policy of the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy, (ii) all premiums due and payable with respect to each such Insurance Policy have been paid to date, (iii) there is no material claim outstanding under any such Insurance Policy and neither the Company nor any Company Subsidiary has received any written notice from any insurer or reinsurer of any reservation rights with respect to material pending or paid claims, and (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) The Company and the Company Subsidiaries are, and since the Lookback Date have been, in material compliance with all insurance requirements under applicable Laws. As of the date hereof, neither the

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Company nor any Company Subsidiary has received written notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any material Insurance Policy. Any material action pending against the Company or any Company Subsidiary that is covered by such Insurance Policy has been properly reported in all material respects to the applicable insurer.

SECTION 3.18 Certain Business Practices.

(a) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their employees, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since the Lookback Date have been, in compliance with all applicable Anti-Corruption Laws, and since the Lookback Date, none of the Company, any Company Subsidiary, any of their respective managers, officers or directors or, to the knowledge of the Company, any of their respective employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their respective employees, agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and since the Lookback Date have been, in compliance with all applicable Sanctions and Ex-Im Laws. Since the Lookback Date, none of the Company, any Company Subsidiary, their respective managers, officers and directors, or to the knowledge of the Company, any of their respective employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since the Lookback Date, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 3.19 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no Seller, director, officer or other affiliate of the Company or any Company Subsidiary, to knowledge of the Company, has or, since the Lookback Date, has had, directly or indirectly: (a) an economic interest in any person that furnishes or sells services or Products that the Company or any Company Subsidiary furnishes or sells; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other legally binding arrangement with the Company or any Company Subsidiary, other than in the case of (c) and (d), customary indemnity arrangements and the applicable Company or Company Subsidiary Organizational Documents (each, an “Interested Party Transaction”). The Company and the Company Subsidiaries have not, since the Lookback Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any Seller, director or executive officer (or equivalent thereof) of the Company, or (ii) modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any Seller, director, officer or other affiliate of the Company or any of the Company Subsidiaries.

SECTION 3.20 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

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SECTION 3.21 Regulatory Status.

(a) Neither the Company nor any Company Subsidiary is regulated pursuant to the FPA or is a “holding company” or “electric utility company” pursuant to PUHCA or FERC’s implementing regulations thereunder.

(b) Neither the Company nor any Company Subsidiary is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(c) No pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.23 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to any of Sponsor, SPAC or OpCo, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, none of the Company or any Company Subsidiary makes, and the Company and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to the Company or the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information or materials made available to Sponsor, SPAC or OpCo, their affiliates or any of their respective Representatives by, or on behalf of, the Company or any Company Subsidiary, their respective management or Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any of Sponsor, SPAC or OpCo, or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), the certificate delivered on behalf of the Company pursuant to Section 8.02(d), or any Ancillary Agreement, the Company and the Company Subsidiaries have not and do not, and no other person on behalf of the Company or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sponsor, SPAC or OpCo, their respective affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any the Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to Sponsor, SPAC or OpCo, their affiliates or Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Company Disclosure Schedule delivered by the Company (in accordance with Section 10.03) in connection with this Agreement, each Seller (severally (and not jointly) and solely in respect of such Seller) represents and warrants to SPAC and OpCo as follows:

SECTION 4.01 Corporate Organization. To the extent that such Seller is not an individual, such Seller is an entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its

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incorporation and has the requisite corporate, partnership, limited liability company, or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions.

SECTION 4.02 Title to Company Interests. Such Seller has good and valid title to the Company Interests set forth next to such Seller’s name on Section 3.03(a) of the Company Disclosure Schedule, free and clear of all Liens, other than restrictions under applicable securities Laws, this Agreement, the Transaction Documents, and the applicable Organizational Documents. Such Seller is not a party to (a) any option, warrant, purchase right or other contract that would reasonably require such Seller to sell, transfer or otherwise dispose of any of the Company Interests owned by such Seller or (b) any voting trust, proxy, or other contract with respect to the voting of the Company Interests owned by such Seller, in each case of (a) and (b), other than the Organizational Documents of the Company, this Agreement and the Transactions contemplated hereunder. Other than the Company Interests owned by such Seller and as set forth in the Company Organizational Documents, such Seller does not own or have the right to acquire any other equity interests of the Company or any Company Subsidiary.

SECTION 4.03 Authority Relative to this Agreement. Such Seller has all necessary organizational (or if such Seller is an individual, the legal capacity and) power and authority to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the Transactions. If such Seller is not an individual, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of such Seller is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the Remedies Exception.

SECTION 4.04 No Conflict. To the extent such Seller is not an individual, the execution and delivery of this Agreement by such Seller does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.05(a) of the Company Disclosure Schedule and Section 5.05(a) of the SPAC Disclosure Schedule have been made, obtained or given, the performance of this Agreement by such Seller will not conflict with or violate the Organizational Documents of such Seller, except for any such conflicts or violations which would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions.

SECTION 4.05 Compliance. Such Seller is, and has been since the Lookback Date, in compliance in all material respects with Laws applicable to its ownership of Company Interests, and no uncured written notices have been received by such Seller from any Governmental Authority alleging a material violation of any such Laws.

SECTION 4.06 Absence of Litigation. There is no Action pending or, to the knowledge of such Seller, threatened against such Seller before any Governmental Authority that would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions. Such Seller is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of such Seller, continuing investigation by, any Governmental Authority with respect to such Seller that would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions.

SECTION 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller, other than for which such Seller is solely liable.

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SECTION 4.08 Investment Intent.

(a) Such Seller understands and acknowledges that the acquisition of the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Seller OpCo Units may be exchanged into pursuant to the OpCo A&R LLC Agreement) involves substantial risk. Such Seller can bear the economic risk of such Seller’s investment (which such Seller acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of its investment in the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Seller OpCo Units may be exchanged into pursuant to the OpCo A&R LLC Agreement).

(b) Such Seller is acquiring the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Seller OpCo Units may be exchanged into pursuant to the OpCo A&R LLC Agreement) for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Seller OpCo Units may be exchanged into pursuant to the OpCo A&R LLC Agreement), in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Such Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Such Seller understands and acknowledges that the issuance, sale or resale of the SPAC Class V Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Seller acknowledges that there is no public market for the SPAC Class  V Common Stock and that there can be no assurance that a public market will develop.

SECTION 4.09 Seller’s Investigation and Reliance. Such Seller is a sophisticated purchaser and has made such Seller’s own independent investigation, review and analysis regarding SPAC and OpCo and the Transactions. Such Seller acknowledges and agrees such Seller has been provided with access to the Representatives, books and records of SPAC and OpCo and other information that such Seller has requested in connection with their investigation of SPAC and OpCo and the Transactions. Such Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC or OpCo or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule), in any certificate delivered by SPAC or OpCo pursuant to this Agreement, or in any Ancillary Agreement. Neither SPAC, OpCo nor any of their respective stockholders, affiliates or Representatives shall have any liability to such Seller or any of its respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to such Seller or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Such Seller acknowledges that neither SPAC, OpCo nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC or OpCo.

SECTION 4.10 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to any of Sponsor, SPAC or OpCo, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as

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otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, no Seller makes, and each Seller hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to such Seller, and any matter relating to any of them (including but not limited to their ownership in or relationship to the Company and Company Subsidiaries and with respect to any business of the Company or Company Subsidiaries or otherwise), or with respect to the accuracy or completeness of any other information or materials made available to Sponsor, SPAC or OpCo, their respective affiliates or any of their respective Representatives by, or on behalf of, such Seller, its management (if applicable) or its Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any of Sponsor, SPAC or OpCo, or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), no Seller, and no other person on behalf of any Seller has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sponsor, SPAC or OpCo, their respective affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Seller, the Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to Sponsor, SPAC or OpCo, their affiliates or Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC AND OPCO

Except as set forth in the SPAC SEC Reports publicly filed with the SEC and publicly available at least one (1) Business Day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, (ii) any information incorporated by reference therein and (iii) any matters required to be disclosed pursuant to Section 5.03, Section 5.04 or Section 5.06(b)), and except as set forth in the SPAC Disclosure Schedule, SPAC hereby represents and warrants to the Sunergy Parties as follows:

SECTION 5.01 Corporate Organization. SPAC is an exempted company and OpCo is a limited liability company and each of SPAC and OpCo has been duly incorporated, organized, or formed, is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization, and has the requisite corporate or limited liability company power and authority (as applicable) to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor OpCo is qualified or licensed as a foreign corporation or limited liability company to do business in any jurisdiction other than the jurisdiction of its incorporation, formation, or organization.

SECTION 5.02 Organizational Documents. Each of SPAC and OpCo has heretofore furnished to the Company complete and correct copies of its Organizational Documents. SPAC’s Organizational Documents and OpCo’s Organizational Documents are in full force and effect. Neither SPAC nor OpCo is in violation in any material respect of any of the provisions of SPAC’s Organizational Documents and OpCo’s Organizational Documents.

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SECTION 5.03 Capitalization.

(a) As of the date hereof, the authorized share capital of SPAC is $27,600 divided into (i) 250,000,000 SPAC Class A Shares, (ii) 25,000,000 SPAC Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement, (A) 2,896,555 SPAC Class A Shares are issued and outstanding, (B) 6,900,000 SPAC Class B Shares are issued and outstanding, (C) no SPAC Class A Shares and no SPAC Class B Shares are held in the treasury of SPAC, (D) 13,800,000 SPAC Public Warrants are issued and outstanding, (E) 14,040,000 SPAC Private Warrants are issued and outstanding and (F) 27,840,000 SPAC Class A Shares are reserved for future issuance pursuant to the SPAC Warrants ((A) through (F) collectively with any securities of SPAC issued in exchange therefor in the Domestication, the “SPAC Securities”). The foregoing SPAC Securities described in clauses (A), (B), (D) and (E) represent all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized, validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Organizational Documents, and (2) any other applicable contracts governing the issuance of such securities; and (iii) have not been issued in violation of, nor (other than as set forth under SPAC’s Organizational Documents) are they subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Organizational Documents or any contract to which SPAC is a party or otherwise bound. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Shares will convert into SPAC Class A Shares prior to the Closing on the terms contemplated in this Agreement and without violation of the Organizational Documents of SPAC.

(b) Except for OpCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or business association or other person.

(c) SPAC is the record and beneficial owner of all of the outstanding OpCo Interests and has good and valid title all of the outstanding OpCo Interests. The OpCo Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than restrictions under applicable securities Laws and OpCo’s Organizational Documents. The OpCo Units (including the Seller OpCo Units) to be issued and delivered in connection with the Closing in accordance with this Agreement shall be duly and validly issued, fully paid and nonassessable, and shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities Laws and the OpCo A&R LLC Agreement.

(d) All outstanding SPAC Units, SPAC Class A Shares, SPAC Class B Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than restrictions under applicable securities Laws and SPAC’s Organizational Documents.

(e) The SPAC Class V Common Stock to be issued and delivered by SPAC in connection with the Closing in accordance with this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities Laws and SPAC’s Organizational Documents. The SPAC Class V Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f) Except for the Financing Agreements, this Agreement, the SPAC Warrants and the SPAC Class B Shares or as set forth in SPAC’s Organizational Documents, neither SPAC nor OpCo has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or

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commitments of any character with respect to the issued or unissued shares or capital stock (as applicable) of SPAC or equity interests of OpCo or obligating SPAC to issue or sell any shares or shares of capital stock (as applicable) of, or other equity interests in, SPAC or obligating OpCo to issue or sell any equity interests in OpCo. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except with respect to this Agreement, Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock or of OpCo to repurchase, redeem or otherwise acquire any equity interests of OpCo. Except for any loan from Sponsor or an affiliate or member thereof listed in Section 5.03(f) of the SPAC Disclosure Schedule (with such schedule including the principal and interest outstanding under such loan as of the date hereof and the lender party thereto) (each, an “Affiliate Loan”), there are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

SECTION 5.04 Authority Relative to this Agreement. Each of SPAC and OpCo has all necessary organizational power and authority to execute and deliver this Agreement and (in the case of SPAC), subject to obtaining the Shareholder Approval, to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of SPAC and OpCo and the consummation by each of SPAC and OpCo of the Transactions have been duly and validly authorized by all necessary organizational action other than, in the case of SPAC, obtaining Shareholder Approval, and no other corporate or limited liability company proceedings on the part of SPAC or OpCo, as applicable, are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by SPAC and OpCo and, assuming obtaining Shareholder Approval (in the case of SPAC) and due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of SPAC or OpCo, enforceable against SPAC or OpCo in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC and OpCo do not, and the performance of this Agreement by each of SPAC and OpCo will not, (i) conflict with or violate SPAC’s Organizational Documents or OpCo’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(a) of the SPAC Disclosure Schedule have been made, conflict with or violate any Law applicable to each of SPAC or OpCo or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or OpCo pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or OpCo is a party or by which each of SPAC or OpCo or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company and Sellers contained in this Agreement, the execution and delivery of this Agreement by each of SPAC and OpCo do not, and the performance of this Agreement by each of SPAC and OpCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act,

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Blue Sky Laws and state takeover laws, and HSR Clearance and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 5.06 Compliance; Permits; Contracts.

(a) Neither SPAC nor OpCo is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC or OpCo or by which any property or asset of SPAC or OpCo is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or OpCo is a party or by which SPAC or OpCo or any property or asset of SPAC or OpCo is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and OpCo is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or OpCo to own, lease and operate its properties or to carry on its business as it is now being conducted (“SPAC Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, no suspension or cancellation of any such SPAC Permits is pending, or, to the knowledge of SPAC, threatened in writing.

(b) SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination which are listed on Section 5.06(b) of the SPAC Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 5.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the date hereof by SPAC of less than $200,000 for all such contracts in the aggregate (such contracts and agreements collectively being the “SPAC Material Contracts”). SPAC is not a party to any contract that, as of and following the Closing, (i) will impose any limitations or restrictions on the business activities of SPAC, OpCo, the Company or any Company Subsidiary, including, without limitation, any contract that would limit or restrict the ability of SPAC, OpCo, the Company, or any Company Subsidiary to compete with any other person or solicit any other person’s employees or customers or, after giving effect to the Transactions, that would reasonably be expected to limit or restrict the ability of SPAC, OpCo, the Company, or any Company Subsidiary to engage in business as currently conducted by it, or (ii) that would provide any counterparty a right of first offer or refusal or exclusive right of any kind. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, each SPAC Material Contract is a legal and binding obligation in all respects of SPAC or OpCo, as applicable, and, to the knowledge of SPAC, the other parties thereto, and neither SPAC nor OpCo is in breach or violation of, or default under, any SPAC Material Contract; (ii) to the knowledge of SPAC, no other party is in breach or violation of, or default under, any SPAC Material Contract; (iii) SPAC and OpCo have not received any written or, to the knowledge of SPAC, oral claim of any breach, violation or default under any such SPAC Material Contract; and (iv) to the knowledge of SPAC, no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or material default under, any SPAC Material Contract by SPAC or OpCo or, to SPAC’s knowledge, any counterparty thereto. Prior to the date of this Agreement, all SPAC Material Contracts (other than such contracts and agreements under clause (vi) of the definition thereof) have been made available to the Company other than those that are exhibits to the SPAC SEC Reports and are publicly filed and publicly available as of at least one Business Day prior to the date of this Agreement.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement since the IPO, together with any amendments, restatements or supplements thereto

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(collectively, together with any exhibits and schedules thereto, the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and the rules and regulations in each case promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as is not required in reliance on exemptions by virtue of SPAC’s status as an “emerging growth company” or “smaller reporting company” under the Securities Act, JOBS Act or Exchange Act, as applicable, SPAC has maintained and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in SPAC’s internal control over financial reporting (whether or not remediated) and no change in SPAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect SPAC’s internal control over financial reporting.

(d) Except for any Affiliate Loan, and as and to the extent expressly set forth in the SPAC SEC Reports, neither SPAC nor OpCo (i) has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and OpCo’s business since December 31, 2022, and (ii) has any Indebtedness for borrowed money.

(e) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation as of the date hereof.

(f) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(g) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting

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controls utilized by SPAC, (ii) any actual fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii)  any claim or allegation regarding any of the foregoing.

SECTION 5.08 Absence of Certain Changes or Events.

(a) Since December 31, 2022 and until the date of this Agreement, (i) there has not been a SPAC Material Adverse Effect, and (ii) except as expressly contemplated by this Agreement or any Ancillary Agreement or in connection with the Transactions or in connection with any Affiliate Loan, (x) each of SPAC and OpCo has conducted its business in all material respects in the ordinary course consistent with past practice, (y) neither SPAC nor OpCo has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (z) neither SPAC nor OpCo has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(b) Since its incorporation, formation, or organization, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination in accordance with SPAC’s Organizational Documents. Except for this Agreement and the Transactions, neither SPAC nor OpCo has any interests, rights, obligations or liabilities with respect to, nor is a party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction that is, or could reasonably be interpreted as constituting, such a Business Combination.

SECTION 5.09 Absence of Litigation. Since the IPO, there has been no Action pending or, to the knowledge of SPAC, threatened against SPAC or OpCo, or any property or asset of SPAC or OpCo, before any Governmental Authority. Neither SPAC nor OpCo is subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, which resolutions have not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of SPAC, (ii) approved this Agreement and the Transactions and the performance by SPAC of its obligations under this Agreement and the Ancillary Agreements, and (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) In order to approve the Transactions, the following SPAC Proposals require the affirmative vote of either a simple majority of the votes cast by shareholders of the SPAC attended and voting at the SPAC Shareholders’ Meeting: clauses (i), (iv), (vi) and (vii) of the definition of SPAC Proposals; and the following SPAC Proposals require a two-thirds’ majority of the votes cast by shareholders of SPAC attending and voting at the SPAC Shareholders’ Meeting: clauses (ii), (ii) and (v) of the definition of SPAC Proposals. Other than the foregoing, no other vote of holders of any class or series of shares of SPAC is necessary to approve the Transactions.

(c) SPAC, in its capacity as the sole member of OpCo, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of OpCo and (ii) approved this Agreement and the Transactions and the performance by OpCo of its obligations under this Agreement and the Ancillary Agreements.

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(d) The only vote of the holders of any class or series of equity interests of OpCo necessary to approve this Agreement and the Transactions is the consent of the sole member of OpCo.

SECTION 5.11 No Prior Operations of OpCo. OpCo was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. OpCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.12 Brokers. Except for fees set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, OpCo or Sponsor or any of their affiliates.

SECTION 5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has a balance of $30,983,522.13 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including amounts payable to the IPO underwriters for Deferred Underwriting Fees) maintained in a trust account at Bank of America (the “Trust Account”). The monies of such Trust Account are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 22, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of SPAC that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of SPAC’s Organizational Documents. Following the Closing, no continuing stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder exercised its Redemption Rights prior to the Closing. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date hereof, SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 5.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and OpCo do not have any employees on their payroll, and have not engaged any individual independent contractors, other than consultants and advisors in the ordinary course of business. SPAC and OpCo have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any employee benefit plan.

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SECTION 5.15 Taxes.

(a) Each of SPAC and OpCo (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the financial statements contained in the SPAC SEC Reports in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the financial statements contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

(b) Neither SPAC nor OpCo (i) has any liability for any material Taxes of another person (other than SPAC or OpCo) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than SPAC or OpCo) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Neither SPAC nor OpCo has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is or was the common parent).

(d) Neither SPAC nor OpCo will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non- U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) Neither SPAC nor OpCo has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(f) There are no Tax Liens upon any assets of SPAC or OpCo except for Permitted Liens.

(g) In the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to SPAC or OpCo are not filed asserting that SPAC or OpCo is or may be subject to Tax in that jurisdiction.

(h) Neither SPAC nor OpCo has deferred any payroll Taxes pursuant to the CARES Act, the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or the presidential memorandum

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regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in any case, which deferred payroll Taxes are still unpaid. Neither SPAC nor OpCo has outstanding a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(i) SPAC is, and has been since its incorporation, classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(j) OpCo is, and has been since its formation, disregarded as separate from SPAC for U.S. federal (and applicable state and local) income Tax purposes.

(k) Neither SPAC nor OpCo has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ESACU”. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ESAC”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ESACW”. There is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC (i) by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Shares, or SPAC Public Warrants or terminate the listing of SPAC on Nasdaq, or (ii) FINRA with respect to any intention by such entity to suspend, prohibit, or terminate the quoting of such SPAC Units, SPAC Class A Shares, or SPAC Public Warrants. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares, or the SPAC Public Warrants under the Exchange Act. SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Units, SPAC Class A Shares, or SPAC Public Warrants which has not been fully resolved.

SECTION 5.17 SPAC’s and OpCo’s Investigation and Reliance. Each of SPAC and OpCo is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and OpCo together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, OpCo and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor OpCo is relying on any statement, representation or warranty, oral or written, express or implied, made by the Sunergy Parties or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Company Disclosure Schedule), in any certificate delivered on behalf of the Company pursuant to Section 8.02(d), or any Ancillary Agreement to which it is a party. No Sunergy Parties nor any Company Subsidiary nor any of their respective equityholders, affiliates or Representatives shall have any liability to SPAC, OpCo or any of their respective shareholders, stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or OpCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC and OpCo acknowledge that neither the Sunergy Parties nor any Company Subsidiary nor any of their respective equityholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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SECTION 5.18 Financing Agreements. SPAC has delivered to the Company a true, correct and complete copy of the fully executed Initial Subscription Agreement pursuant to which Sponsor has committed, subject to the terms and conditions therein, to purchase an aggregate of 1,000,000 shares of SPAC Class A Common Stock for an aggregate amount of cash equal to ten million dollars ($10,000,000). The Initial Subscription Agreement is, and upon their execution and delivery, each of the Additional Financing Agreements shall be, in full force and effect and is and shall be legal, valid, binding and enforceable upon SPAC and, to the knowledge of SPAC, upon the applicable Investors (in each case, subject to the Remedies Exceptions). None of the Financing Agreements have been withdrawn, terminated, amended or modified, and, to the knowledge of SPAC, no such withdrawal, termination, amendment or modification is contemplated except as expressly permitted by this Agreement (it being understood that a change of or to one or more entities or individuals with respect to any such Investor shall not be deemed a violation of the foregoing). There are no side letters between SPAC and any Investor relating to any Financing Agreement that would affect the applicable commitment obligation of such Investor being contributed to SPAC. No fees, consideration or other discounts are payable or have been agreed to by SPAC in connection with the Financing Agreements, except as set forth in the Financing Agreements. To the knowledge of SPAC, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach under the Financing Agreements on the part of SPAC or the Investors, (ii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, constitute a failure to satisfy a condition under the Financing Agreements on the part of SPAC or the Investors or (iii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, result in any portion of the amounts to be paid by the Investors in accordance with the Financing Agreements being unavailable on the Closing Date. Assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, SPAC has no reason to believe that it or any Investor will be unable to satisfy in all material respects on a timely basis any term or condition of closing contained in any Financing Agreement.

SECTION 5.19 Interested Party Transactions. Except for the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and Affiliate Loans, no director, officer or other affiliate of SPAC or OpCo, to knowledge of SPAC, has or has had, directly or indirectly: (a) an economic interest in any person that purchases from or sells or furnishes to, SPAC or OpCo, any goods or services; (b) a beneficial interest in any SPAC Material Contract; or (c) any contractual or other legally binding arrangement with SPAC or OpCo, other than customary indemnity arrangements and as required under SPAC’s Organizational Documents. Except for Affiliate Loans, SPAC and OpCo have not, since the respective date of formation of SPAC or OpCo (as applicable), (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of SPAC or OpCo, or (ii) modified any term of any such extension or maintenance of credit. Except for Affiliate Loans, there are no contracts or arrangements between SPAC or OpCo and any family member of any director, officer or other affiliate of SPAC or OpCo.

SECTION 5.20 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

SECTION 5.21 Certain Business Practices.

(a) SPAC and OpCo, their respective managers, officers and directors, and to the knowledge of SPAC, any agents or other third-party representatives to the extent they act on behalf of SPAC or OpCo, are currently, and since the respective date of formation of SPAC or OpCo (as applicable) have been, in compliance with all applicable Anti-Corruption Laws, and since the respective date of formation of SPAC or OpCo (as applicable), none of SPAC or OpCo, any of their respective managers, officers or directors or to the knowledge of SPAC, any of their respective agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or

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domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) SPAC and OpCo, their respective managers, officers and directors, and to the knowledge of SPAC, any agents or other third-party representatives acting on behalf of SPAC or OpCo, are currently, and since the respective date of formation of SPAC or OpCo (as applicable) have been, in compliance with all applicable Sanctions and Ex-Im Laws. Since the respective date of formation of SPAC or OpCo (as applicable), none of SPAC or OpCo, their respective managers, officers and directors, or to the knowledge of SPAC, any of their respective agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since the respective date of formation of SPAC or OpCo (as applicable), there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by SPAC or OpCo, or any of their respective officers, directors or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 5.22 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Sunergy Parties, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or any Ancillary Agreement, neither SPAC nor OpCo, or any other person makes, and each of SPAC and OpCo hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to SPAC or OpCo, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information or materials made available to the Sunergy Parties, their affiliates or any of their respective Representatives by, or on behalf of, SPAC or OpCo, its management or its Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Sunergy Party or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by or on behalf of SPAC or OpCo pursuant to Section 8.03(c), or in any Ancillary Agreement, neither SPAC nor OpCo, and no other person on behalf of SPAC or OpCo has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sunergy Parties, their affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or OpCo, whether or not included in any management presentation or in any other information made available to the Sunergy Parties, their affiliates or any of their respective Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business by the Company.

(a) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (1) contemplated or permitted by any other provision of this Agreement

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(including entering into any Company Recapitalization Debt Financing) or any Ancillary Agreement, (2) set forth in Section 6.01(a) of the Company Disclosure Schedule, and (3) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business in a manner consistent with past practice; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to: preserve substantially intact the business organization of the Company and the Company Subsidiaries, keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and preserve the material relationships of the Company and the Company Subsidiaries with customers, Suppliers, and distributors, with which the Company or any Company Subsidiary has significant business relations;

provided, that in no event shall the Company’s and Company Subsidiaries’ compliance with Section 6.01(b) constitute a breach of this Section 6.01(a). Notwithstanding anything to the contrary contained in this Section 6.01 or elsewhere in this Agreement, during the Interim Period, the Company and the Company Subsidiaries may, with the consent of SPAC, incur Indebtedness financing (provided, that such Indebtedness will not be convertible into equity securities of the Company, OpCo, or SPAC after the Closing) to recapitalize the Company and the Company Subsidiaries, and distribute the cash proceeds of such Indebtedness financing to the Sellers or redeem, purchase or otherwise acquire equity interests of the Company with the cash proceeds of such indebtedness (such Indebtedness, “Company Recapitalization Debt”), and the incurrence of such Indebtedness (the “Company Recapitalization Debt Financing”) and distribution of such proceeds and redemptions, purchases, or any other acquisitions of equity interests of the Company in connection therewith shall not result in any breach or violation of any representation, warranty or covenant of the Company or the Sellers in this Agreement.

(b) Without limiting the generality of Section 6.01(a), except as (i) expressly contemplated or permitted by any other provision of this Agreement (including entering into any Company Recapitalization Debt Financing) or any Ancillary Agreement, (ii) set forth in Section 6.01(b) of the Company Disclosure Schedule or (iii) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed);

(i) amend, supplement, restate or otherwise change the Organizational Documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other equity-linked ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (provided, that, notwithstanding anything herein to the contrary, any issuance, sale, pledge or grant of equity interests of the Company prior to the Closing (whether permitted under this Section 6.01(b)(ii) or consented to by SPAC) shall be conditioned upon the person receiving such equity interests of the Company executing a joinder to this Agreement, in a form reasonably acceptable to SPAC, agreeing to be bound as a Seller hereunder); provided, that this Section 6.01(b)(ii) shall not prohibit any issuances under the Company Equity Incentive Plan;

(iii) (A) sell, lease, or otherwise dispose of a material portion of their tangible assets or properties (excluding inventory) other than (x) in the ordinary course of business, (y) disposals of obsolete assets or properties or (z) transactions among the Company and a Company Subsidiary or among Company Subsidiaries, or (B) create, subject to or incur any Lien (other than Permitted Liens) on a material portion of their tangible assets or properties;

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(iv) form any subsidiary or acquire (whether by merging or consolidating with, purchasing the equity securities in or a substantial portion of the assets of, or by any other manner) any other entity (or division thereof) or enter into a joint venture with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests (other than those of a Company Subsidiary to the Company);

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vii) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for, such obligations of any person (other than the Company or a Company Subsidiary) (in each case, other than (w) borrowings under the Existing Line of Credit, (x) a Company Recapitalization Debt Financing, (y) Indebtedness of the Company or any Company Subsidiary in respect of leases or loans of motor vehicles, or (z) borrowings in the ordinary course of business in an amount not to exceed $7,000,000 outstanding at any one time), or make any loans, advances or capital contributions (other than advancement of expenses to managers, officers, employees or independent contractors in the ordinary course of business or pursuant to advancement obligations under its Organizational Documents or indemnification agreements in effect as of the date hereof);

(viii) except as required by any existing Employee Benefit Plan, this Agreement or applicable Law, adopt, materially amend and/or terminate any Employee Benefit Plan, including, but not limited to, by (A) granting any increase in cash compensation, incentives or benefits payable, or to become payable to, any current or former director or officer of the Company or any Company Subsidiary whose annual base cash compensation exceeds, or would exceed after any increase, $250,000 (other than annual increases in the ordinary course of business consistent with past practice or pursuant to the Company Equity Incentive Plan), (B) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer of the Company or any Company Subsidiary whose annual compensation exceeds, or would exceed upon entry into any such agreement, $250,000, (C) accelerating, or committing to accelerate, the funding, payment, or vesting of any compensation or benefits to any current or former director or officer of the Company or any Company Subsidiary whose annual compensation exceeds $250,000 or (D) (i) establishing, modifying, extending, or entering into any Labor Agreement or (ii) recognizing or certifying any labor union, labor organization, works council, or group of employees as representatives of any employee of the Company or any Company Subsidiary; provided that, for the sake of clarity, the Company or any Company Subsidiary may take the actions described in (A), (B), and (C) provided that the amounts at issue do not exceed $250,000;

(ix) implement any employee layoffs, plant closings, reductions in force, furloughs or temporary layoffs, in each case that could reasonably be expected to trigger WARN;

(x) waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or other individual service provider;

(xi) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(xii) materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with or in preparation for any Transactions) any accounting policies or procedures, other than as required by GAAP;

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(xiii) (A) amend any material Tax Return, (B) file any income or other material Tax Return in a manner materially inconsistent with past practices, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary (other than Sunergy Roofing & Construction, Inc.) being treated as other than a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes), (E) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (F) surrender any right to claim a Tax refund, (G) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes), or (H) make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a Tax authority with respect to any material Tax item;

(xiv) materially amend, materially modify or consent to the termination (excluding any automatic termination in accordance with its terms) of any Material Contract or Lease or waive or consent to the termination (excluding any automatic termination in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, except in the ordinary course of business;

(xv) enter into any contract, agreement or arrangement that would have been a Material Contract or Lease had it been entered into prior to the date of this Agreement except in the ordinary course of business;

(xvi) fail to use commercially reasonable efforts to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xvii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement (for avoidance of doubt, this shall not apply to any geographic expansion of existing lines of business);

(xviii) disclose any trade secrets or other material proprietary and confidential information of the Company or the Company Subsidiaries (other than pursuant to a written confidentiality and non-disclosure agreement (or under a legally binding duty of confidentiality) entered into in the ordinary course of business or in connection with the Transactions);

(xix) intentionally permit any material and useful item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each material item of Company-Owned IP other than, in each case, in the ordinary course of business;

(xx) waive, release, assign, settle or compromise any material Action against the Company or a Company Subsidiary, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $350,000 in the aggregate, in each case, in excess of any insurance proceeds paid with respect to any such amounts;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xxii) make any Change of Control Payment that is not set forth on Section 6.01(b)(xxii) of the Company Disclosure Schedule;

(xxiii) make capital expenditures that are in the aggregate greater than $2,000,000, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment; or

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(xxiv) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Any action taken, or omitted to be taken, by the Company to the extent that such act or omission is required to comply with any Law, order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 6.01 and any action taken, or omitted to be taken, to the extent reasonably determined by the Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC to the extent reasonably feasible under the circumstances, shall not be deemed to constitute a breach of this Section 6.01. Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC or OpCo, directly or indirectly, the right to control or direct the operations of the Company and Company Subsidiaries prior to Closing.

SECTION 6.02 Conduct of Business by SPAC and OpCo. SPAC and OpCo agree that, between the date of this Agreement and the Closing or the earlier of the termination of this Agreement, except as (1) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into Financing Agreements and consummating the Private Placements to the extent permitted under this Agreement), (2) set forth on Section 6.02 of the SPAC Disclosure Schedule, and (3) required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) SPAC and OpCo shall conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (ii) SPAC and OpCo shall use commercially reasonable efforts to: preserve substantially the business organization of SPAC and OpCo, keep available the services of current officers, directors and consultants of SPAC and OpCo, and preserve the material business relationships of SPAC and OpCo. Without limitation of the foregoing, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into Financing Agreements, additional Affiliate Loans pursuant to Section 7.20 and consummating the Private Placements to the extent permitted under this Agreement), (ii) set forth on Section 6.02 of the SPAC Disclosure Schedule or (iii) required by applicable Law, neither SPAC nor OpCo shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend, supplement, restate or otherwise change the Organizational Documents of SPAC or OpCo or seek any approval from SPAC shareholders with respect to any such amendment, supplement, restatement or change (other than in connection with an extension of SPAC’s deadline to complete its initial Business Combination in accordance with SPAC’s Organizational Documents (a “Charter Amendment Extension”));

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants (or other SPAC equity interests) or equity interests of OpCo, except for payments from the Trust Fund pursuant to the exercise of Redemption Rights and conversions of the SPAC Class B Shares that are required pursuant to SPAC’s Organizational Documents (but subject to the terms of this Agreement);

(d) issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any shares or shares of any class of capital stock (as applicable) or other securities or equity interests of SPAC or OpCo, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or shares of such capital

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stock or equity interests, (as applicable) or any other equity-linked ownership interest (including, without limitation, any phantom interest), of SPAC or OpCo, except in connection with (i) conversion of the SPAC Class B Shares pursuant to SPAC’s Organizational Documents consistent with this Agreement or (ii) issuances of SPAC Private Warrants to the Sponsor for $1.00 per SPAC Private Warrant for repayment of working capital loans made by the Sponsor to SPAC in accordance with SPAC’s Organizational Documents and IPO prospectus;

(e) form any subsidiary or acquire (whether by merging, consolidating with, purchasing the equity securities in or a substantial portion of the assets of, or by any other manner) any other entity (or division thereof) or enter into a joint venture with any other entity;

(f) incur any Indebtedness for borrowed money or issue any debt securities (or warrants or other rights to acquire any debt securities) or assume, guarantee or otherwise become responsible for, such obligations of any person or persons, except for Indebtedness for borrowed money to be paid off in full at or prior to the Closing in an amount that does not exceed $2,000,000 in the aggregate;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) file any income or other material Tax Return in a manner materially inconsistent with past practices, (iii) change any material method of Tax accounting, (iv) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in OpCo being treated as other than a partnership or a disregarded entity for U.S. federal income (and applicable state and local) tax purposes), (v) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (vi) surrender any right to claim a Tax refund, (vii) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes) or (viii) make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a Tax authority with respect to any material Tax item;

(i) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of, or otherwise wind up the business and operations of, SPAC or OpCo;

(j) amend, change or modify the Trust Agreement (other than as contemplated by an Extension) or any other agreement related to the Trust Account, or the SPAC Warrant Agreement, or seek any approval from SPAC shareholders with respect to any such change, modification or amendment, in a manner that is adverse to the Company or SPAC;

(k) subject to Section 7.19 hereof, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $350,000 in the aggregate, in each case in excess of insurance proceeds paid with respect to any such amounts;

(l) adopt or enter into any Employee Benefit Plan;

(m) enter into any new line of business;

(n) sell, lease, or otherwise dispose of a material portion of their assets or properties or create, subject to or incur any Lien on a material portion of their assets or properties;

(o) enter into, renew or amend in any material respect any transaction or contract with an affiliate of SPAC or OpCo (including for purposes hereof, Sponsor) (any such transaction or contract, a “SPAC Related Party Contract”);

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(p) materially amend, materially modify, terminate or consent to the termination of any SPAC Material Contract or waive or consent to the termination of SPAC’s or OpCo’s material rights thereunder;

(q) enter into any contract, agreement or arrangement that would have been a SPAC Material Contract had it been entered into prior to the date of this Agreement; or

(r) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Notwithstanding anything in this Section 6.02 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC or OpCo.

SECTION 6.03 Claims Against Trust Account. Each of the Sunergy Parties agrees that, notwithstanding any other provision contained in this Agreement, each of the Sunergy Parties does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, in connection with or relating to, this Agreement or the other Transaction Documents or the Transactions, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Each of the Sunergy Parties acknowledges and agrees that SPAC has established the Trust Account for the benefit of the public shareholders of SPAC, which holds the proceeds of its IPO. Notwithstanding any other provision contained in this Agreement, each of the Sunergy Parties hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any Claims; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, OpCo or any other person (a) for legal relief against monies or other assets of SPAC or OpCo held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or OpCo in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. Each of the Sunergy Parties acknowledge and agree that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC, OpCo and the Sponsor to induce SPAC and OpCo to enter into this Agreement, and the Sunergy Parties further intend and understand such waiver to be enforceable against the Company and the Company Subsidiaries and persons that they have the authority to bind under applicable Law.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Registration Statement.

(a) Subject to the terms of this Section 7.01, SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SPAC Securities to be issued under this Agreement pursuant to the Domestication to holders of SPAC Securities, which Registration Statement will also contain a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC relating to the SPAC Shareholders’ Meeting to adopt and approve (as applicable) the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates,

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applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq. SPAC and the Company each shall use their reasonable best efforts to (x) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, and (z) cause the Registration Statement to “clear” comments from the SEC and become effective. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement and that the Registration Statement has become effective, SPAC shall mail the definitive Proxy Statement to its shareholders. Each of SPAC and the Company shall furnish all information concerning it or any of its subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, and each of SPAC and the Company shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders’ Meeting and the SPAC Shareholder Redemption.

(b) No filing of, or amendment or supplement to the Registration Statement will be made by SPAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) SPAC covenants that the information supplied by SPAC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, (ii) the time the definitive Proxy Statement is mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to SPAC or OpCo, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, SPAC shall promptly inform the Company.

(d) The Company covenants that the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, (ii) the time the definitive Proxy Statement is mailed to SPAC’s shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform SPAC.

SECTION 7.02 SPAC Shareholders’ Meeting. SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable (but in any event within thirty (30) days) following the SEC’s filing of the notice of effectiveness of the Registration Statement for the purpose of voting upon the SPAC Proposals; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn

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the SPAC Shareholders’ Meeting on one or more occasions for up an additional twenty (20) days in the aggregate to the extent that each such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals. SPAC shall use its best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the SPAC Proposals and shall include such recommendation in the Registration Statement, unless otherwise required by the SPAC Board’s fiduciary duties.

SECTION 7.03 Non-Transfer of Certain SPAC Intellectual Property. The Sunergy Parties acknowledge that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s, OpCo’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. Each Sunergy Party acknowledges it has no right or expectancy in or to the Evaluation Material. No Sunergy Party shall have any right or expectancy in or to the name “ESGEN Acquisition Corporation” or any derivation thereof, the trading symbols “ESACU”, “ESAC” and “ESACW”, SPAC’s internet domain name, or the Intellectual Property rights therein.

SECTION 7.04 Access to Information; Confidentiality.

(a) The parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated by reference; provided, that the parties thereto shall, in addition to the uses permitted in the Confidentiality Agreement, be permitted to use Confidential Information (as defined therein) in connection with preparation for and effecting the consummation of the Transactions, performing their respective obligations hereunder or thereunder, and enforcing their respective rights hereunder or thereunder; provided, further, that Article 16 of the Confidentiality Agreement shall not be deemed to prohibit any actions taken in connection with preparation for consummation of the Transactions (so long as applicable hiring is only effective upon the Closing). Without limitation of the foregoing, and notwithstanding anything to the contrary in this Agreement, in the event the Confidentiality Agreement conflicts with any other covenant or agreement contained in any Transaction Document, then such covenant or agreement contained herein or therein shall govern and control.

(b) Subject to applicable Law, from the date of this Agreement until the Closing or earlier termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times during normal business hours upon reasonable prior notice to the officers, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof (in each case, in a manner not to interfere with the normal business operations of the providing party) for the purpose of preparing for consummation of the Transactions; and (ii) use commercially reasonable efforts to furnish reasonably promptly to the other party such information concerning the business, properties, contracts, assets, liabilities and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request for the purpose of preparing for consummation of the Transactions. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information (x) where the access or disclosure would (1) jeopardize the protection of attorney-client privilege or attorney work product doctrine, (2) violate a contract or obligation (including confidentiality obligations) to which such person is party or bound, (3) contravene applicable Law (it being agreed that in the cases of clauses (1)-(3) that the parties shall use their commercially reasonable efforts to

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cause such information to be provided in a manner that would not result in such jeopardy or contravention), or (4) involve invasive environmental sampling, testing, or drilling or (y) if any Sunergy Party, on the one hand, and SPAC, OpCo or Sponsor, on the other hand, are adverse parties in a litigation or other Action and such information relates or is pertinent to such litigation or Action. All information furnished pursuant to this Section 7.04(b) shall be subject to the Confidentiality Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with applicable Law.

SECTION 7.05 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article IX, each of the Company and SPAC shall not, and shall cause their respective subsidiaries and controlled Representatives not to, and shall instruct and use their reasonable best efforts to cause their other respective Representatives not to, directly or indirectly, (i) knowingly solicit, initiate, or knowingly encourage any inquiries or proposals by (or the making, submission or announcement of a proposal by) any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act (in each case other than a party to this Agreement or their Representatives) (a “Proposing Person”), concerning (x) any sale of all or any material portion of the business or assets of such party and its subsidiaries, taken as a whole (other than sales of assets in the ordinary course of business), or any sale of the outstanding capital stock or equity interests (except as contemplated or permitted by this Agreement, including Section 6.01 or Section 6.02 or in connection with a Company Recapitalization Debt Financing or the Financing Agreements or, with respect to the Company and the Company Subsidiaries, any acquisitions or investments by the Company or a Company Subsidiary pursuant to which equity interests of such entity are issued in connection with such acquisition or investment), of such party (including but not limited to if such transaction takes the form of a merger, conversion, consolidation, liquidation, dissolution or similar transaction or otherwise, with or involving such party or any of such party’s subsidiaries), or (y) in addition, in the case of SPAC, a Business Combination involving SPAC (a transaction described in clause (x) or (y), an “Alternative Transaction”), (ii) enter into any agreement (including any letter of intent or similar agreement) regarding, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any Proposing Person or its representatives any information regarding such party or its affiliates or their respective businesses, operations, assets, financial condition, prospects or employees in connection with or in response to, or cooperate with such Proposing Person or its representatives in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (iv) approve, or publicly propose to approve, endorse or recommend, any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05. Each such party shall, and shall cause its affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each such party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement), and no such party shall waive or release any such person from such confidentiality agreement. If such party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such inquiry or proposal) notify such person in writing solely that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, such parties agree that any violation of the restrictions set forth in this Section 7.05 by such party or any of its subsidiaries or its or their affiliates or Representatives shall be deemed to

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be a breach of this Section 7.05 by such party. Each Seller agrees that, from the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article IX, such Seller shall not sell, assign, transfer or convey any of the Company Interests owned by such Seller to any person (other than (1) to affiliates of such Seller, (2) with respect to a Seller that is an entity, a distribution of all of such Seller’s Company Interests to its equityholders, (3) to the Company in connection with a Company Recapitalization Debt Financing, (4) as may be contemplated in connection with the Company Equity Incentive Plan or as otherwise set forth in the Company Disclosure Schedule or (5) to persons approved by SPAC (consent not to be unreasonably withheld, conditioned or delayed), in each case of clause (1), (2), (4) and (5), that have executed a joinder to this Agreement, in a form reasonably acceptable to SPAC, agreeing to be bound as a Seller hereunder).

SECTION 7.06 Employee Benefits Matters.

(a) Prior to the effectiveness of the Registration Statement, SPAC will use reasonable best efforts to agree upon the terms of employment agreements with each of the individuals set forth on Section 7.06(a) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall: (i) be effective as of the Closing, and be subject to prior approval by the Company; and (ii) contain market terms for a public company of similar size and industry to the Company.

(b) Prior to Closing, SPAC, OpCo, and the Company shall negotiate in good faith regarding the implementation of employee benefit plans and programs for the Continuing Employees and employees of SPAC and its subsidiaries.

(c) Prior to the effectiveness of the Registration Statement, the SPAC Board shall approve and adopt an equity incentive plan in the form mutually agreed by the Company and SPAC (the “SPAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of SPAC Incentive Common Stock for grant thereunder equal to 8% of the total issued and outstanding capital stock of SPAC (including the SPAC Class V Common Stock) following the Closing. The SPAC Incentive Equity Plan will provide that the SPAC Incentive Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2024 fiscal year through the 2028 fiscal year in an amount equal to 2% of SPAC Incentive Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SPAC Incentive Equity Plan.

(d) The provisions of this Section 7.06 are solely for the benefit of the Company, SPAC and OpCo, and nothing contained in this Section 7.06, express or implied, shall confer upon any Continuing Employee or employee of SPAC or OpCo or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute the establishment, termination, amendment or modification of any Employee Benefit Plan or any other benefit or compensation plan, policy or arrangement, or shall require SPAC, OpCo or any of their affiliates (including following the Closing, the Company) to continue any Employee Benefit Plan or other benefit or compensation plan, policy or arrangements, or prevent their establishment, amendment, modification or termination.

SECTION 7.07 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted by Law, the limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable to those persons covered by them with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company LLC Agreement as of immediately prior to the Closing, which provisions shall not be amended,

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repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals or persons who, at or prior to the Closing, were managers, members, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. The parties further agree that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement of the Company Subsidiaries, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals or persons who, at or prior to the Closing, were managers, members, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. Without limitation of the foregoing, for a period of six years from the Closing, SPAC and the Company shall indemnify and hold harmless each present and former member, manager and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or Company Subsidiaries would have been permitted under applicable Law, the Company LLC Agreement or the Organizational Documents of the Company Subsidiaries, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) To the fullest extent permitted by Law, the certificate of incorporation and bylaws of SPAC following the Transactions shall contain provisions no less favorable to those persons covered by them with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the current Organizational Documents of SPAC, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. For a period of six years from the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law, or SPAC’s Organizational Documents, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Closing SPAC shall use reasonable best efforts to obtain separate directors’ and officers’ liability insurance (“D&O Insurance”) that covers (and shall maintain such D&O Insurance in effect) those persons who were managers and officers of the Company and the Company Subsidiaries prior to the Closing, on the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Nasdaq and which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company (such D&O Insurance, the “Company D&O Policy”).

(d) Prior to the Closing, SPAC may purchase a six (6)-year prepaid “tail” policy (“SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies, except that in no event shall SPAC be permitted to pay a premium for such SPAC Tail Policy in excess of 300% of the aggregate annual premium payable by SPAC for the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies for the year ended December 31, 2022 (the “Maximum Premium”). If the cost of such SPAC Tail Policy coverage exceeds the Maximum Premium, then SPAC may obtain a SPAC Tail Policy with the highest coverage available for a cost not exceeding the Maximum Premium. If SPAC elects to purchase such a SPAC Tail Policy

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prior to the Closing, SPAC shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing, without any lapse in coverage, and continue to honor SPAC’s obligations thereunder. For avoidance of doubt, whether SPAC elects to purchase such a SPAC Tail Policy, its obligations under Section 7.07(c) will remain in effect.

(e) On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC, which indemnification agreements shall continue to be effective following the Closing.

(f) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the Closing and shall be binding, jointly and severally, on SPAC, the Company, OpCo and all successors and assigns thereof. In the event that following the Closing, SPAC, the Company, OpCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of SPAC, the Company and OpCo, as the case may be, shall assume all of the obligations set forth in this Section 7.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any individuals or persons who, at or prior to the Closing, were members, managers, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, is entitled, whether pursuant to Law, contract, or otherwise. The indemnified parties to whom this Section 7.07 applies shall be third party beneficiaries of this Section 7.07, each of whom may enforce the provisions of this Section 7.07 from and after the Closing.

SECTION 7.08 OpCo Conduct of Business. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, OpCo shall not take any action, engage in any activities or business or incur any liabilities or obligations, other than those (i) that are incidental and related to its continuing limited liability company existence, (ii) expressly contemplated by this Agreement or an Ancillary Agreement or (iii) that are with the prior written consent of the Company.

SECTION 7.09 Financing Cooperation.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01 (the “Interim Period”), in order to assist the Company in connection with obtaining any Company Recapitalization Debt Financing, SPAC shall, and shall cause its affiliates and use commercially reasonable efforts to cause its and such affiliates’ respective officers, employees, attorneys, agents and other Representatives to, upon the reasonable request of the Company, (a) promptly provide all documentation and other information required with respect to SPAC and/or the shareholders of SPAC by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a customary beneficial ownership certification, in each case, as reasonably requested by any financing source in connection with such Company Recapitalization Debt Financing and to the extent reasonably available or accessible to SPAC and (b) reasonably cooperate with the Company with respect to the arrangement of any such Company Recapitalization Debt Financing. For the avoidance of doubt, the Company’s ability to consummate any Company Recapitalization Debt Financing and SPAC’s compliance with this Section 7.09(a) shall not be construed as conditions to the consummation of the Transactions. The Company shall promptly notify SPAC of the details and descriptions of any proposed Company Recapitalization Debt Financing as such details become available.

(b) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC shall use its reasonable best efforts to enter into the Additional Financing Agreements on such terms as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by SPAC, the Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). SPAC shall use

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reasonable best efforts to enter into one or more Additional Financing Agreements with Investors (in addition to Sponsor) that will reasonably agree to permit SPAC, the Company and their respective Representatives to disclose the Investors’ commitments pursuant to the Additional Financing Agreements for investment marketing purposes. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC or the Company under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their reasonable best efforts to consummate the Private Placement in accordance with the Financing Agreements. Without limiting the foregoing, SPAC shall use its reasonable best efforts to meet the condition to the Closing set forth in Section 8.01(h).

SECTION 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and consents of parties to contracts necessary, proper or advisable to consummate the Transactions and to cause the satisfaction (but not waiver) of the conditions to Closing in Article VIII. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and/or directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other reasonably apprised of the status of material matters relating to the Transactions, including promptly notifying the other parties of any material communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any material proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any substantive meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to applicable Law, the parties will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to applicable Law and any contractual confidentiality requirements, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, in the event this Section 7.10 conflicts with any other covenant or agreement in Article VI or this Article VII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control to the extent of such conflict.

SECTION 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the

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date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public announcements (including through social media platforms) with respect to this Agreement and the Transactions, and unless such press release or public announcement is required by Law, shall not issue any such press release or make any such public announcement (including through social media platforms) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 7.11 shall prevent (i) SPAC or the Company and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by SPAC or the Company and/or their respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 7.11, (ii) SPAC or the Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by SPAC or the Company and/or their respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 7.11, or (iii) Sponsor, Energy Spectrum or the Company and their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their respective members, managers, limited partners, and advisory or similar committees or in connection with normal fund raising or related marketing or information or reporting activities.

SECTION 7.12 Stock Exchange Listing. SPAC will use its reasonable best efforts to cause all shares of SPAC Common Stock issuable in accordance with this Agreement, including the Domestication and the Combination Transactions, and the SPAC Class A Common Stock issuable upon the exercise of the OpCo Holder Redemption Right to be approved for listing on Nasdaq, subject to official notice of issuance, at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Shares and SPAC Public Warrants listed for trading on Nasdaq. The Company shall use reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the foregoing provisions of this Section 7.12, as reasonably requested by SPAC. SPAC will promptly notify the Company in writing of any notices of non-compliance received from Nasdaq and will use reasonable best efforts to remedy any non-compliance issues. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to as promptly as reasonably practicable make any required filing or application under Antitrust Laws, as applicable, including that the Company and SPAC each shall as promptly as reasonably practicable and no later than ten (10) Business Days after the initial filing of the Registration Statement with the SEC file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act where available. SPAC and the Company shall not, and shall cause their respective affiliates not to, pull and refile any filings made under the HSR Act or other applicable Antitrust Laws without the prior written consent of the other party (not to be unreasonably withheld, conditioned, or delayed).

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable

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best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any substantive written communication to be given by it to, and consult with each other in advance of any substantive meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may (i) be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, (ii) be restricted to outside counsel and redacted as necessary to comply with contractual arrangements, and (iii) to the extent constituting Item 4(c) or Item 4(d) information on the HSR Act filing form, be kept confidential by the applicable party and not disclosed to the other party hereunder. Nothing in this Section 7.13 obligates any party or any of its affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any entity, facility or asset of such party or any of its affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No party shall agree to any of the foregoing measures with respect to any other party or any of its affiliates, except with SPAC’s and the Company’s prior written consent.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. Neither SPAC nor the Company may agree with any Governmental Authority to extend, toll, or stay any HSR Act waiting period without the prior written consent of the other party (not to be unreasonably withheld, conditioned, or delayed). The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee, (a) prior to the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due the SPAC Shareholder Redemption Amount to the shareholders of SPAC pursuant to the Redemption Right, (B) pay any Deferred Underwriting Fees as set forth in the Trust Agreement, and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (which will then be used by SPAC to pay for Unpaid Expenses in accordance with Section 9.03), and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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SECTION 7.15 Tax Matters.

(a) For U.S. federal (and applicable state or local) income Tax purposes, each of Sellers, SPAC and OpCo hereby agrees to treat (and, if applicable, to cause its affiliates to treat) certain portions of the Transactions as follows:

(i) the Domestication shall be treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder;

(ii) the SPAC Share Conversion shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder;

(iii) OpCo shall be treated as a partnership continuation of the Company pursuant to Section 708(a) of the Code (the “Continuing Partnership”);

(iv) in connection with the SPAC Contribution SPAC shall be treated as contributing assets to the Continuing Partnership in a transaction described under Section 721(a) of the Code;

(v) Sellers shall be treated as continuing to own partnership interests in the Continuing Partnership;

(vi) each of the Seller Class V Shares and the right to request redemption of OpCo Units contemplated by the OpCo A&R LLC Agreement shall be treated as having a fair market value equal to zero dollars ($0) at the time of the Combination Transactions;

(vii) the forfeiture of SPAC Class B Shares by the holders of SPAC Class B Shares pursuant to Section 9.03 as a contribution to capital by the holders of SPAC Class B Shares to SPAC with respect to which no shares are issued; and

(viii) any rights under the Tax Receivable Agreement associated with any redemptions or exchanges of OpCo Units after the date hereof shall not be recognized as consideration received in exchange for the Combination Transactions, and instead, payments under the Tax Receivable Agreement resulting from such subsequent redemptions or exchanges shall be taken into account as consideration only in connection with such subsequent redemptions or exchanges.

The parties intend that this Agreement constitute and hereby adopt this Agreement as a “plan of reorganization” with respect to the Domestication and the SPAC Share Conversion for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). To the extent applicable, the tax treatment described in this Section 7.15(a) is referred to as the “Intended Tax Treatment.” Each of Sellers, SPAC and OpCo shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Transactions to qualify for the Intended Tax Treatment, (ii) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, Tax-related Proceeding or otherwise for Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if any opinion related to the Intended Tax Treatment is required in connection with the filing of the Registration Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Company or the Company Subsidiaries or any of their direct or indirect owners, the Company shall cause such opinion to be provided by a nationally recognized tax advisor of the Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties shall, and shall cause is respective affiliates to, cooperate in connection

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with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor.

(b) Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by OpCo.

(c) SPAC shall (and shall cause its respective affiliates to) provide to the pre-Closing holders of SPAC Common Stock and SPAC Warrants all information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (a) if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period, and (b) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication or the SPAC Share Conversion. The parties agree to treat the taxable year of SPAC as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.

(d) In the event of a Tax audit related to the income Tax Returns of the Company or any Company Subsidiary that is treated as a partnership for U.S. federal (or applicable state or local) income tax purposes, for any taxable period ending on or including the Closing Date for which the Partnership Tax Audit Rules apply (each, a “Relevant Tax Audit”), unless otherwise agreed by SPAC (such agreement not to be unreasonably withheld, conditioned, or delayed), the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of the Company, or any such Company Subsidiary, and all of their respective affiliates shall take such actions as necessary to make (or cause to be made) an election pursuant to Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (and to make any similar elections under any applicable state or local Law). Neither the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of the Company or any such Company Subsidiary, nor any of their respective affiliates, shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company or such Company Subsidiary at any earlier date than is required by applicable Law.

SECTION 7.16 Post-Closing Directors and Officers. Subject to the terms of SPAC’s Organizational Documents, the SPAC Certificate of Incorporation and the SPAC Bylaws, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) The SPAC Board shall consist of seven directors and such board shall initially include:

(i) one director nominee to be chosen by the Sponsor; and

(ii) six director nominees to be chosen by the Company (at least three of whom shall also meet the requirements for service on the audit committee of SPAC following Closing under the Exchange Act, Nasdaq rules and SOX).

(b) The individuals identified on Section 7.16(b) of the Company Disclosure Schedule shall become the officers of SPAC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 7.16(b) of the Company Disclosure Schedule is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an officer, then, prior to the mailing of the definitive Proxy Statement to SPAC’s shareholders, SPAC and the Company may designate another individual to replace such individual to serve as such officer by amending Section 7.16(b) of the Company Disclosure Schedule to include such replacement individual as such Officer.

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SECTION 7.17 PCAOB Financials.

(a) As promptly as reasonably practicable after the date hereof, the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020, December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the periods then ended, in each case, audited in accordance with the standards of the PCAOB and containing a report of the Company’s auditor and (ii) all other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries as of and for a year-to-date period ended as of the end of any fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, in each case that is required to be included in the Registration Statement (collectively, the “PCAOB Financial Statements”).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and the Company Subsidiaries, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

SECTION 7.18 Section 16 Matters. Prior to the Closing, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Shares, SPAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Agreements (including the Private Placements) by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to SPAC, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.19 Transaction Litigation. In the event that any shareholder demand or other shareholder Action or litigation related to this Agreement, any Ancillary Agreement or the Transactions is made or brought, or, to the knowledge of SPAC, threatened in writing, against SPAC, the SPAC Board or any of their affiliates or Representatives by or on behalf of any of SPAC’s shareholders prior to the Closing (collectively, “Transaction Litigation”), SPAC shall promptly notify the Company thereof and keep the Company reasonably informed with respect to the status thereof. SPAC shall: (a) give the Company an opportunity to participate in the defense and settlement of any such Transaction Litigation, (b) keep the Company reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Transaction Litigation, and provide the Company with the opportunity to consult with SPAC regarding any such Transaction Litigation, which advice SPAC shall consider in good faith, and (c) not settle any such Transaction Litigation without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed, or conditioned).

SECTION 7.20 SPAC Extensions. SPAC agrees that during the Interim Period, it will continue to extend its deadline to consummate its initial Business Combination for six (6) monthly periods after April 22, 2023 (until October 22, 2023) (the “Automatic Extension Deadline”) in accordance with SPAC’s Organizational Documents, as amended, and the Trust Agreement (the “Automatic Extensions” and together with any Charter Amendment Extensions, “Extensions”), and will pay the amounts required to be deposited into the Trust Account in accordance with the terms of SPAC’s Organizational Documents. Sponsor agrees that during the Interim Period, it will loan to SPAC as zero interest working capital loans (as described in the IPO prospectus) any amounts required to be deposited into the Trust Account in connection with the Automatic Extensions in accordance with the terms of SPAC’s Organizational Documents, with such loans to be deemed additional Affiliate Loans for purposes of this Agreement.

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SECTION 7.21 SPAC Affiliate Agreements. Except as set forth on Section 7.21 of the SPAC Disclosure Schedule, all SPAC Related Party Contracts and any contracts described in Section 5.19 shall be terminated or settled prior to or as of Closing without further liability or obligation to SPAC, OpCo, the Company or the Company Subsidiaries.

SECTION 7.22 Release. Effective upon the Closing, each Seller, on behalf of itself and its current and former controlled affiliates (other than, in respect of such Seller, the other Sellers) and their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby releases and discharges the Company and the Company Subsidiaries and their respective current and former managers, directors, officers, employees, members, shareholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Seller Released Parties”) from and against any and all liabilities, and causes of actions of such Seller, of any kind or nature whatsoever in each case solely arising out of such Seller’s ownership of the Company (whether directly or indirectly) solely as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Seller Released Matters”), and each Seller shall not, and shall cause the other Seller Releasing Parties not to, seek to recover any amounts in connection with such Seller Released Matters from any Seller Released Party; provided, however, that nothing contained in this Section 7.22 shall waive, release or discharge any Seller Released Party from, and the Seller Released Matters shall in no event include, any liability such person may have to any Seller Releasing Party with respect to (i) obligations under this Agreement or the Transaction Documents, (ii) any right to indemnification or exculpation under any agreements or Organizational Documents of the Company or the Company Subsidiaries, (iii) with respect to any compensation, salary, bonuses, vacation pay or any other employee benefits accrued pursuant to an Employee Benefit Plan or any expense reimbursement pursuant to a policy of the Company and (iii) any Interested Party Transactions set forth on Section 7.22 of the Company Disclosure Schedule. It is the intention of each Seller in executing the release contained in this Section 7.22 and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters.

SECTION 7.23 Section 280G. If the Company determines, in good faith, or the Company reasonably expects that any payments or benefits payable or provided by the Company or any of the Company Subsidiaries to any person in connection with the transactions contemplated by this Agreement could be considered “parachute payments” under Section 280G(b)(2) of the Code and could reasonably be expected, absent the vote described below, to result in the imposition of Taxes under Section 4999 of the Code, then prior to the Closing Date, the Company or the relevant Company Subsidiary will take all necessary actions to seek (and use reasonable best efforts to obtain) (i) from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits and (ii) the approval by the equityholders of the Company or the relevant Company Subsidiary, in each case, in a manner that satisfies Section 280G of the Code. The Company shall provide SPAC copies of all documents prepared by the Company in connection with this Section 7.23 at least three (3) Business Days prior to the distribution of any waivers as provided above, and shall consider in good faith any comments made by SPAC with respect to such documents. In the event such vote is required, the Company will deliver to SPAC certification that a vote of the appropriate equityholders was solicited in accordance with this Section 7.23 and the results of such vote before the anticipated Closing Date.

ARTICLE VIII.

CLOSING CONDITIONS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Sunergy Parties, SPAC and OpCo to consummate the Combination Transactions are subject to the satisfaction or (if permitted by

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applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following conditions:

(a) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted (as applicable) by the requisite affirmative vote of the shareholders of SPAC in accordance with the Registration Statement, the Cayman Islands Act, SPAC’s Organizational Documents and the rules and regulations of Nasdaq (“Shareholder Approval”).

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, or order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) HSR. Any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d) Stock Exchange Listing. The shares of SPAC Class A Common Stock (including shares issuable upon the exercise of the OpCo Holder Redemption Right) to be issued in the Transactions shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the Company and SPAC, subject only to official notice of issuance thereof; and SPAC shall be able to satisfy any applicable continued listing requirements, as applicable, of Nasdaq (or such other national securities exchange) immediately following the Closing.

(e) SPAC Net Tangible Assets. Solely to the extent that the shareholders of SPAC do not approve the Redemption Limitation Amendment, SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Transactions and following the exercise of Redemption Rights in accordance with SPAC’s Organizational Documents.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect thereto.

(g) Appointment to the Board. The members of the SPAC Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.16(a).

(h) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall be greater than or equal to $20,000,000.

SECTION 8.02 Conditions to the Obligations of SPAC and OpCo. The obligations of SPAC and OpCo to consummate the Combination Transactions are subject to the satisfaction or (if permitted by applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in (x) Section 3.08(a) shall be true and correct in all respects as of the Closing Date as made on and as of such date, (y) Section 3.02 (solely with respect to the Company), Section 3.03(a), Section 3.03(b)(i), Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.04, Section 3.05(a)(i), and Section 3.22 shall each be true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (z) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties)

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as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of the Sellers contained in (y) Section 4.02, Section 4.03, and Section 4.07 shall each be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transactions.

(b) Agreements and Covenants. (i) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing and (ii) each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Seller on or prior to the Closing.

(c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement which is continuing and uncured.

(d) Officer Certificate. (i) The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(i), Section 8.02(b)(i) and Section 8.02(c) and (ii) each Seller shall have delivered to SPAC a certificate, dated the Closing Date, signed by such Seller, if an individual, or an authorized officer of such Seller, if an entity, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(ii) and Section 8.02(b)(ii) solely with respect to such Seller.

(e) Closing Deliveries. The Company shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in clauses (i) through (vi) of Section 2.02(c), in each case, duly executed by the Sunergy Parties as applicable.

SECTION 8.03 Conditions to the Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the Combination Transactions are subject to the satisfaction or (if permitted by applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and OpCo contained in (i) Section 5.08(a)(i) shall be true and correct in all respects as of the Closing Date as though made on and as of such date, (ii) Section 5.02, Section 5.03, Section 5.04, Section 5.05(a)(i), Section 5.12 and Section 5.13 shall each be true and correct in all material respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), and (iii) the other provisions in Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such

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representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC and OpCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an authorized officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred after the date of this Agreement which is continuing and uncured.

(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC (or to pay Unpaid Expenses as designated by SPAC) as of the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of the Unpaid Expenses.

(f) Closing Deliveries. SPAC and OpCo shall have delivered (or will deliver at Closing) to the Sellers Representative or other persons identified therein the documents and deliveries set forth in clauses (i) through (vi) of Section 2.02(b), in each case, duly executed as applicable.

(g) Pre-Closing Transactions. The transactions contemplated in Section 2.01(a) through Section 2.01(d) shall have been completed in accordance with the terms therein.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) by either SPAC or the Company if the Closing shall not have occurred prior to October 22, 2023 (the “Outside Date”) (provided, that if SPAC seeks and obtains a Charter Amendment Extension beyond SPAC’s current deadline to consummate a Business Combination of October 22, 2023, the Outside Date shall automatically be extended for one or more additional periods equal in the aggregate to the shorter of (i) three (3) additional months and (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Charter Amendment Extension (after giving effect to any automatic extension rights that SPAC may obtain in such Charter Amendment Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents)); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any such party that is in breach or violation of any covenant or agreement contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

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(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of this Agreement); provided, however, that this Agreement may not be terminated under this Section 9.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 8.01(a); or

(e) by SPAC if there has been a breach of any representation, warranty, covenant or agreement on the part of the Sunergy Parties set forth in this Agreement, such that the conditions set forth in either Section 8.02(a) or 8.02(b) would not be satisfied at the Closing (“Terminating Sunergy Breach”); provided that SPAC has not waived such Terminating Sunergy Breach and SPAC and OpCo are not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the conditions to Closing set forth in Section 8.03(a) or 8.03(b) from being satisfied; provided further that, if such Terminating Sunergy Breach is curable by such Sunergy Party, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the applicable Sunergy Party continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by SPAC to the Sunergy Parties and the Outside Date; or

(f) by the Company if there has been a breach of any representation, warranty, covenant or agreement on the part of SPAC and OpCo set forth in this Agreement, such that the conditions set forth in either Section 8.03(a) or 8.03(b) would not be satisfied at the Closing (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Sunergy Parties are not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the conditions to Closing set forth in Section 8.02(a) or 8.02(b) from being satisfied; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or OpCo, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC and OpCo continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by the Company to SPAC and the Outside Date; or

(g) by the Company if the SPAC Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify, the recommendation of the SPAC Board to approve the SPAC Proposals pursuant to the exercise of its fiduciary duties pursuant to this Agreement;

(h) by the Company upon the liquidation (or public announcement thereof) of the Trust Account if SPAC fails in connection with any Extension to timely pay any amounts required to be deposited into the Trust Account in accordance with the terms of SPAC’s Organizational Documents; or

(i) by the Company if the SPAC Class A Shares have become delisted from Nasdaq and are not relisted on the Nasdaq (or another national securities exchange mutually agreed to by the Company and SPAC) within thirty (30)  days after such delisting.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) this Section 9.02, Section 9.03 and Article X (and any corresponding definitions set forth in Article I) shall each survive such termination and remain valid and binding obligations of the parties, (ii) in the case of Fraud or (iii) in the case of any willful and material breach of any covenant or agreement in this Agreement prior to such termination.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC shall, in the following order, (i) pay or cause to be

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paid all accrued Sunergy Transaction Expenses and SPAC Transaction Expenses (including, in each case, any expenses related to the Private Placements and any other financing in connection with the Transactions) that are unpaid as of immediately prior to the Closing (collectively, the “Unpaid Expenses”), and (ii) retain all remaining amounts (if any) from the Aggregate Transaction Proceeds on the balance sheet of OpCo and/or the Company. Notwithstanding anything in this Agreement to the contrary, in the event the Unpaid Expenses (excluding Affiliate Loans) exceed $15,000,000, the holders of SPAC Class B Shares shall forfeit a number of SPAC Class B Shares (pro rata in accordance with the number of SPAC Class B Shares held by the holders of SPAC Class B Shares) with a value (valuing each SPAC Class B Share for such purposes as having a value equal to $10.00) equal to: (i) the amount by which such Unpaid Expenses exceed $15,000,000 minus (ii) (x) $1,500,000 in Affiliate Loans, if the aggregate amount of Affiliate Loans is equal to or in excess of $1,500,000, or (y) the amount of Affiliate Loans, if the aggregate amount of Affiliate Loans is less than $1,500,000 (provided, that in no event shall the foregoing result in an amount less than zero) (such difference, the “SPAC Class B Holder Covered Expenses”), with such forfeiture to be effected as set forth in Section 2.01(b); provided, that (x) in the event that the Sunergy Transaction Expenses exceed $5,000,000, such amount in excess of $5,000,000 shall be deducted from the SPAC Class B Holder Covered Expenses, and (y) for purposes of this sentence, the term Unpaid Expenses shall not include any expenses related to the Private Placements.

SECTION 9.04 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company, SPAC and, following the Closing, Sellers Representative.

SECTION 9.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Sunergy Parties, (ii) waive any inaccuracy in the representations and warranties of the Sunergy Parties contained herein or in any document delivered by the Sunergy Parties pursuant hereto, and (iii) waive compliance with any agreement of the Sunergy Parties or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or OpCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or OpCo contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of SPAC or OpCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or OpCo:

ESGEN Acquisition Corporation

5956 Sherry Lane

Suite 1400

Dallas, Texas 75225

Attention: Andrejka Bernatova; Nader Daylami

Email: andrejka.bernatova@esgen-spac.com; nader@esgen-spac.com

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with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention: Kevin Crews, P.C.; Julian Seiguer, P.C.; Jack Shirley

Email: kevin.crews@kirkland.com; julian.seiguer@kirkland.com;

jack.shirley@kirkland.com

if to any Sunergy Party:

Sunergy Renewables, LLC

255 W 4500 N.

Provo, UT 84604

Attention: Tim Bridgewater

Email: tim@gosunergy.com

with a copy (which will not constitute notice) to:

Timothy Bridgewater

c/o Sunergy Renewables, LLC

255 W 4500 N.

Provo, UT 84604

Email: tim@gosunergy.com

and

Eversheds Sutherland (US) LLP

227 W Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig T. Alcorn, Esq.

Email: CraigAlcorn@eversheds-sutherland.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Matthew A. Gray, Esq.

Email: mgray@egsllp.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Disclosure Schedules. The Company Disclosure Schedule and the SPAC Disclosure Schedule (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule or SPAC Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Disclosure Schedule or the SPAC Disclosure Schedule with reference to any section of Article III, Article IV, Article V, Section 6.01 or

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Section 6.02 of this Agreement shall be deemed to be a disclosure with respect to such other applicable sections of Article III, Article IV, Article V, Section 6.01 or Section 6.02 of this Agreement, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of Article III, Article IV, Article V, Section 6.01, or Section 6.02 of this Agreement, as applicable. Certain information set forth in the Company Disclosure Schedule and the SPAC Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 10.12 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section 7.16(a)(i) (which is intended to be for the benefit of the Sponsor and may be enforced by the Sponsor).

SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (except that the Cayman Islands Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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SECTION 10.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

SECTION 10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the Transactions, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.12. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the Transactions or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the person who committed such willful misconduct or Fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.12.

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SECTION 10.13 Sellers Representative.

(a) The Sellers hereby appoint the Sellers Representative as agent and attorney in fact for and on behalf of the Sellers, to be effective on and after the Closing, to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements and the consummation of the Transactions, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Section 7.15 (and under the Tax Receivable Agreement), (vii) administer, pay out, deduct, hold back or redirect any funds, which may be payable or distributable to any Sellers pursuant to the terms of this Agreement or any Ancillary Agreement for, (A) any amount that may be payable by the Sellers pursuant to this Agreement, including Section 7.15 or (B) any costs, fees, expenses and other liabilities incurred by the Sellers Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements, and (viii) take all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements.

(b) The Sellers Representative, or any successor hereafter appointed, may resign at any time by written notice to SPAC and Sponsor, and may be removed at any time (and a replacement Sellers Representative may be appointed) with the vote or written consent of Sellers that held at least a majority of the Company Interests as of immediately prior to the Closing. Any change in the Sellers Representative will become effective upon notice to SPAC and Sponsor in accordance with this Section 10.13. All power, authority, rights and privileges conferred in this Agreement to the Sellers Representative will apply to any successor Sellers Representative.

(c) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, (i) the Sellers Representative will not be liable for any act done or omitted under this Agreement as Sellers Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith, (ii) SPAC agrees that it will not look to the assets of the Sellers Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company or Sellers, as the case may be and (iii) in performing any of its duties under this Agreement or any Ancillary Agreements, the Sellers Representative will not be liable to the Sellers or any other person for any losses that any such person may incur as a result of any act, or failure to act, by the Sellers Representative under this Agreement or any Ancillary Agreements, and the Sellers Representative will be indemnified and held harmless by SPAC and OpCo, jointly and severally, for all losses, except to the extent that the actions or omissions of the Sellers Representative constituted Fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 10.13(c) will survive the termination of this Agreement, any Ancillary Agreement and the resignation of the Sellers Representative.

(d) SPAC and Sponsor shall be entitled to rely exclusively upon any notices and other acts of the Sellers Representative relating to the Sellers’ rights and obligations hereunder as being legally binding acts of each Seller individually and collectively.

(e) The grant of authority providing for in this Section 10.13 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the Closing.

(f) In the event of any conflict or inconsistency of any term or provision set forth in this Section 10.13 and any of the terms or provisions of any Ancillary Agreement, such conflict or inconsistency shall be resolved by giving precedence first to this Section 10.13, which shall prevail and control in any such conflict or inconsistency.

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SECTION 10.14 Conflicts and Privilege.

(a) The parties agree that, notwithstanding the fact that Eversheds Sutherland (US) LLP and Ellenoff Grossman & Schole LLP (together, the “Company Law Firms”) may have, prior to the Closing, jointly represented the Company, the Sellers Representative and the Sellers in connection with this Agreement, the Transaction Documents and the Transactions, and have also represented the Company and/or its affiliates in connection with matters other than the Transactions, each Company Law Firm will be permitted in the future, after the Closing, to represent the Sellers Representative, the Sellers or their respective affiliates in connection with matters in which such persons are adverse to the Company or any of its affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC and OpCo, who is or has the right to be represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with either Company Law Firm’s future representation of one or more of the Sellers Representative, the Sellers or their respective affiliates in which the interests of such person are adverse to the interests of SPAC, OpCo and/or the Company or any of their respective affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by a Company Law Firm of the Company, the Sellers Representative, the Sellers or any of their respective affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sellers Representative and the Sellers shall be deemed the clients of each Company Law Firm with respect to the negotiation, execution and performance of the Transaction Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers Representative and the Sellers, shall be controlled by the Sellers Representative and the Sellers and shall not pass to or be claimed by SPAC, OpCo or the Company or the Company Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its affiliates (including, after the Closing, SPAC, OpCo and their respective affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The parties agree that, notwithstanding the fact that Kirkland & Ellis LLP (the “SPAC Law Firm”) may have, prior to the Closing, represented SPAC, OpCo or Sponsor in connection with this Agreement, the Transaction Documents and the Transactions, and have also represented SPAC and/or its affiliates in connection with matters other than the Transactions, the SPAC Law Firm will be permitted in the future, after the Closing, to represent Sponsor, Energy Spectrum or their respective affiliates in connection with matters in which such persons are adverse to SPAC or any of its affiliates, including any disputes arising out of, or related to, this Agreement. The Company and each Seller, who is or has the right to be represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with SPAC Law Firm’s future representation of one or more of the Sponsor, Energy Spectrum or their respective affiliates in which the interests of such person are adverse to the interests of SPAC, OpCo and/or the Company or any of their respective affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the SPAC Law Firm of SPAC, OpCo, Sponsor or any of their respective affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Energy Spectrum shall be deemed the clients of the SPAC Law Firm with respect to the negotiation, execution and performance of the Transaction Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, OpCo or the Company or the Company Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its affiliates (including, after the Closing, the Company and its respective affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC

ESGEN ACQUISITION CORPORATION

By	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

SPONSOR

ESGEN LLC, solely for purposes of Section 7.20 and Section 9.03

By	/s/ James P. Benson
Name:	James P. Benson
Title:	Authorized Signatory

OPCO

ESGEN OPCO, LLC

By	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

COMPANY

SUNERGY RENEWABLES, LLC

By	/s/ Timothy Bridgewater
Name:	Timothy Bridgewater
Title:	Chief Executive Officer and Chief Financial
Officer

SELLERS REPRESENTATIVE

/s/ Timothy Bridgewater
TIMOTHY BRIDGEWATER

SELLERS

SOUTHERN CROWN HOLDINGS, LLC

/s/ Anton Hruby
Name: Anton Hruby
Title: Authorized Signatory

JKAE HOLDINGS, LLC

/s/ Kalen Larsen
Name: Kalen Larsen
Title: Authorized Signatory

LAMADD LLC

/s/ Gianluca Guy
Name: Gianluca Guy
Title: Authorized Signatory

CLARKE CAPITAL, LLC

/s/ Brandon Bridgewater
Name: Brandon Bridgewater
Title: Authorized Signatory

LIVE YOUR LABEL, LLC

/s/ Alyssa Harrold
Name: Alyssa Harrold
Title: Authorized Signatory

TRIPLE E COMPANIES USA LLC

/s/ Elliot Harrold
Name: Elliot Harrold
Title: Authorized Signatory

WHITE HORSE ENERGY, LC

/s/ Timothy Bridgewater
Name: Timothy Bridgewater
Title: Authorized Signatory

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached as Annex D to this proxy statement/prospectus]

EXHIBIT B

Form of Amendment to the Sponsor Agreement

[Omitted]

EXHIBIT C

Form of Initial Subscription Agreement

[Omitted]

EXHIBIT D

Form of Tax Receivable Agreement

[Attached as Annex G to this proxy statement/prospectus]

EXHIBIT E

Form of Company Assignment Agreement

[Attached]

COMPANY ASSIGNMENT AND CONTRIBUTION AGREEMENT

This Company Assignment and Contribution Agreement (this “Agreement”) is made as of [•], 202[•] (the “Closing Date”), by and among the sellers set forth on the signature pages hereto (collectively, “Contributors” and each, a “Contributor”), and ESGEN OpCo, LLC, a Delaware limited liability company and wholly owned subsidiary of SPAC (“OpCo”). Capitalized terms used but not herein defined will have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Contributors own, beneficially and of record, all of the issued and outstanding limited liability company interests of Sunergy Renewables, LLC, a Nevada limited liability company (the “Company” and such interests, the “Units”);

WHEREAS, the Contributors, OpCo and the other parties thereto entered into that certain Business Combination Agreement, dated as of April 19, 2023 (as it may be amended, supplemented, or modified from time to time, the “Business Combination Agreement”), under which the Contributors agreed to contribute and assign to OpCo, and OpCo agreed to accept from the Contributors, the Units, all on the terms and subject to the conditions set forth therein (the “Company Contribution”); and

WHEREAS, in accordance with the Business Combination Agreement, the Company Contribution is to occur immediately following the SPAC Contribution; and

WHEREAS, the Units are governed by that certain Operating Agreement of the Company dated October 1, 2021, as amended to date (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained herein and in the Business Combination Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assignment and Assumption. Effective as of immediately following the SPAC Contribution on the Closing Date, each Contributor hereby contributes, conveys, assigns, transfers and delivers to OpCo all of its right, title, interest and obligations in and to the Units held by such Contributor, and OpCo hereby accepts and receives such Units and such right, title, interest and obligations with respect thereto, in each case in exchange for the consideration set forth in the Business Combination Agreement.

2. Joinder to Operating Agreement. On the terms and subject to the conditions set forth in this Agreement, OpCo hereby agrees to be bound by all of the terms and conditions of, and shall succeed to all of the rights and be subject to and assume all of the liabilities and obligations relating to or arising under the Operating Agreement with respect to the Units. OpCo is hereby admitted as the sole Member of the Company, holding all of the membership interests in the Company, including, without limitation, the Units.

3. Successors and Assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior express written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4. Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions

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contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

6. Counterparts; Headings. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7. No Modification of Business Combination Agreement. This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Business Combination Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Business Combination Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Business Combination Agreement.

8. Waiver of Other Representations. Except for those representations and warranties expressly contained in the Business Combination Agreement, the Units are being transferred “as-is, where is, with all faults” and each Contributor expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or its assets or the prospects, risks and other incidents of the Company and its assets.

9. Waiver of Claims. For the avoidance of doubt, OpCo shall not have any claim of any kind, direct or indirect, express or implied, against any Contributor pursuant to this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

OPCO

ESGEN OPCO, LLC

By
Name:
Title:

Signature Page to

Company Assignment and Contribution Agreement

CONTRIBUTORS:

SOUTHERN CROWN HOLDINGS LLC

By: ANTON HRUBY, AUTHORIZED SIGNATORY

JKAE HOLDINGS, LLC

By: KALEN LARSEN, AUTHORIZED SIGNATORY

LAMADD LLC

By: GIANLUCA GUY, AUTHORIZED SIGNATORY

CLARKE CAPITAL, LLC

By: BRANDON BRIDGEWATER, AUTHORIZED SIGNATORY

LIVE YOUR LABEL, LLC

By: ALYSSA HARROLD, AUTHORIZED SIGNATORY

TRIPLE E COMPANIES USA LLC

By: ELLIOT HARROLD, AUTHORIZED SIGNATORY

WHITE HORSE ENERGY, LC

By: TIMOTHY BRIDGEWATER, AUTHORIZED SIGNATORY

Signature Page to

Company Assignment and Contribution Agreement

EXHIBIT F

Form of SPAC Certificate of Incorporation

[Attached as Annex B to this proxy statement/prospectus]

EXHIBIT G

Form of SPAC Bylaws

[Attached as Annex C to this proxy statement/prospectus]

EXHIBIT H

Form of OpCo A&R LLC Agreement

[Attached as Annex E to this proxy statement/prospectus]

EXHIBIT I

Form of Lockup Agreement

[Attached as Annex H to this proxy statement/prospectus]

Annex A-2

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 24, 2024 (the “Effective Date”), is made by and between ESGEN Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“SPAC”), and Sunergy Renewables, LLC, a Nevada limited liability company (the “Company”), to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended, the “BCA”), by and among SPAC, the Company and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

WHEREAS, the parties hereto desire to amend the BCA as set forth herein; and

WHEREAS, Section 9.04 of the BCA provides that, prior to the Closing, the BCA may be amended by a written instrument executed by the Company and SPAC.

NOW, THEREFORE, for good and valuable consideration, the undersigned each agree as follows:

1. Amendments.

(a) Effective as of the Effective Date, the fifth recital in the BCA is hereby amended and restated in its entirety as follows and a new Exhibit J is hereby added to the BCA in the form of Exhibit A attached hereto:

“WHEREAS, (a) SPAC, certain of its directors, Sponsor and certain other persons party thereto are parties to that certain Letter Agreement, dated October 22, 2021, providing that, among other things, such parties will vote their SPAC Class B Shares in favor of this Agreement and the Transactions, and (b) such parties (i) concurrently with the execution and delivery of this Agreement, amended such letter agreement pursuant to Amendment No. 1 to the Letter Agreement, in the form attached hereto as Exhibit B, and (ii) as of January 24, 2024, further amended such letter agreement (as amended, the “Sponsor Agreement”) pursuant to Amendment No. 2 to the Letter Agreement, in the form attached hereto as Exhibit J;”

(b) Effective as of the Effective Date, the sixth recital in the BCA is hereby amended and restated in its entirety as follows and Exhibit C of the BCA is hereby replaced by Exhibit B attached hereto:

“WHEREAS, (a) concurrently with the execution and delivery of this Agreement, SPAC entered into a subscription agreement with Sponsor, which was subsequently amended and restated on January 24, 2024 in the form attached hereto as Exhibit C (as amended and restated, the “Initial Subscription Agreement”), and (b) following the execution of this Agreement and prior to the Closing, the Company and SPAC will use their reasonable best efforts to identify other investors (collectively with Sponsor, the “Investors”) to each enter into equity financing agreements (which may include forward purchase agreements or equity lines of credit), in form and substance reasonably acceptable to SPAC and the Company (each, an “Additional Financing Agreement” and together with the Initial Subscription Agreement, the “Financing Agreements”) (the equity financing under all Financing Agreements, collectively, hereinafter referred to as the “Private Placements”), on the terms and subject to the conditions set forth in the applicable Financing Agreement;”

(c) Effective as of the Effective Date, the definition of “Available Financing Proceeds” in the BCA is hereby amended and restated in its entirety as follows:

““Available Financing Proceeds” shall equal, as of the Closing, the unrestricted net cash proceeds to SPAC or OpCo resulting from the Financing Agreements (which may include forward purchase agreements or equity lines of credit to the extent the same would provide unrestricted cash proceeds to SPAC or OpCo at or prior to the Closing).”

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(d) Effective as of the Effective Date, the definition of “Company Equity Incentive Plan” in the BCA is hereby amended and restated in its entirety as follows:

““Company Equity Incentive Plan” means that certain management incentive compensation plan contemplated by the Company to be put in place during the Interim Period (and take effect as of Closing) substantially in accordance with the term sheet therefor provided to SPAC as of January 24, 2024.”

(e) Effective as of the Effective Date, the definition of “OpCo Holder Redemption Right” in the BCA is hereby amended and restated in its entirety as follows:

““OpCo Holder Redemption Right” means, following the Closing, the right of a holder of (i) a certain class of OpCo Units to cause OpCo to exchange one or more of such OpCo Units for shares of SPAC Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the surrender and cancellation of the related shares of SPAC Class V Common Stock, or (ii) OpCo Preferred Units to cause OpCo to (A) convert all of such OpCo Preferred Units for a certain class of OpCo Units at the conversion ratio set forth in the OpCo A&R LLC Agreement and (B) immediately exchange all such newly issued OpCo Units for shares of SPAC Class A Common Stock on a one-for-one basis, together with the surrender and cancellation of the related shares of SPAC Class V Common Stock, in each case of clauses (i) and (ii), as set forth in the OpCo A&R LLC Agreement and the SPAC Certificate of Incorporation.”

(f) Effective as of the Effective Date, Section 1.01 of the BCA is hereby amended to add the following defined term:

““OpCo Preferred Units” means the Class A Convertible Preferred Units of OpCo, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement).”

(g) Effective as of the Effective Date, the definition of “Seller OpCo Units” in the BCA is hereby amended and restated in its entirety as follows:

““Seller OpCo Units” means a number of OpCo Units with a value (valuing each OpCo Unit for such purposes as having a value equal to $10.00) equal to (i) $337,300,000, plus (ii) the amount (if any) of any financing contemplated by the Financing Agreements that is equity financing for equity of the Company or convertible or exchangeable into or has the right to acquire equity of the Company and is converted to equity of the Company as part of the Company Exchanges, in each case, that is not Company Recapitalization Debt, minus (iii) any Company Recapitalization Debt.”

(h) Effective as of the Effective Date, the definition of “SPAC Class B Holder Covered Expenses” in the BCA is hereby deleted.

(i) Effective as of the Effective Date, the definition of “Sunergy Transaction Expenses” in the BCA is hereby amended and restated in its entirety as follows:

““Sunergy Transaction Expenses” means (i) all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees (including all expenses related to public readiness and preparing PCAOB financial statements), in each case, of the Company and the Company Subsidiaries and including any transaction, retention, change in control or similar bonuses, severance payments or other employee-related payments payable by the Company or the Company Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any,

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associated therewith) as a result of, or in connection with, the consummation of the Transactions (each, a “Change of Control Payment”), and (ii) any other fees, expenses, commissions or other amounts that are allocated to the Company and the Company Subsidiaries pursuant to this Agreement, including (if obtained) the costs of the Company D&O Policy for the initial term thereof. Notwithstanding the foregoing or anything to the contrary herein, Sunergy Transaction Expenses shall not include any SPAC Transaction Expenses.”

(j) Effective as of the Effective Date, Section 2.01(b) of the BCA is hereby amended and restated in its entirety as follows:

“(b) Recapitalization and Forfeiture. On October 23, 2023, prior to effecting any redemptions in connection with the extension of SPAC’s deadline to consummate its initial Business Combination, SPAC caused each SPAC Class B Share that was held by Sponsor as of such date to be converted into one SPAC Class A Share (the “Sponsor SPAC Share Conversion”). At least one day prior to the Closing Date immediately following the transactions effected pursuant to SECTION 2.01(a), SPAC shall cause each SPAC Class B Share that is issued and outstanding as of such date to be converted into one SPAC Class A Share (the “Other Class B Holder SPAC Share Conversion” and, together with the Sponsor SPAC Share Conversion, the “SPAC Share Conversion”); provided, that (i) prior to the Other Class B Holder SPAC Share Conversion, a number of SPAC Class A Shares that were issued to Sponsor in the Sponsor SPAC Share Conversion equal to 2,361,641 SPAC Class A Shares shall automatically, and without further action on the part of the Sponsor, be surrendered, forfeited and cancelled, for no consideration and as a contribution to the capital of SPAC, pursuant to and in accordance with the terms of the Sponsor Agreement, and (ii) the number of SPAC Class A Shares otherwise deliverable to the holders of SPAC Class B Shares pursuant to the Other Class B Holder SPAC Share Conversion shall be reduced (pro rata between the holders of SPAC Class B Shares) by an amount equal to 538,359 SPAC Class A Shares pursuant to and in accordance with the terms of the Sponsor Agreement. On the Closing Date prior to the Domestication, SPAC, Sponsor and the other parties to the Sponsor Agreement shall consummate the surrender and forfeiture to, and subsequent cancellation thereof by, SPAC, for no consideration and as a contribution to the capital of SPAC, of all of the SPAC Private Warrants, pursuant to and in accordance with the terms of the Sponsor Agreement, and no SPAC Private Warrants shall be outstanding or deemed to be outstanding for purposes of SECTION 2.01(c).”

(k) Effective as of the Effective Date, Section 2.01(d) of the BCA is hereby amended and restated in its entirety as follows:

“(d) Private Placements. On the Closing Date, prior to the Closing and immediately following the transactions effected pursuant to SECTION 2.01(c), SPAC and OpCo, as applicable, shall cause the Private Placements to be consummated pursuant to and in accordance with the terms of the applicable Financing Agreements.”

(l) Effective as of the Effective Date, a new Section 2.04 is hereby added to the BCA as follows:

“SECTION 2.04 Post-Closing Forfeiture.

(a) Following the Closing, upon the occurrence of a Triggering Event, (i) 500,000 shares of SPAC Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the SPAC Class A Common Stock occurring after the Closing and prior to the Triggering Event) (the “Post-Closing Forfeiture Shares”) held by Sponsor and the other parties to the Sponsor Agreement (other than SPAC) originally issued in connection with the Sponsor SPAC Share Conversion and the Other Class B Holder Share Conversion shall automatically, and without further action on the part of Sponsor or the other parties to the Sponsor Agreement, be surrendered, forfeited and cancelled (pro rata among Sponsor and the other parties to the Sponsor Agreement (other than SPAC)), for no consideration and as a contribution to the capital of SPAC, pursuant to and in accordance with the terms of the Sponsor Agreement, (ii) SPAC shall issue a

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number of shares of SPAC Class A Common Stock equal to the number of Post-Closing Forfeiture Shares to the Company, and (iii) the Company shall transfer such shares to Sun Managers, LLC. If a Triggering Event does not occur within the Forfeiture Period, then Sponsor and the other parties to the Sponsor Agreement (other than SPAC) shall retain the Post-Closing Forfeiture Shares (and such shares shall no longer be subject to forfeiture hereunder) and Sun Managers, LLC shall have no further right to receive any shares of SPAC Class A Common Stock under this SECTION 2.04.

(b) For purposes of this SECTION 2.04, a “Triggering Event” shall mean the date on which all of the OpCo Preferred Units are redeemed or converted, in each case, in accordance with the OpCo A&R LLC Agreement, within the Forfeiture Period; and the “Forfeiture Period” shall mean the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date.”

(m) Effective as of the Effective Date, Section 5.10(a) is hereby amended by adding the following sentence after the first sentence therein:

“As of January 16, 2024, the SPAC Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, which resolutions have not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement (as amended by Amendment No. 1 to this Agreement) and the transactions contemplated by this Agreement (as amended by Amendment No. 1 to this Agreement) are in the best interests of SPAC, (ii) approved this Agreement (as amended by Amendment No. 1 to this Agreement) and the Transactions and the performance by SPAC of its obligations under this Agreement (as amended by Amendment No. 1 to this Agreement) and the Ancillary Agreements, and (iii) recommended that the shareholders of SPAC approve and adopt this Agreement (as amended by Amendment No. 1 to this Agreement) and the Transactions and directed that this Agreement (as amended by Amendment No. 1 to this Agreement) and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.”

(n) Effective as of the Effective Date, the first sentence of Section 5.18 of the BCA is hereby amended and restated in its entirety as follows:

“As of January 24, 2024, SPAC and OpCo have delivered to the Company a true, correct and complete copy of the fully executed Initial Subscription Agreement pursuant to which Sponsor has committed, subject to the terms and conditions therein, to purchase an aggregate of up to 1,500,000 OpCo Preferred Units for an aggregate amount of cash of up to fifteen million dollars ($15,000,000), with an initial purchase of 1,000,000 OpCo Preferred Units for an aggregate amount of cash equal to ten million dollars ($10,000,000) immediately prior to the Closing and an additional five million dollars ($5,000,000) committed and callable by OpCo at any time within six (6) months of Closing.”

(o) Effective as of the Effective Date, Section 6.02(f) of the BCA is hereby amended and restated in its entirety as follows:

“(f)  incur any Indebtedness for borrowed money or issue any debt securities (or warrants or other rights to acquire any debt securities) or assume, guarantee or otherwise become responsible for, such obligations of any person or persons, except for Indebtedness for borrowed money to be paid off in full at or prior to the Closing in an amount that does not exceed $2,750,000 in the aggregate (with $750,000 of such amount solely to be used for the payment of expenses related to the satisfaction of Nasdaq listing requirements);”

(p) Effective as of the Effective Date, Section 7.07(c) of the BCA is hereby amended and restated in its entirety as follows:

“(c) During the Interim Period, SPAC shall use reasonable best efforts to obtain (with the Company having prior written consent before such policy is obtained and bound) a separate directors’ and officers’ liability insurance policy (“D&O Insurance”) that covers (and if obtained shall maintain such D&O Insurance in effect

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for no less than six (6) years following Closing without any lapse in coverage and continue to honor SPAC’s obligations thereunder) those persons who were managers and officers of the Company and the Company Subsidiaries prior to the Closing, on the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Nasdaq and which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company (such D&O Insurance, the “Company D&O Policy”).”

(q) Effective as of the Effective Date, Section 7.15(a)(ii) of the BCA is hereby amended and restated in its entirety as follows:

“(ii) the Sponsor SPAC Share Conversion and the Other Class B Holder SPAC Share Conversion shall each be treated as a ”reorganization“ within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder;”

(r) Effective as of the Effective Date, Section 7.15(a)(vii) of the BCA is hereby amended and restated in its entirety as follows:

“(vii) the surrender and forfeiture of SPAC Class A Shares, SPAC Class B Shares and SPAC Private Warrants by certain holders of SPAC Class A Shares, SPAC Class B Shares and SPAC Private Warrants pursuant to SECTION 2.01(b) shall be treated as a contribution to capital by such holders of SPAC Class A Shares, SPAC Class B Shares and SPAC Private Warrants to SPAC with respect to which no shares are issued;”

(s) Effective as of the Effective Date, a new Section 7.15(a)(ix) is hereby added to the BCA as follows:

“(xi) the surrender and forfeiture of Post-Closing Forfeiture Shares, if any, by the Sponsor and the other parties to the Sponsor Agreement (other than SPAC) pursuant to SECTION 2.04(a) shall be treated as a contribution to capital by such holders of Post-Closing Forfeiture Shares to SPAC with respect to which no shares are issued.”

(t) Effective as of the Effective Date, the second sentence of Section 7.15(a) of the BCA is hereby amended and restated in its entirety as follows:

“The parties intend that this Agreement constitute and hereby adopt this Agreement as a “plan of reorganization” with respect to the Domestication, the Sponsor SPAC Share Conversion and the Other Class B Holder SPAC Share Conversion for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).”

(u) Effective as of the Effective Date, Section 7.15(c) of the BCA is hereby amended and restated in its entirety as follows:

“(c) SPAC shall (and shall cause its respective affiliates to) provide to the pre-Closing holders of SPAC Common Stock and SPAC Warrants all information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (a) if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period, and (b) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication, the Sponsor SPAC Share Conversion and the Other Class B Holder SPAC Share Conversion. The parties agree to treat the

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taxable year of SPAC as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.”

(v) Effective as of the Effective Date, Section 7.16(a)(ii) of the BCA is hereby amended and restated in its entirely as follows:

“(ii)  five director nominees to be chosen by the Company (at least three of whom shall also meet the requirements for service on the audit committee of SPAC following Closing under the Exchange Act, Nasdaq rules and SOX).”

(w) Effective as of the Effective Date, the first sentence of Section 7.20 of the BCA is hereby amended and restated in its entirely as follows:

“SPAC agrees that during the Interim Period, it will continue to extend its deadline to consummate its initial Business Combination for three (3) monthly periods after January 22, 2024 (until April 22, 2024) (the “Automatic Extension Deadline”) in accordance with SPAC’s Organizational Documents, as amended, and the Trust Agreement (the “Automatic Extensions” and together with any Charter Amendment Extensions, “Extensions”), and will pay the amounts required to be deposited into the Trust Account in accordance with the terms of SPAC’s Organizational Documents.”

(x) Effective as of the Effective Date, Section 8.01(h) of the BCA is hereby amended and restated in its entirety as follows:

“(h) [Reserved].”

(y) Effective as of the Effective Date, Section 9.01(b) of the BCA is hereby amended and restated in its entirety as follows:

“(b) by either SPAC or the Company if the Closing shall not have occurred prior to April 22, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this SECTION 9.01(b) by or on behalf of any such party that is in breach or violation of any covenant or agreement contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in ARTICLE VIII on or prior to the Outside Date; or”

(z) Effective as of the Effective Date, Section 9.03 of the BCA is hereby amended and restated in its entirety as follows:

“SECTION 9.03 Expenses. Except as set forth in this SECTION 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC or OpCo shall, in the following order, (i) pay or cause to be paid all accrued Sunergy Transaction Expenses and, only up to a maximum of $8,000,000, SPAC Transaction Expenses (including, in each case, any expenses related to the Private Placements and any other financing in connection with the Transactions) that are unpaid as of immediately prior to the Closing (collectively, the “Unpaid Expenses”), and (ii) retain all remaining amounts (if any) from the Aggregate Transaction Proceeds on the balance sheet of OpCo and/or the Company. For all SPAC Transaction Expenses of any kind above $8,000,000, SPAC must pay such expenses in full prior to Closing so that neither SPAC nor OpCo has any liability for such expenses after Closing. Sponsor and SPAC agree that, prior to or as of the Closing, Sponsor shall contribute those certain promissory notes, dated as of April 27, 2021 and October 17, 2023 (which promissory note amended and restated that certain promissory note dated as of April 5, 2023), by and between Sponsor and SPAC, to SPAC as a contribution to the capital of SPAC and all amounts due thereunder shall be cancelled and not included as SPAC Transaction Expenses.”

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(aa) Effective as of the Effective Date, Exhibit F of the BCA will be replaced by Exhibit C attached hereto, Exhibit H of the BCA will be replaced by Exhibit D attached hereto and Exhibit A of the BCA will be replaced with Exhibit E attached hereto.

2. Miscellaneous. This Amendment shall be construed and interpreted in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 9.05 (Waiver), 10.04 (Severability), 10.06 (Parties in Interest), 10.07 (Governing Law), 10.08 (Waiver of Jury Trial), 10.10 (Counterparts), 10.11 (Specific Performance) and 10.12 (No Recourse) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

SPAC:

ESGEN ACQUISITION CORPORATION

By:	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

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COMPANY:

SUNERGY RENEWABLES, LLC

By:	/s/ Tim Bridgewater
Name:	Tim Bridgewater
Title:	CEO/CFO

SIGNATURE PAGE TO AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

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Exhibit A

EXHIBIT J

Form of Amendment No. 2 to the Sponsor Agreement

[Attached]

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Exhibit B

EXHIBIT C

Form of Initial Subscription Agreement

[Attached]

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Exhibit C

EXHIBIT F

Form of SPAC Certificate of Incorporation

[Attached]

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Exhibit D

EXHIBIT H

Form of OpCo A&R LLC Agreement

[Attached]

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Exhibit E

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

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Annex B

FORM OF CERTIFICATE OF INCORPORATION

OF

ZEO ENERGY CORP.

ARTICLE I

NAME

The name of the Corporation is Zeo Energy Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITALIZATION

Section 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 410,000,000, consisting of (i) 400,000,000 shares of common stock, divided into (a) 300,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (b) 100,000,000 shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 2. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding Class B Units (as defined in the Amended and Restated Operating Agreement of ESGEN OpCo, LLC, a Delaware limited liability company (“OpCo”), as such agreement may be amended from time to time (the “OpCo A&R Operating Agreement”)) and all Class B Units that would be outstanding assuming the conversion of all Class A Convertible Preferred Units (as defined in the OpCo A&R Operating Agreement), along with an equal number of shares of Class V Common Stock, pursuant to the OpCo A&R Operating Agreement and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Common Stock.

(a) Voting Rights.

(1)

Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class V Common Stock will be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.4(a)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2)

(a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock and (b) the holders of the outstanding shares of Class V Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(3)

Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(1)

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2)	Except as provided in Section 4.4(b)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class V Common Stock.

(3)

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units (as defined in the OpCo A&R Operating Agreement) and Class B Units and, with respect to Class A Convertible Preferred Units, in the manner set forth in the OpCo A&R Operating Agreement. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Units to exchange their Class B Units or the requirement of holders of Class A Convertible Preferred Units to exchange the Class B Units such holders would receive upon conversion of their Class A Convertible Preferred Units, as applicable, along with an equal number of shares of Class V Common Stock corresponding to such applicable Class B Units, for shares of Class A Common Stock pursuant to the OpCo A&R Operating Agreement, the holders of shares of Class V Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Cancellation of Class V Common Stock. No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Class B Units or Class A Convertible Preferred Units in accordance with the provisions of the OpCo A&R Operating Agreement. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Class B Unit or Class A Convertible Preferred Unit (provided, that in the event of a conversion of Class A Convertible Preferred Units into Class B Units, there will be a number of shares of Class V Common Stock issued or retired in relation to such conversion as necessary such that the number of shares of Class V Common Stock held by the converting person equals the number of Class B Units issued to such converting person in such conversion), including any share of Class V Common Stock exchanged for a share of Class A Common Stock pursuant to the OpCo A&R Operating Agreement, such share shall automatically and without further action on the part of the

Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration and retired and restored to the status of an authorized but unissued share of Class V Common Stock of the Corporation.

(e) Further Issuances of Class V Common Stock. No shares of Class V Common Stock shall be issued at any time after the effective date of this Certificate of Incorporation, except (a) to one or more new or existing members of OpCo to whom Class B Units (provided that in the event of an issuance of Class B Units as a result of a conversion of Class A Convertible Preferred Units into Class B Units, the requirement set forth in Section 4.4(d) of this Article IV with respect to the corresponding Class V Common Stock will apply) or Class A Convertible Preferred Units are also issued, (b) to a member of OpCo holding Class B Units or Class A Convertible Preferred Units in a number necessary to maintain a one-to-one ratio between the collective number of Class B Units and Class A Convertible Preferred Units outstanding, on the one hand, and the number of shares of Class V Common Stock outstanding, on the other hand or (c) for the issuance of shares of Class V Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

(f) Preemptive Rights. To the extent Class B Units or Class A Convertible Preferred Units are issued pursuant to the OpCo A&R Operating Agreement (provided that in the event of an issuance of Class B Units as a result of a conversion of Class A Convertible Preferred Units into Class B Units, the requirement set forth in Section 4.4(d) of this Article IV with respect to the corresponding Class V Common Stock will apply) to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to whom such Class B Units or Class A Convertible Preferred Units, as applicable, are issued.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the director and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 4. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

Section 6. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. For so long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and if the holders of shares of Class V Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation representing a majority of the total voting power of stock entitled to vote generally in election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Section 4. Nothing in this Article VII shall limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, and X of this Certificate of Incorporation and this Article IX.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the

Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.

(a) prior to such time that the business combination is consummated, the Board approved the business combination, or (b) the Board approved the prior transaction that resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Solely for purposes of this Article X only, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article X is not applicable to the surviving entity;

b.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.

any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL;

(3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.

“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of 15% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

6.

“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.

“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.

has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“Principal Stockholder” means [●] and [●].

12.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII

DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, [ ] has caused this Certificate of Incorporation to be executed on this day     of     , 2024.

[ ]
By:
Name:
Title:	[ ]
Address:

[[ ] — Signature Page to Certificate of Incorporation]

Annex C

Form of Bylaws of

[ ]

(a Delaware corporation)

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [ ] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, is entitled to vote at the meeting and has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Business Combination Agreement, dated as of April 19, 2023 by and among ESGEN Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC, the sellers set forth on the signature pages thereto, Sunergy Renewables, LLC, a Nevada limited liability company, ESGEN LLC, a Delaware limited liability company, and Timothy Bridgewater (the “Business Combination”), be deemed to have occurred on [•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board (or, if applicable, a stockholder exercising its right to call a special meeting) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee(s). Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(iii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority of voting power of the stock entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder of record.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III – Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these Bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

3.13 Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, the director or directors in attendance at a meeting of the Board thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate. Except as the Board may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

Article IV – Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (chairperson, vice chairperson); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V – Officers

5.1 Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of

Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12)  month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX – Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)

for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)

for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)

for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)

initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)

if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Indemnification for Successful Defense.

To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified under this Section 9.4 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 9.4 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced; provided, however, that, any indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 9.1 and this Section 9.4 only if such indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

9.5 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.6 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.7 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.8 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.9 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.10 Settlement of Claims.

Notwithstanding anything in this Article IX to the contrary, the Corporation shall not be liable to indemnify any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

9.11 Subrogation.

In the event of payment under this Article IX, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

9.12 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X – Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

Annex D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_______], 2024, is made and entered into by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation) (the “Company”), ESGEN LLC, a Delaware limited liability company (the “Sponsor”), the undersigned equityholders (the “Sunergy Equityholders”) of Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the undersigned Existing SPAC Holders (as defined below) and the remaining Holders on the signature pages hereto (each such undersigned party, together with the Existing SPAC Holders, Sponsor, Sunergy Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on October 22, 2021, the Company, the Sponsor, one or more client accounts of Westwood Holdings Group, Inc., a Delaware corporation, the successor to Salient Capital Partners, LLC, a Texas limited liability company, and certain other security holders named therein (the “Existing SPAC Holders”) entered into that certain Registration and Shareholder Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and the other Existing SPAC Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on April 19, 2023, the Company, ESGEN OpCo, LLC, a Delaware limited liability company (“OpCo”), the sellers set forth on the signature pages thereto, Sunergy, the Sponsor and Timothy Bridgewater, as the sellers representative entered into that certain Business Combination Agreement, as amended on January 24, 2024, by the First Amendment to the Business Combination Agreement, by and among the Company and Sunergy (as the same may be amended, supplemented or modified, the “Business Combination Agreement”), pursuant to which the parties to the Business Combination Agreement will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders (other than the Sunergy Equityholders) will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), the Sponsor will own OpCo preferred units (the “Convertible OpCo Preferred Units”) that are convertible into common units of OpCo (“OpCo Units”) and shares of the Company’s Class V common stock, par value $0.0001 per share (“Class V Common Stock”), and Sunergy Equityholders will own OpCo Units and shares of Class V Common Stock;

WHEREAS, OpCo Units, together with an equal number of shares of Class V Common Stock, will be exchangeable for shares of Class A Common Stock pursuant to the terms of the amended and restated limited liability company agreement of OpCo, dated as of the date hereof; and

WHEREAS, the Company and the Existing SPAC Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company will grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class V Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Notice” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Demanding Holder” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Convertible OpCo Preferred Units” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Existing SPAC Holders” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Member Distribution” shall have the meaning given in this Section 1.1.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“OpCo” shall have the meaning given in the Recitals hereto.

“OpCo Units” shall have the meaning given in the Recitals hereto.

“Opt-Out Notice” shall have the meaning given in Section 2.5.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder, (e) any affiliate of a Holder or the immediate family of such affiliate, (f) any successor by death or pursuant to any qualified domestic relations order, (g) any trust, partnership, limited liability company or similar entity solely for the benefit of a Holder or such Holder’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Shares, (h) a nominee or custodian of a Permitted Transferee, (i) Sunergy Equityholders, (j) pursuant to a transfer of each of the initial Holders rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (each, a “Member Distribution”) in accordance with the requirements of subsections 5.2.2 and 5.2.5 of this Agreement or (k) any grantees under any management incentive plan of Sun Managers, LLC.

“Piggyback Notice” shall have the meaning given in subsection 2.2.1(a) of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1(a) of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Class A Common Stock issued or issuable upon the exchange of OpCo Units (together with an equal number of Class V Common Stock) issuable upon conversion of any Convertible OpCo Preferred Units held by the Sponsor at any time following the Closing, (b) any outstanding shares of Class A Common Stock (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (c) any shares of Class A Common Stock issued or issuable upon exchange of an equivalent number of OpCo Units and Class V Common Stock issued to a Sunergy Equityholder pursuant to the Business Combination Agreement, (d) any shares of Class A Common Stock issued or to be issued to any Holders in connection with the Business Combination (e) as described in Section 2.04 of the Business Combination Agreement, any Class A Common Stock issued in connection with any forfeiture of Class A Common Stock as described therein and (f) any other equity security of the Company issued or issuable with respect to any Registrable Security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred to a Person who is not entitled to the registration and other rights hereunder, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean all out-of-pocket expenses other than Selling Expenses incident to the Company’s performance under or compliance with this Agreement to effect the Shelf Registration, any Subsequent Shelf Registration Statement, Underwritten Offering, Block Trade or Piggyback Offering, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Class A Common Stock are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F) the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Class A Common Stock is then listed;

(G) the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H) reasonable fees and expenses of one legal counsel, not to exceed $40,000 without the consent of the Company, selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” shall mean all (i) transfer taxes allocable to the sale of Registrable Securities and (ii) commissions, discounts, fees and marketing costs of brokers, dealers and Underwriters and, other than as set forth in the definition of “Registration Expenses”, all reasonable fees and expenses of any legal counsel representing the Holders.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“Sunergy” shall have the meaning given in the Preamble.

“Sunergy Equityholders” shall have the meaning given in the Recitals hereto.

“Suspension Period” shall have the meaning given in Section 2.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Underwritten Offering” shall mean a Registration in which Registrable Securities of the Company (or, with respect to Section 2.2, securities of the Company for its own account) are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Registration.

2.1.1 Shelf Registration. The Company agrees that, within thirty calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Class A Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at the same time as the Closing. The Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf Registration in accordance with the terms of this Agreement, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Shelf Registration on Form S-1, the Company shall use its commercially reasonable efforts to convert the Shelf Registration on Form S-1 (and any Subsequent Shelf Registration) to a Shelf Registration on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders.

2.1.3 Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to cause such Registration Statement to again become effective under the Securities Act as promptly as is reasonably practicable (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities from time to time (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Underwritten Offering. Subject to the provisions of subsection 2.1.5, Section 2.4 and Section 3.4 of this Agreement, a Holder or group of Holders (such Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, thirty million dollars ($30,000,000) (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an Underwriter(s); provided, that such selection shall be subject to the written consent of the Company, which consent shall not be unreasonably withheld, and the Company shall have no responsibility for engaging any Underwriter(s) for an Underwritten Offering. The Company shall, within five business days of the Company’s receipt of the Underwritten Demand, notify, in writing (such notice, the “Demand Notice”), all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two days (one day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to register pursuant to this subsection 2.1.4 shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s). Notwithstanding the foregoing, the Company is not obligated to effect (i) more than two Underwritten Offerings demanded by the Sponsor or more than two Underwritten Offerings demanded by any of the Sunergy Equityholders unless the demanding Sponsor or Sunergy Equityholders, as applicable, agree to reimburse the Company for all Registration Expenses with respect to such Underwritten Offering; provided, that if a Demanding Holder is required to reimburse the Company with respect to Registration Expenses incurred pursuant to this clause (i), any Requesting Holder participating in such Underwritten Offering shall be required to pay such Requesting Holder’s incremental Registration Expenses attributable to its participation in the Underwritten Offering; provided, however, that if the Company agrees to waive reimbursement pursuant to this clause (i), then a Requesting Holder shall not be required to reimburse the Company for its incremental Registration Expenses pursuant to this clause (i); or (ii) an Underwritten Offering within ninety days of the closing of an Underwritten Offering or Block Trade. If the Company waives reimbursement for any Holder pursuant to the second proviso in the preceding clause (i), the Company shall automatically waive any rights to reimbursement pursuant to clause (i) for any Holder that subsequently requests an Underwritten Offering for which it is obligated to reimburse expenses pursuant to this subsection 2.1.4.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Class A Common Stock or other securities which the Company desires to sell and the shares of Class A Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a) first, the Registrable Securities of the Demanding Holders (Pro Rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities;

(b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the shares of Class A Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring’ prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.4 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided, that the remaining Demanding Holders or Requesting Holders may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by such Demanding Holders’ or Requesting Holders’ aggregate remaining Registrable Securities proposed to be sold in the Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has required to be included in such Underwritten Offering); provided that, if either the Sponsor or any of the Sunergy Equityholders elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or the Sunergy Equityholders, as applicable. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Demanding Holders and Requesting Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.6, other than if a Demanding Holder (A) is required to reimburse the Company for Registration Expenses pursuant to subsection 2.1.4(i) (including (x) any Requesting Holder’s corresponding reimbursement obligation pursuant to subsection 2.1.4(i) or (y) any Holder’s corresponding reimbursement obligation pursuant to subsection 2.2.1(b) with respect to such Holder’s exercise of its Piggyback Registration rights) or (B) elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights.

(a) Subject to the provisions of subsection 2.2.2 and Section 2.4 hereof, if, at any time on or after the date the Company consummates the Business Combination, the Company proposes to consummate an

Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable (the “Piggyback Notice”), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two days (one day if such offering is an overnight or bought Underwritten Offering), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) If a Demanding Holder is required to reimburse the Company with respect to Registration Expenses incurred pursuant to subsection 2.1.4(i), another Holder exercising its Piggyback Registration rights pursuant to subsection 2.2.1(a) shall be required to pay such Holder’s incremental Registration Expenses attributable to its participation in the Underwritten Offering; provided, that if the Company agrees to waive reimbursement pursuant to subsection 2.1.4(i), then a Holder exercising its Piggyback Registration rights shall not be required to reimburse the Company for its incremental Registration Expenses pursuant to this subsection 2.2.1(b).

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Class A Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c) If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3 other than any Holder’s reimbursement obligation pursuant to subsection 2.2.1(b) with respect to such Holder’s exercise of its Piggyback Registration rights). The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement. Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration at any time prior to the execution of an underwriting agreement with respect thereto by giving an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Registration; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to Section 2.2 and such Holder shall no longer be entitled to participate in any Piggyback Registration.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.6, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “road show,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (i) $15 million or (ii) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating a Block Trade or Other Coordinated Offering shall have the right to submit a written notification to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and/or Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of four (4) Block Trades or Other Coordinated Offerings demanded by the Sponsor and is not obligated to effect a Block Trade or Other Coordinated Offerings within ninety days after the closing of an Underwritten Offering, Block Trade or Other Coordinated Offering. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.4 hereof. Notwithstanding the foregoing, if the Sponsor has used the maximum amount of Block Trades and Coordinated Offerings it is entitled to make pursuant to this subsection 2.3.5 at a time in which it is entitled to demand an Underwritten Offering under subsection 2.1.4, such Demanding Holder shall be entitled to demand the Company effect a Block Trade or Other Coordinated Offering in accordance with Section 2.3 in lieu of an Underwritten Offering (which, for the avoidance of doubt, shall count towards the aggregate amount of Underwritten Offerings the Sponsor is entitled to demand pursuant to Section 2.1.4); provided that such Block Trade or Other Coordinated Offering shall not be within ninety days of the closing of another Block Trade, Other Coordinated Offering or Underwritten Demand Offering.

2.4 Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering (any such period, a “Suspension Period”). In such event, the Company shall have the right to defer such offering for a period of not more than thirty days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve-month period.

2.5 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Underwritten Offering, Piggyback Registration, the withdrawal of any Shelf Registration or Piggyback Registration or any event that would lead to a Suspension Period as contemplated by Section 2.4; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided, further, that if the Company has provided a Demand Notice or a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the respective notice periods. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.1, Section 2.2, Section 2.4 or Section 3.4, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.5) and the Suspension Period remains in effect, the Company will so notify such Holder, within one business day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including pursuant to a Member Distribution), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4 prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities

included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7 advise each seller of such Registrable Securities, promptly after it receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a comfort letter (including a “cold comfort” letter, as applicable) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and/or negative assurance letter, as applicable, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.13 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty, to engage in such Underwritten Offering, Block Trade or Other Coordinated Offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission) provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 159 under the Securities Act or any successor rule thereto;

3.1.16 with respect to an Underwritten Offering pursuant to subsection 2.1.5, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2 Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental Selling Expenses relating to the sale of Registrable Securities.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (a) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus in respect of any Registration or Underwritten Offering at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement or Prospectus for the shortest period of time, provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty consecutive calendar days, or more than one hundred-twenty total calendar days, in each case during any twelve-month period. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. In addition, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such person’s rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (c) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, or overnight mail at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to [•], Attention: [•], or by email at: [•], if to the Sponsor, to 5956 Sherry Lane, Suite 1400, Dallas, Texas, Attention: James P. Benson and Michael C. Mayon, or by email at: jim.benson@energyspectrum.com and mike.mayon@energyspectrum.com, or if to any other Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by execution of a Joinder in the form of Exhibit A hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.5 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected, (ii) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor and (iii) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sunergy Equityholders shall require the consent of a majority-in-interest of the Sunergy Equityholders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder, (b) the parties to the Additional Financing Agreements and (c) holders of the Company’s Public Warrants pursuant to that certain Warrant Agreement, dated as of October 22, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the

Company represents and warrants that this Agreement supersedes any other registration rights agreement, including the Existing Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

5.8 Term. This Agreement shall terminate, with respect to any Holder, on the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.9 Holder Information. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the Commission, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZEO ENERGY CORP., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

ESGEN LLC, a Delaware limited liability company

By:
Name:
Title:

EXISTING SPAC HOLDERS

Larry L. Helm

Mark M. Jacobs

Sanjay Bishnoi

[Westwood Client Accounts]

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS

[Sunergy equityholders]

EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Amended and Restated Registration Rights Agreement, dated as of [•], 2024, by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation) and certain Holders party thereto (the “A&R Registration Rights Agreement”), and to join in the A&R Registration Rights Agreement as a Holder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

Name:

Address:

Annex E

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ESGEN OPCO, LLC

A Delaware limited liability company

dated as of [  ]  , 2024

THE LIMITED LIABILITY COMPANY INTERESTS IN ESGEN OPCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

E-i

E-ii

E-iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF ESGEN OPCO, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ESGEN OPCO, LLC, a Delaware limited liability company (the “Company”), dated as of [ ], 2024, is entered into by and among the Members that are party hereto, ZEO Energy Corp., (f/k/a ESGEN Acquisition Corporation), a Delaware corporation (the “Manager”), and each other Person as may become a Member from time to time, pursuant to the provisions of this Agreement.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “ESGEN OpCo, LLC” by the filing of a Certificate of Formation (together with any amendments, the “Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on April 14, 2023;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Limited Liability Company Agreement, dated April 14, 2023 (the “Initial Operating Agreement”);

WHEREAS, in connection with the Business Combination Agreement, by and among the Manager, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the sellers party thereto, the Company, ESGEN LLC, a Delaware limited liability company (“Sponsor”), and Timothy Bridgewater, as Sellers Representative, dated as of April 19, 2023, as amended as of January 24, 2024 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”), the Initial Operating Agreement is amended and restated in its entirety by this Agreement, with this Agreement superseding and replacing the Initial Operating Agreement in its entirety; and

WHEREAS, as a result of certain transactions described in the Combination Agreement, the Company shall be treated as a partnership continuation of Sunergy pursuant to Section 708(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Formation. The Company has been formed as a Delaware limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 1.2 Name. The name of the Company is “ESGEN OpCo, LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Manager determines that such is in the best interests of the Company. The Company may change its name, from time to time, in accordance with Law.

Section 1.3 Principal Place of Business; Other Places of Business. The principal business office of the Company shall be as designated by the Manager from time to time. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Manager deems advisable.

Section 1.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the

Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be [ ], or such other place as the Manager from time to time may select. The Company’s registered agent for service of process at such address is [ ], or such other qualified Person as the Manager may designate from time to time.

Section 1.5 Term. The term of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, and applicable state and local, income tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7 Business Purpose. The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act.

Section 1.8 Powers. The Company will possess and subject to any express limitations thereon in this Agreement, may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

Section 1.9 Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business. If requested by the Manager, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Manager deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Manager to be necessary or appropriate) to be made by the Company.

Section 1.10 Representations and Warranties by the Members.

(a) Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Non-Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is not an individual represents and warrants to each other Member that (i) the execution of this Agreement and the transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it has acquired its interest in the Company for its own account and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself.

(d) Survival of Representations and Warranties. The representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e) No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Manager have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Modification of Representations and Warranties. The Manager may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Section 1.11 LLC Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 1.12 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the

Company, and no Member shall be obligated personally (whether to the Company, any of the other Members, the creditors of the Company or any other third party) for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE II

UNITS; CAPITAL CONTRIBUTIONS

Section 2.1 Units.

(a) Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b) Classes. The Units are initially divided into:

(i) “Class A Units,” which are issuable solely to the Manager and such other persons as the Manager shall determine;

(ii) “Class B Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement;

(iii) “Class A Convertible Preferred Units,” which are issuable solely to the Sponsor and as otherwise provided in this Agreement; and

(iv) Other Classes of Units. Subject to Sections 2.4 and 2.5 and any other applicable terms of this Agreement, the Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

Section 2.2 Capital Contributions of the Members; No Deficit Restoration Obligation.

(a) Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Manager, right to make any other Capital Contributions or any loans to the Company.

(b) No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Section 2.4 Issuances of Additional Units. Subject to Section 2.5 and the rights of any Member set forth in a Unit Designation or Article XII:

(a) General. Subject to Section 2.5(d), Section 4.1(f) and Section 12.2(a) (as applicable), the Manager may cause the Company to (i) issue additional Common Units or Class A Convertible Preferred Units to the Members (including, subject to Section 2.4(b), the Manager) or any other Person at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Manager or class or series of Preferred Stock of the Manager, respectively, which may be subject to vesting and other terms and conditions as determined by the Manager and as may be set forth in any Incentive Compensation Plan from time to time. To the extent any such additional Units are issued in one or more new classes or one or more new series of any of such classes, the designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption of such additional Units shall be set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”). Upon the issuance of any such additional Units or other New Securities, the Manager shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation or Article XII, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. The Company shall only be permitted to issue additional Common Units and/or establish other classes or series of Units or other New Securities to the Persons and on the terms and conditions provided for in this Section 2.4 and Section 2.5.

(b) Issuances to the Manager. No additional Units shall be issued to the Manager unless at least one of the following conditions is satisfied:

(i) Consistent with the requirements of Section 2.5(d), including to maintain the One-to-One Ratios, the additional Units are (x) Class A Units (A) issued in connection with an issuance of Class A Common Stock or (B) issued with appropriate adjustments to the Exchange Rate in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Manager (other than Common Stock), and, in each case, the Manager contributes to the Company the net proceeds received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Manager;

(ii) There is a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction and such issuances are necessary to maintain the One-to-One Ratios;

(iii) The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Manager and such issuances are necessary to maintain the One-to-One Ratios; or

(iv) The additional Units are issued in accordance with the express terms of the applicable provisions of this Section 2.4 and Section 2.5 or Section 3.2(f).

(c) Issuances of Class B Units. No additional Class B Units shall be issued except (i) in the event of a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction, in each case to the extent necessary to maintain the One-to-One Ratios or (ii) upon a Conversion.

(d) No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

(e)  Warrants. In connection with the consummation of the transactions contemplated by the Combination Agreement, the Company has on the date of this Agreement issued warrants to purchase Class A Units (the “Warrants”) to the Manager as set forth on Annex F hereto pursuant to a warrant agreement to purchase Class A Units (the “Warrant Agreement”) entered into between the Company and the Manager as of the date of this Agreement. Upon the valid exercise of a Warrant in accordance with the Warrant Agreement, the Company shall issue to the Manager the number of Class A Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. In the event any holder of a warrant to purchase shares of Class A Common Stock (the “Manager

Warrants”) exercises a Manager Warrant, then the Manager agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Manager Warrant shall match with a corresponding number of Class A Units issued by the Company pursuant to the Warrant Agreement. The Manager agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of a Manager Warrant. In the event a Manager Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Manager.

(f) The Manager may cause the Company to issue additional Class A Convertible Preferred Units to the Sponsor (1) in accordance with the terms of that certain subscription agreement, dated as of April 19, 2023, which was subsequently amended and restated on January 24, 2024, by and among the Manager, the Company and the Sponsor (the “Subscription Agreement”), and (2) otherwise in accordance with Article XII.

Section 2.5 Additional Funds and Additional Capital Contributions

(a) General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person (unless such approval is otherwise required pursuant to this Section 2.5).

(b) Additional Capital Contributions. Subject in all cases to the requirements to maintain the One-to-One Ratios pursuant to this Section 2.5, the Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. Subject in all cases to the requirements to maintain the One-to-One Ratios pursuant to this Section 2.5, in connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c) Loans by Third Parties. Subject to Section 12.2(b), the Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d) Issuance of Securities by the Manager; One-to-One Ratios.

(i) Except as otherwise reasonably determined by the Manager in connection with a contribution of cash or other asset by the Manager to the Company, the Company and the Manager shall use commercially reasonable efforts, including, without limitation, through issuances, reclassifications, distributions, divisions or recapitalizations, with respect to the Common Units, the Class A Convertible Preferred Units, the Class A Common Stock and the Class V Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Class A Units owned by the Manager, directly or indirectly, and the number of outstanding shares of Class A Common Stock, in the aggregate and (ii) a one-to-one ratio between the collective number of Class B Units and Class A Convertible Preferred Units owned by each Member (other than the Manager), directly or indirectly, and the number of outstanding shares of Class V Common Stock owned by such Member, directly or indirectly (collectively, the “One-to-One Ratios”), including with respect to additional issuances of Class A Convertible Preferred Units pursuant to Section 2.4(f), in each case, disregarding, for purposes of maintaining the One-to-One Ratios, (A) treasury stock or (B) preferred stock or other debt or equity securities issued by the Manager that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Manager to the equity capital of the Company). Except as otherwise determined by the Manager in its reasonable discretion, the Company and the Manager shall not undertake any subdivision (by any Common Unit split, stock split, distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Class A Units or Class A Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock or Class A Units, respectively, to maintain at all times the One-to-One Ratios, in each case, unless such action is necessary to maintain at all times the One-to-One Ratios. Unless otherwise Consented to by the Members in accordance with Article X, after the completion of the SPAC Transactions, except as contemplated in Article XII (as applicable) or in the case of a Liquidity Offering for purposes of a Cash Settlement and subject to Section 2.5(d)(ii) and Article XI, as applicable, the Manager shall not issue any additional Capital Stock or New Securities unless the Manager contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be), and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, or (ii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units, in each case, as and to the extent necessary to maintain the One-to-One Ratios. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Manager, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equal number of Class A Units or other Equivalent Units shall be issued to the Manager, in each case to the extent necessary to maintain the One-to-One Ratios.

(ii) New Securities that are derivative securities issued under any Incentive Compensation Plan of the Manager shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised for Capital Stock of the Manager.

(e) Reimbursement of Issuance Expenses. If the Manager issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Manager’s documented out-of-pocket expenses (excluding any underwriters’ discounts and commissions already deducted from net proceeds) associated with such issuance.

(f) Repurchase or Redemption of Capital Stock. Except for Class V Common Stock, if any shares of Capital Stock or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Manager, then the Manager shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units (in the case of Class A Common Stock), or Equivalent Units held by the Manager, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired, in each case to the extent necessary to maintain the One-to-One Ratios. No repurchases, redemptions or retirements of any Class V Common Stock that (1) relate to outstanding Class A Convertible Preferred Units may be made except if the corresponding Class A Convertible Preferred Units are redeemed or retired in accordance with Article XII or (2) relate to outstanding Class B Units may be made except if such Class B Unit is concurrently repurchased, redeemed or otherwise retired under the terms of this Agreement (without limitation of the rights and obligations in Article XI).

(g) Use of Excess Cash. Notwithstanding anything to the contrary in this Agreement, if the Manager (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Manager to meet or pay its U.S. federal, state and local Tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses it reasonably anticipates or (ii) holds any other excess cash amount, the Manager may, in its sole discretion, use such excess amounts in such manner as the Manager in good faith determines to be in the best interest of the Manager’s stockholders and to preserve the intended economic effect of this Section 2.5, Article XI and the other provisions hereof.

ARTICLE III

DISTRIBUTIONS

Section 3.1 Distributions Generally. Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Manager to the Members in the following order of priority:

(a) First, to the Sponsor in an amount equal to then-accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends on each Class A Convertible Preferred Unit outstanding; and

(b) Thereafter, to the holders of the Common Units pro rata in accordance with the number of their Units.

Section 3.2 Tax Distributions.

(a) Generally. If the amount distributed to a Common Member pursuant to Section 3.1 in respect of a Fiscal Year is less than that Common Member’s Assumed Tax Liability in respect of such Fiscal Year, the Company shall distribute (subject to Section 3.2(d)) an amount of Available Cash to the Common Members, pro rata in accordance with the number of Common Units owned (subject to any Unit Designation) such that each Common Member receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Common Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”); provided, that the amounts required to be distributed as Tax Distributions to the Common Members under this Section 3.2(a) shall be such that the Manager receives at least an amount equal to the Manager Tax-Related Liabilities with respect to such Fiscal Year. Any Tax Distribution made to a Common Member with respect to a Common Unit shall reduce future amounts otherwise distributable to such Common Member under Section 3.1 or Section 9.3(a) in respect of such Common Unit. Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made pro rata in accordance with Common Units.

(b) Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Common Member’s Tax Distributions under Section 3.2(a), a Common Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i) the sum of (A) the net taxable income and gain allocated to that Common Member from the Company for U.S. federal income tax purposes in the Fiscal Year (excluding any deductions or expenses specially allocated pursuant to Section 3.3(i) of Annex C) and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Common Member is required to include in income by reason of Code Sections 707(c) (but not including guaranteed payments for services within the meaning of Code Sections 707(c)), 951(a), and 951A(a); multiplied by

(ii) unless otherwise determined by the Company, the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in New York City, New York, for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by taking into account (w) the character of the income or gain, (x) any allocations under Code Section 704(c) or the principles thereof, (y) any special basis adjustments resulting from any election under Section 754 of the Code, including adjustments under Code Sections 732, 734(b) or 743(b), and (z) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year. In addition, the Company shall adjust a Common Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and Section 3.2(b)(ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c) Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2; provided that, if necessary for the Manager to timely satisfy any Manager Tax-Related Liabilities, the Company shall make estimated Tax Distributions on a more frequent basis. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d) Impact of Insufficient Available Cash. If the amount of estimated or final Tax Distributions to be made exceeds the amount of the Available Cash as of the time of such estimated or final Tax Distribution, the Tax Distribution to which each Common Member is entitled pursuant to Section 3.2(a) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of such reduction with respect to each Common Member, such Common Member’s “Tax Distribution Shortfall Amount”), and such Available Cash shall be distributed in the following order of priority:

(i) First, to the Manager in an amount equal to the full amount of its estimated or final Tax Distribution, as applicable, but calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”;

(ii) Second, to the Common Members, other than the Manager, pro rata in accordance with their Common Units (subject to any Unit Designation) in an aggregate amount such that each such Common Member has received the full amount of its estimated or final Tax Distribution, as applicable, calculated in accordance with Section 3.2(b); and

(iii) Third, to the Manager until the Manager has received the full amount of its estimated or final Tax Distribution, as applicable, calculated in accordance with Section 3.2(b) (for the avoidance of doubt taking into account amounts received pursuant to Section 3.2(d)(i) and this Section 3.2(d)(iii)).

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent periods (in the event of estimated Tax Distributions) or Fiscal Years (in the event of final Tax Distributions), as applicable, and distributions will be made to resolve such amounts, in accordance with the foregoing order of priority when and to the extent that the Company has sufficient Available Cash (for the avoidance of doubt, taking into account any cash required to make Tax Distributions in respect of subsequent periods or Fiscal Years). Any outstanding Tax Distribution Shortfall Amounts must be resolved prior to making (or must be taken into account in making) any distribution under Section 3.1 or Section 9.3(a).

(e) Member Tax Advance. Notwithstanding anything to the contrary contained in this Agreement (including Article XI), if any Common Member, other than the Manager, has received cumulative Tax Distributions pursuant to Section 3.2(d) on a per-Common Unit basis in excess of the cumulative Tax Distributions that would have been received by such Common Member on a per-Common Unit basis if the cumulative Tax Distributions made to all Common Members (including the Manager) had been made pro rata on a per-Common Unit basis (in each case taking into account any effect of reductions in amounts otherwise distributable to any Common Member under Section 3.1 or Section 9.3(a) as a result of prior Tax Distributions in accordance with Section 3.2(a)), any such excess amount shall be treated as a tax advance in respect of each such Common Unit owned by such Common Member (each, a “Member Tax Advance”). If there is a Member Tax Advance outstanding with respect to a Common Member (i) who Exchanges Common Units pursuant to the provisions of Article XI, except as described in clause (ii) of this Section 3.2(e), or (ii) whose Common Units are exchanged pursuant to a Mandatory Exchange upon a Change of Control Transaction pursuant to Section 7.4, then in each case, such Common Member shall be required to promptly pay to the Company (in all events prior to the Exchange Date) an amount of cash equal to the aggregate Member Tax Advances relating to all Common

Units of such Common Member subject to the Exchange; provided that, (x) in the case of an Exchange described in clause (i) of this Section 3.2(e), in lieu of paying such amount in cash, such Common Member, at its option, can elect to forgo such number of shares of Class A Common Stock (or in the case of a Cash Settlement, an amount of cash) it would be otherwise entitled to receive pursuant to such Exchange having a value (or in the case of a Cash Settlement, in an amount) equal to the aggregate Member Tax Advances relating to all Common Units of such Common Member subject to such Exchange, or (y) in the case of a Mandatory Exchange described in clause (ii) of this Section 3.2(e), in lieu of paying such amount in cash, such Common Member, at its option, can elect to forgo such number of shares of Class A Common Stock (or economically equivalent amount of cash or number of equity securities in a successor entity) it would be otherwise entitled to receive pursuant to such Mandatory Exchange upon a Change of Control Transaction having a value based on the consideration paid in such Change of Control Transaction (as reasonably determined by the Board of Directors) equal to the aggregate Member Tax Advances relating to all Common Units of such Common Member subject to such Mandatory Exchange; provided, further, that if such Common Member has not paid to the Company, prior to the Exchange Date, an amount of cash equal to the aggregate Member Tax Advances relating to all Common Units subject to the Exchange, then such Common Member shall be deemed to have elected to forgo shares (or the economically equivalent amount of cash or number of equity securities in a successor entity) in accordance with clause (x) or (y), as applicable, of the foregoing proviso. The obligations of each Common Member pursuant to the preceding sentence shall survive the withdrawal of any Member or the Transfer of any Member’s Units and shall apply to any current or former Common Member. For the avoidance of doubt, any Common Member’s repayment of a Member Tax Advance pursuant to this Section 3.2(e) shall not be treated as a Capital Contribution by such Common Member.

(f) Member Tax Shortfall. Notwithstanding anything to the contrary contained in this Agreement (including Article XI), if any Common Member, other than the Manager, has received cumulative Tax Distributions pursuant to Section 3.2(d) on a per-Common Unit basis in an amount less than the cumulative Tax Distributions that would have been received by such Common Member on a per-Common Unit basis if the cumulative Tax Distributions made to all Common Members (including the Manager) had been made pro rata on a per-Common Unit basis (in each case taking into account the effect of any reductions in amounts otherwise distributable to any Common Member under Section 3.1 or Section 9.3(a) as a result of prior Tax Distributions in accordance with Section 3.2(a)), any such shortfall amount shall be treated as a tax shortfall in respect of each such Common Unit owned by such Common Member (each, a “Member Tax Shortfall”). If there is a Member Tax Shortfall outstanding with respect to a Common Member (i) who Exchanges Common Units pursuant to the provisions of Article XI, except as described in clause (ii) of this Section 3.2(f), or (ii) whose Common Units are exchanged pursuant to a Mandatory Exchange upon a Change of Control Transaction pursuant to Section 7.4, then in each case, the Company shall be required to promptly pay to such Common Member (in all events prior to the Exchange Date) an amount of cash equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to the Exchange; provided that, (x) in the case of an Exchange described in clause (i) of this Section 3.2(f), in lieu of the Company paying such amount in cash, the Manager, at its option, can elect to issue to such Common Member such number of shares of Class A Common Stock such Common Member would be otherwise entitled to receive pursuant to such Exchange having a value equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to such Exchange, or (y) in the case of a Mandatory Exchange described in clause (ii) of this Section 3.2(f), in lieu of the Company paying such amount in cash, the Manager, at its option, can elect to issue to such Common Member such number of shares of Class A Common Stock (or economically equivalent amount of cash or number of equity securities in a successor entity) such Common Member would be otherwise entitled to receive pursuant to such Mandatory Exchange upon a Change of Control Transaction having a value based on the consideration paid in such Change of Control Transaction (as reasonably determined by the Board of Directors) equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to such Mandatory Exchange. The obligations of the Company and the Manager pursuant to the preceding sentence shall survive the withdrawal of any Member or the Transfer of any Member’s Units. For the avoidance of doubt, the Manager’s payment of any Member Tax Shortfall pursuant to this Section 3.2(f) shall not be treated as a Capital Contribution by the Manager (except as required to maintain the One-to-One Ratios).

(g) The Members acknowledge and agree that the purpose of Sections 3.2(e) and 3.2(f) is to ensure that, to the greatest extent possible, there will not be any permanent economic distortion among the Common Members as a result of any non-pro rata distributions pursuant to Section 3.2(d), and such provisions shall be interpreted and applied in a manner consistent with such intent.

(h) No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with a Liquidating Event or the liquidation, Redemption, or Conversion of a Member’s Units in the Company. For the avoidance of doubt, no Tax Distributions shall be made with respect to Class B Units received in connection with the Conversion of Preferred Units.

Section 3.3 Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical on a per-Unit basis.

Section 3.4 Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation and Article XII, the Manager is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5 Other Distribution Rules.

(a) Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b) Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c) Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

(d) Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code Section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e) Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

ARTICLE IV

MANAGEMENT AND OPERATIONS

Section 4.1 Management.

(a) Authority of Manager.

(i) Except as otherwise required by Law or provided in this Agreement, the Manager shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Manager deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to this Section 4.1 and any other applicable provisions of this Agreement, the Manager may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii) The Manager shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Manager, no Member or Person other than the Manager shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii) Subject to the rights of any Member set forth in Section 4.1(f), any other Member Consent rights set forth in this Agreement (including Section 2.5(d) and Section 12.2), and any consent rights of the Company Unitholder Representative in this Agreement (provided that, notwithstanding anything to the contrary in this Agreement, if the Common Members (excluding the Manager in its capacity as a Member) as of the date of this Agreement no longer collectively hold five percent (5%) or greater of all outstanding Common Units, then the consent rights of the Company Unitholder Representative shall no longer be applicable), any determinations to be made by the Company pursuant to this Agreement shall be made by the Manager, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(iv) The Manager shall constitute the sole “manager” (as that term is defined in the Act) of the Company.

(v) The Manager may not be removed by the Members, with or without cause, except with the consent of the Manager. The Manager shall not resign as, cease to be or be replaced as the Manager except in compliance with this Section 4.1(a)(v). No removal, termination or resignation of the Manager as Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Manager, its successor (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Manager (or its successor, as applicable) as Manager shall be effective unless the Manager (or its successor, as applicable) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the Manager (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Manager to comply with all of its obligations under this Agreement (including under Article XI) other than those that must necessarily be taken in its capacity as Manager and (b) the new Manager to comply with all the Manager’s obligations under this Agreement.

(b) Appointment of Officers. The Manager may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Manager deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Manager from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Manager. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c) No Participation by Members. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law, no Member (acting in such capacity) shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. No Member, as such, shall have the power to bind the Company.

(d) Bankruptcy. Only the Manager may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and the Company and the Manager shall use their best efforts to cause such petition to be dismissed.

(e) Amendment of Agreement. All amendments to this Agreement must be approved by the Manager. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f), Section 4.1(g) and Article XII, the Manager shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) To add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

(ii) To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii) To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv) To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the redemption or conversion of any Units, the issuance of additional Units, or the termination of the Company, in each case in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, Transfer, redemption or conversion;

(v) To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi) If the Company is the Surviving Company in any Termination Transaction, to modify Section 10.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.6(b)(ii); and

(vii) To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Manager and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f) Certain Amendments and Actions Requiring Member Consent.

(i) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Common Member (other than the Manager) that would be adversely affected by such amendment or action.

Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Common Members (other than the Manager) will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any such Common Member to receive the distributions to which such Common Member is entitled pursuant to Article III or Section 9.3(a), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for U.S. federal income tax purposes (other than in connection with a Termination Transaction effected pursuant to Section 7.6(b)(i)), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Common Member that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Common Members holding the same class or series of Common Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series.

(ii) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Common Member (other than the Manager) that would be adversely affected by such amendment or action if such amendment or action would (A) increase the liabilities of such Common Member hereunder (including amendments of Sections 4.6 or 4.7 that would increase liabilities or decrease protections for such Common Member), modify the limited liability of a Common Member or increase the obligation of a Common Member to make a Capital Contribution to the Company, (B) adversely alter a Common Member’s rights to Transfer Units pursuant to Article VII, (C) adversely alter the rights of any applicable Common Member to exchange Exchangeable Units pursuant to Article XI or Annex E, (D) adversely alter the rights of a Common Member pursuant to Section 2.4 and 2.5 or (E) amend this Section 4.1(f)(ii).

(iii) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, (i) the Manager may only amend Sections 3.2(e) and 3.2(f) to the extent necessary to achieve the purpose enumerated in Section 3.2(g), and (ii) any such amendment shall require the prior written consent of the Company Unitholder Representative (not to be unreasonably withheld, conditioned, or delayed).

(iv) For as long as any Class A Convertible Preferred Units are outstanding, without the consent of the Sponsor, this Agreement shall not be amended to adversely modify the terms of the Class A Convertible Preferred Units or otherwise adversely affect the rights or obligations of the holders of Class A Convertible Preferred Units expressly set forth in this Agreement.

(g) Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager, and (ii)  the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section  4.2 Tax Actions. All tax-related actions, decisions, or determinations (or failure to take any available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Manager; provided, however, any such action, decision, or determination that could reasonably be expected to have a material consequence to the holders of Class B Units or Class A Convertible Preferred Units that is disproportionately adverse to such holder as compared to the Manager shall not be taken without the prior written consent of the Company Unitholder Representative or Preferred Unitholder Representative, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.3 Compensation and Reimbursement of Manager.

(a) General. The Manager shall not receive any fees or other compensation from the Company for its services in administering the Company, except as otherwise provided in this Section 4.3.

(b) Reimbursement of Manager. The Company shall be liable for, and shall reimburse the Manager on an after-tax basis at such intervals as the Manager may determine, all:

(i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Manager;

(ii) expenses of the Manager incidental to being a public reporting company;

(iii) fees and expenses related to any public offering of equity securities of the Manager (without duplicating any provisions of Section 2.5(e)) or private placement of equity securities of the Manager (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv) franchise and similar taxes of the Manager and other fees and expenses in connection with the maintenance of the existence of the Manager;

(v) customary compensation and benefits payable by the Manager, and indemnities provided by the Manager on behalf of, the officers, directors, and employees of the Manager to the extent paid; and

(vi) reasonable expenses paid by the Manager on behalf of the Company or its Subsidiaries; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Manager with respect to bank accounts or other instruments or accounts held by it on behalf of the Company or its Subsidiaries as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Manager as a result of indemnification pursuant to Section 4.7. Notwithstanding anything to the contrary in this Section 4.3, except as otherwise expressly provided in Section 3.2, Section 4.3(b)(iv) and Annex C, the Company will not pay, bear or reimburse (i) any income tax obligations of the Manager (but the Company may make distributions in respect of those obligations pursuant to Article III) or (ii) any amounts owed by the Manager under the Tax Receivable Agreement (but the Company may make distributions in respect of those obligations pursuant to Article III). For avoidance of doubt, any payments made to or on behalf of the Manager pursuant to this Section 4.3 shall not be treated as a distribution pursuant to Section 3.1 but shall instead be treated as an expense of the Company.

Section 4.4 Outside Activities.

(a) Limitation on Outside Activities of Manager. The Manager shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Manager, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of the Company and its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to the Company and its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of the Company and its Subsidiaries) to the Company and its Subsidiaries, (x) holding any cash or property (but not operating any property or business), (xi) indemnifying officers, directors, members of management, managers, employees, consultants, or independent contractors of the Manager, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or transaction contemplated under Section 7.4, in each case in accordance with (and to the extent permitted by) this Agreement, (xiii) preparing reports to governmental authorities and to its stockholders, (xiv) holding director and stockholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the

Manager, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Manager and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Manager).

(b) Outside Activities of Members.

(i) Subject to (x) any agreements entered into pursuant to Section 4.5, and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Manager, the Company or a Subsidiary, any Member (but, with respect to the Manager, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company, and, in any such case, need not (A) first offer the Company or any of its Subsidiaries an opportunity to participate in such business interests or activities or (B) account to the Company or any of its Subsidiaries with respect to such business interests or activities.

(ii) None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Manager, the Company or a Subsidiary, no Member (other than the Manager) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5 Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Manager or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Manager in good faith; provided, that any material transaction or arrangement between the Manager and the Company (or any of its Subsidiaries) is (i) on terms comparable to and competitive with those available to the Company from others dealing at arms’ length or (ii) approved by the Company Unitholder Representative. Without limiting the foregoing, but subject to Section 4.1(f) and Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Manager or Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Manager may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Manager, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Manager, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6 Limitation on Liability.

(a) General. Except as otherwise provided herein (including Section 4.7), to the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud, intentional misconduct, a knowing violation of Law or a breach of any representations, warranties, duties (including under Section 4.6(e)) or covenants contained in this Agreement by the Indemnitee.

(b) Action in Good Faith. An Indemnitee and a Member Indemnified Person (as applicable) acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever in this Agreement any Member (in each case, other than the Manager) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Member desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any other Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Section 4.7(e).

(c) Outside Counsel. The Manager may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Manager on behalf of the Company or its Subsidiaries or in furtherance of the interests of the Company or its Subsidiaries in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Manager will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(d) Duties of Members. Other than obligations of Members explicitly set forth in this Agreement, no Member (other than the Manager in its capacity as a manager), including any Member who may be deemed to be a controlling Member under applicable Law (other than the Manager in its capacity as a manager), shall owe any duty (of loyalty, care or otherwise) to the Company or to any other Member solely by reason of being a Member. Without limiting the foregoing, to the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s controlling Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any controlling Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The foregoing elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

(e) Duties of Manager and Officers. The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Member as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL).

Section 4.7 Indemnification.

(a) Manager Indemnitees. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the fullest extent permitted by applicable Law and to the same extent and in the same manner provided by the provisions of Article IX of the bylaws of the Manager (as adopted in connection with the closing of the SPAC Transactions) (the “Bylaws”) applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b) Member Indemnitees. The Company shall indemnify and hold harmless any Person (other than any Indemnitee, whose rights to indemnification are provided in Section 4.7(a)) to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment), who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that it, he or she is or was a Member (or controlling Affiliate thereof), or is or was serving as Company Unitholder Representative, or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person (each a “Member Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a Member, Company Unitholder Representative, or manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person or in any other capacity, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Member Indemnified Person in connection therewith, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, such Member Indemnified Person engaged in fraud or a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith or knowing violation of Law or a breach of any representations, warranties, duties or covenants contained in this Agreement. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Member Indemnified Person in connection with defending a Proceeding shall be paid (or reimbursed) by the Company in advance of the final disposition of such Proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Member Indemnified Person to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Member Indemnified Person is not entitled to be indemnified by the Company under this Section 4.7(a) or otherwise.

(c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any Law, agreement, vote of stockholders or holders of Units, managers or directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(d) Nature of Rights. The rights conferred upon Indemnitees and Member Indemnified Persons in this Section 4.7 shall be contract rights and shall continue as to (i) an Indemnitee who has ceased to be the Manager, an Affiliate of the Manager, the Tax Representative, the Designated Individual, or an officer or director of the Manager, the Company, or their respective Affiliates or (ii) a Member Indemnified Person who has ceased to be a Member (or controlling Affiliate thereof), Company Unitholder Representative, or Person serving at the request of the Company as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person. Any amendment, alteration or repeal of this Section 4.7 or of Article IX of the Bylaws that would adversely affect any right of an Indemnitee or its successors or a Member Indemnified Person or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

(e) Breaches. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4.7 will (i) limit or waive any claims against, rights to sue or other remedies or recourse the Company, any Member or any other Person may have against an Indemnitee or Member Indemnified Person for a breach of contract claim relating to any binding agreement to which any Indemnitee or Member Indemnified Person is a party (including, where applicable, this Agreement) or (ii) entitle any such Indemnitee or Member Indemnified Person to be indemnified or advanced expenses with respect to such a breach.

(f) Severability. If this Section 4.7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each applicable Indemnitee and Member Indemnified Person pursuant to this Section 4.7 to the fullest extent permitted by any applicable portion of this Section 4.7 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 4.8 Maintenance of Insurance. To the extent permitted by applicable Law, the Company (with the approval of the Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a manager, Member, officer, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses.

ARTICLE V

BOOKS AND RECORDS

Section 5.1 Books and Records.

(a) General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b) Specific Records. In particular, the Company shall maintain:

(i) A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Manager may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Manager shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, conversions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii) A copy of the Certificate of Formation and this Agreement and all amendments thereto.

Section 5.2 Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3 Inspection; Confidentiality. The Manager may keep confidential from the Members (or any of them), for such period of time as the Manager determines to be reasonable, any information the Manager has a right to keep confidential pursuant to Section 18-305(c) of the Act. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4 Information to Be Provided by Manager to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Manager as soon as practicable after such mailing or electronic delivery.

ARTICLE VI

TAX MATTERS, ACCOUNTING, AND REPORTING

Section 6.1 Tax Matters.

(a) Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b) Other Tax-Related Matters. Each of the provisions of Annex C, which address various tax-related matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2 Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code Section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

ARTICLE VII

UNIT TRANSFERS AND MEMBER WITHDRAWALS

Section 7.1 Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and (where applicable) Article X. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII and (where applicable) Article X shall be null and void ab initio. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 7.2 Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a) Transfers by Members Other than the Manager.

(i) Consent of Manager. No Member (other than the Manager, with respect to which Section 7.2(b) shall apply) shall Transfer all or any portion of its Units to any transferee without the prior written consent of the Manager unless the Transfer is a Related-Party Transfer or is pursuant to Section 7.4.

(ii) Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Manager.

(iii) No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless and until admitted as a Substituted Member.

(b) Transfers by the Manager. The Manager may not Transfer any of its Units without the Consent of a Majority-in-Interest of the Members, except in connection with a Change of Control Transaction or a Termination Transaction (subject in each case to the applicable provisions of this Article VII and if applicable Section 4.1(a)(v)).

(c) Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

(d) Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Manager or any other acquisition of Units by the Company) if the Manager reasonably determines:

(i) Such Transfer (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member shall not be prohibited under Section 7.2(d)(i)(B) if the Member obtains a tax opinion on which the Manager and the Company can rely from nationally recognized tax counsel that the Transfer will not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii) That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii) That the Transfer would be in violation of Law;

(iv) That the Transfer would be of any fractional or component portion of a Unit or rights to distributions, separate and apart from all other components of a Unit;

(v) That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi) That the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii) That the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii) That the Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix) That the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3 Substituted Members.

(a) Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Manager. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member with respect to the applicable class or series of Units under this Agreement.

(b) Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Manager may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c) Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Manager or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4 Certain Transactions involving the Manager.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Exchangeable Unit Member to effect a Mandatory Exchange of all or a portion of such Exchangeable Unit Member’s Exchangeable Units together with an equal number of shares of Class V Common Stock pursuant to which such Exchangeable Units and such shares of Class V Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Exchange provisions of Article XI (applied for this purpose as if the Manager had delivered a Mandatory Exchange Notice that specified a common stock settlement with respect to such Mandatory Exchange) and otherwise in accordance with this Section 7.4(a) (provided, that in the event of any conflict or inconsistency between such provisions of Article XI and this Section 7.4(a), this Section 7.4(a) shall control). Any Exchange pursuant to this Section 7.4(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Mandatory Exchange pursuant to this Section 7.4(a), the “Change of Control Date”). In the event the Manager so requires as set forth in the preceding sentence, from and after the Change of Control Date, (i) the Exchangeable Units and any shares of Class V Common Stock subject to such Mandatory Exchange shall be deemed to be transferred to the Manager on the Change of Control Date and (ii) each such Exchangeable Unit Member shall cease to have any rights with respect to such Exchangeable Units and any shares of Class V Common Stock subject to such Mandatory Exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Mandatory Exchange). In the event the Manager desires to initiate the provisions of this Section 7.4(a), the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Exchangeable Unit Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Exchangeable Unit Members shall take all actions reasonably requested by the Manager to effect such Mandatory Exchange, including taking any action and delivering any document required pursuant to this Section 7.4(a) to effect such Mandatory Exchange. Notwithstanding the foregoing, in the event the Manager requires the Exchangeable Unit Members to exchange less than all of their outstanding Exchangeable Units (and to surrender a corresponding number of shares of

Class V Common Stock for cancellation), each Exchangeable Unit Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Corporation Offer”) is proposed by the Manager or is proposed to the Manager or its stockholders and approved by the Board of Directors or is otherwise effected or to be effected with the consent or approval of the Board of Directors, the Manager shall provide written notice of the Corporation Offer to all Exchangeable Unit Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Corporation Offer and (ii) ten (10) Business Days before the proposed date upon which the Corporation Offer is to be effected, including in such notice such information as may reasonably describe the Corporation Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Corporation Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Corporation Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Corporation Offer, and the number of Exchangeable Units (and the corresponding shares of Class V Common Stock) held by such Exchangeable Unit Member that is applicable to such Corporation Offer. The Exchangeable Unit Members shall be permitted to participate in such Corporation Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Corporation Offer (and that is contingent upon consummation of such Corporation Offer and shall not be effective if such Corporation Offer is not consummated), and shall include such information necessary for consummation of such Corporation Offer as requested by the Manager. In the case of any Corporation Offer that was initially proposed by the Manager, the Manager shall use reasonable best efforts to enable and permit the Exchangeable Unit Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Exchangeable Unit Members to participate in such transaction without being required to exchange Exchangeable Units or shares of Class V Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall such Exchangeable Unit Members be entitled to receive in such Corporation Offer aggregate consideration for each Exchangeable Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporation Offer.

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Corporation Offer, the provisions of Section 7.4(a) shall take precedence over the provisions of Section 7.4(b) with respect to such transaction, and the provisions of Section 7.4(b) shall be subordinate to provisions of Section 7.4(a), and may only be triggered if the Manager elects to waive the provisions of Section 7.4(a).

Section 7.5 Withdrawal.

(a) Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i) As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or as otherwise permitted by this Agreement with respect to which the transferee becomes a Substituted Member (and, in the case of the Manager, subject to compliance with Section 4.1(a)(v));

(ii) Pursuant to a Transfer to the Manager or a wholly owned Subsidiary of the Manager (or the Company) of all of such Member’s Units to the extent permitted by this Agreement; or

(iii) With the prior written consent of a Majority-in-Interest of the Members.

(b) Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII or otherwise under this Agreement where such transferee was admitted as a Substituted Member or (ii) to the Manager or wholly owned Subsidiary of the Manager (or the Company), in each case, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

Section 7.6 Restrictions on Termination Transactions.

(a) General. Except as provided in Section 7.6(b), and without limitation of the Manager’s rights under Section 7.4, neither the Company nor the Manager shall engage in, or cause or permit, a Termination Transaction.

(b) Consent. Without limitation of the Manager’s rights under Section 7.4, the Company or Manager may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i) a Majority-in-Interest of the Members give Consent; or

(ii) all of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a tax receivable agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.6(b)(ii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company; and (5) either (i) such Termination Transaction does not result in material taxable income or gain to any holder of Exchangeable Units, (ii) there are no restrictions on such holder’s ability to Exchange any such Exchangeable Units (other than the restrictions set forth in Annex E) and sell for cash, in each case within the same taxable year as the Termination Transaction, shares received in any such Exchange in an amount sufficient to enable such holder to pay any resulting taxes from any such taxable income or gain, or (iii) the Manager agrees to elect Cash Settlement with respect to such amount of Exchangeable Units tendered pursuant to an Exchange (provided, that the conditions in this clause (5) may be waived with respect to a Termination Transaction if the Company obtains the consent of each holder holding five percent (5%) or greater of all outstanding Common Units).

Section 7.7 Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

Section 7.8 Certificates; Legend. Initially, unless the Manager determines otherwise, none of the Units issued will be represented by certificates. If the Manager determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement may be amended by the Manager as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 7.8 shall be deemed to authorize or permit any Member to transfer its Units except as otherwise permitted under this Agreement. Unless the Manager determines to require any other or different legends, each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ESGEN OPCO, LLC DATED AS OF [ ], 2024, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE VIII

ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

(a) Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 11.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Manager in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Manager shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b) Consent of Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Manager, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would require or cause the Company to become a reporting company under the Exchange Act.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution Generally.

(a) Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b) Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2 Events Causing Dissolution.

(a) Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b) Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i) an election to dissolve the Company made by the Manager, with the Consent of a Majority-in-Interest of the Members;

(ii) a dissolution of the Company under Section 18-801(4) of the Act, unless the Company is continued without dissolution pursuant thereto; or

(iii) the entry of a judicial decree under Section 18-802 of the Act.

Section 9.3 Distribution upon Dissolution.

(a) Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Manager (or, in the event that the Manager has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Manager or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Manager, include shares of stock in the Manager) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof;

(iii) Third, to the Sponsor in an amount equal to then-remaining Required Return with respect to each Class A Convertible Preferred Unit outstanding; and

(iv) The balance, if any, to the Members, in accordance with Section 3.1(b).

(b) Discretion of Liquidator and Manager.

(i) Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii) In the sole discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(A) Distributed to a trust established for the benefit of the Manager and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Manager, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

(B) Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a)  as soon as practicable.

Section 9.4 Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5 Termination. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 9.5.

ARTICLE X PROCEDURES FOR ACTIONS AND CONSENTS

OF MEMBERS; MEETINGS

Section 10.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement (other than as set forth in Article XII, which shall, notwithstanding anything to the contrary in this Article X, govern Consents of the holders of the Class A Convertible Preferred Units) or otherwise pursuant to Law are subject to the procedures set forth in this Article X. Notwithstanding anything to the contrary in this Article X, only Members that are entitled to vote at a meeting of Members shall receive notice of and be entitled to attend any such meetings.

Section 10.2 Procedures for Meetings and Actions of the Members.

(a) Time; Quorum; Consent. Meetings of the Members may be called only by the Manager and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

(b) Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Manager setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Manager may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Manager’s recommendation with respect to the proposal.

(c) Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) Record Date for Meetings and Other Purposes.

(i) The Manager may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii) If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d)(ii), such determination shall apply to any adjournment thereof.

(e) Conduct of Meetings. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

(f) Waivers. Any time period for notice with respect to meetings or Consents of the Members may be waived by a Member as to such Member.

ARTICLE XI

EXCHANGE RIGHTS

Section 11.1 Elective and Mandatory Exchanges.

(a) Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equal number of shares of Class V Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager), to the Company (in the case of the Exchangeable Units) or the Manager (in the case of the Class V Common Stock) and to thereby cause the Company or the Manager to deliver to such Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”). Any amendments of the Policy Regarding Exchanges will be subject to Section 4.1(f) herein to the same extent as if the same was part of this Agreement.

(b) Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i) pursuant to Section 7.4, in the event of a Change of Control Transaction in accordance with the terms therein;

(ii) in the discretion of the Manager, with the Consent of a Supermajority-in-Interest of the Members, all Members will be required to exchange all Exchangeable Units then held by the Members; or

(iii) with respect to the Class B Units received in connection with the Conversion of Class A Convertible Preferred Units into Class B Units pursuant to Section 12.3 or 12.5, the Sponsor will be required to (and shall be deemed to) immediately exchange all of its Exchangeable Units (together with all accompanying shares of Class V Common Stock) then held by the Sponsor, and the Company, the Manager and the Sponsor will cooperate to effect such Mandatory Exchange substantially concurrently with the Conversion described above (and where any provisions with respect thereto in this Article XI are in conflict with the provisions with respect thereto in Article XII, Article XII will govern).

(c) Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b) (other than Section 11.1(b)(iii), in respect of which such Exchange shall be immediately effected as noted therein and shall not be governed by the provisions of this Section 11.1(c)), the Manager may exercise its right to cause a mandatory exchange of an Exchangeable Unit Member’s Exchangeable Units and an equal number of shares of Class V Common Stock (a “Mandatory Exchange”) by delivering to each Exchangeable Unit Member a written notice pursuant to the notice provisions in Section 13.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Exchangeable Unit Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units and corresponding shares of Class V Common Stock (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Manager will effect the Mandatory Exchange.

Section 11.2 Additional Terms Applying to Exchanges.

(a) Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock held by the holder of the Class B Units that are subject to the Exchange, shall cease, and, unless the Manager has elected Cash Settlement as to all Exchangeable Units tendered, the Manager shall use commercially reasonable efforts to cause the transfer agent or registrar of the Manager to update the stock register of the Manager such that such Exchangeable Unit Member (or its designee) becomes the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b) Expenses. Subject to the other terms of this Section 11.2(b), except as otherwise agreed by the Company, the Manager and an Exchangeable Unit Member, the Company, the Manager, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Manager shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Exchangeable Unit Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Exchangeable Unit Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Manager (or the Company, at the Manager’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Manager that such tax has been paid or is not payable. In the event of a Mandatory Exchange pursuant to Section 11.1(b)(ii), the Company will bear the reasonable out-of-pocket expenses (excluding taxes) of the Members in connection therewith.

(c) Concurrent Delivery of Class V Common Stock. No Exchange of Class B Units may be made without a concurrent delivery of an equal number of shares of Class V Common Stock. Any shares of Class V Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the Manager. Any such retired shares of Class V Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Manager.

Section 11.3 Exchange Consideration; Settlement.

(a) Generally. Subject to the terms of this Section 11.3 and Section 3.2(e), the Manager shall have the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Manager shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. Subject to the terms of Section 3.2(e), if the Manager elects a Cash Settlement, the Manager shall only be obligated to contribute to the Company (or, if the Manager elects to settle directly pursuant to Section 11.9, settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Manager of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement; provided, that the contribution of such net proceeds shall in no event affect the Exchangeable Unit Holder’s right to receive the Cash Settlement amount. Except as otherwise required by Law, the Manager shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member. Except as otherwise determined by the Manager, if (i) the Manager determines that some or all of the Exchange Consideration with respect to an Exchange will be Class A Common Stock and (ii) such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid as a Cash Settlement.

(b) Restriction on Cash Settlement of Class B Units. Except in connection with a payment in respect of a fractional share (as described in the final sentence of Section 11.3(a)), the Manager may elect Cash Settlement with respect to an Exchange of Exchangeable Units that are Class B Units only to the extent the Cash Settlement is funded by the proceeds (net of underwriting discounts and commissions) of a Liquidity Offering with respect to that Exchange. This Section 11.3(b) shall not apply to a Cash Settlement made in respect of Section 11.1(b)(iii). No Cash Settlement will be made with respect to Class B Units issued in connection with any Conversion (provided, the foregoing shall not limit the Manager’s rights as specifically set forth in Section 12.3 in respect of a Transaction Event Conversion in respect of a Change of Control Transaction).

(c) Notice of Intended Exchange Consideration. At least two (2) Business Days before the Exchange Date, the Manager shall give written notice to the Company (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration. If the Manager or the Company does not timely deliver such written notice, the Manager shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(d) Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Manager or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(e) Obligations of Manager and Company. Upon any Exchange, the Manager shall take such actions as (A) may be required to ensure that such Exchangeable Unit Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Manager and the Member for U.S. federal and applicable state and local income tax purposes.

Section 11.4 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5 Class A Common Stock to Be Issued in Connection with an Exchange.

(a) Class A Common Stock Reserve. The Manager shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Manager may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Manager). The preceding sentence shall not affect the Manager’s right to elect a Cash Settlement. For so long as the Class A Common Stock is listed on a national securities exchange, Manager shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon an Exchange to be listed on such national securities exchange at the time of such issuance.

(b) Rule 16(b) Exemption. The Manager has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Manager (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Manager for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Manager (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Manager upon the registration of any class of equity security of the Manager pursuant to Section 12 of the Exchange Act.

(c) Validity of Class A Common Stock. The Manager covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Manager or any right of first refusal or other right in favor of any Person.

Section 11.6 Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Manager, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Manager and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by a “determination” within the meaning of Code Section 1313(a) or a change in Law.

Section 11.7 Contribution by Manager. Except as otherwise provided in Section 11.9, on the Exchange Date (a) the Manager shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Manager has elected to deliver and that the Exchangeable Unit Member is entitled to receive in the applicable Exchange (in each case, subject to Sections 3.2(e) and 3.2(f)) and (b) in the event of a settlement of the Exchange in Class A Common Stock, the Company shall issue to the Manager a number of Class A Units equal to the number of shares of Class A Common Stock contributed to the Company pursuant to this Section 11.7.

Section 11.8 Apportionment of Distributions. Distributions with a Record Date on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Section 11.9 Right of Manager to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Manager shall have the right but not the obligation to have the Manager (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, an equal number of shares of Class V Common Stock held by the holder of those Class B Units, directly from an Exchangeable Unit Member for the elected Exchange Consideration. If the Manager acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the number of shares of Class A Common Stock issued by the Manager in connection with such Exchange. The applicable provisions of this Article XI shall apply to any such direct exchange, mutatis mutandis.

ARTICLE XII

CLASS A CONVERTIBLE PREFERRED UNITS

Section 12.1 Class A Convertible Preferred Unit Accruing Dividends. From and after the date of issuance of a Class A Convertible Preferred Unit, the Sponsor shall be entitled to receive cash distributions, which shall be cumulative and shall accrue on the sum of (a) the Class A Convertible Preferred Unit Original Issue Price of, and (b) the amount of any accrued and unpaid cash distributions thereon that have been compounded as of such date on, each Class A Convertible Preferred Unit at the rate of ten percent (10%) per annum (accruing daily and compounding monthly until paid in full from the date of issuance of such Class A Convertible Preferred Units, whether or not declared) (the “Class A Convertible Preferred Unit Accruing Dividends”). The Class A Convertible Preferred Unit Accruing Dividends shall accrue on such Class A Convertible Preferred Units with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to the extent not paid on or before the Dividend Payment Date with respect to such Dividend Period (or portion thereof). Class A Convertible Preferred Unit Accruing Dividends shall be payable quarterly in arrears on the last day of March, June, September and December of each year during the Term in which the Class A Convertible Preferred Units are outstanding (each a “Dividend Payment Date”). Any calculation of the amount of Class A Convertible Preferred Unit Accruing Dividends shall be made based on a 360-day year, and the actual number of days elapsed, to the extent permitted by law. On each Dividend Payment Date, the Company (i) shall pay to Sponsor an amount equal to 30% of the Class A Convertible Preferred Unit Accruing Dividends that have accrued for such Dividend Period (or portion therefor) and (ii) may, in its sole discretion, elect either (A) to pay the remainder of the Class A Convertible Preferred Unit Accruing Dividends that have accrued for such Dividend Period (or portion therefor) in cash or (B) the extent the remaining portion of any such Class A Convertible Preferred Unit Accruing Dividends are not paid on the Dividend Payment Date in cash (including as a result of such distribution payment not being permitted by applicable law), such remaining portion of the Class A Convertible Preferred Unit Accruing Dividends shall continue to accrue and compound whether or not declared.

Section 12.2 Certain Consent Rights. For so long as any of the Class A Convertible Preferred Units shall remain outstanding, the Company shall not, and the Manager shall not cause the Company to and the Company shall not permit any of its Subsidiaries to, either directly or indirectly take any of the following actions without the written consent (not to be unreasonably withheld, conditioned or delayed) of the Sponsor:

(a) issue any class or series of equity securities (or instrument that is convertible or exchangeable into equity securities) that would have rights that are senior or pari passu to the Class A Convertible Preferred Units or issue any additional Class A Convertible Preferred Units (other than to the Sponsor pursuant to the Subscription Agreement or this Agreement); or

(b) create or authorize any debt security in respect of borrowed money or the incurrence of any indebtedness for borrowed money, other than (A) trade accounts payable incurred in the ordinary course of business, (B) equipment leases, including, without limitation, financing leases for capital equipment, (C) borrowings under the Existing Line of Credit (as defined in the Combination Agreement) or refinancings or replacements thereof in substantially similar amounts, (D) indebtedness in respect of leases or loans of motor vehicles or (E) indebtedness on reasonable terms incurred for the purpose of paying (or repaying) amounts due in respect of a Redemption.

If the Company or the Manager shall propose to take any action enumerated above in clauses (a) or (b) of this Section 12.2 then, and in each such case, the Company shall give notice of such proposed action to the Sponsor at the address of said holder shown in the books and records of the Company. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least ten calendar days prior to the applicable date or effective date specified above. If at any time the Company shall cancel any of the proposed actions for which notice has been given under this Section 12.2 prior to the consummation thereof, the Company shall give prompt notice of such cancellation to the Sponsor at the address of said holder shown in the books and records of the Company as of the date of such notice. Other than as expressly set forth in this Section 12.2, to the extent permitted by law, the Class  A Convertible Preferred Units shall carry no voting or consent rights of any kind with respect to the Company.

Section 12.3  Conversion.

(a) Optional Conversion. Following the first anniversary of the Class A Convertible Preferred Unit Original Issue Date and continuing until the earlier of (A) the Maturity Date, (B) a Required Redemption, (C) the

date the Sponsor elects for a Put Option Redemption, or (D) a Transaction Event Conversion, the Sponsor shall have the option to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units into such number of Class B Units (an “Optional Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through the date the conversion occurs, by $11.00 (the “Optional Conversion Price”). In order for the Sponsor to elect for an Optional Conversion, the Sponsor shall provide written notice to the Company at the principal office of the Company that the Sponsor elects to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units.

(b) Maturity Date Conversion. Each Class A Convertible Preferred Unit that is outstanding on the Maturity Date will be converted into such number of Class B Units (a “Maturity Date Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through and until the Maturity Date, by the Market Price (the “Maturity Date Conversion Price”). The “Market Price” shall mean the average of the daily VWAP of the Class A Common Stock during the five (5) Trading Days prior to the Maturity Date. The “VWAP” means, for any Trading Day, the per share daily volume weighted average price of the Class A Common Stock for such Trading Day on the principal trading exchange or market for the Common Stock (the “Principal Market”) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time (the “Measurement Period”) or, if such price is not available, “VWAP” shall mean the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by an independent investment banking firm or other similar party chosen by the Company. A “Trading Day” means any days during the course of which the Principal Market on which the Class A Common Stock is listed or admitted to trading is open for the exchange of securities.

(c) Fractional Units. No fractional Class B Unit or scrip shall be issued upon Conversion of the Class A Convertible Preferred Units. Instead of any fractional Class B Units that would otherwise be issuable upon Conversion of any Class A Convertible Preferred Units, the Manager shall make an adjustment in respect of such fractional interest by rounding down to the nearest whole number of Class B Units and the amount of the reduction shall be paid as a cash settlement.

(d) Registration. If any Class B Units to be reserved for the purpose of Conversion of Class A Convertible Preferred Units require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such Class B Units may be validly issued or delivered upon Conversion, the Manager shall, at its sole cost and expense, in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(e) Adjustment. If, after the Class A Convertible Preferred Unit Original Issue Date, the Company (i) makes a distribution on its Class B Units in securities (including Class B Units), (ii) subdivides or splits its outstanding Class B Units into a greater number of Class B Units, (iii) combines or reclassifies its Class B Units into a smaller number of Class B Units or (iv) issues by reclassification of its Class B Units any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Manager is the surviving person), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the Conversion of the Class A Convertible Preferred Units after such time shall entitle the Sponsor to receive the aggregate number of Class B Units that such holder would have been entitled to receive if the Class A Convertible Preferred Units had been converted into Class B Units immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 12.3(e) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Manager or the Company is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur. The Manager and the Company, as the case may be, agrees that it will act in good faith to make any adjustment(s) required by this Section 12.3(e) equitably and in such a manner as to afford the Sponsor the benefits of the provisions hereof, and will not intentionally take any action to deprive such holders of the express benefit hereof.

(f) Rights of the Sponsor as a Holder of Class A Convertible Preferred Units. Upon any Conversion, all rights of the Sponsor as a holder Class A Convertible Preferred Units that are subject to the Conversion shall cease.

(g) Expenses. Except as otherwise agreed by the Company, the Manager and the Sponsor, the Company, the Manager, and the Sponsor shall bear their own expenses in connection with the consummation of any Conversion, whether or not any such Conversion is ultimately consummated; provided that, the Company shall bear (or shall reimburse Sponsor for) all reasonable and documented out-of-pocket legal fees incurred by Sponsor after Closing to effect any Conversion or Redemption, up to $50,000. Notwithstanding the foregoing sentence, the Sponsor shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Conversion.

(h) Transaction Event Conversions. In the event of any Change of Control Transaction pursuant to which a Transaction Event Conversion is to occur, the Manager shall, for avoidance of doubt, have the right to cause the Sponsor to receive economically equivalent cash or securities of a successor entity in respect of its as-converted Class A Common Stock generally consistent with the principles described in Section 7.4(a) (provided that the notice requirements of the Manager therein shall not apply but instead notice requirements under Section 12.5(b) shall apply).

Section 12.4 Redemption.

(a) The Class A Convertible Preferred Units shall be redeemable in whole but not in part, at the then-applicable Required Return, (i) at the option of the Company (subject to Section 12.5(a)), at any time prior to the Maturity Date (a “Required Redemption”), or (ii) if required by the Company upon the Sponsor’s delivery to the Company of a notice in accordance with Section 12.5(b) electing a Put Option Redemption.

(b) If the Company desires, in the case of a Required Redemption, to redeem all, but not less than all, of the outstanding Class A Convertible Preferred Units, the Company shall deliver to the Sponsor a written notice indicating that the Company is effectuating a Required Redemption of the Class A Convertible Preferred Units (the “Redemption Notice”). The Redemption Notice shall set forth: (i) the number of Class A Convertible Preferred Units to be redeemed (which shall be all, but not less than all, of the Class A Convertible Preferred Units); (ii) the amount of the Required Return to be paid in such redemption; and (iii) the requested date of the closing of the Redemption, which shall not be later than thirty (30) Business Days after the date of such notice.

(c) At the closing of any Redemption, the Sponsor shall represent and warrant to the Company that (i) the Sponsor has full right, title and interest in and to the outstanding Class A Convertible Preferred Units, (ii) the Sponsor has all the necessary power and authority and has taken all necessary action to transfer such Class A Convertible Preferred Units to the Company, and (iii) the outstanding Class A Convertible Preferred Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement and restrictions on transfer under applicable securities laws.

(d) The Sponsor shall take all actions as may be reasonably necessary to consummate any Redemption, including, without limitation, entering into agreements and delivering certificates and instruments and consents as the Manager may deem necessary or appropriate.

(e) At the closing of any Redemption, the Company shall redeem the Class A Convertible Preferred Units, and the Sponsor shall deliver to the Company a unit transfer power and all necessary unit transfer taxes paid and stamps affixed, if necessary, against receipt of the Required Return.

Section 12.5 Rights Upon a Change of Control Transaction or Qualified Financing.

(a) In the event the Company has not previously exercised a Required Redemption prior to the execution by all parties of a Definitive Transaction Agreement in connection with a Change of Control Transaction or Qualified Financing, then, in connection with the Change of Control Transaction or Qualified Financing contemplated by such Definitive Transaction Agreement, as applicable, the Company shall have the right, but not the obligation, to cause the Class A Convertible Preferred Units to either (at the option of the Sponsor) be (i) redeemed by the Company at the applicable Required Return (a “Put Option Redemption”), or (ii) converted into such number of Class B Units (“Transaction Event Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through the date the conversion occurs, by $11.00 (the “Transaction Event Conversion Price”). Any Put Option Redemption or Transaction Event Conversion (and in the event of a Transaction Event Conversion, the simultaneous Exchange pursuant to Section 11.1(b)(iii)) shall be effective immediately prior to or upon the consummation of such Change of Control Transaction or Qualified Financing, as applicable (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction or Qualified Financing, as applicable, and shall not be effective if such Change of Control Transaction or Qualified Financing, as applicable, is not consummated); provided, further, if such Change of Control Transaction or Qualified Financing, as applicable, is not consummated, the Company shall continue to have the Required Redemption rights set forth in Sections 12.4(a) and (b) above.

(b) In the event the Company desires to initiate the provisions of Section 12.5(a), the Company shall provide written notice of an expected Change of Control Transaction or Qualified Financing to the Sponsor within ten (10) Business Days following the execution of a Definitive Transaction Agreement, including in such notice (the “Redemption-Conversion Notice”) (i) such information as may reasonably describe the Change of Control Transaction or Qualified Financing, as applicable, subject to applicable Law, including the date of execution of such Definitive Transaction Agreement, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction or the amount of consideration to be paid in respect of the equity interests offered in the Qualified Financing, as applicable, and, if applicable, any election with respect to the types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Change of Control Transaction (which election shall be available to the Sponsor on an as-Converted basis on the same terms as holders of shares of Class A Common Stock), and (ii) informing the Sponsor of the obligation, pursuant to Section 12.5(a) of this Agreement, to choose either a Put Option Redemption or Transaction Event Conversion with respect to all, but not less than all, of the Class A Convertible Preferred Units. By notification to the Company within ten (10) Business Days after the Redemption-Conversion Notice is given, the Sponsor shall elect either a Put Option Redemption, in which case Sections 12.4(c) through (e) shall apply to such Redemption, or Transaction Event Conversion, in which case Sections 12.3(c) through (h) shall apply to such Transaction Event Conversion. In the event the Sponsor does not timely deliver such notice, the Company shall be entitled to elect for the Class A Convertible Preferred Units to be subject to either a Put Option Redemption or Transaction Event Conversion, in its sole discretion.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such

Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 13.2 Company Counsel. THE COMPANY, THE MANAGER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGER AND AFFILIATES THEREOF. THE MANAGER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT SUCH COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND SUCH COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT SUCH COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT SUCH COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY SUCH COUNSEL, SUCH COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 13.3 Appointment of Manager as Attorney-in-Fact.

(a) Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Manager, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Manager deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Manager deems appropriate in accordance with the terms of this Agreement.

(iii) All conveyances of Company Assets and other instruments that the Manager reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) Power and Interest. The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 13.4 Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, the amended and restated certificate of incorporation of the Manager, and the Bylaws, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Initial Operating Agreement.

Section 13.5 Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 13.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Manager) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i) if to the Company or the Manager:

[ ]

or to such other address as the Company may from time to time specify by notice to the Members

(ii) if to any Member, to:

the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 13.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 13.8 Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section  13.6 shall be deemed effective service of process on such party.

Section 13.9 Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 13.10 Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 13.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 13.12 Third-Party Beneficiaries. Except for Section 4.6 and Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 13.13 Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 13.14 Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 13.15 Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 13.1 (Conclusive Nature of Determinations), Section 13.3 (Appointment of Manager as Attorney-in-Fact), Section 13.4 (Entire Agreement), Section 13.5 (Further Assurances), Section 13.6 (Notices), Section 13.7 (Governing Law), Section 13.8 (Jurisdiction and Venue), Section 13.18 (Creditors), Section 13.19 (Waiver of Jury Trial), Section 4.8 (Survival of Obligations) of Annex C, and this Section 13.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 13.16 Effect on Other Obligations of Members or the Company. Nothing in this Agreement shall modify, amend, terminate or supersede any obligations or rights of any Member or the Company under any agreement between or among Member(s) and/or the Company (other than the Initial Operating Agreement) that is in effect as of the date hereof.

Section 13.17 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (including its predecessors), including confidential information of the Company (and its predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company (the “Confidential Information”). Except as otherwise consented to by the Manager in writing, each Member (other than the Manager), on behalf of itself (and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency Law, its managers, directors, officers, shareholders, partners, members, employees, representatives and agents) agrees that, during the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it (a) will use the same degree of care as it uses to protect its own confidential information to keep confidential any Confidential Information furnished to such Member; (b) will not intentionally use any of the Confidential Information for any purpose other than monitoring its investment in the Company; and (c) will not disclose such Confidential Information to any third party for any reason or purpose whatsoever, except that each Member may disclose such information (i) to authorized directors, officers, employees, representatives and agents of the Company or the Manager and as otherwise may be proper in the course of performing such Member’s obligations or enforcing its rights under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents who are informed of the Member’s obligations hereunder; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 13.17 or other confidentiality agreement approved by the Manager; or (iv) as is required to be disclosed by any Law, by any governmental authority or stock exchange or by any listing or trading agreement concerning a Member or its Affiliates; provided that the Member required to make such disclosure pursuant to clause (iv) above shall, to the extent reasonably practicable and permitted by Law, provide to the Company prompt notice of such disclosure to enable the Company to seek (at its sole expense) an appropriate protective order or confidential treatment. It is acknowledged and agreed that a Member’s review of Confidential Information will inevitably enhance its knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, and it shall not be a violation of the foregoing clause (b) if such Member’s overall knowledge and understanding are used for purposes other than monitoring its investment in the Company. For purposes of this Section 13.17, the term “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or the Manager, or any of their respective representatives, employees, agents or other service providers, and in each case who, to the knowledge of the Member, is not bound by a confidentiality obligation to the Company with respect to such information, (y) is disclosed in a prospectus, in other documents or in any other manner for dissemination to the public (in each case, not in violation of this Section 13.17), or (z) is independently developed by the disclosing Member without violating any requirement hereunder. Nothing in this Section 13.17 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement entered into with the Company or the Manager.

Section 13.18 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 13.19 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS

OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

ARTICLE XIV

DEFINED TERMS

Section 14.1 Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals to this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Asset Value” is defined in Annex C.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Manager to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Manager determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Manager.

“Bylaws” is defined in Section 4.7(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Manager now or hereafter authorized.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would be delivered to a Member in an Exchange if such Exchange were to be settled in shares of Class A Common Stock, multiplied by (y) the price per share of Class A Common Stock. For purposes of the preceding sentence, in an Exchange of Class B Units (other than pursuant to Section 11.1(b)(iii)), the price per share of Class A Common Stock shall only be determined by an underwritten offering undertaken by the Manager in anticipation of the Exchange (a “Liquidity Offering”). For purposes of this definition, the price per share of Class A Common Stock shall be determined net of any underwriting discounts and commissions and shall be subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. For purposes of determining Cash Settlement to be paid in settlement of a fractional share of Class A Common Stock, the price per share of Class A Common Stock shall be determined as the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If, at the time of determination, the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the price per share of Class A Common Stock shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Manager that do not have an interest in the Exchangeable Units.

“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class V Common Stock required to be surrendered in connection with an Exchange of Class B Units, and (C) such other information, documents or instruments as either the Manager (or the Manager’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Manager (or the Manager’s transfer agent) and the Company and, if required by the Manager or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Manager or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Transaction” means any Change of Control of the Manager that was approved by the Board of Directors prior to such Change of Control.

“Change of Control Date” is defined in Section 7.4(a).

“Class A Common Stock” means the Class A common stock of the Manager, $0.0001 par value per share.

“Class A Convertible Preferred Unit” is defined in Section 2.1(b)(iii).

“Class A Convertible Preferred Unit Accruing Dividends” is defined in Section 12.1.

“Class A Convertible Preferred Unit Original Issue Date” means the date on which the first Class A Convertible Preferred Unit was issued.

“Class A Convertible Preferred Unit Original Issue Price” means $10.00.

“Class A Unit” is defined in Section 2.1(b)(i).

“Class B Unit” is defined in Section 2.1(b)(ii).

“Class V Common Stock” means the Class V Common Stock of the Manager, $0.0001 par value per share.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Combination Agreement” is defined in the recitals of this Agreement.

“Common Member” means a Member that holds Common Units.

“Common Stock” means the Class A Common Stock or the Class V Common Stock (and shall not include any additional series or class of the Manager’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class B Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Confidential Information” is defined in Section 13.17.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“Conversion” means, as applicable, the Optional Conversion, Maturity Date Conversion or Transaction Event Conversion.

“Conversion Price” means, as applicable, the Optional Conversion Price, the Maturity Date Conversion Price or the Transaction Event Conversion Price.

“Corporation Offer” is defined in Section 7.4(b).

“de minimis” means an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Manager.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Definitive Transaction Agreement” means a definitive agreement governing a proposed Change of Control Transaction or Qualified Financing, as applicable.

“Designated Individual” is defined in Annex C.

“Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Class A Convertible Preferred Units shall commence on (and include) the Class A Convertible Preferred Unit Original Issue Date.

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex B.

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), or (y) the Cash Settlement, plus, in the case of an Exchange of Class B Units under either subclause (x) or (y), an amount that is equal to $0.0001 multiplied by the number of shares of Class V Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Manager immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class B Unit and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means each Member, other than the Manager and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit.

“Exchanging Member” is defined in Section 3.2(f).

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise reasonably determined by the Company in good faith, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time;

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined; and

(c) in the case of a Unit, the Fair Market Value as of the applicable date will be determined by reference to the closing sale price of a share of Class A Common Stock as of such applicable date (or, if the applicable day is not a Trading Day, the Trading Day preceding the applicable date).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, domestic partner, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and/or his or her spouse, domestic partner, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption), an Affiliate of any such Person, or an entity wholly owned by any such Person are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Manager for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Manager, each Affiliate of the Manager, the Tax Representative, the Designated Individual and each officer, manager or director of the Manager, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Operating Agreement” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Liquidity Offering” is defined in the definition of Cash Settlement.

“Majority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Manager” is defined in the preamble to this Agreement.

“Manager Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Imputed Underpayment Share for which the Manager is liable hereunder) owed by the Manager (other than any obligations to remit any withholdings withheld from payments to third parties) and (b) any obligations under the Tax Receivable Agreement payable by the Manager.

“Manager Warrants” is defined in Section 2.4(e).

“Maturity Date Conversion” is defined in Section 12.3(b).

“Maturity Date Conversion Price” is defined in Section 12.3(b).

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Market Price” is defined in Section 12.3(b).

“Maturity Date” means the date that is three (3) years following the date hereof.

“Measurement Period” is defined in Section 12.3(b).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Tax Advance” is defined in Section 3.2(e).

“Member Tax Shortfall” is defined in Section 3.2(f).

“Member Representative” is defined in Section 7.7.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Manager that provides any of the rights described in clause (i).

“One-to-One Ratios” is defined in Section 2.5(d).

“Optional Conversion” is defined in Section 12.1.

“Optional Conversion Price” is defined in Section 12.1.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Put Option Redemption” is defined in Section 12.5(a).

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Preferred Stock” means shares of preferred stock of the Manager now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Principal Market” is defined in Section 12.3(b).

“Qualified Financing” means a transaction or series of related transactions pursuant to which the Company issues and sells its equity interests to unaffiliated third parties for aggregate gross proceeds of at least $50,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such equity interests, or otherwise cancelled in consideration for the issuance of such equity interests) with the principal purpose of raising capital.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Manager for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Redemption” means, collectively, a Put Option Redemption and a Required Redemption.

“Redemption Notice” is defined in Section 12.4(a).

“Redemption-Conversion Notice” is defined in Section 12.5(b).

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Manager and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Common Member of all or part of its Common Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Common Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), (iv) a transferee by operation of the laws of descent, by will or intestacy, (v) a transferee that is a charitable organization by gift, (vi) a transferee to whom Transfer is required pursuant to an order of a court or regulatory agency (including pursuant to a qualified domestic relations order), (vii) another existing Member or any Affiliates of another existing Member, (viii) in the case of an entity, a transferee by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, or (ix) the Manager.

“Required Return” means (i) if such calculation date is on or prior to the first anniversary of the date hereof, an amount in cash per Class A Convertible Preferred Unit equal to (A) 110% of the Class A Convertible Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Class A Convertible Preferred Unit, if any, up to and including such calculation date, (ii) if such calculation date is following the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof, an amount in cash per Class A Convertible Preferred Unit equal to (A) 125% of the Class A Convertible Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Class A Convertible Preferred Unit, if any, up to and including such calculation date, and (iii) if the calculation date is following the second anniversary of the date hereof but on or prior to the Maturity Date, an amount in cash per Class A Convertible Preferred Unit equal to (A) 150% of the Class A Convertible Preferred Unit Original Issue Price minus (B) the aggregate amount of distributions paid in cash with respect to such Class A Convertible Preferred Unit, if any, up to and including such calculation date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 11.7.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Combination Agreement.

“Sponsor” is defined in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Supermajority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than seventy-two percent (72%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Surviving Company” is defined in Section 7.6(b)(ii).

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [ ], 2024, entered into by and among the Manager, the Company, each of the parties thereto identified as a “TRA Holder” or the “Agent” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Manager’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Manager, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Manager not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), or (d) the adoption of any plan of liquidation or dissolution of the Manager.

“Terms” is defined in the definition of “Equivalent Units.”

“Trading Day” is defined in Section 12.3(b).

“Transaction Event Conversion” is defined in Section 12.5(a).

“Transaction Event Conversion Price” is defined in Section 12.5(a).

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange, Conversion or Redemption shall not constitute a Transfer under this Agreement except for purposes of determining whether a withdrawal has occurred pursuant to Section 7.5.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit, Class B Unit or Class A Convertible Preferred Unit, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

“VWAP” is defined in Section 12.3(b).

“Warrant Agreement” is defined in Section 2.4(e).

“Warrants” is defined in Section 2.4(e).

Section 14.2 Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e) any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:	ZEO ENERGY CORP. (F/K/A ESGEN ACQUISITION CORPORATION)
By:
Name:
Title:

MEMBERS:

ESGEN LLC
By:
Name:
Title:

[MEMBERS]
By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OpCo]

ANNEX A: INITIAL UNITS

Member	Class A Units
ZEO Energy Corp.

Member	Class B Units
[MEMBERS]

Member	Class A Convertible Preferred Units
ESGEN LLC

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ANNEX B: FORM OF ELECTIVE EXCHANGE NOTICE

ELECTIVE EXCHANGE NOTICE

ZEO Energy Corp.

[Address]

Attention:

Email:

ESGEN OpCo, LLC

[Address]

Attention:

Email:

This elective exchange notice (“Elective Exchange Notice”) is delivered by the undersigned Exchangeable Unit Member pursuant to Section 11.1 of the Amended and Restated Limited Liability Company Agreement of ESGEN OpCo, LLC, dated as of [ ], 2024 (the “LLC Agreement”), by and among ZEO Energy Corp., a Delaware corporation (the “Manager”), and the other members that are party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned hereby transfers the number of Class B Units plus shares of Class V Common Stock set forth below (together, the “Paired Interests”) in exchange for the Exchange Consideration as set forth in the LLC Agreement.

Legal Name of Holder:

Address:

Number of Class B Units:

Number of Class V Common Stock:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Elective Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Elective Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Elective Exchange Notice are being transferred to the Manager or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Elective Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Manager or the Company, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Manager or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Manager or the Company, as applicable, the Paired Interests subject to this Elective Exchange Notice and to deliver to the undersigned the Exchange Consideration to be delivered in exchange therefor.

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IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Elective Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

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ANNEX C: TAX MATTERS

ARTICLE I

DEFINITIONS

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for U.S. federal income tax purposes; provided, however, that:

(i) the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii) the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (E) the exercise of any Warrant to purchase Class A Units; (F) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(s); or (G) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), (E), (F) or (G) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, that if any noncompensatory option is outstanding, Asset Values shall be adjusted in accordance with Treas. Reg. §§ 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) as reasonably determined by the Company;

(iii) the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company;

(iv) the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and

(v) if any Warrants are outstanding immediately prior to an event described in paragraphs (A) through (F) of clause (ii), the Company shall adjust the Asset Values of its Assets in accordance with principles similar to those set forth under Treas. Reg. § 1.704-1(b)(2)(iv)(h)(2).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), (iv), or (v) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Audit” is defined in Section 4.4(a) of this Annex C.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

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“Company Unitholder Representative” means the Sellers Representative, as defined in the Combination Agreement.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an Asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(d) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(e)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments:

(i) any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii), paragraph (iii) or paragraph (v) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital

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Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii) notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii) where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Preferred Unitholder Representative” means Sponsor, for so long as Sponsor holds any Class A Convertible Preferred Units.

“Push Out Election” means the election under Code Section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“Specified Audit” is defined in Section 4.4(b) of this Annex C.

“Sunergy Members” means (i) the holders of Class B Units as of the date of this Agreement, (ii) any Person to whom any such Person in clause (i) makes a Transfer of Units, and (iii) any Person that holds an interest in a Person described in the preceding clauses.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code Section 6223, and/or (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

ARTICLE II

MEMBER’S CAPITAL ACCOUNTS.

The Company or the Manager shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

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ARTICLE III

ALLOCATIONS

Section 3.1 Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year. Notwithstanding anything to the contrary in this Agreement, solely for purposes of determining the allocations with respect to the Class A Convertible Preferred Units pursuant to this Section 3.1 the amount distributable with respect to the Class A Convertible Preferred Units, other than in a Fiscal Year in which a Redemption or liquidation of such Class A Convertible Preferred Unit occurs, shall be equal to the sum of the Class A Convertible Preferred Unit Original Issue Price, plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units.

Section 3.2 Priority Allocations.

(a) Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision of Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Common Members in accordance with their Units, unless otherwise determined by the Company.

(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d) Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

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(e) Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a) – (d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3 Other Allocation Rules.

(a) In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated in accordance with the definitions of “Net Profits” and “Net Loss”) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code Section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to any property contributed to the Company or Section 704(c) amounts arising from revaluations made in connection with the SPAC Transactions. With respect to property contributed or Section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c) Corrective Allocations. If, pursuant to Section 3.3(h), the Company causes a “capital account reallocation” in accordance Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3) or the principles thereof, the Company shall make corrective allocations in accordance Treas. Reg. § 1.704-1(b)(4)(x).

(d) Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code Section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code Section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(e) Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(f) Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code Section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary (including Section 3.1 of this Annex C), if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations; provided, however, that any such adjustment that would reasonably be expected to have a material, disproportionate, and adverse impact on the Class A

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Convertible Preferred Units shall require the consent of the holders of at least a majority of the then-outstanding Class A Convertible Preferred Units, unless such adjustment is pursuant to a final determination under Code Section 1313(a) or the Company reasonably determines that such adjustment is required by a change in applicable law after the date of this Agreement.

(g) Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code Section 752 without the consent of the Company.

(h) Adjustment for Non-Compensatory Options. If the Company issues Units or other securities that are treated as “non-compensatory options”, as defined in Treasury Regulations Section 1.721-2, the Manager shall make such adjustments to the Asset Value of the Company’s Assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it reasonably determines may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

(i) Special Allocation of Certain Compensation-Related Deductions and Expenses. All compensatory payments made by Sun Managers LLC to providers of services to or for the benefit of the Company or its Subsidiaries (including compensatory payments in the form of equity interests in Sun Managers LLC) shall be treated as compensatory payments made by the Company, and the Company shall allocate to Sun Managers LLC 100% of all items of expense and deduction (if any) of the Company attributable to such compensatory payments. For the avoidance of doubt, such compensatory payments made by Sun Managers LLC shall be treated as a contribution to capital by Sun Managers LLC to the Company with respect to which no Units are issued.

(j) Allocations Relating to Class A Convertible Preferred Units. The Company and the Members acknowledge and agree that the Class A Convertible Preferred Units shall be treated as noncompensatory options within the meaning of Treas. Reg. § 1.761-3(b)(2). Accordingly, in the event the Asset Value of any Company asset is adjusted pursuant to clause (ii)(F) of the definition of Asset Value in connection with a Conversion of Class A Convertible Preferred Units, any Net Profits or Net Losses resulting from such adjustment shall, in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(s) as reasonably determined by the Company, be allocated among the Members (including the holders of the Class A Convertible Preferred Units giving rise to such adjustment) such that the Capital Account balance relating to each Class B Unit (including any Class B Units issued upon such Conversion) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided, that prior to giving effect to such Conversion of Class A Convertible Preferred Units and making such allocations pursuant to this Section 3.3(j) of this Annex C in connection therewith, the Company shall first allocate Net Profits or Net Losses to the Members (including the holders of such Class A Convertible Preferred Units with respect to their Class A Convertible Preferred Units) in accordance with Section 3.1 of this Annex C; provided further, that if the allocations pursuant to this clause (f) are insufficient to cause the Capital Account balance relating to each Class B Unit (including any Class B Units issued upon such Conversion) to be so equal in amount, the Company shall cause a Capital Account reallocation in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Class B Unit to be so equal in amount.

ARTICLE IV

CERTAIN TAX MATTERS

Section 4.1 Provision of Information.

(a) Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), the Company shall provide to each

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Member a copy of Schedule K-1 of IRS Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s ownership interest in the Company through electronic delivery.

(b) Information to Be Provided by Members to Company.

(i) Notice of Audit or Tax Examination. Each Member shall notify the Company as soon as reasonably practicable, but in any event within fifteen (15) Business Days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii) Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c) No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code Section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the SPAC Transactions and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for or prohibited in this Agreement, and the Members hereby consent to all such elections.

Section 4.3 Tax Representative.

(a) Appointment and Replacement of Tax Representative.

(i) Tax Representative. The Manager shall act as the Tax Representative, but the Manager may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign, in each case, with the consent of the Company Unitholder Representative (not to be unreasonably withheld, conditioned or delayed). For any jurisdiction with respect to which the Manager cannot serve as the Tax Representative or with respect to any taxable period for which the Manager is not eligible to serve as the Tax Representative, however, the Manager shall designate an eligible Person, which Person shall be approved by the Company Unitholder Representative (not to be unreasonably withheld, conditioned or delayed), to act as the Tax Representative.

(ii) Designated Individual. If the Tax Representative is not an individual, the Manager shall appoint a “designated individual” for each taxable year subject to the Revised Partnership Audit Provisions (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii) Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or

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appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b) Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided that, if the Manager designates another Person to act as the Tax Representative, such Person shall in all cases act solely at the direction of the Manager; provided further that, if the Tax Representative appoints a Designated Individual, such Designated Individual shall in all cases act solely at the direction of the Manager.

(c) Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4 Tax Audits.

(a) Subject to this Section 4.4, the Tax Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith; provided, however, in no event shall a Member be required to file an amended tax return if such Member opts to undertake the alternative “pull-in” procedure, in accordance with Code Section 6225(c)(2).

(b) Without limiting the foregoing, the Tax Representative shall give prompt written notice to the Company Unitholder Representative or the Preferred Unitholder Representative, as applicable, of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which could reasonably be expected to have a disproportionate and adverse effect on the Sunergy Members or the holders of Class A Convertible Preferred Units, respectively (a “Specified Audit”). The Tax Representative shall (i) keep the Company Unitholder Representative or the Preferred Unitholder Representative reasonably informed of the material developments and status of any such Specified Audit (provided, that, in the case of the Preferred Unitholder Representative, only with respect to information pertaining to the Preferred Units), (ii) permit the Company Unitholder Representative (or its designee) to participate (including using separate counsel), in each case at the cost and expense or the Sunergy Members in any such Specified Audit, and (iii) promptly notify the Company Unitholder Representative or the Preferred Unitholder Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Tax Representative shall promptly provide the Company Unitholder Representative with copies of all material correspondence between the Tax Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Company Unitholder Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Tax Representative shall not settle, compromise or abandon any Specified Audit in a manner that could reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Sunergy Members without the prior written consent or the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned). The Tax Representative shall obtain the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned), before

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taking any material action (other than making a Push Out Election) under the Revised Partnership Audit Provisions that could reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Sunergy Members. Notwithstanding anything to the contrary, unless otherwise agreed by the Manager (such agreement not to be unreasonably withheld, conditioned, or delayed), the Tax Representative shall make a Push Out Election with respect to any “imputed underpayment” arising in connection with any Audit of the Company or any of its Subsidiaries for any taxable period ending on or before the date of this Agreement.

(c) The Company, the Tax Representative, the Company Unitholder Representative and the Members expressly agree to be bound by the terms of Section 7.15 of the Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.15 of the Combination Agreement and this Agreement, Section 7.15 of the Combination Agreement shall control.

(d) Determinations with Respect to Elections. Subject to the provisions of this Annex C (including Section 4.4(b) thereof), the Tax Representative shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code Section 6225) (an “Imputed Underpayment”).

(e) Responsibility for Payment of Tax; Former Members.

(i) Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code Section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii) Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within thirty (30) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share; provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such thirty (30) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share), until either repaid or offset from future distributions to the Member. Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within thirty (30) days after the date of the notice referred to in the first sentence of this Section 4.4(e)(ii) of this Annex C.

Section 4.5 No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code Section 6241(11).

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Section 4.6 United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code Section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7 State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 4.8 Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member unless otherwise determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption or Exchange of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be disproportionately and adversely impacted by such amendment.

Section 4.9 Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10 Withholding.

(a) Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). Taxes withheld by third parties from payments to the Company in respect of the Company shall be treated as an expense of the Company, unless such withholding is attributable to a specific Member, in which case, amounts so withheld shall be allocated to such Member and the Company may deduct and withhold such amounts from the Member. All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(e)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b) Additional Provisions with Respect to a Transfer of Units. A Member Transferring its Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) (including IRS Form W-9) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance).

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(c) Additional Provisions with Respect to an Exchange of Units.

(i) Withholding of Cash or Class A Common Stock Permitted. If the Company or the Manager shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax Laws in respect of any Exchange, the Company, or the Manager, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Manager, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii) Notice of Withholding. If the Company or the Manager determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Manager, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Manager believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Manager is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Manager to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

(iii) Reimbursement of Taxes by Exchangeable Unit Member. If, within the two-year period beginning at the date of an Exchange, (i) the Manager withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the Manager or any person other than the Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Manager in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Manager, promptly reimburse the Company and/or the Manager for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of the Exchange Consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Manager shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Manager or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

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ANNEX D: SCHEDULE OF OFFICERS

Name	Title

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ANNEX E: POLICY REGARDING EXCHANGES

Effective as of [  ]  , 2024

This Policy Regarding Exchanges (the “Policy”) of ESGEN OpCo, LLC (the “Company”) sets forth certain rules applicable to the exchange of Exchangeable Units for shares of Class A Common Stock (the “Common Stock”) and/or cash, at the option of the Manager (each, an “Exchange”), pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the “Agreement”). Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. This Policy is made pursuant to, and supplements the provisions of, Article XI of the Agreement.

ARTICLE I

QUARTERLY EXCHANGE DATES; PROVISIONS REGARDING EXCHANGEABLE AMOUNT

Section 1.1 Quarterly Exchange Date. Except as otherwise set forth in this Policy (including Section 2.1(c) and Section 3.2(d)), there shall be at least one (1) date per quarter of each Fiscal Year on which an Elective Exchange may occur (each, a “Quarterly Exchange Date”) for a holder of Exchangeable Units (each holder, an “Exchanging Holder”). The Quarterly Exchange Date for Exchanging Holders that are required to file reports pursuant to Section 16(a) of the Exchange Act may be different than the Quarterly Exchange Date for Exchanging Holders that are not required to file reports pursuant to Section 16(a) of the Exchange Act. The Company shall use commercially reasonable efforts to notify the applicable Exchanging Holders at least forty-five (45) days before a relevant Quarterly Exchange Date (such notice, a “Quarterly Exchange Date Notice”).

Section 1.2 Minimum Exchangeable Amount. The Company may set a minimum number or dollar value of Exchangeable Units that may be exchanged by Exchanging Holders on a Quarterly Exchange Date, which minimum amount shall be the same for all holders of Exchangeable Units (the “Minimum Exchangeable Amount”) and shall include the applicable Minimum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If an Exchanging Holder delivers an Elective Exchange Notice pursuant to Section 3.1 requesting to exchange all of its Exchangeable Units, the number or dollar value, as applicable, of the Exchanging Holder’s Exchangeable Units shall be deemed to satisfy the Minimum Exchangeable Amount requirement.

Section 1.3 Maximum Exchangeable Amount. The Company may set a maximum aggregate number or dollar value of Exchangeable Units that may be exchanged by the Exchanging Holders on a Quarterly Exchange Date (the “Maximum Exchangeable Amount”) and shall include the applicable Maximum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If the aggregate number or dollar value of Exchangeable Units that the Exchanging Holders propose to exchange on the Quarterly Exchange Date (as set forth on the Elective Exchange Notices) exceeds the Maximum Exchangeable Amount, then the number or dollar value of Exchangeable Units that each Exchanging Holder specified in its Elective Exchange Notice shall be reduced by the same percentage by which the aggregate number or dollar value of Exchangeable Units of all Exchanging Holders is reduced so that the aggregate number or dollar value of Exchangeable Units does not exceed the Maximum Exchangeable Amount.

ARTICLE II

ADDITIONAL RIGHTS TO EXCHANGE

Section 2.01 Rights to Exchange.

(a) Right to Exchange Before Certain Transactions. If the Company or the Manager consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are

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exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger, combination or other such transaction unless in connection with any such consolidation, merger, combination or other transaction each Class B Unit shall be entitled to be exchanged for or converted into the stock, cash, securities or other property that such holder of a Class B Unit would have received had it exercised its right to Exchange pursuant to this Policy and received Class A Common Stock in exchange for its Class B Units immediately before such consolidation, merger, combination or other transaction (subject to any differences in the kind and amount of stock or securities, cash and/or any other property as are intended (as determined by the Company in good faith) to maintain the relative voting power of each share of Class V Common Stock relative to each share of Class A Common Stock in effect before such transaction).

(b) Right to Exchange Before a Corporation Offer, Change of Control Transaction or Termination Transaction. Upon the occurrence of a Corporation Offer, Change of Control Transaction or a Termination Transaction, no other provisions of this Policy shall limit the right of any Exchangeable Unit Holder to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such Corporation Offer, Change of Control Transaction or Termination Transaction.

(c) Block Exchanges. In addition to the right to elect to effect an Exchange on a Quarterly Exchange Date, each Exchangeable Unit Holder may require the Company to effect an Exchange (a “Block Exchange”) on a date specified by the holder in an Elective Exchange Notice (a “Block Exchange Date”); provided, that unless the Company otherwise agrees in writing, on each Block Exchange Date, an Exchangeable Unit Holder will not be permitted to redeem less than all of such Exchangeable Unit Holder’s remaining Exchangeable Units.

ARTICLE III

ELECTIVE EXCHANGE NOTICE

Section 3.1 Timing of Elective Exchange Notice.

(a) Elective Exchange Notice. Each holder that elects to Exchange some or all of its Exchangeable Units must deliver notice of an election in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”) to the Company, in a form determined by the Company at least thirty (30) days before the relevant Quarterly Exchange Date or as determined by the Company following a request by a holder in relation to a Block Exchange, as applicable (any Quarterly Exchange Date or Block Exchange Date, collectively an “Exchange Date”). The Company shall provide to each Exchangeable Unit Holder the form of Elective Exchange Notice and the means for delivery of that Elective Exchange Notice.

(b) Acceptance of Elective Exchange Notice. After the Elective Exchange Notice has been delivered to the Company, and unless the Company or Manager, as applicable, has refused to honor the request in full pursuant to Section 1.2 (Minimum Exchangeable Amount), Section 1.3 (Maximum Exchangeable Amount), Section 3.2(c) (Post-Retraction Limitation on Exchange), or Article IV (Other Restrictions), in each case, as applicable, the Company or Manager, as applicable, will effect the Elective Exchange on the applicable Exchange Date in accordance with this Policy.

Section 3.2 Retraction of Elective Exchange Notice.

(a) Ability to Retract; Retraction Deadline. If, at any time between the close of business on the date of delivery of an Elective Exchange Notice and the close of trading on the date that is two (2) Business Days

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before the applicable effective date of such Elective Exchange (the “Elective Exchange Date”), the reported closing trading price of a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades decreases by five (5) percent or more, an Exchanging Holder may retract or amend its Elective Exchange Notice by delivering a notice to the Company in a manner determined by the Company not later than the Retraction Deadline (a “Retraction Notice” and the Exchangeable Units that were the subject of the Retraction Notice, the “Retracted Units”) not later than the close of trading on the date that is two (2) Business Days before the applicable Elective Exchange Date (the “Retraction Deadline”) pursuant to Section 3.2(b). The Company shall have no obligation to notify the Exchanging Holders of any decrease in the Common Stock trading price.

(b) Retraction Notice. An Exchanging Holder wishing to retract must retract at least fifty percent (50%) of its Exchangeable Units that were the subject of the retracted Elective Exchange Notice. If the revised Elective Exchange Notice does not satisfy the Minimum Exchangeable Amount, the Exchanging Holder will be deemed to retract the full amount of Exchangeable Units that were the subject of the retracted Elective Exchange Notice. An Exchanging Holder’s delivery of a Retraction Notice shall be irrevocable and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice shall be deemed rescinded and void with respect to the Retracted Units. Subject to the applicable Minimum Exchangeable Amount and Maximum Exchangeable Amount, if any, if a Retraction Notice does not retract all of the Exchangeable Units that were the subject of an Elective Exchange Notice, the Exchangeable Units that are not Retracted Units will be exchanged on the relevant Exchange Date.

(c) Post-Retraction Limitation on Exchange. If an Exchanging Holder delivers a Retraction Notice for a Quarterly Exchange Date pursuant to Section 3.2(b), the retracting Exchanging Holder shall not be entitled to participate in the Exchange on the Quarterly Exchange Date for which the Retraction Notice was delivered with respect to the Retracted Units.

(d) Certain Provisions for Common Stock Settlement. In the event the Manager elects the Exchange Consideration will be in shares of Common Stock, (1) the Exchange may be conditioned (including as to timing) by the Exchanging Holder on the closing of an underwritten distribution of the shares of Common Stock that may be issued in connection with such proposed Exchange, subject to the terms of the Registration Rights Agreement and (2) an Exchanging Holder shall be entitled to revoke its Elective Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Common Stock to be registered for such Exchanging Holder at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Manager shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) if applicable, the Manager shall have exercised a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Holder to have its Common Stock registered at or immediately following the consummation of the Exchange; (iv) the Exchanging Holder is in possession of any material non-public information concerning the Manager, the receipt of which results in such Exchanging Holder being prohibited or restricted from selling Common Stock at or immediately following the Exchange without disclosure of such information (and the Manager does not permit disclosure of such information); (v) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Exchanging Holder at or immediately following the Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Exchange; (viii) the Manager shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Holder to consummate the resale of Common Stock to be received upon such Exchange pursuant to an effective registration statement; or (ix) the Exchange Date would occur three (3) Business Days or less prior to, or during, a black-out period effected by the Manager. If an Exchanging

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Holder delays the consummation of an Exchange pursuant to this Section 3.2(d), the date of the Exchange shall occur on the fifth (5) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Manager, the Company and such Exchanging Holder may agree in writing).

ARTICLE IV

OTHER RESTRICTIONS

Notwithstanding any provision of this Policy to the contrary (including the provisions of Article II), the Company may prohibit an Exchange by one or more holders of Exchangeable Units under any of the following conditions and determinations made by the Company based on the advice of counsel (which may be external or internal counsel):

(a) If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party; or

(b) If there is a material risk that the Company would be a “publicly traded partnership” under section 7704 of the Code as a result of an Exchange.

ARTICLE V

EXEMPTIONS FROM AND MODIFICATIONS TO POLICY

The Company may, in its discretion and if applicable based on the advice of counsel (which may be external or internal counsel), consider and grant requests from holders of Exchangeable Units, including for (i) additional Exchange Dates, (ii) Exchanges of less than the Minimum Exchangeable Amount, (iii) Exchanges in excess of the Maximum Exchangeable Amount, (iv) an Exchange to be subject to one or more contingencies relating to the Company or the Manager in addition to those set forth in this Policy, or (v) any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable Law). A holder of Exchangeable Units may request an exemption from this Policy by submitting a written request to the Company and following the delivery requirements set forth in Article III as if the written request were an Elective Exchange Notice.

ARTICLE IV

MISCELLANEOUS

Section 6.1 Continuing Application of Company’s Policies and Securities Laws. Nothing in this Policy shall affect, and each holder of Exchangeable Units shall remain subject to, the Company’s policies, including those addressing insider trading and any other Company policies regarding trading or the holding of investments. All holders of Exchangeable Units shall comply with all applicable securities laws and rules.

Section 6.2 Independent Nature of Rights and Obligations. Nothing in this Policy or in any other agreement or document or any action taken by any holder of Exchangeable Units shall be deemed to cause the holders of Exchangeable Units to have formed a partnership, association, joint venture, or any other kind of entity or create a presumption that the holders of Exchangeable Units are in any way acting in concert as a group.

Section 6.3 Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Units pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

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Section 6.4 Notice Delivery Deadlines on Non-Business Days. If the date on or before which the Company or an Exchanging Holder is required to deliver a notice pursuant to this Policy is not a Business Day, then that notice will be deemed to be timely delivered on that date if that notice is received on the Business Day immediately following that date.

Section 6.5 Notifications Under This Policy. The Company will be deemed to have satisfied any notification requirement in this Policy by making available such notification on any system accessible by Exchanging Holders.

Section 6.6 Modification of Policy. Subject to applicable limitations in the Agreement, the Company may modify this Policy at any time without notice. The Company will deliver or make available a copy of the revised Policy to the holders of Exchangeable Units as promptly as practicable upon such modifications being effected, and no holder of Exchangeable Units shall be bound by any such modification prior to delivery to such holder of such revised Policy.

*  *  *

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ANNEX F: WARRANT AGREEMENT

(See attached.)

F-1

THE ISSUANCE OF THIS WARRANT TO PURCHASE UNITS AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAW. THIS WARRANT TO PURCHASE CLASS A UNITS HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE COMPANY AS HAVING AN INTEREST HEREIN, IN THE ABSENCE OF, WITH RESPECT TO EACH OF THE SECURITIES ACT AND EACH OTHER APPLICABLE STATE SECURITIES LAW, (I) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SAID ACT AND QUALIFICATION UNDER SAID LAW, OR (II) AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL SHALL BE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE TRANSACTION BY WHICH THIS WARRANT TO PURCHASE CLASS A UNITS WILL BE OFFERED FOR SALE, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, IS EXEMPT FROM OR OTHERWISE IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SAID ACTS OR LAWS.

No.

ESGEN OPCO, LLC

WARRANT TO PURCHASE CLASS A UNITS

       , 20

THIS WARRANT TO PURCHASE CLASS A UNITS (this “Warrant”) is delivered to ZEO Energy Corp., a Delaware corporation f/k/a ESGEN Acquisition Corporation (the “Warrant Holder”), and entitles the Warrant Holder to subscribe for and purchase from ESGEN OpCo, LLC, a Delaware limited liability company (the “Company”), subject to the terms set forth below, up to [   ]1 Class A Units (“Units”) of the Company (the “Warrant Units”), subject to adjustment, at the purchase price equal to the “Warrant Price” as defined in that certain that certain Warrant Agreement between ESGEN Acquisition Corporation and Continental Stock Transfer & Trust Company, dated October 22, 2021 (as it may be amended from time to time, the “Pubco Warrant Agreement”) (the “Warrant Price”), upon written notice duly executed and delivered by the Warrant Holder to the Company in accordance with Section 10 hereof, specifying the number of Warrant Units the Warrant Holder elects to purchase and representing that the aforesaid Units are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof (“Notice of Exercise”), and simultaneous payment therefor (if applicable) in lawful money of the United States. The number, character and Warrant Price of such Warrant Units are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, any subsequent amendments or modifications thereof made in accordance with the terms hereof, and any warrant agreements and warrant certificates delivered in substitution or exchange therefor as provided herein.

1. Term. Subject to the terms hereof, the purchase right represented by this Warrant is exercisable at any time and from time to time during the “Exercise Period” (as such term is defined in the Pubco Warrant Agreement) (the “Term”).

2. Exercise. Subject to the terms hereof, at any time during the Term, Warrant Holder may exercise this Warrant, in whole or in part, by delivery of a Notice of Exercise to the Company, together with payment (if applicable) of the Warrant Price per Unit multiplied by the number of Warrant Units then being purchased. The exercise of this Warrant shall be deemed to have been concurrently effected from time to time with respect to that number of Units that is equivalent to the number of shares of Class A Common Stock (as defined below) of the Warrant Holder that are exercised from time to time under the terms of the Pubco Warrant Agreement.

[1]	Note: to match number of warrants outstanding as of Closing to purchase Class A Common Stock of Pubco.

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Notwithstanding anything in this Warrant to the contrary, this Warrant may only be exercised in the event any holder of a warrant governed by the terms of the Pubco Warrant Agreement (the “Holder Warrants”) to purchase shares of Class A common stock of the Warrant Holder, $0.0001 par value per share (the “Class A Common Stock”), exercises a Holder Warrant. In each case of such an exercise of a Holder Warrant, the Warrant Holder agrees that it shall effect or cause to be effected a corresponding concurrent exercise (including by effecting such exercise in the same manner and in the same ratio, i.e., by payment of a cash exercise price or on a cashless basis) of this Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Holder Warrant shall match with a corresponding number of Class A Units issued by the Company pursuant to this Warrant. The Warrant Holder agrees that it will not exercise this Warrant other than in connection with the corresponding exercise of a Holder Warrant.

3. Transferability of Warrant and Warrant Units. The Warrant Holder may not transfer, sell or assign this Warrant or any Warrant Units other than with the written consent of the Company.

4. Issuance of Units. Promptly after the exercise of the Warrant with respect to any Warrant Units, (a) the Company, at its expense, shall cause to be issued in the name of the Warrant Holder the number of Units to which the Warrant Holder shall be entitled upon such exercise, free and clear of all liens and encumbrances other than those arising under applicable securities laws and the LLC Agreement by amending the Register (as defined in the LLC Agreement) and the books and records of the Company as appropriate to reflect such issuance, and, at such time, the Warrant Holder shall be deemed to have become the holder of record of the Units represented thereby, and (b) the Warrant Holder shall arrange for the delivery to the Company of (i) a Notice of Exercise, duly executed by the Warrant Holder, and (ii) payment in an amount equal to the Warrant Price (if any), together with all applicable taxes and charges thereto.

5. Adjustments to Warrant Units. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time only upon the happening of, and will be adjusted upon the happening of, any events causing a corresponding adjustment to the Holder Warrants (whether the number thereof or the exercise price thereof) pursuant to the Pubco Warrant Agreement. Without limitation of the foregoing, in the event a Holder Warrant is redeemed, the Company shall redeem this Warrant upon similar terms held by the Warrant Holder.

6. Reservation of Warrant Units. All Warrant Units that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, other than those arising under applicable securities laws and the LLC Agreement. During the period within which the rights represented by the Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Units to provide for the exercise of the rights represented by this Warrant.

7. Fractional Warrant Units. Fractional Units may be issued in connection with any exercise hereunder.

8. Rights as Member; Limitation on Liability. No Warrant Holder, as such, shall be entitled to vote or receive distributions or be deemed the holder of Units, nor shall anything contained herein be construed to confer upon the Warrant Holder, as such, any of the rights of a member of the Company or any right to vote for the election of directors or upon any matter submitted to members at any meeting thereof, or to receive notice of meetings, or to receive distributions or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Units shall have become deliverable, as provided herein. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on Warrant Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a member of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

9. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the parties hereto.

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10. Notices. Any notice, request or other document required or permitted to be given or delivered to the Warrant Holder and/or its permitted assigns or the Company shall be deemed sufficiently given when delivered in person, via commercial delivery, via electronic mail with return receipt requested, or via U.S. mail upon delivery to each such Warrant Holder at its address as shown on the books of the Company or to the Company at its principal place of business to the attention of the President.

11. Lost Warrant. The Company covenants to the Warrant Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant, or like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12. No Impairment of Rights. The Company will not amend the LLC Agreement in any manner adverse to the rights of the Warrant Holder hereunder without the Warrant Holder’s prior written consent.

13. Entire Agreement. This Warrant, together with the LLC Agreement, constitutes the entire understanding between the parties and supersedes any previous agreements between the parties hereto concerning the subject matter hereof and thereof.

14. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without application of conflicts of law.

15. Certain Defined Terms. As used in this Warrant, the following terms shall have the following meanings:

a. “LLC Agreement” means the limited liability company agreement of the Company, in effect from time to time, together with any member’s agreement or other investor rights agreement in favor of the Warrant Holder, each as may be amended from time to time in accordance with its terms.

b. References to “Units” in this agreement shall be deemed to include any series of the Units designated in the future.

16. Counterparts. This Warrant may be executed in one or more parts, which when taken together shall constitute one and the same original. An electronic copy of an executed signature page to this Warrant shall be deemed an original for all purposes.

[The remainder of this page is intentionally blank. Signatures appear on the following page.]

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IN WITNESS WHEREOF, this Warrant is executed effective as of the date first above written.

COMPANY:	ESGEN OPCO, LLC

By:
Name:
Title:

WARRANT HOLDER:	ZEO ENERGY CORP. (F/K/A ESGEN ACQUISITION CORPORATION)

By:
Name:
Title:

Annex F

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

ESGEN Acquisition Corporation

5956 Sherry Lane

Suite 1400

Dallas, Texas 75225

ESGEN OpCo, LLC

5956 Sherry Lane

Suite 1400

Dallas, Texas 75225

Sunergy Renewables, LLC

255 W 4500 N.

Provo, UT 84604

Attention: Tim Bridgewater

Ladies and Gentlemen:

This Amended and Restated Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ESGEN Acquisition Corporation, a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (together with its successors, including as a result of such domestication, “SPAC”), ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“OpCo”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of April 19, 2023 (as amended by Amendment No. 1 on January 24, 2024, and as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, OpCo, Sunergy Renewables, LLC, a Nevada limited liability company (the “Company”), and the other parties thereto, pursuant to which the parties to the Business Combination Agreement will undertake the transactions described therein (the transactions contemplated by the Business Combination Agreement, the “Transaction”). In connection with the Transaction, SPAC and OpCo are seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, Class A Convertible Preferred Units of OpCo (the “Preferred Units”) in a private placement for a purchase price of $10.00 per unit (the “Per Unit Purchase Price”), which Preferred Units will have the rights and privileges set forth in the amended and restated limited liability company agreement of OpCo substantially in the form attached as Exhibit A hereto (the “OpCo A&R LLC Agreement”), together with an equal number of shares of Class V Common Stock of SPAC (the “Class V Common Shares”) to be issued in accordance with the SPAC’s certificate of incorporation (as in effect immediately following the Domestication, the form of which is attached hereto as Exhibit B, the “Charter”) (the Preferred Units and the Class V Common Shares collectively, the “Combined Units”). SPAC and OpCo have or may enter into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”) pursuant to which the Investors have or will agree to purchase on the closing date of the Transaction, shares of SPAC’s common stock, par value $0.0001 per share (the “Shares”) or Combined Units. The aggregate purchase price to be paid by the Investor for the subscribed Combined Units at the Initial Closing (as set forth on the signature page hereto) is referred to herein as the “Closing Subscription Amount” and to the extent so subscribed, the aggregate purchase price to be paid by the Investor for the subscribed Combined Units at the Subsequent Closing (as set forth on the signature page hereto) is referred to herein as the “Additional Subscription Amount” and the total of the Closing Subscription Amount and the Additional Subscription Amount is referred to herein as the “Subscription Amount.”

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Prior to the closing of the Transaction (and as more fully described in the Business Combination Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”).

On April 9, 2023, SPAC entered into a subscription agreement with Investor, pursuant to which the Investor agreed to subscribe and purchase 1,000,000 shares of SPAC’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a price of $10.00 per share (the “Initial Subscription Agreement”). SPAC, OpCo and the Investor desire to amend and restate the Initial Subscription Agreement to update certain terms contained therein, and hereby agree that this Subscription Agreement amends and restates the Initial Subscription Agreement in its entirety.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, OpCo and SPAC acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from OpCo the number of Preferred Units set forth on the signature page of this Subscription Agreement at a price per Preferred Unit equal to the Per Unit Purchase Price (together with an equal number of Class V Common Shares to be issued by SPAC in accordance with the Charter) on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that OpCo and SPAC reserve the right to accept or reject the Investor’s subscription for the Combined Units for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by OpCo and SPAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of OpCo and SPAC; OpCo and SPAC may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Class V Common Shares that will be received by the Investor and issued by SPAC pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Initial Closing; Subsequent Closing.

a. With respect to the Closing Subscription Amount, the closing of the sale of such Combined Units contemplated hereby (the “Initial Closing”, and the date on which the Initial Closing actually occurs, the “Initial Closing Date”) is contingent upon the consummation of the Domestication and the substantially concurrent consummation of the Transaction. The Initial Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) SPAC and OpCo to the Investor (the “Initial Closing Notice”) that SPAC and OpCo reasonably expect all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Initial Closing Notice is delivered to the Investor, the Investor shall deliver to OpCo, three (3) business days prior to the Initial Closing Date specified in the Initial Closing Notice (the “Scheduled Initial Closing Date”), (i) the Closing Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC and OpCo in the Initial Closing Notice and (ii) any other information that is reasonably requested in the Initial Closing Notice in order for such Combined Units in respect thereof to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Combined Units are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Initial Closing Date, a number of Combined Units shall be issued to the Investor set forth on the signature page to this Subscription Agreement as being issued at the Initial Closing and subsequently such Combined Units shall be registered in book entry form with restrictive legends in the name of the Investor on OpCo’s unit register or SPAC’s share register, as applicable; provided, however, that the obligation to issue such Combined Units to the Investor is contingent upon OpCo having received the Closing Subscription Amount in full accordance with this Section 2. If the Initial Closing does not occur within ten (10) business days following the Scheduled Initial Closing Date specified in the Initial Closing Notice, SPAC and

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OpCo shall promptly (but not later than three (3) business days thereafter) return the Closing Subscription Amount in full to the Investor; provided, that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase such Combined Units at the Initial Closing upon the delivery by SPAC and OpCo of a subsequent Initial Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day).

b. With respect to the Additional Subscription Amount, the closing of the sale of such Combined Units contemplated hereby (the “Subsequent Closing”, and the date on which the Subsequent Closing actually occurs, the “Subsequent Closing Date”) is contingent upon the prior occurrence of the Initial Closing and the issuance of a Subsequent Closing Notice (as set forth below). Upon delivery of written notice from (or on behalf of) SPAC and OpCo to the Investor (the “Subsequent Closing Notice”) of the amount of the Additional Subscription Amount that SPAC and OpCo desire (at their sole option) to cause Investor to subscribe for, the Investor shall deliver to OpCo, three (3) business days prior to the Subsequent Closing Date specified in the Subsequent Closing Notice (the “Scheduled Subsequent Closing Date”), (i) the portion of the Additional Subscription Amount (which may be any amount up to the total Additional Subscription Amount) by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC and OpCo in the Initial Closing Notice and (ii) any other information that is reasonably requested in the Subsequent Closing Notice in order for such Combined Units in respect thereof to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Combined Units are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Subsequent Closing Date, a number of Combined Units shall be issued to the Investor set forth on the signature page to this Subscription Agreement as being issued at the Subsequent Closing and subsequently such Combined Units shall be registered in book entry form with restrictive legends in the name of the Investor on OpCo’s unit register or SPAC’s share register, as applicable; provided, however, that the obligation to issue such Combined Units to the Investor is contingent upon OpCo having received the Additional Subscription Amount requested in the Subsequent Closing Notice in full accordance with this Section 2. If the Subsequent Closing does not occur within ten (10) business days following the Scheduled Subsequent Closing Date specified in the Subsequent Closing Notice, SPAC and OpCo shall promptly (but not later than three (3) business days thereafter) return such Additional Subscription Amount in full to the Investor; provided, that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase such Combined Units at the Subsequent Closing upon the delivery by SPAC and OpCo of a subsequent Subsequent Closing Notice in accordance with this Section 2. Any Initial Closing or Subsequent Closing shall be collectively referred to as a “Closing” and the date on which any Initial Closing or Subsequent Closing occurs shall be collectively referred to as a “Closing Date.”

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Combined Units pursuant to this Subscription Agreement at the Initial Closing is subject to both of the following conditions (and the obligation of the parties hereto to consummate the purchase and sale of the Combined Units pursuant to this Subscription Agreement at the Subsequent Closing shall be subject to clause (i) below but not clause (ii) below):

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

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(ii) (A) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Combined Units to be purchased at the Initial Closing pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Initial Closing.

b. The obligation of SPAC and OpCo to consummate the issuance and sale of the Combined Units pursuant to this Subscription Agreement at the applicable Closing shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement applicable to the applicable Closing are true and correct in all material respects at and as of the applicable Closing (except for representations and warranties qualified by materiality, which shall be true and correct in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the applicable Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the applicable Closing; (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the applicable Closing shall have been performed in all material respects, and (iii) with respect to the Initial Closing, the Investor shall have delivered to SPAC and OpCo the OpCo A&R LLC Agreement, duly executed by the Investor.

c. The obligation of the Investor to consummate the purchase of the Combined Units pursuant to this Subscription Agreement at the applicable Closing shall be subject to the conditions (which may be waived by the Investor) that (i) all representations and warranties of SPAC and OpCo contained in this Subscription Agreement applicable to the applicable Closing shall be true and correct in all material respects at and as of the applicable Closing (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date), and consummation of the applicable Closing shall constitute a reaffirmation by SPAC and OpCo of each of the representations and warranties of SPAC and OpCo contained in this Subscription Agreement as of the applicable Closing; (ii) all obligations, covenants and agreements of SPAC and OpCo required by this Subscription Agreement to be performed by it at or prior to the applicable Closing shall have been performed in all material respects; (iii) solely with respect to the Initial Closing, there shall have been no new Other Subscription Agreements, or any amendments, waivers or modifications of Other Subscription Agreements, which have terms and conditions thereunder with respect to the same type of securities that are materially more advantageous to the Other Investor thereunder as compared to this Subscription Agreement unless Investor has been offered the substantially similar benefits (excluding Strategic Arrangements (as defined below) and Existing Company Equity Holder Arrangements (as defined below)); and (iv) with respect to the Initial Closing, SPAC and OpCo shall have delivered to the Investor the OpCo A&R LLC Agreement, duly executed by SPAC and OpCo and the other parties thereto.

4. Further Assurances. At or prior to the applicable Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the applicable subscription as contemplated by this Subscription Agreement.

5. SPAC and OpCo Representations and Warranties. SPAC and OpCo represent and warrant to the Investor that (provided that no representation or warranty by SPAC shall apply to any statement or information in the SEC Reports (as defined below) that relates to topics referenced in the Statement (as defined below) or any other accounting matters with respect to SPAC’s securities or expenses or other initial public offering related matters,

F-4

nor shall any correction, amendment or restatement of SPAC’s filings or financial statements arising from or relating to the Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be material for purposes of this Subscription Agreement or be deemed to be a breach of any representation or warranty by SPAC or a Material Adverse Effect):

a. As of the date hereof, SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction), and OpCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of SPAC and OpCo have all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the applicable Closing, following the Domestication, SPAC will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the applicable Closing, the Combined Units will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the applicable Combined Units will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Charter, under the OpCo A&R LLC Agreement (as amended to the applicable Closing Date) or under the laws of the State of Delaware. As of the applicable Closing, the shares of Class A Common Stock of SPAC to be issued upon the exchange of the Preferred Units (following the conversion of the Preferred Units into common units of OpCo) and the Class V Common Shares (the “Exchanged Shares”) will have been duly authorized and reserved and, when issued and delivered to the Investor in accordance with the terms of the OpCo A&R LLC Agreement and the Charter, the Exchanged Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Charter or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and OpCo and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SPAC and OpCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the applicable Combined Units and the compliance by SPAC and OpCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, OpCo or any of their subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC, OpCo or any of their subsidiaries is a party or by which SPAC, OpCo or any of their subsidiaries is bound or to which any of the property or assets of SPAC or OpCo is subject that would reasonably be expected to materially affect the validity of the Combined Units or the legal authority of SPAC and OpCo to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any material violation of the provisions of the organizational documents of SPAC or OpCo after giving effect to the Domestication; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC, OpCo or any of their properties that would reasonably be expected to have a Material Adverse Effect.

e. Solely for purposes of the Initial Closing, as of their respective dates for periods prior to the Initial Closing, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act

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of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor acknowledges that (i) the Staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to SPAC’s securities or expenses or other initial public offering related matters, the “Statement”), (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports, including, without limitation, any changes to historical accounting policies of SPAC in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC, including, without limitation, arising from or relating to SPAC’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement.

f. Solely with respect to the Initial Closing, no Other Subscription Agreement includes terms and conditions with respect to the same type of securities that are materially more advantageous to any such Other Investor than Investor hereunder, unless Investor has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement unless Investor has been offered a substantially similar amendment. For the avoidance of doubt, the foregoing shall exclude (i) any commercial arrangements (“Strategic Arrangements”) entered into by SPAC, OpCo or the Company with Other Investors constituting Strategic Investors that have executed Other Subscription Agreements and (ii) any arrangements that the Company has entered, or will enter, into with Other Subscribers that have executed Other Subscription Agreements, which Other Subscribers, as of the date hereof, are equity holders of the Company who have entered or will enter into such arrangements in their capacity as equity holders of the Company (“Existing Company Equity Holder Arrangements”). For purposes of this provision, “Strategic Investors” shall refer to entities that are (A) not solely or primarily financial institutions and (B) (i) current or prospective operational, sales or manufacturing customers, suppliers or partners of the Company or its subsidiaries or (ii) entities that operate, sell or manufacture solar or other renewable energy assets (or entities that supply or serve as operational partners with such entities).

g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Combined Units by OpCo to the Investor hereunder. The Combined Units (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

6. Investor Representations and Warranties. The Investor represents and warrants to SPAC that:

a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Combined Units only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Combined Units as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and has the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Combined Units with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor is not an entity formed for

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the specific purpose of acquiring the Combined Units, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Combined Units for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Combined Units. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

c. The Investor acknowledges and agrees that the Combined Units are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the offer and sale of the Combined Units or Exchanged Shares has been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that neither the Combined Units nor the Exchanged Shares may be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with any exemption therefrom and that any book entries representing the Combined Units or the Exchanged Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein, subject to applicable law. The Investor acknowledges and agrees that the Combined Units and the Exchanged Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Combined Units or the Exchanged Shares and may be required to bear the financial risk of an investment in the Combined Units or the Exchanged Shares for an indefinite period of time. The Investor acknowledges and agrees that neither the Combined Units nor the Exchanged Shares will be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that SPAC files a Current Report on Form 8-K following the Closing that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Combined Units or the Exchanged Shares.

d. The Investor acknowledges and agrees that the Investor is purchasing the Preferred Units directly from OpCo and will receive the Class V Common Shares from SPAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, OpCo, the Company, Cohen & Company (the “Placement Agent”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC and OpCo expressly set forth in Section 5 of this Subscription Agreement.

e. The Investor’s acquisition and holding of the Combined Units will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Combined Units, including, with respect to SPAC, OpCo, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Combined Units. The Investor acknowledges and agrees that the Investor and the Investor’s

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professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Combined Units, including but not limited to access to marketing materials and a virtual data room containing information about SPAC, OpCo and the Company (and its direct and indirect subsidiaries) and their respective financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its investment. The Investor acknowledges that certain information provided by the SPAC or the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that he, she or it has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Combined Units and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of the SPAC, OpCo or Company.

g. The Investor became aware of this offering of the Combined Units solely by means of direct contact between the Investor and SPAC, OpCo, the Company or a representative of SPAC, OpCo or the Company, and the Combined Units were offered to the Investor solely by direct contact between the Investor and SPAC, OpCo, the Company or a representative of SPAC, OpCo or the Company. The Investor did not become aware of this offering of the Combined Units, nor were the Combined Units offered to the Investor, by any other means and none of the SPAC, OpCo, the Company, the Placement Agent or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Combined Units (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, OpCo, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and OpCo contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC and OpCo.

h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Combined Units, including but not limited to those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Combined Units, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Combined Units. The Investor will not look to the Placement Agent for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Combined Units, has no need for liquidity with respect to its investment in the Combined Units and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Combined Units.

i. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Combined Units and determined that the Combined Units are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC and OpCo. The Investor acknowledges specifically that a possibility of total loss exists.

j. In making its decision to purchase the Combined Units, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its

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respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, OpCo, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Combined Units or the offer and sale of the Combined Units.

k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Combined Units or made any findings or determination as to the fairness of this investment.

l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC and OpCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC Lists; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Combined Units were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

o. Neither Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with Investor, the “Covered Persons”), are

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subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Combined Units by Investor will not subject SPAC or OpCo to any Disqualification Event.

p. Investor acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to SPAC.

q. In connection with the issue and purchase of the Combined Units, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.

r. The Investor has or has commitments to have and, when required to deliver payment to SPAC and OpCo pursuant to Section 2 above, will have, sufficient funds to pay the Closing Subscription Amount and the Additional Subscription Amount and consummate the applicable purchase and sale of the Combined Units pursuant to this Subscription Agreement.

s. As of the date hereof, the Investor does not have, and during the thirty (30) day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the SPAC.

t. The Investor is not currently (and at all times through the applicable Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the SPAC or OpCo (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.

u. Investor understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by SPAC and OpCo.

7. Conversion Procedures. The OpCo A&R LLC Agreement and the Charter set forth the totality of the procedures required of the Investor to convert the Combined Units into the Exchanged Shares. SPAC and OpCo shall honor conversions of the Combined Units and SPAC shall deliver the Exchanged Shares in accordance with the terms, conditions and time periods set forth herein and in the OpCo A&R LLC Agreement and the Charter.

8. Registration Rights

a. In the event that the Exchanged Shares are not registered in connection with the consummation of the Transaction, SPAC agrees that, within forty-five (45) calendar days after the Initial Closing, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Exchanged Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. SPAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Exchanged Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Initial Closing, (ii) the date on which the Investor ceases to hold any Combined Units issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Combined Units (or the Exchanged Shares issuable in respect thereof) issued pursuant to this Subscription Agreement under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule. The Investor agrees to disclose its ownership to SPAC upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an

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opportunity to withdraw its Exchanged Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents SPAC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Exchanged Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Exchanged Shares which is equal to the maximum number of Exchanged Shares as is permitted by the SEC. In such event, the number of Exchanged Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. SPAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SPAC becomes eligible to use such Form S-3. The Investor acknowledges and agrees that SPAC may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of SPAC or would require premature disclosure of information that would adversely affect SPAC that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) SPAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-fifty (150) calendar days in any three hundred sixty (360) day period and (II) SPAC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by SPAC, the Investor will destroy all copies of the prospectus covering the Exchanged Shares in the Investor’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Exchanged Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. SPAC’s obligations to include the Exchanged Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SPAC such information regarding the Investor, the securities of SPAC held by the Investor and the intended method of disposition of such Exchanged Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SPAC to effect the registration of such Exchanged Shares, and shall execute such documents in connection with such registration as SPAC may reasonably request that are customary of a selling shareholder in similar situations.

b. From and after the Closing, SPAC agrees to indemnify and hold Investor, each person, if any, who controls Investor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Investor within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Investor effects or executes the resale of any Exchanged Shares (collectively, the “Investor Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Investor Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Exchanged Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to SPAC by Investor for use therein. Notwithstanding the forgoing, SPAC’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of SPAC (which consent shall not be unreasonably withheld, delayed or conditioned). Nothing herein shall be read to permit any sale or transfer by Investor of any Exchanged Shares (or Combined Units) at any time during which sale or transfer is not otherwise permitted under the terms of the Charter and/or the OpCo A&R LLC Agreement.

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c. From and after the Closing, Investor agrees to, severally and not jointly with any Other Investor or any other selling shareholders using the applicable registration statement, indemnify and hold SPAC, and the officers, employees, directors, partners, members, attorneys and agents of SPAC, each person, if any, who controls SPAC within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of SPAC within the meaning of Rule 405 under the Securities Act (collectively, the “SPAC Indemnified Parties”), harmless against any and all Losses incurred by the SPAC Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Exchanged Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to SPAC by Investor expressly for use therein. Notwithstanding the forgoing, Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Investor (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the liability of the Investor shall be (x) in proportion to the Investor’s Subscription Amount compared to the aggregate of all subscription amounts paid pursuant to the Subscription Agreements and (y) limited to the Investor’s Subscription Amount.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the Transactions being consummated, (b) upon the mutual written agreement of each of the parties hereto, and the Company to terminate this Subscription Agreement, or (c) by written notice by Investor to SPAC, OpCo and the Company thirty (30) days after the Outside Date (as defined in the Business Combination Agreement), if the Initial Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach and (ii) the provisions of Sections 9, 10, 12, 13 and 15 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. SPAC and OpCo shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC and OpCo in connection herewith shall promptly (and in any event within two (2) business days) following the Termination Event be returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in the SPAC’s prospectus relating to its initial public offering dated October 19, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations (and up to $100,000 to pay dissolution expenses), the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of

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SPAC entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself and its affiliates and representatives, notwithstanding anything to the contrary in this Subscription Agreement, hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account (or distributions therefrom to SPAC’s public shareholders or to the underwriters of SPAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account (“Public Distributions”)), and agrees not to seek recourse against the Trust Account or Public Distributions for any reason whatsoever (regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability); provided, however, that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Common Stock currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Common Stock, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter in this Subscription Agreement, and Investor further intends and understands such waiver to be valid, binding and enforceable against Investor and each of its affiliates and representatives under applicable law. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

11. Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, (a) the subscription and purchase of Preferred Units from OpCo shall be treated as a tax-deferred contribution of cash to OpCo (as the continuing partnership of the Company pursuant to Section 708(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) in a transaction described under Section 721(a) of the Code, and (b) each of the Class V Common Shares received in connection with such subscription and purchase shall be treated as having a fair market value equal to zero dollars ($0) at the time of Closing. The parties shall not take any action or position that is inconsistent with the foregoing treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

12. Miscellaneous

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Combined Units acquired hereunder, if any, and then only to the extent permitted in accordance with the Charter and the OpCo A&R LLC Agreement) may be transferred or assigned without the prior written consent of each of the other parties hereto and the Company; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SPAC, OpCo or the Company and (ii) the Investor’s rights under Section 8 may be assigned to a permitted assignee or permitted transferee of the Combined Units (other than in connection with a sale of the Combined Units); provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided further, that no assignment pursuant to clause (i) of this Section 12(a) shall relieve the Investor of its obligations hereunder unless otherwise agreed to in writing by the SPAC and OpCo.

b. SPAC and OpCo may request from the Investor such additional information as SPAC may deem necessary to register the resale of the Exchanged Shares and evaluate the eligibility of the Investor to acquire the Combined Units, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available. The Investor acknowledges and agrees that if it does not provide SPAC with such requested information, SPAC may not be able to register the Investor’s Exchanged Shares for resale pursuant to Section 8 hereof. The Investor acknowledges that SPAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC.

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c. The Investor acknowledges that SPAC, OpCo, the Company, the Placement Agent, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to each applicable Closing, the Investor agrees to promptly notify SPAC, OpCo, the Company and the Placement Agent in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC, OpCo, the Company and the Placement Agent if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Preferred Units from OpCo and Class V Common Shares of SPAC, as applicable, will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. SPAC, OpCo, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no amendment, modification, waiver or termination by SPAC and OpCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

f. This Subscription Agreement (including the schedule and exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as expressly set forth in this Subscription Agreement with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions. Investor acknowledges and agrees that each of the Company and the Placement Agent is a third-party beneficiary of the representations, warranties and covenants of Investor contained in Section 6 of this Subscription Agreement, and that the Company is otherwise an express third party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Investor as if it were an original party hereto.

g. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall

F-14

continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

i. This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

j. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

k. At any time, the SPAC and OpCo, with the prior written consent of the Company, may (a) extend the time for the performance of any obligation or other act of the Investor, (b) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (c) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein. At any time, the Investor may (a) extend the time for the performance of any obligation or other act of the SPAC or OpCo, (b) waive any inaccuracy in the representations and warranties of the SPAC or OpCo contained herein or in any document delivered by the SPAC or OpCo pursuant hereto and (c) waive compliance with any agreement of the SPAC or OpCo or any condition to its own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the state of New York or the federal courts located in the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in

F-15

an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 12(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to the Investor, to such address or addresses set forth on the signature page hereto;

(ii)	if to SPAC or OpCo (at or prior to the Initial Closing), to:

ESGEN Acquisition Corporation

5956 Sherry Lane

Suite 1400

Dallas, Texas 75225

Attn: Andrea Bernatova

Email: andrejka.bernatova@esgen-spac.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attn:	Kevin Crews, P.C.
Julian Seiguer, P.C.
Email:	kevin.crews@kirkland.com
julian.seiguer@kirkland.com

F-16

and

Sunergy Renewables, LLC

255 W 4500 N.

Provo, UT 84604

Attention: Tim Bridgewater

Email: tim@gosunergy.com

and

Eversheds Sutherland (US) LLP

227 W Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig T. Alcorn, Esq.

Email: CraigAlcorn@eversheds-sutherland.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Matthew A. Gray, Esq.

Email: mgray@egsllp.com

(iii)	if to SPAC or OpCo (after the Initial Closing), to:

ESGEN Acquisition Corporation (or the new name to be agreed upon by SPAC and the

Company prior to the Initial Closing)

255 W 4500 N.

Provo, UT 84604

Attention: Tim Bridgewater

Email: tim@gosunergy.com

with a required copy to (which copy shall not constitute notice):

Eversheds Sutherland (US) LLP

227 W Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig T. Alcorn, Esq.

Email: CraigAlcorn@eversheds-sutherland.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Matthew A. Gray, Esq.

Email: mgray@egsllp.com

p. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

q. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context

F-17

otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise).

13. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and OpCo expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in OpCo and SPAC. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) the Company or any other party to the Business Combination Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Combined Units, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Combined Units or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, OpCo, the Company, the Placement Agent or any Non-Party Affiliate concerning SPAC, OpCo, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, OpCo, the Company, the Placement Agent or any of SPAC’s, OpCo’s, the Company’s or the Placement Agent’s controlled affiliates or any family member of the foregoing.

14. No Hedging. The Investor agrees that, from the date hereof until the Subsequent Closing (or the latest date the Subsequent Closing could occur) or the earlier termination of this Subscription Agreement, none of the Investor or any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act), of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any

F-18

Combined Units or any securities of SPAC, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of SPAC, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided, however, that the provisions of this Section 14 shall not apply to long sales (including sales of securities held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the date hereof and securities purchased by the Investor in the open market after the date hereof) other than those effectuated through derivative transactions and similar instruments.

15. Disclosure. SPAC shall, on or prior to the fourth (4th) business day immediately following the date hereof, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the amendment to the Business Combination Agreement. Upon the issuance of the Disclosure Document, to the actual knowledge of SPAC, unless Investor has obtained other material, non-public information through a prior relationship with SPAC or the Company or has otherwise obtained material, non-public information other than through the virtual data room established by the Placement Agent in connection with the Transaction specifically for Investors who are to be cleansed upon the issuance of the Disclosure Document, the Investor shall not be in possession of any material, non-public information of SPAC received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agent or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Investor hereby consents to the publication and disclosure in any press release issued by SPAC or Form 8-K filed by SPAC with the SEC in connection with the execution and delivery of the Business Combination Agreement (and any amendment thereof) or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC to any governmental authority or to security holders of SPAC) of Investor’s identity and beneficial ownership of Combined Units and the nature of Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by SPAC, a copy of this Subscription Agreement or the form hereof. Investor will promptly provide any information reasonably requested by SPAC for any regulatory application or filing made or approval sought in connection with the Transaction or the applicable Closing (including filings with the SEC).

[SIGNATURE PAGES FOLLOW]

F-19

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:		State/Country of Formation or Domicile:

By:	/s/ Jim Benson
Name:	James P. Benson
Title:	Authorized Signatory

Name in which Combined Units are to be registered (if different):		Date:	January 24, 2024

Investor’s EIN:

Business Address-Street: 5959 Sherry Lane, Suite 1400		Mailing Address-Street (if different):

City, State, Zip: Dallas, TX 75225		City, State, Zip:

Attn:	James Benson	Attn:	Mike Mayon

Telephone No.:		Telephone No.:
Facsimile No.:		Facsimile No.:

Email:

Number of Combined Units subscribed for: Up to 1,500,000, consisting of 1,000,000 Combined Units at Initial Closing and up to 500,000 Combined Units at any time within six (6) months of Initial Closing (such subsequent time, if it occurs, the “Subsequent Closing”).

Aggregate Subscription Amount: $15,000,000		Price Per Combined Unit: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC or OpCo in the applicable Closing Notice.

F-20

IN WITNESS WHEREOF, SPAC and OpCo have accepted this Subscription Agreement as of the date set forth below.

ESGEN Acquisition Corporation

By:	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

ESGEN OpCo, LLC

By:	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

Date: January 24, 2024

F-21

Acknowledged and agreed

as of January 24, 2024:

Sunergy Renewables, LLC

By:
Name:	Tim Bridgewater
Title:	CEO/CFO

F-22

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Section A or Section B below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☒ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

** AND **

A.	AFFILIATE STATUS

(Please check the applicable box) INVESTOR:

☒	is:

☐	is not

an “affiliate” (as defined in Rule 144 under the Securities Act) of SPAC or acting on behalf of an affiliate of SPAC.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

F-23

☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year (in determining individual “income,” a person should add to such person’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income);

☐ Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

If Investor is not an individual, indicate the approximate date Investor entity was formed: April, 2021

If Investor is not an individual, initial the line below which correctly describes the application of the following statement to Investor’s situation: Investor (x) was not organized or reorganized for the specific purpose of acquiring the Securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Investor. If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

   JB  True

__________ False

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

F-24

EXHIBIT A

Form of OpCo A&R LLC Agreement

[Attached.]

F-25

EXHIBIT B

Form of Charter

[Attached.]

F-26

Annex G

TAX RECEIVABLE AGREEMENT

by and among

[•],

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF [•], 2023

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2023, is hereby entered into by and among [•], a Delaware corporation (“PubCo”), the TRA Holders and the Agent.

RECITALS

WHEREAS, Pubco is the managing member of ESGEN OpCo, LLC, a Delaware limited liability company (together with any successor entity, “OpCo”), an entity classified as a partnership for U.S. federal income tax purposes, and currently holds membership interests in OpCo;

WHEREAS, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year in which a Redemption occurs;

WHEREAS, after the closing of the Business Combination, the TRA Holders will hold Units and may transfer all or a portion of such Units in one or more Redemptions, and, as a result of such Redemption(s), the Corporate Taxpayer is expected to obtain or be entitled to certain tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the tax benefits realized by the Corporate Taxpayer as a result of the Redemptions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer, and (ii) without duplication, OpCo and any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on OpCo and such Subsidiaries that are allocable to the Corporate Taxpayer; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means Timothy Bridgewater or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (i) the sum of the following amounts for each state and local jurisdiction in which OpCo (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Corporate Taxpayer files an income or franchise tax return for the relevant Taxable Year: (A) the Corporate Taxpayer’s income and franchise tax apportionment factor(s) for such applicable state or local jurisdiction, multiplied by (B) the highest corporate income and franchise tax rate(s) for such state or local jurisdiction, reduced by (ii) the product of (A) the highest marginal U.S. federal income tax rate applicable to the Corporate Taxpayer for the relevant Taxable Year (determined based on the calculation of the Hypothetical Tax Liability for the relevant Taxable Year) and (B) the aggregate rate calculated under clause (i).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Redemption and the payments made pursuant to this Agreement with respect to such Redemption (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b), 743(b) and 754 of the Code (including in situations where, following a Redemption, OpCo remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b), 737 and 1012 of the Code (in situations where, as a result of one or more Redemptions, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Redemption of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Redemption and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination” means the transactions completed under the Business Combination Agreement, dated as of April 19, 2023, by and among ESGEN Acquisition Corporation, Sunergy Renewables, LLC, the Sellers party thereto, OpCo, ESGEN LLC, and Timothy Bridgewater, as Sellers Representative.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, New York, New York, or Dallas, Texas, shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events or series of related events after the Effective Date:

(i)

any Person (excluding (A) any Qualifying Owner or any group of Qualifying Owners acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act and (B) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the stock of the Corporate Taxpayer) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)

there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective “beneficial owners” (as defined above) of the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to beneficially own more than 50% of the combined voting power of the then-outstanding voting securities of the

Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)

the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means PubCo, and any successor corporation, and shall include any other member of any Tax consolidated group of which PubCo is a member. For the avoidance of doubt, this term as used in the definition of “Board” and “Change of Control” means only PubCo and any successor corporation.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2 or Section 4.3, for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means a per annum rate of SOFR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Effective Date” means the closing date of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer and the Agent.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer, and (ii) without duplication, OpCo and any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on OpCo and such Subsidiaries that are allocable to the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest for the Taxable Year, and (C) any Post-Effective Date TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest or any Post-Effective Date TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer) if the Corporate Taxpayer had exercised its right of early termination on such date.

“Mandatory Exchange Right” means the right of the Corporate Taxpayer to cause a Mandatory Exchange (as defined in the OpCo LLC Agreement) pursuant to Section 11.1(b) and Section 11.1(c) of the OpCo LLC Agreement, including any Mandatory Exchange effected directly with the Corporate Taxpayer pursuant to Section 11.9 of the OpCo LLC Agreement.

“Market Value” means the closing price of the Class A Shares on the applicable Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Redemption Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.;

provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the fair market value of the Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” has the meaning set forth in the Recitals to this Agreement.

“OpCo LLC Agreement” means the limited liability company agreement of OpCo, as amended from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Effective Date TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer or any of its Subsidiaries after the date of this Agreement pursuant to which the Corporate Taxpayer or any of its Subsidiaries is obligated to pay over amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer or any of its Subsidiaries becomes entitled as a result of a transaction (other than a Redemption) after the Effective Date.

“Post-Effective Date TRA Benefits” means any tax benefits resulting from increases in Tax basis, net operating losses or other tax attributes with respect to which the Corporate Taxpayer or any of its Subsidiaries is obligated to make payments under a Post-Effective Date TRA.

“Qualifying Owners” means (i) any TRA Holder, (ii) any affiliated funds, investment vehicles or special purpose entities managed by any TRA Holder, (iii) any general partner, managing member, sole member, principal or managing director of any of the Persons described in clause (i) or (ii) above, and (iv) any Related-Party Transferee (as defined in the OpCo LLC Agreement) of any of the Persons described in clauses (i)-(iii) above.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer of Units by a TRA Holder, or by a permitted transferee of such TRA Holder (as determined pursuant to the OpCo LLC Agreement), to OpCo or to the Corporate Taxpayer pursuant to the Redemption Right or the Mandatory Exchange Right, as applicable.

“Redemption Date” means each date on which a Redemption occurs.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the OpCo LLC Agreement.

“Redemption Right” means the right of holders of Units to make an Elective Exchange (as defined in the OpCo LLC Agreement) pursuant to Section 11.1(a) of the OpCo LLC Agreement, including any Elective Exchange effected directly with the Corporate Taxpayer pursuant to Section 11.9 of the OpCo LLC Agreement.

“Reference Asset” means, with respect to any Redemption, an asset (other than cash or a cash equivalent) that is held by OpCo, or by any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of such Redemption. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means, during any period, an interest rate per annum equal to the greater of (a) 0.25% and (b) the Secured Overnight Financing Rate reported, two Business Days prior to the first day of such period, by the Wall Street Journal (or if it shall cease to report such rate, as reported by any other publicly available source of such market rate). If the Secured Overnight Financing Rate ceases to be published or otherwise is not available, the Corporate Taxpayer will, in consultation with the Agent, select an alternate benchmark with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement and any Post-Effective Date TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes, and any interest imposed in respect of such Tax under applicable law.

“Taxing Authority” means the IRS and any U.S. federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the OpCo LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including any such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date; provided that, in any year in which the Corporate Taxpayer is prevented from fully using any net operating loss or credit carryover pursuant to Section 382 or Section 383 of the Code (or any successor provision), the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilized under Section 382 or Section 383 of the Code (or any successor provision) and the five Taxable Year period described in this clause (ii) shall be extended with respect to such net operating loss or credit carryover to ten Taxable Years;

(iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(iv) any Reference Asset (other than a Reference Asset described in clause (v)) that is not subject to amortization, depletion, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided that, in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control;

(v) any Reference Asset that is (A) stock or any other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes or (B) goodwill or going concern value (each within the meaning of Section 197(d)(1) of the Code and the associated Treasury Regulations) and subject to Section 197(f)(9) of the Code will not be deemed to be disposed of unless actually directly disposed of (or treated as actually directly disposed of for U.S. federal income tax purposes) in a taxable sale; and

(vi) if, at the Early Termination Date, there are Units (other than those held by the Corporate Taxpayer or its Subsidiaries) that have not been transferred in a Redemption, then all such Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Tax Attribute Schedules. Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable TRA Holder, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Redemptions effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the

Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in any Redemption, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest and any Post-Effective Date TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to any Basis Adjustment, Imputed Interest or Post-Effective Date TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology such that the portion that is not attributable to a Basis Adjustment, Imputed Interest or Post-Effective Date TRA Benefit is deemed utilized first. The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence and shall, at the reasonable request of the Agent, provide any other work papers relating to such Amended Schedule. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer will (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, OpCo and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which OpCo holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of any Post-Effective Date TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Subject to Section 3.3, the portion of the Net Tax Benefit for a Taxable Year that is “Attributable” to a TRA Holder is the portion of such Net Tax Benefit that is derived from (x) any Basis Adjustment that was attributable, at the time of the relevant Redemption, to the Units acquired or deemed acquired by the Corporate Taxpayer in a Redemption undertaken by or with respect to such TRA Holder or (y) any Imputed Interest with respect to Tax Benefit Payments made to such TRA Holder. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Units in a Redemption, unless otherwise required by law.

(c) The Corporate Taxpayer and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Redemption, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal (and applicable state and local) income tax purposes. Notwithstanding any provision of this Agreement to the contrary, with respect to any Redemption, a TRA Holder may elect, by notifying the Corporate Taxpayer in writing on or before the due date for providing the Redemption Notice with respect to such Redemption, to limit the aggregate Tax Benefit Payments to be made to such TRA Holder with respect to such Redemption to (i) 50%, or such other percentage such TRA Holder elects to apply in its written notification, of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such TRA Holder in such Redemption and (B) the aggregate Market Value of the Class A Shares received by such TRA Holder in such Redemption, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Redemption. An election made by a TRA Holder pursuant to this Section 3.1(c) may not be revoked. Notwithstanding any other provision of this Agreement, this Section 3.1(c) shall not apply to a TRA Holder unless such TRA Holder elects for the provisions of this Section 3.1(c) to apply, as provided herein.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated as follows: (i) first among any Post-Effective Date TRAs (and among all Persons eligible for payments thereunder in the manner set forth in such Post-Effective Date TRAs) and (ii) to the extent of any remaining limitation on tax benefit for the Corporate Taxpayer after application of clause (i), among all Persons eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there was no such limitation.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full) and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer will then pay all amounts due under any Post-Effective Date TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and any Accrued Amount attributable to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other Persons to whom a payment is due under the Tax Receivable Agreements (or if no such payments are due, shall retain such amounts for future payments when they become due) in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment to each TRA Holder by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for (a) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the Early Termination Notice and (b) except to the extent included in the Early Termination Payment or as a payment under clause (a) of this Section 4.1, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, all payment obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of a Change of Control, (ii) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the deemed Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or as a payment under clause (ii) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the closing date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.” Procedures similar to the procedures of Section 4.4 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.2.

Section 4.3 Breach of Agreement.

(a) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of the failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise or (ii) (A) shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.4 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.3(a). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Agent shall be entitled to elect on behalf of all TRA Holders for such TRA Holders to receive the amounts referred to in this Section 4.3(a) or to seek specific performance of the terms under this Agreement.

(b) The parties agree that the failure of the Corporate Taxpayer to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make, or to the extent that the Corporate Taxpayer is contractually constrained from making, such payment in the Corporate Taxpayer’s sole judgement exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which OpCo or any Subsidiary of OpCo is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of a material obligation under this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property (other than Class A Shares or other equity interests of the Corporate Taxpayer) to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date the waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 4.5 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b) A TRA Holder’s “Early Termination Payment” as of the Early Termination Date shall equal, with respect to such TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination and Subsequent Agreements. Notwithstanding any other provision of this Agreement to the contrary, any payment due under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer and its Subsidiaries that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment under this Agreement is not permitted to be made at the time such payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders, and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporate Taxpayer shall use (and cause its Affiliates to use) commercially reasonable efforts to ensure any new credit or similar agreement of the Corporate Taxpayer or any of its Subsidiaries expressly permits any payment due under this Agreement.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein or in the OpCo LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall (a) notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding of the Corporate Taxpayer or OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights of, or the amount or timing of payments to, the TRA Holders under this Agreement (a “Tax Proceeding”), (b) provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, and (c) not, without the consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or otherwise resolve any part of a Tax Proceeding in a manner that could reasonably be expected to materially and adversely affect any TRA Holders’ rights or obligations under this Agreement; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the OpCo LLC Agreement.

Section 6.2 Consistency. Unless there is a Determination or written opinion, reasonably acceptable to the Corporate Taxpayer and OpCo, of legal counsel or a nationally recognized tax advisor to the contrary, the Corporate Taxpayer and each of the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3).

Section 6.3 Cooperation. Each TRA Holder, on the one hand, and the Corporate Taxpayer, on the other hand, shall (i) furnish to the other party in a timely manner such information, documents and other materials as such TRA Holder or the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding or other administrative or judicial proceeding by a Taxing Authority, (ii) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as such TRA Holder or the Corporate Taxpayer and their respective representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer, to the extent it is the requesting party, shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[•]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[•]

If to the Agent, to:

[•]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[•]

If to a TRA Holder, other than the Agent, that is or was a partner in OpCo, to:

The address set forth in the records of OpCo.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign, sell, pledge or otherwise alienate or transfer and of its interest in this Agreement to any Person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i) To the extent Units are transferred in accordance with the terms of the OpCo LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units without the prior written consent of the Corporate Taxpayer, provided that, such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement. For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Redemption of, such Units.

(ii) The right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once a Redemption has occurred, arise with respect to the Units transferred in such Redemption, may be assigned to any Person or Persons with the prior written consent of the Corporate Taxpayer (not to be unreasonably withheld, conditioned or delayed) as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13.

Unless otherwise permitted by Section 7.6(a)(i) or Section 7.6(a)(ii) of this Agreement, any assignment, sale, pledge, transfer or other alienation of an interest in this Agreement by a TRA Holder shall be void ab initio.

(b) Only the Majority TRA Holders shall have the power (by prior written consent) to replace the Person designated as the Agent under this Agreement; provided, however, any Person designated by the Majority TRA Holders as the replacement Agent shall be subject to the approval of the Corporate Taxpayer (such approval not to be unreasonably withheld, conditioned, or delayed). If at any time there is no Agent appointed (due to resignation or otherwise), the powers of the Agent will be exercised by the Majority TRA Holders, mutatis mutandis.

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments; Waiver. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and the Agent; provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Agent, in the case of provisions relating to the Agent, or in the case of any other provision, by the party against whom the waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. The parties involved in any Dispute shall each bear their own costs and expenses of such Dispute unless, in the event of an arbitration, otherwise determined by the arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association.

(b) Notwithstanding the provisions of Section 7.9(a), each TRA Holder, on the one hand, and the Corporate Taxpayer, on the other hand, may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each party to this Agreement (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably consents to service of process by means of notice in the manner provided in Section 7.1.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the Agent and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer shall bear its own costs and expenses of such proceeding, and the TRA Holders (severally) shall (x) bear their own costs and expenses of such proceeding and (y) bear and advance to the Agent the Agent’s costs and expenses of such proceeding, unless (i) the Expert adopts the Agent’s position (as determined by the Expert), in which case, the Corporate Taxpayer shall reimburse the TRA Holders for any of their and the Agent’s reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case, the TRA Holders shall reimburse the Corporate Taxpayer, pro rata (based on the relative amounts of Early Termination Payments that such TRA Holders would be entitled, as of the date of determination, if the Corporate Taxpayer had exercised its right of early termination under Section 4.1), for any of the Corporate Taxpayer’s reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries, the Agent, and the TRA Holders and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Corporate Taxpayer and any other applicable withholding agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided, that the Corporate Taxpayer shall (i) use its commercially reasonable efforts prior to effecting any withholding with respect to a TRA Holder to minimize any withholding tax imposed on any amounts payable hereunder to a TRA Holder and (ii) shall reasonably cooperate with any TRA Holder with respect to such TRA Holder’s efforts to obtain necessary and available information for such TRA Holder to make filings, applications or elections to obtain any exemption, exclusion, credit or refund associated with taxation (including withholding tax) on any amounts payable by the Corporate Taxpayer to such TRA Holder. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. Upon a TRA Holder’s request, the Corporate Taxpayer shall provide evidence of any such payment to such TRA Holder. Each TRA Holder shall promptly provide the Corporate Taxpayer or other applicable withholding agent with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer or such withholding agent in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code.

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 7.12(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than to a member of a group described in Section 7.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments or Imputed Interest associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Basis Adjustments or Imputed Interest, as applicable.

(c) While OpCo is treated as a partnership for U.S. federal income tax purposes, if OpCo (or any of OpCo’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes)) transfers (or is deemed to transfer for U.S. federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than a member of a group described in Section 7.12(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo (or such direct or indirect Subsidiary) shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo (or such direct or indirect Subsidiary) in a transaction contemplated in the prior sentence shall be equal to the fair market value of the Reference Asset, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset, or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest.

(d) If any member of a group described in Section 7.12(a) that directly or indirectly owns any Unit or other equity interest in OpCo ceases to be a member of such group (or the Corporate Taxpayer deconsolidates for U.S. federal income tax purposes from that group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Basis Adjustments and Imputed Interest associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits from the Basis Adjustments or Imputed Interest, as applicable.

(e) For purposes of this Section 7.12, except in the case of (i) a transfer by the Corporate Taxpayer or any member of a group described in Section 7.12(a) to another member of such a group or (ii) a transfer described in Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the transferor’s share of each of the assets and liabilities of that partnership.

(f) If a transferee or a member of a group described in Section 7.12(a) assumes an obligation to make payments hereunder pursuant to either Section 7.12(b) or (d), then the initial obligor is relieved of the obligation assumed.

Section 7.13 Confidentiality.

(a) The Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, the Agent may disclose information received by it in the ordinary course of its duties as Agent to the TRA Holder(s). This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such

TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of the Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or any TRA Holder relating to such Tax treatment and Tax structure.

(b) If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 No More Favorable Terms. None of the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Redemption that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income tax purposes or (b) would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the written election of such TRA Holder and to the extent specified by such TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, (ii) shall not apply to a Redemption by such TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment. Further, notwithstanding anything herein to the contrary, any TRA Holder may, at any time, elect for this Agreement to cease to have further effect in its entirety with respect to such TRA Holder, and the Corporate Taxpayer shall cease to have any further obligations in respect of such TRA Holder, in each case from and after the date specified by such TRA Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

[•]

By:
Name:
Title:

AGENT:

[•]

By:
Name:
Title:

[The signatures of the TRA Holders are attached in Schedule A.]

SCHEDULE A

TRA HOLDERS

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

Schedule A-1

Annex H

[•], 2023

ESGEN Acquisition Corporation

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement, dated as of April 19, 2023 (as the same may be amended, supplemented or modified, the “BCA”), entered into by and among ESGEN Acquisition Corporation, a Cayman Islands exempted company (as recapitalized and domesticated pursuant to the BCA, “PubCo”), Sunergy Renewables, LLC, a Nevada limited liability company (the “Company”), the sellers party thereto, ESGEN OpCo, LLC, a Delaware limited liability company (“OpCo”), solely with respect to Section 7.20 and Section 9.03 therein, ESGEN LLC, a Delaware limited liability company (“Sponsor”), and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the parties to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with PubCo as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to Transfer any OpCo Units and corresponding shares of SPAC Class V Common Stock received in connection with the Transactions pursuant to the BCA (the “Lock-Up Shares”), until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date, (x) if the last sale price of the SPAC Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 Trading Days within any period of 30 consecutive Trading Days commencing at least 90 days after the Closing Date or (y) the date on which PubCo completes a Change In Control or any other liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of PubCo or a duly authorized committee thereof or other similar transaction with a third party that results in all of the holders of Class A Common Stock having the right to exchange (or such a transaction in which such securities would be automatically exchanged by operation of law) their shares of Class A Common Stock for cash, securities or other property (a transaction described in this clause (y), a “PubCo Sale”) (the period described in clause (i) or (ii), the “Lock-Up”). For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Lock-Up Shares, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such Lock-Up Shares, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). For purposes of this Agreement, “Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded.

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	Transfers of any securities other than the Lock-Up Shares;

(ii)

the entry, by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of the Lock-Up Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any of the Lock-Up Shares during the Lock-Up and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up;

(iii)

Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates and, in the case of an entity, Transfers to a direct or indirect stockholder, partner, member or affiliate of such entity;

(iv)

in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a charitable organization or to a trust, the beneficiary of which is such individual, a member of such individual’s immediate family, an affiliate of such individual, or an entity wholly owned by such individual or a member of such individual’s immediate family;

(v)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(vi)	Transfers required by any legal, regulatory or other order, including, in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	in connection with PubCo Sale subsequent to the date of the Closing of the Combination Transactions;

(ix)

transactions relating to SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock acquired in open market transactions after the Closing;

(x)	any Transfer that is a Related-Party Transfer (as defined in the Amended and Restated Limited Liability Agreement of OpCo (the “OpCo LLCA”));

(xi)

exchanges of SPAC Class V Common Stock and corresponding OpCo Units for SPAC Class A Common Stock, including any “Exchange” pursuant to the OpCo LLCA as defined therein; provided that, following such exchange (other than a Mandatory Exchange, as defined in the OpCo LLCA), the issued SPAC Class A Common Stock shall be subject to the Lock-Up;

(xii)

Transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(xiii)

Transfers to the Company, OpCo or PubCo, including those associated with (a) net withholding to satisfy tax withholding obligations or (b) net exercise to satisfy exercise price obligations, in each case, for equity-based awards pursuant to the Company’s, OpCo’s and/or PubCo’s equity incentive plans or arrangements;

provided, however, that in the case of clauses (iii) through (vii), (x) and (xii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions (in the case of clause (vi), to the extent permitted by law). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended, and “Change in Control” shall mean means any transaction or series of transactions (A) the result of which is the acquisition by a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or OpCo) of direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of or economic rights or interests in the then outstanding securities of PubCo, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the board of directors of PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or (2) the voting securities of PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of PubCo to any Person.

3. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

5. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court in New Castle County (provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court), and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. This Letter Agreement shall terminate on the expiration of the Lock-Up.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed

as of the date of this Letter Agreement:

ESGEN ACQUISITION CORPORATION

By:__________________________
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex I

[NEW PUBCO]

FORM OF 2024 OMNIBUS INCENTIVE EQUITY PLAN

1. Purpose. The purpose of the [NEW PUBCO] 2024 Omnibus Incentive Equity Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Adjustment Event” has the meaning given to such term in Section 10(a).

(b) “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Equity-Based Award granted under the Plan.

(d) “Award Agreement” means the document or documents by which each Award is evidenced, which may be in written or electronic form.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any Individual Agreement in effect at the time of such Termination; or (ii) in the absence of any such Individual Agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony (or similar crime in any non-U.S. jurisdiction for Participants residing outside the United States) or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud, misappropriation, or embezzlement, related to the misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; or (G) engagement in any Detrimental Activity; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.

(g) “Change in Control” means:

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii) during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the consummation of a reorganization, recapitalization, merger, consolidation, or similar corporate transaction involving the Company that requires the approval of the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”); or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company, is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination); or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion thereof) that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of payment of such Award if such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(h) “Closing Date” means the date of the consummation of the Combination Transactions as defined under the Business Combination Agreement dated April 19, 2023, by and among ESGEN Acquisition Corporation, ESGEN OpCo, LLC, the Sunergy Parties (as defined in the Business Combination Agreement), ESGEN LLC, and Timothy Bridgewater as the Sellers Representative.

(i) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any rules, regulations or other interpretative guidance issued thereunder.

(j) “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(k) “Common Stock” means the Class A [common stock] of the Company, par value $[●] per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(l) “Company” means ESGEN Acquisition Company, a Cayman Islands exempted company incorporated with limited liability, and any successor thereto including, as of the Closing Date, [NEW PUBCO], a Delaware corporation.

(m) “Company Group” means, collectively, the Company and its Subsidiaries.

(n) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(o) “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America.

(p) “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) the Participant’s fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.

(q) “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any Individual Agreement in effect at the time of Termination; or (ii) in the absence of any such Individual Agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

(r) “Effective Date” means one day immediately prior to the Closing Date.

(s) “Eligible Person” means directors, officers, employees, consultants and advisors of any member of the Company Group, and prospective officers, employees, consultants and advisors who have accepted offers of employment or consultancy from any member of the Company Group.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules, regulations or other interpretative guidance issued thereunder.

(u) “Exercise Price” has the meaning given to such term in Section 7(b).

(v) “Fair Market Value” means, as of any date, the fair market value of a share of Common Stock, as reasonably determined by the Company and consistently applied for purposes of the Plan which may include, without limitation, the closing sales price on the trading day immediately prior to or on such date or a trailing average of previous closing prices prior to such date.

(w) “Grant Date Fair Market Value” means, as of a Date of Grant, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the

Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(x) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(y) “Indemnifiable Person” has the meaning given to such term in Section 4(e).

(z) “Individual Agreement” means an employment, severance, consulting or other similar agreement between a Participant and a member of the Company Group.

(aa) “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(bb) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(cc) “Option” means an Award granted under Section 7.

(dd) “Option Period” has the meaning given to such term in Section 7(c)(ii).

(ee) “Other Equity-Based Award” means an Award that is not an Option, Restricted Stock, or Restricted Stock Unit that is granted under Section 9 and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.

(ff) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and granted an Award pursuant to the Plan.

(gg) “Performance Conditions” means the performance conditions established by the Committee in connection with the grant of Awards.

(hh) “Permitted Transferee” has the meaning given to such term in Section 12(b)(ii).

(ii) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(jj) “Plan” means this [NEW PUBCO] 2024 Omnibus Incentive Equity Plan, as it may be amended and/or restated from time to time.

(kk) “Plan Share Reserve” has the meaning given to such term in Section 6(a).

(ll) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(mm) “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8.

(nn) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9.

(oo) “SAR Base Price” means, as to any Stock Appreciation Right, the price per share of Common Stock designated as the base value above which appreciation in value is measured.

(pp) “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code.

(qq) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules, regulations or other interpretative guidance issued thereunder.

(rr) “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(ss) “Stock Appreciation Right” or “SAR” means an Other Equity-Based Award designated in an applicable Award Agreement as a stock appreciation right.

(tt) “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with applicable law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable law, the Plan Share Reserve and the other limits specified in Section 6(a) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(uu) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

(iii) any limited liability company (A) the sole manager (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only managers (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(vv) “Substitute Awards” has the meaning given to such term in Section 6(e).

(ww) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The Plan will continue in effect until terminated under Section 11; provided, however, that such termination shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards. Notwithstanding the foregoing (a) no Incentive Stock Options may be granted after 10th anniversary of the Effective Date (or the date of stockholder approval of the Plan, if earlier), and (b) Section 6(a) relating to automatic increase in the Plan Share Reserve will no longer apply following the 2029 fiscal year.

4. Administration.

(a) General; Committee Authority. The Committee shall administer the Plan. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Delegation. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with applicable law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(c) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(d) Indemnification. No member of the Board or the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by applicable law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the (i) organizational documents of any member of the Company Group, (ii) pursuant to applicable law, (iii) an individual indemnification agreement or contract, or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(e) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Eligibility. The Committee may, from time to time, grant Awards to one or more Eligible Persons. Participation in the Plan shall be limited to Eligible Persons.

6. Shares Subject to the Plan; Limitations.

(a) Share Reserve. Subject to Section 10, [    ]1 of the outstanding shares of Common Stock of the Company (the “Plan Share Reserve”) shall be available for Awards under the Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of shares of Common Stock underlying the Award. Notwithstanding the foregoing, the Plan Share Reserve shall be automatically increased on the first day of the 2025 fiscal year through the 2029 fiscal year by a number of shares of Common Stock equal to the lesser of (i) the positive difference, if any, between 2% of the then-outstanding shares of Common Stock on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares of Common Stock as may be determined by the Board.

(b) Additional Limits. Subject to Section 10, (i) no more than the number of shares of Common Stock equal to the Plan Share Reserve as of the Effective Date may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) during a single fiscal year, the number of Awards eligible to be made to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director, in each case, solely in respect of such Non-Employee Director’s service as a member of the Board during such during such fiscal year, shall not exceed a total value of $[    ] (calculating the value of any such Awards based on the Grant Date Fair Market Value of such Awards for financial reporting purposes), provided that the Board may make exceptions to this limit so long as the applicable Non-Employee Director does not participate in the decision.

(c) Share Counting. Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares underlying such Award will be returned to the Plan Share Reserve and again be available for grant under the Plan. Shares of Common Stock shall be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash; provided, however, that no shares shall be deemed to have been issued in settlement of a SAR, Other Equity-Based Award or Restricted Stock Unit that only provides for settlement in, and settles only in, cash. Shares of Common Stock withheld in payment of the Exercise Price, SAR Base Price, or taxes relating to an Award shall constitute shares of Common Stock issued to the Participant and shall reduce the Plan Share Reserve.

(d) Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve, provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as

[1]	Note to Draft: To represent 8% of the Company’s fully diluted equity as of Closing Date.

appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options may be granted only to Eligible Persons who are employees of a member of the Company Group. No Option may be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code. Any Option intended to be an Incentive Stock Option which does not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Grant Date Fair Market Value of such share; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Grant Date Fair Market Value per share.

(c) Vesting and Expiration; Termination.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, satisfaction of Performance Conditions; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed 10 years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire on a date when (A) trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), and (B) the Fair Market Value exceeds the Exercise Price per share on such expiration date, then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); (C) a Participant’s Termination due to Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 18 months thereafter (but in no event beyond the expiration of the Option Period); and (D) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, the Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that is needed to pay the Exercise Price and any Federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld under applicable law. Unless otherwise determined by the Committee, any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any share of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law.

8. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. Subject to the restrictions set forth in Sections 8 and 12(b) and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as to Restricted Stock Units.

(c) Vesting; Termination.

(i) Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that, notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii) Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.

(e) Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE [PUBCO NAME] 2024 OMNIBUS INCENTIVE EQUITY PLAN

AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN [PUBCO NAME] AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF [PUBCO NAME].

9. Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

10. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(a) General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Plan Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or SAR Base Price with respect to any Option or SAR, as applicable, or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b) Change in Control. Without limiting the foregoing, in connection with any Adjustment Event that is a Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(i) substitution or assumption of, acceleration of the vesting of, exercisability of, or lapse of restrictions on, any one or more outstanding Awards; and

(ii) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common

Stock subject to such Option or SAR over the aggregate Exercise Price or SAR Base Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or SAR Base Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).

(iii) For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it (A) has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and (B) retains the vesting schedule applicable to the original Award.

(iv) Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or SAR Base Price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d) Fractional Shares. Unless otherwise determined by the Committee, any adjustment provided under this Section 10 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 10 shall be conclusive and binding for all purposes.

11. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without shareholder approval if: (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Sections 6 or 10); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to Section 11(c) without shareholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 10, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant;

(c) No Repricing. Notwithstanding anything in the Plan to the contrary, without shareholder approval, except as otherwise permitted under Section 10: (i) no amendment or modification may reduce the Exercise Price of any Option or the SAR Base Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or SAR Base Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

12. General.

(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award

Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents.

(i) The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards, or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award, or reinvestment in additional shares of Common Stock, Restricted Stock, or other Awards.

(ii) Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(iii) To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in additional Restricted Stock Units, with the underlying shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d) Tax Withholding.

(i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are required to be withheld under applicable law in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are required to be withheld under applicable law with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof), or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may, at any time, dismiss a Participant from employment or discontinue any consulting or other service relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.

(f) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(g) Designation and Change of Beneficiary. To the extent permitted by the Company, each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies), who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, or in the event the Company determines that any such designation does not comply with Applicable Law, the beneficiary shall be deemed to be the Participant’s estate.

(h) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee in connection with or at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(j) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to applicable law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, and applicable law, and, without limiting the generality of Section 8, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) in the case of Options, SARs or other Awards subject to exercise, pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or SAR Base Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award subject to exercise), or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof. Any applicable amounts shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall provide a copy of the election to the Company within 10 days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(q) Governing Law. The Plan and actions taken in connection herewith shall be governed by and construed in accordance with the internal laws of the State of [●] applicable to contracts made and performed wholly within the State of [●], without giving effect to the conflict of laws provisions thereof.

EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS UNDER THE PLAN OR ANY APPLICABLE AWARD AGREEMENT.

(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” under Section 409A of the Code.

(u) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) applicable law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(v) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards (or shares of Common Stock received upon exercise, vesting or settlement of any such Award); or

(ii) forfeiture by the Participant of any gain realized in respect of Awards (including as a result of the sale of shares of Common Stock received upon exercise, vesting or settlement of any such Awards), and repayment of any such gain promptly to the Company.

(w) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(x) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex J-1

AMENDMENT NO. 1 TO

LETTER AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of April 19, 2023 (the “Effective Date”) to the Letter Agreement (as defined below) is entered into by and among (i) ESGEN Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and (ii) ESGEN LLC, a Delaware limited liability company (“Sponsor”), and each of the undersigned, including one or more client accounts of Salient Capital Partners, LLC, a Texas limited liability company (each, an “Insider” and, collectively, the “Insiders”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Letter Agreement (as defined below).

WHEREAS, reference is made to that certain Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”), dated as of April 19, 2023, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, the sellers set forth on the signature pages thereto, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), solely with respect to Section 7.20 and Section 9.03 of the BCA, Sponsor, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative thereunder;

WHEREAS, the Company, Sponsor and the Insiders are parties to that certain Letter Agreement, dated as of October 22, 2021 (the “Letter Agreement”);

WHEREAS, the parties hereto desire to amend the Letter Agreement as set forth herein; and

WHEREAS, Section 12 of the Letter Agreement provides that the Letter Agreement may be amended by a written instrument executed by all parties thereto.

NOW, THEREFORE, for good and valuable consideration, the undersigned each agree as follows:

1. Amendments.

(a) Effective as of the Effective Date, Section 3 is hereby amended as follows:

(i) In the second sentence thereof, the phrase “(including any proposals recommended by the Board in connection with such Business Combination)” is hereby deleted and replaced with the following: “(including any proposals for shareholders included in the proxy statement/prospectus in connection with such Business Combination)”.

(ii) the following sentence is hereby added as a new sentence at the end of Section 3:

“The Sponsor and each Insider acknowledge and agree that even if the Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify, the recommendation of the Board in connection with the BCA (as defined below) and the transactions contemplated thereby, including without limitation the SPAC Proposals (as defined in the BCA), the Sponsor and each Insider will still vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of the BCA and transactions contemplated thereby (including without limitation all of the SPAC Proposals and any other any proposals included in the proxy statement/prospectus in connection with the transactions contemplated by the BCA).”

(b) Effective as of the Effective Date, Section 5(a) of the Letter Agreement is hereby amended and restated in its entirety as follows:

“The Sponsor and the Insiders agree that they shall not Transfer any Founder Shares (including any shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company

J-1-1

issuable in exchange for the Founder Shares pursuant to the BCA) (the “Founder Shares Lock-up”) until the earliest of (A) six (6) months after the completion of an initial Business Combination and (B) following the completion of an initial Business Combination, (x) if the last sale price of the Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any twenty (20) days on which shares of the Class A Common Stock is actually traded on Nasdaq or another principal securities exchange or securities market on which such shares of Class A Common Stock are then traded (each such day, a “Trading Day”) within any period of thirty (30) consecutive Trading Days commencing at least ninety (90) days after the date of closing of the Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares (including any shares of Class A Common Stock issuable in exchange for such Ordinary Shares pursuant to the BCA) for cash, securities or other property (the period described in clauses (A) and (B), the “Founder Shares Lock-up Period”).”

(c) Effective as of the Effective Date, a new Section 19 is hereby added to the Letter Agreement as follows:

“19. Waiver of Class B Ordinary Share Anti-Dilution Provisions. Section 14 and Section 15 of the Amended and Restated Articles of Association included in the Charter (the “Articles”) provides that each Class B Ordinary Share of the Company, par value $0.0001 per share (“Class B Shares”), will be converted into one or more Ordinary Share, in the circumstances set forth therein. Subject to the satisfaction or waiver of each of the conditions to consummation of the transactions contemplated by the BCA (as defined below) (“Closing”) set forth in Sections 8.01 and 8.02 of that certain Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”), dated as of April 19, 2023, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, the sellers set forth on the signature pages thereto, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), solely with respect to Section 7.20 and Section 9.03 of the BCA, Sponsor, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative thereunder, effective immediately prior to the earlier of the Closing and the conversion of any Class B Share held by Sponsor or any Insider, Sponsor and each Insider hereby waive any and all rights such Person has or will have under Section 15 of the Articles in excess of the Initial Conversion Ratio (as defined in the Articles) set forth in Section 14 of the Articles. Without limitation of the foregoing, Sponsor and each Insider hereby acknowledge and agrees that pursuant to Section 14 of the Articles, each Class B Share held by Sponsor and each Insider shall automatically convert into one Ordinary Share pursuant to the BCA.”

(d) Effective as of the Effective Date, a new Section 20 is hereby added to the Letter Agreement as follows:

“20. Third Party Beneficiary. The parties acknowledge that Sunergy is entering into the BCA upon reliance of the provisions of this Letter Agreement, together with Amendment No. 1 to Letter Agreement, dated as of April 19, 2023 (“Amendment No. 1”), and agree that Sunergy is an express third party beneficiary of the provisions of Sections 3 and 5 of this Letter Agreement (as amended by Amendment No. 1) (and the provisions of Sections 12 through 18 of this Letter Agreement) and Amendment No. 1, entitled to enforce such provisions of this Letter Agreement and Amendment No. 1 as if it were a direct party hereto and thereto and shall have the rights of a “party” hereunder and thereunder.”

2. Consent of Sponsor. In accordance with the first sentence of Section 3 of the Letter Agreement, Sponsor hereby consents to the Company’s entrance into the BCA.

3. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Letter Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Letter Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Letter Agreement in the Letter Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter

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mean the Letter Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Letter Agreement, as amended by this Amendment, and the BCA and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Letter Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. This Amendment shall be construed, interpreted, governed and enforced in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of the Letter, as amended by this Amendment, and the BCA, the terms of the BCA shall govern. The Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended or modified, except by a written instrument executed by all parties hereto and Sunergy, and no provision hereby may be waived, except in writing signed by the party against whom enforcement of such provision is sought and, with respect to any waiver by the Company, Sunergy. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, and any purported assignment in violation of this provision shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amendment shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees. Other than Sunergy, who is an express third party beneficiary hereunder (and shall have the rights of a “party” under this Amendment, including without limitation the provisions of the Letter Agreement and the BCA incorporated herein), nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The provisions set forth in Sections 10.04 (Severability), 10.07 (Governing Law), 10.08 (Waiver of Jury Trial), 10.9 (Headings), 10.10 (Counterparts), 10.11 (Specific Performance) and 10.12 (No Recourse) and 10.14 (Conflicts and Privilege) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Amendment, mutatis mutandis. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Amendment shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

ESGEN ACQUISITION CORPORATION

By:	/s/ Andrea Bernatova
Name: Andrea Bernatova
Title: Chief Executive Officer

ESGEN LLC

By:	/s/ James P. Benson
Name: James P. Benson
Title: Authorized Signatory

{Signature Page to Amendment No. 1 to Letter Agreement}

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/s/ Larry L. Helm
Larry L. Helm

/s/ Mark M. Jacobs
Mark M. Jacobs

/s/ Sanjay Bishnoi
Sanjay Bishnoi

{Signature Page to Amendment No. 1 to Letter Agreement}

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[Salient Client Accounts Signature Pages Omitted]

{Signature Page to Amendment No. 1 to Letter Agreement}

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Acknowledged and agreed
as of the Effective Date:

SUNERGY RENEWALBES, LLC

By:	/s/ Tim Bridgewater
Name: Tim Bridgewater
Title: CEO/CFO

{Signature Page to Amendment No. 1 to Letter Agreement}

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Annex J-2

AMENDMENT NO. 2 TO

LETTER AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of January 24, 2024 (the “Effective Date”) to the Letter Agreement (as defined below) is entered into by and among (i) ESGEN Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and (ii) ESGEN LLC, a Delaware limited liability company (“Sponsor”), and (iii) each of the undersigned, including one or more client accounts of Salient Capital Partners, LLC, a Texas limited liability company (each, an “Insider” and, collectively, the “Insiders”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Letter Agreement (as defined below).

WHEREAS, reference is made to that certain Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”), dated as of April 19, 2023, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, the sellers set forth on the signature pages thereto, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), solely with respect to Section 7.20 and Section 9.03 of the BCA, Sponsor, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative thereunder, as amended by that certain Amendment No. 1 to Business Combination Agreement, dated as of January 24, 2024;

WHEREAS, the Company, Sponsor and the Insiders are parties to that certain Letter Agreement, dated as of October 22, 2021 (as amended, the “Letter Agreement”), and that certain Amendment to the Letter Agreement, dated as of April 19, 2023;

WHEREAS, the parties hereto desire to further amend the Letter Agreement as set forth herein; and

WHEREAS, Section 12 of the Letter Agreement provides that the Letter Agreement may be amended by a written instrument executed by all parties thereto.

NOW, THEREFORE, for good and valuable consideration, the undersigned each agree as follows:

1. Amendments.

(a) Effective as of the Effective Date, Section 5(a) of the Letter Agreement is hereby amended to add the following sentence at the end thereof:

“In addition to the Founder Shares Lock Up, Sponsor and the Insiders agree that they shall not Transfer (other than pursuant to a forfeiture under Section 21(e)), subject to a lien or otherwise encumber any of the Shares Subject to Potential Forfeiture (as defined in Section 21) until two (2) years after the completion of the initial Business Combination.”

(b) Effective as of the Effective Date, a new Section 21 is hereby added to the Letter Agreement as follows:

“21. Forfeiture of Founder Shares and Private Placement Warrants. The Parties hereto agree that:

(a)

Prior to the Other Class B Holder SPAC Share Conversion (as defined in the BCA), Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 2,361,641 SPAC Class A Shares (as defined in the BCA) (the “Sponsor Forfeited Shares”) that were issued to Sponsor in the Sponsor SPAC Share Conversion (as defined in the BCA);

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(b)

In connection with Other Class B Holder SPAC Share Conversion, the number of SPAC Class A Shares otherwise deliverable to the Insiders pursuant to the Other Class B Holder SPAC Share Conversion shall be reduced (pro rata between the Insiders) by an amount equal to 538,359 SPAC Class A Shares (the “Insider Forfeited Shares”, and together with the Sponsor Forfeited Shares, the “Forfeited Shares”), and the Insiders shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, such Insider Forfeited Shares;

(c)

On the Closing Date prior to the Domestication, Sponsor and the Insiders shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, all SPAC Private Warrants (as defined in the BCA) held by Sponsor or the Insiders (collectively, the “Forfeited Warrants”);

(d)	Effective upon and subject to the Closing, the Forfeited Shares and the Forfeited Warrants shall be automatically and immediately cancelled; and

(e)

Upon the occurrence of the Triggering Event (as defined in the BCA), Sponsor and the Insiders shall automatically irrevocably surrender and forfeit (pro rata among the Sponsor and each Insider) to the Company for no consideration, as a contribution to capital, 500,000 shares of SPAC Class A Common Stock (as defined in the BCA) (the “Shares Subject to Potential Forfeiture”) (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the SPAC Class A Common Stock occurring after the closing of the Business Combination and prior to the Triggering Event) that were originally issued to Sponsor in the Sponsor SPAC Share Conversion and to the Insiders in connection with Other Class B Holder SPAC Share Conversion.”

(c) Effective as of the Effective Date, Section 20 is hereby amended and restated in its entirety as follows:

“20. Third Party Beneficiary. The parties acknowledge that Sunergy is entering into the BCA upon reliance of the provisions of this Letter Agreement, together with Amendment No. 1 to Letter Agreement, dated as of April 19, 2023 (“Amendment No. 1”), and Amendment No. 2 to Letter Agreement, dated as of January 24, 2024 (“Amendment No. 2”), and agree that Sunergy is an express third party beneficiary of the provisions of Sections 3 and 5 of this Letter Agreement (as amended by Amendment No. 1 and Amendment No. 2) (and the provisions of Sections 12 through 18 of this Letter Agreement) and Amendment No. 1 and Amendment No. 2, entitled to enforce such provisions of this Letter Agreement, Amendment No. 1 and Amendment No. 2 as if it were a direct party hereto and thereto and shall have the rights of a “party” hereunder and thereunder.”

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Letter Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Letter Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Letter Agreement in the Letter Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Letter Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Letter Agreement, as amended by this Amendment, and the BCA and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Letter Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. This Amendment shall be construed, interpreted, governed and enforced in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of the Letter, as amended by this Amendment, and the BCA, the terms of the BCA shall govern. This Letter Agreement may not be changed, amended or modified, except by a written instrument executed by all parties hereto and Sunergy, and no provision hereby may be waived, except in writing signed by the party against whom enforcement of such provision is sought and, with respect to any waiver by the Company, Sunergy. No

J-2-2

party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, and any purported assignment in violation of this provision shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amendment shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees. Other than Sunergy, who is an express third party beneficiary hereunder (and shall have the rights of a “party” under this Amendment, including without limitation the provisions of the Letter Agreement and the BCA incorporated herein), nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The provisions set forth in Sections 10.04 (Severability), 10.07 (Governing Law), 10.08 (Waiver of Jury Trial), 10.9 (Headings), 10.10 (Counterparts), 10.11 (Specific Performance) and 10.12 (No Recourse) and 10.14 (Conflicts and Privilege) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Amendment, mutatis mutandis. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Amendment shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

[Signature Pages Follow]

J-2-3

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

ESGEN ACQUISITION CORPORATION

By:	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

ESGEN LLC

By:	/s/ James P. Benson
Name:	James P. Benson
Title:	Authorized Signatory

{Signature Page to Amendment No. 2 to Letter Agreement

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/s/ Larry L. Helm
Larry L. Helm

/s/ Mark M. Jacobs
Mark M. Jacobs

/s/ Sanjay Bishnoi
Sanjay Bishnoi

{Signature Page to Amendment No. 2 to Letter Agreement

J-2-5

[Westwood Client Accounts Signature Pages Omitted]

{Signature Page to Amendment No. 2 to Letter Agreement

J-2-6

Acknowledged and agreed

as of the Effective Date:

SUNERGY RENEWABLES, LLC

By:	/s/ Tim Bridgewater
Name:	Tim Bridgewater
Title:	CEO/CFO

{Signature Page to Amendment No. 2 to Letter Agreement

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Annex K

Investment Banking Valuation & Financial Advisory Special Situations

April 26, 2023	PRIVATE & CONFIDENTIAL

Board of Directors

ESGEN Acquisition Corporation

5956 Sherry Lane, Suite 1400

Dallas, TX 75225

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that ESGEN Acquisition Corporation (“Client” or the “Company” or “ESGEN”) intends to enter into a business combination transaction or series of transactions (the “Transaction”) with Sunergy Renewables LLC (“Sunergy” or “Target”), whereby all of the outstanding shares of capital stock, options, warrants and other equity interest of Target are exchanged for a total consideration determined by the Company and Target, which such consideration is expected to consist of shares, options warrants or other direct or indirect equity interests of the combined company resulting from the Transaction (the “Combined Company”) representing a number of Class A ordinary shares of the Combined Company equal to the quotient obtained by dividing: (i) $410 million; by (b) $10.00.

Pursuant to an engagement letter dated March 11, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date of this Opinion, the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, ESGEN, LLC.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•

Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance and financial projections of the Target, and the future outlook for the Target;

•	Review of information provided by Client and Target including, but not limited to the:

•	Unaudited annual financial statements for Sunergy for the fiscal year ended December 31, 2022;

•	Non-binding executed term sheet, dated March 7, 2023;

•	Draft Business Combination Agreement for the Transaction, dated April 11, 2023;

•	Document outlining the corporate structure of Sunergy Renewables, LLC;

•	Spreadsheet outlining historical sales KPIs through Q2, 2022;

•	Project Sunrise Management Presentation, dated January 20, 2023;

•	Preliminary income statement for the three-month period ended March 31, 2023;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600  Fax: 312.277.7599

www.houlihan.com

Fairness Opinion – Confidential

Board of Directors of ESEGN Acquisition Corporation

April 26, 2023

•	Sources and uses table for the Transaction; and

•	Cap table pro forma for the Transaction;

•

Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for the Target using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of Client’s equity holders, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its security holders with respect to the adoption of the Transaction or how any security holder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been considered herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

Fairness Opinion – Confidential

Board of Directors of ESEGN Acquisition Corporation

April 26, 2023

In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, ESGEN, LLC. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its security holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its security holders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction.

Fairness Opinion – Confidential

Board of Directors of ESEGN Acquisition Corporation

April 26, 2023

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated March 11, 2023, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, ESGEN, LLC.

Respectfully submitted,

/s/ Houlihan Capital Advisors, LLC

Houlihan Capital, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect, as determined by a court of competent jurisdiction.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of April 19, 2023, by and among ESGEN, Sunergy, the Sellers, OpCo, the Sponsor and Timothy Bridgewater (included as Annex A-1 to the proxy statement/prospectus).

2.2	First Amendment to the Business Combination Agreement, dated January 24, 2024, by and among ESGEN and Sunergy (included as Annex A-2 to the proxy statement/prospectus).

2.3*†	Contribution Agreement, dated as of October 1, 2021, by and among Anton Hruby, Gianluca Guy, JKae Holdings, LLC, Clarke Capital, LLC, White Horse Energy, LC and Sunergy Renewables, LLC.

3.1*	Amended and Restated Memorandum and Articles of Association of ESGEN (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 25, 2021).

3.2*	Amendment to the Amended and Restated Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 20, 2023).

3.3	Form of Certificate of Incorporation of New PubCo, to become effective upon Domestication (included as Annex B to the proxy statement/prospectus).

3.4	Form of Bylaws of New PubCo, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on September 28, 2021).

4.2*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on September 28, 2021).

Exhibit Number	Description

4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on September 28, 2021).

4.4*	Warrant Agreement between Continental Stock Transfer & Trust Company and ESGEN, dated October 22, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on October 25, 2021).

5.1*	Opinion of Kirkland & Ellis LLP.

8.1*	Tax Opinion of Kirkland & Ellis LLP.

10.1	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).

10.2	Form of OpCo A&R LLC Agreement (included as Annex E to the proxy statement/prospectus).

10.3	Sponsor Subscription Agreement, dated as of April 19, 2023, which was subsequently amended and restated on January 24, 2024, by and between ESGEN and the Sponsor (included as Annex F to the proxy statement/prospectus).

10.4	Form of Tax Receivable Agreement (included as Annex G to the proxy statement/prospectus).

10.5	Form of Lock-Up Agreement (included as Annex H to the proxy statement/prospectus).

10.6	Form of 2024 Omnibus Incentive Equity Plan of New PubCo (included as Annex I to the proxy statement/prospectus).

10.7*	Sponsor Letter Agreement, dated as of October 22, 2021, by and among ESGEN, the Sponsor, the Westwood Client Accounts and each of the officers and directors of ESGEN (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed by the Registrant on October 25, 2021).

10.8	Amendment to the Letter Agreement, dated as of April 19, 2023, by and among ESGEN, the Sponsor and the Westwood Client Accounts and each of the officers and directors of ESGEN party thereto (included as Annex J-1 to the proxy statement/prospectus).

10.9	Amendment No. 2 to the Letter Agreement, dated as of January 24, 2024, by and among ESGEN, the Sponsor and the Westwood Client Accounts and each of the officers and directors of ESGEN party thereto (included as Annex J-2 to the proxy statement/prospectus).

10.10*	Form of New PubCo Indemnification Agreement.

10.11*	Promissory Note in favor of ESGEN LLC, dated January 24, 2024.

10.12*	Form of Employment Agreement by and between OpCo and Timothy Bridgewater

10.13*	Form of Employment Agreement by and between OpCo and Kalen Larsen

10.14*	Form of Employment Agreement by and between OpCo and Gianluca Guy

10.15*	Form of Employment Agreement by and between OpCo and Anton Hruby

21.1*	List of subsidiaries of ESGEN.

21.2*	List of subsidiaries of Sunergy.

23.1	Consent of BDO USA, P.C., independent registered accounting firm for ESGEN.

23.2	Consent of Grant Thornton LLP, independent registered accounting firm for Sunergy Renewables, LLC.

23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

23.4*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Form of Proxy Card for Special Meeting.

Exhibit Number	Description

99.2*	Consent of Timothy Bridgewater as designee to New PubCo board of directors.

99.3*	Consent of Gianluca Guy as designee to New PubCo board of directors.

99.4*	Consent of James P. Benson as designee to New PubCo board of directors.

99.5*	Consent of Neil Bush as designee to New PubCo board of directors.

99.6*	Consent of Mark M. Jacobs as designee to New PubCo board of directors.

99.7*	Consent of Dr. Abigail M. Allen as designee to New PubCo board of directors.

99.9*	Consent of Houlihan Capital, LLC.

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

107*	Filing fee table.

*	Previously filed.
†

Certain schedules (or similar attachments) to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(vii)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(viii)

That, every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ix)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(x)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of February, 2024.

ESGEN ACQUISITION CORPORATION

By:	/s/ Andrea Bernatova
Name:	Andrea Bernatova
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

NAME	POSITION	DATE

/s/ Andrea Bernatova Andrea Bernatova	Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2024

/s/ Nader Daylami Nader Daylami	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 7, 2024

* James P. Benson	Chairman	February 7, 2024

* Michael C. Mayon	Director	February 7, 2024

* Sanjay Bishnoi	Director	February 7, 2024

* Larry Helm	Director	February 7, 2024

* Mark Jacobs	Director	February 7, 2024

* By:	/s/ Nader Daylami
Nader Daylami
Attorney-in-Fact